UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2
AMERITRADE HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: TD Waterhouse Group, Inc. common stock, par value $0.01

(2)	Aggregate number of securities to which transaction applies: 352,944,959 shares of common stock of TD Waterhouse Group, Inc.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $1,400,151,000, calculated pursuant to Rule 0-11(c)(1)(i) and (a)(4) of the Securities Exchange Act of 1934, as amended, which represents the book value of TD Waterhouse Group, Inc. (the securities of which will be received by Ameritrade Holding Corporation in the transaction) after giving effect to the Reorganization described in the proxy statement.

(4)	Proposed maximum aggregate value of transaction: $1,400,151,000, calculated pursuant to Rule 0-11(c)(1)(i) and (a)(4) of the Securities Exchange Act of 1934, as amended.

(5)	Total fee paid: $164,798

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

                    , 2005
To the Stockholders of Ameritrade Holding Corporation:
         On behalf of the board of directors, we are pleased to deliver to you our proxy statement concerning the acquisition by Ameritrade of the U.S. retail securities brokerage business of TD Waterhouse Group, Inc., or TD Waterhouse, from The Toronto-Dominion Bank, or TD. We believe the combination will give Ameritrade the scale, breadth and financial strength to further enhance its position as a leader in the securities brokerage industry.
         In the transaction:

•	We will acquire the U.S. retail securities brokerage business of TD Waterhouse from TD in exchange for the issuance of 196,300,000 shares of Ameritrade common stock, which will represent approximately 32.7% of our post-transaction outstanding voting securities, and $20,000 in cash.

•	We will change our name to “TD Ameritrade Holding Corporation.”

•	We will pay a special cash dividend of $6.00 per share to Ameritrade stockholders, subject to Ameritrade obtaining adequate financing, and we will adjust outstanding equity awards granted to our directors and employees to preserve the pre-dividend economic value of the awards. The special dividend is a condition to the completion of the transaction and we will pay it only if the transaction is completed. Ameritrade’s board of directors will declare the special dividend prior to the completion of the transaction and the record date for the special dividend will occur prior to the completion of the transaction and the issuance of Ameritrade common stock to TD.

•	We will sell our Canadian brokerage business, Ameritrade Canada, Inc., to TD for $60 million in cash.

•	Following the completion of the acquisition of TD Waterhouse, TD will commence a tender offer, at a price of not less than $16 per share (on an ex-dividend basis), to increase its beneficial ownership of TD Ameritrade voting securities to 39.9%. J. Joe Ricketts may elect to participate as a co-bidder in the tender offer to increase his beneficial ownership to up to 29%. Mr. Ricketts has informed Ameritrade that he does not intend to participate as a co-bidder in the tender offer.

•	We have entered into a new stockholders agreement with TD and J. Joe Ricketts, our Chairman and Founder, and certain stockholders of Ameritrade affiliated with Mr. Ricketts, which contains various provisions relating to the governance of TD Ameritrade following the completion of the transaction, including board composition, stock ownership, transfers by TD and Mr. Ricketts and his affiliates, voting and other matters, and we will amend our certificate of incorporation and bylaws to reflect the provisions of the stockholders agreement.
         Our board of directors has unanimously approved the transaction after careful deliberation. We will hold a special meeting of stockholders at                   at          , on                   , 2005, to obtain the approval of Ameritrade stockholders of (1) the issuance of the shares of Ameritrade common stock, (2) the amendment and restatement of our certificate of incorporation, (3) the amendment and restatement of two of our stock plans to reserve additional shares of Ameritrade common stock for future issuance (which, due to a corresponding decrease in the number of shares reserved for issuance under Ameritrade’s 1998 Stock Option Plan, will result in no net additional shares being reserved for issuance), and (4) the adjournment of the special meeting if necessary to permit further solicitation of proxies.
         We encourage you to carefully review this proxy statement, which contains important information concerning Ameritrade, TD and TD Waterhouse, the proposed transaction and the proposals to be voted upon by stockholders at the special meeting. In addition, the section entitled “Risk Factors” beginning on page 33 contains a description of risks that you should consider in evaluating the proposals relating to the transaction.
         Our board of directors unanimously recommends that you vote “FOR” each of the proposals described in this proxy statement. We cannot complete the proposed acquisition of TD Waterhouse unless each of the proposals for the issuance of Ameritrade common stock to TD and the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals, is approved. Accordingly, a vote against the proposal relating to the issuance of Ameritrade common stock to TD or the proposal relating to the amendment and restatement of our certificate of incorporation or any of the related sub-proposals will have the same effect as a vote against the transaction. The approval of the amendment and restatement of our stock plans is not required to complete the transaction.
         In connection with this transaction, J. Joe Ricketts and certain of his affiliates, entities affiliated with TA Associates and entities affiliated with Silver Lake Partners, which collectively own approximately 34% of the outstanding shares of Ameritrade common stock as of September 30, 2005, have agreed to vote their shares in favor of the issuance of Ameritrade common stock to TD and the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals.
         Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card or by completing, dating and returning your proxy card in the enclosed envelope. Returning the proxy card or otherwise submitting your proxy does not deprive you of your right to attend the special meeting and vote in person.
         We are very excited about this transaction and believe it will accelerate Ameritrade’s long-term strategy and growth. Thank you for your support.

Sincerely,

Joseph H. Moglia
Chief Executive Officer
Ameritrade Holding Corporation
         Neither the Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved of the proposed issuance of shares of Ameritrade common stock in connection with the acquisition or determined whether this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.
         This proxy statement is dated                   , 2005 and is first being mailed to Ameritrade stockholders on or about                   , 2005.

REFERENCE TO ADDITIONAL INFORMATION
      This proxy statement incorporates by reference important business and financial information about Ameritrade from documents that are not included in or delivered with this proxy statement. You may obtain documents that are incorporated by reference in this proxy statement without charge by requesting them in writing or by telephone from Ameritrade at:
Ameritrade Holding Corporation
4211 South 102nd Street
Omaha, Nebraska 68127
Telephone: 1-800-237-8692
Attention: Investor Relations
      Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference in the documents or this proxy statement.
      In order to receive timely delivery of requested documents in advance of the special meeting, you should make your request by no later than                     , 2005.
      For a more detailed description of the information incorporated in this proxy statement by reference and how you may obtain it, see “Where You Can Find More Information” beginning on page 219.

AMERITRADE HOLDING CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                         , 2005

To Our Stockholders:
      A special meeting of stockholders of Ameritrade Holding Corporation will be held at                     , local time, on                     , 2005 at                     , to consider and vote upon the proposals listed below and any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Proposal No. 1:	A proposal to approve the issuance of 196,300,000 shares of Ameritrade common stock (subject to adjustment for any stock dividends, stock splits or reclassifications) to The Toronto- Dominion Bank, or TD, and/or one or more of TD’s affiliates, in accordance with the agreement of sale and purchase by and between TD and Ameritrade, which provides for the acquisition by Ameritrade of all of the capital stock of TD Waterhouse Group, Inc., or TD Waterhouse, a wholly owned subsidiary of TD.

Proposal No. 2:	A proposal to approve the amendment and restatement of the certificate of incorporation of Ameritrade, which will be renamed TD Ameritrade Holding Corporation in connection with the transaction, in the form attached as Appendix C to this proxy statement, with the following sub-proposals:

• 2A — a proposal to approve provisions restricting the authority of TD Ameritrade to implement anti-takeover measures that would potentially conflict with the terms of the stockholders agreement entered into in connection with the proposed acquisition of TD Waterhouse;

• 2B — a proposal to approve the increase of the authorized number of shares of common stock, $0.01 par value per share, of TD Ameritrade from 650,000,000 to 1,000,000,000;

• 2C — a proposal to approve a provision which prohibits action by written consent of stockholders of TD Ameritrade;

• 2D — a proposal to approve a provision increasing the size of the board of directors from nine members to twelve members for so long as the corporate governance provisions of the stockholders agreement entered into in connection with the proposed acquisition of TD Waterhouse remain in effect, and thereafter to allow the size of the board of directors to be determined by the board of directors;

• 2E — a proposal to approve a provision setting forth procedures for the nomination or appointment of outside independent directors to the TD Ameritrade board of directors and the maintenance of an outside independent directors committee and a non-TD directors committee; and

• 2F — a proposal to approve a provision which allocates corporate opportunities between TD Ameritrade and TD and which otherwise modifies the existing corporate opportunities provision of the certificate of incorporation.

Proposal No. 3:	A proposal to approve an amendment and restatement of the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan to reserve an additional 19,000,000 shares of Ameritrade common stock for future issuance under the 1996 Long-Term Incentive Plan. Subject to the approval of Proposal No. 3 and Proposal No. 4 (below) by Ameritrade’s stockholders, the board of directors of Ameritrade has approved a decrease in the number of shares reserved under Ameritrade’s 1998 Stock Option Plan by 20,000,000 shares. The share reserve increase under Proposal No. 3 and Proposal

No. 4 and the corresponding reduction in the 1998 Stock Option Plan share reserve will therefore result in no net additional shares being reserved for issuance.

Proposal No. 4:	A proposal to approve an amendment and restatement of the Ameritrade Holding Corporation 1996 Directors Incentive Plan to reserve an additional 1,000,000 shares of Ameritrade common stock for future issuance under the 1996 Directors Incentive Plan.

Proposal No. 5:	A proposal to adjourn the special meeting of stockholders to a later date or dates if necessary to permit further solicitation of proxies on all matters if there are not sufficient votes at the time of the special meeting to approve Proposal No. 1 relating to the issuance of Ameritrade common stock to TD or Proposal No. 2 relating to the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals.

      The close of business on                     , 2005 has been fixed as the record date for determining those Ameritrade stockholders entitled to vote at the special meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.
      If Ameritrade stockholders wish to approve the acquisition of TD Waterhouse, they must approve Proposal No. 1 relating to the issuance of Ameritrade common stock to TD and Proposal No. 2 relating to the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals included in Proposal No. 2.
      The Ameritrade board of directors recommends that you vote in favor of each of the above proposals (including each of the related sub-proposals under Proposal No. 2). Each member of our board of directors has advised us that he intends to vote all of the shares of Ameritrade common stock held, directly or indirectly, by him in favor of each of the above proposals and sub-proposals.
      Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the accompanying proxy card, or by completing, dating and returning your proxy card in the enclosed envelope. A failure to submit a proxy by telephone, via the Internet or by mail or to vote in person at the special meeting will have the same effect as a vote against the acquisition of TD Waterhouse.

By order of our board of directors,

Corporate Secretary
Omaha, Nebraska
                    , 2005

Page

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS	3
Questions and Answers about the Special Meeting and Related Matters	3
Questions and Answers about the Special Dividend	6
Questions and Answers about the Tender Offer	9
SUMMARY	11
The Transaction	11
Adoption of the Proposed Amendments to Ameritrade Stock Plans	12
Material U.S. Federal Income Tax Consequences of the Acquisition of TD Waterhouse to Holders of Ameritrade Common Stock	13
Ameritrade’s Financial Advisor has Delivered an Opinion that, as of June 22, 2005, the Consideration to be Paid by Ameritrade in the Acquisition of TD Waterhouse was Fair, from a Financial Point of View, to Ameritrade	13
Ameritrade Executive Officers and Directors have Financial and Other Interests in the Transaction that may be Different from or in Addition to Your Interests	14
The Companies	15
Board of Directors and Executive Management of TD Ameritrade Following the Acquisition of TD Waterhouse	16
The Special Meeting of Ameritrade Stockholders	17
The Share Purchase Agreement	18
The Voting Agreement	22
The Stockholders Agreement	22
Regulatory Approvals Required for the Acquisition of TD Waterhouse	24
Adjustment of Equity Awards	25
Accounting Treatment of the Acquisition of TD Waterhouse	25
Comparative Historical and Pro Forma Per Share Data	26
Per Share Market Price Data	27
Summary Selected Historical Consolidated Financial Data of TD Waterhouse	28
Summary Selected Historical Consolidated Financial Data of Ameritrade	30
Selected Unaudited Pro Forma Combined Condensed Financial Data of TD Ameritrade	32
RISK FACTORS	33
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	38
THE SPECIAL MEETING	39
Date, Time and Place	39
Matters to be Considered	39
Record Date; Shares Outstanding and Entitled to Vote	40
How to Vote Your Shares	40
How to Change Your Vote	40
Counting Your Vote	41
Broker “Non-Votes”	41
Quorum and Required Votes	42
Solicitation of Proxies	43
Recommendation of the Board of Directors	43

Page

THE TRANSACTION	44
Background of the Transaction	44
Ameritrade’s Reasons for the Transaction	52
Opinion of Ameritrade’s Financial Advisor	55
Interests of Ameritrade’s Executive Officers and Directors in the Transaction	65
Directors and Management of TD Ameritrade Following the Acquisition of TD Waterhouse	66
Certain Material U.S. Federal Income Tax Consequences	69
Anticipated Accounting Treatment	71
Regulatory Matters Related to the Acquisition of TD Waterhouse	71
No Appraisal Rights	72
Litigation Relating to the Transaction	72
Treatment of TD Equity Awards Held by TD Waterhouse Employees	72
THE SPECIAL DIVIDEND	73
PROPOSAL NO. 1: THE ISSUANCE OF SHARES UNDER THE SHARE PURCHASE AGREEMENT	75
THE SHARE PURCHASE AGREEMENT	76
Consideration to be Paid in the Transaction	76
Closing Date Capital Adjustment	76
Closing	78
Representations and Warranties	78
Covenants and Agreements	81
Conditions to the Acquisition of TD Waterhouse	93
Termination	94
Effect of Termination	95
Indemnification	96
Amendments, Extension and Waivers	97
CERTAIN AGREEMENTS RELATED TO THE ACQUISITION OF TD WATERHOUSE	98
Voting Agreement	98
Stockholders Agreement	99
Amended and Restated Registration Rights Agreement	105
Ameritrade Canada Purchase Agreement	106
Trademark License Agreement	107
Money Market Deposit Account Agreement	108
Services Agreement	109
Post-Transaction Bylaws of TD Ameritrade	109
PROPOSAL NO. 2, INCLUDING SUB-PROPOSAL NOS. 2A-2F — THE POST TRANSACTION CERTIFICATE OF INCORPORATION	111
Sub-Proposal No. 2A: Proposal to approve provisions restricting the authority of TD Ameritrade to implement anti-takeover measures that would potentially conflict with the terms of the stockholders agreement	111
Sub-Proposal No. 2B: Proposal to approve the increase of the authorized shares of common stock, $0.01 par value per share, of TD Ameritrade from 650,000,000 to 1,000,000,000	111
Sub-Proposal No. 2C: Proposal to approve a provision which prohibits action by written consent of stockholders of TD Ameritrade	112

ii

Page

Sub-Proposal No. 2D: Proposal to approve a provision increasing the size of the board of directors from nine members to twelve members during certain periods specified in the stockholders agreement	112
Sub-Proposal No. 2E: Proposal to approve a provision setting forth procedures for the nomination or appointment of outside independent directors to the TD Ameritrade board of directors and the maintenance of an outside independent directors committee and a non-TD directors committee	113
Sub-Proposal No. 2F: Proposal to approve a provision which allocates corporate opportunities between TD Ameritrade and TD	114
Vote Required and Board of Directors Recommendation	115
Additional Changes to the Certificate of Incorporation	115
PROPOSAL NO. 3: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 1996 LONG-TERM INCENTIVE PLAN	117
Summary of the 1996 Plan	117
Summary of U.S. Federal Income Tax Consequences	120
Historical Plan Benefits	122
Required Vote and Board of Directors Recommendation	122
PROPOSAL NO. 4: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 1996 DIRECTORS INCENTIVE PLAN	123
Summary of the Director Plan	123
Summary of U.S. Federal Income Tax Consequences	126
Historical Plan Benefits	128
Required Vote and Board of Directors Recommendation	128
PROPOSAL NO. 5: ADJOURNMENT OF THE SPECIAL MEETING	129
TD WATERHOUSE BUSINESS DESCRIPTION	130
INDEX TO TD WATERHOUSE CONSOLIDATED FINANCIAL STATEMENTS	132
TD WATERHOUSE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	175
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF TD AMERITRADE	200
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF AMERITRADE	215
FUTURE AMERITRADE STOCKHOLDER PROPOSALS	218
WHERE YOU CAN FIND MORE INFORMATION	219

APPENDICES
Appendix A-1 — Agreement of Sale and Purchase
Appendix A-2 — Amendment No. 1 to Agreement of Sale and Purchase
Appendix B — Opinion of Citigroup Global Markets Inc.
Appendix C — Form of Amended and Restated Certificate of Incorporation
Appendix D — Form of Amended and Restated Bylaws
Appendix E — Voting Agreement
Appendix F — Stockholders Agreement
Appendix G — Form of Amended and Restated 1996 Long-Term Incentive Plan
Appendix H — Form of Amended and Restated 1996 Directors Incentive Plan

iii

SUMMARY TERM SHEET
      The following is a summary of the proposed transaction between Ameritrade Holding Corporation, or Ameritrade, and The Toronto-Dominion Bank, or TD, in which Ameritrade proposes to acquire the U.S. retail securities brokerage business of TD Waterhouse Group, Inc., or TD Waterhouse. Ameritrade is seeking stockholder approval of the issuance of Ameritrade common stock to TD in the transaction, as well as amendments to its certificate of incorporation to facilitate the transaction and amendments to two of Ameritrade’s equity compensation plans.
      This term sheet is a summary and does not contain all of the information that may be important to you. You should carefully read this entire document, including the appendices and the other documents to which this document refers you, for a more complete understanding of the matters being considered at the special meeting. See “Where You Can Find More Information” beginning on page 219.
      On June 22, 2005, Ameritrade entered into a definitive agreement of sale and purchase to acquire all of the capital stock of TD Waterhouse from TD. On October 28, 2005, Ameritrade and TD entered into amendment to such agreement. In this proxy statement, we refer to the agreement of sale and purchase, as amended, as the share purchase agreement. In connection with the acquisition of all of the capital stock of TD Waterhouse:

•	Ameritrade will issue 196,300,000 shares of Ameritrade common stock to TD, and/or one or more of TD’s affiliates, in accordance with the terms of the share purchase agreement and pay $20,000 in cash in exchange for the outstanding capital stock of TD Waterhouse. See “The Share Purchase Agreement — Consideration to be Paid in the Transaction” beginning on page 76 for a more detailed discussion.

•	Ameritrade will change its name to “TD Ameritrade Holding Corporation.”

•	Ameritrade will pay a special cash dividend of $6.00 per share to its stockholders, subject to Ameritrade obtaining adequate financing, and Ameritrade will adjust its outstanding equity awards to preserve the pre-dividend economic value of the awards. The special dividend is a condition to the completion of the transaction and Ameritrade will pay it only if the transaction is completed. Ameritrade’s board of directors will declare the special dividend prior to the completion of the transaction and the record date for the special dividend will occur prior to the completion of the transaction and the issuance of Ameritrade common stock to TD. See “The Special Dividend” beginning on page 73 for a more detailed discussion.

•	Ameritrade will sell its Canadian brokerage business, Ameritrade Canada, Inc., to TD for $60 million in cash, subject to specified adjustments. See “Certain Agreements Related to the Acquisition of TD Waterhouse — Ameritrade Canada Purchase Agreement” beginning on page 106 for a more detailed discussion.

•	Prior to the completion of the transaction, TD Waterhouse will complete (1) the distribution to TD of any excess capital of TD Waterhouse above a specified minimum capital level (which includes a cash amount equal to $1.00 per share of Ameritrade common stock to be retained by TD Waterhouse to fund a portion of the special dividend) and (2) the transfer of all of its non-U.S. and non-brokerage businesses to TD, so that at the time of completion of the acquisition of TD Waterhouse, TD Waterhouse will retain only its U.S. retail securities brokerage business. See “The Share Purchase Agreement — Covenants and Agreements — Reorganization” beginning on page 81 for a more detailed discussion.

•	Ameritrade has entered into a new stockholders agreement with TD and Ameritrade’s Chairman and Founder J. Joe Ricketts, his wife and certain trusts for the benefit of their family, collectively referred to in this proxy statement as the Ricketts holders, which contains various provisions relating to the governance of TD Ameritrade following the completion of the transaction, including board composition, stock ownership, transfers by TD and the Ricketts holders, voting and other matters, and Ameritrade is proposing to make changes to its certificate of incorporation and bylaws to give effect to and facilitate the provisions of the stockholders agreement. Under the stockholder agreement:

•	the TD Ameritrade Board will be composed of three outside independent directors, the Chief Executive Officer of TD Ameritrade, and subject to maintenance of ownership thresholds, three directors designated by Ricketts holders and five directors designated by TD.

•	TD Ameritrade Board committees will generally be composed of two directors designated by TD, two directors designated by the Ricketts holders and one outside independent director, subject to applicable legal requirements.

•	TD cannot own more than 39.9% of TD Ameritrade for three years after the completion of the transaction or more than 45% after that time, unless TD offers to purchase 100% of the outstanding stock of TD Ameritrade with approval of the outside independent directors and holders of a majority of the outstanding shares of TD Ameritrade common stock not affiliated with TD.

•	J. Joe Ricketts and the other Ricketts holders cannot own more than 29% of TD Ameritrade.

•	TD and the Ricketts holders will have rights to purchase securities in future TD Ameritrade issuances to maintain their ownership percentages.

•	TD and the Ricketts holders are generally restricted from transferring shares to any 5% stockholder of TD Ameritrade.

      See “Certain Agreements Related to the Acquisition of TD Waterhouse — Stockholders Agreement” beginning on page 99 for a more detailed discussion.
      Following the completion of the acquisition of TD Waterhouse:

•	TD will initially beneficially own approximately 32.7% of the outstanding voting securities of TD Ameritrade. See “The Share Purchase Agreement — Consideration to be Paid in the Transaction” beginning on page 76 for a more detailed discussion.

•	TD will commence a tender offer, at a price of not less than $16 per share (on an ex-dividend basis), to increase its beneficial ownership of TD Ameritrade voting securities to 39.9%. J. Joe Ricketts has the right to participate as a co-bidder in the tender offer to increase his beneficial ownership of TD Ameritrade voting securities to up to 29%, but has informed the Company that he does not intend to do so. See “Certain Agreements Related to the Acquisition of TD Waterhouse — Stockholders Agreement — Tender Offer and Share Ownership” beginning on page 97 for a more detailed discussion.

•	Subject to specified exceptions, none of TD, J. Joe Ricketts, so long as he is serving as a director of TD Ameritrade, or any of their respective affiliates may participate in or own any portion of a business engaged in the business of providing securities brokerage services in the U.S. (or, solely in the case of Mr. Ricketts and his affiliates, in Canada) to retail traders, individual investors and registered investment advisors. See “Certain Agreements Related to the Acquisition of TD Waterhouse — Stockholders Agreement — Non-Competition Covenants” beginning on page 99 for a more detailed discussion.

•	TD Ameritrade will be prohibited from participating in or owning any portion of a business that competes with TD in the securities brokerage industry in Canada, and from owning a bank or similar financial institution. See “Certain Agreements Related to the Acquisition of TD Waterhouse — Stockholders Agreement — Non-Competition Covenants” beginning on page 99 for a more detailed discussion.

•	TD Ameritrade expects to incur approximately $55 million to $65 million of nonrecurring pre-tax charges (approximately $34 million to $39 million net of income tax) resulting directly from the acquisition, which will be included in income within 12 months following the closing. These charges including rebranding costs, client communications, Ameritrade contract termination costs and Ameritrade employee involuntary termination costs. See “Unaudited Pro Forma Combined Condensed Financial Statements of TD Ameritrade” beginning on page 200 for a more detailed discussion.

QUESTIONS AND ANSWERS
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND RELATED MATTERS

Q1:	What is the transaction?

A1:	Please refer to the summary term sheet at the beginning of this proxy statement.

Q2:	What am I being asked to vote on?

A2:	You are being asked to vote to approve the issuance of 196,300,000 shares of Ameritrade common stock under the share purchase agreement between Ameritrade and TD.

You are also being asked to vote to approve the amendment and restatement of our certificate of incorporation, including each of the amendments to the certificate of incorporation listed below:

•	provisions restricting the authority of TD Ameritrade to implement anti-takeover measures that would potentially conflict with the terms of the stockholders agreement entered into in connection with the acquisition of TD Waterhouse;

•	an increase in the authorized number of shares of common stock, $0.01 par value per share, of TD Ameritrade from 650,000,000 to 1,000,000,000;

•	a provision which prohibits action by written consent of stockholders of TD Ameritrade;

•	an increase in the size of our board of directors from nine members to twelve members for so long as the corporate governance provisions of the stockholders agreement entered into in connection with the proposed acquisition of TD Waterhouse remain in effect, and thereafter allowing the size of our board of directors to be determined by the board of directors;

•	a provision setting forth procedures for the nomination or appointment of outside independent directors to the TD Ameritrade board of directors and the maintenance of an outside independent directors committee and a non-TD directors committee; and

•	a provision which allocates corporate opportunities between TD Ameritrade and TD and which otherwise modifies the existing corporate opportunities provision of the certificate of incorporation.

We are also asking you to approve the amendment and restatement of our 1996 Long-Term Incentive Plan and our 1996 Directors Incentive Plan to reserve an additional 20,000,000 shares of Ameritrade common stock for future issuance under these plans. Subject to the approval of the proposed share reserve increase by our stockholders, the board of directors of Ameritrade has approved a corresponding reduction of 20,000,000 shares in the share reserve under Ameritrade’s 1998 Stock Option Plan. The share reserve increase under our 1996 Long-Term Incentive Plan and our 1996 Directors Incentive Plan and the corresponding reduction in the 1998 Stock Option Plan share reserve will therefore result in no net additional shares being reserved for issuance.

Finally, you are being asked to vote on a proposal to adjourn the special meeting of stockholders to a later date or dates if necessary to permit further solicitation of proxies on all proposals if there are not sufficient votes at the time of the special meeting to approve the issuance of Ameritrade common stock to TD or the amendment and restatement of our certificate of incorporation, including each related sub-proposal.

Q3:	Why is Ameritrade seeking stockholder approval of the amendment and restatement of its 1996 Long-Term Incentive Plan and its 1996 Directors Incentive Plan?

A3:	The board of directors of Ameritrade has determined, contingent upon stockholder approval, to increase the share reserve under Ameritrade’s 1996 Long-Term Incentive Plan by 19,000,000 shares and to increase the share reserve under Ameritrade’s 1996 Directors Incentive Plan by 1,000,000 shares. This will help ensure that Ameritrade (1) has a reasonable number of shares available to grant incentive awards under the 1996 Long-Term Incentive Plan and the

1996 Directors Incentive Plan and (2) has the most flexibility with respect to the types of incentive awards which may be granted. Subject to the approval of the proposed share reserve increase by Ameritrade’s stockholders, the board of directors of Ameritrade has also approved a corresponding reduction of 20,000,000 shares in the share reserve under Ameritrade’s 1998 Stock Option Plan.

As a result of these changes, the share reserve increase of 19,000,000 shares under the 1996 Long-Term Incentive Plan and the share reserve increase of 1,000,000 shares under the 1996 Directors Incentive Plan will consist entirely of shares previously authorized for issuance under the 1998 Stock Option Plan. The share increase under the 1996 Long-Term Incentive Plan and the 1996 Directors Incentive Plan and the corresponding reduction in the 1998 Stock Option Plan share reserve will therefore result in no net additional shares being reserved for issuance under Ameritrade stock plans.

Q4:	What vote of Ameritrade stockholders is required in connection with each of the proposals?

A4:	A quorum, consisting of the holders of a majority of the issued and outstanding shares of Ameritrade common stock as of the record date of the special meeting, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum.

The affirmative vote of the holders of a majority of the shares of Ameritrade common stock present in person or represented by proxy and voting on the matter is required to approve the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement.

The affirmative vote of the holders of a majority of the outstanding shares of Ameritrade common stock entitled to vote at the special meeting is required to approve our amended and restated certificate of incorporation, including each of the related sub-proposals described in Q&A 2 above.

The affirmative vote of the holders of a majority of the shares of Ameritrade common stock present in person or represented by proxy and voting on the matter is required to approve each of the proposals related to the amended and restated stock plans and the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the issuance of Ameritrade common stock in accordance with the terms of the share purchase agreement or the amendment and restatement of our certificate of incorporation, including each related sub-proposal.

The completion of the acquisition of TD Waterhouse is conditioned upon the approval of the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement and the amendment and restatement of our certificate of incorporation (including each of the related sub-proposals). As a result, a vote against the proposal relating to the issuance of Ameritrade common stock to TD or the proposal relating to the amendment and restatement of our certificate of incorporation (or any of the related sub-proposals) will effectively be a vote against the acquisition of TD Waterhouse. The completion of the acquisition of TD Waterhouse is not conditioned upon the approval of the proposals relating to the amendment and restatement of our stock plans.

In connection with the acquisition of TD Waterhouse, the Ricketts holders, certain entities affiliated with TA Associates, or the TA holders, and certain entities affiliated with Silver Lake Partners, or the SLP holders, have agreed to vote their shares in favor of the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement and the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals. As of September 30, 2005, the Ricketts holders, the TA holders and the SLP holders collectively owned approximately 34% of the outstanding shares of Ameritrade common stock.

Q5:	Do I need to send in my stock certificates if the transaction is completed?

A5:	No. You will not be required to exchange your certificates representing shares of Ameritrade common stock in connection with this transaction.

Q6:	What happens if I do not vote?

A6:	The proposal to approve the amendment and restatement of our certificate of incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Ameritrade common stock. Because of this vote requirement and because the approval of this proposal is required to complete the acquisition of TD Waterhouse, failure to vote on the proposal to approve our amended and restated certificate of incorporation, including any of the related sub-proposals, is effectively a vote against the proposal and therefore a vote against the acquisition of TD Waterhouse.

The failure to vote on the proposals to approve the issuance of Ameritrade common stock to TD, the amendment and restatement of our 1996 Long-Term Incentive Plan and 1996 Directors Incentive Plan, and the adjournment of the special meeting if necessary to permit further solicitation of proxies will have no effect on the outcome of those proposals so long as there is a quorum present at the special meeting. However, the failure to vote on these proposals, by failing to either submit a proxy or attend the special meeting, may make it more difficult to establish a quorum at the special meeting.

Q7:	What do I need to do now?

A7:	After carefully reading and considering the information contained in this proxy statement, please submit your proxy by telephone or via the Internet in accordance with the instructions set forth in the enclosed proxy card, or fill out, sign and date the proxy card, and then mail your signed proxy card in the enclosed prepaid envelope as soon as possible so that your shares may be voted at the special meeting. See “The Special Meeting — How to Vote Your Shares” beginning on page 40.

Q8:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A8:	You should instruct your broker to vote your shares. If you do not instruct your broker, your broker will not have the authority to vote your shares for the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement, the amendment and restatement of our certificate of incorporation, including any of the related sub-proposals, the amendment and restatement of the 1996 Long-Term Incentive Plan and the 1996 Directors Incentive Plan.

Because of the vote requirements discussed in Q&A 4 and Q&A 6 above, broker “non-votes,” where the broker does not vote for or against a proposal, will have the same effect as votes cast against the proposal to approve the amendment and restatement of our certificate of incorporation (including the related sub-proposals) and, therefore, will have the same effect as votes against the acquisition of TD Waterhouse. However, broker “non-votes” will have no effect on the approval of the other proposals discussed in Q&A 4 and Q&A 6 above.

Please check with your broker and follow the voting procedures your broker provides. Your broker will advise you whether you may submit voting instructions by telephone or via the Internet. See “The Special Meeting — Broker ‘Non-Votes”’ and “The Special Meeting— Quorum and Required Votes” beginning on pages 41 and 42, respectively.

Q9:	May I change my vote after I have submitted a proxy by telephone or via the Internet or mailed my signed proxy card?

A9:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in several ways. You can send a written notice stating that you want to revoke your proxy, or you can complete and submit a new proxy card. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to the Corporate Secretary of Ameritrade (Ameritrade Holding Corporation, Attention: Corporate Secretary, 4211 S. 102nd Street, Omaha, NE 68127).

You can also change your vote by submitting a proxy at a later date by telephone or via the Internet, in which case your later-submitted proxy will be recorded and your earlier proxy revoked.

You can also attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting.

If you have instructed a broker to vote your shares, the preceding instructions do not apply, and you must follow the voting procedures received from your broker to change your vote.

Q10:	If I want to attend the special meeting, what do I do?

A10:	You should come to , at local time, on , 2005. Stockholders of record as of the record date for the special meeting ( , 2005) can vote in person at the special meeting. If your shares are held in street name, then you are not the stockholder of record and you must ask your broker, bank or other nominee holder how you can vote at the special meeting.

Q11:	Who can help answer my additional questions about this transaction?

A11:	If you have questions about this transaction, you should contact:
Ameritrade Holding Corporation
4211 South 102nd Street
Omaha, Nebraska 68127
Attention: Investor Relations
Telephone: 1-800-237-8692
QUESTIONS AND ANSWERS ABOUT THE SPECIAL DIVIDEND

Q1:	What is a special dividend?

A1:	A dividend is a distribution by a company to its stockholders of cash, stock or property. A company’s board of directors may from time to time declare a dividend, payable to stockholders quarterly, semiannually or annually, or on a one-time basis. A one-time or non-recurring dividend is commonly referred to as a special dividend.

Q2:	What is the special dividend that was announced by Ameritrade on June 22, 2005 in connection with the acquisition of TD Waterhouse?

A2:	The dividend Ameritrade announced on June 22, 2005 is a special cash dividend of $6.00 per share that will be payable only if sufficient funds are available for the dividend and such declaration and payment is permitted by applicable law and if the acquisition of TD Waterhouse is completed. It is important to note that the Ameritrade board of directors has not yet declared the proposed special dividend. Please see Q&A 3 below regarding the declaration date.

Ameritrade estimates that, based on shares of Ameritrade common stock outstanding on September 30, 2005, approximately $2.4 billion will be required to fund the full amount of the special dividend.

As of September 30, 2005, Ameritrade had approximately $353 million of cash, cash equivalents and short-term investments available to pay dividends, while maintaining targeted closing date net tangible book value. Based on a preliminary analysis, Ameritrade believes it has adequate surplus under Delaware law to pay the full amount of the special dividend.

As of October 28, 2005, Ameritrade had approximately $105 million of borrowing capacity available to it under its existing revolving credit agreement. Ameritrade anticipates that it will have to enter into additional credit facilities providing borrowing capacity of between $1.6 billion and $2.0 billion to have sufficient borrowing capacity to pay the special dividend. Based on interest rate estimates provided by Ameritrade’s lead debt underwriter, Ameritrade estimates that the interest cost in the first fiscal year following the acquisition of TD Waterhouse on amounts borrowed to pay the special dividend, assuming that Ameritrade borrows $1.9 billion to fund the special dividend, would be approximately $138 million.

In addition, TD has agreed to maintain cash in TD Waterhouse equal to $1.00 per share of Ameritrade common stock outstanding prior to the completion of the transaction, prior to any closing date capital adjustments. TD will therefore effectively fund $1.00 per share of the special dividend. Based on Ameritrade common stock outstanding as of September 30, 2005, this amount would equal approximately $406 million.

Assuming the transaction and the financing is completed, as further described in the unaudited pro forma combined condensed financial statements and subject to the assumptions contained in those statements, Ameritrade would have approximately $2.5 billion of cash, cash equivalents and short term investments. Ameritrade therefore expects it would be able to pay, subject to obtaining financing, the full amount of the special dividend while maintaining targeted closing date tangible net worth.

Q3:	What dates are relevant to the receipt of the special dividend, when will those dates be determined and when will they occur for the special dividend?

A3:	Whether a stockholder is entitled to the special dividend will depend on several significant dates determined in accordance with applicable rules of the Nasdaq National Market. These dates include the declaration date, the record date, the closing date, the payable date and the ex-dividend date. Each of these dates is described below.

•	Declaration date — This is the date on which a board of directors (1) decides that the company will pay a dividend and (2) sets the record date and the payable date for the dividend. We expect the declaration date to be on or around , .

•	Record date — This is the date set by a company for the purpose of determining its stockholders of record and the stock outstanding on the record date. The dividend is paid only on stock outstanding on the record date. Because shares that trade in the market after the record date and on or before the payable date include the right to receive the special dividend, the record date will not be important to you if you trade shares of Ameritrade common stock in the open market. If you purchase shares in the market on or before the payable date (whether or not you owned the shares on the record date) and hold those shares until after the market opens on the ex-dividend date, you will receive the special dividend on those shares. The record date will be relevant with respect to stock options held by Ameritrade employees or directors. See Q&A 6 and Q&A 7 below for questions and answers related to stock options granted by Ameritrade and held by Ameritrade employees or directors. We expect that the record date for the special dividend will be a date at least 10 calendar days after the declaration date and approximately 10 business days before the expected closing date of the acquisition of TD Waterhouse.

•	Closing date — This is the date that the acquisition of TD Waterhouse will be completed.

•	Payable date — This is the date that a company pays the dividend. Please note that the actual receipt of the dividend by stockholders entitled to the dividend may take several days following the payable date. We expect that the payable date for the special dividend will be on the closing date of the acquisition of TD Waterhouse or the first trading day after the closing date. We expect the payable date to be on or around , .

•	Ex-dividend date or ex-date — This is the date on and after which the stock trades in the Nasdaq National Market or on a stock exchange without the right to receive the declared dividend. We expect that the ex-dividend date will be the first trading day after the payable date.

Please keep in mind that the special dividend is contingent on the completion of the proposed acquisition of TD Waterhouse.

Q4:	Who is entitled to the special dividend?

A4:	Because shares of Ameritrade common stock sold in the market after the record date and on or before the payable date include the right to receive the special dividend, if you purchase shares of

Ameritrade common stock in the market on or before the payable date (whether or not you owned the shares on the record date) and hold those shares until after the market opens on the ex-dividend date, you will receive the special dividend on those shares. Accordingly,

•	If you sell shares of Ameritrade common stock in the market before the ex-dividend date (whether or not you owned the shares on the record date), you will not be entitled to the special dividend with respect to those shares.

•	If you buy shares of Ameritrade common stock in the market on or after the ex-dividend date, you will not be entitled to the special dividend with respect to those shares.

Your market trade does not need to settle by the payable date in order to receive the special dividend. Rather, if you buy shares of Ameritrade common stock in the market on or before the payable date and hold those shares until after the market opens on the ex-dividend date, you will receive the special dividend on those shares.

The treatment of shares subject to stock options granted by Ameritrade to its employees or directors is not addressed in this Q&A 4. See Q&A 6 and Q&A 7 below for questions and answers related to stock options granted by Ameritrade and held by Ameritrade employees or directors.

The special dividend is contingent on the closing of the acquisition of TD Waterhouse.

Q5:	What happens to a company’s stock price after a dividend is paid?

A5:	In theory, and disregarding other events and conditions that may affect financial markets and the price of a company’s stock, when a company pays a special dividend, its stock price declines on the ex-dividend date to reflect the payment of the dividend. However, we cannot predict whether our stock price will decline in such a manner.

Q6:	Are holders of stock options and other equity awards granted by Ameritrade entitled to receive the dividend?

A6:	Stock options held by Ameritrade employees or directors are not entitled to cash dividends because dividends are paid on shares of stock outstanding as of the record date. Shares of stock underlying stock options that have not been exercised are not outstanding on the record date and therefore would not be entitled to the proposed special dividend.

However, we believe it is appropriate that holders of outstanding equity awards be treated fairly with respect to the special dividend, and in accordance with the terms of our stock plans, we will adjust any outstanding equity awards under the plans to preserve the pre-dividend economic value of the awards after payment of the proposed special dividend. We do not expect these adjustments to result in any additional compensation expense.

Ameritrade employees or directors who want to exercise their vested stock options and receive the dividend on those shares must exercise the options three trading days prior to the record date and hold the shares until after the market opens on the ex-dividend date. Stock options that are not exercised and are outstanding immediately before the ex-dividend date for the special dividend will be adjusted as described in Q&A 7 below.

Q7:	What adjustments will be made to equity awards held by Ameritrade employees or directors?

A7:	Unexercised equity awards that employees or directors hold and that are outstanding as of the ex-dividend date will be adjusted as follows:

The exercise price, if any, will be adjusted downward and the number of shares covered by equity awards will be adjusted upward pursuant to the following formulas, where “Average Market Price” means the volume weighted average market price of a share of Ameritrade common stock on the last trading day before the ex-dividend date for the special dividend.

The exercise price, if any, of equity awards outstanding immediately before the ex-dividend date will be adjusted downward (but not below the par value per share) to the product of:

Pre-dividend Exercise Price	×	(Average Market Price - $6.00) Average Market Price	=	Post-dividend Exercise Price

The number of shares covered by each equity award outstanding immediately before the ex-dividend date will be adjusted upward to the product of:

Number of Shares Pre-dividend	×	Average Market Price (Average Market Price - $6.00)	=	Number of Shares Post-dividend

The adjustments will apply to vested and unvested stock options. Additional options outstanding as a result of these adjustments would be vested or unvested in proportion to the number of options covered by an award that are vested or unvested immediately before the adjustment, and the additional unvested options will vest on the remaining vesting dates applicable to such award, in proportion to the number of options that would otherwise vest on each of those dates.

Q8:	Will I owe taxes on the proposed special dividend?

A8:	A portion of the special dividend will be treated as “qualified dividend income” to the extent paid out of Ameritrade’s current or accumulated earnings and profits, as determined under the Internal Revenue Code of 1986, as amended, or the Code, for the calendar year in which the special dividend is paid. The portion of the special dividend that will be taxable as qualified dividend income will not be determined until after December 31 of the year in which the special dividend is paid. With the assumption that current market conditions continue through the end of calendar year 2005, and that the special dividend is paid by December 31, 2005, based on preliminary estimates of Ameritrade’s earnings and profits for tax purposes, it is anticipated that between approximately 25% to 30% of the special dividend received by each holder of Ameritrade common stock will be treated as qualified dividend income for United States federal income tax purposes. The portion of the special dividend that will be taxable as qualified dividend income may be more or less than these estimated percentages, depending on the actual results of Ameritrade’s operations through the close of the 2005 calendar year, if the special dividend is paid in 2005, or the 2006 calendar year, if the special dividend is paid in 2006. Any portion of the special dividend in excess of each holder’s pro rata share of Ameritrade’s earnings and profits will be treated first as a tax-free return of capital up to each holder’s basis in its shares of Ameritrade common stock, with any remainder treated as a capital gain.

A non-corporate United States holder of Ameritrade common stock may be eligible to be taxed at a 15% (or lower) federal income tax rate on any portion of the special dividend constituting qualified dividend income for United States federal income tax purposes, provided that a minimum holding period and other requirements are satisfied. The 15% (or lower) tax rate for qualified dividend income is available only if the shares of Ameritrade common stock have been held for at least 61 days during the 121-day period beginning 60 days before the ex-dividend date.

Non-United States holders of Ameritrade common stock will generally be subject to withholding on the gross amount of the special dividend at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Because individual tax circumstances vary, you should consult your own tax advisor as it relates to your particular tax situation.
QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

Q1:	What is the tender offer?

A1:	Following the closing of the acquisition of TD Waterhouse, TD will initially beneficially own approximately 32.7% of the outstanding voting securities of TD Ameritrade. Following the closing of the acquisition of TD Waterhouse, TD will commence a tender offer, at a price of no less than $16 per share (on an ex-dividend basis) to increase its beneficial ownership of TD Ameritrade voting securities to 39.9%. The tender offer will allow TD and to increase its percentage ownership of TD Ameritrade without causing additional dilution to Ameritrade stockholders and will offer liquidity to the stockholders of TD Ameritrade, subject to proration if the tender offer is oversubscribed. In addition, the tender offer will allow participating TD Ameritrade stockholders to sell their shares at a premium to the dividend adjusted market price of Ameritrade stock at the time of the execution of the share purchase agreement.

We estimate, based on shares of Ameritrade common stock outstanding on September 30, 2005 on a pro forma basis, that TD will be able to purchase up to 44,041,229 shares of Ameritrade common stock at $16 per share in the tender offer for an aggregate purchase price of $704,659,664. J. Joe Ricketts may elect to participate as a co-bidder in the tender offer to increase his beneficial ownership to up to 29% of TD Ameritrade voting securities. Mr. Ricketts has informed Ameritrade that he does not intend to participate in the tender offer as a co-bidder. TD will not be obligated to offer to pay more than $16 per share.

Following the closing of the acquisition of TD Waterhouse, TD will provide TD Ameritrade stockholders with additional information regarding the tender offer.

Q2:	Can TD change the price per share of the tender offer?

A2:	The tender offer is subject to a minimum price per share of $16. However, TD may, at its discretion, increase the price per share that it offers.

Q3:	Will TD buy all shares that are tendered?

A3:	The tender offer will not be subject to any minimum condition on the number of shares tendered. Subject to the other conditions of the tender offer being satisfied and the proration described in the following sentence, TD will purchase any shares that are tendered even if the number of shares tendered is less than the number TD offers to buy. If the number of shares of TD Ameritrade common stock tendered is greater than the number TD offers to buy, TD will purchase the shares pro rata, which means that a stockholder who accepts the offer will have only a portion of such stockholder’s shares bought by TD.

SUMMARY
      This summary highlights selected information from this proxy statement. It does not contain all of the information that may be important to you. You should carefully read this entire document, including the appendices and the other documents to which this document refers you, for a more complete understanding of the matters being considered at the special meeting. See “Where You Can Find More Information” beginning on page 219. Additionally, some of the statements contained in, or incorporated by reference into, this proxy statement are forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements” on page 38. All references in this proxy statement to dollars or $ are to U.S. dollars and all references to CDN $ are to Canadian dollars. In this proxy statement, unless otherwise indicated, we refer to accounting principles generally accepted in the U.S. as “GAAP.”
The Transaction (see page 44)
      Ameritrade and TD entered into an agreement of sale and purchase, which provides for the acquisition by Ameritrade of the U.S. retail securities brokerage business of TD Waterhouse from TD, which will result in a combined company named TD Ameritrade Holding Corporation, or TD Ameritrade. We refer to the agreement of sale and purchase, as amended, as the “share purchase agreement” in this proxy statement. In this transaction, Ameritrade will issue 196,300,000 shares of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement and pay TD $20,000 in cash in exchange for the outstanding capital stock of TD Waterhouse. Following the completion of the transaction, TD will initially beneficially own approximately 32.7% of the outstanding voting securities of TD Ameritrade. In connection with the transaction, we will pay a special cash dividend of $6.00 per share to our stockholders, subject to Ameritrade obtaining adequate financing. The special dividend is a condition to the completion of the transaction and we will pay it only if the transaction is completed. TD will effectively fund $1.00 per share of the special dividend. Ameritrade will be required to borrow approximately $1.6 to $2.0 billion to fund the special dividend.
      Prior to the completion of the transaction, TD Waterhouse will complete the transfer of all of its non-U.S. and non-brokerage businesses to TD and retain only its U.S. retail securities brokerage business. TD Waterhouse will also distribute to TD any excess capital of TD Waterhouse above a specified minimum capital level (which includes a cash amount equal to $1.00 per Ameritrade share to be retained by TD Waterhouse to fund a portion of the special dividend).
      In connection with entering into the share purchase agreement, Ameritrade also entered into a stockholders agreement with TD and the Ricketts holders, which contains various provisions relating to the governance of TD Ameritrade following the completion of the transaction, including board composition, stock ownership, transfers by TD and the Ricketts holders, voting and other matters, and Ameritrade is proposing to make certain changes to its certificate of incorporation and bylaws to give effect to and facilitate the provisions of the stockholders agreement. See “Certain Agreements Related to the Acquisition of TD Waterhouse — Stockholders Agreement” beginning on page 99 for a further discussion of the stockholders agreement.
      Ameritrade and several of its stockholders, including the Ricketts holders, have also entered into a voting agreement and an amended and restated registration rights agreement. Each Ameritrade stockholder who signed the voting agreement agreed to vote their shares of Ameritrade common stock in favor of the proposals to issue Ameritrade common stock to TD in accordance with the terms of the share purchase agreement and the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals, and against competing proposals, subject to certain exceptions. Under the terms of the amended and restated registration rights agreement, the Ricketts holders and certain other existing Ameritrade stockholders will continue to be entitled to require, and TD will become entitled to require, TD Ameritrade to register their securities of TD Ameritrade under applicable securities laws.
      Ameritrade and TD also entered into a trademark license agreement and have agreed to enter into a services agreement and a money market deposit account agreement. The trademark license agreement generally requires Ameritrade to use the TD trademark and logo as part of Ameritrade’s corporate identity, TD Ameritrade, following the completion of the acquisition of TD Waterhouse. The money market deposit account agreement provides for the availability of money market deposit accounts to TD Ameritrade clients, and the services agreement provides for the availability of money market funds to TD Ameritrade clients. See “Certain Agreements Related to the Acquisition of TD Waterhouse” beginning on page 98 for a further discussion of these agreements.
      Ameritrade has also agreed, under the terms of an agreement of sale and purchase among Ameritrade, Datek Online Holdings Corp., TD and TD Waterhouse Canada Inc., dated June 22, 2005, or the Canadian purchase agreement, to sell all of the capital stock of Ameritrade Canada, Inc. to TD Waterhouse Canada Inc. in exchange for $60 million in cash, subject to certain adjustments.
      Following the completion of the acquisition of TD Waterhouse, TD will commence a tender offer, at a price of not less than $16 per share (on an ex-dividend basis), to increase its beneficial ownership of TD Ameritrade voting securities to 39.9%. J. Joe Ricketts may elect to participate as a co-bidder in the tender offer to increase his beneficial ownership of TD Ameritrade voting securities to up to 29%. Mr. Ricketts has informed Ameritrade that he does not intend to participate as a co-bidder in the tender offer.
      The tender offer will allow TD to increase its percentage ownership of TD Ameritrade without causing additional dilution to Ameritrade stockholders and will offer liquidity to the stockholders of TD Ameritrade, subject to proration in the event that the tender offer is oversubscribed. In addition, the tender offer will allow participating TD Ameritrade stockholders to sell their shares at a premium to the dividend adjusted market price of Ameritrade stock at the time of the execution of the share purchase agreement.
      Subject to certain exceptions described in further detail in “Certain Agreements Related to the Acquisition of TD Waterhouse — Stockholders Agreement  — Non-Competition Covenants” (beginning on page 99) none of J. Joe Ricketts, so long as he is serving as a director of TD Ameritrade, TD or any of their respective affiliates may participate in or own any portion of a business engaged in the business of providing securities brokerage services in the U.S. (or, solely in the case of Mr. Ricketts and his affiliates, in Canada) to retail traders, individual investors and registered investment advisors. If TD acquires indirectly such a competing business as a result of its acquisition of a non-competing business, TD must offer to sell the competing business to TD Ameritrade at its appraised fair value as determined in accordance with the terms of the stockholders agreement entered into in connection with the proposed acquisition of TD Waterhouse. If TD Ameritrade decides not to purchase the competing business, TD must use commercially reasonable efforts to divest the competing business within two years. In addition, TD Ameritrade will be prohibited from participating in or owning any portion of a business that competes with TD in the securities brokerage industry in Canada, and from owning a bank or similar financial institution.
Adoption of the Proposed Amendments to Ameritrade Stock Plans (see pages 117 and 123)
      The board of directors believes that Ameritrade must offer a competitive equity incentive program if it is to continue to successfully attract and retain the best possible candidates for positions of responsibility within Ameritrade. The board of directors expects that the 1996 Long-Term Incentive Plan and the 1996 Directors Incentive Plan will continue to be important factors in attracting, retaining and rewarding the high caliber employees and independent directors essential to our success and in motivating these individuals to strive to enhance our growth and profitability.
      The board of directors of Ameritrade has determined, contingent upon stockholder approval, to increase the share reserve under Ameritrade’s 1996 Long-Term Incentive Plan by 19,000,000 shares and to increase the share reserve under Ameritrade’s 1996 Directors Incentive Plan by 1,000,000 shares. This will help ensure that Ameritrade (1) has a reasonable number of shares available to grant incentive awards under the 1996 Long-Term Incentive Plan and the 1996 Directors Incentive Plan and (2) has the most flexibility with respect to the types of incentive awards which may be granted. Subject to the approval of the proposed increases to the share reserves under the two 1996 stock plans by Ameritrade’s stockholders, the board of directors of Ameritrade has also approved a corresponding reduction of 20,000,000 shares in the share reserve under Ameritrade’s 1998 Stock Option Plan. The share increase under the two 1996 plans and the corresponding reduction in the 1998 plan share reserve will result in no net additional shares being reserved for issuance under Ameritrade stock plans.
Material U.S. Federal Income Tax Consequences of the Acquisition of TD Waterhouse to Holders of Ameritrade Common Stock (see page 69)
      Ameritrade’s purchase of all of the capital stock of TD Waterhouse and sale of all of the capital stock of Ameritrade Canada will not result in the recognition of gain or loss by holders of Ameritrade common stock.
      A portion of the special dividend will be treated as “qualified dividend income” to the extent paid out of Ameritrade’s current or accumulated earnings and profits, as determined under the Code, for the calendar year in which the special dividend is paid. The portion of the special dividend that will be taxable as qualified dividend income will not be determined until after December 31 of the year in which the special dividend is paid. With the assumption that current market conditions continue through the end of calendar year 2005, and that the special dividend is paid by December 31, 2005, based on preliminary estimates of Ameritrade’s earnings and profits for tax purposes, it is anticipated that between approximately 25% to 30% of the special dividend received by each holder of Ameritrade common stock will be treated as qualified dividend income for United States federal income tax purposes. The portion of the special dividend that will be taxable as qualified dividend income may be more or less than these estimated percentages, depending on the actual results of Ameritrade’s operations through the close of the 2005 calendar year, if the special dividend is paid in 2005, or the 2006 calendar year, if the special dividend is paid in 2006. Any portion of the special dividend in excess of each holder’s pro rata share of Ameritrade’s earnings and profits will be treated first as a tax-free return of capital up to each holder’s basis in its shares of Ameritrade common stock, with any remainder treated as a capital gain.
      A non-corporate United States holder of Ameritrade common stock may be eligible to be taxed at a 15% (or lower) federal income tax rate on any portion of the special dividend constituting qualified dividend income for United States federal income tax purposes, provided that a minimum holding period and other requirements are satisfied. The 15% (or lower) tax rate for qualified dividend income is available only if the shares of Ameritrade common stock have been held for at least 61 days during the 121-day period beginning 60 days before the ex-dividend date.
      Non-United States holders of Ameritrade common stock will generally be subject to withholding on the gross amount of the special dividend at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.
      Because individual tax circumstances vary, you should consult your own tax advisor as it relates to your particular tax situation.
Ameritrade’s Financial Advisor has Delivered an Opinion that, as of June 22, 2005, the Consideration to be Paid by Ameritrade in the Acquisition of TD Waterhouse was Fair, from a Financial Point of View, to Ameritrade (see page 55)
      In deciding to approve the acquisition of TD Waterhouse, Ameritrade’s board of directors and a special committee of the board, which was formed to review, investigate and analyze a possible transaction with TD and other strategic alternatives, considered the oral opinion of Citigroup Global Markets Inc., which we refer to in this proxy statement as Citigroup, delivered on June 22, 2005, which was subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions, limitations and considerations set forth in the opinion, the 193,600,000 shares of Ameritrade common stock to be paid by Ameritrade in the acquisition of TD Waterhouse pursuant to the original share purchase agreement was fair, from a financial point of view, to Ameritrade. The written opinion of Citigroup is attached as Appendix B to this proxy statement. We urge Ameritrade stockholders to read the Citigroup opinion carefully and in its entirety. Citigroup’s opinion was provided for the information of the

Ameritrade board of directors and its special committee in their evaluation of the proposed acquisition of TD Waterhouse and was limited solely to the fairness from a financial point of view as of the date of the opinion of the consideration to be paid by Ameritrade in the acquisition of TD Waterhouse. Citigroup’s opinion did not constitute a recommendation of the acquisition of TD Waterhouse to the Ameritrade board of directors or its special committee and Citigroup makes no recommendation to any stockholder regarding how such stockholder should vote or act on any matters relating to the acquisition of TD Waterhouse, including whether any stockholder should tender shares of Ameritrade common stock in the tender offer to be made by TD following consummation of the acquisition of TD Waterhouse and in which J. Joe Ricketts may participate as a co-bidder.
      The opinion of Citigroup will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to completion of the transaction. Ameritrade did not request, and does not currently expect that it will request, an updated opinion from Citigroup. In particular, Citigroup was not requested to update, and has not updated, its opinion in connection with the amendment to the share purchase agreement to increase the number of shares of Ameritrade common stock to be issued to TD from 193,600,000 shares to 196,300,000 shares.
Ameritrade Executive Officers and Directors have Financial and Other Interests in the Transaction that may be Different from or in Addition to Your Interests (see page 66)
      When you consider our board of directors’ recommendation to vote in favor of the proposals presented in this proxy statement, you should be aware that some of Ameritrade’s executive officers and directors have interests in the acquisition of TD Waterhouse that may be different from, or in addition to, the interests of other Ameritrade stockholders.
      Ameritrade has agreed to provide Ameritrade’s directors with customary indemnification and insurance coverage.
      Our board of directors consists of eight members. J. Joe Ricketts, one of the eight directors, has entered into a voting agreement with TD pursuant to which, among other things, he agreed, solely in his capacity as a stockholder, to vote all of his shares of Ameritrade common stock in favor of the acquisition of TD Waterhouse and the related amendment to the Ameritrade certificate of incorporation. Two directors, Michael Bingle and Glenn Hutchins, are affiliated with Silver Lake Partners, L.P. and its affiliated entities, which entered into the voting agreement with TD under which, among other things, the entities agreed to vote all of their shares of Ameritrade common stock in favor of the acquisition of TD Waterhouse and the related amendment to the Ameritrade certificate of incorporation. In addition, C. Kevin Landry, a member of Ameritrade’s board of directors at the time the share purchase agreement was executed, is affiliated with TA Associates and its affiliated entities, who entered into a voting agreement with TD, pursuant to which, among other things, the entities agreed to vote all of their shares of Ameritrade common stock in favor of the acquisition of TD Waterhouse and the related amendment to the Ameritrade certificate of incorporation.
      We expect that Mr. Moglia will continue to serve as Chief Executive Officer of TD Ameritrade and that J. Joe Ricketts will continue to serve as Chairman of TD Ameritrade. Ameritrade is currently negotiating a new employment agreement with Mr. Moglia with respect to his continued employment. In addition, Ameritrade may negotiate and enter into, prior to the closing, and after consultation with TD, new or amended employment agreements with other executive officers.
      The Employment Agreement, dated October 1, 2001, between J. Joe Ricketts and Ameritrade provides that Ameritrade will pay the reasonable fees and expenses for legal, financial and certain other advisory services provided to Mr. Ricketts by professional and consultants selected by him. Mr. Ricketts engaged legal advisers and SCG Group Corporation, as a financial advisor, in connection with this transaction.
      In connection with the acquisition of TD Waterhouse, directors and executive officers of Ameritrade, who beneficially own approximately 125,412,081 shares of Ameritrade common stock as of September 30, 2005 will receive an aggregate of approximately $752.5 million as a result of the payment of proposed special dividend of $6.00 per share assuming the timely exercise of all vested options. The beneficial ownership of directors and executive officers of Ameritrade includes options to purchase 14,904,732 shares of Ameritrade common stock exercisable within 60 days of September 30, 2005. In particular, based on J. Joe Ricketts’s beneficial ownership of Ameritrade common stock as of September 30, 2005, Mr. Ricketts will receive approximately $535.9 million as a result of the payment of the proposed special dividend, assuming timely exercise of all vested options.
      In connection with the proposed special dividend, Ameritrade will adjust outstanding equity awards under its stock option plans to preserve the pre-dividend economic value of the award after payment of the special dividend. As of September 30, 2005, directors and executive officers of Ameritrade collectively held options (vested and unvested) to purchase 16,331,825 shares of common stock with a weighted average exercise price of $5.97 per share. These options will be adjusted unless exercised prior to the ex-dividend date. As a result of their ownership of Ameritrade equity awards, which will be adjusted in connection with the payment of such special dividend, the directors have interests in the proposed transaction that may be different from the interests of other stockholders.
      In addition, under the terms of the stockholders agreement entered into in connection with the proposed acquisition of TD Waterhouse, the Ricketts holders will have, among other things, specified rights relating to board representation and the ability to acquire additional TD Ameritrade securities to maintain their ownership position. In particular, the Ricketts holders may designate three directors for election, following the closing of the acquisition of TD Waterhouse, and may participate in a tender offer with TD, such that upon completion of the tender offer, the Ricketts holders may beneficially own up to 29% of the outstanding voting securities of TD Ameritrade. The Ricketts holders also have the right to approve candidates for the outside independent director positions on the TD Ameritrade board of directors. See “Certain Agreements Related to the Acquisition of TD Waterhouse — Stockholders Agreement” beginning on page 99. As of September 30, 2005, the Ricketts holders collectively owned approximately 26% of the outstanding shares of Ameritrade common stock.
      Further, pursuant to the terms of the amended and restated registration rights agreement, the Ricketts holders and other Ameritrade directors or their affiliates will continue to be entitled to require TD Ameritrade to register their securities of TD Ameritrade under applicable securities laws. See “Certain Agreements Related to the Acquisition of TD Waterhouse — Amended and Restated Registration Rights Agreement” beginning on page 105.
      The Ameritrade board of directors was aware of these interests when it approved the issuance of Ameritrade common stock in accordance with the terms of the share purchase agreement and the amendment and restatement of our certificate of incorporation and determined that the transactions contemplated by the share purchase agreement were fair to, and in the best interests of, Ameritrade and its stockholders.
The Companies
Ameritrade Holding Corporation

4211 South 102nd Street
Omaha, Nebraska 68127
(402) 331-7856
      Ameritrade is a leading provider of securities brokerage services and technology-based financial services to retail investors and business partners, predominantly through the Internet. Ameritrade’s services appeal to a broad market of independent, value conscious retail investors, traders, financial planners and institutions. Ameritrade uses its low-cost platform to offer brokerage services to retail investors and institutions under a commission structure that is generally lower and simpler than that of most of its major competitors.
      Ameritrade has been an innovator in electronic brokerage services since being established in 1975. Ameritrade believes it was the first brokerage firm to offer the following products and services to retail clients: touch-tone trading; trading over the Internet; unlimited, streaming, free real-time quotes; extended trading hours; direct access; and commitment on the speed of execution. Since initiating online trading, Ameritrade has substantially increased its number of client brokerage accounts, average daily trading volume and total assets in client accounts. Ameritrade has also built, and continues to invest in, a proprietary trade processing platform that is both cost efficient and highly scalable, significantly lowering its operating costs per trade.
The Toronto-Dominion Bank

Toronto-Dominion Centre
P.O. Box 1
Toronto, Ontario, Canada M5K 1A2
(416) 982-8222
      TD is a Canadian chartered bank subject to the provisions of the Bank Act (Canada) and was formed in 1955 through the amalgamation of The Bank of Toronto (established in 1855) and The Dominion Bank (established in 1869). TD and its subsidiaries are collectively known as TD Bank Financial Group. In Canada and around the world, TD Bank Financial Group serves more than 14 million clients, in four key businesses operating in a number of locations in key financial centers around the globe: Canadian Personal and Commercial Banking, including TD Canada Trust; Wealth Management, including the global operations of TD Waterhouse; Wholesale Banking, including TD Securities; and U.S. Retail and Commercial Banking through TD Banknorth. TD Bank Financial Group also ranks among the world’s leading online financial services firms, with more than 4.5 million online customers. TD Bank Financial Group had CDN $368 billion in assets as of July 31, 2005.
TD Waterhouse Group, Inc.
      TD Waterhouse provides investors and financial advisors with a broad range of brokerage, mutual fund, banking, and other consumer financial products. TD Waterhouse had approximately 2.9 million active customer accounts (“active” is defined as having funds, a security or activity in the most recent month) as of July 31, 2005 in the U.S. and Canada, of which 2.1 million are in the U.S. TD Waterhouse is a wholly owned subsidiary of TD. See “TD Waterhouse Business Description” beginning on page 130.
Board of Directors and Executive Management of TD Ameritrade Following the Acquisition of TD Waterhouse (see page 66)
      Following the transaction, the TD Ameritrade board of directors will consist of twelve members, five of whom will be designated by TD, three of whom will be designated by the Ricketts holders, one of whom will be the chief executive officer of TD Ameritrade, and three of whom will be outside independent directors, who will initially be designated from among Ameritrade’s current independent directors (or will be new directors designated by those existing independent directors, subject to the consent of TD and the Ricketts holders) and thereafter will be designated by the existing outside independent directors of TD Ameritrade, subject to the consent of TD and the Ricketts holders. The initial designees of TD will be W. Edmund Clark, Fredric J. Tomczyk, Daniel A. Marinangeli, Marshall A. Cohen and Wilbur J. Prezzano. The initial designees of the Ricketts holders will be J. Joe Ricketts, J. Peter Ricketts and Thomas S. Ricketts, each of whom is currently a member of the Ameritrade board of directors. The right of each of TD and the Ricketts holders to designate directors is subject to their maintenance of specified ownership thresholds of TD Ameritrade common stock. The TD Ameritrade board of directors will continue to be classified into three classes, with each class serving staggered, three-year terms. TD and the Ricketts holders have agreed to vote their shares to maintain these directors. Following the completion of the acquisition of TD Waterhouse, we expect that TD Ameritrade will qualify as a “controlled company” for purposes of NASD Rule 4350(c) and, as such, will be exempt from specified director independence requirements of The Nasdaq Stock Market that would otherwise be applicable to Ameritrade. See “The Transaction — Directors and Management Following the Acquisition of TD Waterhouse” beginning on page 66.

      In addition, it is expected that Joseph H. Moglia will continue as the Chief Executive Officer of TD Ameritrade, J. Joe Ricketts will continue as the Chairman of TD Ameritrade and W. Edmund Clark, the President and Chief Executive Officer of TD, will serve as Vice Chairman of the TD Ameritrade board of directors.
The Special Meeting of Ameritrade Stockholders (see page 39)
      When and Where. The special meeting of stockholders of Ameritrade will be held at                     , local time, on                     , 2005 at                     .
      Purpose of the Special Meeting. The purpose of the special meeting is to consider and vote on the proposals and sub-proposals described below, each of which must be approved by Ameritrade stockholders in order for us to complete the acquisition of TD Waterhouse.

•	A proposal to approve the issuance of 196,300,000 shares of Ameritrade common stock to TD, and/or one or more of TD’s affiliates, in accordance with the terms of the share purchase agreement;

•	A proposal to approve the amendment and restatement of our certificate of incorporation, with the following sub-proposals:

•	a proposal to approve provisions restricting the authority of TD Ameritrade to implement anti-takeover measures that would potentially conflict with the terms of the stockholders agreement entered into in connection with the proposed acquisition of TD Waterhouse;

•	a proposal to approve the increase of the authorized number of shares of common stock, $0.01 par value per share, of TD Ameritrade from 650,000,000 to 1,000,000,000;

•	a proposal to approve a provision which prohibits action by written consent of stockholders of TD Ameritrade;

•	a proposal to increase the size of the board of directors from nine members to twelve members for so long as the corporate governance provisions of the stockholders agreement entered into in connection with the proposed acquisition of TD Waterhouse remain in effect, and thereafter to allow the size of the board of directors to be determined by the board of directors;

•	a proposal to approve a provision setting forth procedures for the nomination or appointment of outside independent directors to the TD Ameritrade board of directors and the maintenance of an outside independent directors committee and a non-TD directors committee; and

•	a proposal to approve a provision which allocates corporate opportunities between TD Ameritrade and TD and which otherwise modifies the existing corporate opportunities provision of the certificate of incorporation.
Approval of each of the proposals above, including each of the sub-proposals relating to the amendment and restatement of our certificate of incorporation, is a condition to the completion of the acquisition of TD Waterhouse.
      The following additional proposals will also be voted on at the special meeting:

•	A proposal to approve an amendment and restatement of our 1996 Long-Term Incentive Plan to reserve an additional 19,000,000 shares of Ameritrade common stock for future issuance under the 1996 Long-Term Incentive Plan;

•	A proposal to approve an amendment and restatement of our 1996 Directors Incentive Plan to reserve an additional 1,000,000 shares of Ameritrade common stock for future issuance under the 1996 Directors Incentive Plan; and

•	A proposal to adjourn the special meeting of stockholders to a later date or dates if necessary to permit further solicitation of proxies on all proposals if there are not sufficient votes at the time of the special meeting to approve the proposals relating to the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement or the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals.
      Approval of these additional proposals is not a condition to the completion of the acquisition of TD Waterhouse.
      At the special meeting, Ameritrade stockholders will also be asked to consider and vote on any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.
      Record Date; Shares Entitled to Vote. Ameritrade has fixed the close of business on                     , 2005 as the record date for the determination of holders of Ameritrade common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date for the special meeting, there were                      shares of Ameritrade common stock outstanding and entitled to vote. Each share of Ameritrade common stock entitles its holder to one vote at the special meeting on all matters properly presented at the meeting.
      Required Votes. The affirmative vote of the holders of a majority of the outstanding shares of Ameritrade common stock entitled to vote at the special meeting is necessary to approve the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting on the applicable matter is necessary to approve the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement, the amended and restated stock plans and the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies. The approval of the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement and the approval of the amendment and restatement of our certificate of incorporation (including each of the related sub-proposals) are conditions to the completion of the acquisition of TD Waterhouse.
      The Ameritrade board of directors has unanimously determined that the acquisition of TD Waterhouse is fair to and in the best interests of Ameritrade and its stockholders and has declared advisable the share purchase agreement and the transactions contemplated by the share purchase agreement. The Ameritrade board of directors also has unanimously approved the amendment and restatement of our certificate of incorporation. The board of directors has approved the amended and restated stock plans.
      In connection with the acquisition of TD Waterhouse, the Ricketts holders, the TA holders, and the SLP holders have agreed to vote their shares in favor of the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement and the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals. As of September 30, 2005, the Ricketts holders, the TA holders and the SLP holders collectively owned approximately 34% of the outstanding shares of Ameritrade common stock.
      The Ameritrade board of directors unanimously recommends that you vote “FOR” approval of the proposed issuance of Ameritrade common stock to TD, the proposed amendment and restatement of our certificate of incorporation, including each of the related sub-proposals, the amendment and restatement of our stock plans and the adjournment of the special meeting if necessary to permit further solicitation of proxies.
The Share Purchase Agreement (see page 76)
      The share purchase agreement is described beginning on page 76. The share purchase agreement and amendment thereto are attached to this proxy statement as Appendix A-1 and Appendix A-2, respectively, to this proxy statement. We urge you to read the share purchase agreement in its entirety because this document is the legal document governing the proposed acquisition of TD Waterhouse.

      Consideration to be Paid in the Transaction. Upon the terms and conditions contained in the share purchase agreement, Ameritrade will purchase from TD all of the capital stock of TD Waterhouse in exchange for 196,300,000 shares of Ameritrade common stock and $20,000 in cash. Immediately after the completion of the transaction, TD will beneficially own approximately 32.7% of the outstanding voting securities of TD Ameritrade.
      Closing Date Capital Adjustment. The share purchase agreement contains a closing date capital adjustment mechanism that is designed to ensure that a specified level of tangible value will be contributed to the combined entity by both TD Waterhouse and Ameritrade upon the closing of the transaction. Under the closing date capital adjustment, Ameritrade may be required to pay TD additional consideration in the event the closing date net tangible book value of Ameritrade is below a specified level or the closing date net tangible book value of TD Waterhouse is above a specified level. Similarly, TD may be required to make capital contributions to Ameritrade in the event the closing date net tangible book value of TD Waterhouse is below a specified level or the closing date net tangible book value of Ameritrade is above a specified level.
      Reorganization. Prior to the consummation of the transactions contemplated by the share purchase agreement, TD Waterhouse will complete the transfer of all of its non-U.S. and non-brokerage businesses to TD, so that at the time of completion of the acquisition of TD Waterhouse, TD Waterhouse will retain only its U.S. retail securities brokerage business, and TD Waterhouse will also distribute to TD any excess capital of TD Waterhouse above a specified minimum capital level (which will include a cash amount equal to $1.00 per share of Ameritrade common stock to be retained by TD Waterhouse to fund a portion of the special dividend). We refer to these transactions collectively as the “Reorganization” in this proxy statement.
      Sale of Ameritrade Canada. In connection with the consummation of the transactions contemplated by the share purchase agreement, Ameritrade has also agreed to sell all of the capital stock of Ameritrade Canada, Inc. to TD Waterhouse Canada Inc. in exchange for $60 million in cash, subject to certain adjustments. See “Certain Agreements Related to the Acquisition of TD Waterhouse — Ameritrade Canada Purchase Agreement” beginning on page 98.
      The Special Dividend. Under the terms of the share purchase agreement, the Ameritrade board of directors will declare a special dividend of $6.00 per share if sufficient funds are available for the dividend and such declaration and payment is permitted by applicable law, which will be payable only if the acquisition of TD Waterhouse is completed. The Ameritrade board will declare the special dividend prior to the closing date of the acquisition of TD Waterhouse, and the special dividend will have a record date prior to the closing date. It is a condition to Ameritrade’s and TD’s obligations to consummate the acquisition of TD Waterhouse that Ameritrade (1) has available to it sufficient funds, and is permitted under applicable law, to pay the special dividend, and (2) has duly declared the special dividend. TD will effectively fund $1.00 per share of the special dividend by means of its agreement to cause TD Waterhouse to be capitalized as of the record date for the special dividend with cash in an amount at least equal to the product of $1.00 multiplied by the number of outstanding shares of Ameritrade common stock as of a date that is within three business days of the record date, and to cause TD Waterhouse to maintain this minimum capitalization until the closing.
      Completion of the Acquisition of TD Waterhouse is Subject to Conditions. The respective obligations of each of Ameritrade and TD to consummate the acquisition of TD Waterhouse are subject to the satisfaction or waiver of the following conditions:

•	receipt of the required approval of the Ameritrade stockholders of the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement and the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals;

•	the receipt and continued effectiveness of required regulatory approvals;

•	the absence of any injunction or other legal restraint or prohibition against the acquisition of TD Waterhouse or the consummation of the other transactions contemplated by the share purchase agreement;

•	the completion of the Reorganization; and

•	as described above, the availability of sufficient funds, and the ability under applicable law, to pay the special dividend and the declaration of the special dividend.
      Ameritrade’s obligation to consummate the acquisition of TD Waterhouse is subject to the satisfaction or waiver of the following conditions:

•	the accuracy of the representations and warranties of TD as of the date of the share purchase agreement and as of the closing date, other than, in most cases, those failures to be true and correct that would not result or reasonably be expected to result, individually or in the aggregate, in a material adverse effect on TD Waterhouse;

•	performance in all material respects by TD of the obligations required to be performed by it at or prior to the closing date;

•	each of the stockholders agreement, the trademark license agreement, the services agreement and the money market deposit account agreement being in full force and effect and the representations and warranties of TD in each such agreement being true and correct in all material respects and TD having performed in all material respects all obligations required to be performed by it thereunder, if any, at or prior to the closing date; and

•	receipt of a copy of the resolutions duly adopted by the board of directors (or a duly authorized committee thereof) of TD authorizing the execution, delivery and performance by TD of the share purchase agreement.
      TD’s obligation to consummate the sale of TD Waterhouse is subject to the satisfaction or waiver of the following conditions:

•	the accuracy of the representations and warranties of Ameritrade as of the date of the share purchase agreement and as of the closing date, other than, in most cases, those failures to be true and correct that would not result or reasonably be expected to result, individually or in the aggregate, in a material adverse effect on Ameritrade;

•	performance in all material respects by Ameritrade of the obligations required to be performed by it at or prior to the closing date;

•	each of the stockholders agreement, the amended and restated registration rights agreement, the trademark license agreement, the services agreement and the money market deposit account agreement being in full force and effect and the representations and warranties of Ameritrade in each such agreement being true and correct in all material respects and Ameritrade having performed in all material respects all obligations required to be performed by it thereunder, if any, at or prior to the closing date;

•	all necessary actions having been taken, including the execution, acknowledgement and filing of the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware, such that, as of the closing, (1) the amended bylaws of Ameritrade as required by the share purchase agreement and the amended and restated certificate of incorporation are in effect as the duly adopted bylaws and certificate of incorporation of Ameritrade, and (2) the Ameritrade board of directors is constituted in accordance with the terms of the stockholders agreement; and

•	receipt of a copy of the resolutions duly adopted by the board of directors (or a duly authorized committee thereof) of Ameritrade authorizing the execution, delivery and performance by Ameritrade of the share purchase agreement.

      The Share Purchase Agreement May Be Terminated under Certain Circumstances. The share purchase agreement may be terminated at any time prior to the closing, by action taken or authorized by the board of directors of the terminating party or parties, whether before or after approval of the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement and the amendment and restatement of our certificate of incorporation by the Ameritrade stockholders, in any of the following ways:

•	by mutual written consent of Ameritrade and TD;

•	by either Ameritrade or TD if:

•	any governmental entity which must grant a required regulatory approval required to complete the acquisition of TD Waterhouse has denied such approval and this denial has become final and nonappealable or a governmental entity has issued a final nonappealable order prohibiting the consummation of the transactions contemplated by the share purchase agreement;

•	the closing has not occurred on or before March 31, 2006, except that (1) neither TD nor Ameritrade may terminate the share purchase agreement for this reason if its breach of any obligation under the share purchase agreement has resulted in the failure of the closing to occur by that date and (2) TD may not terminate the share purchase agreement for this reason if as of March 31, 2006 the Reorganization has not been completed but all of the other closing conditions have been satisfied or waived on or prior to such date;

•	there is a breach by the other party of the share purchase agreement which would prevent satisfaction of a closing condition and the breach cannot be cured prior to the closing or is not cured prior to 30 days after receipt of written notice of the breach, but neither Ameritrade nor TD may terminate the share purchase agreement for this reason if it is then in material breach of the share purchase agreement; or

•	the stockholders of Ameritrade fail to give the necessary approval of the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement or the amendment and restatement of our certificate of incorporation (including each of the related sub-proposals) at the Ameritrade special meeting;

•	by TD, if Ameritrade shall have breached its obligations in any material respect with respect to calling and giving notice of, and using all reasonable efforts to convene and hold, the Ameritrade special meeting, and shall not have cured such breach within five business days following written notice from TD of the breach; and

•	by TD, if any of the following events occur:

•	Ameritrade’s board of directors, or any committee thereof, has publicly withdrawn, modified or qualified in any manner adverse to TD its recommendation of the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement or the amendment and restatement of our certificate of incorporation (or any of the related sub-proposals) or has adopted a resolution to do so;

•	Ameritrade’s board of directors fails to make or reaffirm (publicly, if so requested) its recommendation in favor of the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement or the amendment and restatement of our certificate of incorporation (including each of the related sub-proposals) within five business days after TD requests in writing that such recommendation be made or reaffirmed (except that the five business day time period may be extended if a third party has made an acquisition proposal with respect to Ameritrade);

•	Ameritrade’s board of directors or any committee thereof approves or publicly recommends any acquisition proposal with respect to Ameritrade;

•	Ameritrade executes any agreement or contract accepting any acquisition proposal with respect to Ameritrade; or

•	A third party commences a tender or exchange offer relating to securities of Ameritrade and Ameritrade does not inform its security holders within ten business days after such commencement that the Ameritrade board of directors unconditionally recommends rejection of such tender or exchange offer.
      Ameritrade May Be Required to Pay a Termination Fee Under Some Circumstances. If the share purchase agreement is terminated under specified circumstances, including circumstances involving a change in recommendation by Ameritrade’s board of directors, Ameritrade will be required to pay TD a termination fee of $97 million. See “The Share Purchase Agreement — Effect of Termination” beginning on page 95 for a description of the additional circumstances in which the termination fee is payable. The termination fee could discourage other companies from seeking to acquire or merge with Ameritrade.
The Voting Agreement (see page 98)
      In connection with the execution of the share purchase agreement, the Ricketts holders, the TA holders, the SLP holders and TD entered into a voting agreement pursuant to which, among other things, the parties to the voting agreement agreed, solely in their capacity as stockholders, to vote their shares of Ameritrade common stock in favor of the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement and the amendment and restatement of our certificate of incorporation (including each of the related sub-proposals) and against competing proposals, unless Ameritrade has effected a change in recommendation with respect to the proposed acquisition of TD Waterhouse as permitted under the share purchase agreement.
The Stockholders Agreement (see page 99)
      Concurrently with entering into the share purchase agreement, Ameritrade, the Ricketts holders and TD entered into a stockholders agreement. The stockholders agreement contains certain governance arrangements and various provisions relating to board composition, stock ownership, transfers by TD and the Ricketts holders, voting and other matters. The stockholders agreement is included as Appendix F to this proxy statement, and we urge you to read it in its entirety.
      Governance of TD Ameritrade. The stockholders agreement provides that following consummation of the acquisition of TD Waterhouse, the board of directors of TD Ameritrade will consist of twelve members, five of whom will be designated by TD, three of whom will be designated by the Ricketts holders, one of whom will be the chief executive officer of TD Ameritrade, and three of whom will be outside independent directors, who will initially be designated from among Ameritrade’s current independent directors (or will be new directors designated by those existing independent directors, subject to the consent of TD and the Ricketts holders) and thereafter will be designated by the existing outside independent directors of TD Ameritrade, subject to the consent of TD and the Ricketts holders. Following the completion of the acquisition of TD Waterhouse, the number of directors designated by TD and the Ricketts holders will depend on their maintenance of specified ownership thresholds of TD Ameritrade common stock and may increase or decrease from time to time based on those ownership thresholds, but will never exceed five (in the case of TD) or three (in the case of the Ricketts holders). The TD Ameritrade board of directors will continue to be classified into three classes, with each class serving staggered three-year terms. Subject to applicable laws and certain conditions, TD Ameritrade will cause each committee of its board of directors (other than the outside independent director committee and a committee of the board of directors comprised solely of all directors who are not TD directors) to initially consist of two of the directors designated by TD, one of the directors designated by the Ricketts holders, and two of the outside independent directors. These levels of committee representation are subject to adjustment from time to time based on TD’s and the Ricketts holders’ maintenance of specified ownership thresholds. The parties to the stockholders agreement each agreed to vote their shares of TD Ameritrade common stock in favor of, and TD Ameritrade agreed that it would solicit votes in favor of, each director nominated for election in the manner provided for in the stockholders agreement.
      Tender Offer and Share Ownership. The stockholders agreement provides that following consummation of the acquisition of TD Waterhouse, TD will commence a cash tender offer pursuant to which TD will offer to purchase a number of shares of TD Ameritrade common stock such that, upon successful completion of the offer, TD will beneficially own 39.9% of the outstanding voting securities of TD Ameritrade. If J. Joe Ricketts elects to participate in the tender offer, he may offer to purchase up to the number of shares of TD Ameritrade common stock such that, upon successful completion of the tender offer, the Ricketts holders collectively own 29% of the outstanding voting securities of TD Ameritrade. The offer price will be no less than $16 per share and the offer will not be subject to any minimum condition on the number of shares tendered. The stockholders agreement further provides that following the acquisition of TD Waterhouse and the completion of the tender offer, TD may acquire additional shares of TD Ameritrade common stock only up to an aggregate beneficial ownership interest of 39.9% of the outstanding voting securities of TD Ameritrade for a period of three years following completion of the acquisition of TD Waterhouse, and up to an aggregate beneficial ownership of 45% for the remaining term of the stockholders agreement, and the Ricketts holders may acquire additional shares of TD Ameritrade common stock only up to an aggregate ownership interest of 29% of the outstanding TD Ameritrade common stock. The stockholders agreement also provides that TD will not, subject to certain exceptions, solicit proxies with respect to TD Ameritrade common stock. Despite the limitations on TD’s ownership described above, the stockholders agreement permits TD to make a non-public proposal to the TD Ameritrade board of directors to acquire additional shares pursuant to a tender offer or merger for 100% of the outstanding voting securities of TD Ameritrade and to complete such a transaction, subject to the approval of independent directors and holders of a majority of the outstanding shares of TD Ameritrade common stock not affiliated with TD.
      Right to Purchase Securities. In addition, TD and the Ricketts holders will have the right to purchase up to their respective proportionate share of future issuances of TD Ameritrade common stock, other than in connection with TD Ameritrade stock issued as consideration in an acquisition by TD Ameritrade and certain other issuances specified in the stockholders agreement. If TD Ameritrade proposes to issue shares as consideration in an acquisition, TD Ameritrade will discuss in good faith with TD and the Ricketts holders alternative structures in which a portion of such shares would be sold to TD or the Ricketts holders, with the proceeds of such sale used to fund the acquisition.
      The stockholders agreement further provides that if TD Ameritrade engages in discussions with a third party that could result in the acquisition by such party of 25% of the voting securities or consolidated assets of TD Ameritrade, TD Ameritrade must offer TD the opportunity to participate in parallel discussions with TD Ameritrade regarding a comparable transaction.
      Transfer Restrictions. The stockholders agreement generally prohibits TD and the Ricketts holders from transferring shares of TD Ameritrade common stock, absent approval of the independent directors, to any holder of 5% or more of the outstanding shares of TD Ameritrade, subject to certain exceptions. For so long as TD and TD Ameritrade constitute the same audit client, TD will not engage the auditor of TD Ameritrade, and TD Ameritrade will not engage the auditors of TD, to provide any non-audit services.
      Information Rights. Subject to confidentiality and nondisclosure obligations, TD, for so long as it owns at least 15% of the outstanding shares of TD Ameritrade common stock, will be entitled to access to and information regarding TD Ameritrade’s business, operations and plans as TD may reasonably require to appropriately manage and evaluate its investment in TD Ameritrade and to comply with its obligations under U.S. and Canadian laws.
      Obligation to Repurchase Shares. If, at any time after the completion of the acquisition of TD Waterhouse, TD Ameritrade issues shares of its common stock pursuant to any compensation or similar program or arrangement, then TD Ameritrade will, subject to certain exceptions, use its reasonable efforts to repurchase a corresponding number of shares of its common stock in the open market within 120 days after any such issuance.

      Non-Competition Covenants. Subject to specified exceptions described in further detail below in “Certain Agreements Related to the Acquisition of TD Waterhouse — Stockholders Agreement — Non-Competition Covenants” (beginning on page 99) the stockholders agreement generally provides that none of TD, J. Joe Ricketts, so long as he is a director of TD Ameritrade, or any of their respective affiliates may participate in or own any portion of a business engaged in the business of providing securities brokerage services in the U.S. (or, solely in the case of Mr. Ricketts and his affiliates, in Canada) to retail traders, individual investors and registered investment advisors. If TD acquires indirectly such a competing business as a result of its acquisition of a non-competing business, TD must offer to sell the competing business to TD Ameritrade at its appraised fair value as determined in accordance with the terms of the stockholders agreement. If TD Ameritrade decides not to purchase the competing business, TD must use commercially reasonable efforts to divest the competing business within two years. Mr. Ricketts, TD and their affiliates will be permitted under the terms of the stockholders agreement to own a passive investment representing less than 2% of a class of equity securities of a competing business so long as the class of equity securities is traded on a national securities exchange in the U.S. or the Toronto Stock Exchange or quoted on the Nasdaq National Market. TD also will be permitted to engage in certain activities in the ordinary course of its banking and securities businesses. In addition, Ameritrade has agreed that it will not hold or acquire control of a bank or similar depository institution except (1) incidentally in connection with the acquisition of an entity not principally engaged in the banking business or (2) in the event that TD does not hold control of any bank or similar depository institution which is able to offer money market deposit accounts to clients of TD Ameritrade as a designated sweep vehicle or TD has indicated that it is not willing to offer such accounts to clients of TD Ameritrade through one or more of any banks or similar depository institutions it controls.
      Termination of the Stockholders Agreement. The stockholders agreement will terminate (1) with respect to the Ricketts holders, when their aggregate ownership of TD Ameritrade common stock falls below approximately 4%, and (2) upon the earliest to occur of (a) the consummation of a merger or tender offer where TD acquires 100% of the TD Ameritrade common stock, (b) the tenth anniversary of the consummation of the acquisition of TD Waterhouse, (c) the date on which TD’s ownership of TD Ameritrade common stock falls below approximately 4% of the outstanding voting securities of TD Ameritrade, (d) the commencement by a third party of a tender offer or exchange offer for not less than 25% of TD Ameritrade common stock unless the TD Ameritrade board recommends against such tender offer or exchange offer and continues to take steps to oppose such tender offer or exchange offer, (e) the approval by the TD Ameritrade board of a business combination that would result in another party owning 25% of the voting securities or consolidated assets of TD Ameritrade or which would otherwise result in a change of control of TD Ameritrade, or (f) the acquisition of 20% of the voting securities of TD Ameritrade by a third party. For a period of up to one year following a termination under (2)(d), (2)(e) or (2)(f) above, TD and the Ricketts holders will be prohibited from acquiring shares of TD Ameritrade common stock that would cause, in the case of TD, its aggregate ownership to exceed 45% (39.9% in the first three years following the completion of the acquisition of TD Waterhouse) or, in the case of the Ricketts holders, 29%, except pursuant to a tender offer or merger for 100% of the outstanding shares of TD Ameritrade common stock approved by the holders of a majority of the outstanding shares of TD Ameritrade common stock (other than the Ricketts holders and TD). In addition, during that one-year period, the provisions of the stockholders agreement relating to the designation of directors and certain other provisions will remain in effect.
Regulatory Approvals Required for the Acquisition of TD Waterhouse (see page 71)
      TD and Ameritrade are required, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, to notify and furnish required information to the Antitrust Division of the U.S. Department of Justice and to the U.S. Federal Trade Commission prior to completing the acquisition of TD Waterhouse. We and TD have made these filings and the waiting period under the HSR Act has expired.

      TD and Ameritrade have furnished certain information to the NASD regarding the acquisition of TD Waterhouse in compliance with applicable requirements under NASD Membership and Registration Rules. The change of equity ownership of TD’s and Ameritrade’s broker-dealer subsidiaries resulting from the acquisition of TD Waterhouse requires NASD approval.
      TD and Ameritrade have furnished certain information to the New York Stock Exchange regarding the acquisition of TD Waterhouse in compliance with applicable requirements under New York Stock Exchange Membership Rules. The closing of the acquisition of TD Waterhouse is subject to the furnished information being posted in the New York Stock Exchange’s weekly bulletin to members. The furnished information must be posted for two consecutive weeks before the closing of the acquisition of TD Waterhouse can occur.
      Under the Canadian Bank Act, TD is required to obtain the prior approval of the Canadian Minister of Finance to acquire beneficial ownership of more than 10% of the voting shares of Ameritrade, or to subsequently acquire any shares that would result in an increase in the size of its investment. TD has applied for the required approvals.
Adjustment of Equity Awards
      In connection with the special dividend, unexercised equity awards outstanding as of the ex-dividend date will be adjusted according to a formula to preserve their intrinsic value. The exercise price, if any, will be adjusted downward (but not below the par value per share) and the number of shares covered by equity awards will be adjusted upward in accordance with a formula derived by comparing the volume weighted average market price for a share of Ameritrade common stock on the last trading day before the ex-dividend date for the special dividend with the volume weighted average market price less $6.00. As of September 30, 2005, directors and executive officers of Ameritrade collectively held options (vested and unvested) to purchase 16,331,825 shares of common stock with a weighted average exercise price of $5.97 per share.
Accounting Treatment of the Acquisition of TD Waterhouse (see page 71)
      The acquisition of TD Waterhouse will be accounted for using the purchase method of accounting under Statement of Financial Accounting Standards No. 141, Business Combinations. Ameritrade is the acquiring entity. Under the purchase method of accounting, the aggregate cost of the acquired entity, TD Waterhouse, will be allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values, with any excess being recognized as goodwill. Under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized, but will be subject to an impairment test at least annually.

Comparative Historical and Pro Forma Per Share Data
      The following table presents historical per share data for Ameritrade and TD Waterhouse; pro forma per share data of TD Ameritrade after giving effect to the acquisition of TD Waterhouse, the sale of Ameritrade Canada, the Reorganization and the special dividend; and pro forma equivalent per share data for TD Waterhouse with respect to the portion of the acquisition consideration that will be received in the form of Ameritrade shares. The TD Ameritrade pro forma per share data was derived by combining information from the historical consolidated financial statements of Ameritrade and TD Waterhouse using the purchase method of accounting for the acquisition of TD Waterhouse. You should read this table in conjunction with the historical audited and unaudited consolidated financial statements of Ameritrade that are filed with the SEC and incorporated by reference in this document and the historical consolidated financial statements of TD Waterhouse contained elsewhere in this document. See “Where You Can Find More Information” beginning on page 219 and “TD Waterhouse Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 175. You should not rely on the pro forma per share data as being necessarily indicative of actual results had the acquisition of TD Waterhouse occurred in the past, or of future results.
      The pro forma per share data does not reflect revenue opportunities and cost savings that we expect to realize after the acquisition of TD Waterhouse. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the acquisition of TD Waterhouse. The pro forma per share data does not reflect restructuring or exit costs that may be incurred by Ameritrade or TD Waterhouse in connection with the acquisition of TD Waterhouse.

					TD Waterhouse
	Ameritrade	TD Ameritrade	TD Waterhouse		Equivalent
	Historical	Pro Forma(3)	Historical		Pro Forma

Earnings per share — basic:
Fiscal year ended September 24, 2004	$0.65	$0.36		(1)		(1)
Nine months ended June 24, 2005	$0.59	$0.38		(1)		(1)
Earnings per share — diluted:
Fiscal year ended September 24, 2004	$0.64	$0.35		(1)		(1)
Nine months ended June 24, 2005	$0.58	$0.37		(1)		(1)
Cash dividends per share:
Fiscal year ended September 24, 2004	—	—	—		—
Nine months ended June 24, 2005	—	—	—		—
Book value per share as of June 24, 2005	$3.47	$1.89	$8.19	(2)	$1.05	(4)

(1)	TD Waterhouse is not a publicly traded company and, accordingly, no information is presented regarding its earnings per share or equivalent pro forma earnings per share.

(2)	TD Waterhouse’s historical book value per share is as of July 31, 2005 and is based on 352,944,959 shares of Class A common stock outstanding.

(3)	TD Ameritrade’s pro forma data includes the effect of the acquisition of TD Waterhouse, the sale of Ameritrade Canada, the Reorganization and the special dividend on the basis described in the notes to the unaudited pro forma combined condensed financial statements included elsewhere in this document.

(4)	The TD Waterhouse equivalent pro forma book value per share is calculated by multiplying the corresponding TD Ameritrade pro forma amount by the exchange ratio of 0.5562 Ameritrade shares exchanged for each share of TD Waterhouse. The exchange ratio does not include the $20,000 of cash consideration received by TD or any other cash consideration resulting from closing date capital adjustments for Ameritrade or TD Waterhouse.

Per Share Market Price Data
      Ameritrade common stock trades on the Nasdaq National Market under the symbol “AMTD.” The following table shows the high and low sales prices in U.S. dollars for Ameritrade common stock for the periods indicated, as reported by the Nasdaq National Market. The prices reflect inter-dealer prices and do not include retail markups, markdowns or commissions.
      The closing sale price of Ameritrade common stock as reported on the Nasdaq National Market on June 21, 2005, the date prior to the public announcement of the proposed acquisition of TD Waterhouse, was $14.82 per share. The closing sale price of Ameritrade common stock as reported on the Nasdaq National Market on September 30, 2005 was $21.47 per share. As of that date there were 655 holders of record of Ameritrade common stock based on information provided by our transfer agent. The number of stockholders of record does not reflect the actual number of individual or institutional stockholders that own Ameritrade common stock because most stock is held in the name of nominees. There are a substantially greater number of beneficial holders of Ameritrade common stock.

	Ameritrade Common Stock Price (in $)

	For the Fiscal Year Ended		For the Fiscal Year Ended
	September 30, 2005		September 24, 2004

	High	Low	High	Low

First Quarter	14.61	11.21	14.67	11.16
Second Quarter	14.38	10.02	17.67	13.40
Third Quarter	19.00	9.91	16.38	10.25
Fourth Quarter	22.25	18.04	12.73	9.35

Summary Selected Historical Consolidated Financial Data of TD Waterhouse
      The following information is being provided to aid in your analysis of the financial aspects of the acquisition of TD Waterhouse. TD Waterhouse derived this financial information from audited consolidated financial statements of TD Waterhouse for fiscal years 2002 through 2004 and from unaudited consolidated financial statements for fiscal years ended 2000 and 2001 and for the nine months ended July 31, 2005 and July 31, 2004. The consolidated financial statements for the fiscal years 2000 and 2001 have not been restated for the July 1, 2002 acquisition of the full service brokerage and financial planning operations of TD Securities, Inc. and TD Investment Services, Inc., which was accounted for as a merger of entities under common control, because it was impracticable to obtain the required information. In the opinion of TD Waterhouse’s management, the unaudited consolidated interim period information reflects all adjustments, consisting only of normal or recurring adjustments, necessary for a fair statement of the results of operations and financial condition as of and for the nine months ended July 31, 2005 and July 31, 2004. Results for interim periods should not be considered indicative of results for any other periods or for the year.
      This information is only a summary. You should read it along with TD Waterhouse’s historical audited and unaudited consolidated financial statements contained in this proxy statement and related notes and the section titled “TD Waterhouse Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 175 of this proxy statement.

	Nine Months Ended		Years Ended October 31

	July 31,	July 31,		2003(2)	2002(2)	2001(1)	2000(1)
	2005	2004	2004	(Restated)	(Restated)	(Restated)	(Restated)

	(In thousands)		(In thousands)
Consolidated Statements of Income Data
Revenues:
Commissions and fees	$509,313	$545,831	$681,944	$653,154	$573,638	$594,500	$997,490
Mutual fund and related revenue	159,467	158,300	202,735	144,713	113,734	133,466	117,442
Gain on principal transactions	17,730	22,807	33,973	21,116	—	—	19,923
Other	121,207	92,027	124,973	90,153	169,758	87,810	70,931

Total non-interest revenue	807,717	818,965	1,043,625	909,136	857,130	815,776	1,205,786

Interest revenue	578,502	343,280	478,122	384,814	372,612	783,272	1,160,748
Interest expense	201,024	87,554	125,263	103,486	96,444	433,727	713,630

Net interest income	377,478	255,726	352,859	281,328	276,168	349,545	447,118

Net revenues	1,185,195	1,074,691	1,396,484	1,190,464	1,133,298	1,165,321	1,652,904

Operating expenses:
Employee compensation and benefits	460,511	389,986	527,229	456,597	372,557	386,837	430,643
Floor brokerage, exchange and clearing fees	104,145	83,027	104,596	86,472	53,125	116,763	141,183
Occupancy	61,509	48,089	68,448	71,832	66,650	62,908	56,015
Advertising and promotion	85,881	76,117	91,293	66,788	91,123	74,047	108,386
Depreciation and amortization	40,135	41,140	56,231	55,743	57,399	59,680	37,190
Equipment	27,654	27,996	39,012	37,782	46,992	55,316	37,039
Communications and data processing	40,886	45,003	57,543	77,356	82,529	90,443	125,221
Amortization of goodwill	—	—	—	—	—	45,912	42,099
Professional fees	43,082	41,173	58,294	42,973	41,902	50,938	53,633
Stationery and postage	31,036	28,898	37,045	33,789	37,653	39,039	50,190
Other	42,764	71,493	103,778	101,755	190,171	97,389	126,183

Total expenses	937,603	852,922	1,143,469	1,031,087	1,040,101	1,079,272	1,207,782

Income before income taxes and minority interest	247,592	221,769	253,015	159,377	93,197	86,049	445,122
Income tax provision	80,233	78,956	85,793	53,881	44,492	51,129	194,645

Income after taxes before minority interest	167,359	142,813	167,222	105,496	48,705	34,920	250,477
Minority interest in subsidiary	8,535	8,707	9,150	5,828	1,386	—	—

Income from continuing operations	158,824	134,106	158,072	99,668	47,319	34,920	250,477

Discontinued operations
Loss from discontinued operations	—	—	—	(64,661)	(16,896)	(10,081)	(9,123)
Income tax benefit	—	—	—	(9,751)	(5,010)	(2,362)	(2,731)

Loss on discontinued operations	—	—	—	(54,910)	(11,886)	(7,719)	(6,392)

Net income	$158,824	$134,106	$158,072	$44,758	$35,433	$27,201	$244,085

			October 31

	July 31,	July 31,		2003(2)	2002(2)	2001(1)	2000(1)
	2005	2004	2004	(Restated)	(Restated)	(Restated)	(Restated)

	(In thousands)		(In thousands)
Consolidated Statements of Financial Condition Data:
Cash and cash equivalents	$126,855	$172,347	$222,716	$420,825	$331,514	$487,832	$980,195
Receivables from customers	5,598,778	4,919,848	5,069,332	4,438,506	2,942,819	3,384,159	7,978,551
Trading securities owned, at market value	1,961,179	1,901,556	1,873,353	1,573,351	576,654	736,090	138,515
Securities purchased under agreement to resell	1,017,510	1,137,158	1,515,855	1,492,896	1,831,166	1,164,781	617,031
Securities — available for sale	8,380,028	6,519,672	6,940,966	5,335,376	3,935,200	4,137,111	3,968,657
Securities — held to maturity	2,576,334	2,454,391	2,831,595	1,249,852	1,620,151	1,501,306	1,029,127
Total assets	$21,225,121	$18,512,042	19,918,457	15,939,709	13,090,681	12,831,019	16,339,155
Interest bearing deposits	9,243,458	8,321,835	8,631,570	5,807,827	5,341,772	5,535,102	5,006,328
Deposits received for securities loaned	1,368,143	978,616	1,081,561	909,460	72,974	279,525	4,111,677
Payable to customers	5,686,497	5,116,708	5,391,422	5,337,499	4,303,569	3,753,689	2,847,789
Total stockholders’ equity	2,891,932	2,833,510	2,894,456	2,700,835	2,599,690	2,589,557	2,568,983

(1)	The financial information for the fiscal years 2000 and 2001 reflects consolidated TD Waterhouse Holdings, Inc., the predecessor of TD Waterhouse. TD Waterhouse Holdings, Inc. contains the same operating companies as TD Waterhouse restated to correct TD Waterhouse’s method of accounting for leases, but does not reflect the merger of certain entities under common control.

(2)	The October 31, 2003 and October 31, 2002 consolidated financial statements have been restated to correct TD Waterhouse’s accounting for leases, stock compensation, certain intercompany eliminations, the 2002 disposition of two wholly owned subsidiaries, other adjustments that had no effect on net income and were not material to the consolidated financial statements and the July 1, 2002 acquisition of the full service brokerage and financial planning operations of TD Securities, Inc. and TD Investment Services, Inc. by TD Waterhouse Canada Inc.

Summary Selected Historical Consolidated Financial Data of Ameritrade
      The following information is being provided to aid in your analysis of the financial aspects of the acquisition of TD Waterhouse. Ameritrade derived its financial information from audited financial statements for the fiscal years 2000 through 2004 and from unaudited financial statements for the nine months ended June 24, 2005 and June 25, 2004. In the opinion of Ameritrade’s management, this unaudited interim period information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for the nine months ended June 24, 2005 and June 25, 2004. Results for interim periods should not be considered indicative of results for any other periods or for the year. Fiscal year 2000 was a 53-week year. All other fiscal years presented were 52-week years.
      This information is only a summary. You should read it along with Ameritrade’s historical audited and unaudited financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Ameritrade’s annual reports, quarterly reports and other information on file with the SEC and incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 219.

	Nine Months Ended		Fiscal Year Ended

	June 24,	June 25,	Sept. 24,	Sept. 26,	Sept. 27,	Sept. 28,	Sept. 29,
	2005	2004	2004	2003	2002	2001	2000

	(In thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenues:
Commissions and clearing fees	$394,596	$457,635	$560,052	$472,760	$252,526	$269,384	$389,742
Interest revenue	366,797	200,144	278,550	184,175	128,649	208,479	260,479
Brokerage interest expense	93,526	26,768	41,861	33,192	24,564	60,896	91,679

Net interest revenue	273,271	173,376	236,689	150,983	104,085	147,583	168,800
Other	60,973	62,285	83,372	89,511	74,182	37,763	21,890

Net revenues	728,840	693,296	880,113	713,254	430,793	454,730	580,432

Expenses:
Employee compensation and benefits	130,811	118,588	154,792	172,159	133,897	144,820	144,198
Clearing and execution costs	20,081	24,155	30,610	35,711	19,086	18,252	17,718
Communications	27,203	31,382	39,853	41,420	31,429	33,880	36,230
Occupancy and equipment costs	33,018	32,080	42,353	57,091	57,060	63,661	48,480
Depreciation and amortization	17,543	17,458	23,224	31,708	27,945	36,033	21,624
Professional services	26,722	24,053	27,381	31,121	25,753	42,502	55,574
Interest on borrowings	1,503	1,959	2,581	5,076	5,110	11,067	16,412
(Gain)/loss on disposal of property	(220)	(575)	1,166	(5,093)	403	999	(552)
Other	13,146	16,607	16,632	20,298	12,583	11,241	15,117
Advertising	72,307	80,414	100,364	90,415	72,638	148,009	241,169
Gain on sale of investments	—	—	—	—	—	(9,692)	—
Restructuring and asset impairment charges	—	—	—	5,991	63,406	38,268	4,726
Debt conversion expense	—	—	—	—	—	62,082	—

Total expenses	342,114	346,121	438,956	485,897	449,310	601,122	600,696

Pre-tax income (loss)	386,726	347,175	441,157	227,357	(18,517)	(146,392)	(20,264)
Provision for (benefit from) income taxes	148,489	132,023	168,810	90,715	10,446	(55,215)	(6,638)

Net income (loss)	$238,237	$215,152	$272,347	$136,642	$(28,963)	$(91,177)	$(13,626)

	Nine Months Ended		Fiscal Year Ended

	June 24,	June 25,	Sept. 24,	Sept. 26,	Sept. 27,	Sept. 28,	Sept. 29,
	2005	2004	2004	2003	2002	2001	2000

	(In thousands, except per share amounts)
Basic earnings (loss) per share	$0.59	$0.51	$0.65	$0.32	$(0.13)	$(0.49)	$(0.08)
Diluted earnings (loss) per share	$0.58	$0.50	$0.64	$0.32	$(0.13)	$(0.49)	$(0.08)
Weighted average shares outstanding — basic	403,911	420,599	417,629	427,376	227,327	185,830	175,025
Weighted average shares outstanding — diluted	412,250	430,386	426,972	432,480	227,327	185,830	175,025

	As of		As of

	June 24,	June 25,	Sept. 24,	Sept. 26,	Sept. 27,	Sept. 28,	Sept. 29,
	2005	2004	2004	2003	2002	2001	2000

Consolidated Balance Sheet Data:
Cash, short-term investments and segregated cash and investments	$8,045,213	$7,820,536	$7,957,917	$8,127,044	$5,863,507	$2,068,391	$338,307
Receivable from clients and correspondents, net	3,440,170	3,373,808	3,100,572	2,202,170	1,419,469	971,823	2,926,981
Total assets	16,505,871	15,548,016	15,277,021	14,404,268	9,800,841	3,653,871	3,798,236
Payable to clients and correspondents	10,251,193	10,315,671	10,322,539	9,611,243	6,374,644	2,777,916	2,618,157
Long-term obligations	39,058	37,394	37,803	82,489	47,645	70,145	275,000
Stockholders’ equity	1,402,123	1,187,452	1,210,908	1,235,774	1,098,399	371,433	264,168

Selected Unaudited Pro Forma Combined Condensed Financial Data of TD Ameritrade
      The following describes the pro forma effect of the acquisition of TD Waterhouse on (1) the balance sheet data of Ameritrade and TD Waterhouse as of June 24, 2005 and (2) the statements of operations data of Ameritrade and TD Waterhouse for the fiscal year ended September 24, 2004 and the nine months ended June 24, 2005.
      This information is only a summary. You should read the unaudited pro forma combined condensed financial statements and other information and the accompanying notes that are included elsewhere in this document.
      You should also read the historical information and related notes of Ameritrade that are incorporated by reference into this document and the historical financial statements and related notes for TD Waterhouse contained elsewhere in this document.
      The unaudited pro forma combined condensed balance sheet data and the unaudited pro forma combined condensed statements of operations data show the estimated effects of the acquisition of TD Waterhouse as if it had occurred on June 24, 2005 and September 26, 2003, respectively. We are providing the unaudited pro forma combined condensed financial data for informational purposes only. It does not necessarily represent or indicate what the financial position and results of operations of TD Ameritrade would actually have been had the acquisition of TD Waterhouse and other pro forma adjustments in fact occurred at the dates indicated. It also does not necessarily represent or indicate the future financial position or results of operations TD Ameritrade will achieve after the acquisition of TD Waterhouse.
      The pro forma results of operations do not reflect revenue opportunities and cost savings that we expect to realize after the acquisition of TD Waterhouse. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the acquisition of TD Waterhouse. The pro forma financial information does not reflect restructuring or exit costs that may be incurred by Ameritrade or TD Waterhouse in connection with the acquisition of TD Waterhouse.

	TD Ameritrade Pro Forma

	Fiscal Year Ended	Nine Months Ended
	September 24, 2004	June 24, 2005

	(In thousands, except per share data)
Statement of Operations Data:
Net revenues	$1,602,584	$1,334,504
Net income from continuing operations	221,899	226,676
Earnings per share — basic	0.36	0.38
Earnings per share — diluted	0.35	0.37

TD Ameritrade
Pro Forma
As of June 24, 2005

(In thousands)
Balance Sheet Data:
Total assets	$22,360,692
Long-term obligations	2,150,843
Stockholders’ equity	1,135,344

RISK FACTORS
      In addition to the other information included or incorporated by reference in this proxy statement, you should carefully consider the matters described below relating to the proposed acquisition of TD Waterhouse in deciding whether to vote for approval of the proposals presented in this proxy statement. Additional risks and uncertainties not presently known to Ameritrade or that are not currently believed to be material, if they occur, also may adversely affect the proposed acquisition of TD Waterhouse and Ameritrade and TD Waterhouse as a combined company.

Although Ameritrade expects that the acquisition of TD Waterhouse will result in benefits to Ameritrade, the combined company may not realize those benefits because of integration difficulties and other challenges.
      The failure of the combined company to meet the challenges involved in integrating the operations of Ameritrade and TD Waterhouse successfully or otherwise to realize any of the anticipated benefits of the acquisition of TD Waterhouse, including anticipated cost savings and additional revenue opportunities, could seriously harm the results of operations of the combined company. Realizing the benefits of the acquisition of TD Waterhouse will depend in part on the integration of technology, operations and personnel. The integration of the companies is a complex, time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt the businesses of Ameritrade and TD Waterhouse.
      The challenges involved in this integration include the following:

•	demonstrating to the clients of Ameritrade and to the clients of TD Waterhouse that the acquisition of TD Waterhouse will not result in adverse changes in client service standards or business focus and helping clients conduct business easily with the combined company;

•	consolidating and rationalizing technology platforms and administrative infrastructures;

•	combining product offerings;

•	coordinating sales and marketing efforts to effectively communicate the capabilities of the combined company;

•	integrating and rationalizing settlement and account and order management systems;

•	preserving marketing and other important relationships of both Ameritrade and TD Waterhouse and resolving potential conflicts that may arise;

•	integrating and rationalizing TD Waterhouse’s branch operations to serve the combined client base of TD Ameritrade;

•	minimizing the diversion of management attention from ongoing business concerns; and

•	combining the corporate cultures, maintaining employee morale and retaining key employees.
      The combined company may not successfully integrate the operations of Ameritrade and TD Waterhouse in a timely manner, or at all, and the combined company may not realize the anticipated benefits or synergies of the acquisition of TD Waterhouse to the extent, or in the timeframe, anticipated. The anticipated benefits and synergies include cost savings associated with anticipated restructurings and other operational efficiencies, greater economies of scale and revenue enhancement opportunities. However, these anticipated benefits and synergies assume a successful integration and are based on projections, which are inherently uncertain, and other assumptions. Even if integration is successful, anticipated benefits and synergies may not be achieved. In addition to the integration risks discussed above, the combined company’s ability to realize these benefits and synergies could be adversely impacted by practical or legal constraints on its ability to combine operations or implement workforce reductions.

The market price of TD Ameritrade common stock may decline as a result of the acquisition of TD Waterhouse.
      The market price of TD Ameritrade common stock may decline as a result of the acquisition of TD Waterhouse if, among other things, the integration of the Ameritrade and TD Waterhouse businesses is unsuccessful, if the operational cost savings estimates are not realized, if the transaction costs related to the acquisition of TD Waterhouse are greater than expected or if the financing of the special dividend is on unfavorable terms. The market price also may decline if we do not achieve the perceived benefits of the acquisition of TD Waterhouse as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the acquisition of TD Waterhouse on TD Ameritrade’s financial results is not consistent with the expectations of financial or industry analysts. In addition, as is typical in such circumstances, we anticipate that the market price of our common stock will decline following the payment of the special dividend.

TD and the Ricketts holders will exercise significant influence over TD Ameritrade.
      When the acquisition of TD Waterhouse is completed, TD will own approximately 32.7%, and the Ricketts holders will own approximately 18%, of the outstanding voting securities of TD Ameritrade. Following the completion of the acquisition of TD Waterhouse, TD will commence a tender offer with the goal of increasing its ownership to 39.9% of the outstanding shares of Ameritrade common stock. J. Joe Ricketts may elect to participate as a co-bidder in the tender offer with TD or otherwise purchase shares of TD Ameritrade common stock, such that the Ricketts holders own up to 29% of the outstanding shares of Ameritrade common stock. Mr. Ricketts has informed Ameritrade that he does not intend to participate as a co-bidder in the tender offer. TD will be permitted under the terms of the stockholders agreement to acquire up to 39.9% of the outstanding shares of TD Ameritrade common stock during the three years following the closing, up to 45% of the outstanding shares of TD Ameritrade common stock for the remainder of the term of the stockholders agreement (a maximum of 10 years following the closing) and an unlimited number of shares of Ameritrade following the termination of the stockholders agreement. As a result, TD and the Ricketts holders generally will have the ability to significantly influence the outcome of any matter submitted for the vote of TD Ameritrade stockholders. The stockholders agreement also provides that TD will designate five of the twelve members of the TD Ameritrade board of directors and the Ricketts holders will designate three of the twelve members of the TD Ameritrade board of directors, subject to adjustment based on their respective ownership positions in TD Ameritrade. Accordingly, TD and the Ricketts holders generally will be able to significantly influence the outcome of all matters that come before the TD Ameritrade board. As a result of their significant interest in TD Ameritrade, TD or the Ricketts holders may have the power, subject to applicable law, to significantly influence actions that might be favorable to TD or the Ricketts holders, but not necessarily favorable to other TD Ameritrade stockholders. In addition, the ownership position and governance rights of TD and the Ricketts holders could discourage a third party from proposing a change of control or other strategic transaction concerning TD Ameritrade. As a result, the common stock of TD Ameritrade could trade at prices that do not reflect a “takeover premium” to the same extent as do the stocks of similarly situated companies that do not have a stockholder with an ownership interest as large as TD’s and the Ricketts holders’ combined ownership interest.

Conflicts of interest may arise between TD Ameritrade and TD, which may be resolved in a manner that adversely affects TD Ameritrade’s business, financial condition or results of operations.
      Conflicts of interest may arise between TD Ameritrade and TD in areas relating to past, ongoing and future relationships, including corporate opportunities, potential acquisitions or financing transactions, sales or other dispositions by TD of its interests in TD Ameritrade and the exercise by TD of its influence over the management and affairs of TD Ameritrade. It is expected that after the acquisition of TD Waterhouse a significant number of the directors on the TD Ameritrade board will be persons who are also officers or directors of TD or its subsidiaries. Service as a director or officer of both TD Ameritrade and TD or its other subsidiaries could create conflicts of interest if such directors or officers are faced with decisions that could have materially different implications for TD Ameritrade and for TD. Our post-transaction amended and restated certificate of incorporation will contain provisions relating to avoidance of direct competition between TD Ameritrade and TD. The parties have not established any other formal procedures for TD Ameritrade and TD to resolve potential or actual conflicts of interest between them. There can be no assurance that any of the foregoing conflicts will be resolved in a manner that does not adversely affect the business, financial condition or results of operations of TD Ameritrade. In addition, the provisions of the stockholders agreement related to non-competition are subject to numerous exceptions and qualifications and may not prevent TD Ameritrade and TD from competing with each other to some degree in the future.

Ameritrade will incur significant indebtedness in connection with the transaction.
      In connection with payment of the special dividend, Ameritrade will be required to borrow approximately $1.6 to $2.0 billion. It is a condition to the completion of the transaction that Ameritrade shall have available to it sufficient funds, and shall be permitted under applicable law, to pay the special dividend, and that Ameritrade declares the dividend. Although Ameritrade currently expects that such financing will be available on commercially reasonable terms, there can be no assurance of this. Following the completion of the acquisition of TD Waterhouse, TD Ameritrade’s ability to meet its cash requirements, including its debt service obligations, will be dependent upon its future performance, which will be subject to financial, business and other factors affecting its operations, many of which are or may be beyond TD Ameritrade’s control. Ameritrade cannot provide assurance that its business will generate sufficient cash flows from operations to fund these cash requirements and debt service obligations. If TD Ameritrade is unable to meet its cash requirements from operations, it would be required to fund these cash requirements by alternative financing. The degree to which it may be leveraged as a result of the indebtedness incurred in connection with payment of the special dividend or otherwise could materially and adversely affect its ability to obtain financing for working capital, acquisitions or other purposes, could make it more vulnerable to industry downturns and competitive pressures or could limit its flexibility in planning for, or reacting to, changes and opportunities in its industry, which may place it at a competitive disadvantage. There can be no assurance that TD Ameritrade would be able to obtain alternative financing, that any such financing would be on acceptable terms or that it would be permitted to do so under the terms of existing financing arrangements, including those entered into in connection with the payment of the special dividend. In the absence of such financing, TD Ameritrade’s ability to respond to changing business and economic conditions, make future acquisitions, react to adverse operating results, meet its debt service obligations, or fund required capital expenditures, could be materially and adversely affected.

Some directors and executive officers of Ameritrade have interests in the acquisition of TD Waterhouse that may differ from the interests of Ameritrade stockholders including, if the acquisition of TD Waterhouse is completed, the receipt of financial and other benefits.
      When considering our board of directors’ recommendation to vote in favor of the proposals presented in this proxy statement, you should be aware that Ameritrade’s executive officers and directors have interests in the acquisition of TD Waterhouse that may be different from, or in addition to, your interests.
      For example, Ameritrade is currently negotiating a new employment agreement with Mr. Moglia with respect to his continued employment as our Chief Executive Officer. In addition, Ameritrade may negotiate and enter into prior to the closing, and after consultation with TD, new or amended employment agreements with other executive officers.
      In connection with the acquisition of TD Waterhouse, directors and executive officers of Ameritrade, who beneficially own approximately 125,412,081 shares of Ameritrade common stock as of September 30, 2005 will receive an aggregate of approximately $752.5 million as a result of the payment of proposed special dividend of $6.00 per share assuming the timely exercise of all vested options. The beneficial ownership of directors and executive officers of Ameritrade includes options to purchase 14,904,732 shares of Ameritrade common stock exercisable within 60 days of September 30, 2005. In connection with the proposed special dividend, Ameritrade will adjust outstanding equity awards under its stock option plans to preserve the pre-dividend economic value of the awards after payment of the special dividend. As of September 30, 2005, directors and executive officers of Ameritrade collectively held options (vested and unvested) to purchase 16,331,825 shares of common stock with a weighted average exercise price of $5.97 per share. These options will be adjusted unless exercised prior to the ex-dividend date.
      In addition, under the terms of the stockholders agreement, the Ricketts holders will have, among other things, specified rights relating to board representation and the ability to acquire additional Ameritrade common stock to maintain their ownership position. J. Joe Ricketts may also elect, following the closing of the acquisition of TD Waterhouse, to participate in a tender offer with TD, such that upon completion of the tender offer, the Ricketts holders may own up to 29% of the outstanding voting securities of TD Ameritrade. Mr. Ricketts has informed Ameritrade that he does not intend to participate as a co-bidder in the tender offer.
      Further, under the terms of the amended and restated registration rights agreement, the Ricketts holders and some of the other Ameritrade directors or their affiliates will continue to be entitled to registration rights with respect to their securities of TD Ameritrade. See “The Transaction — Interests of Ameritrade’s Executive Officers and Directors in the Transaction” beginning on page 65.

The acquisition of TD Waterhouse is subject to the receipt of consents and approvals from government entities that may not be received or that may impose conditions that could have an adverse effect on TD Ameritrade following the completion of the acquisition.
      Ameritrade and TD cannot complete the acquisition of TD Waterhouse unless they receive various consents, orders, approvals and clearances from antitrust and other authorities in the U.S. and Canada. While Ameritrade and TD believe that they will receive the requisite regulatory approvals from these authorities, there can be no assurance of this. In addition, these authorities may impose conditions on the completion of the acquisition of TD Waterhouse or require changes to the terms of the acquisition of TD Waterhouse. For example, the authorities may require divestiture of certain assets as a condition of closing of the acquisition of TD Waterhouse. Neither TD nor Ameritrade is obligated to agree to divest material assets in order to obtain regulatory approval of the proposed acquisition of TD Waterhouse. While TD and Ameritrade do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the acquisition of TD Waterhouse or imposing additional costs on or limiting the revenues of Ameritrade following the acquisition of TD Waterhouse, any of which may have an adverse effect on Ameritrade following the acquisition of TD Waterhouse. See “The Transaction — Regulatory Matters Related to the Acquisition of TD Waterhouse” beginning on page 71 and “Share Purchase Agreement — Conditions to the Acquisition of TD Waterhouse” beginning on page 93.

TD Ameritrade may be required to contribute additional regulatory capital to its broker-dealer subsidiaries.
      TD Ameritrade expects to record an estimated deferred tax liability of approximately $263 million on the fair value of the acquired client relationship intangible asset resulting from the acquisition of TD Waterhouse. The actual amount of deferred tax liability will be based on an independent valuation of the acquired client relationship intangible assets and may differ materially. The SEC uniform net capital rule does not explicitly allow for a deferred tax liability to be considered in the computation of regulatory net capital. In June 2005, the SEC confirmed that it was appropriate for Ameritrade, in calculating its net capital, to offset the acquired intangible client relationship asset resulting from Ameritrade’s acquisition of Datek Online Holdings Corp., or Datek, with its associated deferred tax liability. Ameritrade has not yet received confirmation from the SEC that the deferred tax liability to be recorded in the acquisition of TD Waterhouse will be afforded similar treatment.
      Similar to our acquisition of Datek, the acquisition of TD Waterhouse is not a taxable asset purchase, and therefore, Ameritrade believes that the deferred tax liability to be recorded in the acquisition of TD

Waterhouse should be afforded similar treatment as in the Datek acquisition. Ameritrade is in discussions with the SEC and expects to resolve this issue before the closing of the transaction.
      If Ameritrade does not receive confirmation from the SEC that it is appropriate to include the deferred tax liability arising from the acquired client relationship intangible asset in the calculation for regulatory capital purposes, additional capital will need to be contributed to Ameritrade’s broker-dealer subsidiaries.

The adjustment to outstanding grants of employee non-qualified stock options may result in the loss of a tax deduction for certain executives’ grants.
      As discussed elsewhere in this proxy statement, Ameritrade intends to adjust outstanding equity awards, including non-qualified stock options that have been granted to employees in prior years in order to preserve the pre-dividend economic value of such options after the payment of the special dividend. Such adjustments could potentially result in the disallowance of the tax deduction Ameritrade would otherwise be entitled to in the future when certain executives of Ameritrade exercise their options.
      Ameritrade is currently seeking guidance from the Internal Revenue Service that the proposed adjustments to the outstanding options will not adversely affect Ameritrade’s tax deduction in future years. If Ameritrade is unable to obtain a favorable ruling from the Internal Revenue Service regarding such tax deductions, then the future cash flow of Ameritrade could be negatively impacted.

The Internal Revenue Service may determine that Ameritrade’s computation of the taxable portion of the special dividend is incorrect.
      As discussed on page 69 regarding specified material U.S. federal income tax consequences of the special dividend, the taxable portion of the dividend is determined by reference to Ameritrade’s earnings and profits, as determined under the Internal Revenue Code, for the calendar year in which the special dividend is paid. The computation could be subject to review by the Internal Revenue Service, which may disagree with Ameritrade’s computation. Any adjustment to the computation required by the Internal Revenue Service would result in more or less of the special dividend being considered a “qualified dividend” with a corresponding adjustment to the amount considered as a return of capital. Such an adjustment could negatively impact the current U.S. federal income tax consequences of the special dividend.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
      Some of the statements contained or incorporated by reference in this proxy statement, including those relating to Ameritrade’s strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” or similar expressions, are forward-looking statements. Without limiting the generality of the preceding sentence, statements contained in the sections “Summary,” “The Transaction — Ameritrade’s Reasons for the Transaction,” “The Transaction — Opinion of Ameritrade’s Financial Advisors,” “The Transaction — Certain Material U.S. Federal Income Tax Consequences” and “The Transaction — Litigation Relating to the Transaction” include forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include projections of earnings, revenues, synergies, accretion or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the future management of TD Ameritrade; the tax treatment of the special dividend and estimates of Ameritrade’s earnings and profits for tax purposes; approvals relating to, and the closing of, the acquisition of all of the capital stock of TD Waterhouse; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing; statements relating to Ameritrade obtaining financing for the special dividend; and the dates on which we anticipate the record date, payable date and ex-dividend date for the special dividend to occur.
      These statements are not historical facts, but instead represent only Ameritrade’s or TD’s expectations, estimates and projections regarding future events.
      The forward-looking statements contained or incorporated by reference in this proxy statement are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. The future results and stockholder values of Ameritrade and TD Ameritrade may differ materially from those expressed in the forward looking statements contained or incorporated by reference in this proxy statement due to, among other factors, the matters set forth under “Risk Factors” beginning on page 33 and the risk factors detailed in Ameritrade’s filings with the SEC, including Ameritrade’s most recent annual and quarterly reports on Forms 10-K and 10-Q. Ameritrade undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as required by law.

THE SPECIAL MEETING
Date, Time and Place
      A special meeting of stockholders of Ameritrade will be held at                     , local time, on                     , 2005 at                     .
Matters to be Considered
      The purposes of the special meeting are to consider and vote on:

•	Proposal No. 1: a proposal to approve the issuance of 196,300,000 shares of Ameritrade common stock to TD, and/or one or more of TD’s affiliates, in accordance with the terms of the share purchase agreement;

•	Proposal No. 2: a proposal to approve the amendment and restatement of the certificate of incorporation of Ameritrade, with the following sub-proposals:

•	2A — a proposal to approve provisions restricting the authority of TD Ameritrade to implement anti-takeover measures that would potentially conflict with the terms of the stockholders agreement entered into in connection with the proposed acquisition of TD Waterhouse;

•	2B — a proposal to approve the increase of the authorized number of shares of common stock, $0.01 par value per share, of TD Ameritrade from 650,000,000 to 1,000,000,000;

•	2C — a proposal to approve a provision which prohibits action by written consent of stockholders of TD Ameritrade;

•	2D — a proposal to approve a provision increasing the size of the board of directors from nine members to twelve members for so long as the corporate governance provisions of the stockholders agreement entered into in connection with the proposed acquisition of TD Waterhouse remain in effect, and thereafter to allow the size of the board of directors to be determined by the board of directors;

•	2E — a proposal to approve a provision setting forth procedures for the nomination or appointment of outside independent directors to the TD Ameritrade board of directors and the maintenance of an outside independent directors committee and a non-TD directors committee; and

•	2F — a proposal to approve a provision which allocates corporate opportunities between TD Ameritrade and TD and which otherwise modifies the existing corporate opportunities provision of the certificate of incorporation;

•	Proposal No. 3: a proposal to approve an amendment and restatement of the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan to reserve an additional 19,000,000 shares of Ameritrade common stock for future issuance under the 1996 Long-Term Incentive Plan;

•	Proposal No. 4: a proposal to approve an amendment and restatement of the Ameritrade Holding Corporation 1996 Directors Incentive Plan to reserve an additional 1,000,000 shares of Ameritrade common stock for future issuance under the 1996 Directors Incentive Plan; and

•	Proposal No. 5: a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on all proposals if there are not sufficient votes at the time of the special meeting to approve Proposal No. 1 relating to the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement or Proposal No. 2 relating to the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals.
      The approval of Proposal No. 1 for the issuance of Ameritrade common stock and Proposal No. 2 for the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals, is a condition to the completion of the acquisition of TD Waterhouse. Accordingly, if

Ameritrade stockholders wish to approve the acquisition of TD Waterhouse, they must approve Proposal No. 1 relating to the approval of the issuance of Ameritrade common stock and Proposal No. 2 relating to the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals.
      At the special meeting, Ameritrade stockholders will also be asked to consider and vote on any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.
      At this time, the Ameritrade board of directors is unaware of any matters, other than those set forth above, that may properly come before the special meeting.
Record Date; Shares Outstanding and Entitled to Vote
      The close of business on                     , 2005 has been fixed by Ameritrade as the record date for the determination of holders of Ameritrade common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date for the special meeting, there were                      shares of Ameritrade common stock outstanding and entitled to vote. Each share of Ameritrade common stock entitles its holder to one vote at the special meeting on all matters properly presented at the meeting.
How to Vote Your Shares
      Stockholders of record may submit a proxy by telephone, via the Internet or by mail or vote by attending the special meeting and voting in person.

•	Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Standard Time on , 2005 by calling the toll-free telephone number on your proxy card. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate stockholders by using individual control numbers. IF YOU SUBMIT A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Submitting a Proxy via the Internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern Standard Time on , 2005 by accessing the web site listed on your proxy card and following the instructions you will find on the web site. Internet proxy submission is available 24 hours a day. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU SUBMIT A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.
      If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the special meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the special meeting.
How to Change Your Vote
      You will have the power to revoke your proxy at any time before it is exercised by:

•	delivering to the Corporate Secretary of Ameritrade prior to the special meeting a written notice of revocation by mail to 4211 South 102nd Street, Omaha, Nebraska 68127;

•	delivering to the Corporate Secretary of Ameritrade prior to the special meeting a properly executed proxy with a later date by mail to 4211 South 102nd Street, Omaha, Nebraska 68127;

•	submitting a proxy on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted); or

•	attending the special meeting and voting in person.
      Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.
      If your shares of Ameritrade common stock are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.
Counting Your Vote
      If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card or submit a proxy by telephone or via the Internet without giving specific voting instructions, your shares will be voted “FOR” approval of the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement, “FOR” approval of the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals, “FOR” approval of the amendment and restatement of the 1996 Long-Term Incentive Plan and 1996 Directors Incentive Plan and “FOR” approval of the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on all matters if there are not sufficient votes at the time of the special meeting to approve the proposals relating to the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement and the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals.
      At this time, we are unaware of any matters, other than set forth above, that may properly come before the special meeting. If any other matters properly come before the special meeting, the persons named as proxies will vote in accordance with their judgment with respect to such matters.
      Proxies solicited may be voted only at the special meeting and any adjournment or postponement of the special meeting and will not be used for any other meeting.
Broker “Non-Votes”
      Any broker “non-votes” submitted by brokers or nominees in connection with the special meeting will not be counted for purposes of determining the number of votes cast on a proposal, but will be treated as present for quorum purposes. Broker “non-votes” are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. Under these rules, the proposal to approve the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement, the proposal to approve the amendment and restatement of our certificate of incorporation, including the related sub-proposals and the proposals to approve the amended and restated stock plans are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the special meeting. The proposals to approve the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement and the amended and restated stock plans are required to be approved by the holders of a majority of the shares of Ameritrade common stock present or represented by proxy and voting on the applicable matter and therefore abstentions and broker “non-votes” will have no effect on these proposals. Similarly, because of the vote required for the proposal to adjourn the special meeting, abstentions and broker “non-votes” will have no effect on this proposal. However, the proposal to approve the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals, is required to be approved by the holders of a majority of the outstanding shares of Ameritrade common stock (regardless of whether such holders are present in person or represented by proxy at the special meeting). Therefore, abstentions and broker “non-

votes” will have the same effect as a vote against the proposal to approve the amendment and restatement of our certificate of incorporation, including the related sub-proposals, at the special meeting.
Quorum and Required Votes
      A quorum, consisting of the holders of a majority of the issued and outstanding shares of Ameritrade common stock as of the record date of the special meeting, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum.
      Proposal No. 1: The affirmative vote of the holders of a majority of the shares of Ameritrade common stock present in person or represented by proxy and voting on the matter is necessary to approve the issuance of Ameritrade common stock to TD, and/or one or more of TD’s affiliates, in accordance with the terms of the share purchase agreement. The approval of Proposal No. 1 is a condition to completion of the acquisition of TD Waterhouse, and thus a vote against this proposal effectively will be a vote against the acquisition of TD Waterhouse.
      Proposal No. 2: The required vote to approve the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals, is the affirmative vote of the holders of a majority of the outstanding shares of Ameritrade common stock entitled to vote at the special meeting. The amendment and restatement of our certificate of incorporation, including all of the related sub-proposals, is an integral part of a single transaction agreed to by TD and Ameritrade and reflected in the share purchase agreement. The approval of Proposal No. 2 (including each of the related Sub-Proposal Nos. 2A through 2F) is a condition to completion of the acquisition of TD Waterhouse, and thus a vote against this proposal (or against any of Sub-Proposal Nos. 2A through 2F) effectively will be a vote against the acquisition of TD Waterhouse.
      Proposal No. 3: The affirmative vote of the holders of a majority of the shares of Ameritrade common stock present in person or represented by proxy and voting on the matter is necessary to approve the amendment and restatement of the 1996 Long-Term Incentive Plan.
      Proposal No. 4: The affirmative vote of the holders of a majority of the shares of Ameritrade common stock present in person or represented by proxy and voting on the matter is necessary to approve the amendment and restatement of the 1996 Directors Incentive Plan.
      Proposal No. 5: The affirmative vote of the holders of a majority of the shares of Ameritrade common stock present in person or represented by proxy and voting on the matter is required to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on all matters if there are not sufficient votes at the time of the special meeting to approve Proposal No. 1 or Proposal No. 2, including each of the related sub-proposals.
      The directors and executive officers of Ameritrade and their respective affiliates collectively owned approximately 30% of the outstanding shares of Ameritrade common stock as of September 30, 2005 (inclusive of shares subject to stock options which may be exercised within 60 days following that date). Each member of the board of directors of Ameritrade has advised Ameritrade that he intends to vote all of the shares of Ameritrade common stock held, directly or indirectly, by him in favor of each of the above proposals (including each of the related sub-proposals). See “Stock Ownership of Certain Beneficial Owners and Management of Ameritrade” beginning on page 215.
      The Ricketts holders, the TA holders and SLP holders, which collectively own approximately 34% of the outstanding shares of Ameritrade common stock as of September 30, 2005, have agreed to vote their shares in favor of the issuance of Ameritrade common stock to TD and the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals. Several members of our board of directors are affiliated with the Ricketts holders and entities affiliated with Silver Lake Partners.

      As of the close of business on the record date for the special meeting, TD did not beneficially own any shares of Ameritrade common stock and, to the knowledge of TD, none of its directors or executive officers beneficially owned any shares of Ameritrade common stock.
Solicitation of Proxies
      Ameritrade will pay for all costs incurred by it in connection with the solicitation of proxies from its stockholders on behalf of its board of directors. In addition to solicitation by mail, the directors, officers and employees of Ameritrade, TD and their respective subsidiaries may solicit proxies from stockholders of Ameritrade in person or by telephone, telegram, facsimile or other electronic methods without additional compensation other than reimbursement for their actual expenses.
      Ameritrade has retained MacKenzie Partners, Inc., a professional proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting. Ameritrade will pay MacKenzie Partners a fee of approximately $12,500 for its services, plus reimbursement for reasonable out-of-pocket expenses.
      Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Ameritrade will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.
Recommendation of the Board of Directors
      The Ameritrade board of directors has unanimously approved the issuance of Ameritrade common stock to TD, and/or one or more of its affiliates, in accordance with the terms of the share purchase agreement, and the amendment and restatement of our certificate of incorporation. The compensation committee of the board of directors has unanimously approved the amended and restated stock plans. Based on Ameritrade’s reasons for the acquisition of TD Waterhouse described in this proxy statement, the Ameritrade board of directors believes that the issuance of Ameritrade common stock and the transactions contemplated by the share purchase agreement are fair to, and in the best interests of, Ameritrade’s stockholders and recommends that you vote “FOR” approval of the issuance of Ameritrade common stock to TD, and/or one or more of TD’s affiliates, in accordance with the terms of the share purchase agreement. The Ameritrade board of directors also recommends that you vote “FOR” approval of the amendment and restatement of our certificate of incorporation, or any of the related sub-proposals, “FOR” approval of the amendment and restatement of the 1996 Long-Term Incentive Plan and the 1996 Directors Incentive Plan and “FOR” approval of the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on all matters if there are not sufficient votes at the time of the special meeting to approve the proposals relating to the issuance of Ameritrade common stock to TD, and/or one or more of TD’s affiliates, in accordance with the terms of the share purchase agreement, the amendment and restatement of our certificate of incorporation, or any of the related sub-proposals.
      See “The Transaction — Ameritrade’s Reasons for the Transaction” beginning on page 52.

THE TRANSACTION
Background of the Transaction
      We regularly assess the competitive position of our products and services, technology and information systems, and of the online brokerage industry. Our industry has experienced significant consolidation in recent years and we believe that to remain competitive and enhance stockholder value it will be necessary for us to increase our scale and client base. To achieve these objectives, we have completed seven acquisitions since September 2001, including our combination with Datek Online Holdings Corp., which we completed in September 2002. We continuously explore and evaluate strategic opportunities and business scenarios as a part of our ongoing evaluation of changes in the marketplace, seeking opportunities to strengthen our business. As part of this process, our board of directors and management periodically consider and evaluate potential acquisition and consolidation opportunities that would further our strategic objectives and provide us with the opportunity to supplement our core business with complementary businesses and product and service offerings.
      Beginning in April 2003, we engaged in preliminary discussions with TD to explore a possible strategic combination of Ameritrade and TD Waterhouse. After entering into a confidentiality agreement on May 7, 2003, representatives of each company conducted mutual preliminary due diligence investigations, exchanged term sheets and held meetings to discuss various aspects of a potential transaction. However, these preliminary discussions were concluded in December 2003, without agreement on the economic and other key parameters of a potential transaction.
      Beginning in May 2004, J. Joe Ricketts, Chairman and Founder of Ameritrade, and W. Edmund Clark, President and Chief Executive Officer of TD, met on several occasions and had multiple telephone conversations to discuss their perspectives on the online brokerage market, the respective businesses of Ameritrade and TD Waterhouse and the potential for reinitiating discussions regarding a possible strategic combination of the Ameritrade and TD Waterhouse businesses.
      From May 2004 to the end of September 2004, J. Joe Ricketts, together with Scot Galliher of SCG Group Corporation, a financial advisor engaged by Mr. Ricketts, met on several occasions with Mr. Clark and representatives of Goldman, Sachs & Co., TD’s financial advisor, to discuss basic principles of a transaction in which Ameritrade would acquire TD Waterhouse. During this period, Mr. Ricketts periodically advised individual members of the Ameritrade board of directors regarding his communications with TD.
      In October 2004, senior members of Ameritrade management commenced discussions with senior members of TD management regarding a general overview of their respective businesses and potential synergies that might be derived from a potential combination. Following these meetings, on November 7, 2004, we entered into a confidentiality agreement with TD to facilitate further discussions and the related exchange and use of confidential information. On that same date, senior members of our management held a meeting with senior members of TD management, as well as Mr. Galliher and representatives of Goldman, Sachs & Co. At this meeting, the parties discussed economic and valuation concepts and issues relating to a potential business combination, including potential synergy opportunities and integration issues. These discussions continued to be general in nature, but the parties agreed to spend the next several weeks focusing on developing a financial model for valuing the Ameritrade and TD Waterhouse businesses.
      From November 2004 through December 2004, senior members of Ameritrade management and TD management continued to exchange preliminary financial information and to discuss potential synergies. In addition, at board meetings on November 18, 2004 and December 10, 2005, J. Joe Ricketts provided the Ameritrade board of directors with updates on the preliminary discussions with TD.
      On January 19, 2005, Joseph H. Moglia, Chief Executive Officer of Ameritrade, met with Mitchell H. Caplan, Chief Executive Officer of E*TRADE Financial Corporation, at an industry conference and discussed consolidation in the online brokerage industry and each of their respective businesses.

      From December 2004 through January 2005, J. Joe Ricketts and Mr. Galliher continued discussions with Mr. Clark and representatives of Goldman, Sachs & Co. regarding terms and conditions of a potential transaction involving Ameritrade and TD in which Ameritrade would acquire the U.S. retail securities brokerage business of TD. These discussions resulted in a draft non-binding term sheet for a potential strategic transaction involving Ameritrade and TD that TD delivered to Mr. Ricketts and his advisors on January 27, 2005. The term sheet proposed a transaction in which Mr. Ricketts and TD would generally appoint all of the members of the board of directors of the combined company, certain of whom would qualify as “independent directors” under the Nasdaq Marketplace Rules, and have approval rights with respect to significant corporate actions. The term sheet proposed that TD would receive 32% of the equity interest of the combined company in exchange for TD Waterhouse’s U.S. brokerage business. TD’s ownership would be limited to a 39.9% “standstill” on ownership for a period of three years, subject to exceptions. Mr. Ricketts subsequently provided that term sheet to the Ameritrade board of directors.
      On February 2, 2005, the Ameritrade board of directors held a special meeting to discuss the status of the preliminary discussions with TD, including the draft term sheet which J. Joe Ricketts had provided to the board of directors. Also at the meeting, senior members of Ameritrade management delivered a presentation to the board of directors that included information relating to the draft term sheet, the online brokerage industry, the Ameritrade business, the TD Waterhouse business and the potential merits and risks of entering into a potential transaction with TD. Mr. Clark, a representative of Goldman, Sachs & Co. and Mr. Galliher joined the meeting to answer questions from members of the Ameritrade board of directors.
      On February 9, 2005, the Ameritrade board of directors held a special meeting to further discuss structural elements of a potential transaction outlined in the draft term sheet, including strategic benefits of the combination, valuation of the respective entities and post-transaction board composition and governance. At this meeting, the board of directors decided to form an independent special committee. The board of directors appointed Mark L. Mitchell and Michael Fleisher, both of whom the board of directors determined to be independent directors with respect to the potential transaction, to serve as members of the special committee. The board of directors authorized the special committee to review, evaluate, investigate and negotiate the terms of a possible transaction with TD, and any alternative transaction, and to determine whether the transaction with TD, or an alternative transaction, is fair to, and in the best interests of, Ameritrade and its stockholders.
      The Ameritrade special committee held meetings on February 10, 2005, February 13, 2005 and February 15, 2005 to discuss the selection of a financial adviser and legal counsel to assist it and the full board of directors in performing their obligations with respect to evaluating the potential transaction with TD, or any alternative transaction. The special committee decided to engage Citigroup Global Markets Inc. to assist Ameritrade and the special committee in their evaluation of the potential transaction with TD and provide a fairness opinion, if requested, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, or WSGR, to provide legal representation to Ameritrade under the direction of its board of directors and the special committee.
      Following the Ameritrade 2005 annual meeting of stockholders on February 16, 2005, the Ameritrade board of directors held a regularly scheduled meeting at which it appointed Dan W. Cook, III, a newly elected director who the board of directors determined to be independent with respect to the potential transaction, to the special committee to serve with Messrs. Mitchell and Fleisher.
      On February 16, 2005 and February 20, 2005, the Ameritrade board of directors and the special committee held meetings to discuss the draft term sheet of January 27, 2005, as well as various issues relating to the proposed structure and the process for considering the potential transaction with TD. At these meetings, representatives of WSGR advised the board of directors and the special committee on their fiduciary obligations, as well as future processes in connection with the special committee and the board of directors’ consideration of the potential transaction and various legal and regulatory issues that might arise in connection with the potential transaction. WSGR also advised the special committee that it had contacted Potter Anderson & Corroon LLP to assist the special committee as special Delaware counsel.
      On February 23, 2005, Ellen L.S. Koplow, Executive Vice President and General Counsel of Ameritrade, and representatives of Citigroup and WSGR held a telephonic meeting with Mr. Galliher and representatives of Mayer, Brown, Rowe & Maw LLP, legal counsel to J. Joe Ricketts and his affiliates, to discuss the major issues contained in the draft term sheet, including structure of the transaction, relative valuations of Ameritrade and TD Waterhouse, and governance and management of Ameritrade following the completion of the potential transaction, including board representation.
      The Ameritrade special committee next met on February 28, 2005, to discuss the governance provisions of the draft term sheet of January 27, 2005, and the effect those terms could have on Ameritrade’s ability to enter into future strategic transactions. At this meeting, the special committee focused its analysis on the impact of the transaction outlined in the draft term sheet on Ameritrade’s standalone strategy and on other strategic alternatives available to Ameritrade, as well as the views of the committee members on consolidation in the industry and a potential for a future change of control of Ameritrade following the transaction. The special committee also reviewed the proposed rights that would be retained by certain stockholders of Ameritrade and the impact on other stockholders. The special committee discussed potential changes to the governance and economic terms set forth in the draft term sheet in light of these issues. Representatives from Citigroup also reviewed with the special committee their recent discussions with Messrs. Ricketts and Galliher regarding various valuation methodologies and other analyses with respect to the potential transaction. The special committee directed its legal and financial advisors to discuss alternatives to various provisions of the draft term sheet with TD’s advisors.
      On March 2, 2005, representatives of Citigroup, WSGR, Goldman, Sachs & Co. and Simpson Thacher & Bartlett LLP, legal counsel for TD, held a telephonic meeting at which they discussed principal issues, including structure of the transaction, relative valuation of Ameritrade and TD Waterhouse and governance and management of Ameritrade following the completion of the potential transaction, including board representation, the length and terms of the standstill provisions and rights to approve certain significant corporate actions. Following this meeting, on March 4, 2005, TD sent to Ameritrade a draft purchase agreement containing the proposed terms and conditions of an acquisition of TD Waterhouse by Ameritrade.
      On March 8, 2005, the Ameritrade special committee held a meeting at which a representative from Citigroup discussed certain preliminary financial analyses, including the financial effect of synergy opportunities identified by the management of Ameritrade in connection with the potential transaction. Senior members of management presented their strategic views of the potential transaction, as well as their views on other strategic alternatives, including the company’s prospects as a standalone business. A representative of WSGR also reviewed with the special committee various business and legal aspects of the potential transaction, including an update on recent discussions with Simpson Thacher with respect to the principal terms being discussed by the parties and their advisors. In addition, a representative of Potter Anderson discussed legal considerations relating to the provisions of the draft term sheet on governance and voting structure. The special committee made a preliminary determination that the financial aspects of the transaction, including the possible synergies, had the potential to be favorable to Ameritrade and its stockholders from a financial standpoint and that its advisors should address refinement of the governance structure. The special committee gave instructions to its advisors with regard to continued negotiations and conveying Ameritrade’s requirements for due diligence to TD.
      On March 11, 2005, representatives of WSGR and Simpson Thacher held a telephonic meeting to discuss governance, voting and other terms related to the potential transaction. WSGR proposed changes to the draft term sheet to address the Ameritrade special committee’s concerns regarding governance and management rights issues and the potential for a future change of control of Ameritrade following the transaction. On March 15, 2005, TD sent to Ameritrade additional comments to the draft term sheet based on the prior discussions. TD proposed to increase the role of independent directors on the board following a termination of its 39.9% ownership standstill until the fifth anniversary of the closing of the transaction, as well as a 66 2/3% ownership standstill, except for going private transactions, during that period. WSGR reported the results of these discussions to the special committee at a meeting held on March 20, 2005, and the special committee directed its advisors to continue negotiations with TD’s advisors, under the direction of the special committee.
      During March 2005, J. Joe Ricketts and Mr. Mitchell periodically communicated the status of discussions with TD and consideration of other strategic alternatives to members of the Ameritrade board of directors on an individual basis. On March 22, 2005, the Ameritrade board of directors held a meeting at which Mr. Mitchell, on behalf of the special committee, reported on the status of discussions with TD regarding the potential transaction, including the special committee’s preliminary analysis that the transaction had the potential to be favorable from a financial standpoint to Ameritrade and its stockholders, and that the special committee continued to refine the governance structure being discussed by the parties and their advisors. Mr. Mitchell described on behalf of the special committee the proposed changes to the draft term sheet. Mr. Ricketts informed the board of directors that based on his concerns about valuation in light of his views on recent developments in the online brokerage industry, as well as the changes to the term sheet proposed by the special committee, he was not willing to support the transaction as proposed. He advised the board of directors that he had informed TD of his concerns.
      On March 25, 2005 and April 3, 2005, the Ameritrade special committee held meetings to discuss with its advisors J. Joe Ricketts’s concerns with respect to the revised term sheet and the valuation of the proposed transaction. Mr. Ricketts attended the meeting held on April 3, 2005 to discuss his concerns with the special committee and express his preliminary interest in increasing his ownership in Ameritrade as an alternative to the proposed transaction with TD. At the meeting, a representative of WSGR discussed various business and legal considerations relating to a transaction in which Mr. Ricketts would increase his ownership in Ameritrade, as well as the special committee’s role with respect to its evaluation of such an increase. The special committee determined that the company’s senior management should prepare and present to the full board of directors management’s plans and assessment of the various strategic alternatives available to Ameritrade.
      On April 6, 2005, the Ameritrade board of directors held a special meeting to discuss the potential transaction with TD, J. Joe Ricketts’s views on the TD proposal and his ideas regarding alternative transactions in which he would increase his ownership in Ameritrade. At this meeting, senior members of Ameritrade management presented to the board of directors on current market conditions in the brokerage industry and the company’s strategic position. As part of this presentation, they reviewed with the board of directors the current strategy and standalone prospects as well as the potential synergies and financial projections under various scenarios, and the likelihood that those projections could be achieved. Mr. Galliher also made a presentation on behalf of Mr. Ricketts summarizing Mr. Ricketts’s views regarding the proposed transaction with TD and Mr. Ricketts’s ideas about increasing his ownership in Ameritrade as an alternative to the potential transaction with TD. At the meeting, a representative of Citigroup discussed with the board of directors financial aspects of the potential transaction with TD, as well as other potential alternatives, and a representative of WSGR outlined the fiduciary duties of the board of directors with respect to considering the various strategic alternatives. The board of directors discussed the current competitive landscape, the company’s business and strategy, the possible long-term and short-term effects of the various strategic possibilities and the associated potential risks and rewards posed by those alternatives.
      Over the next several weeks, the Ameritrade special committee worked closely with its advisors with respect to the structure of the potential transaction with TD and the preparation of a revised term sheet for the transaction. On April 20, 2005, the Ameritrade board of directors held a special meeting to discuss the proposed transaction with TD. A representative of WSGR presented to the board of directors various revisions to the draft TD term sheet reflecting changes that the special committee viewed as appropriate in order to address the governance and other issues it had previously identified, including ownership and board composition issues, as well as the rights that significant stockholders might have in the combined company. J. Joe Ricketts and Mr. Galliher discussed with the board of directors Mr. Ricketts’s concerns with the special committee’s proposed revisions and his desire to present alternative strategies to increase stockholder value for consideration by the board of directors. The board of directors discussed the revised term sheet and various strategic alternatives available to Ameritrade, as well as Mr. Ricketts’s ideas regarding strategic alternatives. A representative of WSGR also reviewed the fiduciary obligations of the board of directors and other legal considerations with respect to an evaluation of strategic alternatives. In light of the increased pace of negotiations, to facilitate the board being fully informed on a current basis, and in light of the Ameritrade board’s view that at least a majority of its members were independent with respect to the negotiation of the potential transaction, the board of directors determined that the full board of directors should undertake direct supervision of the potential transaction with TD, as well as other strategic alternatives available to Ameritrade, and that the work of the special committee would be suspended.
      In late April 2005, WSGR discussed with Simpson Thacher the concerns of the special committee and the board of directors with respect to the draft term sheet. On April 26, 2005, WSGR delivered to Simpson Thacher a proposed revised draft term sheet, and on May 1, 2005, TD presented Ameritrade with another revised draft term sheet for a potential transaction involving the two companies. The May 1, 2005 term sheet contained proposed revisions with respect to, among other matters, standstill term, board composition, including independent directors, and stockholder rights. The term sheet also introduced a proposal to commence a tender offer at an unspecified price in order to allow Ameritrade stockholders the ability to obtain liquidity and allow TD to increase its ownership.
      On May 5, 2005, Mr. Caplan sent a letter to Ameritrade’s board of directors and chief executive officer regarding E*TRADE’s desire to explore a business combination with Ameritrade and proposing economic terms for such a transaction, including 47.5% of the equity interests of the combined company to Ameritrade stockholders and approximately $1.5 billion in cash to Ameritrade stockholders.
      On May 11, 2005, the Ameritrade board of directors held a meeting to discuss the letter from E*TRADE dated May 5, 2005, the potential transaction with TD, and the views of J. Joe Ricketts, as well as other possible strategic alternatives. At the meeting, Mr. Moglia made a presentation on management’s views and analysis of the various proposals. Mr. Ricketts also made a presentation on his views regarding the E*TRADE and TD proposals, as well as his ideas with respect to possible alternative transactions, including an increase of his ownership. A representative of WSGR reviewed with the board of directors the various terms of the TD and E*TRADE proposals and discussed the fiduciary duties of the board of directors with respect to evaluating the proposals and considering strategic alternatives. Also at this meeting, representatives of Citigroup discussed with the board of directors a comparison of the January 27, 2005 and May 1, 2005 proposals and certain preliminary valuation analyses of TD Waterhouse. The board of directors instructed its advisors to continue discussions with TD to determine whether or not the parties could reach agreement on the terms and conditions of a strategic transaction. The board of directors also instructed management to issue a press release, which it did on May 12, 2005, stating that the board of directors supported Ameritrade’s growth strategy, the company would continue to explore strategic opportunities, the company was not for sale and the board of directors was confident in the Ameritrade management team and its strategy.
      On May 12, 2005, Mr. Caplan sent a second letter to Ameritrade’s board of directors and chief executive officer advising them of E*TRADE’s continued desire to pursue a business combination on the terms previously outlined in his letter dated May 5, 2005 and indicating a willingness to explore a merger-of-equals transaction structure. On that same date, E*TRADE publicly announced its proposal for a strategic combination with Ameritrade, as outlined in its letter to Ameritrade dated May 5, 2005.
      On May 15, 2005, the Ameritrade board of directors held a meeting to discuss the revised offer from E*TRADE dated May 12, 2005. The board of directors also discussed with its advisors certain of the proposed terms of the transaction with TD. The board of directors instructed its advisors to continue discussions with TD and present to TD various counterproposals with respect to terms of the potential transaction, and from May 15, 2005 through May 17, 2005, Ameritrade’s advisors held telephonic meetings with TD’s advisors to discuss the terms of the potential transaction. The Ameritrade board of directors next met on May 17, 2005, to discuss the status of negotiations between Ameritrade and TD, at which representatives of WSGR and Citigroup updated the board of directors regarding their discussions over the prior two days and Citigroup discussed certain preliminary financial analyses regarding the potential transaction with TD. The board of directors decided to continue to pursue negotiations with TD. The board of directors also discussed the recent E*TRADE proposal and decided that in order to be more fully informed regarding the proposal, Ameritrade should enter into a confidentiality and standstill agreement with E*TRADE to facilitate further discussions and to provide certain limitations on the ability of each party to make unsolicited offers to the other party’s stockholders during the period in which they were in discussions with each other.
      On May 18, 2005, Mr. Clark sent a letter to the Ameritrade special committee, which was accompanied by a non-binding term sheet setting out the revised principal provisions of a potential transaction with TD, including modified proposals with respect to ownership, board composition and governance. TD also proposed a tender offer price of $16 per share for up to 8% of the equity interests of the combined company. On May 20, 2005, based on instructions from the Ameritrade board of directors, representatives of Citigroup and WSGR held a telephonic meeting with representatives of Goldman, Sachs & Co. and Simpson Thacher to discuss Ameritrade’s response to TD’s revised term sheet of May 18, 2005.
      On May 21, 2005, TD sent Ameritrade a revised term sheet regarding the potential transaction. TD revised the provisions of the May 18, 2005 term sheet to reflect the discussions of the parties with respect to ownership and governance, and TD included a provision for the payment of a special cash dividend to Ameritrade stockholders of $1.00 per share. TD’s proposal included the opportunity for J. Joe Ricketts to participate as a co-bidder in the tender offer.
      At meetings on May 22 and May 23, 2005, the Ameritrade board of directors discussed the status of negotiations between Ameritrade and TD with respect to the terms of a potential transaction. The board of directors also discussed the status of negotiations between Ameritrade and E*TRADE with respect to a confidentiality and standstill agreement. The board of directors instructed its advisors to continue discussions with TD and E*TRADE and authorized its advisors and management to complete their due diligence review of TD Waterhouse. On May 24, 2005, Ameritrade and E*TRADE entered into a confidentiality and standstill agreement. E*TRADE subsequently made a presentation to senior members of Ameritrade management to explain the analysis that led to E*TRADE’s proposal on May 5, 2005.
      From late May 2005 to mid-June 2005, representatives of each of Ameritrade and TD, together with their respective financial and legal advisors, conducted due diligence investigations, including meetings with their counterpart and the reciprocal exchange of due diligence materials. The due diligence investigations encompassed matters relating to finance, accounting, internal audit, legal and regulatory compliance, technology and information systems, properties, human resources and each company’s businesses, including product and service offerings.
      On May 27, 2005 and May 30, 2005, TD sent to Ameritrade revised draft agreements containing terms and conditions of a potential transaction involving the two companies. From May 31, 2005 to June 22, 2005, representatives of Ameritrade and WSGR conducted negotiations with representatives of TD and Simpson Thacher concerning the definitive transaction documents relating to the potential transaction with TD. On May 31, 2005, Ameritrade and TD issued a joint press release stating that they were in discussions regarding a potential transaction involving the TD Waterhouse business.
      On June 2, 2005, Mr. Caplan sent a letter to Ameritrade confirming E*TRADE’s continued desire to pursue a business combination on the terms previously outlined in his letter dated May 5, 2005, and proposing certain changes to the terms outlined in that letter, including an increase to 50% of the equity interests of the combined company to Ameritrade stockholders and $2.0 billion in cash to Ameritrade stockholders.
      On June 3, 2005, the Ameritrade board of directors held a meeting to discuss the status of negotiations with TD and recent conversations with E*TRADE that were centered on developing a better understanding of E*TRADE’s proposal. Senior members of management presented comparative analyses of the proposals from TD and E*TRADE, as well as an update on their discussions with both of those parties. The board of directors discussed the two proposals and the need to conduct due diligence on

E*TRADE’s banking business. In June 2005, Ameritrade engaged Promontory Financial Group, a regulatory and consulting services firm, to assist its management team and advisors in conducting the due diligence investigation of E*TRADE’s commercial bank. From June 16, 2005 to June 21, 2005, representatives of Ameritrade, together with Promontory Financial Group, conducted financial due diligence investigations of E*TRADE, including E*TRADE’s banking business.
      On June 10, 2005, E*TRADE sent to Ameritrade a draft merger agreement setting forth proposed terms and conditions of a business combination of the two companies. On June 11, 2005, Ameritrade and E*TRADE entered into an expanded confidentiality agreement to allow full due diligence investigations to proceed on both companies, and on June 16, 2005, J. Joe Ricketts, J. Peter Ricketts, and Thomas S. Ricketts met with Mr. Caplan to discuss E*TRADE’s recent proposal.
      On June 17, 2005, the Ameritrade board of directors held a special meeting to discuss the status of discussions with and due diligence investigations of E*TRADE and TD. At the meeting, representatives of Citigroup provided the board of directors with an overview of E*TRADE and its businesses and reviewed with the board of directors comparative analyses of the proposals from TD and E*TRADE and discussed various strategic and financial considerations relating to each of the proposals. Promontory presented its analysis of the banking business of E*TRADE. Senior members of Ameritrade management also presented at this meeting on the current market conditions in the industry and the company’s strategic position and their views on the proposals, which included a discussion regarding expected financial and strategic synergies. In addition, representatives of WSGR discussed with the board of directors various business and legal aspects of the proposals, including the fiduciary duties of the board of directors in connection with its consideration of the proposals and legal and regulatory issues associated with the proposals. In addition, WSGR reviewed the terms of the draft transaction documents relating to the potential TD transaction, including, among other things, the conditions to closing, limitations on solicitation of alternative transactions, termination rights, and restrictions on share ownership and governance provisions. Following the review of the terms of the potential TD transaction, the board of directors discussed E*TRADE’s proposal and compared the terms and conditions of the proposal to those of the potential TD transaction.
      On the morning of June 18, 2005, the Ameritrade board of directors reconvened its special meeting to continue its discussions with respect to the proposals from TD and E*TRADE. J. Joe Ricketts reported to the board of directors regarding his recent conversation with Mr. Caplan on June 16, 2005. The board of directors determined that it was in the best interests of Ameritrade and its stockholders to continue discussions with each of TD and E*TRADE regarding a potential strategic transaction, and the board of directors directed its advisors and Ameritrade management to pursue that strategy in accordance with guidelines set by the board of directors. The board of directors also instructed Mr. Mitchell and WSGR to contact Mr. Clark and inform him of the board of directors’ decision.
      On June 18, 2005, immediately following the meeting of the Ameritrade board of directors, Mr. Mitchell and a representative from WSGR telephoned Mr. Clark and discussed with him the Ameritrade board of directors’ desire to evaluate E*TRADE’s proposal and complete its due diligence investigation of E*TRADE.
      Later that morning, senior members of Ameritrade management and Ameritrade’s advisors held a telephonic meeting with senior members of E*TRADE management and E*TRADE’s advisors to inform them of the Ameritrade board of directors’ decision and to discuss a process and timetable for continued discussions and due diligence investigation.
      Later that afternoon, Mr. Mitchell and a representative from WSGR held a telephonic meeting with Mr. Clark and a representative from Simpson Thacher at which Mr. Clark indicated TD’s unwillingness to delay the transaction process as Ameritrade had proposed.
      Following the telephonic meeting that afternoon, Mr. Clark sent a letter addressed to the Ameritrade board of directors, which was dated June 18, 2005, acknowledging Ameritrade’s intention to evaluate E*TRADE’s proposal. In his letter, Mr. Clark informed the Ameritrade board of directors that TD was, subject to certain conditions, willing to delay the transaction process with Ameritrade for two business days.

      From June 19, 2005 to June 21, 2005, representatives of WSGR conducted negotiations with E*TRADE’s legal counsel concerning the proposed terms of definitive transaction documents for a combination with E*TRADE.
      On June 19, 2005, Mr. Mitchell and representatives from WSGR held various telephonic meetings with Mr. Clark and representatives from Simpson Thacher to discuss Mr. Clark’s letter and address outstanding issues with respect to the terms of Ameritrade’s proposed transaction with TD.
      On June 19, 2005, the Ameritrade board of directors held a special meeting to discuss the status of discussions with TD and E*TRADE. Representatives from WSGR provided the board of directors with an update with respect to discussions with TD and E*TRADE. The board of directors decided to continue to pursue discussions with both TD and E*TRADE.
      From June 20, 2005 to June 21, 2005, representatives of Ameritrade and E*TRADE, together with their respective financial and legal advisors, conducted due diligence investigations, including meetings with their counterparts, and the reciprocal exchange of due diligence materials. The due diligence encompassed matters relating to finance, accounting, internal audit, legal and regulatory compliance, technology and information systems, properties, human resources and each company’s businesses, including product and service offerings.
      On June 20, 2005, Mr. Mitchell and representatives from WSGR held a telephonic meeting with Mr. Clark and representatives from Simpson Thacher to discuss various outstanding issues with respect to Ameritrade’s proposed transaction with TD, including structure, valuation and premium, and governance and management. Following this meeting, the Ameritrade board of directors held a special meeting to discuss the status of discussions with and due diligence investigations of TD and E*TRADE. Representatives from Citigroup and WSGR provided the board of directors with an update with respect to discussions with TD and E*TRADE. The board of directors determined to continue to pursue discussions with both TD and E*TRADE.
      On June 21, 2005, J. Joe Ricketts shared with the Ameritrade board of directors further analysis of the TD and E*TRADE proposals performed by Mr. Galliher. Later that day, Mr. Caplan sent a letter addressed to the Ameritrade board of directors, in which he confirmed E*TRADE’s continued desire to pursue a strategic business combination with Ameritrade and made a revised proposal with respect to specific valuation and ownership terms, including an increase to 51% of the equity interests of the combined company by Ameritrade stockholders and $2.3 billion in cash to Ameritrade stockholders.
      Also on June 21, 2005, Mr. Clark sent a letter addressed to the Ameritrade board of directors which contained a revised and final proposal with respect to valuation and ownership terms in connection with a combination of Ameritrade and TD Waterhouse, and included an increase in the proposed special cash dividend to Ameritrade stockholders to $6.00 per share.
      Also on June 21, 2005, Mr. Caplan called J. Joe Ricketts to discuss E*TRADE’s revised proposal with respect to a business combination with Ameritrade. In addition, Mr. Mitchell and representatives from Citigroup held a telephonic meeting with Mr. Clark and representatives from Goldman, Sachs & Co. to discuss TD’s revised proposal and a separate telephonic meeting with representatives of E*TRADE to discuss its proposal.
      On the evening of June 21, 2005, the Ameritrade board of directors held a special meeting to discuss the status of discussions with TD and E*TRADE and the revised proposals received from each of those parties earlier in the day. All of the members of the board of directors were present at the meeting, along with senior members of management and advisors. Promontory presented its report on its due diligence investigation of E*TRADE’s bank. Senior members of management also reported to the board of directors on Ameritrade’s due diligence investigation of E*TRADE. Representatives from Citigroup and WSGR provided the board of directors with an update with respect to discussions with TD and E*TRADE and reviewed the revised proposals from those parties. The board of directors discussed the revised proposals from TD and E*TRADE, including their financial and other terms, the risks and opportunities identified in connection with the proposals and the strategic implications of the proposals. Following these discussions, the board of directors determined that the acquisition of TD Waterhouse, when considered in light of its financial and other terms as well as the risks attendant in each of the proposals, represented the best strategic transaction for Ameritrade and its stockholders. The board of directors directed management and its advisors to work with TD and its advisors to complete negotiations and finalize the transaction documents. Following the meeting, J. Joe Ricketts telephoned Mr. Caplan of E*TRADE to inform him of the board of directors’ decision to accept TD’s proposal. Mr. Ricketts also telephoned Mr. Clark to advise him that the Ameritrade board had unanimously approved the TD proposal and that the Ricketts holders supported the transaction.
      On June 22, 2005, the Ameritrade board of directors held a special meeting to discuss the terms and conditions of the share purchase agreement and related agreements, including the stockholders agreement, the voting agreement and the registration rights agreement and the Canadian purchase agreement that had been negotiated by Ameritrade and TD. At the meeting, representatives of Citigroup reviewed its material financial analyses prepared in connection with the preparation of its opinion. Citigroup then delivered its oral opinion, which was subsequently confirmed in writing, that, as of June 22, 2005, and based on and subject to the matters set forth in its opinion, the 193,600,000 shares of Ameritrade common stock to be paid by Ameritrade in the acquisition of TD Waterhouse pursuant to the original share purchase agreement was fair, from a financial point of view, to Ameritrade. After deliberating on the foregoing, the board of directors determined that the proposed transaction with TD was fair to and in the best interests of the company and its stockholders, approved the share purchase agreement and related agreements, directed that the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement and the amendment and restatement of the certificate of incorporation be submitted for consideration by Ameritrade stockholders at a special meeting of Ameritrade stockholders, and resolved to recommend that Ameritrade stockholders vote in favor of the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement and the amendment and restatement of the certificate of incorporation.
      Following the meeting of the Ameritrade board of directors on June 22, 2005, Ameritrade and TD entered into the share purchase agreement and related agreements, each dated as of June 22, 2005, and the parties issued a joint press release on June 22, 2005, announcing that the parties had entered into a definitive agreement for Ameritrade to acquire TD Waterhouse.
      On October 28, 2005, Ameritrade and TD executed amendment no. 1 to the share purchase agreement, pursuant to which the parties agreed to increase the number of shares of Ameritrade common stock to be issued to TD and its affiliates in connection with the transaction by 2,700,000 shares to 196,300,000 shares. In connection with the amendment of the share purchase agreement, Ameritrade did not request, and does not currently expect that it will request, an updated opinion from Citigroup. Citigroup has not updated its opinion in connection with the amendment to the purchase agreement to increase the number of shares of Ameritrade common stock to be issued to TD from 193,600,000 shares to 196,300,000 shares.
Ameritrade’s Reasons for the Transaction
      The Ameritrade board of directors has determined that the share purchase agreement, the amendment and restatement of our certificate of incorporation, the other agreements entered into in connection with the share purchase agreement and the transactions contemplated by all of these agreements are fair to, and in the best interests of, Ameritrade and its stockholders. In approving these agreements and the transactions contemplated by them, the Ameritrade board of directors consulted with its financial advisors with respect to the financial aspects and fairness of the acquisition of TD Waterhouse to Ameritrade from a financial point of view and with its legal counsel as to its fiduciary duties and the terms of the share purchase agreement and the other agreements entered into in connection with the share purchase agreement, including the stockholders agreement and the amendment and restatement of our certificate of incorporation. In reaching its determination to approve these agreements and the transactions contemplated by these agreements, the Ameritrade board of directors, with advice from the special committee of the Ameritrade board of directors, Ameritrade’s executive officers and Ameritrade’s financial and legal advisors, considered a number of factors, including the following material factors:

•	The board of directors’ knowledge of Ameritrade’s business, operations, financial condition and prospects and of TD Waterhouse’s business, operations, financial conditions and prospects, taking into account the results of Ameritrade’s due diligence review of TD Waterhouse, discussions with management of TD Waterhouse and TD and the presentations and evaluation of Ameritrade’s financial advisor.

•	The board of directors’ knowledge of the current and prospective environment in which Ameritrade and TD Waterhouse operate, including political and economic conditions, the competitive environment, the market for potential acquisitions and the likely effect of these factors on Ameritrade’s and TD Waterhouse’s potential growth, development, productivity, profitability and strategic options.

•	The board of directors’ assessment that the acquisition of TD Waterhouse is reasonably likely to enhance Ameritrade’s strategic goal of increasing the scale of Ameritrade’s business and expanding its operations into the long-term investor market, which is expected to reduce volatility in Ameritrade’s business, increase Ameritrade’s exposure to higher-growth brokerage markets and fill out the suite of services Ameritrade offers to its clients so as to provide a more attractive comprehensive brokerage solution.

•	The work of the special committee of the board of directors and its views regarding the terms and financial aspects of the transaction provided to the board of directors;

•	The significant synergy opportunities identified by Ameritrade management in connection with the acquisition of TD Waterhouse, including expected cost savings and increased revenue opportunities, and the timeline for achievement of these synergies projected by Ameritrade management following its due diligence investigation of TD Waterhouse.

•	The experience of Ameritrade’s management in implementing previous acquisitions and substantially achieving or surpassing projected integration and synergy targets and timelines, and the expectation that the combined company following the acquisition of TD Waterhouse would continue to be managed by Ameritrade’s experienced senior executives.

•	The financial terms of the acquisition of TD Waterhouse, including the immediate liquidity to be provided to Ameritrade stockholders through the special dividend and the tender offer to be made by TD (and J. Joe Ricketts at his election), together with the realization of the synergy opportunities projected in connection with the acquisition of TD Waterhouse and the ability of Ameritrade’s stockholders to continue to participate in any future growth of Ameritrade.

•	The premium on the dividend adjusted stock price as of the date of executing the share purchase agreement and possible liquidity provided to Ameritrade stockholders in connection with the tender offer to be made by TD (and J. Joe Ricketts at his election), subject to proration in the event the tender offer is oversubscribed.

•	The board of directors’ understanding of the other strategic alternatives likely to be available to Ameritrade, including the terms of an alternative transaction proposed by E*TRADE following discussions between Ameritrade and E*TRADE.

•	The stockholder and regulatory approvals required in connection with the acquisition of TD Waterhouse and the other terms of the share purchase agreement, and the likelihood that, once the share purchase agreement had been entered into, the acquisition of TD Waterhouse would be completed if the issuance of Ameritrade common stock in accordance with the terms of the share purchase agreement and the amendment and restatement of our certificate of incorporation were approved by our stockholders and the acquisition of TD Waterhouse were approved by applicable regulatory agencies.

•	The terms of the stockholders agreement, including provisions providing for restrictions on the acquisition and transfer of Ameritrade common stock by TD and the Ricketts holders, and the requirements to be followed by TD in seeking to effect certain “going private” transactions with respect to Ameritrade.

•	The financial analysis presented by Citigroup, as financial advisor to Ameritrade, and the opinion delivered by Citigroup to the effect that, as of June 22, 2005, and based upon and subject to the assumptions made, matters considered and limitations set forth in the opinion, the 193,600,000 shares of Ameritrade common stock to be paid by Ameritrade pursuant to the original share purchase agreement was fair to Ameritrade from a financial point of view. See “The Transaction — Opinion of Ameritrade’s Financial Advisor” beginning on page 55, including the board of directors’ view that the results of Citigroup’s analyses, described below, of indicative transaction multiples, comparable companies, precedent transactions, discounted cash flow, contribution, pro forma merger results, current equity value and present value of potential stock prices, all demonstrated that the transaction was financially favorable to Ameritrade stockholders. However, as noted below under “The Transaction — Opinion of Ameritrade’s Financial Advisor,” Citigroup made no attempt to assign specific weights to particular analyses or factors in rendering its opinion, and the board of directors therefore considered Citigroup’s analyses as a whole in evaluating the financial aspects of the transaction and Citigroup’s fairness opinion. The opinion of Citigroup will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to completion of the transaction. Ameritrade did not request, and does not currently expect that it will request, an updated opinion from Citigroup. In particular, Citigroup was not requested to update, and has not updated, its opinion in connection with the amendment to the share purchase agreement to increase the number of shares of Ameritrade common stock to be issued to TD from 193,600,000 shares to 196,300,000 shares.
      In the course of its deliberations, the Ameritrade board of directors also considered a variety of risks and other potentially negative factors concerning the acquisition of TD Waterhouse, including the following:

•	The fact that TD would hold approximately 32% of the diluted shares outstanding of TD Ameritrade common stock upon consummation of the acquisition of TD Waterhouse and would be permitted to acquire, subject to certain qualifications, up to 39.9% of the outstanding TD Ameritrade common stock during the three years from the closing, up to 45% for the remainder of the term of the stockholders agreement (a maximum of 10 years following the closing) and an unlimited number of shares of TD Ameritrade common stock following the termination of the stockholders agreement. In this regard, the Ameritrade board of directors considered the impact this could have on the willingness of a third party to propose a strategic transaction with Ameritrade in the future.

•	The terms of the share purchase agreement restricting Ameritrade’s solicitation of third party acquisition proposals and providing for Ameritrade’s payment of a termination fee to TD in specified events and the terms of the voting agreement entered into by certain Ameritrade stockholders, all of which the Ameritrade board of directors understood, while required by TD as a condition to TD’s willingness to enter into the share purchase agreement, could affect the willingness of a third party to propose a competing business transaction with Ameritrade.

•	The terms of the stockholders agreement imposing restrictions on the board composition and corporate governance of Ameritrade following the acquisition of TD Waterhouse and providing for certain rights of TD and the Ricketts holders to purchase Ameritrade securities to maintain their ownership percentage.

•	The possibility that the synergies and other financial and strategic benefits expected to be achieved in the acquisition of TD Waterhouse would not be obtained on a timely basis or at all.

•	The risks and costs that could be borne by Ameritrade if the acquisition of TD Waterhouse is not completed, including the diversion of management and employee attention during the period after the signing of the share purchase agreement, potential employee attrition and the potential effect on Ameritrade’s business and client relations. In that regard, under the share purchase agreement, Ameritrade must conduct its business in the ordinary course and is subject to a variety of other restrictions on the conduct of its business prior to completion of the acquisition of TD Waterhouse or termination of the share purchase agreement, which may delay or prevent Ameritrade from undertaking business opportunities that may arise.

•	The additional debt to be incurred by Ameritrade in connection with financing the special dividend.

•	The additional dilution to Ameritrade stockholders as a result of the issuance of Ameritrade common stock to TD in connection the acquisition of TD Waterhouse and the adjustments to outstanding options to reflect the payment of the special dividend.

      The foregoing discussion of the information considered by Ameritrade’s board of directors is not exhaustive, but includes the material factors that Ameritrade’s board of directors considered in approving and recommending the issuance of Ameritrade common stock in accordance with the terms of the share purchase agreement and the amendment and restatement of our certificate of incorporation. In view of the wide variety of factors considered by Ameritrade’s board of directors in connection with its evaluation of the acquisition of TD Waterhouse and the complexity of these factors, the Ameritrade board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision. The board of directors discussed the factors described above, including asking questions of Ameritrade’s senior management and legal and financial advisor, and unanimously determined that the acquisition of TD Waterhouse was in the best interests of Ameritrade and its stockholders. In considering the factors described above, individual directors may have assigned different weights to different factors. Ameritrade’s board of directors relied on the experience and expertise of Ameritrade’s financial advisor for quantitative analysis of the financial terms of the acquisition of TD Waterhouse. See below under “The Transaction — Opinion of Ameritrade’s Financial Advisor” beginning on page 55.
      The above explanation of the reasoning of Ameritrade’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 38.
      For the reasons set forth above, Ameritrade’s board of directors has approved the share purchase agreement, the other agreements entered into in connection with the share purchase agreement and the transactions contemplated by those agreements, has concluded that the transactions are advisable and in the best interests of Ameritrade and its stockholders and unanimously recommends that Ameritrade stockholders vote for the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement and the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals.
Opinion of Ameritrade’s Financial Advisor
      Ameritrade and a special committee of the board retained Citigroup to act as financial advisor in connection with the acquisition of TD Waterhouse. Pursuant to Citigroup’s engagement letter with Ameritrade and the special committee, Citigroup rendered to the Ameritrade board of directors and the special committee on June 22, 2005 an oral opinion, which was subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of the opinion and based upon and subject to the considerations and limitations set forth in the opinion, Citigroup’s work described below and other factors it deemed relevant, the 193,600,000 shares of Ameritrade common stock to be paid by Ameritrade in the acquisition of TD Waterhouse pursuant to the original share purchase agreement was fair, from a financial point of view, to Ameritrade.
      The opinion of Citigroup will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to completion of the transaction. Ameritrade did not request, and does not currently expect that it will request, an updated opinion from Citigroup. In particular, Citigroup was not requested to update, and has not updated, its opinion in connection with the amendment to the share purchase agreement to increase the number of shares of Ameritrade common stock to be issued to TD from 193,600,000 shares to 196,300,000 shares.
      The full text of Citigroup’s opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Appendix B to this proxy statement and is incorporated into this proxy statement by reference. The summary of Citigroup’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Ameritrade common stock are urged to read Citigroup’s opinion carefully and in its entirety.
      Citigroup’s opinion was provided for the information of the Ameritrade board of directors and the special committee in their evaluation of the proposed acquisition of TD Waterhouse and was limited solely to the fairness of the consideration to be paid by Ameritrade in the acquisition of TD Waterhouse from a financial point of view as of the date of the opinion. Neither Citigroup’s opinion nor its related analyses constituted a recommendation of the acquisition of TD Waterhouse to the Ameritrade board of directors or the special committee. Citigroup makes no recommendation to any stockholder regarding how such stockholder should vote or act on any matters relating to the acquisition of TD Waterhouse, including whether any stockholder should tender shares of Ameritrade common stock in the tender offer to be made by TD following consummation of the acquisition of TD Waterhouse and in which J. Joe Ricketts may participate as a co-bidder.
      In arriving at its opinion, Citigroup reviewed the share purchase agreement, the Canadian purchase agreement, the stockholders agreement and the voting agreement and held discussions with senior officers, directors and other representatives and advisors of Ameritrade and senior officers and other representatives of TD and TD Waterhouse concerning the business, operations and prospects of Ameritrade and TD Waterhouse. Citigroup examined publicly available business and financial information relating to Ameritrade and TD Waterhouse, as well as financial forecasts and other information and data relating to Ameritrade and TD Waterhouse which were provided to or otherwise reviewed by or discussed with Citigroup by the respective managements of Ameritrade, TD and TD Waterhouse, including information relating to the potential strategic implications and operational benefits anticipated by the managements of Ameritrade, TD and TD Waterhouse to result from the acquisition of TD Waterhouse, including adjustments to the forecasts and other information and data relating to TD Waterhouse discussed with Citigroup by the management of Ameritrade. Citigroup reviewed the financial terms of the acquisition of TD Waterhouse as set forth in the share purchase agreement in relation to, among other things:

•	current and historical market prices and trading volumes of Ameritrade common stock;

•	the historical and projected earnings and other operating data of Ameritrade and TD Waterhouse; and

•	the capitalization and financial condition of Ameritrade and TD Waterhouse.
      Citigroup considered, based upon publicly available information and information provided by the management of Ameritrade, the financial terms of other transactions that Citigroup considered relevant in evaluating the acquisition of TD Waterhouse and analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of Ameritrade and TD Waterhouse. Citigroup also evaluated the pro forma financial effects of the acquisition of TD Waterhouse on Ameritrade. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.
      In rendering its opinion, Citigroup assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and upon the assurances of the managements of Ameritrade, TD and TD Waterhouse that they were not aware of any relevant information that was omitted or that remained undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to Ameritrade and TD Waterhouse provided to or otherwise reviewed by or discussed with it, and, in the case of potential pro forma effects of, and strategic implications and operational benefits resulting from, the acquisition of TD Waterhouse, Citigroup was advised by the respective managements of Ameritrade, TD and TD Waterhouse that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Ameritrade, TD and TD Waterhouse as to the future financial performance of Ameritrade and TD Waterhouse and assumed, with the consent of the Ameritrade board of directors and the special committee, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the acquisition of TD Waterhouse) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. Citigroup assumed, with the consent of the Ameritrade board of directors and the special committee, that the acquisition of TD Waterhouse will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the acquisition of TD Waterhouse, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Ameritrade or TD Waterhouse or the contemplated benefits of the acquisition of TD Waterhouse. Citigroup also assumed that the Canadian share purchase will be consummated in accordance with the terms of the Canadian purchase agreement.
      Citigroup’s opinion relates to the relative values of Ameritrade and TD Waterhouse after giving effect to the Canadian share purchase and the Reorganization. Citigroup did not express any opinion as to the price at which the Ameritrade common stock will trade at any time. Citigroup did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Ameritrade or TD Waterhouse, nor did Citigroup make any physical inspection of the properties or assets of Ameritrade or TD Waterhouse.
      Citigroup was familiar with the discussions that the management of Ameritrade engaged in with E*TRADE regarding a possible merger with E*TRADE. Citigroup expressed no view as to, and its opinion did not address, the relative merits of the acquisition of TD Waterhouse as compared to any alternative business strategies or transactions that might exist for Ameritrade or the effect of any other transaction in which Ameritrade might engage, including any transaction with E*TRADE. Citigroup’s opinion relates solely to the fairness, from a financial point of view, as of June 22, 2005, of the consideration to be paid by Ameritrade in the acquisition of TD Waterhouse, and does not address any other matter, including the terms of the Canadian share purchase, the stockholders agreement or the tender offer to be made by TD following the consummation of the acquisition of TD Waterhouse and in which J. Joe Ricketts may participate as a co-bidder and Citigroup expressed no view as to the price per share of Ameritrade common stock to be paid pursuant to the tender offer or whether any Ameritrade stockholder should tender shares of Ameritrade common stock in the tender offer. Citigroup’s opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.
      In connection with rendering its opinion, Citigroup made a presentation to the Ameritrade board of directors and the special committee on June 22, 2005 with respect to the material financial analyses performed by Citigroup in evaluating the fairness of the consideration to Ameritrade as of the date of Citigroup’s opinion. The following is a summary of that presentation. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Citigroup, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to June 21, 2005, and is not necessarily indicative of current or future market conditions.
      References to fiscal years refer to actual September fiscal years for Ameritrade and references to “September fiscal” years refer to twelve-month periods ended September 30 for each of TD Waterhouse, The Charles Schwab Corporation and E*TRADE.
     Indicated Transaction Multiples
      Citigroup calculated various multiples resulting from the acquisition of TD Waterhouse. These calculations were based on financial analyses and forecasts for TD Waterhouse prepared by Ameritrade management after giving pro forma effect to the Reorganization. Citigroup calculated the multiple of the implied transaction value based on the closing price of Ameritrade common stock on May 4, 2005 (the last trading day prior to press reports regarding E*TRADE’s proposal to merge with Ameritrade) and

June 21, 2005 to TD Waterhouse’s September fiscal 2005 estimated revenue, pre-tax income prior to advertising expense and net income and to TD Waterhouse’s September fiscal 2006 estimated net income. Citigroup also calculated the multiple of the implied transaction value to September fiscal 2005 and September fiscal 2006 estimated net income assuming fully phased-in pre-tax cost and revenue synergies of $378 million and $200 million, respectively.
      The following table presents the results of these calculations:

	Closing Price

	May 4,		June 21,
	2005		2005

Stock Price	$10.78		$14.82
Transaction Value (in millions)	$2,091		$2,874
Price as a Multiple of:
September Fiscal 2005 Estimated Revenue	2.6	x	3.6	x
September Fiscal 2005 Estimated Pre-Tax, Pre-Advertising Income	8.6	x	11.8	x
September Fiscal 2005 Estimated Net Income	20.6	x	28.3	x
September Fiscal 2006 Estimated Net Income	17.9	x	24.6	x
September Fiscal 2005 Estimated Net Income with Synergies	4.9	x	6.7	x
September Fiscal 2006 Estimated Net Income with Synergies	4.7	x	6.5	x
     Comparable Companies Analysis
      Citigroup reviewed market values and trading multiples for the following three publicly held companies in the on-line brokerage industry and compared them with financial data for TD Waterhouse prepared by Ameritrade management, which gave pro forma effect to the Reorganization:

•	The Charles Schwab Corporation

•	E*TRADE; and

•	Ameritrade.
      All multiples were based on closing stock prices on May 4, 2005, the last trading day before press reports regarding E*TRADE’s proposal to merge with Ameritrade. The forecasted financial information used by Citigroup for the selected comparable companies in the course of this analysis was based on information it obtained from Institutional Brokers Estimate System, or IBES, estimates. Given that the multiples derived from this comparable companies analysis for The Charles Schwab Corporation and E*TRADE were based on Wall Street consensus estimates, the forecasted financial information used by Citigroup for Ameritrade also was based on Wall Street consensus estimates. IBES is a database owned and operated by Thomson Financial, which contains estimated and actual earnings, cash flows, dividends, sales and pre-tax income data for companies in the U.S., Europe, Asia and emerging markets.
      For each of the selected comparable companies, Citigroup derived and compared, among other things:

•	the ratio of price to last twelve months earnings, September fiscal 2005 estimated earnings, next twelve months estimated earnings, and September fiscal 2006 estimated earnings;

•	the ratio of firm value to September fiscal 2005 and September fiscal 2006 estimated revenue; and

•	the ratio of firm value to September fiscal 2005 and September fiscal 2006 estimated earnings before interest, taxes, depreciation and amortization (EBITDA).

      The following table sets forth the results of this analysis.

Comparable Companies at
May 4, 2005
Closing Price

	Range	Median

Ratio of Price to:
Last Twelve Months Earnings	11.5x - 23.0x	14.5x
September fiscal 2005 Estimated Earnings	11.2x - 21.1x	13.6x
Next Twelve Months Estimated Earnings	10.7x - 19.0x	12.7x
September fiscal 2006 Estimated Earnings	10.3x - 17.6x	12.3x
Ratio of Firm Value to:
September fiscal 2005 Estimated Revenue	2.8x - 4.2x	2.9x
September fiscal 2006 Estimated Revenue	2.6x - 4.0x	2.7x
Ratio of Firm Value to:
September fiscal 2005 Estimated EBITDA	6.3x - 9.9x	7.6x
September fiscal 2006 Estimated EBITDA	5.4x - 8.7x	7.1x
      Based on this analysis, Citigroup derived a reference range for the implied equity value of TD Waterhouse, after giving pro forma effect to the Reorganization, of approximately $1.3 billion to $1.5 billion. Citigroup calculated that this range of implied equity value would result in implied equity ownership by TD in the combined company, calculated by dividing the implied equity valuation by the sum of Ameritrade’s market capitalization as of May 4, 2005 and the implied equity valuation, of approximately 23% to 25%.
     Precedent Transactions Analysis
      Citigroup reviewed multiples of price paid to last twelve months revenues and number of funded accounts based upon non-public information provided by Ameritrade regarding five acquisition transactions in the on-line brokerage industry. Based upon this information and financial data for TD Waterhouse prepared by Ameritrade management, Citigroup derived a reference range for the implied equity value of TD Waterhouse, after giving pro forma effect to the Reorganization, of approximately $1.6 billion to $2.3 billion. Citigroup calculated that this range of implied equity value would result in a range of implied equity ownership by TD in the combined company, calculated by dividing the implied equity valuation by the sum of Ameritrade’s market capitalization as of May 4, 2005 and the implied equity valuation, of approximately 26% to 34%. Based upon the transaction multiples for the single precedent transaction Citigroup believed to be most comparable to the acquisition of TD Waterhouse, Citigroup derived a reference range for the implied equity value of TD Waterhouse of approximately $2.7 billion to $3.2 billion, which would result in a range of implied equity ownership by TD in the combined company of approximately 38% to 42%. Based upon the transaction multiples for all precedent transactions reviewed by Citigroup, Citigroup derived a reference range for the implied equity value of TD Waterhouse of approximately $1.6 billion to $2.3 billion, which would result in a range of implied equity ownership by TD in the combined company of approximately 26% to 34%.
     Discounted Cash Flow Analysis
      Citigroup performed a discounted cash flow analysis to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that TD Waterhouse could generate over September fiscal 2005 through September fiscal 2009 based upon estimated financial data for TD Waterhouse prepared by Ameritrade management, which gave pro forma effect to the Reorganization. Citigroup also performed a discounted cash flow analysis to calculate the estimated present value of the unlevered, after-tax free cash flows that TD Waterhouse could generate over the same period taking into account 100% of approximately $378 million in annual cost savings synergies estimated by Ameritrade management to result from the acquisition of TD Waterhouse, phased-in at 33.8% in fiscal 2006, 87.5% in fiscal 2007 and 100% in fiscal

2008. In addition, Citigroup performed a discounted cash flow analysis to calculate the estimated present value of the unlevered, after-tax free cash flows that TD Waterhouse could generate over the same period taking into account 100% of approximately $378 million in annual cost savings synergies, phased-in as described above, and approximately $161 million in annual revenue synergies (net of attrition) estimated by Ameritrade management to result from the acquisition of TD Waterhouse, phased-in at 56.6% in fiscal 2006, 97.1% in fiscal 2007 and 100% in fiscal 2008.
      In each case, Citigroup calculated a range of estimated terminal values by applying a range of terminal net income multiples of 13.5x — 15.5x to TD Waterhouse’s September fiscal 2009 estimated net income. The present value of the cash flows and terminal values were calculated using discount rates ranging from 13.2% to 15.2%. This analysis indicated the following approximate implied equity value reference ranges for TD Waterhouse and implied equity ownership ranges for TD in the combined company as compared to the actual equity ownership of TD following the acquisition of TD Waterhouse.

			Actual TD
	Implied Equity		Equity Ownership
	Value Reference		Following
	Range	Implied TD Equity	Acquisition of TD
	($ in millions)	Ownership Range	Waterhouse

TD Waterhouse Standalone	$1,700 - $1,800	28% - 29%	32%
TD Waterhouse with 100% of Cost Synergies	$3,900 - $4,300	47% - 49%	32%
TD Waterhouse with 100% of Cost and Revenue Synergies	$4,900 - $5,400	52% - 55%	32%
     Contribution Analysis
      Based upon historical operating and financial information for the 12 months ended March 2005 and Ameritrade and TD Waterhouse management estimates of future operating and financial information for fiscal 2005 for Ameritrade and September fiscal 2005 for TD Waterhouse, in each case after giving effect to the Canadian share purchase and the Reorganization, respectively, Citigroup reviewed the implied ownership percentages of TD in the combined company based upon the relative contribution of TD Waterhouse to the combined company on a pro forma basis in terms of daily average revenue trades (DARTs), client accounts, revenue, pre-tax income and pre-tax income prior to advertising expense. Citigroup compared the results of this analysis with implied ownership percentages in the combined company for TD derived from the analyses described above under “Comparable Companies Analysis,” “Precedent Transactions Analysis” and “Discounted Cash Flow Analysis.”
      Citigroup calculated the overall mean of the implied TD ownership percentages based upon the foregoing analysis, without taking into account any cost savings or revenue synergies. Citigroup also calculated this overall mean applying to TD Waterhouse 50% and 100%, respectively, of the approximate $3.4 billion estimated present value of the approximately $378 million in annual cost savings synergies, phased-in at 33.8% in fiscal 2006, 87.5% in fiscal 2007 and 100% in fiscal 2008, and approximately $161 million in annual revenue synergies (net of attrition) estimated by Ameritrade management to result from the acquisition of TD Waterhouse, phased-in at 56.6% in fiscal 2006, 97.1% in fiscal 2007 and 100% in fiscal 2008, based upon a terminal multiple of 14.5x fiscal 2009 total after-tax synergies and a discount rate of 14.2%.

      The following table presents the results of this analysis:

Actual
Pro Forma
Ownership
of TD

32%

Implied TD
Ownership

Contribution to Historical Operating Data — 12 Months Ended March 2005
Daily Average Revenue Trades (DARTs)	31.2%
Client Accounts	38.4%
Revenues	44.9%
Adjusted Pre-Tax Income	15.4%
Adjusted Pre-Tax, Pre-Advertising Income	22.4%
Mean	30.5%
Contribution to Projected Operating Data — Fiscal 2005
DARTs	32.3%
Client Accounts	36.3%
Revenues	45.9%
Pre-Tax Income	25.2%
Pre-Tax, Pre-Advertising Income	29.6%
Mean	33.8%
Relative Valuation
Comparable Public Companies	24.6%
Precedent Transactions	33.9%
Discounted Cash Flow	25.7%
Mean	28.1%
Overall Mean (Without Synergies)	30.8%
Overall Mean (50% of Synergies to TD Waterhouse)	36.1%
Overall Mean (100% of Synergies to TD Waterhouse)	50.0%
     Pro Forma Merger Analysis
      Citigroup analyzed the pro forma impact of the acquisition of TD Waterhouse on projected earnings per share (EPS) for Ameritrade, based upon earnings estimates prepared by Ameritrade management. The effect on EPS was calculated using various assumptions, including the following:

•	the transaction closing date is September 30, 2005;

•	incurrence of approximately $1.9 billion in indebtedness to pay the special dividend and estimated interest expense to be incurred as a result of such indebtedness;

•	approximately $378 million in annual pre-tax cost savings synergies, phased-in at 33.8% in fiscal 2006, 87.5% in fiscal 2007 and 100% in fiscal 2008, and approximately $161 million in annual pre-tax revenue synergies (net of attrition), phased-in at 56.6% in fiscal 2006, 97.1% in fiscal 2007 and 100% in fiscal 2008;

•	100% of available cash flow (determined based on Ameritrade management estimates) is used to pay-down indebtedness, and 99% of any remaining cash flow is used to repurchase shares of Ameritrade common stock; and

•	amortization expense of approximately $38.1 million pre-tax per year of purchase price attributed to identifiable intangibles over 20 years.
      For each of fiscal years 2006, 2007 and 2008, Citigroup compared the EPS of Ameritrade common stock to the EPS, on both a GAAP basis and a cash basis, of the combined company common stock using the foregoing assumptions. The following table sets forth the results of this analysis:

	GAAP Basis	Cash Basis
	Accretion/	Accretion/
	(Dilution)	(Dilution)

2006E EPS	(10.6)%	(6.8)%
2007E EPS	17.8%	20.5%
2008E EPS	25.1%	27.3%
     Internal Rate of Return Analysis
      Based upon estimated financial data for TD Waterhouse, after giving effect to the Reorganization, prepared by Ameritrade management, Citigroup calculated Ameritrade’s internal rate of return over the four fiscal years ended 2009 assuming a transaction value of approximately $2.9 billion based on the closing price of the Ameritrade common stock of $14.82 on June 21, 2005. Citigroup calculated internal rates of return (IRR) by applying a range of terminal net income multiples of 13.5x to 15.5x to estimated fiscal 2009 net income (1) without synergies, (2) assuming 100% of cost savings synergies, and (3) assuming 100% of cost savings and revenue synergies.
      The following table sets forth the results of this analysis:

	IRR Range

	13.5x		15.5x
	Terminal		Terminal
	Multiple		Multiple

No Synergies	(1.5)%	—	1.5%
Cost Savings Only	27.9%	—	31.7%
Cost Savings and Revenue Synergies	36.8%	—	40.8%
     Current Equity Value Analysis
      Based upon an implied market capitalization of Ameritrade of approximately $4.4 billion and an implied transaction value of approximately $2.1 billion, in each case based upon the closing price of Ameritrade common stock of $10.78 on May 4, 2005, and taking into account the present value of the fully phased-in cost savings and revenue synergies estimated by Ameritrade management described under “Contribution Analysis” above and assuming that $5.00 per share of the special dividend will be funded with debt, Citigroup calculated an illustrative value per share of Ameritrade common stock of $18.93, giving effect to the special dividend and the acquisition of TD Waterhouse. Citigroup also calculated an illustrative value per share of Ameritrade common stock of $19.28, assuming the acquisition by TD of additional shares of Ameritrade common stock, resulting in TD owning 39.9% of the outstanding shares of TD Ameritrade common stock, pursuant to the contemplated post-closing tender offer.
     Present Value of Potential Stock Price Analysis
      Citigroup calculated an illustrative present value per share of Ameritrade common stock of $19.57 based upon Ameritrade management’s forecast fiscal 2008 earnings per share, Ameritrade’s multiple of price to next 12 months earnings per share as of May 6, 2005, a discount rate of 14.5% and an assumed special dividend of $6.00 per share. Citigroup also calculated an illustrative value per share of $19.93, assuming the acquisition by TD of additional shares of Ameritrade common stock, resulting in TD owning 39.9% of the outstanding shares of TD Ameritrade common stock, pursuant to the contemplated post-closing tender offer.

     Other Factors
      In rendering its opinion, Citigroup also reviewed and considered other factors for informational purposes, including:

•	the trading volume of Ameritrade common stock at various price ranges during the period from January 2002 through May 2005;

•	historical stock price returns as of May 4, 2005 for Ameritrade; E*TRADE; The Charles Schwab Corporation; the S&P Financials Index; a broker/ dealers index comprised of A.G. Edwards Holding, Jefferies Group, Inc, Piper Jaffray Companies, and Raymond James Financial Inc.; a banks index comprised of SunTrust Banks Inc., Fifth Third Bancorp, BB&T Corporation, National City Corporation, The PNC Financial Services Corporation, Regions Financial Corporation, Keycorp, North Fork Bancorp Inc., M&T Bank Corporation, Marshall & Illsley Corporation, Amsouth Bancorp, Zions Bancorp, Compass Bancshares Inc., Huntington Bancshares Inc. and First Horizon National Corp.; and the S&P 500 Index;

•	stock price returns for the period from May 4, 2005 to June 20, 2005 for Ameritrade, E*TRADE, The Charles Schwab Corporation, the S&P Financials Index, the broker/ dealers index, the banks index and the S&P 500 Index; and

•	premiums to market prices per share paid in acquisitions of minority stakes of 21 public companies since 1995, 17 Dutch Auction self-tender offers since 2002 and four fixed price partial tender offers since July, 2003.
      Based on the analyses described above, Citigroup determined that the 193,600,000 shares of Ameritrade common stock to be paid by Ameritrade in the acquisition of TD Waterhouse pursuant to the original share purchase agreement was fair, from a financial point of view, as of the date of the opinion, to Ameritrade.
      Citigroup’s advisory services and opinion were provided for the information of the Ameritrade board of directors and the special committee in connection with their evaluation of the proposed acquisition of TD Waterhouse and did not constitute a recommendation of the acquisition of TD Waterhouse to the Ameritrade board of directors or the special committee or a recommendation to any stockholder regarding how such stockholder should vote or act on any matters relating to the acquisition of TD Waterhouse, including whether any stockholder should tender shares of Ameritrade common stock in the tender offer to be made by TD following consummation of the acquisition of TD Waterhouse and in which J. Joe Ricketts may participate as a co-bidder.
      The preceding discussion is a summary of the material financial analyses furnished by Citigroup to the Ameritrade board of directors and the special committee, but it does not purport to be a complete description of the analyses performed by Citigroup or of its presentation to the Ameritrade board of directors and the special committee. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citigroup made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Citigroup believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Citigroup, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citigroup and its opinion. With regard to the comparable companies and precedent transactions analyses summarized above, Citigroup selected comparable public companies and precedent transactions on the basis of various factors, including size and similarity of the line of business of the relevant entities; however, no company utilized in these analyses is identical to TD Waterhouse and no precedent transaction is identical to the acquisition of TD Waterhouse. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the acquisition of TD Waterhouse or public trading value of the subject companies to which TD Waterhouse is being compared.
      In its analyses, Citigroup made numerous assumptions with respect to Ameritrade, TD, TD Waterhouse, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Ameritrade, TD and TD Waterhouse. Any estimates contained in Citigroup’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Ameritrade, TD, TD Waterhouse, the Ameritrade board of directors, the special committee, Citigroup or any other person assumes responsibility if future results or actual values differ materially from the estimates.
      Citigroup’s analyses were prepared solely as part of Citigroup’s analysis of the fairness of the consideration to be paid by Ameritrade in the acquisition of TD Waterhouse and were provided for the information of the Ameritrade board of directors and the special committee in that connection. The opinion of Citigroup was only one of the factors taken into consideration by the Ameritrade board of directors and the special committee in making its determination to approve the purchase agreement and the acquisition of TD Waterhouse. See “The Transaction — Ameritrade’s Reasons for the Transaction” beginning on page 52.
      Citigroup is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Ameritrade and the special committee selected Citigroup to act as their financial advisor in connection with the acquisition of TD Waterhouse on the basis of Citigroup’s international reputation and Citigroup’s familiarity with Ameritrade and TD Waterhouse.
      Pursuant to its engagement letter with Ameritrade and the special committee, Ameritrade agreed to pay Citigroup a fee of $7.5 million, of which $240,000 became payable upon execution of the February 13, 2005 engagement letter, $500,000 became payable upon execution of the May 11, 2005 engagement letter and $2 million of which became payable upon execution of the share purchase agreement and delivery of Citigroup’s opinion. The balance is payable promptly upon consummation of the acquisition of TD Waterhouse. Ameritrade has also agreed to indemnify Citigroup against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws. Citigroup and its affiliates in the past have provided services to Ameritrade, TD and their respective affiliates unrelated to the acquisition of TD Waterhouse, for which services Citigroup and its affiliates have received compensation including, without limitation, advising Ameritrade on its acquisition of National Discount Brokers Corporation from Deutsche Bank in 2001 and on its acquisition of Datek in 2002, acting as a joint bookrunner on a $543 million secondary offering of Ameritrade stock in 2003, executing secondary market transactions for selling stockholders of Ameritrade in 2004, executing derivative structures in 2001 and 2003, acting as underwriter in connection with the initial public offering of TD Waterhouse in 1999, and acting as financial advisor to a special committee of the board of directors of TD Waterhouse in connection with the tender offer by TD and Waterhouse Holdings, Inc. for all of the outstanding shares of TD Waterhouse in 2001. For the past two years, Citigroup has received fees for investment banking and financial advisory services provided to Ameritrade and its affiliates for services related to Ameritrade (excluding fees described below in connection with the merger) of approximately $14.4 million, in the aggregate and has received fees for such services provided to TD and TD Waterhouse and its affiliates of approximately $90,000 in the aggregate. Subsequent to Ameritrade’s announcement of its proposed acquisition of TD Waterhouse and Citigroup’s rendering of its opinion, Ameritrade requested Citigroup to assist it in raising debt financing in connection with the special dividend and for other corporate purposes, and Citigroup is acting as sole bookrunner in connection with the offering by Ameritrade of approximately $2 billion of debt financing. In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of Ameritrade and TD for its own account or for the account of its clients and, accordingly, may at any time hold a long or short position in such securities. Subsequent to Ameritrade’s announcement of its proposed acquisition of TD Waterhouse and Citigroup’s rendering of its opinion, Citigroup was approached by TA Associates with respect to a possible forward sale transaction involving shares of our stock held by TA Associates. Ameritrade has approved the participation by Citigroup (or an affiliate of Citigroup) in the execution of any such hedging transaction. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Ameritrade, TD and their respective affiliates.

Interests of Ameritrade’s Executive Officers and Directors in the Transaction
      When you are considering our board of directors’ recommendation to vote in favor of the proposals (and sub-proposals) presented in this proxy statement, you should be aware that Ameritrade’s directors and executive officers have interests in the transactions contemplated by the acquisition of TD Waterhouse which may be in addition to, or different from, your interests. The Ameritrade board of directors was aware of these factors and considered them, among other matters, in approving the share purchase agreement, the transactions contemplated thereby and the proposed amendment and restatement of Ameritrade’s certificate of incorporation. These interests are described below.

Indemnification and Insurance
      Ameritrade has agreed to provide the Ameritrade directors with customary indemnification and insurance coverage.

Voting Agreements
      Our board of directors consists of eight members. J. Joe Ricketts, one of the eight directors, has entered into a voting agreement with TD pursuant to which, among other things, he agreed, solely in his capacity as a stockholder, to vote all of his shares of Ameritrade common stock in favor of the acquisition of TD Waterhouse and the amendment to the Ameritrade certificate of incorporation. In addition, two directors, Michael Bingle and Glenn Hutchins, are affiliated with Silver Lake Partners, L.P. and its affiliated entities, which entered into the voting agreement with TD under which, among other things, the entities agreed to vote all of their shares of Ameritrade common stock in favor of the acquisition of TD Waterhouse and the amendment to the Ameritrade certificate of incorporation. In addition, C. Kevin Landry, a member of Ameritrade’s board of directors at the time the share purchase agreement was executed, is affiliated with TA Associates and its affiliated entities, who entered into a voting agreement with TD, pursuant to which, among other things, the entities agreed to vote all of their shares of Ameritrade common stock in favor of the acquisition of TD Waterhouse and the amendment to the Ameritrade certificate of inception.

New or Amended Employment Agreements
      We expect that Mr. Moglia will continue to serve as Chief Executive Officer of TD Ameritrade and that J. Joe Ricketts will continue to serve as Chairman of TD Ameritrade. Ameritrade is currently negotiating a new employment agreement with Mr. Moglia with respect to his continued employment. In addition, Ameritrade may negotiate and enter into, prior to the closing, and after consultation with TD, new or amended employment agreements with other executive officers.

Existing Employment Agreement, Stockholders Agreement and Registration Rights Agreement
      The Employment Agreement, dated October 1, 2001, between J. Joe Ricketts and Ameritrade provides that Ameritrade will pay the reasonable fees and expenses for legal, financial and certain other advisory services provided to Mr. Ricketts by professionals and consultants selected by him. Mr. Ricketts engaged legal advisor SCG Group Corporation, as a financial advisor, in connection with this transaction.
      Under the terms of the stockholders agreement, the Ricketts holders have, among other things, specified rights relating to board representation and the ability to acquire additional TD Ameritrade securities to maintain their share ownership, including the right to purchase up to their respective proportionate share of future issuances of TD Ameritrade common stock, other than in connection with TD Ameritrade common stock issued as consideration in an acquisition by TD Ameritrade and certain other issuances specified in the stockholders agreement. The Ricketts holders also have the right to approve candidates for the outside independent director positions on the TD Ameritrade board of directors.
      Furthermore, under the terms of the amended and restated registration rights agreement, specified Ameritrade directors or their affiliates, including J. Joe Ricketts, and the SLP holders, which are affiliated with Glenn H. Hutchins and Michael J. Bingle, will continue to be entitled to registration rights with respect to their securities of TD Ameritrade. In addition, upon the withdrawal of certain of those affiliated entities from the registration rights agreement, the Ricketts holders will receive additional registration rights with respect to their Ameritrade common stock. Ameritrade has also agreed to provide the Ricketts holders and certain entities affiliated with Glenn H. Hutchins and Michael J. Bingle with “piggy back” registration rights, such that if at any time Ameritrade proposes to file a registration statement with respect to any offering of its securities for its own account or for the account of any stockholder who holds its securities (subject to certain exceptions), then Ameritrade must give written notice of such proposed filing to all holders of registrable securities, and such notice shall offer the holders of such registrable securities the opportunity to register such number of registrable securities as each such holder may request in writing.

Ownership of Ameritrade Common Stock
      In connection with the acquisition of TD Waterhouse, directors and executive officers of Ameritrade, who beneficially own approximately 125,412,081 shares of Ameritrade common stock as of September 30, 2005 will receive an aggregate of approximately $752.5 million as a result of the payment of the proposed special dividend of $6.00 per share assuming the timely exercise of all vested options. The beneficial ownership of directors and executive officers of Ameritrade includes options to purchase 14,904,732 shares of Ameritrade common stock exercisable within 60 days of September 30, 2005. In particular, based on J. Joe Ricketts’s beneficial ownership of Ameritrade common stock as of September 30, 2005, Mr. Ricketts will receive approximately $535.9 million as a result of the payment of the proposed special dividend, assuming timely exercise of all vested options.
      In connection with the proposed special dividend, Ameritrade will adjust outstanding equity awards under its stock option plans to preserve the pre-dividend economic value of the award after payment of the special dividend. As of September 30, 2005, directors and executive officers of Ameritrade collectively held options (vested and unvested) to purchase 16,331,825 shares of common stock with a weighted average exercise price of $5.97 per share. These options will be adjusted unless exercised prior to the ex-dividend date. As a result of their ownership of Ameritrade equity awards, which will be adjusted in connection with the payment of such special dividend, the directors have interests in the proposed transaction that may be different from the interests of other stockholders.
      In addition, following the closing of the acquisition of TD Waterhouse, J. Joe Ricketts, if he elects to participate as a co-bidder with TD, will commence a tender offer, at a price of at least $16 per share (on an ex-dividend basis), for a number of shares of TD Ameritrade common stock such that, upon successful completion of the offer, J. Joe Ricketts and his affiliates will collectively own up to 29% of the outstanding TD Ameritrade common stock. Mr. Ricketts has informed Ameritrade that he does not intend to participate as a co-bidder in the tender offer.
      Other than as set forth above, no director or executive officer of Ameritrade has any direct or indirect material interest in the acquisition of TD Waterhouse, except insofar as ownership of Ameritrade common stock might be deemed such an interest. See “Stock Ownership of Certain Beneficial Owners and Management of Ameritrade” beginning on page 215.

Directors and Management of TD Ameritrade Following the Acquisition of TD Waterhouse
     Composition of TD Ameritrade Board of Directors Following the Completion of the Transaction
      Ameritrade’s board of directors is currently comprised of eight directors and divided into three classes, with each class serving a staggered three-year term. Following the completion of the acquisition of TD Waterhouse, the board of directors of TD Ameritrade will continue to be classified into three classes, with each class serving staggered, three-year terms. The board of directors will consist of 12 members, and the persons to be nominated for election as directors of TD Ameritrade will be designated as follows:

•	the Ricketts holders will have the right to designate three directors, initially J. Joe Ricketts, J. Peter Ricketts and Thomas S. Ricketts (each of whom will be assigned to a different class of directors, as designated by the Ricketts holders);

•	TD will initially have the right to designate five directors, initially W. Edmund Clark, Fredric J. Tomczyk, Daniel A. Marinangeli, Marshall A. Cohen and Wilbur J. Prezzano (one of whom will be a class I director, two of whom will be class II directors and two of whom will be class III directors, as designated by TD);

•	the individual serving as chief executive officer of TD Ameritrade, who will initially be Joseph H. Moglia (who will be a class I director); and

•	three of the directors will be outside independent directors, who will initially be Michael D. Fleisher, Glenn H. Hutchins, and Michael J. Bingle (each of whom will be assigned to a different class of directors, as mutually agreed among themselves prior to the closing of the acquisition of TD Waterhouse).
      The right of each of TD and the Ricketts holders to designate directors is subject to their maintenance of specified ownership thresholds of TD Ameritrade common stock as set forth in the stockholders agreement. The stockholders agreement also sets forth procedures by which outside director vacancies will be filled. See “Proposal No. 1: The Issuance of Shares Under the Share Purchase Agreement — Certain Agreements Related to the Acquisition of TD Waterhouse — Stockholders Agreement” beginning on page 99.

Biographical Information Regarding Directors of TD Ameritrade Following the Completion of the Transaction
      Biographical and other information concerning Michael D. Fleisher, Glenn H. Hutchins, Joseph H. Moglia, J. Joe Ricketts, J. Peter Ricketts and Thomas S. Ricketts is included in Ameritrade’s proxy statement for its 2005 annual meeting of stockholders. Biographical and other information concerning Michael J. Bingle is included in Ameritrade’s Current Report on Form 8-K filed with the Securities Exchange Commission on September 12, 2005. See “Where You Can Find More Information” beginning on page 219.
      The following table sets forth information regarding the other proposed members of the board of directors of TD Ameritrade following the transaction:

Name	Age	Experience

W. Edmund Clark	58	Mr. Clark is currently President and Chief Executive Officer of TD Bank Financial Group. Mr. Clark has served in such position since December 2002. From early 2000 until his current appointment, Mr. Clark served as President and Chief Operating Officer and then Chairman and Chief Executive Officer of TD Canada Trust. Mr. Clark is a director of The Toronto-Dominion Bank, TD Banknorth, Inc. and Banknorth, N.A. It is currently contemplated that Mr. Clark will serve as Vice Chairman of TD Ameritrade.

Name	Age	Experience

Fredric J. Tomczyk	50	Mr. Tomczyk is currently Vice Chair of Corporate Operations for TD Bank Financial Group, a position he has held since May 2002. From March 2001 until his current appointment, Mr. Tomczyk served as Executive Vice President of Retail Distribution for TD Canada Trust and from September 2000 until March 2001 served as Executive Vice President and later as President and Chief Executive Officer of Wealth Management for TD Canada Trust. Mr. Tomczyk is a director of Symcor Inc., Meloche Monnex Inc., Primmum Insurance Company, Security National Insurance Company, Truscan Properties Limited, Truscan Property Corporation and Robarts Research Institute.
Daniel A. Marinangeli	55	Mr. Marinangeli is currently Executive Vice President and Chief Financial Officer of TD Bank Financial Group and has served in such position since June 1999. Effective November 1, 2005, Mr. Marinangeli will become Executive Vice President of Corporate Development for TD Bank Financial Group. Mr. Marinangeli serves as a director of Truscan Properties Limited and Truscan Property Corporation.
Marshall A. Cohen	70	Mr. Cohen is Counsel at Cassels Brock & Blackwell LLP, a law firm based in Toronto, Canada. Prior to joining that firm in 1996, from 1988 to 1996, Mr. Cohen served as President and Chief Executive Officer of The Molson Companies Limited. Mr. Cohen is a director of Barrick Gold Corporation, American International Group, Inc., Lafarge North America Inc., The Toronto-Dominion Bank, Metaldyne Corp. and Collins & Aikman Corporation.
Wilbur J. Prezzano	64	Mr. Prezzano was employed with Eastman Kodak Company for over 30 years and served in various positions with such company during that time, including as Vice Chairman of Eastman Kodak Company and Chairman and President of Kodak’s Greater China Region, the positions which he held at the time of his retirement in 1996. Mr. Prezzano received a bachelor’s degree and Masters in Business Administration from the University of Pennsylvania. Mr. Prezzano serves as a director of The Toronto-Dominion Bank, Lance, Inc., Roper Industries, Inc., TD Banknorth Inc. and Banknorth, N.A.
     Controlled Company Exemption
      Following the completion of the acquisition of TD Waterhouse, we expect that TD Ameritrade will qualify as a “controlled company,” as that term is defined by Rule 4350(c) of the NASD Marketplace Rules. A controlled company is a company of which more than 50% of the voting power is held by an individual, group or another company. Immediately after the completion of Ameritrade’s acquisition of TD Waterhouse, TD and the Ricketts holders will collectively own more than 50% of the voting power of the outstanding common stock of TD Ameritrade. Accordingly, we believe that TD Ameritrade will be exempt from the requirements of NASD Rule 4350(c) that would otherwise require TD Ameritrade to have:

•	a majority of independent directors;

•	a compensation committee composed solely of independent directors;

•	a nominating committee composed solely of independent directors;

•	compensation of our executive officers determined by a majority of independent directors or a compensation committee composed solely of independent directors; and

•	director nominees selected, or recommended for the board of directors’ selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.
     Management of TD Ameritrade following the Acquisition of TD Waterhouse
      We expect that Mr. Moglia will continue to serve as Chief Executive Officer of TD Ameritrade, that J. Joe Ricketts will continue to serve as Chairman of TD Ameritrade and that W. Edmund Clark will serve as Vice Chairman of TD Ameritrade.
Certain Material U.S. Federal Income Tax Consequences
      The following is a summary of the material U.S. federal income tax consequences of the acquisition of TD Waterhouse, including the special dividend, which are applicable to holders of Ameritrade common stock. This summary is based on the provisions of the Code, the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other legal authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be relevant to a holder of Ameritrade common stock, including holders who, in light of their particular circumstances, may be subject to special rules, including, without limitation, mutual funds, retirement plans, financial institutions, partnerships or other pass through entities for U.S. federal income tax purposes, tax-exempt organizations, insurance companies, dealers in securities, traders who mark to market, expatriates, stockholders who hold their Ameritrade common stock as part of a straddle, hedge or conversion transaction, corporations that accumulate earnings to avoid U.S. federal income tax, controlled foreign corporations, passive foreign investment companies and stockholders who are subject to the alternative minimum tax. This discussion assumes that stockholders hold their Ameritrade common stock as capital assets within the meaning of Section 1221 of the Code. In addition, the discussion does not address any aspect of state, local, non-U.S. or other federal taxation that may be applicable to a particular holder of Ameritrade common stock.
      EACH HOLDER OF AMERITRADE COMMON STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO SUCH HOLDER AS A RESULT OF THE ACQUISITION OF TD WATERHOUSE, INCLUDING THE SPECIAL DIVIDEND, AND ANY STATE, LOCAL, NON-UNITED STATES OR OTHER FEDERAL TAX CONSEQUENCES RELEVANT TO SUCH HOLDER AS A RESULT OF THE ACQUISITION OF TD WATERHOUSE, INCLUDING THE SPECIAL DIVIDEND.
      If a partnership holds Ameritrade common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Ameritrade common stock, you should consult your tax advisor.
      For purposes of the following discussion, a U.S. holder is a holder of Ameritrade common stock who, for U.S. federal income tax purposes, is:

•	a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or of any state or under the laws of the District of Columbia;

•	an estate, the income of which is subject to federal income taxation regardless of its source; or

•	a trust (1) whose administration is under the primary supervision of a U.S. court and with respect to which one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.
      A non-U.S. holder is a person (other than a partnership) that is not a U.S. holder.
     The Acquisition of TD Waterhouse and the Sale of Ameritrade Canada
      Ameritrade’s purchase of all of the capital stock of TD Waterhouse pursuant to the share purchase agreement will not result in the recognition of gain or loss by holders of Ameritrade common stock. Similarly, Ameritrade’s sale of all of the capital stock of Ameritrade Canada to TD Waterhouse Canada Inc. pursuant to the Canadian purchase agreement will not result in the recognition of gain or loss by holders of Ameritrade common stock.
     The Special Dividend
          Taxation of U.S. Holders
      A portion of the special dividend will be treated as “qualified dividend income” to the extent paid out of Ameritrade’s current or accumulated earnings and profits, as determined under the Code, for the calendar year in which the special dividend is paid. The portion of the special dividend that will be taxable as qualified dividend income will not be determined until after December 31 of the year in which the special dividend is paid. With the assumption that current market conditions continue through the end of calendar year 2005, and that the special dividend is paid by December 31, 2005, based on preliminary estimates of Ameritrade’s earnings and profits for tax purposes, it is anticipated that between approximately 25% to 30% of the special dividend received by each holder of Ameritrade common stock will be treated as qualified dividend income for United States federal income tax purposes. The portion of the special dividend that will be taxable as qualified dividend income may be more or less than these estimated percentages, depending on the actual results of Ameritrade’s operations through the close of the 2005 calendar year, if the special dividend is paid in 2005, or the 2006 calendar year, if the special dividend is paid in 2006. Any portion of the special dividend in excess of each holder’s pro rata share of Ameritrade’s earnings and profits will be treated first as a tax-free return of capital up to each holder’s basis in its shares of Ameritrade common stock, with any remainder treated as a capital gain.
      A non-corporate U.S. holder of Ameritrade common stock may be eligible to be taxed at a 15% (or lower) federal income tax rate on any portion of the special dividend constituting qualified dividend income for U.S. federal income tax purposes, provided that a minimum holding period and other requirements are satisfied. The 15% (or lower) tax rate for qualified dividend income is available only if the shares of Ameritrade common stock have been held for at least 61 days during the 121-day period beginning 60 days before the ex-dividend date.
      U.S. holders that are domestic corporations may generally be eligible for a dividends received deduction with respect to the portion of the special dividend constituting a dividend for U.S. federal income tax purposes, subject to certain limitations.
      The portion of the special dividend that is treated as a dividend for U.S. federal income tax purposes may also be considered “extraordinary” depending on the facts and circumstances of the holder. Treatment of the dividend as extraordinary may affect an individual U.S. holder’s characterization of the sale of its Ameritrade common stock and a corporate holder’s basis in its Ameritrade common stock.
      Generally, information reporting requirements will apply to the payment of the special dividend, and the payor of the special dividend will be required to collect backup withholding at a rate of 28%, unless the U.S. holder provides the payor with its correct taxpayer identification number and certifies that such holder is not subject to or is exempt from backup withholding. Certain U.S. holders, including corporations, are generally exempt from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle the holder to a refund provided that such holder furnishes the required information to the IRS in a timely manner.
          Taxation of Non-U.S. Holders
      The special dividend will generally be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the U.S. and the non-U.S. holder’s country of tax residence, unless the special dividend is treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business. In order for a lower withholding rate to apply pursuant to an applicable income tax treaty, the non-U.S. holder must provide the payor with certification on IRS Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for U.S. Tax Withholding, establishing such holder’s non-U.S. status and beneficial ownership of the Ameritrade common stock and claiming a reduced rate of dividend withholding. The non-U.S. holder must generally include a U.S. taxpayer identification number on the IRS Form W-8BEN. If the special dividend is effectively connected with a U.S. trade or business, the non-U.S. holder will be exempt from withholding and will instead be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates and may also be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. In order to claim such an exemption, the non-U.S. holder must provide the payor with certification on IRS Form W-8ECI, Certificate of Foreign Person’s Claim for Exemption From Withholding on Income Effectively Connected With the Conduct of a Trade or Business in the U.S.
      Non-U.S. holders that are intermediaries or partnerships must provide the payor with IRS Form W-8IMY, Certificate of Foreign Intermediary, Foreign Partnership, or Certain U.S. Branches for U.S. Tax Withholding, certifying that such holder is assuming primary responsibility for withholding and reporting pursuant to an agreement with the Internal Revenue Service, or establishing that such holder is not the beneficial owner of the Ameritrade common stock and is using the IRS Form W-8IMY to transmit the appropriate forms of the beneficial owners.
      Non-U.S. holders that provide the payor with an IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8IMY are generally exempt from the backup withholding requirements applicable to U.S. holders. Such forms may be obtained from the payor or from www.irs.gov.
      Non-U.S. holders are strongly urged to consult their own tax advisors regarding their eligibility for reduced rates of withholding pursuant to an applicable income tax treaty and the certification requirements for claiming such reduced withholding rates.
Anticipated Accounting Treatment
      The acquisition of TD Waterhouse will be accounted for using the purchase method of accounting under Statement of Financial Accounting Standards No. 141, Business Combinations. Ameritrade is the acquiring entity. Under the purchase method of accounting, the aggregate cost of the acquired entity, TD Waterhouse, will be allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values, with any excess being recognized as goodwill. Under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized, but will be subject to an impairment test at least annually.
Regulatory Matters Related to the Acquisition of TD Waterhouse
      TD and Ameritrade are required, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, to notify and furnish required information to the Antitrust Division of the U.S. Department of Justice and to the U.S. Federal Trade Commission prior to completing the acquisition of TD Waterhouse. We and TD have made these filings and the waiting period under the HSR Act has expired.
      TD and Ameritrade have furnished certain information to the NASD regarding the acquisition of TD Waterhouse in compliance with applicable requirements under NASD Membership and Registration

Rules. The change of equity ownership of TD’s and Ameritrade’s broker-dealer subsidiaries resulting from the acquisition of TD Waterhouse requires NASD approval.
      TD and Ameritrade have furnished certain information to the New York Stock Exchange regarding the acquisition of TD Waterhouse in compliance with applicable requirements under New York Stock Exchange Membership Rules. The closing of the acquisition of TD Waterhouse is subject to the furnished information being posted in the New York Stock Exchange’s weekly bulletin to members. The furnished information must be posted for two consecutive weeks before the closing of the acquisition of TD Waterhouse can occur.
      Under the Canadian Bank Act, TD is required to obtain the prior approval of the Canadian Minister of Finance to acquire beneficial ownership of more than 10% of the voting shares of Ameritrade, or to subsequently acquire any shares that would result in an increase in the size of its investment. TD has applied for the required approvals.
No Appraisal Rights
      Under applicable law, Ameritrade stockholders do not have the right to an appraisal of the value of their shares in connection with the acquisition of TD Waterhouse.
Litigation Relating to the Transaction
      In May 2005, four putative stockholder class action lawsuits were filed in the Court of Chancery of the State of Delaware against Ameritrade and the members of its board of directors. The complaints allege that the directors breached their fiduciary duties by, among other things, refusing to consider a business combination proposal from E*TRADE. The plaintiffs bring the lawsuits on behalf of themselves and other stockholders of Ameritrade and seek declaratory and injunctive relief, and unspecified damages. The four cases are captioned: Judith Friedman v. J. Joe Ricketts, et al.; Margaret Carroll v. Ameritrade Holding Corporation, et al.; Irgun Shiurai Torah v. Ameritrade Holding Corporation, et al.; and Mirfred Partners LLC v. J. Joe Ricketts, et al. By order entered May 31, 2005, the cases have been consolidated under the caption In re Ameritrade Holding Corp. Shareholders Litigation, Consolidated Civil Action No. 1346-N (Del. Ch.). Under the order, plaintiffs are to file a consolidated amended complaint and Ameritrade and its directors are not required to respond to the original complaints. To date, the plaintiffs have not filed a consolidated amended complaint. Ameritrade and the members of its board of directors believe that the lawsuits are without merit and intend to vigorously defend against them.
Treatment of TD Equity Awards Held by TD Waterhouse Employees
      TD has agreed to retain and continue to expense and administer all outstanding options to acquire TD common shares that TD Waterhouse employees have been granted prior to the closing. However, with respect to restricted stock units relating to TD common shares which are to be settled in cash and which were granted by TD to TD Waterhouse employees, TD has agreed to transfer the vested liability with respect to such restricted stock units, and a corresponding offsetting hedge, to Ameritrade at closing so that Ameritrade will become responsible, up to a specified amount, for the liability associated with the unvested restricted stock units. TD has agreed to continue to administer the restricted stock unit program at its own expense after the closing.

THE SPECIAL DIVIDEND
      Under the terms of the share purchase agreement, the Ameritrade board of directors will declare a special dividend of $6.00 per share if sufficient funds are available for the dividend and such declaration and payment is permitted by applicable law, which will only be payable if the acquisition of TD Waterhouse is completed. The board will declare the special dividend prior to the closing date, and the special dividend will have a record date prior to the closing date of the acquisition of TD Waterhouse. It is a condition to Ameritrade’s and TD’s obligation to consummate the acquisition of TD Waterhouse that Ameritrade (1) has available to it sufficient funds, and is permitted under applicable law, to pay the special dividend, and (2) has duly declared the special dividend.
      The dates described below are the key dates relating to the declaration and payment of the special dividend.

•	Declaration date — This is the date on which Ameritrade’s board of directors (1) decides that Ameritrade will pay the special dividend and (2) sets the record date and the payable date for the special dividend.

•	Record date — This is the date set by Ameritrade for the purpose of determining its stockholders of record and the stock outstanding on the record date. The special dividend will be paid only on shares of Ameritrade common stock outstanding on the record date. Because shares that trade in the market after the record date and on or before the payable date include the right to receive the special dividend, the record date will not be important to you if you trade shares of Ameritrade common stock in the Nasdaq market. If you purchase shares in the market on or before the payable date (whether or not you owned the shares on the record date) and hold those shares until after the market opens on the ex-dividend date, you will receive the special dividend on those shares. The record date will be relevant with respect to stock options held by Ameritrade employees or directors. We expect that the record date for the proposed special dividend will be a date at least 10 calendar days after the declaration date and approximately 10 business days before the expected closing date of the acquisition of TD Waterhouse.

•	Payable date — This is the date that Ameritrade will pay the special dividend. Please note that the actual receipt of the dividend by Ameritrade stockholders entitled to the special dividend may take several days following the payable date. We expect that the payable date for the special dividend will be the closing date of the acquisition of TD Waterhouse or the first trading day after the closing date.

•	Ex-dividend date or ex-date — This is the date on and after which Ameritrade common stock trades in the Nasdaq National Market without the right to receive the special dividend. We expect that the ex-dividend date will be the first trading day after the payable date.
      Because shares of Ameritrade common stock sold in the market after the record date and on or before the payable date include the right to receive the special dividend, if you purchase shares of Ameritrade common stock in the market on or before the payable date (whether or not you owned the shares on the record date) and hold those shares until after the market opens on the ex-dividend date, you will receive the special dividend on those shares. Accordingly,

•	If you sell shares of Ameritrade common stock in the market before the ex-dividend date (whether or not you owned the shares on the record date), you will not be entitled to the special dividend with respect to those shares.

•	If you buy shares of Ameritrade common stock in the market on or after the ex-dividend date, you will not be entitled to the special dividend with respect to those shares.
      Your market trade does not need to settle by the payable date in order to receive the special dividend. Rather, if you buy shares of Ameritrade common stock in the market on or before the payable date and hold those shares until after the market opens on the ex-dividend date, you will receive the special dividend on those shares.
      Stock options held by Ameritrade employees or directors are not entitled to cash dividends because dividends are paid on shares of stock outstanding as of the record date. Shares of stock underlying stock options that have not been exercised are not outstanding on the record date and therefore would not be entitled to the proposed special dividend. However, we believe it is appropriate that holders of outstanding equity awards be treated fairly with respect to the special dividend, and in accordance with the terms of our stock plans, we will adjust equity awards under the plans, outstanding, on the ex-dividend date, to preserve the pre-dividend economic value of the awards after payment of the proposed special dividend. Ameritrade employees or directors who want to exercise their vested stock options and receive the dividend on those shares must exercise the options three trading days prior to the record date and hold the shares until after the market opens on the ex-dividend date.
      Stock options held by Ameritrade employees or directors that are not exercised and are outstanding immediately before the ex-dividend date for the special dividend will be adjusted as follows:
      The exercise price, if any, will be adjusted downward and the number of shares covered by equity awards will be adjusted upward pursuant to the following formulas, where “Average Market Price” means the volume weighted average market price of a share of Ameritrade common stock on the last trading day before the ex-dividend date for the special dividend.
      The exercise price, if any, of equity awards outstanding immediately before the ex-dividend date will be adjusted downward (but not below the par value per share) to the product of:

Pre-dividend Exercise Price	×	(Average Market Price - $6.00) Average Market Price	=	Post-dividend Exercise Price
      The number of shares covered by each equity award outstanding immediately before the ex-dividend date will be adjusted upward to the product of:

Number of Shares Pre-dividend	×	Average Market Price (Average Market Price - $6.00)	=	Number of Shares Post-dividend
      The adjustments will apply to vested and unvested stock options. Additional options outstanding as a result of these adjustments would be vested or unvested in proportion to the number of options covered by an award that are vested or unvested immediately before the adjustment, and the additional unvested options will vest on the remaining vesting dates applicable to such award, in proportion to the number of options that would otherwise vest on each of those dates.
      As of September 30, 2005, directors and executive officers of Ameritrade collectively held options (vested and unvested) to purchase 16,331,825 shares of common stock with a weighted average exercise price of $5.97 per share.
      In order to fund the special dividend, Ameritrade is permitted under the terms of the share purchase agreement to incur indebtedness for borrowed money of up to $5.00 multiplied by the number of outstanding shares of Ameritrade common stock as of the record date for the special dividend. Ameritrade agreed to use all reasonable efforts to obtain adequate and appropriate financing facilities and other debt funding sources to provide the cash necessary to pay that portion of the special dividend not funded by other Ameritrade available excess cash or the TD capital contribution described below, in each case on terms reasonably acceptable to TD. Ameritrade further agreed to use all reasonable efforts to have such committed financing facilities and other debt funding sources available for drawdown by no later than the closing date, satisfy all conditions to such drawdown on a timely basis, and take all other corporate actions as may be necessary under applicable law to pay the special dividend.
      TD agreed (1) to cause TD Waterhouse to be capitalized as of the record date for the special dividend with cash in an amount at least equal to the product of $1.00 multiplied by the number of outstanding shares of Ameritrade common stock as of a date that is within three business days of the record date and (2) to cause TD Waterhouse to maintain that minimum cash capitalization until the closing. TD’s obligation to capitalize TD Waterhouse is conditioned upon receipt of notice from Ameritrade at least 10 business days prior to the declaration of the special dividend.

PROPOSAL NO. 1
THE ISSUANCE OF SHARES UNDER THE
SHARE PURCHASE AGREEMENT
      Under the terms of the share purchase agreement, Ameritrade will acquire the U.S. retail securities brokerage business of TD Waterhouse. In connection with this acquisition, Ameritrade will issue 196,300,000 shares of Ameritrade common stock to TD, and/or one or more of TD’s affiliates, in accordance with the terms of the share purchase agreement, subject to adjustment for stock dividends, stock splits or reclassifications (the “Ameritrade Stock Issuance”), and pay TD $20,000 in cash in exchange for the outstanding capital stock of TD Waterhouse. Stockholders of Ameritrade are being asked to approve the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement.
      The affirmative vote of the holders of a majority of the shares of Ameritrade common stock present in person or represented by proxy and voting on the matter is required to approve the Ameritrade Stock Issuance. The approval of Proposal No. 1 is a condition to the completion of the acquisition of TD Waterhouse, and thus a vote against Proposal No. 1 effectively will be a vote against the acquisition of TD Waterhouse.
      The Ameritrade board of directors has unanimously approved the Ameritrade Stock Issuance. Based on Ameritrade’s reasons for the acquisition of TD Waterhouse described in this proxy statement, the board of directors of Ameritrade believes that the Ameritrade Stock Issuance and the transactions contemplated by the share purchase agreement are in the best interests of Ameritrade and its stockholders and unanimously recommends that you vote “FOR” approval of the Ameritrade Stock Issuance.
      For a more detailed description of the share purchase agreement and the transactions contemplated thereby, see the sections entitled “The Share Purchase Agreement” beginning on page 76.

THE SHARE PURCHASE AGREEMENT
      The following is a summary of selected provisions of the share purchase agreement, including the effects of those provisions. While Ameritrade and TD believe this description covers the material terms of the share purchase agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the share purchase agreement and the amendment to it which are attached to this proxy as Appendix A-1 and Appendix A-2, respectively, and are, incorporated by reference in this proxy statement. We urge you to read the entire share purchase agreement carefully.
      The description of the share purchase agreement in this proxy statement has been included to provide you with information regarding its terms. The share purchase agreement contains representations and warranties made by and to Ameritrade and TD as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to specified exceptions and qualifications agreed to by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date and may be subject to contractual standards of materiality different from those generally applicable to Ameritrade or TD, or may have been agreed to for the purpose of allocating risk between the parties rather than establishing matters as facts.
Consideration to be Paid in the Transaction
      At the time that the share purchase agreement was executed, TD and Ameritrade intended that Ameritrade would purchase from TD all of the capital stock of TD Waterhouse in exchange for a fixed number of shares representing 32% of the diluted shares outstanding of Ameritrade, after giving effect to the share issuance, calculated at the time using the treasury stock method, plus $20,000 in cash. The original share purchase agreement stated that Ameritrade would issue 193,600,000 shares. However, the calculation of such fixed number of shares omitted the dilutive effect of the adjustment to Ameritrade’s outstanding equity awards, contemplated at the time of the original share purchase agreement, to preserve the pre-dividend economic value of such equity awards after the payment of the special dividend. Accordingly, on October 28, 2005, Ameritrade and TD executed an amendment to the share purchase agreement, pursuant to which the parties agreed to increase the number of shares of Ameritrade common stock to be issued to TD and its affiliates in connection with the transaction by 2,700,000 shares to 196,300,000 shares in order to correct the omission. The increase in the number of shares was based on the same calculation that was made at the time of the original share purchase agreement, adjusted only to give effect to the additional options expected to result from the adjustment to equity awards. The shares of Ameritrade common stock issued in connection with the acquisition of TD Waterhouse will represent approximately 32.7% of the outstanding voting securities of TD Ameritrade after giving effect to the acquisition of TD Waterhouse. In connection with the amendment of the share purchase agreement, Ameritrade did not request, and does not currently expect that it will request, an updated opinion from Citigroup. Citigroup has not updated its opinion in connection with the amendment to the purchase agreement to increase the number of shares of Ameritrade common stock to be issued to TD from 193,600,000 shares to 196,300,000 shares.
      If, between the date of the share purchase agreement and the closing, Ameritrade pays a dividend in shares of Ameritrade common stock, subdivides, splits or combines the then-outstanding shares of Ameritrade common stock or issues additional shares of Ameritrade common stock by reclassification of such shares, then the number of shares of common stock to be issued to TD will be appropriately adjusted to provide TD the same economic effect as contemplated by the share purchase agreement prior to the relevant event.
Closing Date Capital Adjustment
      The share purchase agreement contains a closing date capital adjustment mechanism, described below, that is designed to ensure that a specified level of tangible value will be contributed to the combined entity by both TD Waterhouse and Ameritrade upon the closing of the transaction. Pursuant to the closing date capital adjustment, Ameritrade may be required to pay TD additional consideration in the event the closing date net tangible book value, as defined below, of Ameritrade is below a specified level or the closing date net tangible book value of TD Waterhouse is above a specified level. Similarly, TD may be required to make capital contributions to Ameritrade in the event the closing date net tangible book value, as defined below, of TD Waterhouse is below a specified level or the closing date net tangible book value of Ameritrade is above a specified level.
      Under the terms of the share purchase agreement, within 60 days after the closing date, Ameritrade is required to prepare and deliver to TD balance sheets dated as of the closing date for TD Waterhouse and the following subsidiaries of TD Waterhouse: National Investor Services Corp., TD Waterhouse Investor Services, Inc. and TD Waterhouse Capital Markets, Inc., or collectively, the business subsidiaries, on a consolidated basis (the “TD Waterhouse Closing Date Balance Sheet”) and for Ameritrade and its subsidiaries on a consolidated basis (the “Ameritrade Closing Date Balance Sheet”). The balance sheets will be prepared in accordance with GAAP, subject to certain exceptions specified in the share purchase agreement. The TD Waterhouse Closing Date Balance Sheet will be accompanied by a statement showing the closing date net tangible book value, and targeted closing date net tangible book value, described below, of TD Waterhouse and the business subsidiaries, in each case calculated in accordance with the terms of the share purchase agreement. The Ameritrade Closing Date Balance Sheet will be accompanied by a statement showing the closing date net tangible book value and targeted closing date net tangible book value of Ameritrade and its subsidiaries, in each case calculated in accordance with the terms of the share purchase agreement. The share purchase agreement provides mechanisms to address any disputes between TD and Ameritrade relating to those closing date balance sheets and accompanying statements.
      For purposes of the closing date capital adjustment, the

•	closing date net tangible book value, with respect to TD Waterhouse or Ameritrade, means the amount equal to

•	(1) total stockholders equity minus (2) the sum of (a) goodwill (net of accumulated amortization) and (b) other intangible assets (net of accumulated amortization and, in the case of Ameritrade, the balance of the related deferred tax liability associated with the Datek client relationship intangible asset), in each case of TD Waterhouse and the business subsidiaries (on a consolidated basis) or Ameritrade and its consolidated subsidiaries (on a consolidated basis), as applicable, as of the closing date; and

•	targeted closing date net tangible book value means,

•	(1) in the case of TD Waterhouse, an amount equal to 6% of the aggregate debits (calculated for each registered broker-dealer as of any given date on the same basis as the amount set forth in Box 4470 of the Form X-17A-5 that is completed by such entity) as of the closing date, of the business subsidiaries plus the product of $1.00 and the aggregate number of shares of Ameritrade common stock outstanding as of the record date of the special dividend and (2) in the case of Ameritrade, an amount equal to 6% of the aggregate debits (calculated for each registered broker-dealer as of any given date on the same basis as the amount set forth in Box 4470 of the Form X-17A-5 that is completed by such entity), as of the closing date, of each of its subsidiaries that is a registered broker-dealer.
      If TD Waterhouse’s closing date net tangible book value is less than its targeted closing date net tangible book value, TD will pay to Ameritrade as a contribution to capital an amount in cash equal to the excess of TD Waterhouse’s targeted closing date net tangible book value over its closing date net tangible book value, plus an amount calculated as if interest accrued on the excess amount computed at the daily effective fed funds rate as published by the Federal Reserve for the period from the closing date to but excluding the date of such payment. If TD Waterhouse’s closing date net tangible book value is greater than its targeted closing date net tangible book value, Ameritrade shall pay TD an amount in cash as additional consideration equal to the excess of TD Waterhouse’s closing date net tangible book value over its targeted closing date net tangible book value, plus an amount calculated as if interest accrued on the excess amount computed at the fed funds rate for the period from the closing date to but excluding the date of such payment.
      If Ameritrade’s closing date net tangible book value is less than its targeted closing date net tangible book value, Ameritrade will pay to TD an amount in cash as additional consideration calculated in accordance with the following formula:
C = (A/B) – A
   where:

A	=	the excess of Ameritrade’s targeted closing date net tangible book value over its closing date net tangible book value;
B	=	1 minus TD’s ownership percentage in TD Ameritrade immediately following the closing, taking into account only the shares issued to TD at the closing (expressed as a decimal); and
C	=	cash payment from Ameritrade to TD.
Ameritrade will also pay TD an amount as if interest accrued on the cash payment amount at the fed funds rate for the period from the closing date to but excluding the date of such payment.
      If Ameritrade’s closing date net tangible book value is greater than its targeted closing date net tangible book value, TD will pay to Ameritrade as a capital contribution an amount in cash calculated in accordance with the following formula:
C = (A/B) – A
   where:

A	=	the excess of Ameritrade’s closing date net tangible book value over its targeted closing date net tangible book value;
B	=	1 minus TD’s ownership percentage in TD Ameritrade immediately following the closing, taking into account only the shares issued to TD at the closing (expressed as a decimal); and
C	=	capital contribution from TD to Ameritrade.
TD will also pay Ameritrade an amount as if interest accrued on the capital contribution amount at the fed funds rate for the period from the closing date to but excluding the date of such payment.
      Any amounts to be paid by Ameritrade or TD must be paid within 60 days of the final determination of those amounts.
Closing
      Unless the parties agree otherwise, the acquisition of TD Waterhouse will close at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 12 East 49th Street, New York, New York, on the third business day after the satisfaction or waiver of all closing conditions except for the conditions that, by their terms, are to be satisfied at the closing. See “The Share Purchase Agreement — Conditions to the Acquisition of TD Waterhouse” beginning on page 93.
Representations and Warranties
      The share purchase agreement contains representations and warranties made by TD to Ameritrade relating to a number of matters, including the following:

•	corporate organization and similar matters of TD Waterhouse and the business subsidiaries;

•	capital structure of TD Waterhouse and the business subsidiaries;

•	ownership by TD Waterhouse of capital stock of the business subsidiaries;

•	corporate authorization and validity of the share purchase agreement and the other ancillary agreements;

•	approval by the board of directors of TD of the share purchase agreement, the stockholders agreement, the amended and restated registration rights agreement, the trademark license agreement, the money market deposit account agreement, the services agreement and the transactions contemplated thereby;

•	absence of conflicts with organizational documents, laws or agreements as a result of entering into and consummating the transactions contemplated by the share purchase agreement;

•	required consents and filings with governmental entities;

•	the conformity with GAAP of TD Waterhouse’s financial statements;

•	accuracy of information supplied by TD expressly for inclusion in this proxy statement;

•	the existence, validity and absence of defaults under material contracts;

•	the absence of certain material changes or events since October 31, 2004 or April 30, 2005, depending on the nature of the change or event;

•	title to real and personal property and the validity of and absence of defaults relating to leases for leased property;

•	ownership and validity of intellectual property rights;

•	possession of permits, registrations and regulatory approvals required to conduct the businesses of TD Waterhouse and the business subsidiaries and compliance by TD Waterhouse and the business subsidiaries with law;

•	litigation, investigations and injunctions;

•	tax matters;

•	employees and employee benefit plans;

•	agreements with or directives from regulatory agencies;

•	the absence of undisclosed liabilities;

•	environmental matters;

•	transactions with affiliates;

•	broker’s and finder’s fees related to the acquisition of TD Waterhouse;

•	insurance coverage;

•	adequacy of accounting controls;

•	interest rate risk management instruments; and

•	labor and employment matters.
      The share purchase agreement also contains representations and warranties by Ameritrade to TD relating to a number of matters, including the following:

•	corporate or other organization and similar matters of Ameritrade and its subsidiaries;

•	capital structure of Ameritrade and its subsidiaries;

•	ownership by Ameritrade of capital stock of Ameritrade’s subsidiaries;

•	corporate authorization and validity of the share purchase agreement and the other ancillary agreements;

•	approval by the Ameritrade board of directors of the share purchase agreement, the stockholders agreement, the trademark license agreement, the money market deposit account agreement, the services agreement, the amendment and restatement of our certificate of incorporation and the amended and restated bylaws of Ameritrade as required by the share purchase agreement (the “Post-Transaction Bylaws”) and the transactions contemplated thereby;

•	the inapplicability of certain state takeover statutes to Ameritrade, the share purchase agreement, the acquisition of TD Waterhouse or the stockholders agreement;

•	absence of conflicts with organizational documents, laws or agreements as a result of entering into and consummating the transactions contemplated by the share purchase agreement;

•	required consents and filings with governmental entities;

•	the conformity with U.S. GAAP and SEC requirements of Ameritrade’s financial statements filed with the SEC;

•	proper filing of documents with the SEC and the accuracy of information contained in those documents and compliance with the Sarbanes-Oxley Act;

•	accuracy of information supplied by Ameritrade expressly for inclusion in this proxy statement;

•	the existence, validity and absence of defaults under material contracts;

•	the absence of certain material changes or events since the date of Ameritrade’s last audited financial statements or March 25, 2005, depending on the nature of the change or event;

•	title to real and personal property and the validity of and absence of defaults relating to, leases for leased property;

•	ownership and validity of intellectual property rights;

•	possession of permits, registrations and regulatory approvals required to conduct the business of Ameritrade and its subsidiaries and compliance by Ameritrade and its subsidiaries with law;

•	litigation, investigations and injunctions;

•	tax matters;

•	employees and employee benefit plans;

•	the absence of agreements with or directives from regulatory agencies;

•	the absence of undisclosed liabilities;

•	environmental matters;

•	transactions with affiliates;

•	broker’s and finder’s fees related to the acquisition of TD Waterhouse;

•	the required vote to approve the acquisition of TD Waterhouse and the amendment and restatement of our certificate of incorporation;

•	insurance coverage;

•	adequacy of accounting controls;

•	absence of interest rate risk management instruments; and

•	labor and employment matters.

      Some of these representations and warranties are subject to specified exceptions and qualifications. In addition, some of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the share purchase agreement, a “material adverse effect” with respect to any entity, means a material adverse effect:

•	on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such entity and its subsidiaries taken as a whole (or, in the case of TD Waterhouse, of TD Waterhouse and the business subsidiaries taken as a whole, after giving effect to the Reorganization), but does not include any such effect to the extent resulting from or attributable to:

•	any change after the date of the share purchase agreement in laws, rules or regulations or interpretations thereof by courts or governmental authorities, or in GAAP (or, in the case of TD Waterhouse, Canadian GAAP) or regulatory accounting principles, in any such case applicable generally to U.S. self-directed retail discount securities brokers,

•	any changes after the date of the share purchase agreement in general economic, monetary or securities market conditions (including changes in interest rates and market price and trading volume fluctuations),

•	the announcement of the transactions contemplated by the share purchase agreement,

•	any outbreak of major hostilities in which the U.S. is involved or any act of terrorism within the U.S. or directed against its facilities or citizens wherever located, or

•	any action or omission by TD, Ameritrade or any subsidiary of any of them taken with the prior written consent of the other parties to the share purchase agreement or as required by the terms of the share purchase agreement, or

•	on the ability of such entity (or, in the case of TD Waterhouse, on the ability of TD) to perform its obligations under the share purchase agreement or the related ancillary agreements, and to consummate the transactions contemplated by the share purchase agreement and the related ancillary agreements on a timely basis.
      The representations and warranties in the share purchase agreement generally will survive for one year following the closing (other than with respect to tax matters which will survive until 30 days past the expiration of the applicable statue of limitations) at which date they will terminate; and, as described below under “— Effect of Termination,” if the share purchase agreement is validly terminated there will be no liability under the representations and warranties of the parties (other than with respect to broker’s and finder’s fees related to the Ameritrade Stock Issuances), unless a party willfully breached the share purchase agreement.
Covenants and Agreements
      Conduct of Business of TD Waterhouse Prior to Closing. TD has agreed that, during the period from the date of the share purchase agreement to the closing, it will cause TD Waterhouse and each business subsidiary to (1) carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and in compliance with all applicable laws and regulations, (2) pay its debts and taxes when due and pay or perform other material obligations when due and (3) use all reasonable efforts to preserve intact the present business organizations of TD Waterhouse and the business subsidiaries, maintain the rights and franchises of, and preserve the relationships with clients, suppliers and others having business dealings with, TD Waterhouse and the business subsidiaries to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the closing. TD has further agreed that, without limiting the generality of the foregoing, during the period from the date of the share purchase agreement to the closing, except as expressly contemplated or permitted by the share purchase agreement, (a) without the prior written consent of Ameritrade, (i) TD will not permit TD Waterhouse or any of the business subsidiaries to sell any of its seats on the New York Stock Exchange if such sale would result in TD Waterhouse and the business subsidiaries, collectively, not owning any seats on the New York Stock

Exchange, and (ii) if at any time TD Waterhouse and the business subsidiaries, collectively, own only one seat on the New York Stock Exchange, TD will not permit TD Waterhouse or any of the business subsidiaries to lease such seat and (b) TD will not permit TD Waterhouse or any business subsidiary to, without the prior written consent of Ameritrade, such consent not to be unreasonably withheld, conditioned or delayed:

•	except as contemplated by the Reorganization, pay any dividends or other distributions on its capital stock, subject to certain exceptions relating to dividends paid by subsidiaries of TD Waterhouse to TD Waterhouse and dividends paid to TD by TD Waterhouse;

•	except as contemplated by the Reorganization, adjust, split, combine or reclassify any of its capital stock, or repurchase, redeem or otherwise acquire any of its capital stock or the capital stock of any business subsidiary;

•	issue additional shares of its capital stock, or securities convertible into its capital stock, except:

•	as contemplated by the Reorganization; or

•	issuances by a wholly owned subsidiary of TD Waterhouse of its capital stock to TD Waterhouse;

•	except as contemplated by the Reorganization, amend or propose to amend its certificate of incorporation or its bylaws or other organizational documents;

•	except as contemplated by the Reorganization, enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries (other than with respect to a business subsidiary) of TD Waterhouse), or a letter of intent or agreement in principle with respect to a plan of consolidation, merger, share exchange or reorganization or adopt a plan of complete or partial liquidation;

•	enter into new lines of business or materially change its brokerage policies or practices;

•	incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and related obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice;

•	except as contemplated by the Reorganization, make any acquisition of or investment in any other person or of assets of another person, except for:

•	acquisitions of securities for the account of or for sale to clients in the ordinary course of business; or

•	foreclosures of securities pledged by clients in the ordinary course of business and other similar acquisitions in connection with securing or collecting debts previously contracted in the ordinary course of business;

•	sell, lease, encumber or otherwise dispose of any of its assets (including capital stock of subsidiaries of TD Waterhouse), which are material, individually or in the aggregate, to TD Waterhouse, other than:

•	internal reorganizations, liquidations or consolidations involving existing subsidiaries (other than a business subsidiary) of TD Waterhouse;

•	as contemplated by the Reorganization;

•	other activities in the ordinary course of business consistent with past practice; or

•	in connection with the incurrence of indebtedness (to the extent described in the following bullet point);

•	incur any long-term indebtedness for borrowed money or guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-

term debt securities of TD Waterhouse or any of the business subsidiaries or guarantee any long-term debt securities of others, other than:

•	in connection with the payment of permitted dividends under the share purchase agreement;

•	borrowings of any business subsidiary from TD Waterhouse or another business subsidiary;

•	indebtedness in the ordinary course of business consistent with past practice; or

•	renewals, replacements or extensions of existing indebtedness;

•	intentionally take any action that would, or would reasonably be expected to, result in any of the conditions to the completion of the acquisition of TD Waterhouse not to be satisfied;

•	make any changes in its accounting methods, practices or policies, except as required under applicable law, regulation or GAAP or Canadian GAAP, in each case as concurred with by TD’s independent public accountants;

•	subject to some exceptions,

•	adopt, amend or terminate any TD Waterhouse employee benefit plan;

•	increase in any material manner the compensation or fringe benefits of any director, officer or employee of TD Waterhouse or the business subsidiaries or pay or grant any benefit not required by any arrangement as in effect as of June 22, 2005;

•	enter into or renew any agreement providing for the payment to any director or officer of TD Waterhouse or any of the business subsidiaries of compensation or benefits contingent upon the occurrence of any of the transactions contemplated by the share purchase agreement;

•	loan or advance any money or other property to any present or former director or officer of TD Waterhouse or any of the business subsidiaries other than pursuant to any plan or arrangement as in effect as of June 22, 2005; or

•	grant any equity-based compensation;

•	except as contemplated by the Reorganization, and subject to certain exceptions, enter into, amend, renew or terminate any material contract;

•	except as contemplated by the Reorganization, engage in any material transaction or incur any material obligation except in the ordinary course of business consistent with past practice;

•	pay or settle any obligations, including taking any action to settle or compromise any litigation, subject to certain exceptions, in each case:

•	relating to the share purchase agreement or the transactions contemplated by the share purchase agreement; or

•	that is otherwise material to TD Waterhouse and the business subsidiaries, other than, the payment or settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the TD Waterhouse financial statements delivered to Ameritrade, or incurred since April 30, 2005 in the ordinary course of business consistent with past practice;

•	make any material changes to its method of tax accounting (unless required by applicable law), file any material amended return or settle or compromise any material tax liability;

•	open any new branches, offices or facilities or relocate or close any existing offices or facilities, or file any application with any governmental authority to do any of the foregoing;

•	change in any material respect the pricing or terms of its client services (except in response to changes in competitive conditions or prevailing market practices);

•	enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease or other occupancy agreement with respect to any real property, other than in the ordinary course of business consistent with past practice or materially alter, violate or terminate any of the terms of any lease; or

•	agree to, or make any commitment to, take any of these restricted actions.
      Conduct of Business of Ameritrade Prior to Closing. Ameritrade has agreed that, during the period from the date of the share purchase agreement to the closing, Ameritrade will and will cause each of its subsidiaries to (1) carry on its business in the usual, regular and ordinary course consistent with past practice and in compliance with all applicable laws and regulations, (2) pay its debts and taxes when due and pay or perform other material obligations when due and (3) use all reasonable efforts to preserve intact its present business organizations, maintain its rights and franchises and preserve its relationships with clients, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses will not be impaired in any material respect at the closing. Ameritrade has further agreed that, except as expressly contemplated or permitted by the share purchase agreement, during the period from the date of the share purchase agreement to the closing, Ameritrade will not, and will not permit any of its subsidiaries to, without the prior written consent of TD, such consent not to be unreasonably withheld, conditioned or delayed:

•	pay any dividends or other distributions on its capital stock, except with respect to (1) the payment of a one-time special dividend in an amount not to exceed $6.00 per share, and (2) dividends by a wholly owned subsidiary (other than Ameritrade Canada or any of its subsidiaries) to Ameritrade;

•	adjust, split, combine or reclassify any of its capital stock, or subject to limited exceptions, repurchase, redeem or otherwise acquire any of its capital stock or the capital stock of any subsidiary;

•	issue additional shares of its capital stock, or securities convertible into its capital stock, except:

•	the issuance of Ameritrade common stock pursuant to the exercise of stock options outstanding on June 22, 2005;

•	issuances by a wholly owned subsidiary of Ameritrade of its capital stock to Ameritrade; or

•	the grant to employees, consultants and directors of Ameritrade, in the ordinary course of business and consistent with past practice, of options to acquire shares of Ameritrade common stock not to exceed options to purchase 750,000 shares of Ameritrade common stock in the aggregate;

•	use its discretion to accelerate the vesting of any stock options outstanding as of June 22, 2005 or any other rights, warrants or other grant of equity under any Ameritrade benefit plan;

•	amend or propose to amend its certificate of incorporation or its bylaws or other organizational documents, other than the amendments specifically contemplated by the share purchase agreement;

•	enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of Ameritrade), or a letter of intent or agreement in principle with respect to a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation;

•	enter into new lines of business or materially change its brokerage policies or practices;

•	incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and related obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice;

•	make any acquisition of or investment in any other person or of assets of another person, except for:

•	acquisitions of securities for the account of or for sale to clients in the ordinary course of business; or

•	foreclosures of securities pledged by clients in the ordinary course of business and other similar acquisitions in connection with securing or collecting debts previously contracted in the ordinary course of business;

•	sell, lease, encumber or otherwise dispose of any of its assets (including capital stock of subsidiaries), which are material, individually or in the aggregate, to Ameritrade, other than:

•	internal reorganizations, liquidations or consolidations involving existing subsidiaries of Ameritrade;

•	other activities in the ordinary course of business consistent with past practice; and

•	in connection with the incurrence of indebtedness (to the extent described in the following bullet point);

•	incur any long-term indebtedness for borrowed money or guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Ameritrade or any of its subsidiaries or guarantee any long-term debt securities of others, other than:

•	indebtedness of any subsidiary of Ameritrade to Ameritrade or another subsidiary of Ameritrade;

•	borrowings in the ordinary course of business consistent with past practice;

•	renewals, replacements or extensions of existing indebtedness; and

•	indebtedness incurred for the sole purpose of funding the payment of the special dividend, in an amount not in excess of $5.00 per outstanding share of Ameritrade common stock;

•	intentionally take any action that would, or would reasonably be expected to, result in any of the conditions to the completion of the acquisition of TD Waterhouse not to be satisfied;

•	make any changes in its accounting methods, practices or policies, except as required under applicable law, regulation or GAAP, in each case as concurred with by Ameritrade’s independent public accountants;

•	subject to some exceptions,

•	adopt, amend or terminate any Ameritrade employee benefit plan;

•	increase in any material manner the compensation or fringe benefits of any director, officer or employee of Ameritrade or any of its subsidiaries or pay or grant any benefit not required by any arrangement as in effect as of June 22, 2005;

•	enter into or renew any agreement providing for the payment to any director or officer of Ameritrade or any of its subsidiaries of compensation or benefits contingent upon the occurrence of any of the transactions contemplated by the share purchase agreement;

•	loan or advance any money or other property to any present or former director or officer of Ameritrade or any of its subsidiaries other than pursuant to any plan or arrangement as in effect as of June 22, 2005; or

•	grant any equity-based compensation;

•	subject to certain exceptions, enter into, amend, renew or terminate any material contract;

•	engage in any material transaction or incur any material obligation except in the ordinary course of business consistent with past practice;

•	pay or settle any obligations, including taking any action to settle or compromise any litigation, in each case:

•	relating to the share purchase agreement or the transactions contemplated by the share purchase agreement; or

•	that is otherwise material to Ameritrade or any of its subsidiaries, other than, the payment or settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Ameritrade financial statements delivered to TD, or incurred since September 24, 2004 in the ordinary course of business consistent with past practice;

•	make any material changes to its method of tax accounting (unless required by applicable law), file any material amended return or settle or compromise any material tax liability;

•	open any new branches, offices or facilities or relocate or close any existing offices or facilities, or file any application with any governmental authority to do any of the foregoing;

•	change in any material respect the pricing or terms of its client services (except in response to changes in competitive conditions or prevailing market practices);

•	enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease or other occupancy agreement with respect to any real property, other than in the ordinary course of business consistent with past practice or materially alter, violate or terminate any of the terms of any lease; or

•	agree to, or make any commitment to, take any of these restricted actions.
      Ameritrade Stockholders Meeting and Duty to Recommend. The share purchase agreement requires Ameritrade to call and hold a special meeting of its stockholders to approve the Ameritrade Stock Issuance and the amendment and restatement of our certificate of incorporation. The Ameritrade board of directors has agreed to recommend that Ameritrade’s stockholders vote in favor of approval of the Ameritrade Stock Issuance and the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals, and to not publicly withdraw, modify or qualify in any manner adverse to TD such recommendation (which we refer to in this proxy statement as a change in Ameritrade recommendation), except that Ameritrade’s board of directors may effect a change in Ameritrade recommendation if and only to the extent that:

•	Ameritrade has not materially breached its obligations to (1) promptly (but in no event more than two business days) notify TD following the receipt of any acquisition proposal, or of any inquiry which Ameritrade concludes in good faith has a reasonable possibility of leading to an acquisition proposal, advise TD of the material terms thereof (including the identity of the person making such acquisition proposal or inquiry in respect thereof), (2) keep TD apprised of any related developments and (3) furnish TD with copies of related documents as described in more detail under “— No Solicitation”;

•	The Ameritrade board of directors, after consultation with outside counsel and acting upon the recommendation of the special committee of the Ameritrade board of directors, determines in good faith that the failure to effect a change in Ameritrade recommendation would be inconsistent with the board’s fiduciary duties under applicable law; and

•	Ameritrade has received, on or after June 22, 2005, an unsolicited bona fide written acquisition proposal (as described below) from a third party which its board of directors concludes in good faith constitutes a superior proposal (as described below), after

•	giving at least five business days’ notice to TD of its intention to effect a change in Ameritrade recommendation, specifying the material terms and conditions of the superior proposal and furnishing TD a copy of the relevant proposed transaction agreement, if any, and all other material documents relating to such superior proposal; and

•	negotiating in good faith with TD during this period of not less than five business days to make such adjustments in the terms and conditions of the share purchase agreement so that the acquisition proposal ceases to be a superior proposal after giving effect to any adjustments which may be offered by TD in connection with these negotiations.
      For purposes of the share purchase agreement,

•	an “acquisition proposal” means a proposal, offer or transaction (other than a proposal or offer made by TD or its affiliates) relating to, or to effect, (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Ameritrade or any of its subsidiaries, other than any such merger, share exchange, consolidation or other business combination resulting in or involving (a) the purchase or other acquisition by, or the sale or issuance to, any person of securities representing (or convertible into or exchangeable for securities that would represent) less than 15% of the total voting power of Ameritrade or any of its subsidiaries or (b) the purchase or sale of assets representing less than 15% of the aggregate fair market value of the consolidated assets (including stock of Ameritrade’s subsidiaries) of Ameritrade and its subsidiaries, taken as a whole or (2) any purchase or sale of assets representing 15% or more of the aggregate fair market value of the consolidated assets (including stock of Ameritrade’s subsidiaries) of Ameritrade and its subsidiaries, taken as a whole, or (3) any purchase or sale (by merger or otherwise) of, or tender or exchange offer for, securities of Ameritrade that, if consummated, would result in any person beneficially owning securities representing 15% or more of the total voting power of Ameritrade or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X); and

•	a “superior proposal” means a bona fide written acquisition proposal which the Ameritrade board of directors (acting upon the recommendation of the special committee) concludes in good faith, after consultation with its outside financial and legal advisors, and taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (1) is more favorable to the stockholders of Ameritrade, from a financial point of view, than the transactions contemplated by the share purchase agreement (taking into account the Ameritrade board of directors’ good faith assessment of the prospective synergies and cost savings anticipated to be realized from and following the acquisition of TD Waterhouse and the other transactions contemplated thereby) and (2) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed; provided that for purposes of this definition of “superior proposal,” the term acquisition proposal shall have the meaning assigned to such term above, except that in the definition of “acquisition proposal” above, the reference to “15%” in clauses (1)(b) and (2) shall be deemed to be a reference to “70%,” the reference to “15%” in clauses (1)(a) and (3) shall be deemed to be a reference to “40%,” and to qualify as an “acquisition proposal” under clauses (1)(a) or (3) a transaction must involve voting securities only of Ameritrade and not of its subsidiaries or significant subsidiaries, as the case may be (other than indirectly through the acquisition of voting securities of Ameritrade) (it being understood that an acquisition proposal need only meet any of clauses (1), (2) or (3) of the definition thereof (as modified by the foregoing proviso) in order to be eligible to be determined to be a superior proposal as provided above).
      No Solicitation. The share purchase agreement precludes Ameritrade and its subsidiaries, and requires Ameritrade to use all reasonable efforts to preclude its and its subsidiaries’ respective directors, officers, employees, agents and representatives from, directly or indirectly:

•	initiating, soliciting or knowingly encouraging or facilitating any inquiries or the making of any proposals or offers from any person relating to, or a transaction to effect, an acquisition proposal;

•	having any discussions with, or providing any confidential information or data to, any person relating to an acquisition proposal, or engaging in any negotiations concerning an acquisition proposal, or knowingly facilitating any effort or attempt to make or implement an acquisition proposal;

•	approving or recommending, or publicly proposing to approve or recommend, any acquisition proposal;

•	executing or entering into, or approving or recommending, or publicly proposing to approve or recommend, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal;

•	granting any approval pursuant to Section 203(a)(1) or Section or 203(a)(3) of the Delaware General Corporation Law removing the restrictions on business combinations contained therein; or

•	publicly proposing or agreeing to do any of the foregoing.
      However, if Ameritrade receives an unsolicited bona fide acquisition proposal prior to obtaining the required approval of the stockholders of Ameritrade of the Ameritrade Stock Issuance and the amendment and restatement of our certificate of incorporation, Ameritrade may participate in negotiations or discussions with, or provide confidential information or data to, the person making that acquisition proposal if:

•	Ameritrade’s board of directors (acting upon the recommendation of the special committee) concludes in good faith that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal;

•	Ameritrade’s board of directors (acting upon the recommendation of the special committee), after consultation with outside counsel, determines in good faith that the failure to take those actions would be inconsistent with the board’s fiduciary duties under applicable law;

•	prior to providing any confidential information to the person making the inquiry or proposal, Ameritrade enters into a confidentiality agreement with the person making the inquiry or proposal having terms that are no less favorable to Ameritrade than those in the confidentiality agreement between TD and Ameritrade; and

•	Ameritrade provides TD with a copy of any confidential information or data provided to such person making the inquiry or proposal to the extent not previously provided or made available to TD.
      Ameritrade has agreed to, and to cause its subsidiaries to, and will use all reasonable efforts to cause its and their respective directors, officers, employees, agents and representatives to, immediately cease, from and after June 22, 2005, and cause to be terminated, any activities, discussions or negotiations with any persons other than TD with respect to any acquisition proposal and to use all reasonable efforts to enforce any standstill, confidentiality or similar agreement relating to any acquisition proposal, including by requiring other parties to promptly return or destroy any confidential information previously furnished and by using all reasonable efforts if reasonably requested by TD to seek injunctions or other equitable remedies to prevent or restrain any breaches of such agreements and to enforce specifically the terms and provisions of such agreements in a court of competent jurisdiction.
      Ameritrade has also agreed to promptly (but in no event more than two business days) following the receipt of any acquisition proposal, or of any inquiry which Ameritrade concludes in good faith has a reasonable probability of leading to an acquisition proposal, advise TD of the material terms of the proposal, including the identity of the person making the proposal, keep TD apprised of any related developments, discussions and negotiations on a current basis (and, in any event, within 48 hours of such developments, discussions or negotiations), and furnish TD with a copy of any proposed transaction agreements and related documents with or from the person making such acquisition proposal or inquiry in respect thereof promptly after the receipt by Ameritrade of such agreements. Ameritrade has further agreed to provide TD with at least 48 hours prior notice (or such lesser prior notice as is provided to the Ameritrade board of directors) of any meeting of the Ameritrade board of directors at which meeting the board of directors is reasonably expected to consider an acquisition proposal.

      All Reasonable Efforts Covenant. Ameritrade and TD have agreed to use all reasonable efforts to take, or cause to be taken all actions necessary, to comply with all legal requirements with respect to the transactions contemplated by the share purchase agreement as promptly as practicable and to obtain (and to cooperate with the other party to obtain) any governmental or third-party approvals required in connection with the acquisition of TD Waterhouse and the other transactions contemplated by the share purchase agreement. However, except as described in the following paragraph, neither Ameritrade nor TD is required to dispose or hold separate any material assets or categories of assets of Ameritrade or TD Waterhouse, accept the imposition of any material limitation or restriction on the ability of Ameritrade or TD Waterhouse to freely conduct their business or own such assets, hold separate any of the shares of TD Waterhouse common stock or accept any limitation on the ability of Ameritrade to exercise full rights of ownership of the shares of TD Waterhouse common stock.
      In the event that the Commissioner of Competition (Canada) applies, threatens in writing to apply, or advises TD or Ameritrade that it proposes to apply to the Competition Tribunal (Canada) for an order (including an injunction) with respect to the transactions contemplated in the share purchase agreement, TD and Ameritrade have agreed to negotiate in good faith with each other, and confer with the Commissioner of Competition (Canada) to arrange for the consummation of the transactions contemplated by the share purchase agreement subject to the holding separate of Ameritrade Canada by the parties following the closing (and prior to consummation of the transactions contemplated by the Canadian purchase agreement). If the parties are unable to reach agreement with the Commissioner of Competition (Canada) regarding such a hold separate transaction, then Ameritrade has agreed to dispose of Ameritrade Canada prior to the closing on commercially reasonable terms.
      Employee Benefit Plans. Ameritrade and TD have agreed that, during the period prior to the closing, they will cooperate to ensure the continuity of their workforces and that in particular TD Waterhouse will not terminate, prior to the closing, any of its employees for any reason other than unsatisfactory performance or misconduct. In addition, Ameritrade and TD have agreed that during a specified transition period beginning on the closing (and ending on the later of the first anniversary of the closing or the date thirty days after the clearing conversion of all TD Waterhouse client accounts), Ameritrade will provide each former TD Waterhouse employee retained by Ameritrade through the transition period or any portion thereof with (1) base salary or wage and commission levels and bonus compensation at least equal to that provided by TD Waterhouse prior to the closing, and (2) other employee benefits, including defined contribution pension benefits and equity based compensation, that are no less favorable in the aggregate than such benefits provided by Ameritrade after the closing to similarly situated Ameritrade employees.
      Ameritrade has further agreed to assume all liabilities and obligations under certain termination protection agreements entered into between TD, TD Waterhouse and certain key TD Waterhouse employees which provide for severance and additional benefits in the event such employees are terminated after the closing. TD Waterhouse has agreed to terminate, prior to the closing, its formal severance plan and Ameritrade has agreed to adopt and maintain, for the transition period, a severance plan or arrangement, which will provide levels of severance or termination pay and other termination benefits, that are no less favorable than that provided by TD Waterhouse prior to the closing. In addition, during the transition period, any former TD Waterhouse employee that is terminated will be entitled to a pro-rata portion of any applicable TD Waterhouse quarterly or annual bonus then in effect.
      We expect that Mr. Moglia will continue to serve as Chief Executive Officer of TD Ameritrade, that J. Joe Ricketts will continue to serve as Chairman of TD Ameritrade and that W. Edmund Clark will serve as Vice Chairman of TD Ameritrade. Ameritrade is currently negotiating a new employment agreement with Mr. Moglia with respect to his continued employment. In addition, Ameritrade may negotiate and enter into, prior to the closing, and after consultation with TD, new or amended employment agreements with other executive officers.
      Ameritrade has also agreed to give each former TD Waterhouse employee full credit for service with TD and TD Waterhouse for purposes of eligibility, vesting, benefit entitlement and accrual under the employee benefit plans of Ameritrade after the closing. Ameritrade has also agreed to (1) waive all pre-

existing conditions, exclusions and waiting periods with respect to participation and coverage requirements under any welfare benefit plan maintained by Ameritrade after the closing, to the extent such former TD Waterhouse employees were not subject to such pre-existing condition, exclusion and waiting period under the comparable TD or TD Waterhouse benefit plan, and (2) provide each former TD Waterhouse employee with credit for any co-payments and deductibles paid prior to the closing in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such former TD Waterhouse employees are eligible to participate in after the closing. Ameritrade and TD have agreed to take all actions which are deemed necessary prior to the closing to adopt amendments to each of their respective health care plans to provide that terminated employees who are receiving payments under a severance arrangement sponsored by Ameritrade or TD Waterhouse shall remain eligible for health care benefits during the payment period of such severance benefits.
      TD has agreed to retain and continue to expense and administer all outstanding options to acquire TD stock that TD Waterhouse employees have been granted prior to the closing. However, with respect to restricted stock units which are to be settled in cash and which were granted by TD and TD Waterhouse to TD Waterhouse employees, TD has agreed to transfer the vested liability with respect to such restricted stock units, and a corresponding offsetting hedge, to Ameritrade at closing so that Ameritrade will become responsible, up to a specified amount, for the liability associated with the unvested restricted stock units. TD has agreed to continue to administer the restricted stock unit program at its own expense after the closing.
      Ameritrade may take such actions as it deems necessary to adjust all outstanding Ameritrade equity compensation awards held by any Ameritrade employee or director in order to ensure that all such equity awards maintain their intrinsic value, as determined prior to the payment of the special dividend, to account for the payment of such special dividend.
      All then-active TD Waterhouse employees will be fully vested in their account balances under the TD Waterhouse 401(k)/profit sharing plan as of the closing date. In the event that the TD Waterhouse 401(k)/profit sharing plan is terminated or merged into the Ameritrade 401(k) plan, all former TD Waterhouse employees will be eligible to participate in the Ameritrade 401(k) plan on the first entry date after having satisfied the eligibility requirements under the Ameritrade 401(k) plan.
      Ameritrade has also agreed to pay to TD $300,000 in exchange for TD retaining all liability and responsibility for the administration and provision of retiree medical benefits to any former TD Waterhouse employee who may be entitled to these benefits.
      TD has agreed to be responsible for all costs, liabilities and expenses with respect to employee and employee benefits costs of TD Waterhouse employees who work at TD Waterhouse’s Canadian call center. However, Ameritrade has agreed to reimburse TD for any costs incurred by TD resulting from the termination pay, severance pay or the employer portion of any payments required for continuation of health benefit coverage to any such terminated Canadian call center employee during the specified transition period after the closing.
      Intercompany Matters. TD has agreed to take such action as is necessary to ensure that, subject to certain exceptions, any arrangements, or transactions between TD or any of its subsidiaries (other than TD Waterhouse and the business subsidiaries), on the one hand, and TD Waterhouse and the business subsidiaries, on the other hand, may be terminated by Ameritrade upon the closing on not more than 30 days’ notice and without the payment of any financial penalty or fee or obligation of further reimbursement.
      Financing and Other Actions for Special Dividend. Ameritrade has agreed to use all reasonable efforts to arrange for adequate and appropriate financing facilities and other debt funding sources to provide the cash necessary to pay that portion of the special dividend not funded by other Ameritrade available excess cash or by TD’s contribution of cash in an amount at least equal to the product of $1.00 multiplied by the number of outstanding shares of Ameritrade common stock, in each case on terms reasonably acceptable to TD. Ameritrade will use all reasonable efforts to (1) have such committed financing facilities and other debt funding sources available for drawdown by no later than the closing date, (2) satisfy all conditions to such drawdown on a timely basis, and (3) take all other corporate actions as may be necessary under applicable law to pay the special dividend. Prior to the closing date, the Ameritrade board of directors will declare the special dividend if sufficient funds are available and such declaration and payment is permitted by applicable law.
      Fees and Expenses. Except as otherwise expressly provided in the share purchase agreement, Ameritrade and TD have agreed that all costs and expenses incurred in connection with the share purchase agreement and the transaction contemplated by the share purchase agreement shall be paid by the party incurring such expense.
      Notification of Certain Matters. Ameritrade and TD have each agreed to give prompt notice to the other of any representation or warranty made by it in the share purchase agreement becoming untrue or inaccurate, or any failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the share purchase agreement, in each case where the respective party could not satisfy the closing conditions with respect to representations and warranties or performance of obligations.
      Governance of Ameritrade. Ameritrade has agreed, subject to receipt of the required vote of the stockholders of Ameritrade, to take all action necessary to (1) cause the amended and restated certificate of incorporation of Ameritrade to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware effective as of the closing, (2) cause the persons designated in accordance with the stockholders agreement to constitute the full board of directors of Ameritrade as of the closing and to be assigned to the applicable class of directors in the manner provided in the stockholders agreement (see “Certain Agreements Related to the Acquisition of TD Waterhouse — Stockholders Agreement” beginning on page 99), (3) cause J. Joe Ricketts to be appointed as Chairman, and W. Edmund Clark to be appointed as Vice Chairman, of the Ameritrade board of directors, provided that such individuals are designated as directors in accordance with clause (2), (4) cause Joseph H. Moglia to continue as Chief Executive Officer of Ameritrade, provided that Mr. Moglia has not previously terminated his employment with Ameritrade and (5) cause the bylaws of Ameritrade as of the closing to be amended and restated in the form of the Post-Transaction Bylaws.
      Reorganization. TD shall use all reasonable efforts to complete the Reorganization prior to or concurrent with the effective time of the closing. TD agreed to prepare and deliver to Ameritrade by September 20, 2005 a written reorganization report setting forth TD’s calculation, as of the effective date (or dates) of the Reorganization, of (x) the fair market value of TD Waterhouse Bank, N.A., or TD Waterhouse Bank, CTUSA, Inc., TD Waterhouse Canadian Call Center Inc., TD Waterhouse U.S. Holding Company, Inc., TD Waterhouse Sub Limited, TD Waterhouse Investor Services (Hong Kong) Inc., TD Waterhouse Canada Inc., 1489299 Ontario Limited, BondDesk Canada ULC, Drewmark, Inc., R. J. Thompson Holdings, Inc., InfoComp International, Inc. and TD Waterhouse European Acquisition Corporation, collectively, the excluded subsidiaries, and any other assets transferred to TD, (y) TD Waterhouse’s basis in the excluded subsidiaries and the other assets transferred to TD, and (z) an estimate of the anticipated tax liability (including withholding taxes) attributable to the Reorganization. TD has engaged KPMG LLP to prepare a valuation of the excluded subsidiaries and the other assets transferred to TD and has agreed that the tax calculations contained in the reorganization report shall be based upon, and consistent with in all respects, the information contained in such valuation.
      Completion of Ameritrade Canada Transaction. In the event the Canadian purchase agreement is terminated prior to the consummation of the sale of Ameritrade Canada to TD, then within one year of the closing date of the Ameritrade Stock Issuance, Ameritrade has agreed to use best efforts to dispose of Ameritrade Canada to a person that is not an affiliate of Ameritrade.
      Tax Matters. TD and Ameritrade have agreed to reasonably cooperate in preparing and filing all returns of TD Waterhouse and the business subsidiaries for all taxable periods ending on or before, or which include periods prior to, the closing date, including maintaining and making available to each other all records necessary in connection with taxes relating to TD Waterhouse and the business subsidiaries and in resolving all disputes and audits with respect to taxes relating to TD Waterhouse and the business subsidiaries.
      Sweep Account Services. Within 60 days after the date of the share purchase agreement, TD has agreed to submit to the NYSE and the NASD for their review the money market deposit account agreement with respect to the TD Waterhouse FDIC-insured sweep product to be provided following the closing.
      No Solicitations by TD. Provided that Ameritrade has not effected a change in Ameritrade’s recommendation, TD and its affiliates have agreed not to solicit or engage in (other than with Ameritrade) any discussions, and will immediately cease any activities, discussions or negotiations with any persons other than Ameritrade, regarding a possible sale of TD Waterhouse and the business subsidiaries or other type of similar transaction, business combination, recapitalization, liquidation, dissolution or similar transaction involving TD Waterhouse or any of the business subsidiaries.
      TD Waterhouse 2004 Audited Financials. TD has agreed to use all reasonable efforts to cause to be prepared and delivered to Ameritrade, as promptly as practicable and in no event later than the 60th day following the date of the share purchase agreement, the audited consolidated balance sheet, statement of income, statement of retained earnings and statement of cash flows for TD Waterhouse as of October 31, 2004.
      Outsourcing Agreement; Website Matters. TD and Ameritrade have agreed to commence good faith negotiations, promptly following the date of the share purchase agreement, regarding (1) the terms of a formal outsourcing arrangement to be entered into by TD Waterhouse Investor Services, Inc. and TD Waterhouse Bank, N.A. pursuant to which, as of the closing date or a later date agreed to by TD and Ameritrade, TD Waterhouse Investor Services, Inc. will outsource, and TD Waterhouse Bank, N.A. will perform, various banking services, (2) the re-direction of Internet traffic from the TD address <tdwaterhouse.com> to either the address <tdameritrade.com> or another Internet address chosen by Ameritrade and (3) TD’s phase-out of its <tdwaterhouse.com> address, in each case to be effective as of the closing date or as promptly thereafter as practicable.
      Canadian Call Center. TD has agreed, during the period from the date of the share purchase agreement and continuing until 30 days after the closing, to (1) give Ameritrade and TD Waterhouse access to TD Waterhouse’s Canadian Call Center and (2) cause the Canadian Call Center to carry on its business, and provide services, support and information to TD Waterhouse and the business subsidiaries, in substantially the same manner as conducted prior to the date of the share purchase agreement.
      Ameritrade Bank. Ameritrade has agreed to withdraw or not file, as applicable, any applications for permits or approvals relating to the formation of Ameritrade Bank and shall not take any action to qualify Ameritrade Bank or any other affiliate of Ameritrade as an insured depository institution.
      Available Capital. As of the record date with respect to the special dividend, TD will effectively fund $1.00 per share of the special dividend, by means of its agreement to cause TD Waterhouse to be capitalized with cash in an amount at least equal to the product of $1.00 and the aggregate number of shares of Ameritrade common stock outstanding as of a date that is within three business days of such record date, based on information provided to TD by Ameritrade and shall cause TD Waterhouse to maintain such cash capitalization until the closing.
      Indemnification of Directors and Officers. From and after the closing, TD has agreed to indemnify, defend and hold harmless current and former officers, directors or employees of TD Waterhouse or any of the business subsidiaries against all losses that are paid in settlement of or in connection with any claim, action or investigation to the extent arising out of the fact that such person is or was a director, officer or employee of TD Waterhouse or any business subsidiary, pertaining to any matter existing or occurring at or prior to the closing and whether asserted or claimed prior to, or at or after, the closing, in each case to the full extent that TD Waterhouse or such business subsidiary would have been permitted under applicable law and its constituent documents to indemnify such person.

      Certain Other Covenants. The share purchase agreement contains additional covenants, including covenants relating to the filing of this proxy statement, cooperation regarding filings and proceedings with governmental and other agencies and organizations and obtaining required consents and the sharing of information regarding Ameritrade’s and TD’s businesses.
Conditions to the Acquisition of TD Waterhouse
      Conditions to Each Party’s Obligations. The respective obligations of each of Ameritrade and TD to consummate the acquisition of TD Waterhouse are subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•	receipt of the required approval of the Ameritrade stockholders of the Ameritrade Stock Issuance and the amendment and restatement of our certificate of incorporation (including each of the related sub-proposals);

•	the receipt and continued effectiveness of required regulatory approvals (as described under “The Transaction — Regulatory Matters Related to the Acquisition of TD Waterhouse” beginning on page 71);

•	the absence of any injunction or other legal restraint or prohibition against the acquisition of TD Waterhouse or the consummation of the other transactions contemplated by the share purchase agreement;

•	the completion of the Reorganization; and

•	Ameritrade shall have available to it sufficient funds, the ability, under applicable law, to pay the special dividend, and the special dividend shall have been duly declared.
      Conditions to Obligation of Ameritrade. The obligation of Ameritrade to consummate the acquisition of TD Waterhouse is subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•	the representations and warranties of TD being true and correct as of the date of the share purchase agreement and as of the closing date (except that certain representations and warranties will be read without materiality or material adverse effect qualifications), other than, in most cases, those failures to be true and correct that would not result or reasonably be expected to result, individually or in the aggregate, in a material adverse effect on TD Waterhouse;

•	performance in all material respects by TD of the obligations required to be performed by it at or prior to the closing date;

•	each of the stockholders agreement, the trademark license agreement, the services agreement and the money market deposit account agreement being in full force and effect (or becoming in full force and effect as of the closing) and the representations and warranties of TD in each such agreement being true and correct in all material respects and TD having performed in all material respects all obligations required to be performed by it thereunder, if any, at or prior to the closing date; and

•	receipt of a copy of the resolution or resolutions duly adopted by the board of directors (or a duly authorized committee thereof) of TD authorizing the execution, delivery and performance by TD of the share purchase agreement.
      Conditions to Obligation of TD. The obligation of TD to consummate the acquisition of TD Waterhouse is subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•	the representations and warranties of Ameritrade being true and correct as of the date of the share purchase agreement and as of the closing date (except that certain representations and warranties will be read without materiality or material adverse effect qualifications), other than, in most cases, those failures to be true and correct that would not result or reasonably be expected to result, individually or in the aggregate, in a material adverse effect on Ameritrade;

•	performance in all material respects by Ameritrade of the obligations required to be performed by it at or prior to the closing date;

•	each of the stockholders agreement, the amended and restated registration rights agreement, the trademark license agreement, the services agreement and the money market deposit account agreement being in full force and effect (or will become in full force and effect as of the closing) and the representations and warranties of Ameritrade in each such agreement being true and correct in all material respects and Ameritrade having performed in all material respects all obligations required to be performed by it thereunder, if any, at or prior to the closing date;

•	all necessary actions having been taken, including the execution, acknowledgement and filing of the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware, such that, as of the closing, (1) the Post-Transaction Bylaws and the amended and restated certificate of incorporation are in effect as the duly adopted bylaws and certificate of incorporation of Ameritrade, and (2) the Ameritrade board of directors shall be constituted in accordance with the terms of the stockholders agreement; and

•	receipt of a copy of the resolution or resolutions duly adopted by the board of directors (or a duly authorized committee thereof) of Ameritrade authorizing the execution, delivery and performance by Ameritrade of the share purchase agreement.

Termination
      The share purchase agreement may be terminated at any time prior to the closing, by action taken or authorized by the board of directors of the terminating party or parties, whether before or after approval of the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement and the amendment and restatement of our certificate of incorporation, including all related sub-proposals, by the Ameritrade stockholders, in any of the following ways:

•	by mutual written consent of Ameritrade and TD;

•	by either Ameritrade or TD if:

•	any governmental entity which must grant a required regulatory approval required to complete the Share Purchase has denied such approval and this denial has become final and nonappealable or a governmental entity has issued a final nonappealable order prohibiting the consummation of the transactions contemplated by the share purchase agreement;

•	the closing has not occurred on or before March 31, 2006, except that (1) neither TD nor Ameritrade may terminate the share purchase agreement for this reason if its breach of any obligation under the share purchase agreement has resulted in the failure of the closing to occur by that date, and (2) TD may not terminate the share purchase agreement for this reason if as of March 31, 2006 the Reorganization has not been completed but all of the other closing conditions have been satisfied or waived on or prior to such date;

•	there is a breach by the other party of the share purchase agreement which would prevent satisfaction of a closing condition and the breach cannot be cured prior to the closing or is not cured prior to 30 days after receipt of written notice of the breach, but neither Ameritrade nor TD may terminate the share purchase agreement for this reason if it itself is then in material breach of the share purchase agreement; or

•	the stockholders of Ameritrade fail to give the necessary approval of the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement and the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals, at the Ameritrade special meeting;

•	by TD, if Ameritrade shall have breached its obligations in any material respect with respect to calling and giving notice of, and using all reasonable efforts to convene and hold, the Ameritrade stockholders meeting, and shall not have cured such breach within five business days following written notice from TD of the breach; and

•	by TD, if any of the following events occurs, each a Triggering Event:

•	Ameritrade’s board of directors, or any committee thereof, has publicly withdrawn, modified or qualified in any manner adverse to TD its recommendation of the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement and the amendment and restatement of our certificate of incorporation, or any of the related sub-proposals, or has duly adopted a resolution to do so;

•	Ameritrade’s board of directors fails to make or reaffirm (publicly, if so requested) its recommendation in favor of the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement and the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals, within five business days after TD requests in writing that such recommendation be made or reaffirmed (except that the five business day time period may be extended if a third party has made an acquisition proposal with respect to Ameritrade);

•	Ameritrade’s board of directors or any committee thereof approves or publicly recommends any acquisition proposal;

•	Ameritrade executes any agreement or contract accepting any acquisition proposal; or

•	a third party commences a tender or exchange offer relating to securities of Ameritrade and Ameritrade does not inform its security holders within ten business days after such commencement that the Ameritrade board of directors unconditionally recommends rejection of such tender or exchange offer.
Effect of Termination
      If the share purchase agreement is validly terminated, the agreement will become void without any liability on the part of any of the parties unless a party is in willful breach of the share purchase agreement. However, the provisions of the share purchase agreement relating to broker’s and finder’s fees, the payment of fees and expenses (including the termination fee and transaction expense reimbursement provisions discussed below) and the confidentiality obligations of the parties will continue in effect notwithstanding termination of the share purchase agreement.
      A termination fee of $97 million will be paid by Ameritrade to TD as follows:

•	if TD terminates the share purchase agreement because a Triggering Event has occurred, then Ameritrade will pay TD the termination fee of $97 million on the second business day following such termination; or

•	if:

•	either party terminates the share purchase agreement because the stockholders of Ameritrade reject the Ameritrade Stock Issuance or the amendment and restatement of the certificate of incorporation (including any sub-proposal relating to the amendment and restatement of the certificate of incorporation) at the Ameritrade special meeting; or

•	TD terminates the share purchase agreement because Ameritrade has breached its obligations in any material respect with respect to calling and giving notice of, and using all reasonable efforts to convene and hold, the Ameritrade stockholders meeting, and has not cured such breach within five business days following written notice of such breach from TD specifying in reasonable detail the nature of such breach; and

•	in either such case

•	an acquisition proposal with respect to Ameritrade has been publicly announced or otherwise communicated or disclosed to the Ameritrade board of directors or one or more of the executive officers of Ameritrade (or any person has publicly announced or otherwise so communicated, disclosed or reiterated an intention, whether or not conditional, to make an acquisition proposal) at any time prior to the date of Ameritrade’s stockholders meeting;
then Ameritrade shall reimburse TD for its documented out-of-pocket transaction expenses, not to exceed $7,500,000, on or before the second business day following such termination, and if within 12 months after such termination Ameritrade or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition (as defined below), then Ameritrade shall pay the termination fee of $97 million, less the transaction expenses previously paid, on the date of such execution or consummation.
      For the purposes of the preceding paragraph only, the term “Acquisition,” with respect to Ameritrade, shall mean any of the following transactions (other than the transactions contemplated by the share purchase agreement): (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving Ameritrade or any of its subsidiaries in which the holders of Ameritrade common stock immediately preceding such transaction hold less than 65% of the aggregate outstanding voting power or equity interests in (A) the surviving or resulting entity of such transaction and (B) the ultimate parent thereof (if any), (2) a sale or other disposition by Ameritrade of assets representing in excess of 35% of the aggregate fair market value of Ameritrade’s consolidated assets (including stock of its subsidiaries) immediately prior to such sale, or (3) the acquisition by any person (including by way of a tender offer or an exchange offer or issuance of securities by Ameritrade to such person), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of Ameritrade’s securities as a result of which such person beneficially owns, or has the right to acquire, (x) 35% or more of the total voting power or equity interests of Ameritrade (excluding any such voting power or equity interests which such person, or any other person forming a group with such first person, beneficially owned as of June 22, 2005) or (y) 50% or more of the total voting power or equity interests of Ameritrade (without the exclusion referred to in clause (x) above).
Indemnification
      From and after the closing date, TD has agreed to indemnify Ameritrade for all costs, damages, expenses, taxes or penalties, and reasonable attorney’s fees, arising out of or in connection with, resulting from or caused by, among other things: (1) the Reorganization; (2) the excluded subsidiaries (including any actions taken by, or the operations of the business of, or taxes of, any excluded subsidiary); (3) any breach of any of the representations and warranties made by TD to Ameritrade in the share purchase agreement or in any certificate or other writing delivered by TD to Ameritrade pursuant to the share purchase agreement; (4) any breach by TD of any covenant or agreement of TD contained in the share purchase agreement; (5) any pre-closing taxes of TD Waterhouse and (6) other specified matters.
      From and after the closing date, Ameritrade has agreed to indemnify TD for all costs, damages, expenses, taxes or penalties, and reasonable attorney’s fees, arising out of or in connection with, resulting from or caused by: (1) any breach of any of the representations and warranties made by Ameritrade to TD in the share purchase agreement or in any certificate or other writing delivered by Ameritrade to TD pursuant thereto; (2) any breach by Ameritrade of any covenant or agreement of Ameritrade contained in the share purchase agreement; and (3) any pre-closing taxes of Ameritrade.
      Neither Ameritrade nor TD will be liable for any claim for indemnification with respect to any breach of any representation or warranty, unless and until the aggregate amount of indemnifiable losses (taking into account only claims in excess of $100,000) which may be recovered exceeds $24,000,000, whereupon the indemnifying party shall be obligated to pay in full all amounts but only to the extent such aggregate damages are in excess of $15,000,000. Neither Ameritrade nor TD shall be entitled to indemnification with respect to any breach of any representation or warranty for aggregate damages in excess of $600,000,000. The indemnification provided in the share purchase agreement is generally the exclusive post-closing remedy available to any party thereto with respect to any breach of any representation, warranty, covenant or agreement in the share purchase agreement, or otherwise in respect of the transactions contemplated by the share purchase agreement, other than for fraud or intentional breach.
Amendments, Extension and Waivers
      Any provision of the share purchase agreement may be amended, extended or waived before the closing by a written instrument signed, in the case of an amendment, by each party to the share purchase agreement or, in the case of an extension or waiver, by each party against whom the extension or waiver is to be effective, but after the required approval of the Ameritrade stockholders has been obtained, no amendment may be made that requires the further approval of the stockholders of Ameritrade unless that further approval is obtained.

CERTAIN AGREEMENTS RELATED TO THE ACQUISITION OF TD WATERHOUSE
      The following is a summary of selected provisions of the voting agreement, the stockholders agreement, the amended and restated registration rights agreement, the Canadian purchase agreement, the trademark license agreement, the services agreement and the money market deposit account agreement, which Ameritrade has entered or will enter into in connection with the acquisition of TD Waterhouse. While Ameritrade and TD believe this summary covers the material terms of the agreements, it may not contain all of the information that is important to you. The summaries of the voting agreement and the stockholders agreement are qualified in their entirety by reference to those agreements, copies of which are included as Appendices E and F to this proxy statement. We have also filed copies of the amended and restated registration rights agreement, the Canadian purchase agreement and the trademark license agreement as exhibits to a current report on Form 8-K that we filed on September 12, 2005. You should read those agreements because they, and not this proxy statement, are the legal documents that govern the matters described in this section and they will give you a more complete understanding.
Voting Agreement
      Concurrently with entering into the share purchase agreement, the Ricketts holders, the TA holders and the SLP holders, TD and Ameritrade (solely for purposes of certain sections contained therein) entered into the voting agreement, pursuant to which, among other things, the parties to the voting agreement who are stockholders of Ameritrade agreed, solely in their capacity as stockholders, to vote all of their shares of Ameritrade common stock in favor of the issuance of Ameritrade common stock to TD in accordance with the terms of the share purchase agreement, the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals, and the election of directors designated in accordance with the share purchase agreement and against competing proposals or other actions that would impede the acquisition of TD Waterhouse, unless Ameritrade has effected a change in recommendation with respect to the proposed acquisition of TD Waterhouse as permitted under the share purchase agreement.
      The parties to the voting agreement who are stockholders of Ameritrade (other than the Ricketts Grandchildren Trust) have granted specified officers of TD irrevocable proxies to vote or execute written consents with respect to all of the shares of Ameritrade common stock owned by such parties to the voting agreement, in the event that such parties do not vote their shares as required by the voting agreement including additional shares of Ameritrade common stock subsequently acquired by the parties to the voting agreement, unless Ameritrade has effected a change in recommendation with respect to the proposed acquisition of TD Waterhouse as permitted under the share purchase agreement. The proxy is exercisable only in the event that such parties do not vote their shares as required by the voting agreement.
      The parties to the voting agreement who are stockholders of Ameritrade have agreed, subject to certain exceptions, they will not:

•	initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposals or offers from any person relating to, or to effect, an acquisition proposal;

•	participate in any discussions with, or provide any confidential information or data to, any person relating to an acquisition proposal, or engage in any negotiations concerning an acquisition proposal, or knowingly facilitate any effort or attempt to make or implement an acquisition proposal;

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal;

•	execute or enter into, or approve or recommend, or publicly propose to approve or recommend, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal; or

•	publicly propose or agree to do any of the foregoing.

      In addition, the parties to the voting agreement who are stockholders of Ameritrade have agreed they will not:

•	agree to release, or release, any person from any obligation under any existing standstill agreement or arrangement relating to Ameritrade; or

•	unless Ameritrade has effected a change in recommendation with respect to the acquisition of TD Waterhouse as permitted under the share purchase agreement, participate in a solicitation of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of any shares of Ameritrade common stock in connection with any vote or other action on any matter, other than to recommend that Ameritrade stockholders vote in favor of the Ameritrade Stock Issuance and the amendment and restatement of our certificate of incorporation and other matters reasonably requested by TD in connection with the acquisition of TD Waterhouse.
      The parties to the voting agreement who are stockholders of Ameritrade have also agreed, subject to certain exceptions, not to sell or otherwise transfer the Ameritrade common stock and options owned or acquired, either directly or indirectly, by them, or their voting rights with respect to such shares, until the earlier of the termination of the share purchase agreement or the completion of the acquisition of TD Waterhouse, unless such transfer is made in compliance with the terms of the voting agreement. However, the parties to the voting agreement are permitted to engage in hedging transactions that have the effect of reducing or eliminating their economic risk with respect to those shares, provided that those shares continue to be voted in accordance with the terms of the voting agreement. On August 18, 2005, TA Associates, Inc. filed a Form 144 with the SEC that indicates an intention to hedge shares of Ameritrade common stock, and TA Associates has informed us that entities affiliated with TA Associates may, subject to market conditions, enter into a hedging transaction with respect to all or a portion of the shares of Ameritrade common stock that are held by such entities. Such a hedging transaction may include forward sales of shares of Ameritrade common stock, which could involve short sales of Ameritrade common stock by the counterparty (or an affiliate of such counterparty) in such hedging transaction. Such a hedging transaction may be executed before the special meeting. Subsequent to Ameritrade’s announcement of its proposed acquisition of TD Waterhouse and Citigroup’s rendering of its opinion, Citigroup was approached by TA Associates with respect to a possible forward sale transaction involving shares of our stock held by TA Associates. Ameritrade has consented to the participation by Citigroup (or an affiliate of Citigroup) in the execution of any such hedging transaction.
      In addition, the voting agreement provides for the termination of an existing stockholders agreement, dated as of April 6, 2002, among Ameritrade and the parties to the voting agreement, which termination becomes effective immediately prior to the completion of the acquisition of TD Waterhouse.
      The voting agreement will terminate on the earlier to occur of the termination of the share purchase agreement or the completion of the acquisition of TD Waterhouse.
Stockholders Agreement
      In connection with the transactions contemplated by the share purchase agreement, Ameritrade, the Ricketts holders and TD entered into a stockholders agreement, which, among other things, contains certain governance arrangements and various provisions relating to board composition, stock ownership, transfers by TD and the Ricketts holders, voting and other matters. The stockholders agreement also contemplates changes to Ameritrade’s certificate of incorporation and bylaws to give effect to and facilitate the provisions contained in the stockholders agreement. Other than with respect to certain provisions relating to limitations on acquisitions and restrictions on transfer of Ameritrade securities and the selection of initial outside independent directors of TD Ameritrade, the stockholders agreement does not become effective until the closing of the acquisition of TD Waterhouse.
      The following is a summary of selected provisions of the stockholders agreement. The description of the stockholders agreement in this proxy statement has been included to provide you with information regarding its terms. While Ameritrade and TD believe this description covers the material terms of the stockholders agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the stockholders agreement, which is attached as Appendix F to this proxy statement and is incorporated by reference in this proxy statement. We urge you to read the entire stockholders agreement carefully.

Governance of TD Ameritrade
      Following the completion of the acquisition of TD Waterhouse, the board of directors of TD Ameritrade will continue to be classified into three classes, with each class serving staggered, three-year terms. The board of directors will consist of twelve members, and the persons to be nominated for election as directors of TD Ameritrade will be designated as follows:

•	the Ricketts holders will have the right to designate three of the directors, initially J. Joe Ricketts, J. Peter Ricketts and Thomas S. Ricketts (each of whom will be assigned to a different class of directors, as designated by the Ricketts holders);

•	TD will initially have the right to designate five of the directors, initially W. Edmund Clark, Frederic J. Tomczyk, Daniel A. Marinangeli, Marshall A. Cohen and Wilbur J. Prezzano (one of whom will be a class I director, two of whom will be class II directors and two of whom will be class III directors, as designated by TD);

•	the individual serving as chief executive officer of TD Ameritrade, initially Joseph H. Moglia (who will be a class I director); and

•	three of the directors will be outside independent directors, who will initially be Michael D. Fleisher, Glenn H. Hutchins and Michael J. Bingle (each of whom will be assigned to a different class of directors, as mutually agreed among themselves prior to the closing of the acquisition of TD Waterhouse).
      Following the completion of the acquisition of TD Waterhouse, the number of directors designated by the Ricketts holders (which directors we refer to as the Ricketts directors) may increase or decrease from time to time depending on the ownership position of the Ricketts holders. Generally, the number of Ricketts directors relates to the Ricketts holders’ ownership as set forth in the table below, subject to specified cure periods in the event of a decrease in ownership from one threshold to another and minimum holding periods in the event of an increase in ownership from one threshold to another. Any vacancy resulting from the reduction of the number of Ricketts directors will be filled with an outside independent director, effective immediately prior to the following annual meeting of TD Ameritrade stockholders. In the event that the number of Ricketts directors increases as a result of an increase in the Ricketts holders’ ownership position, the corresponding number of outside independent directors will be removed and replaced with new Ricketts directors.

Total
Number of
Ricketts
Ricketts Holders Ownership Level	Directors

Greater than 20.83%	3
Greater than 12.50% to 20.83%	2
Greater than 4.17% to 12.50%	1
4.17% or less	0
      If, on the first anniversary of the date of the closing of the acquisition of TD Waterhouse, the Ricketts holders do not beneficially own at least 20.83% of the outstanding voting securities of TD Ameritrade, and the number of Ricketts directors has not already been reduced, then one of the Ricketts directors must resign from the board of directors of TD Ameritrade, and the resulting vacancy will be filled by an outside independent director, effective immediately prior to the following annual meeting of TD Ameritrade stockholders.

      Following the completion of the acquisition of TD Waterhouse, the number of directors designated by TD (which directors we refer to as TD directors) may increase or decrease from time to time depending on the ownership position of TD. Generally, the number of TD directors relates to TD’s ownership as set forth in the table below, subject to specified cure periods in the event of a decrease in ownership from one threshold to another and minimum holding periods in the event of an increase in ownership from one threshold to another. Any vacancy resulting from the reduction of the number of TD directors will be filled with an outside independent director, effective immediately prior to the following annual meeting of TD Ameritrade stockholders. In the event that the number of TD directors increases as a result of an increase in TD’s ownership position, the corresponding number of outside independent directors will be removed and replaced with new TD directors.

Total
Number of
TD
TD Ownership Level	Directors

Greater than 37.5%	5
Greater than 29.17% to 37.50%	4
Greater than 20.83% to 29.17%	3
Greater than 12.50% to 20.83%	2
Greater than 4.17% to 12.50%	1
4.17% or less	0
      If, on the first anniversary of the date of the closing of the acquisition of TD Waterhouse, TD’s percentage ownership of the outstanding voting securities of TD Ameritrade is not at least 37.5%, and the number of TD directors has not already been reduced, then one of the TD directors must resign from the board of directors of TD Ameritrade, and the resulting vacancy will be filled by an outside independent director, effective immediately prior to the following annual meeting of TD Ameritrade stockholders.
      The stockholders agreement also sets forth procedures by which outside independent directors are selected. A committee of the board of directors of TD Ameritrade comprised solely of all of the outside independent directors, referred to as the outside independent director committee, will have the sole authority on behalf of the board of directors to nominate candidates for election to serve as outside independent directors, except that TD and the Ricketts holders will have the right to reject a director candidate, but not without a reasonable basis for doing so.
      Subject to applicable laws and certain conditions, TD Ameritrade will cause each committee of its board of directors (other than the outside independent director committee and a committee of the board of directors comprised solely of all directors who are not TD directors) to initially consist of two TD directors, one Ricketts director, and two outside independent directors. These levels of committee representation are subject to adjustment from time to time based on TD’s and the Ricketts holders’ maintenance of specified ownership levels.
      The parties to the stockholders agreement have agreed to vote their shares of TD Ameritrade common stock in favor of the election of each director nominated for election in the manner provided for in the stockholders agreement and in favor of the removal of each director designated for removal in the manner provided for in the stockholders agreement, and agreed not to vote in favor of any candidate for director who is not nominated in accordance with the stockholders agreement. The Ricketts holders (other than the Ricketts Grandchildren Trust) and TD irrevocably appointed an officer of Ameritrade as their respective proxy and attorney-in-fact to vote in accordance with the terms of the stockholders agreement in the event they fail to comply with its terms. Ameritrade agreed to take all actions within its control to effectuate the corporate governance provisions of the stockholders agreement.

Tender Offer and Share Ownership
      Following the completion of the acquisition of TD Waterhouse, TD will commence a cash tender offer pursuant to which TD will offer to purchase a number of shares of TD Ameritrade common stock such that, upon successful completion of the offer, TD will own 39.9% of the outstanding voting securities of TD Ameritrade. J. Joe Ricketts may elect to participate in the tender offer, in which case he may offer to purchase up to the number of shares of TD Ameritrade common stock such that, upon successful completion of the tender offer, he and other members of the Ricketts holders collectively own up to 29% of the voting securities of TD Ameritrade. Mr. Ricketts has informed Ameritrade that he does not intend to participate as a co-bidder in the tender offer. The offer price will be no less than $16 per share and the offer will not be subject to any minimum condition on the number of shares tendered.
      The tender offer will allow TD to increase its percentage ownership of TD Ameritrade without causing additional dilution to Ameritrade stockholders and will offer liquidity to the stockholders of TD Ameritrade, subject to proration in the event that the tender offer is oversubscribed. In addition, the tender offer will allow participating TD Ameritrade stockholders to sell their shares at a premium to the dividend adjusted market price of Ameritrade stock at the time of the execution of the share purchase agreement.
      Following the tender offer described above:

•	TD may acquire additional shares of TD Ameritrade common stock only up to an aggregate beneficial ownership interest of 39.9% of the outstanding voting securities of TD Ameritrade for a period of three years following completion of the acquisition of TD Waterhouse, and up to an aggregate beneficial ownership of 45% for the remaining term of the stockholders agreement; and

•	the Ricketts holders may acquire additional shares of TD Ameritrade common stock only up to an aggregate beneficial ownership interest of 29% of the outstanding voting securities of TD Ameritrade.
      Notwithstanding the limitations on TD’s ownership described above, TD may make a non-public proposal to the board of directors of TD Ameritrade to acquire additional shares pursuant to a tender offer, merger or other business combination for 100% of the outstanding shares of TD Ameritrade common stock not owned by TD, and TD may complete such a transaction, subject to the approval of a majority of the outside independent directors and the holders of a majority of the outstanding shares of TD Ameritrade common stock not affiliated with TD. TD will not, subject to certain exceptions, solicit proxies with respect to TD Ameritrade common stock.
      If TD Ameritrade receives a bona fide inquiry or proposal from a third party that could result in a proposal with respect to a merger, acquisition or other business combination involving TD Ameritrade or its subsidiaries in which more than 25% of the voting securities or consolidated assets of TD Ameritrade would be acquired or received by the third party, TD Ameritrade must promptly notify TD of receipt of the inquiry or proposal and offer TD the opportunity to participate in parallel discussions with TD Ameritrade, and must consider proposals from TD regarding a comparable transaction.

Right to Purchase Securities
      TD and the Ricketts holders will have the right to purchase up to their respective proportionate share of future issuances of TD Ameritrade common stock, options, warrants or other debt or equity securities that are convertible into or exchangeable or exercisable for TD Ameritrade common stock, other than issuances of TD Ameritrade common stock as consideration in connection with an acquisition by TD Ameritrade and certain other issuances specified in the stockholders agreement. If TD Ameritrade proposes to issue shares as consideration in an acquisition, TD Ameritrade will discuss in good faith with TD and the Ricketts holders alternative structures in which a portion of such shares would be sold to TD or the Ricketts holders, with the proceeds of such sale used to fund the acquisition. The stockholders agreement also generally requires TD Ameritrade to repurchase its common stock from time to time following consummation of the acquisition of TD Waterhouse to offset dilution from stock option exercises.

Transfer and Other Restrictions
      In general, absent approval of a majority of the independent directors, TD and the Ricketts holders may not transfer shares of Ameritrade common stock to any holders of 5% or more of the outstanding shares of Ameritrade common stock, subject to certain exceptions.
      For so long as TD and TD Ameritrade constitute the same audit client for audit independence purposes under applicable law, TD will not engage the auditor of TD Ameritrade to provide any non-audit services to TD and TD Ameritrade will not engage the auditor of TD to provide specified non-audit services to TD Ameritrade.

Information Rights
      TD will be entitled to access to and information regarding TD Ameritrade’s business, operations and plans as TD may reasonably require to appropriately manage and evaluate its investment in TD Ameritrade and to comply with its obligations under U.S. and Canadian laws. This access shall be subject to confidentiality and nondisclosure obligations of TD. Likewise, TD is required to provide TD Ameritrade with any information regarding TD that is reasonably required for TD Ameritrade to comply with applicable laws. These information rights terminate on the first date that TD no longer owns at least 15% of the outstanding shares of TD Ameritrade.

Obligation to Repurchase Shares
      If, at any time after the completion of the acquisition of TD Waterhouse, TD Ameritrade issues shares of its common stock pursuant to any compensation or similar program or arrangement, then TD Ameritrade will, subject to certain exceptions, use its reasonable efforts to repurchase a corresponding number of shares of its common stock in the open market within 120 days after any such issuance.

Non-Competition Covenants
      Subject to certain exceptions described below, none of J. Joe Ricketts (so long as he is serving as a director of TD Ameritrade), TD or any of their respective affiliates, may participate in or own any portion of a business engaged in the business of providing securities brokerage services in the U.S. (or, solely in the case of Mr. Ricketts and his affiliates, in Canada) to retail traders, individual investors and registered investment advisors. If TD acquires indirectly such a competing business as a result of its acquisition of a non-competing business, TD must offer to sell the competing business to TD Ameritrade at its appraised fair value as determined in accordance with the terms of the stockholders agreement. If TD Ameritrade decides not to purchase the competing business, TD must use commercially reasonable efforts to divest the competing business within two years.
      J. Joe Ricketts, TD and their respective affiliates will be permitted under the terms of the stockholders agreement to own a passive investment representing less than 2% of a class of equity securities of a competing business so long as the class of equity securities is traded on a national securities exchange in the U.S. or the Toronto Stock Exchange or quoted on the Nasdaq National Market. In addition, neither TD nor any of its affiliates will be prohibited from engaging in the following activities in the ordinary course of their banking and securities businesses:

•	securities underwriting, placement, dealing, investment banking, financial structuring, securitization or syndication;

•	acquiring ownership of any equity interest in any person pursuant to normal course broker/ dealer activity;

•	originating, arranging, purchasing, selling or dealing in secured or unsecured loans, conditional sales agreements, capital and other leases, debt instruments, or any participation interests and any related liquidity, credit enhancement or hedging facilities;

•	investments made by hedge funds, investment funds and similar pooled investment vehicles in which TD or its affiliates participate as a limited partner or as a member of a limited liability company and do not control the management of the entity;

•	actions taken to secure or collect debts or other obligations previously contracted by TD or its affiliates in the ordinary course of their business;

•	full-service brokerage operations conducted by specified subsidiaries of TD, to the extent that such services are provided solely in support of and as a complement to (and not operated separately from) such subsidiaries’ other investment banking and broker-dealer businesses, but in all cases excluding the provision of securities brokerage services to retail investors and investment advisors which services are offered primarily through the internet or other on-line media;

•	securities brokerage activities, including offering and selling shares of open and closed end mutual funds (including exchange traded funds, but in all cases excluding the provision of securities brokerage services to retail investors and investment advisors which services are offered primarily through the internet or other on-line media), conducted or carried on by TD Banknorth Inc., any insured depository institution or holding company of which TD Banknorth Inc. or TD acquires control, or any subsidiaries of such entities; and

•	purchasing, holding, selling or otherwise dealing in securities of other persons in its trust, custodial, investment fund, investment management, brokerage or similar businesses.
      In addition, TD Ameritrade may not hold or acquire control of a bank or similar depository institution except:

•	incidentally in connection with the acquisition of an entity not principally engaged in the banking business; or

•	in the event that TD does not control any bank or similar depository institution which is able to offer money market deposit accounts to clients of TD Ameritrade as a designated sweep vehicle or TD has indicated that it is not willing to offer such accounts to clients of TD Ameritrade through one or more of any banks or similar depository institutions it controls.

Termination of the Stockholders Agreement
      The stockholders agreement will terminate (1) with respect to the Ricketts holders, when their aggregate ownership of TD Ameritrade common stock falls below approximately 4% of the outstanding voting securities of TD Ameritrade, and (2) upon the earliest to occur of:

•	the consummation of a merger, tender offer or other business combination pursuant to which TD offers to acquire 100% of the TD Ameritrade common stock not owned by TD;

•	the 10th anniversary of the consummation of the acquisition of TD Waterhouse;

•	the date on which TD’s ownership of TD Ameritrade common stock falls below approximately 4% of the outstanding voting securities of TD Ameritrade;

•	the commencement by a third party of a tender offer or exchange offer for not less than 25% of TD Ameritrade common stock unless the TD Ameritrade board recommends against such tender offer or exchange offer and continues to take all reasonable steps to oppose such tender offer or exchange offer (as reasonably determined by TD);

•	the approval by the TD Ameritrade board of a business combination that would result in another party owning 25% of the voting securities or consolidated assets of TD Ameritrade or which would otherwise result in a change of control of TD Ameritrade; or

•	the acquisition of 20% of the voting securities of TD Ameritrade by a third party.

      For a period of up to one year following a termination due to events described in the fourth, fifth or sixth bullet points above, TD and the Ricketts holders will be prohibited from acquiring shares of TD Ameritrade common stock that would cause TD’s aggregate ownership to exceed 45% of the outstanding voting securities of TD Ameritrade (39.9% in the first three years) or the aggregate ownership of the Ricketts holders to exceed 29% of the outstanding voting securities of TD Ameritrade, except that either TD or the Ricketts holders may exceed these thresholds in connection with a merger, tender offer or other business combination for 100% of the outstanding shares of TD Ameritrade common stock approved by the holders of a majority of the outstanding shares of TD Ameritrade common stock (other than the Ricketts holders and TD). Furthermore, during that period of up to one year following such termination, the provisions of the stockholders agreement relating to the designation and election of directors, transfer restrictions and certain other provisions will remain in effect. In the event that TD’s beneficial ownership of TD Ameritrade common stock falls below approximately 4% of the outstanding voting securities of TD Ameritrade, TD must cause each of the TD directors to immediately resign as directors of TD Ameritrade.
Amended and Restated Registration Rights Agreement
      Concurrently with entering into the share purchase agreement, Ameritrade, the Ricketts holders, the SLP holders, the TA holders and TD entered into an amended and restated registration rights agreement, or the registration rights agreement, to, among other things, include TD as a party to the existing registration rights agreement among Ameritrade and the Ricketts holders, the SLP holders and the TA holders. The registration rights agreement is substantially the same as the existing registration rights agreement except for the provision of registration rights to TD, the elimination of the term of the registration rights and the potential provision of additional registration rights to the Ricketts holders. The registration rights agreement becomes effective only upon the closing of the acquisition of TD Waterhouse, at which time it will supersede the existing registration rights agreement. The following is a summary of selected provisions of the registration rights agreement.

Demand Registrations
      Ameritrade has granted the Ricketts holders, the SLP holders, the TA holders and TD, collectively, the right to demand registration of the shares of Ameritrade common stock held by them on 11 separate occasions. Six of the eleven demand rights, including two shelf registrations, are allocated to TD, three of the eleven demand rights, including one shelf registration are allocated to the SLP holders and the TA holders, and two of the eleven demand rights, including one shelf registration, are allocated to the Ricketts holders. In the event that the SLP holders or the TA holders withdraw from the registration rights agreement in accordance with its terms or no longer own any securities of Ameritrade registrable under the registration rights agreement, the Ricketts holders will be allocated one additional demand registration right.

Piggy Back Registrations
      Ameritrade has also agreed to provide TD, the Ricketts holders, the SLP holders and the TA holders with piggy back registration rights, such that if at any time Ameritrade proposes to file a registration statement with respect to any offering of its securities for its own account or for the account of any stockholder who holds its securities (subject to certain exceptions) then, as expeditiously as reasonably possible (but in no event less than 20 days prior to the proposed date of filing such registration statement), Ameritrade shall give written notice of such proposed filing to all holders of securities subject to registration rights pursuant to the registration rights agreement, or registrable securities, and such notice shall offer the holders of such registrable securities the opportunity to register such number of registrable securities as each such holder may request in writing.
      The registration rights granted in the registration rights agreement are subject to customary restrictions such as minimums, blackout periods and limitations on the number of shares to be included in any underwritten offering imposed by the managing underwriter. In addition, the registration rights agreement contains other limitations on the timing and ability of stockholders to exercise demands.

Expenses
      Ameritrade has agreed to pay all registration expenses, including the legal fees of one counsel for the stockholders exercising registration rights under the registration rights agreement, but excluding underwriting discounts, selling commissions, stock transfer taxes and any other legal fees of such stockholders.
Ameritrade Canada Purchase Agreement
      Concurrently with entering into the share purchase agreement, Ameritrade, Datek Online Holdings Corp., a wholly owned subsidiary of Ameritrade, or Datek, TD and TD Waterhouse Canada Inc., or TD Waterhouse Canada, entered into the Canadian purchase agreement. Under the Canadian purchase agreement, TD Waterhouse Canada agreed to acquire all of the shares of Ameritrade Canada in exchange for $60,000,000 in cash, subject to adjustments based on the final net tangible book value of Ameritrade Canada. We refer to this transaction as the Canadian share purchase in this proxy statement.

Regulatory Approvals
      As members of the Investment Dealers Association of Canada (a self-regulatory organization for Canadian registered dealers), TD Waterhouse Canada and Ameritrade Canada are required to provide notice to the Secretary of the Investment Dealers Association and obtain approval for the various steps relating to the acquisition of Ameritrade Canada by TD Waterhouse Canada.
      Ameritrade Canada and TD Waterhouse Canada are registered in all Canadian provinces and territories as investment dealers. Pursuant to the securities laws and regulations of certain provinces of Canada, TD Waterhouse Canada and Ameritrade Canada are required to provide notice to, or obtain approval from, a number of the applicable provincial securities commissions regarding the acquisition of Ameritrade Canada by TD Waterhouse Canada.

Representations and Warranties
      The Canadian purchase agreement contains customary representations and warranties made by Ameritrade and Datek, on the one hand, to TD and TD Waterhouse Canada, on the other hand, regarding aspects of the business, financial condition and structure of Ameritrade Canada.
      Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” In addition, Ameritrade and Datek on the one hand and TD and TD Waterhouse Canada on the other hand have each agreed to indemnify the other parties for any damages incurred as a result of breaches of their respective representations and warranties. However, the parties will not be entitled to further indemnification for any claims already made under the indemnification provisions set out in the share purchase agreement.

Conditions to Closing
      The respective obligations of each party to the Canadian purchase agreement are subject to the satisfaction by the closing date of certain customary closing conditions.

Termination
      The Canadian purchase agreement may be terminated at any time before the completion of the Canadian share purchase by mutual written consent of TD Waterhouse Canada and Datek. Either TD Waterhouse Canada or Datek may terminate the Canadian purchase agreement if:

•	any governmental entity which must grant requisite regulatory approval has denied an approval required to consummate the transactions contemplated by the Canadian purchase agreement and such denial has become final and nonappealable;

•	any governmental authority of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Canadian purchase agreement; and

•	the closing shall not have occurred on or before the earlier of March 31, 2006 and within 90 days following the completion of the acquisition of TD Waterhouse.
      Any party may terminate the Canadian purchase agreement: (1) in the event of a breach by another party of its representations, warranties or covenants contained in the Canadian purchase agreement, which breach either is not cured within 30 days after the giving of written notice or is of a nature which cannot be cured prior to closing; or (2) if the share purchase agreement is terminated in accordance with its terms prior to completion of the acquisition of TD Waterhouse.
Trademark License Agreement
      Concurrently with entering into the share purchase agreement, Ameritrade and TD entered into a trademark license agreement, which requires Ameritrade to use the TD trademark and logo as part of Ameritrade’s corporate identity, TD Ameritrade, following the completion of the acquisition of TD Waterhouse. The following is a summary of selected provisions of the trademark license agreement.

The TD Ameritrade Name
      Pursuant to the terms of the trademark license agreement, Ameritrade is required to use the TD Ameritrade name in the U.S. as its exclusive corporate entity name and to use the TD logo in connection with the TD Ameritrade name in the U.S. in corporate identity and marketing materials. Ameritrade has further agreed to use the TD Ameritrade name and, in conjunction with it, the TD logo, in other countries unless Ameritrade reasonably determines such use would not be consistent with or to the benefit of Ameritrade’s business in a particular country.
      The trademark license agreement grants Ameritrade a worldwide (except in Canada) license to use the name and trademark “TD” as part of the trademark, service mark, trade name, corporate name or domain name “TD AMERITRADE” in connection with Ameritrade’s business of providing securities brokerage services to retail traders, individual investors and registered investment advisers. Pursuant to the terms of the trademark license agreement, TD has agreed not to use the TD mark or any trademarks, service marks, trade names, corporate names and domain names incorporating the TD mark in connection with any business or activity providing securities brokerage services to retail traders, individual investors and registered investment advisers in the U.S.

Ownership and Protection of the TD Ameritrade Name
      Pursuant to the terms of the trademark license agreement, TD and Ameritrade will jointly own the TD Ameritrade name. Ameritrade has agreed to be responsible for the registration, maintenance and prosecution of any trademark applications and registrations for the TD Ameritrade name. Ameritrade has further agreed to use commercially reasonable efforts to keep TD informed and to allow TD to provide reasonable input as to the registration, maintenance and prosecution strategy in connection with the TD Ameritrade trademark. Pursuant to the terms of the trademark license agreement, Ameritrade and TD have each agreed to be responsible for 50% of the costs and expenses associated with the registration, maintenance and prosecution of the TD Ameritrade trademark.

Indemnification
      Pursuant to the terms of the trademark license agreement, Ameritrade has agreed to indemnify TD for liability incurred by TD as a result of Ameritrade’s (and any of its sublicensees’) breach of its obligations under the trademark license agreement. TD has agreed to indemnify Ameritrade for liability incurred by Ameritrade so long as Ameritrade’s actions are in accordance with the terms of the trademark license agreement and Ameritrade’s use of the TD Ameritrade name or the TD logo, as the case may be, is in a jurisdiction where TD has trademark applications or registrations or is using or has used the TD trademark or logo, as the case may be.

Term; Termination
      The term of the trademark license agreement is 10 years, and is automatically renewable for additional periods of 10 years each, unless earlier terminated. Under the terms of the trademark license agreement, Ameritrade and TD can each terminate the trademark license agreement upon any of the following events: if the other party becomes insolvent, makes an assignment for the benefit of creditors, a trustee or receiver is appointed for a material part of the other party’s assets, or a proceeding in bankruptcy is not dismissed within 90 days; if the other party fails to cure a material breach within 60 days of the initial notice of material breach; if the other party is subject to a decree dissolving such other party which has been in effect for more than 30 days; if there is a change of control of the other party that results in such other party being controlled by a competitor; if TD beneficially owns voting securities representing 4.17% or less of the total voting power of TD Ameritrade; if a third party bona fide tender or exchange offer for not less than 25% of the outstanding shares of common stock of TD Ameritrade is consummated; if the Ameritrade board of directors consummates a takeover proposal from a third party; or if the TD trademark or logo becomes materially damaged by the other party.

Effects of Termination
      Upon termination of the trademark license agreement, Ameritrade has agreed to stop all new uses of the TD mark within six months and discontinue all use of the TD mark within 12 months. Neither Ameritrade nor TD shall be entitled to use the TD Ameritrade name after the trademark license agreement terminates, and all trademark applications and registrations for the TD Ameritrade trademark shall be expressly abandoned.
Money Market Deposit Account Agreement
      Concurrently with entering into the share purchase agreement, Ameritrade, TD and certain subsidiaries of TD Waterhouse agreed to enter into a money market deposit account agreement, or the MMDA agreement, pursuant to which money market deposit accounts will be made available as designated sweep vehicles to clients of TD Ameritrade through TD Waterhouse Bank. One of the subsidiaries of TD Waterhouse will provide marketing and support services with respect to the money market deposit accounts. In exchange for providing marketing services relating to the money market deposit accounts, TD Waterhouse Bank will pay TD Ameritrade a marketing fee calculated in accordance with the terms of the MMDA agreement. Subject to limited exceptions, the MMDA agreement has an initial term of two years and is automatically renewable for successive two year terms, provided that following the first anniversary of the agreement, the agreement may be terminated by any party upon one year’s notice. TD Ameritrade may terminate the MMDA agreement upon 90 days notice if:

•	the stockholders agreement terminates because TD’s ownership percentage of TD Ameritrade falls below a specified level;

•	TD breaches certain of the representations or covenants it made in the MMDA agreement;

•	TD Waterhouse Bank fails to maintain certain levels of capitalization; or

•	TD Waterhouse Bank breaches any of the covenants, obligations or other agreements it made in the MMDA agreement and fails to cure such breaches within the time periods allocated in the MMDA agreement.
      The MMDA agreement will not be executed or become effective until the closing of the acquisition of TD Waterhouse.

Services Agreement
      Concurrently with entering into the share purchase agreement, Ameritrade, an affiliate of TD and certain subsidiaries of TD Waterhouse agreed to enter into a services agreement, pursuant to which certain funds will be made available as money market sweep or direct purchase options to TD Ameritrade clients, and TD Ameritrade will perform marketing support services with respect to those funds. In consideration for offering the funds and performing the marketing support services, an affiliate of TD will compensate TD Ameritrade in accordance with the provisions of the services agreement. Pursuant to the terms of the services agreement, TD Ameritrade will assume and perform certain services for the applicable funds pursuant to certain preexisting agreements. In exchange for assuming and performing these obligations, TD Ameritrade will receive the fees set forth in those agreements. The services agreement has an initial term of two years and is automatically renewable for successive two year terms (so long as certain related agreements are in effect), provided that following the first anniversary of the agreement, the agreement may be terminated by any party thereto upon one year’s prior written notice. TD Ameritrade may terminate the services agreement upon 120 days notice if it does not earn monthly fees greater than a specified level.
      The services agreement will not be executed or become effective until the closing of the acquisition of TD Waterhouse.
Post-Transaction Bylaws of TD Ameritrade
      In connection with the transactions contemplated by the share purchase agreement, Ameritrade and TD have agreed to a number of governance rights and restrictions relating to TD’s investment in Ameritrade, as set forth in the stockholders agreement. The proposed form of bylaws that will govern Ameritrade following the completion of the proposed acquisition of TD Waterhouse, or the Post-Transaction Bylaws, contains provisions necessary to implement some of the terms of the stockholders agreement and other governance terms agreed to by TD and Ameritrade, as well as other changes approved by the board of directors of Ameritrade, and accordingly differs in material respects from Ameritrade’s existing bylaws.
      The following is a summary of selected provisions of the post-transaction bylaws. While Ameritrade and TD believe that this description covers the material terms of the Post-Transaction Bylaws which differ materially from Ameritrade’s existing bylaws, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Post-Transaction Bylaws, which are attached as Appendix D to this document and are incorporated by reference in this document. We urge you to read the entire Post-Transaction Bylaws carefully.

Article II — Stockholders
      Article II of the Post-Transaction Bylaws has been amended to (1) provide the Ameritrade board of directors with the discretion to determine that any meeting of stockholders may be held solely by means of remote communication, (2) provide that special meetings of the stockholders may only be called in accordance with Article 5 of the amended and restated certificate of incorporation following the proposed acquisition of TD Waterhouse, and (3) provide that at all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect.

Article III — Directors
      Article III of the Post-Transaction Bylaws has been amended to (1) provide for the appointment of an Outside Independent Directors Committee consisting of such members as may be required by the stockholders agreement, (2) provide for the appointment of a Non-TD Directors Committee consisting of such members as may be required by the stockholders agreement, (3) eliminate the concept of an Executive Committee, (4) provide for consents and waivers by the board of directors to be conveyed by electronic transmission and (5) eliminate the nine member board provisions in a manner consistent with the amended and restated certificate of incorporation following the proposed acquisition of TD Waterhouse.

Article IV — Officers
      Article IV of the Post-Transaction Bylaws has been amended to (1) provide that, so long as the corporate governance provisions of the stockholders agreement remain in effect, any new Chief Executive Officer of TD Ameritrade may be appointed only with the approval of at least two-thirds of all of the directors then serving on the board of directors, and (2) provide for the following additional positions: Vice Chairman of the board of directors, a President, a Chief Operating Officer, one or more Executive Vice Presidents and one or more Senior Vice Presidents.

Article VII — Nomination of Directors and Presentation of Business at Stockholder Meetings
      Article VII of the Post-Transaction Bylaws has been amended to provide that, so long as the corporate governance provisions of the stockholders agreement remain in effect, any stockholder then entitled to designate or nominate one or more directors of Ameritrade under the terms of the stockholders agreement may nominate persons for election as directors at any meeting of the stockholders without complying with the advance notice provisions. This right is currently granted under Ameritrade’s existing certificate of incorporation to the Ricketts holders and certain entities affiliated with the TA holders and the SLP holders. This amendment incorporates in the bylaws the provision that appears in the proposed amendment and restatement of our certificate of incorporation, which is substantially the same as the provision in Ameritrade’s existing certificate of incorporation, and extends this right to TD.

Article IX — Amendments
      Article IX of the Post-Transaction Bylaws has been amended to provide that the Chief Executive Officer appointment provision (discussed above under Article IV) may only be amended by (1) the unanimous vote of the Board of Directors or (2) the affirmative vote of the holders of at least 80% in voting power of the shares of capital stock of the corporation issued and outstanding and entitled to vote thereon.

PROPOSAL NO. 2,
INCLUDING SUB-PROPOSAL NOS. 2A-2F
THE POST-TRANSACTION CERTIFICATE OF INCORPORATION
      In connection with TD’s investment in Ameritrade under the share purchase agreement, Ameritrade and TD agreed that Ameritrade would amend and restate its certificate of incorporation and bylaws to implement a number of governance and other changes. We refer to the amended and restated certificate of incorporation in this section as the “Post-Transaction Certificate of Incorporation.” At the special meeting you will be asked to consider and vote to approve the Post-Transaction Certificate of Incorporation. In order to comply with applicable rules of the SEC relating to proxy statements, we are also presenting Sub-Proposal Nos. 2A through 2F to Ameritrade stockholders as separate proposals for approval. As a matter of state law, only the approval of the Post-Transaction Certificate of Incorporation, as a whole, is required. However, because we are required to present the sub-proposals separately and because all of the revisions to Ameritrade’s existing certificate of incorporation that are reflected in the Post-Transaction Certificate of Incorporation are considered by Ameritrade and TD to be integral parts of the overall transaction, the approval of Proposal No. 2 and each of the Sub-Proposals 2A through 2F is a condition to completion of the acquisition of TD Waterhouse. Accordingly, a vote against Proposal No. 2 or any of the related Sub-Proposal Nos. 2A through 2F is effectively a vote against the acquisition of TD Waterhouse.

Sub-Proposal No. 2A: Proposal to approve provisions restricting the authority of TD Ameritrade to implement anti-takeover measures that would potentially conflict with the terms of the stockholders agreement.
      Article 3 of the Post-Transaction Certificate of Incorporation prohibits TD Ameritrade from adopting a stockholder rights plan or other similar anti-takeover measure unless it both expressly excludes TD and its affiliates and the Ricketts holders from its operation to the extent any of their actions would be permitted under the stockholders agreement as well as does not impair any of their rights under the stockholders agreement. By its terms, this provision of the Post-Transaction Certificate of Incorporation will terminate upon the termination of the stockholders agreement or, if the stockholders agreement is terminated before the tenth anniversary of the completion of the acquisition of TD Waterhouse as a result of the commencement of certain tender or exchange offers by a third party, the approval of certain business combinations by the TD Ameritrade board or directors or the acquisition of a significant amount of TD Ameritrade common stock by a third party (as described in the fourth, fifth and sixth bullet points under “Certain Agreements Related to the Acquisition of TD Waterhouse — Stockholders Agreement — Termination of the Stockholders Agreement” beginning on page 99) upon the expiration of the post-termination period of up to one year following such termination. This provision will also terminate, with respect to the Ricketts holders, upon the earlier occurrence of the date on which Ameritrade directors designated by them are required to resign from the Ameritrade board of directors. This provision is intended to reflect the terms of the stockholders agreement, which contains specific negotiated terms and procedures that TD and the Ricketts holders must comply with if they wish to acquire additional shares of TD Ameritrade common stock.

Sub-Proposal No. 2B: Proposal to approve the increase of the authorized shares of common stock, $0.01 par value per share, of TD Ameritrade from 650,000,000 to 1,000,000,000.
      Article 4.a. of the Post-Transaction Certificate of Incorporation increases the authorized shares of common stock, $0.01 par value per share, from 650,000,000 to 1,000,000,000. As of September 30, 2005, there were approximately 406,058,970 shares of Ameritrade common stock issued and outstanding and approximately 51,353,260 shares reserved for issuance under Ameritrade’s stock benefit plans and agreements, leaving only 192,587,770 authorized shares available for future issuance. The share purchase agreement requires Ameritrade to issue 196,300,000 shares of its common stock. Therefore, unless Ameritrade’s certificate of incorporation is amended to authorize additional shares of common stock, the acquisition of TD Waterhouse cannot be consummated.

      In addition, if this proposal to increase the authorized shares of common stock were approved, additional shares of common stock would be available for issuance in the future for such corporate purposes as the board of directors deems advisable from time to time without further action by the stockholders, unless such action is required by applicable law or by the rules of The Nasdaq Stock Market or of any stock exchange upon which the TD Ameritrade’s shares may then be listed. Ameritrade may need to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval in certain circumstances, for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding TD Ameritrade’s business through the acquisition of other businesses or products. Ameritrade has no present oral or written agreement, commitment, plan or intent to issue any of the additional shares provided for in this proposal beyond issuances under stockholder approved equity incentive plans and the Ameritrade Stock Issuance.

Sub-Proposal No. 2C: Proposal to approve a provision which prohibits action by written consent of stockholders of TD Ameritrade.
      The Post-Transaction Certificate of Incorporation would require any action to be taken by Ameritrade’s stockholders to be taken at a duly called annual or special meeting of stockholders. Ameritrade’s current certificate of incorporation permits Ameritrade stockholders to also act by written consent in lieu of a meeting but the Post-Transaction Certificate of Incorporation prohibits stockholder actions by written consent. The effect of this change is to require the convening of a stockholders meeting for any action to be taken by TD Ameritrade stockholders, thereby eliminating the ability of TD Ameritrade stockholders holding sufficient shares to take action on behalf of the stockholders from taking such action other than at a duly called stockholders meeting.
      Because TD Ameritrade will have several significant stockholders following the transaction holding in the aggregate a majority of the outstanding shares of TD Ameritrade, our board of directors determined that it would be in the best interest of our stockholders to require that any corporate action requiring a stockholder vote be considered at an annual or special meeting at which all of our stockholders may participate.

Sub-Proposal No. 2D: Proposal to approve a provision increasing the size of the TD Ameritrade board of directors from nine members to twelve members during certain periods specified in the stockholders agreement.
      The stockholders agreement provides for a twelve-member board of directors following the completion of the acquisition of TD Waterhouse. The current certificate of incorporation of Ameritrade provides for a nine-member board of directors. Accordingly, the Post-Transaction Certificate of Incorporation provides that the board of directors of TD Ameritrade will be comprised of twelve members. The Post-Transaction Certificate of Incorporation further provides that, following the occurrence of a Termination Event (or, if such Termination Event is a Specified Termination Event, following the expiration of the Post-Termination Period (as such terms are defined below)), the Ameritrade board of directors may fix and change the size of the Ameritrade board. See Articles 6.a.(i) and 6.b. of the Post-Transaction Certificate of Incorporation.
      For purposes of the Post-Transaction Certificate of Incorporation,
      (1) a “Termination Event” is generally defined as the earliest to occur of:

•	the consummation of a merger, tender offer or other business combination pursuant to which TD offers to acquire 100% of the TD Ameritrade common stock not owned by TD;

•	the tenth anniversary of the consummation of the acquisition of TD Waterhouse;

•	the date on which TD’s ownership of TD Ameritrade common stock falls below approximately 4% of the outstanding voting securities of TD Ameritrade;

•	the commencement by a third party of a tender offer or exchange offer for not less than 25% of TD Ameritrade common stock unless the TD Ameritrade board recommends against such tender offer or exchange offer and continues to take all reasonable steps to oppose such tender offer or exchange offer (as reasonably determined by TD);

•	the approval by the TD Ameritrade board of a business combination that would result in another party owning 25% of the voting securities or consolidated assets of TD Ameritrade or which would otherwise result in a change of control of TD Ameritrade; or

•	the acquisition of 20% of the voting securities of TD Ameritrade by a third party;
      (2) a “Specified Termination Event” is generally defined as a Termination Event of the type specified in the fourth, fifth and sixth bullet points above, and
      (3) the Post-Termination Period is generally defined as the shortest of:

•	the period from the date of a Specified Termination Event until the first anniversary thereof;

•	the period from the date of a Specified Termination Event to the occurrence of a Termination Event of the type described in the first, second or third bullet points above; and

•	the period from the date of a Specified Termination Event until the consummation by TD or its affiliates or by the Ricketts holders of a merger, tender offer or other business combination for 100% of the outstanding shares of TD Ameritrade common stock (not owned by TD and its affiliates or the Ricketts holders, as applicable).
      In addition, the Post-Transaction Certificate of Incorporation makes conforming changes to the provisions of the Ameritrade certificate of incorporation providing for the division of the Ameritrade board into three classes. Specifically, it provides that, rather than having each such class consist of three directors, each such class will consist as nearly as possible of one-third of the total number of directors constituting the entire TD Ameritrade board. Further, it specifies that the term of office of class I directors will expire at the first annual meeting of stockholders following the effectiveness of the Post-Transaction Certificate of Incorporation and every third succeeding annual meeting thereafter, the term of office of class II directors will expire at the second annual meeting of stockholders following the effectiveness of the Post-Transaction Certificate of Incorporation and every third succeeding annual meeting thereafter and the term of office of class III directors will expire at the third annual meeting of stockholders following the effectiveness of the Post-Transaction Certificate of Incorporation and every third succeeding annual meeting thereafter. See Articles 6.c. and 6.d. of the Post-Transaction Certificate of Incorporation.

Sub-Proposal No. 2E: Proposal to approve a provision setting forth procedures for the nomination or appointment of outside independent directors to the TD Ameritrade board of directors and the maintenance of an outside independent directors committee and a non-TD directors committee.
      The stockholders agreement provides that the Ameritrade board will form an outside independent directors committee composed solely of all of the outside independent directors on the TD Ameritrade board which committee, among other things, will have the authority at certain times to nominate or appoint new outside independent directors to the TD Ameritrade board. Article 6.g.(i) of the Post-Transaction Certificate of Incorporation requires the TD Ameritrade board of directors to maintain such a committee prior to the occurrence of a Termination Event (and, following a Specified Termination Event, during any Post-Termination Period).
      Article 6.a.(ii) of the Post-Transaction Certificate of Incorporation provides that, whenever this committee is authorized to nominate or appoint an outside independent director, the committee will prepare and provide to TD and a representative of the Ricketts holders (initially J. Joe Ricketts), a list of candidates for the position. Article 6.a.(ii) of the Post-Transaction Certificate of Incorporation further provides that, within ten business days of receipt of this list, each of TD and the representative of the parties to the stockholders agreement affiliated with the Ricketts holders may notify the outside independent directors committee of any candidates included on the list which they reject from consideration, provided that they may not reject a candidate without a reasonable basis for doing so. Article 6.a.(ii) of the Post-Transaction Certificate of Incorporation further provides that the outside independent directors committee will nominate or appoint for outside independent director positions, only candidates included on such a list and not rejected by TD or the representative of the Ricketts holders. Article 6.a.(ii) of the Post-Transaction Certificate of Incorporation also provides that the outside independent directors committee will take all action available to it to ensure that, at all times, at least three outside independent directors qualify to serve as members of the audit committee of the TD Ameritrade board under Section 4350(d) of the Nasdaq National Marketplace Rules or any successor or comparable requirement.
      In addition, the stockholders agreement contemplates that the TD Ameritrade board will form a committee composed of all of the directors on the Ameritrade board not designated by TD for purposes of making determinations relating to any acquisition by TD Ameritrade of a competing business held by TD. Accordingly, Article 6.g.(ii) of the Post-Transaction Certificate of Incorporation provides that, prior to a Termination Event, the Ameritrade board of directors will maintain a committee of the board comprised solely of all of the members of the TD Ameritrade board other than directors designated by TD under the stockholders agreement.

Sub-Proposal No. 2F: Proposal to approve a provision which allocates corporate opportunities between TD Ameritrade and TD.
      Article 8.b. of the Post-Transaction Certificate of Incorporation expands upon an existing provision of the certificate of incorporation of Ameritrade to specifically allocate corporate opportunities between TD Ameritrade and TD until such time as TD no longer beneficially owns voting securities of Ameritrade representing at least 4.17% of the total voting power of all outstanding Ameritrade voting securities. These provisions were negotiated and agreed to by the parties because Ameritrade and TD currently engage in, and in the future may engage in, similar activities or lines of business and as a result may have an interest in the same areas and types of corporate opportunities.
      The procedure for allocating corporate opportunities set forth in Article 8.b. of the Post-Transaction Certificate of Incorporation provides that if a TD Ameritrade director or officer who is also a director or officer of TD acquires knowledge of a potential transaction, matter or opportunity which may be a corporate opportunity for both TD Ameritrade and TD, the director or officer will have fully satisfied and fulfilled his or her fiduciary duty to TD Ameritrade and its stockholders with respect to such corporate opportunity if he or she acts in a manner consistent with the following agreed upon policy for the allocation of corporate opportunities:

•	A corporate opportunity offered to any person who is a TD Ameritrade officer and who is also a director but not an officer of TD will belong to TD Ameritrade;

•	A corporate opportunity offered to any person who is a director but not an officer of TD Ameritrade and who is also a director or officer of TD, will belong to TD Ameritrade if the opportunity is expressly offered to that person in writing solely in his or her capacity as a director of TD Ameritrade and otherwise will belong to TD; and

•	A corporate opportunity offered to a person who is an officer of both TD Ameritrade and TD will belong to TD Ameritrade if the opportunity is expressly offered to the person in writing solely in his or her capacity as an officer of TD Ameritrade, and otherwise will belong to TD.
      The Post-Transaction Certificate of Incorporation provides that TD Ameritrade renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity covered by, but not allocated to it pursuant to, the foregoing.
      For purposes of this provision of the Post-Transaction Certificate of Incorporation, a TD Ameritrade director who is Chairman or Vice Chairman of the Ameritrade board of directors is not deemed to be an TD Ameritrade officer unless the director is an employee of TD Ameritrade. In addition, these provisions of the Post-Transaction Certificate of Incorporation do not limit or eliminate duties, responsibilities and obligations with respect to TD Ameritrade’s proprietary information and do not amend or modify any written contractual arrangements between TD Ameritrade stockholders or their affiliates and TD Ameritrade or its affiliates.
      This provision for allocating corporate opportunities may only be amended by the affirmative vote of the holders of at least 80% of the voting power of Ameritrade’s issued and outstanding capital stock that is entitled to vote on that matter, and any such amendment (or any adoption of any inconsistent provision in our certificate of incorporation) will not apply to any matter occurring prior to such amendment or adoption.

Vote Required and Board of Directors Recommendation
      The required vote to approve Proposal No. 2, including Sub-Proposal Nos. 2A through 2F, is the affirmative vote of the holders of a majority of outstanding shares of Ameritrade common stock entitled to vote at the special meeting. The approval of Proposal No. 2, including Sub-Proposal Nos. 2A through 2F, is a condition to completion of the acquisition of TD Waterhouse, and thus a vote against Proposal No. 2, or any of Sub-Proposal Nos. 2A through 2F, effectively will be a vote against the acquisition of TD Waterhouse.
      Ameritrade’s board of directors has unanimously approved the Post-Transaction Certificate of Incorporation, has concluded that it is advisable and in the best interests of Ameritrade and its stockholders and unanimously recommends that Ameritrade stockholders vote “FOR” Proposal No. 2, including each of Sub-Proposal Nos. 2A-2F.
Additional Changes to the Certificate of Incorporation
      In addition to the amendments to the certificate of incorporation in Sub-Proposal Nos. 2A-F, if Proposal No. 2 is approved, Ameritrade’s current certificate of incorporation will also be amended to (1) change the corporate name of Ameritrade to “TD Ameritrade Holding Corporation,” (2) to make changes to the provisions relating to the calling of special meetings of stockholders, and (3) conform certain procedures for the nomination and removal of directors to the terms of the stockholders agreement. These amendments are described in detail below.
      We are not asking for separate approval of these additional amendments to our certificate of incorporation because these changes do not represent material changes in the rights of Ameritrade stockholders. According to applicable SEC rules, corporations are only required to seek separate stockholder approval for amendments to their charter documents that materially affect the rights of their stockholders. While we are not required to obtain separate stockholder approval for these additional amendments to the certificate of incorporation, these amendments are part of the changes that are proposed to be made to Ameritrade’s certificate of incorporation under Proposal No. 2, and stockholders may find the following summary of these additional amendments to be informative and relevant in evaluating that proposal.

Amendment to change the corporate name of Ameritrade to “TD Ameritrade Holding Corporation.”
      Ameritrade’s current certificate of incorporation provides that the name of Ameritrade is “Ameritrade Holding Corporation.” The Post-Transaction Certificate of Incorporation provides that the name of Ameritrade will be “TD Ameritrade Holding Corporation.” See Article 1 of the Post-Transaction Certificate of Incorporation.

Amendment to the provisions relating to the calling of special meetings of stockholders.
      Under Ameritrade’s current certificate of incorporation, a special meeting of stockholders may be called by holders of 25% or more of the outstanding shares of Ameritrade common stock, by the chairman of the board of directors of Ameritrade, by the chief executive officer of Ameritrade or by a majority of the members of the board of directors of Ameritrade. The Post-Transaction Certificate of Incorporation

eliminates the right of the chairman of the board of directors or the chief executive officer to call a special meeting of stockholders. Accordingly, a special meeting of stockholders may be called only by the holders of record of 25% or more of the outstanding shares of Ameritrade common stock or by a majority of the members of the board of directors of Ameritrade. In addition, the Post-Transaction Certificate of Incorporation specifies that business transacted at special meetings shall be confined to the purpose or purposes stated in the notice of meeting for that meeting. See Article 5 of the Post-Transaction Certificate of Incorporation.

Amendments to conform certain procedures for the nomination and removal of directors to the terms of the stockholders agreement.
      Ameritrade’s current certificate of incorporation provides that, until certain dates specified in the current Ameritrade stockholders agreement (which agreement will be superseded by the stockholders agreement to be entered into in connection with the acquisition of TD Waterhouse), members of the Ameritrade board of directors may be removed without cause. The Post-Transaction Certificate of Incorporation conforms these time periods to the terms of the new stockholders agreement and, accordingly, specifies that prior to a Termination Event (and, following a Specified Termination Event, during any Post-Termination Period), members of the Ameritrade board may be removed without cause by the holders of a majority of the outstanding shares of Ameritrade common stock. See Article 6.e. of the Post-Transaction Certificate of Incorporation.
      Similarly, Ameritrade’s current certificate of incorporation provides that provisions in Ameritrade’s certificate of incorporation or bylaws requiring advance notice for the designation or nomination of members of Ameritrade’s Board of directors will not apply at certain times to Ameritrade stockholders entitled to nominate directors under Ameritrade’s current stockholders agreement. The Post-Transaction Certificate of Incorporation conforms these provisions to the terms of the new stockholders agreement. Accordingly, Article 6.f. of the Post-Transaction Certificate of Incorporation provides that prior to a Termination Event (and, following a Specified Termination Event, during any Post-Termination Period), any stockholder entitled to designate or nominate one or more TD Ameritrade directors under the stockholders agreement may do so without complying with any advance notice provisions in TD Ameritrade’s certificate of incorporation or bylaws.

PROPOSAL NO. 3
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE
1996 LONG-TERM INCENTIVE PLAN
      At the special meeting, the stockholders will be asked to approve an amendment and restatement of the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan. We refer to this plan as the 1996 Plan in this proxy statement. The board of directors originally adopted the 1996 Plan effective as of October 1, 1996 and amended and restated the 1996 Plan as of September 9, 2002.
      The board of directors believes that Ameritrade must offer a competitive equity incentive program if it is to continue to successfully attract and retain the best possible candidates for positions of responsibility within Ameritrade. The board of directors expects that the 1996 Plan will continue to be an important factor in attracting, retaining and rewarding the high caliber employees essential to our success and in motivating these individuals to strive to enhance our growth and profitability.
      The board of directors of Ameritrade has determined, contingent upon stockholder approval, to increase the share reserve under Ameritrade’s 1996 Long-Term Incentive Plan by 19,000,000 shares, as requested in this Proposal No. 3, to increase the share reserve under Ameritrade’s 1996 Directors Incentive Plan by 1,000,000 shares, as requested in Proposal No. 4, and to decrease the share reserve under Ameritrade’s 1998 Stock Option Plan by a total of 20,000,000 shares. This will help ensure that Ameritrade (1) has a reasonable number of shares available to grant incentive awards under the 1996 Long-Term Incentive Plan and the 1996 Directors Incentive Plan and (2) has the most flexibility with respect to the types of incentive awards which may be granted.
      To enable Ameritrade to continue to offer a competitive equity incentive program, the Compensation Committee of the board of directors (or the “Committee”) approved this amendment and restatement, subject to stockholder approval, to reserve an additional 19,000,000 shares for issuance under the 1996 Plan. Accordingly, the share reserve increase of 19,000,000 shares under the 1996 Plan will consist entirely of shares previously authorized for issuance under the 1998 Plan. This share increase under the 1996 Plan and the corresponding reduction in the 1998 Plan share reserve will therefore result in no net additional shares being reserved for issuance under Ameritrade stock plans.
      As of September 30, 2005, there were 20,000,000 shares reserved for issuance under the 1996 Plan, and only 4,535,211 shares remained available for the future grant of awards under the 1996 Plan, a number that the board of directors believes to be insufficient to meet Ameritrade’s anticipated needs. Therefore, the board of directors has unanimously adopted, subject to stockholder approval, this amendment and restatement of the 1996 Plan and the corresponding reduction in the share reserve under the 1998 Plan.
Summary of the 1996 Plan
      The following summary is qualified in its entirety by the specific language of the 1996 Plan, a copy of which is attached to this Proxy Statement and which may also be accessed from the SEC’s website at http://www.sec.gov. In addition, a copy of the 1996 Plan, as amended and restated, may be obtained upon written request to Ameritrade.
      General. The purpose of the 1996 Plan is to advance the interests of Ameritrade by providing an incentive program that will enable Ameritrade to attract and retain employees upon whose judgment, interest and efforts Ameritrade’s success is dependent and to provide them with an equity interest in the success of Ameritrade in order to motivate superior performance. These incentives are provided through the grant of stock options (including discounted stock options), stock appreciation rights, restricted stock awards and performance units.
      Authorized Shares. Prior to the approval by stockholders of this amendment and restatement, 20,000,000 shares of our common stock, subject to adjustment as described below, have been reserved for the granting of awards. These shares may be currently authorized but unissued or currently held or subsequently acquired by Ameritrade as treasury shares, including shares purchased in the open market or in private transactions. If any award expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by Ameritrade, any such shares that are reacquired or subject to such a terminated award will again become available for issuance. After the approval by stockholders of this amendment and restatement, the share reserve will be increased in an amount equal 19,000,000 shares such that the share reserve will be increased from 20,000,000 shares to 39,000,000 shares. In addition, after the approval by stockholders of this amendment and restatement, the Committee will also take such action as is necessary to amend the share reserve under the 1998 Plan to reduce its share reserve by 19,000,000 shares.
      Adjustments to Shares Subject to the 1996 Plan. In the event of any merger, consolidation, reorganization, spinoff, stock dividend, stock split, reverse stock split, exchange or other distribution with respect to shares of Ameritrade common stock or other change in the corporate structure or capitalization affecting Ameritrade common stock, the number of shares of stock reserved, the type and number of shares of stock which are subject to outstanding awards and the terms of any such outstanding awards (including the price at which shares of stock may be issued pursuant to an outstanding award) shall be equitably adjusted by the board of directors or the Committee, in its sole discretion, to preserve the value of benefits awarded or to be awarded to participants. The Committee has previously authorized that all outstanding awards under the 1996 Plan, and the 1996 Plan share reserve (to the extent necessary to give effect to the adjustment to such outstanding awards), will be adjusted to preserve the economic value of such outstanding awards as determined immediately prior to the special dividend distribution which is discussed elsewhere in this Proxy Statement.
      Administration. The 1996 Plan will be administered by the Committee. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, administration must be by a compensation committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). Subject to the provisions of the 1996 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise of its discretion required by Section 162(m), amend, cancel, renew, or grant a new award in substitution for, any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. However, the 1996 Plan forbids, without stockholder approval, the cancellation or modification of any outstanding stock option for the purpose of reissuing an additional stock option to the option holder at a lower exercise price. The Committee will interpret the 1996 Plan and awards granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the 1996 Plan or any award.
      Eligibility. Awards may only be granted to employees of Ameritrade or any present or future parent or subsidiary corporations of Ameritrade. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of Ameritrade or any parent or subsidiary corporation of Ameritrade. As of August 26, 2005, Ameritrade had approximately 2,026 employees, including nine executive officers, who would be eligible for awards.
      Stock Options. Each option granted must be evidenced by a written agreement between Ameritrade and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 1996 Plan.
      The exercise price of each incentive stock option may not be less than the fair market value of a share of common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Ameritrade or any parent or subsidiary corporation of Ameritrade (a “Ten percent Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant. The exercise price of each nonstatutory stock option will be determined by the Committee in its sole discretion at the time of grant and may be less than the current fair market value of a share of Ameritrade common stock on the date of grant, however, in no event shall such exercise price be less than 75% of such fair market value on the date of grant. Generally, the fair market value of the common stock is the closing market composite price per share on the date of grant as quoted on the Nasdaq National Market. On September 30, 2005, the closing price of Ameritrade’s common stock on the Nasdaq National Market was $21.47 per share. Ameritrade has never granted discounted stock options pursuant to the 1996 Plan.
      An option’s exercise price may be paid in cash, by check, by the assignment of the proceeds of a sale with respect to some or all of the shares being acquired upon the exercise of the option (a “cashless exercise”), to the extent legally permitted, by tender of shares of Ameritrade common stock owned by the optionee having a fair market value not less than the exercise price, or by any combination of these. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option.
      Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option is ten years, provided that an incentive stock option granted to a Ten percent Stockholder must have a term not exceeding five years. The Committee will specify in each written option agreement, and solely in its discretion, the period of post-termination exercise applicable to each option.
      Stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee.
      Stock Appreciation Rights. Each stock appreciation right must be evidenced by a written agreement between Ameritrade and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the 1996 Plan.
      A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of Ameritrade common stock between the date of grant of the award and the date of its exercise. Ameritrade may pay the appreciation either in cash or in shares of common stock. The Committee may grant stock appreciation rights in tandem with a related stock option or as a freestanding award. A tandem stock appreciation right is exercisable only at the time and to the same extent that the related option is exercisable, and its exercise causes the related option to be canceled. Freestanding stock appreciation rights vest and become exercisable at the times and on the terms established by the Committee. Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant. Ameritrade has not granted any stock appreciation rights pursuant to the 1996 Plan.
      Restricted Stock Awards. Each restricted stock award granted must be evidenced by a written agreement between Ameritrade and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the 1996 Plan. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, and the shares acquired may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award. Ameritrade has not granted any restricted stock awards pursuant to the 1996 Plan.
      Performance Units. The Committee may grant performance units which represent a right to receive value for the units at the end of a performance period to the extent provided under the award. Each performance unit must be evidenced by a written agreement between Ameritrade and the participant specifying the terms and conditions of such award, consistent with the requirements of the 1996 Plan. The number of units earned, and the value received for the awards, will be contingent on the degree to which the performance measures established at the time of grant of the award are met. The Committee determines the terms and conditions of performance unit awards. The Ameritrade Executive Deferred Compensation Program may award performance units and such awards under that deferred compensation program will be issued from under this 1996 Plan.
      Individual Award Limitations. The maximum aggregate number of shares of Ameritrade common stock that may be granted, subject to any award under the 1996 Plan, to any employee for any calendar year shall be 6,000,000 and the maximum aggregate cash payment to any “covered employee” as defined in Section 162(m) of the Code which may be made under the 1996 Plan with respect to any award for any calendar year shall be $2,500,000.
      Termination or Amendment. The 1996 Plan will continue in effect until the first to occur of (1) its termination by the Committee, or (2) the date on which all shares available for issuance have been issued and all restrictions on such shares have lapsed. However, no incentive stock option may be granted on or after October 1, 2006. The Committee may terminate or amend the 1996 Plan at any time, provided that no amendment may be made without stockholder approval if the Committee deems such approval necessary for compliance with any applicable tax or securities law or other regulatory requirements, including the requirements of any stock exchange or market system on which the common stock of Ameritrade is then listed. No termination or amendment may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule.
Summary of U.S. Federal Income Tax Consequences
      The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 1996 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.
      Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who do not dispose of their shares within two years following the date the option was granted or within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, Ameritrade will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the determination date (see discussion under “Nonstatutory Stock Options” below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by Ameritrade for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.
      The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under “Nonstatutory Stock Options” below) is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.
      Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The “determination date” is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture (as in the case where an optionee is permitted to exercise an unvested option and receive unvested shares which, until they vest, are subject to Ameritrade’s right to repurchase them at the original exercise price upon the optionee’s termination of service) and are not transferable, in which case the determination date is the earlier of (1) the date on which the shares become transferable or (2) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. No tax deduction is available to Ameritrade with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. Ameritrade generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.
      Stock Appreciation Rights. In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares of our common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
      Restricted Stock Awards. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date” (as defined above under “Nonstatutory Stock Options”). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. Ameritrade generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.
      Performance Units Awards. A participant generally will recognize no income upon the grant of a performance units award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock Awards”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Nonstatutory Stock Options”), will be taxed as capital gain or loss. Ameritrade generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Historical Plan Benefits
      Options Granted to Certain Individuals and Groups. The number of options or other awards (if any) that an individual may receive under the 1996 Plan is in the discretion of the Committee and therefore cannot be determined in advance. The following table sets forth the total number of shares of the Company’s common stock subject to options or other awards (if any) granted under the 1996 Plan to the listed persons and groups since the beginning of fiscal year 2004 through September 30, 2005 and the average per share exercise price of the options.
Options and Restricted Stock Granted to Certain Individuals and Groups
From the Beginning of Fiscal Year 2004 through September 30, 2005

		Weighted
		Average Per	Number of
	Number	Share Exercise	Shares of
	of Options	Price of	Restricted Stock
Name and Position	Granted	Options(1)	Granted

Joseph H. Moglia	0	—	0
Chief Executive Officer
J. Joe Ricketts	750,000	$10.90	0
Chairman and Founder
John R. MacDonald	0	—	0
Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer
J. Peter Ricketts(2)	0	—	0
Vice Chairman
Michael R. Feigeles(3)	0	—	0
Asiff S. Hirji	0	—	0
Executive Vice President and Chief Operating Officer
All current executive officers, as a group	750,000	$10.90	0
All current directors who are not executive officers, as a group (7 persons)	0	—	0
All employees, including all current officers who are not executive officers, as a group	186,500	$12.63	0

(1)	All options were granted with an exercise price equal to 100% of the fair market value on the date of grant.

(2)	Mr. Ricketts resigned his positions as Executive Vice President, Chief Operating Officer and Corporate Secretary of Ameritrade in August 2005.

(3)	Mr. Feigeles resigned his position as Executive Vice President in March 2005.
Required Vote and Board of Directors Recommendation
      The affirmative vote of the holders of a majority of the shares of Ameritrade common stock present in person or represented by proxy and voting on the matter is required to approve this amendment and restatement of the 1996 Plan. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.
      The board of directors believes that the amendment and restatement of the 1996 Plan is in the best interests of Ameritrade and its stockholders for the reasons stated above. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 1996 PLAN.

PROPOSAL NO. 4
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE
1996 DIRECTORS INCENTIVE PLAN
      At the special meeting, the stockholders will be asked to approve an amendment and restatement of the Ameritrade Holding Corporation 1996 Directors Incentive Plan. We refer to this plan as the Director Plan in this proxy statement. The board of directors originally adopted the Director Plan effective as of March 4, 1997, amended and restated the Director Plan as of September 9, 2002 and again as of February 12, 2003.
      The board of directors believes that Ameritrade must offer a competitive equity incentive program if it is to continue to successfully attract and retain as members of the board of directors individuals who are not employees of Ameritrade or of any subsidiary or parent of Ameritrade (“Outside Directors”) whose abilities, experience and judgment can contribute to the continued progress of Ameritrade and its subsidiaries and to facilitate the Outside Directors’ ability to acquire a proprietary interest in Ameritrade. The board of directors expects that the Director Plan will continue to be an important factor in attracting, retaining and rewarding the high caliber Outside Directors.
      As described above in Proposal No. 3, the board of directors has determined that in order to ensure that Ameritrade has a reasonable number of shares available to grant incentive awards under the Director Plan that the share reserve under the 1998 Plan will be reduced by 20,000,000 shares, contingent upon stockholder approval of the share reserve increases to the 1996 Plan, as requested in Proposal No. 3, and the Director Plan, as requested in this Proposal No. 4.
      Specifically, in order to enable Ameritrade to continue to offer a competitive equity incentive program to its Outside Directors, the Committee approved this amendment and restatement, subject to stockholder approval, to reserve an additional 1,000,000 shares for issuance under the Director Plan. Accordingly, the share reserve increase of 1,000,000 shares under the Director Plan will consist entirely of shares previously authorized for issuance under the 1998 Plan. This share increase under the Director Plan and the corresponding reduction in the 1998 Plan share reserve will therefore result in no net additional shares being reserved for issuance under Ameritrade stock plans.
      As of September 30, 2005, there were 1,460,000 shares reserved for issuance under the plan, and only 561,241 shares remained available for the future grant of awards under the Director Plan, a number that the board of directors believed to be insufficient to meet Ameritrade’s anticipated needs particularly in light of the planned increase of the size of the board of directors from nine members to twelve members. Therefore, the board of directors has unanimously adopted, subject to stockholder approval, this amendment and restatement of the Director Plan and the corresponding reduction in the share reserve under the 1998 Plan.
Summary of the Director Plan
      The following summary is qualified in its entirety by the specific language of the Director Plan, a copy of which is attached to this Proxy Statement and which may also be accessed from the SEC’s home page (www.sec.gov). In addition, a copy of the Director Plan, as amended and restated, may be obtained upon written request to Ameritrade.
      General. The Director Plan provides to Outside Directors the (1) grant of nonstatutory stock options upon such Outside Directors’ initial election to the board of directors, (2) grant of restricted stock upon such Outside Directors’ initial election to the board of directors, (3) discretionary grant of nonstatutory stock options which may be granted other than upon initial election to the board of directors, (4) grant of cash or stock based retainer awards, in such amounts as determined in the sole discretion of the board of directors, and (5) discretionary ability to defer cash director retainers and other fees into either stock based director fee awards or a deferred cash account.
      Authorized Shares. Prior to this amendment and restatement, 1,460,000 shares of our common stock have been reserved for the granting of awards. If any award expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by Ameritrade, any such shares that are reacquired or subject to such a terminated award will again become available for issuance. After the approval of stockholders of this amendment and restatement, the share reserve shall be increased in an amount equal to 1,000,000 shares such that the share reserve shall be increased from 1,460,000 shares to 2,460,000 shares. In addition, after the approval of stockholders of this amendment and restatement, the Committee will also take such action as is necessary to amend the share reserve under the 1998 Plan to reduce its share reserve by 1,000,000 shares.
      Adjustments to Shares Subject to the Director Plan. In the event of any merger, consolidation, reorganization, spinoff, stock dividend, stock split, reverse stock split, exchange or other distribution with respect to shares of stock or other change in the corporate structure or capitalization affecting Ameritrade common stock, the number of shares of stock reserved, the type and number of shares of stock which are subject to outstanding awards and the terms of any such outstanding awards (including the price at which shares of stock may be issued pursuant to an outstanding award) shall be equitably adjusted by the Committee, in its sole discretion, to preserve the value of benefits awarded or to be awarded to Outside Directors. The Committee has previously authorized that all outstanding awards under the Director Plan, and the Director Plan share reserve (to the extent necessary to reflect the adjustment to such outstanding awards), will be adjusted to preserve the value of such outstanding awards as determined immediately prior to the special dividend distribution which is discussed elsewhere in this Proxy Statement.
      Administration. The Director Plan will be administered by the board of directors to the extent provided by the terms of the Director Plan and by the Committee for all other purposes. The Director Plan will be administered in a manner intended to permit awards to be exempt from Section 16(b) of the Securities Exchange Act of 1934, or the Exchange Act, in accordance with Rule 16b-3 thereunder. The Committee will approve forms of award agreements for use under the Director Plan, determine the terms and conditions of awards consistent with the requirements of the Director Plan, and construe and interpret the terms of the Director Plan and awards granted under it.
      Eligibility. Only members of the board of directors of Ameritrade who are Outside Directors at the time of grant are eligible to participate in the Director Plan. Currently, Ameritrade has seven Outside Directors.
      Initial Grant of Stock Options. Stock options will be granted to each Outside Director upon his or her initial election to the board of directors. The number of shares subject to this initial stock option will be determined by the Chairman of the Board of directors and approved by the board of directors.
      Discretionary Grant of Stock Options. Outside Directors may also be awarded stock options other than upon their initial election to the board of directors as determined from time to time by the members of the board of directors.
      Terms and Conditions of Stock Options. Each stock option will be evidenced by a written agreement specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the provisions of the Director Plan.
      The per-share exercise price for each option will be equal to the fair market value of a share of our common stock on the date of grant. Generally, the fair market value of the common stock is the closing composite price per share on the date of grant as quoted on the Nasdaq National Market. The closing price of our common stock as reported on the Nasdaq National Market on September 30, 2005 was $21.47 per share.
      An option’s exercise price may be paid in cash, by check or by tender of shares of common stock owned by the Outside Director having a fair market value not less than the exercise price, or by any combination of these.
      Stock options will generally become vested and exercisable in three equal annual installments beginning on the first anniversary of the date of grant, subject to the Outside Director’s continuous service on our board of directors. Notwithstanding an Outside Director’s termination of service on the board of directors, stock options shall continue to vest over a period of three years unless the Outside Director was terminated for cause. If an Outside Director’s service as a director terminates for cause, stock options shall continue to vest for a period of one year following such termination. Unless earlier terminated under the terms of the option agreement, each option will have an expiration date which will be the earlier of the 10-year anniversary of the date of grant or the one-year anniversary of the date on which the Outside Director’s service as a director terminates for cause.
      Stock options are nontransferable by the Outside Director other than by will or by the laws of descent and distribution, and are exercisable during the Outside Director’s lifetime only by the Outside Director.
      Initial Grant of Restricted Stock. An award of restricted stock will be granted to each Outside Director upon his or her initial election to the board of directors. The number of shares subject to this initial restricted stock award will be determined by the Chairman of the board of directors and approved by the board of directors, however, the fair market value of such award shall equal approximately $20,000 or such other amount as determined by the board of directors from time to time.
      Terms and Conditions of Restricted Stock. Each award of restricted stock will be evidenced by a written agreement specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the provisions of the Director Plan.
      An award of restricted stock will generally become vested in three equal annual installments beginning on the first anniversary of the date of grant, subject to the Outside Director’s continuous service on our board of directors. All shares of restricted stock which are not vested on the earlier of the 10-year anniversary of the date of grant or the one-year anniversary of the date on which the Outside Director’s service as a director terminates for cause shall be forfeited.
      Restricted stock may not be sold or otherwise transferred or pledged until the stock has vested. Outside Directors holding restricted stock will have the right to vote the shares and to receive all dividends and other distributions, except that any dividends or other distributions paid in shares will be subject to the same restrictions as the original award. An Outside Director may elect, in accordance with the terms of the Director Plan, to defer receipt of an award of restricted stock. If any Outside Director elects to defer receipt of any restricted stock, the deferred portion of such award will be deemed an award of deferred stock units (as discussed below) and the Outside Director will not be entitled to receive any other compensation, whether in cash or common stock, from Ameritrade in lieu of such deferral.
      Director Fee Awards. Ameritrade may award Outside Directors contributions to the Director Plan in the form of cash retainers or stock award retainers in such amounts as determined from time to time by the board of directors. In addition to these board of directors determined retainer contributions, Outside Directors may also elect whether to receive their retainers and other fees in cash or in shares of Ameritrade common stock and may elect to defer receipt of all or a portion of such retainer and other fees otherwise payable to the Outside Director, including those amounts that would otherwise be payable to the Outside Director in the form of Ameritrade common stock. Amounts deferred pursuant to an Outside Director’s election are credited to a bookkeeping account which consists of a “Cash Subaccount” reflecting amounts that would otherwise have been payable to the Outside Director in cash and a “Stock Subaccount” reflecting amounts that would have otherwise been payable to the Outside Director in Ameritrade common stock. Outside Director compensation not deferred will be paid in cash in accordance with Ameritrade’s normal payment procedures.
      As of the first day of each fiscal quarter, the Cash Subaccount is adjusted to reflect contributions and distributions during the preceding fiscal quarter and is credited with interest computed at the prime rate as reported by the Wall Street Journal for that date (or, if that day is not a business day, the next preceding business day). The Stock Subaccount is credited with “stock units” as of each day that a deferred amount would otherwise have been payable to the Outside Director in Ameritrade common stock, is charged with stock units as of each day on which amounts are distributed from the Stock Subaccount and is credited with stock units as of each record date to reflect dividends paid on the common stock. A stock unit is an unfunded bookkeeping entry representing a right to receive one share of our common stock in accordance with the terms and conditions of the Director Plan. Outside Directors are not required to pay any additional cash consideration in connection with the settlement of a stock unit award.
      Deferred amounts are payable to Outside Directors as of a distribution date elected by the Outside Director at the time of deferral. If no distribution date is specified, payments begin as of the first business day of January of the year following the date on which the Outside Director ceases to be a member of the board of directors of Ameritrade for any reason. Distributions of deferred amounts can be made in ten annual installments commencing on the distribution date elected. An Outside Director may also elect to have payments made in a single lump sum or in any number of annual payments not exceeding 10. If an Outside Director dies prior to the full payment of his or her deferral account, the balance will be paid in a lump sum to a beneficiary designated by the Outside Director.
      Stock unit awards may be either (1) fully vested upon grant if such award results from the Outside Director’s deferral of compensation or (2) subject to such vesting terms and conditions, as determined in the sole discretion of the board of directors, if an Ameritrade contribution, and every stock unit will be settled by distribution to the Outside Director of a number of whole shares of common stock equal to the number of stock units subject to the award. A holder of stock unit has no voting rights or other rights as a stockholder until shares of common stock are issued to the Outside Director in settlement of the stock unit. Prior to settlement, no stock units award may be assigned or transferred other than by will or the laws of descent and distribution.
      Change in Control. The Director Plan defines a “Change in Control” of Ameritrade as the occurrence of any of the following: (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Ameritrade representing 30% or more of the total voting power of Ameritrade; or (2) any tender offer (for which a filing has been made with the SEC) is made for the stock of Ameritrade, which has not been negotiated and approved by the board of directors; or (3) individuals who were nominees of the board of directors for election as directors of Ameritrade immediately prior to a meeting of the stockholders involving a contest for the election of directors shall not constitute a majority of the board of directors following the election.
      If a Change in Control occurs, all stock options, restricted stock and deferred stock units will be 100% vested and settled, as applicable, prior to the effective date of any Change in Control.
      Termination or Amendment. The Director Plan will continue in effect until the earlier of its termination by the board of directors or the date on which all of the shares of common stock available for issuance have been issued and all restrictions on such shares have lapsed. The board of directors may terminate or amend the Director Plan at any time, provided that no amendment may be made without stockholder approval if the board of directors deems such approval necessary for compliance with any applicable tax or securities law or other regulatory requirements, including the requirements of any stock exchange or market system on which the common stock of Ameritrade is then listed. No termination or amendment may affect any outstanding award unless expressly provided by the board of directors, and, in any event, may not adversely affect an outstanding award without the consent of the Outside Director unless necessary to comply with any applicable law.
Summary of U.S. Federal Income Tax Consequences
      The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Director Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.
      Nonstatutory Stock Options. All stock options shall be nonstatutory stock options having no special tax status. An Outside Director generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the Outside Director normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised or such later date as the shares become vested and free of any restrictions on transfer (the later of such dates being referred to as the “determination date”). Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. Ameritrade generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the Outside Director as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.
      Restricted Stock. Acquisitions of restricted stock receive tax treatment that is similar to that of exercises of nonstatutory stock options. An Outside Director acquiring restricted stock normally recognizes ordinary income equal to the difference between the amount, if any, the Outside Director paid for the restricted stock and the fair market value of the shares on the determination date. The Outside Director may elect, pursuant to Section 83(b) of the Code, to treat the acquisition date as the determination date by filing an election with the Internal Revenue Service. Upon the sale of restricted stock, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. Ameritrade generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the Outside Director as a result of the acquisition of restricted stock, except to the extent such deduction is limited by applicable provisions of the Code.
      Director Fee Awards. An Outside Director generally will recognize no income upon the grant of a stock unit award or deferred cash award. Upon the settlement of such awards, the Outside Directors normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any unrestricted shares received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. Ameritrade generally should be entitled to a deduction equal to the amount of ordinary income recognized by the Outside Director on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Historical Plan Benefits
      Awards Granted to Outside Directors. The number of options or other awards (if any) that an Outside Director may receive under the Director Plan is in the discretion of the Committee and therefore cannot be determined in advance. The following table sets forth the total number of shares of the Company’s common stock subject to options or other awards (if any) granted under the Director Plan to the listed persons and groups since the beginning of fiscal year 2004 through September 30, 2005 and the average per share exercise price of the options.
Options and Restricted Stock Granted to Certain Individuals and Groups
From the Beginning of Fiscal Year 2004 through September 30, 2005

		Weighted
		Average Per	Number of
	Number	Share Exercise	Shares of
	of Options	Price of	Restricted Stock
Name and Position	Granted	Options(1)	Granted

Joseph H. Moglia	0	—	0
Chief Executive Officer
J. Joe Ricketts	0	—	0
Chairman and Founder
John R. MacDonald	0	—	0
Executive Vice President, Chief Financial
Officer, Chief Administrative Officer
and Treasurer
J. Peter Ricketts(2)	0	—	0
Vice Chairman
Michael R. Feigeles(3)	0	—	0
Asiff S. Hirji	0	—	0
Executive Vice President and Chief Operating Officer
All current executive officers, as a group	0	—	0
All current directors who are not executive officers, as a group (7 persons)	10,000	$11.27	1,775
All employees, including all current officers who are not executive officers, as a group	0	—	0

(1)	All options were granted with an exercise price equal to 100% of the fair market value on the date of grant.

(2)	Mr. Ricketts resigned his positions as Executive Vice President, Chief Operating Officer and Corporate Secretary of Ameritrade in August 2005.

(3)	Mr. Feigeles resigned his position as Executive Vice President in March 2005.
Required Vote and Board of Directors Recommendation
      The affirmative vote of the holders of a majority of the shares of Ameritrade common stock present in person or represented by proxy and voting on the matter is required to approve this amendment and restatement of the Director Plan. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.
      The board of directors believes that the amendment and restatement of the Director Plan is in the best interests of Ameritrade and its stockholders for the reasons stated above. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE DIRECTOR PLAN.

PROPOSAL NO. 5
ADJOURNMENT OF THE SPECIAL MEETING
      In the event that there are not sufficient votes to constitute a quorum or approve the Ameritrade Stock Issuance, the Post-Transaction Certificate of Incorporation or the related sub-proposals at the time of the special meeting, these proposals could not be approved unless the meeting was adjourned to a later date or dates in order to permit further solicitation of proxies. Under Ameritrade’s bylaws, written notice of an adjourned meeting need not be given to stockholders if the date, place and time of the adjourned meeting are announced at the special meeting before adjournment and a new record date is not fixed for the adjourned meeting, provided the adjournment is for not more than 30 days.
      The affirmative vote of the holders of a majority of shares of Ameritrade common stock present in person or represented by proxy and voting on the matter at the special meeting is required to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on any of the foregoing proposals if there are not sufficient votes at the time of the special meeting to approve the proposals relating to the issuance of Ameritrade common stock to TD, and/or one or more of TD’s affiliates, and the amendment and restatement of our certificate of incorporation (or any of the related sub-proposals).
      In order to allow proxies that have been received by Ameritrade at the time of the special meeting to be voted for an adjournment, if necessary, Ameritrade has submitted the question of adjournment to its stockholders as a separate matter for their consideration. THE BOARD OF DIRECTORS OF AMERITRADE UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL.

TD WATERHOUSE BUSINESS DESCRIPTION
      TD Waterhouse focuses on the securities brokerage needs of independent-minded investors who are looking for an alternative to higher-priced brokers. TD Waterhouse specializes in providing financial services through a broad offering of brokerage, mutual fund, banking and other consumer financial products and services. Customers are able to utilize TD Waterhouse’s services through a variety of delivery channels, including the Internet and other electronic channels, as well as its branch network. TD Waterhouse had approximately 2.9 million active customer accounts (“active” is defined as having funds, a security or activity in the most recent month) as of July 31, 2005 in the U.S. and Canada, of which 2.1 million are in the U.S.
      Through its U.S. broker-dealer subsidiary, TD Waterhouse Investor Services, Inc., TD Waterhouse offers a comprehensive online platform for self-directed investors, offering a range of investment products, retirement and college investment vehicles, cash management tools and online services. TD Waterhouse also offers customers, who may want more investment guidance, the personal touch of over 140 nationwide branches with professional investment consultants available to provide guidance and support. Complementing its branch network, TD Waterhouse also has three investment centers that offer product expertise on various investment vehicles from alternative investments and mutual funds to fixed income products. For those investors who seek discretionary advice on their investment portfolios, TD Waterhouse’s AdvisorDirect program can refer customers to a nationwide network of independent financial advisors. In addition, TD Waterhouse, through its Institutional Services Division, provides comprehensive brokerage and other services to independent financial advisors and their customers. TD Waterhouse Institutional Services has serviced advisors for over 10 years, currently providing approximately 2,600 advisors and their customers with world-class service, cutting-edge technology and a comprehensive offering of products and services. The Institutional Services Division offers a range of products and services that have been individualized to meet the needs of financial advisors, including block trading and trade allocation, management fee processing, customer account information downloads, and consolidated monthly customer account statements.
      TD Waterhouse’s clearing firm, National Investor Services Corp., a U.S. broker-dealer, performs clearing services for all customer transactions. These services include providing custodial services for securities and cash held in customer accounts, settling and transferring payment for securities on the settlement date, issuing trade confirmations and performing related clearing functions. TD Waterhouse’s subsidiary, TD Waterhouse Capital Markets, Inc., operates as a market marker in over-the-counter equity securities, primarily focusing on those securities traded on The Nasdaq Stock Market and the OTC Bulletin Board.
      Through TD Waterhouse Bank, N.A., TD Waterhouse provides its customers access to a variety of banking services, including check writing and debit card access to funds in their brokerage accounts, as well as deposit products, certificates of deposit and credit cards.
      TD Waterhouse’s Canadian subsidiary, TD Waterhouse Canada Inc., a member of the Investment Dealers Association of Canada, is Canada’s leading provider of discount brokerage services, affording customers access to a full range of investment information, guidance and other resources through a variety of delivery channels.
      TD Waterhouse Bank, N.A. and TD Waterhouse Canada Inc., will not be acquired by Ameritrade as part of the transaction.
      TD Waterhouse’s marketing strategy has remained focused on building brand awareness, attracting new customers, and retaining and cross-selling to existing customers value-added products and services. The firm pursues these goals through a combination of marketing through its branch office network, media, advertising, marketing on the firm’s website, public relations and co-marketing programs.

Products and Services
      TD Waterhouse offers a broad range of products and services to meet its customers’ varying investment and financial needs, as well as access to extensive investment news and information. The firm’s products and services are tailored to meet the needs of self-directed individual investors and independent fee-based investment advisors.
      Brokerage Services for Individual Investors. TD Waterhouse customers are able to buy and sell all U.S. and major foreign exchange-listed, Nasdaq-listed and other equity securities, options, mutual funds, unit investment trusts, variable annuities and fixed income investments, including U.S. Treasuries, zero-coupon bonds, listed and over-the-counter corporate bonds, municipal bonds, GNMAs and CDs. The firm offers both margin accounts and cash accounts to its customers.
      Mutual Funds. Through TD Waterhouse’s extensive mutual fund network, customers have access to one of the most comprehensive mutual fund selections available to individual investors — over 10,000 from more than 400 well-respected fund families, including more than 1,300 funds with no transaction fees. Self-directed investors are able to select from among the wide array of fund choices by speaking with a branch investment consultant or using the firm’s online mutual fund screener. Customers seeking mutual fund advice may also utilize the services of one of TD Waterhouse’s investment centers.
      Retirement Services. TD Waterhouse offers a variety of no-fee, no-minimum balance retirement plan products for both individuals and businesses. These products include various IRAs for individuals, as well as SEP plans, profit sharing plans, 401(k) plans and other retirement plans for businesses and self-employed individuals. Customers are afforded access to the firm’s Retirement Plans customer service group, as well as to a variety of online planning tools to assist in determining retirement needs.
      Tools and Resources. TD Waterhouse provides access to a broad spectrum of free investment information and research tools to assist self-directed investors with their investment decisions. These include printed research materials, quote information, charting, portfolio tracking and stock and mutual fund performance and screening tools. The firm has also established alliances with leading online content providers to facilitate its online investors’ ability to make informed investment decisions.
      TD Waterhouse is headquartered at 100 Wall Street, New York, New York.

Report of Independent Auditors
To the Board of Directors
and Stockholders of
TD Waterhouse Group, Inc.:
In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of TD Waterhouse Group, Inc. and its subsidiaries at October 31, 2004 and October 31, 2003, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 3 to the consolidated financial statements, the Company has restated its consolidated financial statements as of October 31, 2003 and October 31, 2002 and for the years then ended.
PricewaterhouseCoopers LLP
New York, New York
August 18, 2005, except for the fifth, sixth, and seventh paragraphs of Note 3, as to which the date is September 10, 2005

TD WATERHOUSE GROUP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
At October 31

	2004	2003

		(Restated)
	(In thousands of dollars,
	except share data)
ASSETS
Cash and cash equivalents	$222,716	$420,825
Investment securities
Held to maturity (market value of $2,830,814 and $1,249,960)	2,831,595	1,249,852
Available for sale, at market value	6,940,966	5,335,376
Trading	1,873,353	1,573,351
Restricted investment securities, at cost	32,695	22,610
Receivables from customers	5,069,332	4,438,506
Securities purchased under agreements to resell	1,515,855	1,492,896
Receivables from brokers and dealers	79,140	67,726
Deposits paid for securities borrowed	91,845	82,172
Deposits with clearing organizations	54,872	66,627
Loans, net of allowance for loan losses of $600 and $1,702	24,479	41,805
Receivable from affiliates	8,526	—
Furniture, equipment and leasehold improvements, at cost, less accumulated depreciation and amortization of $98,055 and $98,238	123,933	118,315
Capitalized software, net of accumulated amortization of $67,263 and $52,660	30,637	29,649
Intangible assets	12,409	14,827
Goodwill	859,289	852,978
Deferred tax assets	34,569	17,600
Other assets	112,246	114,594

Total assets	$19,918,457	$15,939,709

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Liabilities
Bank loans and overdrafts	$43,309	$49,762
Interest bearing deposits	8,631,570	5,807,827
Deposits received for securities loaned	1,081,561	909,460
Securities sold, not yet purchased	5,136	3,588
Payables to brokers and dealers	176,119	186,243
Payables to customers	5,391,422	5,337,499
Swap contracts with affiliate, at fair value	726,837	528,962
Payables to affiliates	544,151	64,681
Non interest bearing deposits	351	206
Taxes payable	27,144	19,153
Deferred tax liabilities	75,583	42,039
Accrued compensation and other liabilities	229,541	207,641
Liabilities qualifying as risk based capital
Subordinated debt with affiliate	30,000	30,000

Total liabilities	16,962,724	13,187,061

Minority interest	61,277	51,813
Commitments and contingent liabilities (Note 15)
Stockholders’ Equity
Preferred stock of subsidiary, Cdn$1,000 par value, unlimited shares authorized, 17,100 shares issued and outstanding	11,829	11,829
Common stock, Class A, $0.01 par value, 355 million shares authorized, 352,944,959 shares issued and outstanding	3,530	3,530
Common stock, Class B, $0.01 par value, 18 million shares authorized, 17,724,648 shares issued and outstanding	177	177
Additional paid-in capital	1,785,631	1,784,032
Retained earnings	1,024,776	867,122
Accumulated other comprehensive income	68,513	34,145

Total stockholders’ equity	2,894,456	2,700,835

Total liabilities, minority interest and stockholders’ equity	$19,918,457	$15,939,709

The accompanying notes are an integral part of these consolidated financial statements.

TD WATERHOUSE GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
For the Year Ended October 31

	2004	2003	2002

		(Restated)	(Restated)
	(In thousands of dollars)
REVENUES
Interest income
Margin loans	$209,047	$153,901	$153,083
Investment securities	195,219	163,707	164,258
Other	73,856	67,206	55,271

Total interest income	478,122	384,814	372,612

Interest expense
Interest bearing deposits	70,367	34,253	54,082
Deposits received for securities loaned	9,381	11,533	10,335
Customer deposits	43,248	55,574	31,852
Bank loans and overdrafts	275	134	143
Subordinated debt	1,992	1,992	32

Total interest expense	125,263	103,486	96,444

Net interest income	352,859	281,328	276,168

Non-interest income
Commissions and fees	681,944	653,154	573,638
Gain on principal transactions	33,973	21,116	—
Net loss on sale of available for sale securities	(231)	(840)	(1,425)
Mutual fund and related revenue	202,735	144,713	113,734
Fees from affiliates	48,217	29,976	19,201
Other	76,987	61,017	151,982

Total non-interest income	1,043,625	909,136	857,130

Net revenue	1,396,484	1,190,464	1,133,298

OPERATING EXPENSES
Employee compensation and benefits	527,229	456,597	372,557
Floor brokerage, exchange and clearing fees	104,596	86,472	53,125
Occupancy	68,448	71,832	66,650
Advertising and promotion	91,293	66,788	91,123
Depreciation and amortization	56,231	55,743	57,399
Equipment	39,012	37,782	46,992
Communications and data processing	57,543	77,356	82,529
Professional fees	58,294	42,973	41,902
Stationery and postage	37,045	33,789	37,653
Other	103,778	101,755	190,171

Total operating expenses	1,143,469	1,031,087	1,040,101

Income before income taxes and minority interest	253,015	159,377	93,197
Income tax provision	85,793	53,881	44,492

Income after taxes before minority interest	167,222	105,496	48,705
Minority interest in subsidiary	9,150	5,828	1,386

Income from continuing operations	158,072	99,668	47,319

Discontinued operations
Loss from discontinued operations (including loss on disposal of $61,650 for the year ended October 31, 2003)	—	(64,661)	(16,896)
Income tax benefit	—	(9,751)	(5,010)

Loss from discontinued operations	—	(54,910)	(11,886)

Net income	$158,072	$44,758	$35,433

The accompanying notes are an integral part of these consolidated financial statements.

TD WATERHOUSE GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands of dollars, except share data)

		Preferred	Preferred	Common	Common	Common	Common			Accumulated
		Stock of	Stock of	Stock —	Stock —	Stock —	Stock —	Additional		Comprehensive
	Comprehensive	Subsidiary	Subsidiary	Class A	Class A	Class B	Class B	Paid-In	Retained	(Loss)/	Total
	Income	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Income	Equity

Balance at October 31, 2001, as restated (Note 3)		17,100	$11,829	2,002	$—	102	$—	$1,772,226	$843,789	$(22,719)	$2,605,125
Cancellation of common stock outstanding of TDW Holdings as part of merger into TDW Group				(2,002)		(102)					—
Issuance of new common shares of TDW Group				352,944,959	3,530	17,724,648	177	(3,707)			—
Increase in APIC re: affiliate contributions								1,819			1,819
Reduction in APIC re: subsidiary acquisition purchase accounting								(643)			(643)
Return of Capital to parent re: sale of joint ventures below book value								(7,993)			(7,993)
Capital contribution re: subsidiary disposal to parent above book value								9,043			9,043
Distribution to Parent re: TD Evergreen Acquisition									(56,500)		(56,500)
Comprehensive income Net income	$35,433								35,433		35,433
Net change in appreciation on investment securities, available for sale, held by bank subsidiaries, net of taxes of $404	688									688	688
Translation adjustment arising during the year, net of taxes of $7,848	$12,718									12,718	12,718

Comprehensive income	$48,839

Balance at October 31, 2002, as restated (Note 3)		17,100	$11,829	352,944,959	$3,530	17,724,648	$177	$1,770,745	$822,722	$(9,313)	$2,599,690

Increase in APIC from surrendered and exercised stock options								12,537			12,537
Increase in APIC re: deemed contribution for stock compensation								750			750
Dividend on preferred stock of subsidiary									(358)		(358)
Comprehensive income Net income	$44,758								44,758		44,758
Net change in appreciation on investment securities, available for sale, net of taxes of $1,095	(1,865)									(1,865)	(1,865)
Translation adjustment arising during the year, net of taxes of $27,204	$45,323									45,323	45,323

Comprehensive income	$88,216

Balance at October 31, 2003, as restated (Note 3)		17,100	$11,829	352,944,959	$3,530	17,724,648	$177	$1,784,032	$867,122	$34,145	$2,700,835

Increase in APIC from surrendered and exercised stock options								577			577
Increase in APIC re: deemed contribution for stock compensation								1,022			1,022
Dividend on preferred stock of subsidiary									(418)		(418)
Comprehensive income Net income	$158,072								158,072		158,072
Net change in appreciation on investment securities, available for sale, net of taxes of $4,107	6,994									6,994	6,994
Translation adjustment arising during the year, net of taxes of $16,077	$27,374									27,374	27,374

Comprehensive income	$192,440

Balance at October 31, 2004		17,100	$11,829	352,944,959	$3,530	17,724,648	$177	$1,785,631	$1,024,776	$68,513	$2,894,456

The accompanying notes are an integral part of these consolidated financial statements.

TD WATERHOUSE GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Year Ended October 31

	2004	2003	2002

		(Restated)	(Restated)
	(In thousands of dollars)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$158,072	$44,758	$35,433
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	56,231	55,743	59,152
Minority interest in earnings of consolidated subsidiary	9,150	5,828	1,386
Provision for loan losses	(346)	1,141	1,176
Allowance for doubtful customer accounts	1,915	1,969	670
Write down of investments	—	83,096	13,599
Net accretion of discount on investment securities held to maturity	(18,350)	(16,549)	(22,173)
Net amortization of discount on investment securities available for sale	275	166	363
Net increase in interest payable on swaps	2,397	2,787	3,267
Deemed contribution for stock compensation	1,022	750	—
Goodwill impairment	—	11,104	9,212
(Increases)/decreases in operating assets:
Cash segregated under federal regulations	—	200,000	(200,000)
Trading investment securities	(164,978)	(888,401)	161,126
Securities purchased under agreements to resell	92,212	623,673	(637,655)
Receivables from customers	(509,824)	(1,322,870)	586,225
Receivables from brokers and dealers	(7,517)	70,702	(104,676)
Deposits paid for securities borrowed	(9,673)	53,802	(108,910)
Deposits with clearing organizations	12,501	(26,134)	15,944
Receivables from affiliates	(7,904)	—	12,118
Current tax receivable	—	11,573	(7,608)
Deferred tax assets	(16,392)	10,955	(4,935)
Other assets	1,174	1,927	168
Increases/(decreases) in operating liabilities:
Deposits received for securities loaned	172,101	836,486	(206,119)
Securities sold, not yet purchased	1,296	(5,346)	6,312
Payables to brokers and dealers	(17,508)	(20,690)	207,342
Payables to customers	(227,526)	547,178	630,417
Payables to affiliates	438,252	(101,405)	7,838
Taxes payable	6,621	(5,196)	14,224
Deferred taxes payable	12,589	1,321	8,967
Accrued compensation and other liabilities	18,417	29,696	24,444

Cash provided by operating activities	4,207	208,064	507,307

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment securities held to maturity	(159,254,047)	(125,872,530)	(40,489,658)
Proceeds from maturities of investment securities held to maturity	157,690,654	126,259,378	40,392,970
Purchase of investment securities available for sale	(4,450,315)	(3,298,193)	(894,349)
Proceeds from maturities of investment securities available for sale	3,035,793	2,336,712	1,144,995
Proceeds from sale of investment securities available for sale	16,935	15,165	24,215
Purchase of restricted securities	(10,085)	(7,070)	—
Net decrease in loans	17,672	6,174	11,449
Purchase of furniture, equipment and leasehold improvements	(38,066)	(31,213)	(47,869)
Capitalized software	(15,723)	(1,520)	(29,521)
Purchase of intangible assets	(1,491)	(5,350)	(12,976)
Proceeds from disposals of businesses, net	—	18,397	(57,038)
Purchases of businesses	—	—	(112,793)

Cash used in investing activities	(3,008,673)	(580,050)	(70,575)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank loans and overdrafts	(6,453)	(9,524)	47,394
Net increase/(decrease) in interest bearing deposits	2,823,743	466,008	(194,230)
Net increase/(decrease) in non interest bearing deposits	145	(372)	625
Purchases of publicly held common shares	—	—	(391,747)
Dividends paid on subsidiary preferred stock	(426)	(369)	—
Distribution paid to Parent re: TD Evergreen Acquisition	—	—	(56,500)

Cash provided by/(used in) financing activities	2,817,009	455,743	(594,458)

Effect of exchange rate differences on cash and cash equivalents	(10,652)	5,554	1,408

(Decrease)/increase in cash and cash equivalents	(198,109)	89,311	(156,318)
Cash and cash equivalents, beginning of year	420,825	331,514	487,832

Cash and cash equivalents, end of year	$222,716	$420,825	$331,514

Supplemental disclosures of cash flow information:
Cash paid for interest	$66,247	$95,326	$101,283

Cash paid for income taxes	$81,870	$44,394	$50,222

The accompanying notes are an integral part of these consolidated financial statements.

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share data)

1.	Organization and Description of Business
      TD Waterhouse Group, Inc. (the “Company” or “TDW Group”), a Delaware holding company, is a wholly owned subsidiary of The Toronto-Dominion Bank (“TD Bank”) directly and through certain of TD Bank’s subsidiaries, which through its operating subsidiaries is a leading provider of online financial services to investors in the U.S. and Canada.
      The Company was formerly a public company which was 89.3% owned by TD Bank through its wholly owned subsidiary, TD Waterhouse Holdings, Inc. (“TDW Holdings”). On November 26, 2001, TD Bank completed the merger of the Company with its former parent, TDW Holdings, and the Company is the surviving entity of the merger. The merger was the second step in a two-step acquisition. The first step, a cash tender offer for all outstanding shares of the Company at $9.50 per share, was completed on November 14, 2001, and a subsequent offering period was completed on November 21, 2001.
      The Company is the U.S. holding company for TD Bank’s U.S. and Canadian discount brokerage and U.S. retail banking operations. During the year ended October 31, 2004, R.J. Thompson Holdings, Inc., TD Waterhouse Advertising, Inc., and TD Waterhouse Technology Services ceased to be operating entities.
      The Company’s primary operating subsidiaries in the discount brokerage business and banking business are detailed below:

•	TD Waterhouse Investor Services, Inc. (“TDW US”), formerly Waterhouse Securities, Inc., a wholly-owned U.S. registered broker-dealer which provides discount brokerage services to retail customers in the U.S.

•	National Investor Services Corp. (“NISC”), a wholly-owned U.S. registered broker-dealer which provides execution and clearance services for affiliates, including TDW US, and third party broker- dealers.

•	TD Waterhouse Asset Management, Inc. (“TDWAM”), formerly Waterhouse Asset Management, a wholly-owned U.S. registered investment advisor which provides investment advice to a series of affiliated mutual funds.

•	TD Waterhouse (Canada) Inc. (“TDW Canada”), an approximately 90% owned registered broker-dealer which provides discount brokerage services to customers in Canada. On July 1, 2002, TDW Canada issued additional common shares and paid cash consideration to acquire the assets and liabilities of the full service brokerage and financial planning operations of a TD Bank affiliate. This merger of entities under common control has been accounted for in a manner similar to a pooling of interests by retroactively combining the net assets, operations and cash flows of these entities with the Company’s for all periods presented.

•	TD Waterhouse Bank, NA (“TDW Bank”), formerly Waterhouse National Bank, is a wholly-owned federally chartered banking institution and a member of the Federal Deposit Insurance Corporation (“FDIC”). TDW Bank provides banking services to the customers of its affiliate, TDW US. TDW Bank offers checking accounts, checking accounts with overdraft protection and certificates of deposit. TDW Bank also offers credit cards and mortgages through unaffiliated third parties. In addition, TDW Bank provides brokerage customers the ability to keep un-invested funds in an FDIC insured money market account with check writing and debit card options.

•	CTUSA, Inc. (“CTUSA”), is the wholly-owned holding company of TD Bank USA, F.S.B. (“TDB USA”), a Federal Savings Bank chartered under Section 5 of the Home Owners’ Loan Act and regulated by the Office of Thrift Supervision.

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

•	TD Waterhouse Capital Markets, Inc. (“TDW CM”), operates as a Boston Stock Exchange, Inc. (“BSE”) specialist in listed securities and a market maker in over-the-counter equity securities, primarily those traded on the NASDAQ Stock Market and the OTC Bulletin Board. TDW CM is a wholly-owned securities brokerage firm registered with the Securities and Exchange Commission (“SEC”) and is a member of the National Association of Securities Dealers, Inc. (“NASD”), and the BSE.

2.	Summary of Significant Accounting Policies
     Basis of consolidation and form of presentation
      The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant inter-company transactions have been eliminated in consolidation. The approximately 10% non-controlling interest in TDW Canada is reflected net of tax in the consolidated balance sheet as minority interest and separately in the consolidated statements of income.
     Use of estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain reclassifications have been made to 2003 and 2002 amounts to conform to the current year’s presentation.
     Cash and cash equivalents
      The Company considers all highly liquid investments with original maturities of three months or less (except for amounts designated as investment securities) to be cash equivalents, including cash due from banks and money market investments.
     Preferred Stock
      TDW Canada has 17,100 shares of Class B preferred stock issued and outstanding. Holders of the Class B preferred shares are entitled to receive floating rate preferential cumulative cash dividends payable quarterly. The Company may at any time following May 20, 2005, the fifth anniversary of the issuance of the Class B preferred shares, redeem the shares for CDN$1,000 per share. Additionally, upon liquidation, dissolution or wind-up, holders are entitled to CDN$1,000 per share plus accrued cumulative dividends before any amount shall be paid or any assets of TDW Canada distributed to the holders of the common shares.
     Investment securities
      Investment securities classified as held to maturity and available for sale are accounted for in accordance with Statement of Financial Accounting Standard (“SFAS”) 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS 115”). Pursuant to SFAS 115, in instances where the Company has the positive intent and ability to hold to maturity, debt investment securities are carried at cost, adjusted for amortization of premiums and accretion of discounts using the interest method over the period of maturity. Debt and equity investment securities classified as available for sale are carried at fair value with unrealized gains and losses, net of income tax effects, reported as a net amount within accumulated other comprehensive income, until realized. These securities are predominantly fixed rate

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)
mortgage-backed securities denominated in Canadian dollars and strategic equity investments. Gains or losses on sales of securities are recognized by the specific identification method and are recorded in other income. The fixed interest rates and currency risks inherent in the mortgage-backed securities have been hedged by cross currency interest rate swap contracts.
      These cross currency interest rate swap contracts are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), which establishes accounting and reporting standards for all derivative instruments and hedging activities, and SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value, as either assets or liabilities. The Company has designated the cross currency interest rate swap contracts as hedges of the fair value of the underlying Canadian dollar mortgage-backed securities. Changes in fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge, along with changes in fair value of the hedged asset and liability that are attributable to the hedged risk, are recorded in current period earnings. The cross currency interest rate swap contracts are structured such that the terms of the contracts mirror those of the underlying mortgage-backed securities. Market value gains and losses on the swaps are expected to offset market value gains and losses on those securities with no net impact on earnings.
      Trading securities are comprised of Canadian dollar fixed rate mortgage-backed securities held by TDW Canada, which are managed by interest rate swap contracts; corporate stocks; bonds; and U.S. government securities owned by the broker-dealer subsidiaries. These instruments are carried at fair value with unrealized gains and losses reported in income.
     Financing transactions
      Deposits paid for securities borrowed and deposits received for securities loaned are recorded at the amount of cash collateral advanced or received. Deposits paid for securities borrowed transactions require the Company to deposit cash with the lender. With respect to deposits received for securities loaned, the Company receives collateral in the form of cash in an amount generally in excess of the market value of the securities loaned. The Company monitors the market value of the securities borrowed and loaned on a daily basis, with additional collateral obtained or refunded, as necessary.
      Securities purchased under resale agreements consist of the purchase of a security with a commitment by the Company to resell the security to the original seller at a specified price. Securities purchased under resale agreements are carried at cost. The difference between the cost of the purchase and the predetermined proceeds the Company receives on a resale agreement is recorded as interest income.
     Customers’ securities transactions
      Customers’ securities transactions are recorded on a settlement date basis with related commission income and expenses recorded on a trade date basis. Fees consist primarily of commissions for directing order executions and clearing fees. Proprietary securities transactions are recorded on a trade date basis.
     Restricted investment securities
      Federal Reserve Bank Stock and Federal Home Loan Bank Stock are classified as restricted securities and recorded at cost (par value). Their carrying values at October 31, 2004 were $25,440 and $7,255, respectively, and at October 31, 2003 were $16,740 and $5,870, respectively. These securities are not readily marketable, but can be sold back to the issuer or to another member institution at par value.

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)
     Loans and allowances for losses
      Loans are carried at their principal amount outstanding. Unearned income on loans is accreted to interest income using a method that approximates a level yield over the life of the loan. Loan origination fees and certain direct loan origination costs are deferred and amortized over the appropriate lending period as a component of interest income.
      Loans are placed on non-accrual status when there is doubt as to collectability or if payment of principal or interest is contractually 90 days past due. However, at the judgment of senior credit management, loans that are 90 days past due, but which are well collateralized and in the process of collection, may continue to be recorded on an accrual basis. Interest accrued, but not collected at the date a loan is placed in non-accrual status, is reversed against interest income. Interest income on non-accrual loans is recognized only as cash is received. However, where there is doubt regarding the ultimate collectability of the loan principal, cash receipts are applied to reduce the carrying value of the loan. Loans are restored to accrual status only when interest and principal payments are brought current and future payments are reasonably assured.
      TDW Bank establishes an allowance for loan losses to reflect management’s best judgment of the net realizable value of the loans. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). TDW Bank’s periodic evaluation of the adequacy of the allowance is based on TDW Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions.
      The Company’s broker-dealer subsidiaries establish an allowance for losses on receivables from customers to reflect management’s best judgment of the level of non-collectible receivables that will be experienced.
     Furniture and equipment and lease accounting
      Leasehold improvements are amortized on a straight-line basis over the lesser of the lease terms or their estimated useful lives. Depreciation of capitalized furniture and equipment is provided on a straight-line basis generally using estimated useful lives of three to five years. Leases with escalating rents are expensed on a straight-line basis over the life of the lease.
     Capitalized software
      In accordance with Accounting Standards Executive Committee (AcSEC) Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the Company capitalizes all direct costs associated with the application development of this software including software acquisition costs, consulting costs, and internal payroll costs. The Statement requires these costs to be amortized once the application development stage is complete. Amortization is provided on a straight-line basis generally using estimated useful lives of two to seven years. At October 31, 2004 and 2003, these capitalized costs had a book value of $30,637 and $29,649, respectively, net of $67,263 and $52,660 of accumulated amortization, respectively. The expense related to these costs was $15,055, $12,987 and $15,057 for the years ended October 31, 2004, 2003 and 2002, respectively.
     Business Combinations, Goodwill and Intangible Assets
      For business combinations that have been accounted for under the purchase method, the excess of the purchase price over the fair value of the net assets acquired has been recorded as goodwill in the consolidated statement of financial condition. Pursuant to the purchase method, the results of operations,

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)
changes in equity and cash flows of acquired companies and businesses are included in operations from the date of acquisition. There were no significant acquisitions during the years ended October 31, 2004 and 2003.
      The Company applies SFAS No. 142, Goodwill and Intangible Assets (“SFAS 142”). Under the standard, all goodwill and intangibles, including goodwill acquired before initial application of the standard, are not amortized, but should be tested for impairment at least annually. The Company performed its impairment test and no impairment was identified for the year ended October 31, 2004. In fiscal year 2003, the Company determined that goodwill related to its international business sold had become impaired. Accordingly, the Company recorded a $11,104 impairment charge that is included in other expenses in the consolidated statements of income. Refer to note 4 for additional information regarding goodwill impairment.
      The changes in the carrying amounts of goodwill are as follows:

October 31, 2002 Balance		$851,348
Goodwill written off related to the sale of the Company’s subsidiary, TDW Australia	$(3,701)
Goodwill written off related to the sale of other international subsidiaries	$(7,403)	$(11,104)
Foreign Currency Translation		$13,578
Other		$(844)
October 31, 2003 Balance		$852,978
Foreign Currency Translation		$7,311
Other		$(1,000)
October 31, 2004 Balance		$859,289
      Intangible assets other than goodwill are amortized over their useful lives. At October 31, 2004 and 2003, the net book value of intangible assets was $12,409 and $14,827 net of accumulated amortization of $4,040 and $0, respectively, the majority of which relates to purchased technology from the November 2001 R.J. Thompson Holdings, Inc. acquisition, which is being amortized over a three year useful life that began in February 2004. The technology purchased was used as the framework for the development of the next generation trading platform, which was available for customer use in February 2004. Amortization expense for the years ended October 31, 2004 and 2003 was $4,040 and $0, respectively.
      Estimated future amortization expense for existing identifiable intangible assets is set forth below:

2005	$5,332
2006	$5,332
2007	$1,636
2008	$109
     Recent accounting pronouncements
      EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. In March 2004, the FASB reached a consensus regarding the application of an impairment model to determine whether investments are other-than-temporarily impaired. The provisions of this rule are required to be applied prospectively to all current and future investments accounted for in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. On September 15, 2004, the FASB issued proposed FASB Staff Position (FSP) EITF 03-01-a Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, “The Meaning of Other-Than

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)
Temporary Impairment and Its Application to Certain Investments”(FSP EITF 03-1-a) to provide guidance in the application of paragraph 16d of EITF 03-1 to debt securities that are impaired because of interest rate and/or sector spread increases. On September 30, 2004, the FASB issued FSP EITF Issue 03-1-1 Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, “The Meaning of Other-Than Temporary Impairment and Its Application to Certain Investments”(FSP EITF 03-1-1), which deferred the effective date of the impairment measurement and recognition provisions contained in specific paragraphs of EITF 03-1 and expanded the scope of proposed FSP EITF 03-1-to include all securities, not only debt securities. The comment period for proposed FSP EITF 03-1-a ended on October 29, 2004 and the effective date has been deferred indefinitely. The Company does not expect the new rules to have a material impact on its results of operations at the time of adoption.
     Margin Receivables
      Interest revenue on margin loans is recognized and collected in the month earned. Amounts earned are based on average daily settlement balances in a customer account and days in the period. A 100% allowance is taken for unsecured or partially secured receivables that are over 30 days old. The allowance at October 31, 2004 and 2003 was $9,102 and $10,975, respectively, and represents all unsecured and partially secured receivables.
     Mutual fund and related revenue
      Mutual fund and related revenue consists of fees earned for providing investment advisory services to a series of related mutual funds and trailer fees for services provided to third-party mutual funds and affiliated mutual funds. Such revenue is recorded when earned. During the years ended October 31, 2004, 2003 and 2002, the Company earned $202,735, $144,713 and $113,734, respectively, in such fees, net of fees waived which approximated $11,227, $17,488 and $17,794, respectively. Fees earned from mutual funds managed by an affiliated investment advisor for the years ended October 31, 2004, 2003 and 2002 were $50,928, $55,587 and $52,827, respectively.

Advertising and promotion
      Advertising production costs are expensed when the advertising campaign commences. Costs of communicating advertising are expensed as the services are received. Other promotion costs are expensed as incurred.

Stock based compensation
      The Company’s employees are eligible for participation in the stock-based compensation plan of TD Bank, which is described more fully in Note 14. Effective November 1, 2002, the Company adopted the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), prospectively to all employee awards granted, modified, or settled after November 1, 2002, in line with the adoption of SFAS 123 by its parent, TD Bank. Therefore, the cost related to stock-based employee compensation included in the determination of net income for 2004 is less than that which would have been recognized if the fair value method had been applied to all awards since the effective date of SFAS 123. The revision of SFAS No. 123 was issued in December 2004. The Company is evaluating the new pronouncement and believes there would be no significant impact on the Company’s results of operations or financial condition.

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)
      The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS 123, to all outstanding and unvested stock option-based employee compensation awards.
      The underlying assumptions to these fair value calculations are discussed in Note 14.

	For the Year Ended October 31

	2004	2003	2002

		(Restated)	(Restated)
Net income	$158,072	$44,758	$35,433
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1,885	1,317	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2,296)	(2,626)	(1,656)

Pro forma net income	$157,661	$43,449	$33,777

Income taxes
      In the United States, the Company files a consolidated federal income tax return along with combined state and local income tax returns. The Company also files separate income tax returns in other countries, as required.
      The Company records deferred tax assets and liabilities for the difference between the tax basis of assets and liabilities and the amounts recorded for financial reporting purposes, using current tax rates. Deferred tax expenses and benefits are recognized in the consolidated statement of income for changes in deferred tax assets and liabilities.
      The Company reviews its deferred tax assets for realizability. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowance are included in the Company’s income tax provision in the period of change.
      On October 22, 2004, the President of the United States signed the American Jobs Creation Act of 2004, which gives a temporary incentive for U.S. companies to repatriate accumulated foreign earnings with a potential 85% dividend received deduction. The dividend received deduction is subject to a number of limitations, including a requirement to re-invest the dividend in the United States. The dividend received deduction could be used by the Company in either year ended October 31, 2004 or 2005. The dividend received deduction was not utilized during fiscal year 2004.
      Because of available foreign tax credits, the Company’s preliminary evaluations indicate that it will not utilize the American Jobs Creation Act of 2004 dividend received deduction. However, that evaluation may not be completed until the income tax return is filed in July 2006.

Foreign currency translation
      Assets and liabilities of international subsidiaries are translated based on the end-of-period exchange rates from local currency to U.S. dollars. Results of operations are translated at the average exchange rates in effect during the period. The resulting translation losses or gains are reported as a component of accumulated other comprehensive income in the consolidated statement of financial condition.

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)
3.     Restatement of Financial Statements
      The Company has restated its consolidated financial statements as of October 31, 2003 and 2002 and for the years then ended to correct its accounting for leases, stock compensation, certain intercompany eliminations, the 2002 disposition of two wholly owned subsidiaries, and the July 1, 2002 acquisition of the full service brokerage and financial planning operations of TD Securities, Inc. (“TD Evergreen”), a subsidiary of TD Bank, and TD Investment Services, Inc. (“TDIS”) by TDW Canada (the “TD Evergreen Acquisition”).
      Subsequent to the issuance of the Company’s consolidated financial statements for the year ended October 31, 2003, the Company undertook a review of its lease accounting policies and has corrected its method of accounting for certain property leases. The correction involves recording expense for leases with escalating rents and free rent periods on a straight-line basis over the lease term, rather than as paid. This correction resulted in a reduction of retained earnings of $1,453 at October 31, 2001 and increases of deferred tax assets of $1,466 and other liabilities of $3,960 at October 31, 2003. The correction reduced net income by $571 and $471, for the years ended October 31, 2003 and 2002, respectively.
      The Company’s 2003 and 2002 consolidated financial statements have also been restated to properly reflect the TD Evergreen Acquisition. On July 1, 2002, the Company’s consolidated subsidiary, TDW Canada, issued 7,159,237 additional common shares and paid $56,500 to acquire the assets and liabilities of the full service brokerage and financial planning operations of TD Evergreen and TDIS. After the transaction, the Company’s ownership percentage in TDW Canada was reduced to approximately 90%, however, the change in reporting entity and recapitalization, including minority interest in TDW Canada, was not reflected retroactively in the previously issued consolidated financial statements. The error resulted in the overstatement (understatement) of stockholders’ equity at October 31, 2003, 2002 and 2001 of $51,813, $41,052, and ($15,568), respectively, and the understatement of minority interest of $51,813 at October 31, 2003. The correction reduced net income by $5,828 and $1,386 for the years ended October 31, 2003 and 2002, respectively. In addition, as discussed in Note 1, the consolidated financial statements have been restated for all periods presented to report the transaction retroactively as a merger of entities under common control.
      The Company’s 2003 consolidated financial statements have also been restated to recognize additional compensation expense related to the TD Bank stock option plan described in Note 14. The increase in compensation expense was calculated by utilizing the Black-Scholes model with corrected data and assumptions in accordance with SFAS 123. The effect of this correction was an increase in additional paid in capital and reduction in net income of $750 at October 31, 2003, and for the year then ended, respectively. The adjustment to additional paid in capital reflects that the additional compensation expense will be funded by TD Bank and not TDW Group.
      The Company’s 2003 and 2002 consolidated financial statements have also been restated to eliminate intercompany receivable and payable balances resulting from certain TDW Canada customer accounts being cleared by NISC. The related NISC receivable from TDW Canada and the TDW Canada payable to NISC of $49,818 at October 31, 2003 and $5,688 at October 31, 2002, were not previously eliminated in consolidation.
      Additionally, the Company’s 2002 consolidated financial statements have been corrected to properly account for the disposal of two businesses. Specifically, the previously issued financial statements improperly netted the revenues and expenses of these two subsidiaries and excluded certain cash balances and changes in assets and liabilities associated with these two subsidiaries. As part of the restatement, the investing cash flow line item entitled “Proceeds from disposals of businesses, net” has been restated to reflect a reduction of $287 million of proceeds received from the sale of the subsidiaries net of cash transferred to the buyer and the Company’s 2002 consolidated statement of income has been restated to

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)
reflect these subsidiaries’ net revenue of $30,588, operating expenses of $50,908, and income tax benefit of $6,764 within their appropriate line items.
      The restatement also includes the recording of other adjustments that were identified during the year-end closing process that had no effect on net income and were not material to the consolidated financial statements of the Company.
      The following table summarizes each of the restated amounts in the Company’s consolidated financial statements as of October 31, 2003 and October 31, 2002 and for the years then ended:

	For the Year Ended		For the Year Ended
	October 31, 2003		October 31, 2002

	As Originally		As Originally
	Reported	As Restated	Reported	As Restated

Consolidated Statements of Income
Commissions and fees	$653,154	$653,154	$560,412	$573,638
Other non-interest income	66,948	61,017	59,791	151,982
Net revenue	1,196,395	1,190,464	981,413	1,133,298
Employee compensation and benefits	455,847	456,597	351,774	372,557
Occupancy	70,925	71,832	63,657	66,650
Equipment	37,782	37,782	42,999	46,992
Other expenses	96,582	101,755	60,197	190,171
Total operating expenses	1,035,361	1,031,087	880,704	1,040,101
Income before income taxes and minority interest	161,034	159,377	100,709	93,197
Income tax provision	54,216	53,881	51,533	44,492
Minority interest in subsidiary	—	5,828	—	1,386
Income from continuing operations	106,818	99,668	49,176	47,319
Loss on discontinued operations	(54,910)	(54,910)	(11,886)	(11,886)
Net income	51,908	44,758	37,290	35,433

Consolidated Statements of Cash Flows
Cash flows from operating activities	193,631	208,064	470,876	507,307
Cash flows from investing activities	(580,002)	(580,050)	198,880	(70,575)
Cash flows from financing activities	465,526	455,743	(584,236)	(594,458)

	October 31, 2003		October 31, 2002

	As Originally		As Originally
	Reported	As Restated	Reported	As Restated

Consolidated Statements of Financial Condition
Receivables from brokers and dealers	117,540	67,726	133,646	127,958
Deferred tax assets	16,134	17,600	—	27,717
Total assets	15,992,046	15,939,709	13,086,527	13,090,681
Payables to brokers and dealers	232,097	186,243	190,540	186,669
Deferred tax liabilities	44,653	42,039	—	16,490
Total liabilities	13,236,904	13,187,061	10,439,822	10,449,939
Minority interest	—	51,813	—	41,052
Total stockholders’ equity	2,755,142	2,700,835	2,646,705	2,599,690

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

4.	Impairment and Business Dispositions
      TD Bank’s strategy for TDW Group was to be an integrated global discount brokerage, which included US, Canada, and other internationally critical markets. TD Bank’s senior management team formally decided that the “integrated global discount brokerage” strategy was not successful. As a result, TD Bank changed its strategy towards its international brokerage operations with a view toward exiting loss generating businesses. This change in strategy resulted in impairments to goodwill for the reporting units during fiscal 2003.
      The separate geographic reporting units were assessed for goodwill impairment based on the criteria set forth in SFAS 142. The fair value of the reporting units was determined based on discounted cash flows and/or public market comparables. As a result of these reviews, during fiscal 2003, the Company recorded goodwill impairment charges of $11,104, that consists of $3,701 for its Australian subsidiary and $7,403 for its other international subsidiaries.
      In addition to the goodwill impairment, the related investment and intercompany receivable accounts were determined to be impaired and accordingly, charges of $79,872 and $13,599 were recorded in fiscal 2003 and 2002, respectively. The charges were determined based on the estimated realizable value of the reporting units upon sale or liquidation.
      In fiscal 2003, the Company wrote-down its carrying value of investments in several privately owned technology based business service organizations. These minority owned investments were previously carried at cost and were written down by $3,750 to reflect deterioration in the financial condition of the investees based on available financial data.
      These impairments and write downs are reflected in the consolidated statements of income as follows:

	2003	2002

Other non interest income	$15,211	$13,599
Discontinued Operations	$64,661
Subtotal	$79,872
Other	(526)
Loss on available for sale securities	$3,750
Total Write down of Investments	$83,096	$13,599
      The above charges in other non interest income primarily represent write downs of the Company’s equity investments in joint ventures to reflect deterioration in the financial condition of the investees, based on available financial data.
      Discontinued operations represents losses from TD Waterhouse Australia, its discount brokerage operations in Australia, in the amount of $19,602, TDW Holdings BV in the amount of $42,028 and the write down of assets related to other international subsidiaries in the amount $3,031 that were recognized in connection with the sale of these entities.
      In May 2003, the Company completed the sale of TD Waterhouse Australia, to the Commonwealth Bank of Australia Group for $16,915, generating a pre-tax loss of $26,227 from the June 1999 acquisition to the date of disposal. The sale generated a loss on disposal of $19,602.
      In June 2003, the Company completed the sale of TD Waterhouse Holdings BV to TD Bank for $293,000, which approximated net book value. In July 2003, the Company sold 23% of its 50% ownership interest in DBS TD Waterhouse Holdings PTE LTD (“DBS TDW”) to DBS Vickers Securities Holdings PTE LTD, reducing its ownership to 27%. The Company recognized a $2,300 pre-tax loss on the sale

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)
which is included in other non interest income. In October 2003, the Company sold the remaining investment in DBS to TD Bank at net book value of $2,300.

5.	Investment Securities
      Investment securities have been classified in the consolidated statements of financial condition according to management’s intent and ability to hold to maturity. The following tables present information related to the Company’s portfolio of investment securities held to maturity:

	October 31, 2004

		Gross Unrealized
	Amortized
	Cost	Gains	(Losses)	Fair Value

U.S. government agency securities	$1,880,052	$46	$(772)	$1,879,326
Mortgage-backed securities	951,543	41	(96)	951,488

Total investment securities — held to maturity	$2,831,595	$87	$(868)	$2,830,814

	October 31, 2003

		Gross Unrealized
	Amortized
	Cost	Gains	(Losses)	Fair Value

U.S. government agency securities	$875,658	$207	$(159)	$875,706
Mortgage-backed securities	374,194	73	(13)	374,254

Total investment securities — held to maturity	$1,249,852	$280	$(172)	$1,249,960

      At October 31, 2004 and 2003, securities carried at approximately $135,000 and $64,213, respectively, were pledged for purposes required or permitted by law. This is in consideration of TDW Bank being able to request advances from and incur indebtedness to the Federal Reserve Bank of New York.

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)
      The following tables summarize the held-to-maturity securities with unrealized losses as of October 31, 2004 and 2003. The unrealized losses are aggregated by major security type and length of time that individual securities have been in a continuous unrealized loss position.

	Less than 12 Months		12 Months or More		Total

		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

October 31, 2004
U.S. Treasury obligations	$—	$—	$—	$—	$—	$—
U.S. agency obligations	648,944	(720)	—	—	648,944	(720)
State or local housing agency obligations	—	—	—	—	—	—
Other	52,207	(8)	88,152	(44)	140,359	(52)
Mortgage-backed securities	406,051	(96)	—	—	406,051	(96)

Total temporarily impaired	$1,107,202	$(824)	$88,152	$(44)	$1,195,354	$(868)

October 31, 2003
U.S. Treasury obligations	$—	$—	$—	$—	$—	$—
U.S. agency obligations	171,008	(159)	—	—	171,008	(159)
State or local housing agency obligations	—	—	—	—	—	—
Other	—	—	—	—	—	—
Mortgage-backed securities	224,965	(13)	—	—	224,965	(13)

Total temporarily impaired	$395,973	$(172)	$—	$—	$395,973	$(172)

      TDW Bank and TDB USA have concluded that, based on the creditworthiness of the issuers and any underlying collateral, the unrealized losses on each security in the above table represents a temporary impairment and does not require an adjustment to the carrying amount of any of the securities.
      The following tables present information related to the Company’s portfolio of investment securities available for sale:

	October 31, 2004

		Gross Unrealized
	Amortized
	Cost	Gains	(Losses)	Fair Value

Canadian government guaranteed mortgage-backed securities	$5,671,709	$713,490	$—	$6,385,199
U.S. equity securities	3,500	9,118	—	12,618
U.S. government agency securities	447,587	172	(547)	447,212
U.S. state and municipal securities	95,448	932	(443)	95,937

Total investment securities — available for sale	$6,218,244	$723,712	$(990)	$6,940,966

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

	October 31, 2003

		Gross Unrealized
	Amortized
	Cost	Gains	(Losses)	Fair Value

Canadian government guaranteed mortgage-backed securities	$5,267,747	$409	$(2,669)	$5,265,487
U.S. government agency securities	1,706	72	—	1,778
U.S. state and municipal securities	67,778	1,102	(769)	68,111

Total investment securities — available for sale	$5,337,231	$1,583	$(3,438)	$5,335,376

      The following tables summarize the available for sale securities with unrealized losses as of October 31, 2004 and 2003. The unrealized losses are aggregated by major security type and length of time that individual securities have been in continuous unrealized loss position.

	Less than 12 Months		12 Months or More		Total

		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

October 31, 2004
U.S. government agency securities	$306,545	$(547)	$—	$—	$306,545	$(547)
U.S. state and municipal securities	19,382	(142)	11,423	(301)	30,805	(443)

Total temporarily impaired	$325,927	$(689)	$11,423	$(301)	$337,350	$(990)

October 31, 2003
Canadian government guaranteed mortgage-backed securities	$596,005	$(2,669)	$—	$—	$596,005	$(2,669)
U.S. state and municipal securities	19,840	(769)			19,840	(769)

Total temporarily impaired	$615,845	$(3,438)	$—	$—	$615,845	$(3,438)

      The Company has both the intent and the financial ability to hold the temporarily impaired securities to recover their fair value. In addition, the Company has reviewed the investments and determined, based on creditworthiness of the issuers and any underlying collateral, the unrealized losses on each security in the above table represents a temporary impairment that does not require adjustments to the carrying amount of any of the securities as of October 31, 2004 and 2003.
      The scheduled maturities of held-to-maturity securities and available-for-sale securities (other than equity securities) are as follows:

	October 31, 2004

	Held to Maturity		Available for Sale

	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value

Due in one year or less	$2,742,744	$2,741,966	$266,549	$314,628
Due from one year through five years	28,196	28,182	5,934,720	6,600,046
Due after five years through ten years	—	—	12,721	12,898
Due after ten years	60,655	60,666	754	776

Total	$2,831,595	$2,830,814	$6,214,744	$6,928,348

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

	October 31, 2003

	Held to Maturity		Available for Sale

	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value

Due in one year or less	$1,247,577	$1,247,541	$1,105,558	$1,105,568
Due from one year through five years	1,558	1,669	4,214,074	4,212,337
Due after five years through ten years	—	—	17,129	16,996
Due after ten years	717	750	470	475

Total	$1,249,852	$1,249,960	$5,337,231	$5,335,376

      For purposes of this table, mortgage-backed securities are classified at their stated maturity. Mortgage-backed securities may mature earlier than their stated maturities because of principal repayments. Actual cash flows can be expected to differ from scheduled maturities due to prepayment or earlier call provisions of the issuer.
      Proceeds from the sale of available-for-sale securities and gross realized losses have been included in earnings. For the years ended October 31, 2004, 2003 and 2002, gross losses of $231, $244 and $357, respectively, were realized on sales of available-for-sale securities.

6.	Receivables from and Payables to Brokers and Dealers
      Receivables from and payables to brokers and dealers, which are recorded at contract value, comprise the following:

	As at October 31,

	2004	2003

		(Restated)
Receivables
Securities failed to deliver	$17,376	$10,902
Correspondent broker and clearing organization balances	45,660	47,661
Clearing and other fees	3,558	6,475
Other	12,546	2,688

	$79,140	$67,726

Payables
Securities failed to receive	$31,619	$18,295
Correspondent broker and clearing organization balances	41,722	114,325
Other	102,778	53,623

	$176,119	$186,243

7.	Receivables from and Payables to Customers
      Receivables from customers are generally collateralized by marketable securities. Receivables from customers are reported net of unsecured or partially secured amounts over 30 days. The allowance was $9,102 and $10,975 at October 31, 2004 and 2003, respectively. At October 31, 2004 and 2003, receivable from customers includes $6,129 and $6,978, respectively, representing accounts of executive officers and directors.

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)
      Payables to customers primarily represent free credit balances in customers’ accounts. The Company pays customers interest on certain free credit balances at a rate based on prevailing short-term money market rates. Interest expense for the years ended October 31, 2004, 2003 and 2002 was $42,174, $52,993 and $31,852, respectively. At October 31, 2004 and 2003, payable to customers includes $5,594 and $6,172, respectively, representing accounts of executive officers and directors.

8.	Collateral Pledged
      At October 31, 2004 and 2003, the Company has received collateral primarily in connection with securities borrowed and customer margin loans with a market value of $10,005,000 and $8,880,000, respectively, which it can sell or re-pledge. Of these amounts, $1,485,000 and $1,546,000, respectively, has been re-pledged or sold in connection with securities loans, bank borrowings and deposits with clearing organizations.

9.	Loans
      A summary of outstanding loans made by TDW Bank and TDB USA is as follows:

	As at October 31,

	2004	2003

Home equity	$6,526	$7,981
Consumer loans	975	17,786
Commercial loans	15,006	14,837
Mortgages	2,572	2,903

	25,079	43,507
Less — allowance for loan losses	(600)	(1,702)

Total loans	$24,479	$41,805

      The following summarizes the activity in the TDW Bank and TDB USA allowance for loan losses:

	As at October 31,

	2004	2003

Beginning balance	$1,702	$1,553
Provision for/(reversal of) loan losses	(346)	1,141
Charge-offs (net of recoveries)	(756)	(992)

	$600	$1,702

      At October 31, 2004 and 2003, TDW Bank and TDB USA had no recorded investments in impaired loans. Loans are charged off when they are deemed uncollectible. Loans that are past due at least 90 days are recommended for charge off and are charged off no later than 120 days past due.

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

10.	Financing Activities
      Bank loans and overdrafts primarily represent short-term borrowings in the United States, which bear interest at rates based primarily on the U.S. Federal funds rate. The loans are generally collateralized by customers’ margin securities. The following is a summary of comparative bank loan data:

	As at October 31,

	2004	2003

Average amount outstanding during period	$18,899	$8,699
Maximum amount outstanding during period	225,000	163,000
Weighted average interest rate at end of period	0.00%	0.00%
Weighted average interest rate during period	1.47%	1.46%
      At October 31, 2004 and 2003, NISC maintained available bank credit lines totaling $1,605,000 and $1,825,000, respectively of which $1,000,000 is with TD Bank. All the lines require collateralization when drawn upon and bear interest at a rate based on the U.S. Federal funds rate. NISC had no borrowings outstanding under these credit lines at October 31, 2004 and 2003. TDW Canada has an irrevocable letter of credit of $75,000 from Harris Bank deposited with Options Clearing Corporation at October 31, 2004 and 2003. TDW Canada paid an administration fee of $266 and $243 for the years ended October 31, 2004 and 2003, respectively, on the letter of credit.
      Deposits received for securities loaned primarily represent short-term collateralized financing transactions, which bear interest based on prevailing market rates (average rates of 0.90%, 0.50% and 1.45% for the years ended October 31, 2004, 2003 and 2002, respectively). In addition, TDW Canada acts as an intermediary between lenders and borrowers of securities and earns a net interest spread on stock loan and stock borrow transactions.
      Interest bearing deposits primarily represent money market accounts without a stated maturity date which bear interest based on prevailing market rates (average rates of 0.18%, 0.20% and 0.60% for the years ended October 31, 2004, 2003 and 2002, respectively).

11.	Subordinated Debt
      On October 31, 1997, TDW Holdings entered into an agreement with an affiliate, pursuant to which TDW Holdings would issue Subordinated Debt Series B Notes (the “Notes”) in the aggregate amount of $100,000. On November 7, 1997, the affiliate purchased Notes in the aggregate amount of $30,000. The Notes are redeemable after 15 years from the issuance date. For the first ten years, the Notes bear a fixed rate of interest based on 10 year Treasury Notes (determined on the Notes issuance date) plus 75 basis points. For the final five years, the Notes bear a variable rate of interest based on U.S. dollar LIBOR plus 100 basis points.
      As a result of the merger of TDW Holdings into TDW Group, the Notes became an obligation of the Company. The Notes are unsecured and subordinated with an original weighted-average maturity of more than five years and therefore qualify as risk-based capital for regulatory capital purposes.

12.	Fair Value of Financial Instruments
      Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price, if one exists.
      The following summary presents the methodologies and assumptions used to estimate fair value of the Company’s financial instruments. Some of the information used to determine fair value is highly subjective

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)
and judgmental in nature and, therefore, the results may not be precise. The subjective factors include estimates of, among other things, cash flows, risk characteristics, credit quality, restriction discounts, and interest rates, all of which are subject to change. Changes in assumptions could significantly affect the estimates. The fair value is estimated as of the balance sheet date, therefore, the amounts which will actually be realized or paid upon settlement or maturity of the various instruments could be significantly different.

Financial assets
      The fair value of investment securities are based on quoted market prices or dealer quotes.
      The fair values of cash and cash equivalents, loans and accrued interest receivable and other investment security positions approximate their respective carrying amounts due to their short-term nature.

Financial liabilities
      Deposits without a stated maturity include money market interest checking accounts and demand deposit accounts and other customer balances. At October 31, 2004 and 2003, these checking and deposit accounts and customer balances amounted to $8,624,381 and $5,800,163, respectively, and are reported at their carrying values, which approximate their fair values at the reporting dates. At October 31, 2004 and 2003, the carrying value for certificates of deposit of $7,540 and $7,870, respectively, approximates their fair values.
      Other liabilities have fair values which approximate their carrying amounts due to their short-term nature.

13.	Financial Instruments with Off-Balance Sheet Risk
      In the normal course of business the Company is exposed to off-balance sheet risk. The Company executes, as agent, securities transactions on behalf of its customers. If either the customer or the counter-party fails to perform, the Company may sustain a loss if the market value of the security is different from the contract value of the transaction.
      The Company may deliver securities as collateral in support of various collateralized financing sources such as bank loans and deposits received for securities loaned. In addition, the Company delivers customer securities as collateral to satisfy margin deposits of various clearing organizations. In the event the counter-party is unable to meet its contracted obligation to return customer securities delivered as collateral, the Company may be obligated to purchase the securities in order to return them to the owner. In such circumstances, the Company may incur a loss up to the amount by which the market value of the securities exceeds the value of the loan or other collateral received by, or in the possession or control of, the Company.
      For transactions in which the Company extends credit to customers and counter-parties, the Company seeks to control the risks associated with these activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and, pursuant to such guidelines, requests customers to deposit additional collateral or reduce securities positions when necessary.
      The Company has a North American retail customer base. The Company conducts business with brokers and dealers, clearing organizations and depositories that are primarily located in the United States and Canada. The majority of the Company’s transactions and, consequently, the concentration of its credit exposures are with customers, broker-dealers and other financial institutions in the United States and Canada. This results in credit exposure in the event that the counter-party fails to fulfill its contractual

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)
obligations. The Company’s exposure to credit risk can be directly affected by volatile securities markets, which may impair the ability of counter-parties to satisfy their contractual obligations. The Company seeks to control its credit risk through a variety of reporting and control procedures, including establishing credit limits based upon a review of the counter-party’s financial condition and credit rating. The Company monitors collateral levels on a daily basis for compliance with regulatory and internal guidelines, and requests changes in collateral levels as appropriate.
      The Company, through TDW Bank, is a party to financial instruments with off-balance sheet risk to reduce its own exposure to fluctuations in foreign currency rates, interest rates and movements in equity indices. These financial instruments include forward foreign exchange contracts, cross currency interest rate swaps and equity derivative contracts. These instruments involve elements of credit risk, counterparty risk and market risk in excess of the amounts recognized on the consolidated balance sheet. The contract or notional amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
      Creditworthiness is evaluated on a case-by-case basis in accordance with credit policies.
      At October 31, 2004, the derivative instruments employed to manage foreign currency and interest rate risk are as follows:

			Notional	Fair Value
Financial Instrument	Hedge Type	Hedged Item	Amount	Asset/(Liability)

Cross Currency Interest Rate Swap	Fair Value	Canadian dollar MBS in AFS Securities	$5,671,709	$(713,501)
Net interest payable on pay/receive leg				$(11,496)
Interest Rate Swaps	Non 133 Hedge	Canadian dollar MBS in Trading Securities	$1,720,037	$6,296
Net interest payable on pay/receive leg				$(1,840)
Equity Derivative Contracts	Non 133 Hedge	Bifurcated embedded derivative	$1,102	$(90)
Equity Derivative Contracts	Cash Flow	Stock based compensation	$11,329	$857
      Included in swap contracts with affiliate on the consolidated statements of financial condition is the fair value on the cross currency swaps and the net interest payable on the pay/receive leg of the cross currency and interest rate swaps, totaling $726,837
      Included in receivable from affiliates on the consolidated statements of financial condition is the fair value of the interest rate swaps and equity derivative contracts totalling $7,063

Forward foreign exchange contracts and cross currency interest rate swaps
      The Company, through TDW Bank, has entered into forward foreign exchange contracts and cross currency interest rate swap agreements which have been designated and are effective as fair value hedges that mitigate the impact of changes in foreign exchange and interest rates on its Canadian Dollar mortgage-backed securities. Hedge effectiveness has been assessed based on the critical terms match method prescribed by SFAS 133 on a prospective and retrospective basis. Market value gains and losses on these contracts and agreements are currently recognized in other revenue. The portion of the change in the hedged securities’ fair value attributable to changes in interest rate and foreign exchange risk are reflected as a basis adjustment of the amortized cost of the securities and also are reported in current

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)
earnings, effectively offsetting gains and losses on the contracts and agreements. Other changes in the fair value of the hedged securities are reported through Other Comprehensive Income net of the related tax effects in accordance with the requirements for available for sales securities. These agreements and contracts effectively convert the returns on the fixed rate Canadian dollar mortgage-backed securities to U.S. dollar floating rates of return. Outstanding forward foreign exchange contracts were $0 and $2,968 at October 31, 2004 and 2003, respectively.
      At October 31, 2004 and 2003, the Company, through TDW Bank, had 104 and 44, respectively, cross currency interest rate swap agreements outstanding, having a total notional principal amount of $5,671,709 and $4,747,896, respectively. These agreements are used to hedge foreign currency risk exposure as well as to provide floating rates of return on its Canadian Dollar mortgage-backed securities.

Interest rate swaps
      The Company, through TDW Canada, has entered into Canadian Dollar interest rate swap agreements to mitigate the impact of changes in interest rates on Canadian Dollar mortgage-backed securities held by TDW Canada and recorded on the consolidated statements of financial condition as Trading Securities. These arrangements are not designated as hedges under SFAS 133 and accordingly market value gains and losses are recognized in the income statement, and offset market value gains and losses on those securities. At October 31, 2004 and 2003, the Company, through its Canadian subsidiary, had 23 and 34, respectively, interest rate swap agreements outstanding, having a total notional principal amount of $1,720,037 and $1,166,819, respectively. These agreements are used to manage the change in market value and prepayment risk exposure as well as provide floating rates of return on its Canadian Dollar mortgage-backed securities.

Equity derivative contracts
      The Company, through TDW Bank, has entered into equity derivative agreements that are designed to provide equity returns on its equity-linked certificates of deposit. These arrangements are not designated as hedges under SFAS 133 and accordingly market value gains and losses are recognized currently and the resulting credits and debits offset market value gains and losses on the bifurcated embedded derivatives in those certificates of deposit. At October 31, 2004 and 2003, four equity derivative agreements were outstanding, having total notional principal amounts of $1,102 and $1,152, respectively. The equity derivative agreements mirror the lives of the underlying equity-linked certificates of deposit.
      In conjunction with share based compensation awards, the Company has entered into swap agreements with its parent, TD Bank, designed to mitigate the risk of market price fluctuations. The swaps are designated as cash flow hedges and have been determined to be highly effective. Hedge effectiveness has been assessed based on the critical terms match method as prescribed by SFAS 133 on a prospective and retrospective basis. Market fluctuations in TD Bank common shares are reflected in Compensation Expense with the offsetting gain or loss on the swap reported in Other Revenue, for the pro-rata portion of the awards that have vested. Gain or loss on unvested units is recorded in Other Comprehensive Income. At October 31, 2004 and 2003, the notional amount of all equity compensation swaps was $11,329 and $5,292, respectively.

14.	Stock Options
      TD Bank operates a stock option plan for eligible employees of TD Bank and its subsidiaries, including the Company. These options provide holders the right to purchase common shares of TD Bank at a fixed price equal to the closing market price of the TD Bank shares on the day prior to the date the options were issued. TD Bank’s first plan, the 1993 stock option plan, expired in 2000 and there will be no

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)
further issuance of stock options from this plan. The successor plan, the 2000 stock incentive plan, was in effect as of December 2000. Under both plans, options with a term of 10 years to purchase TD Bank common shares are periodically granted to eligible employees and non-employee directors of the Company. The options vest over a 4-year period and are exercisable at the market price of the shares on the date the options were issued and provide for a cashless exercise feature. During the fiscal year ended October 31, 2000, all option holders signed legally binding waivers to forfeit their right to the cashless exercise resulting in a new measurement date under APB 25. Compensation expense was recorded for the intrinsic value of the stock options. Effective December 2003, new stock options were granted with a 7-year term and vesting over a four-year period. At October 31, 2004, outstanding options have exercise prices ranging from $14.33 to $34.24, have a weighted average remaining contractual life of 6.26 years, and expire on dates ranging from March 2005 to December 2012. At October 31, 2003, outstanding options have exercise prices ranging from $8.96 to $31.62, have a weighted average remaining contractual life of 7.04 years, and expire on dates ranging from March 2004 to December 2012. At October 31, 2002, outstanding options have exercise prices ranging from $6.50 to $26.31, have a weighted average remaining contractual life of 6.92 years, and expire on dates ranging from March 2004 to December 2011.
      A summary of the Company’s portion of stock options activity is as follows:

		Weighted		Weighted		Weighted
		Average		Average		Average
	October 31,	Exercise	October 31,	Exercise	October 31,	Exercise
	2004	Price	2003	Price	2002	Price

Number outstanding, beginning of year	2,377,723	$25.92	1,305,200	$18.55	1,399,125	$15.59
Granted	242,324	33.60	622,100	25.35	608,700	21.65
Transferred in	457,048	30.93	1,161,473	26.61	80,000	23.23
Transferred out	(34,799)	30.20	(336,450)	24.26	(538,850)	16.57
Exercised	(449,004)	25.45	(44,850)	13.01	(3,300)	17.73
Forfeited	(182,675)	30.93	(329,750)	23.25	(240,475)	16.99

Number outstanding, end of year	2,410,617	29.39	2,377,723	25.92	1,305,200	18.55

Exercisable, end of year	1,302,740	$27.88	1,119,122	$23.25	687,663	$16.25

      Under SFAS 123, TD Bank has elected to adopt on a prospective basis the fair value method of accounting for all stock option awards. Under this method TD Bank recognizes compensation expense based on the fair value of the options on the date of grant, which is determined using an option-pricing model. The fair value of the options is recognized over the vesting period of the options granted.
      The Company has estimated the fair value of each option grant issued by TD Bank on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for options granted during the year: 2004; a dividend yield of 2.93%; expected volatility of 27.60%; risk-free interest rate of 4.58%; and an expected life of 6.26 years; 2003; a dividend yield of 3.5%; expected volatility of 33.79%; risk-free interest rate of 4.54%; and an expected life of 7.04 years for all grants; and 2002; a dividend yield of 3.7%; expected volatility of 40.3%; risk-free interest rate of 5.04%; and an expected life of 6.9 years for all grants.
      The Company has recorded as compensation expense $2,392 and $1,650 for the fair value of the options granted to its employees in the years ended October 31, 2004 and 2003, respectively. $1,022 and $750 of these amounts were recorded as capital contributions by TD Bank since this portion of the compensation expense will be funded by TD Bank and not TDW Group. In fiscal year 2002, the Company applied APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for its stock option

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)
plan and accordingly did not record compensation cost in the consolidated financial statements. Had the Company recognized compensation cost in accordance with SFAS No. 123, the Company’s net income for 2002 would have been reduced by $2,628.

15.	Commitments and Contingent Liabilities
      The Company leases office space and equipment under non-cancelable operating leases with third parties and affiliates extending for periods in excess of one year. The Company also sublets office space under non-cancelable subleases. Future minimum rental commitments under such leases as of October 31, 2004 are as follows:

	Leases	Subleases

Year Ending October 31,
2005	$36,737	$1,363
2006	32,644	2,053
2007	27,466	2,613
2008	22,068	2,384
2009	17,998	2,042
Thereafter	53,680	1,658

	$190,593	$12,113

      For the years ended October 31, 2004, 2003 and 2002 rental expense amounted to approximately $42,345, $51,088 and $51,741 net of sublease income of $2,320, $1,337 and $1,754 respectively.
      At October 31, 2004, the Company’s commitments to extend credit, which included credit cards as well as other consumer and commercial loans, amounted to $57,924.
      Securities sold, not yet purchased, represents obligations of the Company to purchase securities at a future date. The Company may incur a loss if the market value of the securities subsequently increases.
      In the normal course of conducting its securities business, the Company has been named as a defendant in certain lawsuits, claims and legal actions. In the opinion of management, after consultation with outside legal counsel, the ultimate outcome of pending litigation and inquiries will not have a material adverse effect on the financial condition or results of operations of the Company.

16.	Capital Adequacy
      The Company and TDW Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct adverse material effect on the Company’s and TDW Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and TDW Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The related capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to the Company.
      Quantitative measures established by regulation to ensure capital adequacy require the Company and TDW Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)
defined) to average assets (as defined). Management believes, as of October 31, 2003 and October 31, 2004, the Company and TDW Bank met all capital adequacy requirements to which they are subject.
      As of October 31, 2004, the most recent notification from the Office of the Comptroller of the Currency categorized TDW Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, TDW Bank must maintain minimum total risk-based, Tier I risk-based and leverage ratios as set forth in the table.
      The Company’s and TDW Bank’s actual capital amounts and ratios are also presented in the following table:

			Minimum		To be Well
			Threshold for		Capitalized Under
			Capital Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of October 31, 2004
Total Capital (to Risk Weighted Assets):
TDW Group	$2,056,644	29.9%	$549,989	8.0%	$687,486	10.0%
TD Waterhouse Bank	520,573	57.7%	72,124	8.0%	90,155	10.0%
Tier I Capital (to Risk Weighted Assets):
TDW Group	2,005,113	29.2%	274,994	4.0%	412,491	6.0%
TD Waterhouse Bank	519,973	57.7%	36,062	4.0%	54,093	6.0%
Tier I Capital (to Average Assets):
TDW Group	2,005,113	10.5%	761,870	4.0%	952,338	5.0%
TD Waterhouse Bank	519,973	5.4%	387,696	4.0%	484,619	5.0%
As of October 31, 2003
Total Capital (to Risk Weighted Assets):
TDW Group	$1,910,148	23.1%	$661,426	8.0%	$826,783	10.0%
TD Waterhouse Bank	362,736	86.5%	33,557	8.0%	41,946	10.0%
Tier I Capital (to Risk Weighted Assets):
TDW Group	1,855,642	22.4%	330,713	4.0%	496,070	6.0%
TD Waterhouse Bank	361,036	86.7%	16,778	4.0%	25,168	6.0%
Tier I Capital (to Average Assets):
TDW Group	1,855,642	12.3%	604,277	4.0%	755,346	5.0%
TD Waterhouse Bank	361,036	5.4%	270,071	4.0%	337,589	5.0%
      TDB USA has maintained capital in excess of the capital adequacy requirements to which it is subject.
      As registered broker-dealers and members of the New York Stock Exchange, TDW US and NISC are subject to the SEC’s Uniform Net Capital rule (the “Rule”), which requires the maintenance of minimum net capital. At October 31, 2004, TDW US and NISC were both in compliance with their respective capital requirements. TDW US had net capital of $29,215 at October 31, 2004, which was $21,356 in excess of its required net capital. NISC had net capital of $749,910 at October 31, 2004, which was $673,233 in excess of its required net capital.
      As a registered broker-dealer and a NASD member, TDW CM is also subject to the Rule. TDW CM has elected to use the basic method, permitted by the Rule, which requires that minimum net capital

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)
equal to the greater of $1,000 or 6 2/3% of aggregate indebtedness be maintained. At October 31, 2004, TDW CM had net capital of $7,775, which was $6,775 in excess of required capital.
      TDW Canada is a member of the Investment Dealers Association of Canada (“IDA”) and is required to meet the risk-adjusted capital rules, which require the maintenance of minimum risk-adjusted capital of Cdn$250 (US$205 at October 31, 2004). At October 31, 2004, TDW Canada was in compliance with such requirements, with Cdn$549,098 (US$450,819) in excess of required capital.

17.	Profit Sharing, 401(k) Plans and Other Stock-Based Compensation
      Prior to July 1, 2004, the Company maintained separate profit sharing and 401(k) plans. The Company’s profit sharing plan (the “Profit Sharing Plan”), which became effective October 16, 1996, was a defined contribution retirement plan sponsored by the Company and was generally available to all U.S. employees of the Company, and any affiliated company thereof, which adopted the Profit Sharing Plan. The Profit Sharing Plan was an amendment, restatement and continuation of The Waterhouse Investor Services, Inc. Employee Stock Ownership Plan, which was in effect immediately prior to October 16, 1996. Effective July 1, 2004, the Company merged its profit sharing plan into its 401(k) plan, and the resulting plan was amended and restated and continued as the TD Waterhouse 401(k) Profit Sharing Plan (the “Plan”).
      The amount of the Company’s annual profit sharing contribution to the Plan is determined at the discretion of the Company’s Board of Directors. The Company’s contributions may be in the form of cash or shares of TD Bank. Funds in a participant’s profit sharing account in the Plan may be invested in TD Bank stock and various mutual fund investments. The total expense recognized by the Company with respect to the Profit Sharing Plan for the years ended October 31, 2004, 2003 and 2002 was $5,097, $4,862 and $6,809, respectively.
      Historically, employees in the U.S. contributed to the Company’s 401(k) plan, and since July 1, 2004, have contributed to the 401(k) portion of the Plan. In Canada, the Company has an Employee Savings Plan (“ESP”) in which employees of the Company in that country may participate. The Company makes matching contributions to the 401(k) portion of the Plan of one-half of the employee contribution up to 6% per pay period. Under the ESP, employees may contribute up to 6% of their annual base earnings to a maximum of Cdn$5 (approximately US $4) per calendar year toward the purchase of TD Bank common shares and the Company matches 50% of the employee contribution amount. The total expense recognized by the Company with respect to the 401(k) portion of the Plan and the ESP plan for the year ended October 31, 2004, 2003 and 2002 was approximately $5,265, $4,848 and $4,506, respectively.
      The Company also has restricted share unit plans offered to certain employees. Restricted share units are phantom share units with a value equivalent to the Toronto Stock Exchange closing price of TD Bank common shares on the day before the award issuance. These awards vest and mature on the third or fourth anniversary of the award date at the average of the high and low prices for the 20 trading days preceding the redemption date. The redemption value, after withholdings, is paid in cash. Compensation expense on all grants is recognized ratably over the vesting period based on the closing market price of TD Bank common shares. Under these plans participants are granted phantom share units equivalent to TD Bank’s common stock that are cliff vested over three or four years. TD Bank administers the plans for the grants that were awarded for year 2000 and 2001 and invoices the company on a quarterly basis. The Company administers its own plans for grants that were awarded subsequent to 2001 and entered into swap contracts with TD Bank to mitigate the impact of changes in share price. The total expenses related to these plans recognized by the Company are $8,725, $9,489 and $5,448 for the years ended October 31, 2004, 2003 and 2002, respectively. The approximate number of units outstanding under all the plans including unvested

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)
units at October 31, 2004, 2003 and 2002 is 850,802, 713,991 and 596,710, respectively, with an approximate value of $33,403, $23,067, and $11,415, respectively.
      The Company also has share unit plans that are offered to certain employees. Under these plans participants are granted units of stock appreciation rights (SARs) equivalent to TD Bank’s common stock that generally vest over four years. At the maturity date, the participant receives cash representing the appreciated value of the units between the grant date and the redemption date. A liability is established by the Company related to the share units awarded and an incentive compensation expense is recognized in the consolidated statements of operations over the vesting period. The number of phantom shares outstanding under this plan at October 31, 2004 and 2003 is 1,040,610 and 697,100, with an approximate value of $9,104 and $4,245, respectively. The total expense recognized by the Company for these share units for the years ended October 31, 2004 and 2003 was $6,196 and $4,497, respectively.
      A Senior Executive Deferred Share Unit Plan is offered to eligible executives of the Company. This is a deferred compensation plan which is administered mainly through a deferred share unit plan for the most senior executives of the Company. Under this plan, a percentage of earned annual cash incentive award is deferred into phantom deferred share units. The deferred share units will only be redeemed for cash in a period of time that follows the executive’s departure from the Company, either through retirement or termination. As of October 31, 2004 and 2003, a total of 43,966 and 18,800 deferred share units were outstanding, respectively. The annual cash incentive award is recorded as compensation expense in the consolidated statements of operations in the period it is earned and the deferred portion is paid to TD Bank quarterly as the plan administrator. The Company paid $45, $17 and $36 to TD Bank for the years ended October 31, 2004, 2003 and 2002, respectively, for the administering of the plan. The Company paid to TD Bank and recorded compensation expenses of $90, $150 and $0 for the years ended October 31, 2004, 2003 and 2002, respectively, for the financial deferred share unit plan.
      Substantially all of the Company’s Canadian employees are eligible to participate in TD Bank’s pension plan, which is a defined benefit plan funded by contributions from TD Bank and its members. Each year, actuarial valuations are made of the pension plans maintained by TD Bank to determine the present value of the accrued pension benefits. Pension plan assets are valued at market values. Pension costs are determined based upon separate actuarial valuations using the projected benefit method prorated on service and TD Bank management’s estimates rather than on valuation for funding purposes. There is no separate actuarial valuation for the Company, but the Company is charged its portion of pension expense by TD Bank. Pension expense/(income) includes the cost of pension benefits for the current year’s service, interest expense on pension liabilities, income on plan assets, and the amortization of pension adjustments on a straight-line basis over the expected average remaining service life of TD Bank’s employee group. The company’s pro-rata share of TD Bank’s pension expense was $2,900, $2,939 and $2,548 for the years ended October 31, 2004, 2003 and 2002, respectively.

18.	Income Taxes
      The Company and its U.S. subsidiaries file a consolidated Federal income tax return on a fiscal year basis. The Company recognizes both the current and future income tax consequences of all transactions that have been recognized in the financial statements. Future income tax assets and liabilities are determined based on tax rates that are expected to apply when the assets or liabilities are reported for tax purposes. The Company records a valuation allowance when it is not “more likely than not” that all of the future tax assets recognized will be realized prior to their expiration. At October 31, 2004, the Company has capital loss carryforwards of $30,847 that expire in 2008, for which a 100% valuation allowance has been recorded. The Company has determined that it is not “more likely than not” that the loss carryforwards will be realized in future tax periods. The Company has determined that no valuation allowance against other deferred tax assets as at October 31, 2004 was necessary.

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)
      The income tax provision consists of the following:

	For the Year Ended October 31,

	2004	2003	2002

		(Restated)	(Restated)
Current:
U.S. Federal	$34,261	$17,421	$4,528
U.S. Federal — release of provision	—	(12,000)	—
State and local	1,772	1,551	223
Foreign	55,182	32,431	21,291

Total current	91,215	39,403	26,042
Deferred:
U.S. Federal	(3,762)	6,189	11,287
State and local	(215)	373	662
Foreign	(1,445)	(1,835)	1,491

Total deferred	(5,422)	4,727	13,440

Total income tax expense	$85,793	$44,130	$39,482

      The temporary differences, which have created deferred tax assets and liabilities, are detailed in the following:

	As at October 31,

	2004	2003

		(Restated)
Deferred tax asset — current:
Accruals and allowances	$27,062	$11,538
Foreign operations	7,507	6,062

Deferred tax asset	34,569	17,600

Deferred tax liability — non-current — net
Goodwill and other	(34,814)	(19,118)
Other comprehensive income	(40,769)	(22,921)

Deferred tax liability	(75,583)	(42,039)

Total net deferred tax liability	$(41,014)	$(24,439)

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)
      The following is a reconciliation of the provision for income taxes on continuing operations and the amount computed by applying the Federal statutory rate to income before income taxes.

	For the Year Ended
	October 31,

	2004	2003	2002

Federal statutory income tax rate	35.0%	35.0%	35.0%
Reduction of previously established reserve	(2.4)	(7.5)	—
Provision for TDW Canada dividend	0.5	—	—
State and local income taxes, net of Federal income tax benefit & other	0.6	1.3	1.0
Foreign provincial income taxes	0.9	(0.6)	(0.8)
Non-taxable foreign exchange gain	(0.8)	—	—
Non-allowable foreign losses	—	—	12.5
Non-taxable stock compensation expense	0.1	5.6	—

	33.9%	33.8%	47.7%

19.	Related Party Transactions
      The Company transacts business and has extensive relationships with TD Bank. Due to this relationship, it is possible that the terms of these transactions are not the same as terms that would result from transactions among unrelated parties. A description of these transactions and relationships is set forth below.

General
      Directors, officers and employees of the Company maintain cash and margin accounts with the Company’s broker-dealer subsidiaries and execute securities transactions through these firms in the ordinary course of business.
      As more fully discussed in Note 18, the Company’s U.S. operations are included in the consolidated federal income tax returns and combined state and local income tax returns of the Company filed in the United States and its Canadian operations are included in income tax returns filed by TD Bank or TD Securities Inc. in Canada. The provisions recorded by the Company for income taxes in the United States and Canada do not differ materially from the provisions that would have resulted had the Company filed separate income tax returns.
      NISC provides clearing services to a U.S. affiliate of TD Bank. The income from this relationship was $1,114, $688 and $857 for the years ended October 31, 2004, 2003 and 2002, respectively. These fees have been included in commissions and fees.
      TDW US reimburses TD Bank for expenses that are paid on its behalf. Such expenses amounted to $7,506, $6,063 and $1,434 for the years ended October 31, 2004, 2003 and 2002, respectively.
      TDW Bank entered into cross currency interest rate swap contracts with TD Bank related to mortgage-backed securities purchased by TDW Bank from TD Bank. At October 31, 2004 and 2003, the Company, through TDW Bank, had 104 and 44 cross currency interest rate swap agreements outstanding with TD Bank, having a total notional principal amount of $5,671,709 and $4,747,896, respectively.

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

International operations
      TDW Canada has securities, securities borrowing and lending, banking and underwriting activities with TD Bank and its affiliates. TDW Canada acts as the carrying broker for TDSI, under an introducing broker relationship. Due to brokers and dealers at October 31, 2004 and 2003 includes $161,901 and $227,779 due to TDSI, respectively. During the years ended October 31, 2004, 2003 and 2002, the company received fees of $7,227, $5,112 and $4,921, respectively, from TDSI. TDW Canada also pays TD Bank a referral fee for customers introduced by TD Bank’s retail bank branches, and provides clearing services to TD Bank.
      At October 31, 2004 and 2003, Company cash held by affiliates was $46,773 and $19,999, respectively. For the years ended October 31, 2004, 2003 and 2002, cash deposits held with TD Bank earned total interest of $805, $262 and $258, respectively.
      TDW Canada has a Master Services Agreement with TD Bank, whereby TD Bank provides certain services to TDW Canada, and TDW Canada provides certain services to TD Bank. The amount of fees incurred by TDW Canada related to the aforementioned services for the years ended October 31, 2004, 2003 and 2002 was $305,205, $256,563 and $134,398, respectively, and are included in the appropriate expense captions on the consolidated statement of income. At October 31, 2004 and 2003, amounts payable to TD Bank related to the aforementioned services is $158,034 and $119,299 respectively. Charges for these services are calculated on a cost recovery basis.
      TDW Canada also entered into interest rate swap agreements with TD Bank related to mortgage-backed securities purchased by the Company from TD Bank. The notional amount of the interest rate swap is Cdn$2,095,005 (US$1,720,037) at October 31, 2004 and Cdn$1,538,567 (US$1,166,819) at October 31, 2003. For the years ended October 31, 2004, 2003 and 2002 TDW Canada earned fixed rate interest on the mortgage backed securities of Cdn$74,421 (US$61,101), Cdn$31,245 (US$22,056), and Cdn$23,675 (US$15,073), respectively, which it delivered to TD Bank in return for floating rate interest of Cdn$46,439 (US$38,127), Cdn$22,945 (US$16,197), and Cdn$12,188 (US$7,759), respectively.
      At October 31, 2004 and 2003, securities purchased under resale agreements of $1,515,855 and $1,492,896, respectively, consist of securities purchased from TD Bank with the commitment to resell the security to TD Bank at a specified price. At October 31, 2004 and 2003, included in interest income are amounts resulting from the difference between the cost of the purchase to TDW Canada and the proceeds received from TD Bank of Cdn$27,654 (US$22,704), and Cdn$61,721 (US$43,569), respectively.
      TDW Canada entered into a cross-guarantee between TDW Canada, TDSI and the Investment Dealers Association of Canada, whereby TDW Canada and TDSI guarantee the payment and discharge of all indebtedness, obligations and liabilities of their customers in connection with their respective securities business. This guarantee is limited to the amount of regulatory capital of TDW Canada and TDSI.
      TD Bank guarantees the liabilities of TDW Canada with respect to the customer security accounts and TDW Canada indemnifies TD Bank for any losses associated with this guarantee.
      For the years ended October 31, 2004, 2003 and 2002, TD Bank charged TDW Bank $1,689, $1,639, and $2,284, respectively, for the provision of services related to the call center, web development, and management and consulting services.
      For the years ended October 31, 2004, 2003 and 2002, TD Bank charged TDW US, through its subsidiary call center in Canada, a fee of $7,506, $6,063 and $1,434, respectively, for services provided to TDW US.
      During the year, in the normal course of business, TDW Canada entered into certain transactions with officers and directors of TDW Canada and their related corporations. Included in the receivable from

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)
customers is Cdn$6,958 (US$5,713) at October 31, 2004, and Cdn$4,753 (US$3,605) at October 31, 2003, and in payable to customers is Cdn$6,813 (US$5,594) at October 31, 2004 and Cdn$8,139 (US$6,172) at October 31, 2003, respectively.
      Payables to customers excludes cash deposits of Cdn$2,706,555 (US$2,222,131) at October 31, 2004 and Cdn$2,399,312 (US$1,819,590) at October 31, 2003 held in trust by affiliated companies. Interest earned on these deposits for the year ended October 31, 2004, 2003 and 2002 was Cdn$60,018 (US$49,276), Cdn$64,293 (US$45,385), and Cdn$41,592 (US$26,480), respectively.
      Revenues and expenses resulting from the aforementioned transactions and relationships of the Company, which are included in the accompanying consolidated statements of income, are as follows:

	For the Year Ended October 31,

	2004	2003	2002

		(Restated)	(Restated)
Revenues
Commissions and fees	$47,497	$14,255	$14,705
Mutual fund and related revenue	3,390	2,890	23,878
Net interest revenue	46,199	125,572	56,705

Total revenues	$97,086	$142,717	$95,288

Expenses
Compensation and benefits	$—	$—	$4,844
Occupancy and equipment	11,757	10,312	5,406
Professional fees	5,164	4,333	2,903
Other expenses	24,161	38,201	45,893

Total expenses	$41,082	$52,846	$59,046

20.	International Operations
      The total net revenues, income before income taxes and minority interest, and assets (from continuing operations) of the Company’s business by geographic region are summarized below:

	For the Year Ended October 31,

	2004	2003	2002

		(Restated)	(Restated)
Total net revenues:
United States	$765,327	$694,634	$673,138
Canada	631,155	510,353	441,691
Other	2	(14,523)	18,469

Total	$1,396,484	$1,190,464	$1,133,298

Income before income taxes and minority interest:
United States	$105,523	$94,677	$45,225
Canada	147,493	90,328	80,425
Other	(1)	(25,628)	(32,453)

Total	$253,015	$159,377	$93,197

TD WATERHOUSE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share data)

	At October 31,

	2004	2003

		(Restated)
Assets:
United States	$14,777,265	$11,656,060
Canada	5,140,331	4,282,848
Other	861	801

Total	$19,918,457	$15,939,709

21.	Subsequent Events
      On March 30, 2005, the Company redeemed its Class B Common Stock shares outstanding, which were owned by a TD Bank affiliate, for approximately $200,000, based on a preliminary valuation, subject to adjustment. Subsequently, the final valuation identified the value to be approximately $41,400 lower than the preliminary estimate. As a result, a receivable was recorded as of April 30, 2005, as a due from affiliates in anticipation of the return of the excess amount paid. Such amount was received by the Company in August 2005. Upon settlement of the Class B common stock for $158,600, Class B common stock will be reduced by $177, additional paid in capital will be reduced by $18,889, and retained earnings will be reduced by $139,534. The reductions to common stock and additional paid in capital represent historical carrying values.
      On June 22, 2005, TD Bank entered into an Agreement of Sale and Purchase (the “Purchase Agreement”) with Ameritrade Holding Corporation (“Ameritrade”) pursuant to which Ameritrade agreed to purchase from TD Bank (the “Share Purchase”) all of the capital stock of the Company, in exchange for 193,600,000 shares of Ameritrade common stock and $20,000 in cash. The shares of Ameritrade issuable to TD Bank in the Share Purchase will represent approximately 32% of the outstanding shares of Ameritrade after giving effect to the transaction.
      The Purchase Agreement specifies that, prior to the consummation of the Share Purchase, the Company will conduct a reorganization in which it will transfer all of its non-US and non-brokerage businesses to TD Bank such that, at the time of consummation of the Share Purchase, the Company will retain only its U.S. retail securities brokerage business. The Company will distribute to TD Bank excess capital above thresholds specified in the Purchase Agreement, prior to the consummation of the Share Purchase.

Part I.
Item 1. Financial Statements
TD WATERHOUSE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,

	2005	2004	2005	2004

REVENUES
Interest income
Margin loans	$76,055	$52,065	$215,354	$153,779
Investment securities	108,287	51,405	278,203	131,051
Other	26,168	16,644	84,945	58,450

Total interest income	210,510	120,114	578,502	343,280

Interest expense
Interest bearing deposits	44,730	19,383	118,097	47,293
Deposits received for securities loaned	6,859	2,144	16,953	6,777
Customer deposits	23,074	8,257	64,157	31,753
Bank loans and overdrafts	124	35	323	237
Subordinated debt	498	498	1,494	1,494

Total interest expense	75,285	30,317	201,024	87,554

Net interest income	135,225	89,797	377,478	255,726

Non-interest income
Commissions and fees	151,928	137,218	509,313	545,831
Gain on principal transactions	5,241	6,002	17,730	22,807
Gain (loss) on sale of available for sale securities	24,220	1	24,121	(2)
Mutual fund and related revenue	49,167	52,006	159,467	158,300
Fees from affiliates	19,364	12,614	52,701	34,648
Other	4,369	18,196	44,385	57,381

Total non-interest income	254,289	226,037	807,717	818,965

Net revenue	389,514	315,834	1,185,195	1,074,691

Expenses
Employee compensation and benefits	153,590	126,770	460,511	389,986
Floor brokerage, exchange and clearing fees	32,672	24,643	104,145	83,027
Occupancy	23,959	15,949	61,509	48,089
Advertising and promotion	22,059	19,434	85,881	76,117
Depreciation and amortization	13,917	13,994	40,135	41,140
Equipment	9,567	8,896	27,654	27,996
Communications and data processing	14,637	14,392	40,886	45,003
Professional fees	13,357	13,352	43,082	41,173
Stationery and postage	9,712	9,288	31,036	28,898
Other	17,102	23,349	42,764	71,493

Total expenses	310,572	270,067	937,603	852,922

Income before income taxes	78,942	45,767	247,592	221,769
Income tax provision	17,861	13,637	80,233	78,956

Income after taxes before minority interest	61,081	32,130	167,359	142,813
Minority interest in consolidated subsidiary	2,129	1,762	8,535	8,707

Net income	$58,952	$30,368	$158,824	$134,106

The accompanying notes are an integral part of these condensed consolidated financial statements.

TD WATERHOUSE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except share and per share amounts)
(Unaudited)

	July 31,	October 31,
	2005	2004

ASSETS
Cash and cash equivalents	$126,855	$222,716
Investment securities
Held to maturity (market value of $2,575,296 and $2,830,814)	2,576,334	2,831,595
Available for sale, at market value	8,380,028	6,940,966
Trading securities owned, at market value	1,961,179	1,873,353
Restricted investment securities	46,756	32,695
Receivable from customers, net	5,598,778	5,069,332
Securities purchased under agreement to resell	1,017,510	1,515,855
Receivable from brokers and dealers	162,453	79,140
Deposits paid for securities borrowed	33,690	91,845
Deposits with clearing organizations	49,065	54,872
Loans, net of allowance for loan losses of $600 and $600	27,773	24,479
Receivable from affiliates	42,933	8,526
Furniture, equipment and leasehold improvements, at cost, net of accumulated depreciation of $106,765 and $98,697	131,284	123,933
Capitalized software, net of accumulated amortization of $64,026 and $67,263	38,825	30,637
Intangible assets	8,399	12,409
Goodwill	858,812	859,289
Deferred tax assets	38,512	34,569
Other assets	125,935	112,246

Total assets	$21,225,121	$19,918,457

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Bank loans and overdrafts	$135,697	$43,309
Interest bearing deposits	9,243,458	8,631,570
Deposits received for securities loaned	1,368,143	1,081,561
Securities sold, not yet purchased, at market value	5,894	5,136
Payable to brokers and dealers	746,761	176,119
Payable to customers	5,686,497	5,391,422
Swap contracts with affiliates	634,028	726,837
Payable to affiliates	65,363	544,151
Non interest bearing deposits	141	351
Taxes payable	8,551	27,144
Deferred tax liabilities	80,802	75,583
Accrued compensation and other liabilities	258,400	229,541
Liabilities qualifying as risk based capital subordinated debt with affiliate	30,000	30,000

Total liabilities	18,263,735	16,962,724

Minority interest	69,454	61,277
Commitments and contingent liabilities (Note 2)
Stockholders’ Equity
Preferred stock of subsidiaries, CDN$1,000 par value: unlimited shares authorized, 17,100 shares issued and outstanding	11,829	11,829
Common stock, Class A, $.01 par value: 355 million shares authorized, 352,944,959 shares issued and outstanding	3,530	3,530
Common stock, Class B, $.01 par value: 18 million shares authorized, 0 and 17,724,648 shares issued and outstanding, respectively	—	177
Additional paid-in capital	1,767,068	1,785,631
Retained earnings	1,041,441	1,024,776
Accumulated other comprehensive income	68,064	68,513

Total stockholders’ equity	2,891,932	2,894,456

Total liabilities and stockholders’ equity	$21,225,121	$19,918,457

The accompanying notes are an integral part of these condensed consolidated financial statements.

TD WATERHOUSE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	July 31,

	2005	2004

Cash flows from operating activities
Net income	$158,824	$134,106
Depreciation and amortization	40,135	41,140
Minority interest in earnings of consolidated subsidiary	8,535	8,707
Provision for loan losses	—	237
Allowance for doubtful customer accounts	443	(215)
Gain on available for sale securities	(24,121)	—
Net accretion of discount on investment securities held to maturity	(42,324)	(15,264)
Net amortization of discount on investment securities available for sale	1,670	93
Net increase in interest payable on swaps	14,175	1,448
Deemed contribution for stock compensation	325	537
(Increases) decreases in operating assets
Trading securities	(96,624)	(339,216)
Securities purchased under agreements to resell	491,457	344,212
Deposits paid for securities borrowed	58,155	27,363
Receivable from brokers and dealers	(83,608)	(26,941)
Receivable from customers	(538,381)	(492,837)
Deposits with clearing organizations	5,755	5,590
Receivable from affiliates	6,965	(3,400)
Deferred tax assets	(3,980)	74
Other assets	(14,173)	6,236
Increases (decreases) in operating liabilities
Deposits received for securities loaned	286,582	69,156
Securities sold, not yet purchased	776	(2,346)
Payable to brokers and dealers	(21,359)	(34,604)
Payable to customers	313,951	(192,547)
Payable to affiliates	(467,487)	316,855
Taxes payable	(18,525)	4,122
Deferred tax liabilities	5,301	187
Accrued compensation and other liabilities	29,129	(7,092)

Cash provided by (used in) operating activities	111,596	(154,399)

Cash flows from investing activities
Purchase of investment securities held to maturity	(119,597,664)	(122,012,028)
Proceeds from maturities of investment securities held to maturity	120,478,767	120,898,517
Purchase of investment securities available for sale	(2,765,019)	(3,453,192)
Proceeds from maturities of investment securities available for sale	1,205,362	1,936,946
Proceeds from sale of investment securities available for sale	36,151	11,070
Purchase of restricted securities	(14,061)	(8,885)
Net (increase) decrease in loans	(3,294)	3,282
Purchase of furniture, equipment and leasehold improvements	(35,333)	(20,679)
Purchase of intangible assets	—	(2,005)
Capitalized software	(16,694)	(8,164)

Cash used in investing activities	(711,785)	(2,655,138)

Cash flows from financing activities
Repayment of bank loans and overdrafts	92,458	47,314
Class B common stock redemption	(200,000)	—
Net increase in interest bearing deposits	611,888	2,514,008
Net increase in non interest bearing deposits	(210)	(23)
Dividend paid on subsidiary preferred stock	(405)	(425)

Cash provided by financing activities	503,731	2,560,874

Effect of exchange rate differences in cash and cash equivalents	597	185

(Decrease) in cash and cash equivalents	(95,861)	(248,478)
Cash and cash equivalents, beginning of period	222,716	420,825

Cash and cash equivalents, end of period	$126,855	$172,347

Supplemental disclosures of cash flow information
Cash paid for interest	$146,819	$46,598

Cash paid for income taxes	$101,805	$73,056

The accompanying notes are an integral part of these condensed consolidated financial statements.

TD Waterhouse Group, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share data)
(Unaudited)

1.	Basis of Presentation
      The condensed consolidated financial statements include the accounts of TD Waterhouse Group, Inc. and its wholly owned subsidiaries (the “Company”). All significant intercompany balances and transactions have been eliminated.
      These financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and, in the opinion of management, reflect all adjustments, which are all of a normal recurring nature, necessary for a fair statement of financial position, results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America. These financial statements should be read in conjunction with the consolidated financial statements for the fiscal year ended October 31, 2004 and notes thereto included in this filing.
      Certain items in prior period condensed consolidated financial statements have been reclassified to conform to the current presentation.
      EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. In March 2004, the FASB reached a consensus regarding the application of an impairment model to determine whether investments are other-than-temporarily impaired. The provisions of this rule are required to be applied prospectively to all current and future investments accounted for in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. On September 15, 2004, the FASB issued proposed FASB Staff Position (FSP) EITF 03-01-a Implementation Guidance for the Application of Paragraph 16 EITF Issue No. 03-1, The Meaning of Other-Than Temporary Impairment and Its Application to Certain Investments (FSP EITF 03-1-a) to provide guidance in the application of paragraph 16 EITF 03-1 to debt securities that are impaired because of interest rate and/or sector spread increases. On September 30, 2004, the FASB issued FSP EITF Issue 03-1-1 Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, The Meaning of Other-Than Temporary Impairment and Its Application to Certain Investments (FSP EITF 03-1-1), which deferred the effective date of the impairment measurement and recognition provisions contained in specific paragraphs of EITF 03-1 and expanded the scope of proposed FSP EITF 03-1-a to include all securities, not only debt securities. In September 2005, the FASB decided to issue FSP 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments to provide guidance on the accounting for debt securities subsequent to an other-than-temporary impairment. This FSP 115-1 would supersede EITF 03-1. The FSP does not address when a debt security should be designated as nonaccrual or how to subsequently report income on a nonaccrual debt security. It is expected to be issued in the fourth quarter of 2005, and would be applied prospectively and be effective for reporting periods beginning after December 15, 2005. The Company does not expect this new FSP 115-1 to have a material impact on its results of operations at the time of adoption.
      Effective November 1, 2002, the Company adopted the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), prospectively to all employee awards granted, modified, or settled after November 1, 2002, in line with the adoption of SFAS 123 by its parent, TD Bank. Therefore, the cost related to stock-based employee compensation included in the determination of net income is less than that which would have been recognized if the fair value method had been applied to all awards since the effective date of SFAS 123. The revision of SFAS No. 123R, Accounting for Stock-Based Compensation (“SFAS 123R”) was issued in December 2004. The Company is evaluating the new pronouncement and believes there would be no material impact on the Company’s results of operations or financial condition.

TD Waterhouse Group, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share data)
(Unaudited) — (Continued)

2.	Net Capital
      The Company and TDW Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct adverse material effect on the Company’s and TDW Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and TDW Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The related capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to the Company.
      Quantitative measures established by regulation to ensure capital adequacy require the Company and TDW Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of July 31, 2005, the Company and TDW Bank met all capital adequacy requirements to which they are subject.
      As of July 31, 2005, the most recent notification from the Office of the Comptroller of the Currency categorized TDW Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, TDW Bank must maintain minimum total risk-based, Tier I risk-based and leverage ratios as set forth in the table.
      The Company’s and TDW Bank’s actual capital amounts and ratios are also presented in the following table:

					To Be Well
			Minimum Threshold		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of July 31, 2005
Total Capital (to Risk Weighted Assets):
Consolidated Group	$2,056,768	25.5%	$644,183	8.0%	$805,228	10.0%
TD Waterhouse Bank	620,479	76.6%	64,843	8.0%	81,054	10.0%
Tier I Capital (to Risk Weighted Assets):
Consolidated Group	2,004,809	24.9%	322,091	4.0%	483,137	6.0%
TD Waterhouse Bank	619,879	76.5%	32,422	4.0%	48,632	6.0%
Tier I Capital (to Average Assets):
Consolidated Group	2,004,809	9.8%	814,316	4.0%	1,017,896	5.0%
TD Waterhouse Bank	619,879	5.8%	423,213	4.0%	529,016	5.0%

TD Waterhouse Group, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share data)
(Unaudited) — (Continued)

					To Be Well
			Minimum Threshold		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of July 31, 2004
Total Capital (to Risk Weighted Assets):
Consolidated Group	$2,008,299	27.6%	$582,432	8.0%	$728,040	10.0%
TD Waterhouse Bank	494,069	67.8%	58,329	8.0%	72,911	10.0%
Tier I Capital (to Risk Weighted Assets):
Consolidated Group	1,955,865	26.9%	291,216	4.0%	436,824	6.0%
TD Waterhouse Bank	492,333	67.5%	29,164	4.0%	43,746	6.0%
Tier I Capital (to Average Assets):
Consolidated Group	1,955,865	11.1%	705,928	4.0%	882,410	5.0%
TD Waterhouse Bank	492,333	5.4%	362,971	4.0%	453,714	5.0%
      TDB USA has maintained capital in excess of the capital adequacy requirements to which it is subject.
      As registered broker-dealers and members of the New York Stock Exchange, TDW US and NISC are subject to the SEC’s Uniform Net Capital rule (the “Rule”), which requires the maintenance of minimum net capital. At July 31, 2005, TDW US and NISC were both in compliance with their respective capital requirements. TDW US had net capital of $38,924 at July 31, 2005 which was $32,109 in excess of its required net capital. NISC had net capital of $538,777 at July 31, 2005 which was $458,362 in excess of its required net capital.
      As a registered broker-dealer and a NASD member, TDW CM is also subject to the Rule, which requires the maintenance of minimum net capital. TDW CM has elected to use the basic method, permitted by the Rule, which requires that minimum net capital equal to the greater of $1,000 or 6 2/3% of aggregate indebtedness be maintained. At July 31, 2005, TDW CM had net capital of $8,412 which was $7,412 in excess of required capital.
      TDW Canada is a member of the Investment Dealers Association of Canada (“IDA”) and is required to meet the risk-adjusted capital rules, which require the maintenance of minimum risk-adjusted capital of Cdn$250 (US$204 at July 31, 2005). At July 31, 2005 TDW Canada was in compliance with such requirements, with Cdn$615,300 (US$502,600) in excess of required capital.

3.	Stock Based Compensation
      Effective November 1, 2002, the Company adopted the fair value based method of accounting for stock-based compensation under SFAS 123, using the prospective transition method of SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (“SFAS 148”), an amendment of SFAS 123. Stock-based employee compensation expense for the three months and nine months ended July 31, 2005 was $601 and $1,681, respectively. Pro forma information regarding stock-based

TD Waterhouse Group, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share data)
(Unaudited) — (Continued)
compensation expense and net income is required by SFAS 148. This information is presented as if the Company had accounted for all of its stock-based awards under the fair value method for all periods:

	2005	2004

For the nine month period ended July 31,
Net income, as reported	$158,824	$134,106
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1,166	1,140
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,367)	(1,536)

Pro forma net income	$158,623	$133,710

4.	Comprehensive Income
      SFAS No. 130, Reporting Comprehensive Income (“SFAS 130”), establishes standards for the reporting and display of comprehensive income, which includes net income and changes in equity except those resulting from investments by, or distributions to, stockholders. Comprehensive income is as follows:

	2005	2004

For the nine month period ended July 31,
Net income, as reported	$158,824	$134,106
Net change in appreciation on investment securities, available for sale, held by bank subsidiaries net of related tax effects	2,266	1,158
Translation adjustment arising during the period, net of related tax effects	(2,715)	(2,814)

Total comprehensive income	$158,375	$132,450

5.     Income Taxes
      On October 22, 2004 the President of the United States signed the American Jobs Creation Act of 2004, which gives a temporary incentive for U.S. companies to repatriate accumulated foreign earnings with a potential 85% dividend received deduction. The dividend received deduction is subject to a number of limitations, including a requirement to re-invest the dividend in the United States. The dividend received deduction could be used by the Company in either year ended October 31, 2004 or 2005. The dividend received deduction was not utilized during fiscal year 2004. Because of available foreign tax credits, the Company’s preliminary evaluations indicate that it will not utilize the American Jobs Creation Act of 2004 dividend received deduction for the year ending October 31, 2005. However, the evaluation of the Company’s position may not be completed until after the review of the 2005 income tax return which is expected to be filed in July 2006 is completed.
      The effective tax rate for the three and nine months periods ended July 31, 2005 is below the statutory rate primarily as a result of the $24,121 capital gain on sale of investment securities not being tax effected due to the benefit of capital loss carryforwards.
6.     Equity
      On March 30, 2005, the Company redeemed its Class B Common Stock shares outstanding, which were owned by a TD Bank affiliate, for approximately $200,000, based on a preliminary valuation, subject

TD Waterhouse Group, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share data)
(Unaudited) — (Continued)
to adjustment. Subsequently, the final evaluation identified the value to be approximately $41,400 lower than the preliminary estimate. As a result, a receivable was recorded as of April 30, 2005, as a receivable from affiliates in anticipation of the return of the excess amount paid. Such amount was received by the Company in August 2005.
7.     Commitments and Contingent Liabilities
      On December 7, 2004, the Company signed a fifteen year lease at 32 Old Slip in downtown Manhattan to house its New York operations. Rent payments on this operating lease begin in July, 2006 and end at its contractual end of February, 2021, with a provision for two five year renewal options at the Company’s discretion. Payments under this lease are as follows:

Year Ending October 31,
2006	$479
2007	4,095
2008	4,395
2009	4,433
2010	4,537
Thereafter	53,049

Total	$70,988

8.	Subsequent Events
      On June 22, 2005, TD Bank entered into an Agreement of Sale and Purchase and thereafter amended such agreement on October 28, 2005 (the “Amendment” and as amended, the “Purchase Agreement”) with Ameritrade Holding Corporation. The Amendment provides that Ameritrade will issue an additional 2,700,000 shares for an aggregate of 196,300,000 shares of Ameritrade common stock pursuant to the Purchase Agreement.
      In connection with the Purchase Agreement, the Company reorganized during October whereby it transferred all of its non-US and non-brokerage businesses to TD Bank. This included the sale at book value of TDW Canada, TDW Hong Kong, CTUSA and TDW Bank to TD Bank for $376,251, $851, $9 and $659,000, respectively. Prior to the sale, the Company received dividends from TDW Canada, TDW Hong Kong and TDW Bank in the amount of $505,699, $45, and $165,000, respectively. These dividends approximated the individual subsidiary’s retained earnings as of the date of the dividend.

TD WATERHOUSE GROUP, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
All amounts in US dollars
Overview
      TD Waterhouse is a global financial services company offering investors brokerage, mutual fund, banking and other consumer products and services. Our products and services are offered to a geographically dispersed customer base located primarily in the US and Canada. Our focus is on providing a superior experience to our customers, while offering highly competitive pricing.
      Our primary revenue streams come from the commissions we collect for executing customer trades, net interest revenue from margin lending and from investing customer deposits, and other revenues such as payments from mutual fund companies that are based on the mutual fund assets of our customers, gains on principal transactions and fees from customers. Commission revenue is based on the number of customer trades we execute, which is often a reflection of the overall trading volumes in the major securities markets and the average commission per trade. The average commission per trade can fluctuate based on (i) the proportion of equity, option, fixed income and mutual fund trades being made by a TD Waterhouse customer with each type of trade having different pricing schedules and (ii) competitive pricing pressures in the financial services industry. Net interest revenue varies based on the average balances of our interest earning assets and interest-bearing liabilities, the average interest rate we earn on interest earning assets, and the average interest rate we pay on interest-bearing liabilities. The interest rates we earn and the interest rates we pay customers are affected by several factors, such as fluctuations in the short-term federal funds rate by the Federal Reserve and competitive pricing pressures.
      TD Waterhouse faces several broad trends within the financial services industry that directly impact our business and strategy, such as intense competition and continuous pricing pressure on commissions per trade across customer segments, general market uncertainty resulting in volatility in trading activity, and fluctuations in interest rates. Our strategy to address these challenges has been to:

•	Enhance the customer experience;

•	Maximize profitability by diversifying revenue streams; and

•	Lower fixed costs of operations.

      In order to enhance our customer experience, we have upgraded our technology and lowered our pricing through key initiatives such as the launch of Trade Central (our active trader platform with superior active trader tools and features), and we have instituted a more simplified and competitive commission structure. To maximize profitability, we have diversified our revenues in order to become less dependent on commissions. One of the key initiatives that is helping us to diversify our revenue stream, which minimizes our reliance on trade dependent commission revenues, is the migration of our customer assets from off-balance sheet proprietary money market accounts to higher spread on-balance sheet FDIC insured money market accounts on TD Waterhouse Bank’s balance sheet. To reduce fixed costs, we have consolidated our call center operations and outsourced most of our back-office clearing operations to a third-party provider.
      The rest of this Management’s Discussion and Analysis of Financial Condition and Results of Operations is organized as follows:

•	Results of Operations provides insight into our financial performance and how our business has grown and changed over the past three years;

•	Liquidity and Capital Resources explains how we have obtained and used cash to finance our business and summarizes key aspects of the business that impacts its cash flow;

•	Contractual Obligations summarizes our long term operating leases;

•	Off-Balance Sheet Arrangements describes how we have used off-balance sheet arrangements to mitigate our exposure to market rates; and

•	Quantitative and Qualitative Disclosures About Market Risk describes challenges and risks we have faced that could negatively affect our business and steps we have taken to mitigate those risks.

Results of Operations

Nine Months Ended July 31, 2004 Compared to Nine Months Ended July 31, 2005 and Three Months Ended July 31, 2004 Compared to Three Months Ended July 31, 2005
      Net income after minority interest increased 18 percent from $134.1 million for the first nine months of fiscal year 2004 to $158.8 million for the comparable period in fiscal year 2005 mainly due to an increase in net interest income. Total net revenues increased 9 percent from $1.1 billion for the first nine months of fiscal year 2004 to $1.2 billion for the comparable period in fiscal year 2005, as the decline in commission income was more than offset by the increase in net interest income. Net interest income increased largely due to an increase in the net interest rate spread on deposits, which is calculated by subtracting the weighted average cost of average interest-bearing liabilities from the weighted average yield on average interest-earning assets. Operating expenses increased 10 percent from $852.9 million for the first nine months of fiscal year 2004 to $937.6 million for the comparable period in fiscal year 2005 largely due to an increase in employee compensation and benefits expenses.
      Net income after minority interest increased 94 percent from $30.4 million for the three months ended July 31, 2004 to $59.0 million for the three months ended July 31, 2005 primarily due to increased net interest income. Total net revenues increased 23 percent from $315.8 million for the three months ended July 31, 2004 to $389.5 million in fiscal year 2005 mainly due to increased margin loan balances, higher trading volumes and a $24.2 million gain on available for sale securities. Operating expenses increased 15 percent from $270.1 million for the three months ended July 31, 2004 to $310.6 million in fiscal year 2005 mainly due to increased employee compensation costs and one-time occupancy charges. July 2005 included reversal of a $4.0 million tax provision in the US. The following subsections explain changes and events that impacted our net revenues, operating expenses and net income for the first nine months of fiscal year 2004 and the three months ended July 31, 2004 versus the comparable periods in fiscal year 2005.

Net Revenues
      Interest revenue is earned primarily on customer margin balances and investment securities, which largely include Canadian mortgage-backed securities and held-to-maturities securities such as Treasury bills. The key determinants of interest revenue are the levels of interest rates and average balances of interest-earning assets. The average interest rate that we earn on those assets may change due to general fluctuations in interest rates. In line with the rising interest rate environment, interest revenue increased 69 percent from $343.3 million for the first nine months of fiscal year 2004 to $578.5 million for the comparable period in fiscal year 2005 primarily due to a 95 percent increase in the average interest rate earned from 1.43 percent to 2.79 percent, as well as a 23 percent increase in average investment securities balances from $10.6 billion to $13.0 billion. Average customer margin balances increased 6 percent from $5.1 billion for the first nine months of fiscal year 2004 to $5.4 billion for the comparable period in fiscal year 2005, while average margin yield increased 33 percent from 4.00 percent to 5.33 percent primarily due to an increase in customer margin balances in Canada. In the US, average customer margin balances remained flat at $3.5 billion, while average margin yield increased 47 percent from 3.73 percent for the first nine months of fiscal year 2004 to 5.47 percent for the comparable period in fiscal year 2005 due to several increases in the short-term federal funds rate by the Federal Reserve during the period. We expect interest revenue in the fourth quarter of 2005 to increase as a result of continued increases in the short-term rate by the Federal Reserve. As part of our revenue diversification strategy, which minimizes our reliance on trade dependent commission revenues, we continued to migrate a portion of our customer assets from off-balance sheet proprietary money market balances to the higher spread FDIC insured money market accounts on TD Waterhouse Bank’s statement of financial condition, which increased our net interest revenue and overall profitability. As a result, investment securities balances increased 29 percent from $7.8 billion for the first nine months of fiscal year 2004 to $10.1 billion for the comparable period in fiscal year 2005. The average interest rate earned on investment securities increased 139 percent from 1.19 percent to 2.84 percent in the rising interest rate environment during the first nine months in fiscal year 2005. In Canada, average customer margin balances increased 27 percent from $1.5 billion for the first nine months of fiscal year 2004 to $1.9 billion for the comparable period in fiscal year 2005, while average margin yield increased 10 percent from 4.62 percent to 5.07 percent. Typically, margin loan balances increase as a result of strengthened investor confidence in the financial markets. Average investment securities balances in Canada increased 4 percent from $2.8 billion to $2.9 billion, while the average interest rate earned on investment securities increased 24 percent from 2.11 percent to 2.62 percent due to the rising interest rate environment in the first nine months of fiscal year 2005. The following table summarizes the changes in the key components of interest revenue for the first nine months in fiscal year 2004 versus the comparable period in fiscal year 2005:

	Nine Months ended July 31,

	2004	2005	% Change

USA
Average margin loans ($ billions)	$3.5	$3.5	0%
Average margin rate charged	3.73%	5.47%	47%
Average investment securities ($ billions)	$7.8	$10.1	29%
Average rate earned	1.19%	2.84%	139%
Canada
Average margin loans ($ billions)	$1.5	$1.9	27%
Average margin rate charged	4.62%	5.07%	10%
Average investment securities ($ billions)	$2.8	$2.9	4%
Average rate earned	2.11%	2.62%	24%
Total (USA & Canada)
Average margin loans ($ billions)	$5.1	$5.4	6%
Average margin rate charged	4.00%	5.33%	33%
Average investment securities ($ billions)	$10.6	$13.0	23%
Average rate earned	1.43%	2.79%	95%
      Interest revenue increased 76 percent from $120.1 million for the three months ended July 31, 2004 to $210.5 million for the three months ended July 31, 2005 primarily due to a 6 percent increase in average customer margin balances from $5.0 billion to $5.3 billion and an 11 percent increase in average investment securities balances from $11.8 billion to $13.1 billion. This increase in margin balances was due to improved investor confidence in the financial markets and willingness to take on more risk. Average margin yield increased 36 percent from 4.12 percent for the three months ended July 31, 2004 to 5.60 percent for the three months ended July 31, 2005, while the average interest rate received on investment securities increased 127 percent from 1.41 percent to 3.20 percent largely due to the rising interest rate environment. In the US, average customer margin balances were flat at $3.4 billion for the three months ended July 31, 2004 and the three months ended July 31, 2005, while average margin yield increased 49 percent from 3.95 percent to 5.89 percent due to increases in the short-term federal funds rate by the Federal Reserve as noted above. Average investment securities balances in the US increased 15 percent from $8.9 billion for the three months ended July 31, 2004 to $10.2 billion for the three months ended July 31, 2005 as part of our revenue diversification strategy, as described above. During the same period, the average interest rate earned on investment securities increased 166 percent from 1.24 percent to 3.30 percent due to the rising interest rate environment. In Canada, average customer margin balances increased 19 percent from $1.6 billion for the three months ended July 31, 2004 to $1.9 billion for the three months ended July 31, 2005 due to improved investor confidence in the financial markets, while the average margin yield increased 13 percent from 4.48 percent to 5.08 percent. Average investment securities balances decreased 3 percent from $2.9 billion to $2.8 billion, while the average interest rate earned on investment securities increased 41 percent from 1.93 percent to 2.72 percent in the rising interest rate environment in Canada for the three months ended July 31, 2005. The following table summarizes the changes in the key components of interest revenue for the three months ended July 31, 2004 versus the three months ended July 31, 2005:

	Three Months Ended July 31,

	2004	2005	% Change

USA
Average margin loans ($ billions)	$3.4	$3.4	0%
Average margin rate charged	3.95%	5.89%	49%
Average investment securities ($ billions)	$8.9	$10.2	15%
Average rate earned	1.24%	3.30%	166%
Canada
Average margin loans ($ billions)	1.6	1.9	19%
Average margin rate charged	4.48%	5.08%	13%
Average investment securities ($ billions)	2.9	2.8	-3%
Average rate earned	1.93%	2.72%	41%
Total (USA & Canada)
Average margin loans ($ billions)	$5.0	$5.3	6%
Average margin rate charged	4.12%	5.60%	36%
Average investment securities ($ billions)	$11.8	$13.1	11%
Average rate earned	1.41%	3.20%	127%
      Interest expense consists of interest paid to customers on interest-bearing liabilities (primarily customer deposits), interest paid to other broker-dealers on deposits received for securities loaned, and other borrowings. Similar to interest income, interest expense primarily depends on the level of interest rates and the size of the balances on which we pay interest. In the rising interest rate environment during the first nine months in fiscal year 2005, total interest expense increased 129 percent from $87.6 million for the first nine months of fiscal year 2004 to $201.0 million for the comparable period of fiscal year 2005, as average deposits increased 22 percent from $11.9 billion to $14.5 billion due to the migration of customer assets as noted above and the average interest rate paid on deposits increased by 184 percent from 0.43 percent to 1.22 percent due to the rising interest rate environment during the first nine months of fiscal year 2005. In the US, average interest-bearing customer deposits increased 26 percent from $8.3 billion for the first nine months of fiscal year 2004 to $10.5 billion for the comparable period in fiscal year 2005, as we continued to migrate a portion of our customer assets from off-balance sheet proprietary money market balances to the higher earning on-balance sheet FDIC insured money market accounts, while the average interest rate paid on deposits increased 717 percent from 0.12 percent for the first nine months of fiscal year 2004 to 0.98 percent for the comparable period in fiscal year 2005 in large part due to the rising interest rate environment during the first nine months of fiscal year 2005. In Canada, average deposit balances increased 11 percent from $3.6 billion for the first nine months of fiscal year 2004 to $4.0 billion for the comparable period in fiscal year 2005, while the average interest rate paid increased 60 percent from 1.15 percent to 1.84 percent. The following table summarizes the changes in the key components of interest expense for the first nine months of fiscal year 2004 versus the comparable period in fiscal year 2005:

	Nine Months ended July 31,

	2004	2005	% Change

USA
Average customer deposits	$8.3	$10.5	27%
Average rate paid	0.12%	0.98%	717%
Canada
Average customer deposits	$3.6	$4.0	11%
Average rate paid	1.15%	1.84%	60%
Total (USA & Canada)
Average customer deposits	$11.9	$14.5	22%
Average rate paid	0.43%	1.22%	184%
      Interest expense increased 148 percent from $30.3 million for the three months ended July 31, 2004 to $75.3 million for the three months ended July 31, 2005 primarily due to a 12 percent increase in average interest-bearing customer deposits from $13.1 billion to $14.7 billion and a 304 percent increase in the average interest rate paid on deposits from 0.35 percent for the three months ended July 31, 2004 to 1.41 percent for the three months ended July 31, 2005 largely due to the rising interest rate environment. In the US, average interest-bearing customer deposits increased 12 percent from $9.4 billion for the three months ended July 31, 2004 to $10.5 billion for the three months ended July 31, 2005 due to the movement of customer assets from off-balance sheet proprietary money market accounts to the higher spread on-balance sheet FDIC insured money market accounts as part of our strategy to diversify revenue and improve overall profitability, while the average interest rate paid increased 729 percent from 0.14 percent to 1.16 percent in the rising interest rate environment. In Canada, interest expense increased 51 percent from approximately $24.0 million for the three months ended July 31, 2004 to approximately $36.0 million for the three months ended July 31, 2005 primarily due to an 11 percent increase in average interest-bearing customer deposits from $3.6 billion to $4.0 billion and a 127 percent increase in the average interest rate paid on deposits from 0.89 percent for the three months ended July 31, 2004 to 2.02 percent, which is partially attributable to the rising interest rate environment in Canada for the three months ended July 31, 2005. The following table summarizes the changes in the key components of interest expense for the three months ended July 31, 2004 versus the three months ended July 31, 2005:

	Three Months Ended July 31,

	2004	2005	% Change

USA
Average customer deposits	$9.4	$10.5	12%
Average rate paid	0.14%	1.16%	729%
Canada
Average customer deposits	3.6	4.0	11%
Average rate paid	0.89%	2.02%	127%
Total (USA & Canada)
Average customer deposits	$13.1	$14.7	12%
Average rate paid	0.35%	1.41%	304%
      Commissions and fees include commissions earned for executing customer trades, payments received for order flow, and fees for providing clearance services. Factors primarily affecting commission revenue are volume of executed trades, average commission per trade and trade mix (which is the proportion of equity, option, fixed income and mutual fund trades being made by TD Waterhouse customers, with each type of trade having a different pricing schedule). The volume of trades we execute is largely dependent on overall trading volumes in the securities markets. Commissions and fees decreased 7 percent from

$545.8 million for the first nine months of fiscal year 2004 to $509.3 million for the comparable period in fiscal year 2005 primarily due to an 8 percent decrease in average trades per day from 119,344 to 109,791, as during the first half of 2004 we experienced unusually high trade volumes as a result of a surge in the overall securities markets. The average commission per trade for TD Waterhouse remained flat as the decrease in the average commission per trade in the US in response to competitive pricing pressures was offset by the increase in the average commission per trade in Canada as a result of the strengthening of the Canadian dollar against the US dollar. In the US, average trades per day decreased 12 percent from 81,990 for the first nine months of fiscal year 2004 to 72,440 for the comparable period in fiscal year 2005, while the average commission per trade was down 10 percent from $17.64 to $15.93 for the respective periods, as we lowered commissions for certain segments of our customer base to provide customers with greater value and to stay in line with competition. We expect trade volumes, average commission per trade and trade mix to be relatively flat in the fourth quarter of 2005, as overall market trading volumes have been fairly stable. In Canada, average trades per day remained virtually unchanged from 37,354 for the first nine months of fiscal year 2004 to 37,351 for the comparable period in fiscal year 2005, while average commission per trade increased 5 percent from $39.18 to $40.95 for the respective periods primarily due to the strengthening of the Canadian dollar against the US dollar. The following table summarizes the changes in the key components of commission revenue for the first nine months of fiscal year 2004 versus the comparable period in fiscal year 2005:

	Nine Months ended July 31,

Average trades per day	2004	2005	% Change

USA
Online	73,426	63,700	-13%
Touch-tone	877	658	-25%
Agent	7,687	8,082	5%

Total average trades per day	81,990	72,440	-12%

Average commission per trade	$17.64	$15.93	-10%
Active accounts — ending (millions)	2.1	2.1	0%
Average trades per account (annualized)	9.8	8.6	-12%
Canada
Online	22,679	21,017	-7%
Touch-tone	835	614	-26%
Agent	13,840	15,720	14%

Total average trades per day	37,354	37,351	0%

Average commission per trade	$39.18	$40.95	5%
Active accounts — ending (millions)	0.8	0.8	0%
Average trades per account (annualized)	11.7	11.7	0%
Total (USA & Canada)
Online	96,105	84,717	-12%
Touch-tone	1,712	1,272	-26%
Agent	21,527	23,802	11%

Total average trades per day	119,344	109,791	-8%

Average commission per trade	$24.50	$24.49	0%
Active accounts — ending (millions)	2.9	2.9	0%
Average trades per account (annualized)	10.3	9.5	-8%
      Commissions and fees increased 11 percent from $137.2 million for the three months ended July 31, 2004 to $151.9 million for the three months ended July 31, 2005 primarily due to a 10 percent increase in average trades per day from 90,281 to 99,259, while commissions per trade increased slightly from $24.16 to $24.19. This increase in trades was mainly due to an increase in overall trading volumes in the securities markets and improved investor confidence. In the US, average trades per day increased 7 percent from 61,609 for the three months ended July 31, 2004 to 66,090 for the three months ended July 31, 2005 due to stronger market conditions, while the average commission per trade was down 11 percent from $17.65 to $15.76 as we lowered commissions charged to certain segments of our customer base in response to competitive pricing pressures. In Canada, average trades per day increased 16 percent from 28,672 for the three months ended July 31, 2004 to 33,170 for the three months ended July 31, 2005 due to stronger market conditions, while the average commission per trade increased 7% from $38.14 to $40.99 due to the strengthening of the Canadian dollar against the US dollar. The following table summarizes the changes in the key components of commission revenue for the three months ended July 31, 2004 versus the three months ended July 31, 2005:

	Three Months Ended July 31,

Average trades per day	2004	2005	% Change

USA
Online	54,273	57,962	7%
Touch-tone	620	583	-6%
Agent	6,716	7,544	12%

Total average trades per day	61,609	66,090	7%

Average commission per trade	$17.65	$15.76	-11%
Active accounts — ending (millions)	2.1	2.1	0%
Average trades per account (annualized)	7.3	7.9	8%
Canada
Online	16,295	17,964	10%
Touch-tone	572	501	-12%
Agent	11,805	14,705	25%

Total average trades per day	28,672	33,170	16%

Average commission per trade	38.14	40.99	7%
Active accounts — ending (millions)	0.8	0.8	0%
Average trades per account (annualized)	9.0	10.4	16%
Total (USA & Canada)
Online	70,568	75,926	8%
Touch-tone	1,192	1,084	-9%
Agent	18,521	22,249	20%

Total average trades per day	90,281	99,259	10%

Average commission per trade	$24.16	$24.19	0%
Active accounts — ending (millions)	2.9	2.9	0%
Average trades per account (annualized)	7.8	8.6	10%
      Gain on principal transactions mainly consists of proprietary trading as a NASDAQ registered market maker and specialist of listed and OTC securities and is primarily impacted by overall trading volumes, the trading volumes of the specific stocks for which we act as a market maker, and the spread we earn through our trading activities. Gain on principal transactions decreased 22 percent from $22.8 million for the first nine months of fiscal year 2004 to $17.7 million for the comparable period in fiscal year 2005 primarily due to lower trading volumes and decreased spreads earned on traded securities.

      Gain on principal transactions decreased 13 percent from $6.0 million for the three months ended July 31, 2004 to $5.2 million for the three months ended July 31, 2005 primarily due to narrowing trading spreads in the US equity markets.
      Gain/loss on sale of available for sale securities increased from $0 in the first nine months of fiscal year 2004 to $24.1 million for the comparable period in fiscal year 2005 when we sold our investment in Archipelago Holdings, Inc. in the US.
      Gain/loss on sale of available for sale securities increased from $0 for the three months ended July 31, 2004 to $24.2 million for the three months ended July 31, 2005 as we sold our investment in Archipelago Holdings, Inc. in the US.
      Mutual fund and related revenue represents fees from third party mutual funds and funds managed by an affiliated investment advisor. Such fees are primarily based on the balances of our proprietary and third party money market and mutual funds. Mutual fund and related revenue increased 1 percent from $158.3 million for the first nine months of fiscal year 2004 to $159.5 million for the comparable period in fiscal year 2005, which is in line with the increase in the total balances of the funds. In the US, mutual fund and related revenue decreased 13 percent from $92.6 million for the first nine months of fiscal year 2004 to $80.4 million for the comparable period in fiscal year 2005 primarily due to a $17.7 million decrease in proprietary money market and mutual fund revenues. The decrease in proprietary money market and mutual fund revenues in part resulted from the migration of customer assets, as part of our effort to maximize revenue, from off-balance sheet proprietary money market accounts where we earned approximately 75 basis points to the higher earning on-balance sheet FDIC insured money market fund where we earned approximately 178 basis points. This resulted in revenue that was previously earned as mutual fund revenue being replaced by net interest income. Also, due to a corporate reorganization, TD Waterhouse Asset Management was transferred outside of TD Waterhouse Group by means of dividending all the shares of TD Waterhouse Asset Management to TD Asset Management, a TD Bank affiliate, on May 31, 2005. Prior to the above described corporate reorganization, revenue earned by TD Waterhouse Asset Management and another subsidiary of the Company was reported in proprietary money market and mutual fund revenues in fiscal year 2004. These fees have been replaced by administrative fees and are reported in other revenues as of June 1, 2005. These administrative fees partly offset the revenues that were lost due to the corporate reorganization. This overall decrease in US proprietary money market and mutual fund revenues was partially offset by an increase of fees from third-party mutual funds of $5.4 million due to an increase in customer third-party mutual fund assets. In Canada, mutual fund fees based on customer balances received from external fund companies, which are administrative fees paid to us based on the amount of total assets under administration with various external funds, increased 20 percent from $66.0 million for the first nine months of fiscal year 2004 to $79.0 million for the comparable period in fiscal year 2005 as a result of an increase in the sale of mutual funds. In Canada, the mutual fund assets under administration increased 20 percent from $10.1 billion as of July 2004 to $12.1 billion as of July 2005 primarily due to market growth and additional assets brought in by the full service brokerage division.
      Mutual fund and related revenue decreased 5 percent from $52.0 million for the three months ended July 31, 2004 to $49.2 million for the three months ended July 31, 2005. In the US, mutual fund and related revenue decreased 20 percent from $29.3 million for the three months ended July 31, 2004 to $23.2 million for the three months ended July 31, 2005 due to the migration of customer assets, as described above, and the corporate reorganization of TD Waterhouse Asset Management, as described above. In Canada, mutual fund fees received from external fund companies increased 14 percent from approximately $23.0 million for the three months ended July 31, 2004 to approximately $26.0 million for the three months ended July 31, 2005 as a result of strong mutual fund sales activity in the general securities market in Canada. Assets under administration for mutual funds increased 20 percent from $10.1 billion for the three months ended July 31, 2004 to $12.1 billion for the three months ended July 31, 2005.

      Fees from affiliates, which are primarily mutual fund trailer fees earned by TD Waterhouse Canada on mutual fund assets managed by TD Asset Management and depend on the amount of total assets under administration, increased 52 percent from $34.6 million for the first nine months of fiscal year 2004 to $52.7 million for the comparable period in fiscal year 2005. The increase was largely attributable to a 25 percent increase in total assets under administration for TD Asset Management from $10.1 billion as of July 31, 2004 to $12.6 billion as of July 31, 2005 primarily due to additional assets brought in by the 109 new financial planners and the full service brokerage division, which earns a higher average trailer fee rate than other products.
      Fees from affiliates (primarily mutual fund fees earned by TD Waterhouse Canada on mutual fund assets managed by TD Asset Management, which are based on the size of total assets under administration) increased 54 percent from $12.6 million for the three months ended July 31, 2004 to $19.4 million for the three months ended July 31, 2005. The increase was largely attributable to a 25 percent increase in total assets under administration for TD Asset Management from $10.1 billion as of July 31, 2004 to $12.6 billion as of July 31, 2005 primarily due to additional assets brought in by the 109 new Financial Planners and the full service brokerage division, which earns a higher average fee rate than other products.
      Other revenues decreased 23 percent from $57.4 million for the first nine months of fiscal year 2004 to $44.4 million for the comparable period in fiscal year 2005. This was mainly due to the recognition of a $22.9 million unrealized loss resulting from foreign exchange revaluation on swaps that did not qualify for hedge accounting. This decrease was partially offset by a $5.1 million administrative fee paid by TD Asset Management, an affiliate of TD Bank since June 1, 2005, that, due to the corporate reorganization involving the transfer of TD Waterhouse Asset Management, as described above, replaced the investment management fee paid to TD Waterhouse Asset Management reported in mutual fund revenues in fiscal year 2004. The decrease was also offset by a $3.6 million gain on hedging of variable compensation expense based on the TD Bank stock price. Other revenues also include account maintenance and other miscellaneous fees we collect from customers. Account maintenance fees are charged to accounts that do not meet minimum asset and trading activity requirements, accordingly, revenue from maintenance fees may fluctuate as a result of changes in customer assets and trading activity.
      Other revenues decreased 75 percent from $18.2 million for the three months ended July 31, 2004 to $4.4 million for the three months ended July 31, 2005 primarily due to the recognition of a $22.9 million unrealized loss resulting from foreign exchange revaluation on swaps that did not qualify for hedge accounting. This decrease was partially offset by a $5.1 million administrative fee paid by TD Asset Management, an affiliate of TD Bank since June 1, 2005, that replaced the investment management fee from TD Waterhouse Asset Management reported in mutual fund revenues in fiscal year 2004. The decrease was also offset by a $2.1 million gain on hedging of variable compensation expense based on the TD Bank’s stock price.

Operating Expenses
      Employee compensation and benefits expense increased 18 percent from $390.0 million for the first nine months of fiscal year 2004 to $460.5 million for the comparable period in fiscal year 2005. In the US, the increase was primarily attributable to merit increases of $3.0 million, an increase in variable compensation plan expense of $8.0 million due to increases in TD Bank’s stock price, and $4.0 million in severance expense due to the closing of the San Diego Call Center. As part of our long-term strategy to reduce fixed costs, in May 2005 we closed our San Diego call center and also outsourced most of our clearing operation to ADP, which was set to begin in August 2005. As a result of these changes, we expect the number of employees to decrease in the fourth quarter of 2005, which we anticipate will result in savings of $4.0 million in employee compensation and benefits expense. This savings will be partially offset by an increase in other expense of approximately $3.0 million for the outsourcing costs. In Canada, the increase was due to $8.7 million for the salaries and benefits costs for 109 new Financial Planners and $21.0 million for an increase in commissionable revenues and incentive amounts for the full service brokerage division resulting from a move to a more standard industry compensation model. Also included in employee compensation and benefits expense was a $13.0 million increase for moving the back-office support operations from another entity within TD Bank to TD Waterhouse Canada in order to increase TD Bank’s operational efficiencies and recognize cost savings by utilizing TD Waterhouse Canada’s existing back-office support operations.
      Employee compensation and benefits expense increased 22 percent from $126.8 million for the three months ended July 31, 2004 to $153.6 million for the three months ended July 31, 2005. In the US, the increase was primarily attributable to a $7.3 million increase in variable compensation plan expense due to increases in TD Bank’s stock price and an increase in employee bonuses as a result of our increased profits. In Canada, the increase was due to the salaries and benefits costs for the 109 new financial planners and $4.2 million for the expenses incurred relating to the new services provided by TD Waterhouse Canada to support TD Bank’s non-brokerage business, as previously described.
      Floor brokerage, exchange and clearing fees expense increased 25 percent from $83.0 million for the first nine months of fiscal year 2004 to $104.1 million for the comparable period in fiscal year 2005 primarily due to $16.0 million in expenses incurred relating to the services provided by TD Waterhouse Canada to support the back-office operations, as described above. Floor brokerage, exchange and clearing fees expense includes trade processing costs mainly to our third party provider ADP and payments to clearing organizations that largely depend on the level of customer trading activity.
      Floor brokerage, exchange and clearing fees expense increased 33 percent from $24.6 million for the three months ended July 31, 2004 to $32.7 million for the three months ended July 31, 2005 primarily due to $5.7 in expenses incurred relating to the new services provided by TD Waterhouse Canada to support TD Bank’s non-brokerage business, as previously described.
      Occupancy expense increased 28 percent from $48.1 million for the first nine months of fiscal year 2004 to $61.5 million for the comparable period in fiscal year 2005 in part due to a $4.0 million write-off for a subtenant default, a $3.5 million write-off for closing the San Diego call center, and a $1.0 million increase in property maintenance costs in the US. As part of our long term strategy to reduce fixed costs in order to be more competitive within our industry, we expect savings of approximately $1.0 million in the fourth quarter of 2005 due to rent savings on the San Diego call center ($0.5 million) and space consolidation following the outsourcing of some clearing operations to ADP ($0.5 million). In Canada, the increase was due to $0.9 million in occupancy costs for 109 new Financial Planners and $2.0 million related to the additional back office support services provided by TD Waterhouse Canada, as described above.
      Occupancy expense increased 51 percent from $15.9 million for the three months ended July 31, 2004 to $24.0 million for the three months ended July 31, 2005 due to a $4.0 million write-off for a subtenant default and a $3.5 million write-off for closing the San Diego call center. In Canada, the increase of $0.6 million was due to expenses incurred relating to the new services provided by TD Waterhouse Canada to support TD Bank’s non-brokerage business, as previously described.
      Advertising and marketing expense, which consists mainly of television, radio, print and on-line advertising spots and market research, increased 13 percent from $76.1 million for the first nine months of fiscal year 2004 to $85.9 million for the comparable period in fiscal year 2005 due to management’s determination to increase discretionary advertising spending in order to attract customers and increase market share.
      Advertising and marketing expense increased 14 percent from $19.4 million for the three months ended July 31, 2004 to $22.1 million for the three months ended July 31, 2005, due to management’s determination to increase discretionary advertising spending in order to attract customers and increase market share.
      Depreciation and amortization expense, which consists mainly of depreciation on hardware, software (both purchased externally and developed internally), furniture and fixtures, and leasehold improvements, decreased 2 percent from $41.1 million for the first nine months of fiscal year 2004 to $40.1 million for the comparable period in fiscal year 2005 due to reduced capital spending in the first half of fiscal year 2005.

We do not expect any significant increases to depreciation and amortization expense in the fourth quarter of fiscal year 2005.
      Depreciation and amortization expense decreased slightly from $14.0 million for the three months ended July 31, 2004 to $13.9 million for the three months ended July 31, 2005.
      Equipment expense, which consists mainly of leased equipment, repairs, equipment maintenance contracts, and datalines, decreased 1 percent from $28.0 million for the first nine months of fiscal year 2004 to $27.7 million for the comparable period in fiscal year 2005 primarily due to lower equipment rental costs and savings on data-lines. We do not expect any significant increases to equipment expense in the fourth quarter of fiscal year 2005.
      Equipment expense increased 8 percent from $8.9 million for the three months ended July 31, 2004 to $9.6 million for the three months ended July 31, 2005 largely due to additional maintenance and repair costs as part of infrastructure upgrade initiatives.
      Communications and data processing expense, which includes long distance and local telephone charges, market data, news, and quotes subscriptions, decreased 9 percent from $45.0 million for the first nine months of fiscal year 2004 to $40.9 million for the comparable period in fiscal year 2005 largely due to savings as a result of the MCI contract re-negotiations. We expect to see a continuation of these savings on communications and data processing expense in the fourth quarter of fiscal year 2005.
      Communications and data processing expense increased slightly from $14.4 million for the three months ended July 31, 2004 to $14.6 million for the three months ended July 31, 2005, due to slightly higher call volumes which we typically experience when trading volumes increase.
      Professional fees expense, which includes technology, legal, accounting and other consulting services, increased 5 percent from $41.2 million for the first nine months of fiscal year 2004 to $43.1 million for the comparable period in fiscal year 2005 in part due to $1.7 million in expenses incurred relating to the services provided by TD Waterhouse Canada to support back office operations as noted above. We do not expect significant changes to professional fees expense in the fourth quarter of fiscal year 2005.
      Professional fees expense was flat at $13.4 million for the three months ended July 31, 2004 and for the three months ended July 31, 2005.
      Stationery and postage expense, which includes printing and postage expense for marketing and customer statement mailings, increased 7 percent from $28.9 million for the first nine months of fiscal year 2004 to $31.0 million for the comparable period in fiscal year 2005 largely due to $2.0 million in new services provided by TD Waterhouse Canada to support back-office operations as noted above. We do not expect significant changes to stationery and postage expense in the fourth quarter of fiscal year 2005.
      Stationery and postage expense increased 5 percent from $9.3 million for the three months ended July 31, 2004 to $9.7 million for the three months ended July 31, 2005 primarily due to increased customer mailings in conjunction with increased marketing efforts to capture a greater market share.
      Other expenses decreased 40 percent from $71.5 million for the first nine months of fiscal year 2004 to $42.7 million for the comparable period in fiscal year 2005 due to the recoveries for the expenses incurred relating to the services provided by TD Waterhouse Canada, as described above, that were largely expensed under employee compensation and benefits ($13.0 million), execution and clearing fees ($16.0 million), occupancy ($2.0 million), stationery and postage ($2.0 million) and professional fees ($1.7 million). These recoveries were partially offset by a $6.1 million provision for potential exposures relating to various aspects of client holdings in Canada’s full service brokerage division in July 2005. In the fourth quarter of fiscal 2005, other expenses in the US will increase approximately $3.0 million for outsourcing most of our clearing operations to ADP, which will begin in August 2005. This expense will be more than offset by a reduction in employee compensation and benefits expense of approximately $4.0 million and a reduction in occupancy expense of approximately $0.5 million as a result of certain clearing operations that are no longer being performed by TD Waterhouse’s US employees.

      Other expenses decreased 26 percent from $23.3 million for the three months ended July 31, 2004 to $17.1 million for the three months ended July 31, 2005. Other expenses in the US were flat while in Canada there was a decrease of $10.5 million due to recoveries for the expenses incurred relating to the new services provided by TD Waterhouse Canada to support non-brokerage business that were largely expensed under employee compensation and benefits ($4.2 million), floor brokerage, exchange and clearing fees ($5.7 million) and occupancy ($0.6 million), as described above. These recoveries were partially offset by $6.1 million provision for a potential exposure regarding various aspects of client holdings in Canada’s full service brokerage division in July 2005.

Fiscal Year Ended October 31, 2003 Compared to Fiscal Year Ended October 31, 2004
      Net income after minority interest increased 253 percent from $44.8 million in fiscal year 2003 to $158.1 million in fiscal year 2004 partly due to improved operating performance, as discussed later in this section, but primarily because fiscal year 2003 included a $54.9 million net loss after tax from discontinued operations, as we eliminated loss-generating investments in Australia, Europe and Hong Kong. Total net revenues increased 17 percent from $1.2 billion in fiscal year 2003 to $1.4 billion in fiscal year 2004 largely due to increased trading volumes and margin loan balances, while operating expenses increased 11 percent from $1.0 billion in fiscal year 2003 to $1.1 billion in fiscal year 2004 mainly due to increased employee compensation costs and advertising and marketing spending. The following subsections explain changes and events that impacted our net revenues, operating expenses and net income for fiscal year 2003 versus fiscal year 2004.

Net Revenues
      Interest revenue increased 24 percent from $384.8 million in fiscal year 2003 to $478.1 million in fiscal year 2004 primarily due to a 42 percent increase in average customer margin balances from $3.6 billion to $5.1 billion and a 24 percent increase in average investment securities balances from $8.9 billion to $11.0 billion. We believe that this increase in margin balances was largely due to improved investor confidence in the financial markets and willingness to take on more risk. Average margin yield decreased 3 percent from 4.24 percent in fiscal year 2003 to 4.11 percent in fiscal year 2004, while the average interest rate received on investment securities decreased 11 percent from 1.68 percent to 1.50 percent in the declining interest rate environment in Canada in fiscal year 2004. In the US, average customer margin balances increased 40 percent from $2.5 billion in fiscal year 2003 to $3.5 billion in fiscal year 2004 in part due to improved investor confidence in the financial markets, while average margin yield increased 3 percent from 3.83 percent to 3.95 percent. Average investment securities balances in the US increased 27 percent from $6.4 billion in fiscal year 2003 to $8.1 billion in fiscal year 2004 largely due to the migration of customer assets from off-balance sheet proprietary money market accounts to the higher spread on-balance sheet FDIC insured money market fund, which was done as part of our revenue diversification strategy that minimizes our reliance on trade dependent commission revenues, while the average interest rate earned on investment securities decreased slightly from 1.38 percent to 1.34 percent. In Canada, average customer margin balances increased 45 percent from $1.1 billion in fiscal year 2003 to $1.6 billion in fiscal year 2004 due to improved investor confidence in the financial markets, while the average margin yield decreased 14 percent from 5.18 percent to 4.48 percent. Average investment securities balances increased 16 percent from $2.5 billion to $2.9 billion, while the average interest rate earned on investment securities decreased 20 percent from 2.45 percent to 1.95 percent in the declining interest rate environment in Canada in fiscal year 2004. The following table summarizes the changes in the key components of interest revenue for fiscal year 2003 versus fiscal year 2004:

	Fiscal Year Ended October 31,

	2003	2004	% Change

USA
Average margin loans ($ billions)	$2.5	$3.5	40%
Average margin rate charged	3.83%	3.95%	3%
Average investment securities ($ billions)	$6.4	$8.1	27%
Average rate earned	1.38%	1.34%	-3%
Canada
Average margin loans ($ billions)	$1.1	$1.6	45%
Average margin rate charged	5.18%	4.48%	-14%
Average investment securities ($ billions)	$2.5	$2.9	16%
Average rate earned	2.45%	1.95%	-20%
Total (USA & Canada)
Average margin loans ($ billions)	$3.6	$5.1	42%
Average margin rate charged	4.24%	4.11%	-3%
Average investment securities ($ billions)	$8.9	$11.0	24%
Average rate earned	1.68%	1.50%	-11%
      Interest expense increased 21 percent from $103.5 million in fiscal year 2003 to $125.3 million in fiscal year 2004 primarily due to a 24 percent increase in average interest-bearing customer deposits from $9.9 billion to $12.3 billion. This was offset by a 31 percent decrease in the average rate paid on deposits from 0.68 percent in fiscal year 2003 to 0.47 percent during the declining interest rate environment in Canada in fiscal year 2004. In the US, average interest-bearing customer deposits increased 26 percent from $6.9 billion in fiscal year 2003 to $8.7 billion in fiscal year 2004 due to the movement of customer assets from off-balance sheet proprietary money market accounts to the higher spread on-balance sheet FDIC insured money market fund as part of our strategy to diversify revenue and improve overall profitability, while the average interest rate paid decreased 14 percent from 0.21 percent to 0.18 percent. In Canada, average interest-bearing customer deposits increased 20 percent from $3.0 billion in fiscal year 2003 to $3.6 billion in fiscal year 2004, while the average interest rate paid decreased 34 percent from 1.77 percent to 1.17 percent during the declining interest rate environment in Canada. The following table summarizes the changes in the key components of interest expense for fiscal year 2003 versus fiscal year 2004:

	Fiscal Year Ended October 31,

	2003	2004	% Change

USA
Average customer deposits	$6.9	$8.7	26%
Average rate paid	0.21%	0.18%	-14%
Canada
Average customer deposits	$3.0	$3.6	20%
Average rate paid	1.77%	1.17%	-34%
Total (USA & Canada)
Average customer deposits	$9.9	$12.3	24%
Average rate paid	0.68%	0.47%	-31%
      Commissions and fees are primarily impacted by volume of executed trades, average commission per trade and trade mix. The volume of trades we executed in fiscal year 2004 was significantly higher than in fiscal year 2003 due to an increase in overall trading volumes in the securities markets and improved investor confidence. Commissions and fees increased 4 percent from $653.2 million in fiscal year 2003 to $681.9 million in fiscal year 2004 primarily due to an 11 percent increase in average trades per day from 100,246 to 110,957 and a 1 percent increase in average commissions per trade from $24.18 to $24.54. This increase was partially offset by the reclassification of proprietary mutual fund investment management fees in 2004 totaling $34.6 million from commissions and fees to mutual fund revenues to more accurately reflect our operations. Also, fiscal year 2003 included $3.5 million in revenue for providing clearance services to Trimark Securities, a customer of TD Waterhouse, which was not included in fiscal year 2004 because the relationship ended in June 2003. In the US, average trades per day increased 7 percent from 70,627 in fiscal year 2003 to 75,572 in fiscal year 2004 due to stronger market conditions, while the average commission per trade was down 2 percent from $17.90 to $17.50 due to a slight change in trade mix. In Canada, average trades per day increased 19 percent from 29,619 in fiscal year 2003 to 35,385 in fiscal year 2004 due to stronger market conditions, while the average commission per trade increased slightly from $39.15 to $39.43 due to a slight change in trade mix. The following table summarizes the changes in the key components of commission revenue for fiscal year 2003 versus fiscal year 2004:

	Fiscal Year Ended October 31,

Average trades per day	2003	2004	% Change

USA
Online	63,361	67,386	6%
Touch-tone	837	794	-5%
Agent	6,429	7,392	15%

Total average trades per day	70,627	75,572	7%

Average commission per trade	$17.90	$17.50	-2%
Active accounts — ending (millions)	2.1	2.1	0%
Average trades per account (annualized)	8.4	9.0	7%
Canada
Online	16,590	21,278	28%
Touch-tone	711	773	9%
Agent	12,318	13,334	8%

Total average trades per day	29,619	35,385	19%

Average commission per trade	39.15	39.43	0%
Active accounts — ending (millions)	0.8	0.8	0%
Average trades per account (annualized)	9.3	11.1	19%
Total (USA & Canada)
Online	79,951	88,664	11%
Touch-tone	1,548	1,567	1%
Agent	18,747	20,726	11%

Total average trades per day	100,246	110,957	11%

Average commission per trade	$24.18	$24.54	1%
Active accounts — ending (millions)	2.9	2.9	0%
Average trades per account (annualized)	8.6	9.6	11%
      Gain on principal transactions increased 61 percent from $21.1 million in fiscal year 2003 to $34.0 million in fiscal year 2004 primarily due to the internalization of a larger portion of our order flow and the expansion of our external customer base.
      Gain/Loss on sale of available for sale securities decreased from $0.8 million in fiscal year 2003 to $0.2 million in fiscal year 2004. The gain/loss on sale of available for sale securities for fiscal year 2003 included a $3.8 million loss in the US due to the write-down of the carrying value of investments in several privately owned technology based business service organizations to reflect deterioration in the financial condition of investees, which was offset by a gain of $3.2 million on available for sale securities in Canada.
      Mutual fund and related revenue increased 40 percent from $144.7 million in fiscal year 2003 to $202.7 million in fiscal year 2004. This was in part due to the reclassification of $34.6 million of proprietary mutual fund investment management fees from commissions and fees in fiscal year 2003 to mutual fund revenues in fiscal year 2004. In the US, proprietary and non-proprietary mutual fund revenues increased by $2.7 million due to a slight increase in net assets. In Canada, mutual fund trailer fees received from external fund companies increased 33 percent from $61.7 million in fiscal 2003 to $82.3 million in fiscal 2004 as a result of strong mutual fund sales activity. Assets under administration for mutual funds increased 8 percent from $8.7 billion in fiscal year 2003, as calculated using the same exchange rates used for fiscal year 2004, to $9.4 billion in fiscal year 2004.
      Fees from affiliates (primarily mutual fund trailer fees earned by TD Waterhouse Canada on mutual fund assets managed by TD Asset Management and based on the size of total assets under administration) increased 61 percent from $30.0 million in fiscal year 2003 to $48.2 million in fiscal year 2004. The increase was largely attributable to a 27 percent increase in assets under administration for TD Asset Management from $7.5 billion in fiscal year 2003, as calculated using the same exchange rates used for fiscal year 2004, to $9.5 billion in fiscal year 2004.
      Other revenues increased 26 percent from $61.0 million in fiscal year 2003 to $77.0 million in fiscal year 2004 primarily due to a $15.2 million write down of investments in joint ventures in fiscal year 2003 as part of TD Bank’s strategy of eliminating loss generating businesses in their international brokerage operations.

Operating Expenses
      Employee compensation and benefits expense increased 15 percent from $456.6 million in fiscal year 2003 to $527.2 million in fiscal year 2004 largely due to increases in employee bonuses as a result of our increased profits, increased expense recognized on long-term compensation plans as a result of an increase in TD Bank’s stock price, temporary help added during fiscal year 2004 to accommodate increased customer trading volumes, and a $7.0 million charge related to executive severance packages for the former chief executive officer and chief financial officer. Full time employees increased from 5,793 at the end of fiscal year 2003 to 5,963 at the end of fiscal year 2004.
      Floor brokerage, exchange and clearing fees expense increased 21 percent from $86.5 million in fiscal year 2003 to $104.6 million in fiscal year 2004 due to higher customer trading volumes and a $10.1 million reclassification of brokerage and exchange fees from communication and data processing expense to floor brokerage, exchange and clearing fees expense to provide a more transparent view of our operations. Also, fiscal year 2003 included a $3.7 million sale of unsecured receivables, which were previously fully reserved.
      Occupancy expense decreased 5 percent from $71.8 million in fiscal year 2003 to $68.4 million in fiscal year 2004 largely due to the closing of 13 branches as part of our long-term strategy to reduce fixed costs in order to be more competitive within our industry.
      Advertising and marketing expense increased 37 percent from $66.8 million in fiscal year 2003 to $91.3 million in fiscal year 2004, as spending on advertising campaigns increased due to an effort to increase the number of new accounts. To this end, a new campaign was launched in December 2003.
      Depreciation and amortization expense increased 1 percent from $55.7 million in fiscal year 2003 to $56.2 million in fiscal year 2004 due to a slight increase in capital spending associated with our active trader platform as part of our strategy of enhancing the customer experience.

      Equipment expense increased 3 percent from $37.8 million in fiscal year 2003 to $39.0 million in fiscal year 2004 due to a slight increase in capital spending associated with our new active trader platform as part of our strategy of enhancing the customer experience.
      Communications and data processing expense decreased 26 percent from $77.4 million in fiscal year 2003 to $57.5 million in fiscal year 2004, as fiscal year 2004 included a $10.1 million reclassification of miscellaneous brokerage and exchange fees from the data processing and communication category to the execution and clearing category in order to have a more transparent view of our operations. Communication costs also decreased $6.0 million due to the renegotiation of long distance and data network contracts as part of our continued efforts to reduce fixed costs in order to be more competitive within our industry.
      Professional fees expense increased 36 percent from $43.0 million in fiscal year 2003 to $58.3 million in fiscal year 2004 largely due to credit investigations for PATRIOT Act regulations, legal and consulting expenses related to potential merger activity, and legal expenses and technology consulting due to the integration of our active trader platform to enhance the customer experience.
      Stationery and postage expense increased 10 percent from $33.8 million in fiscal year 2003 to $37.0 million in fiscal year 2004 primarily due to increased customer mailings in conjunction with increased marketing efforts to capture a greater market share.
      Other expenses increased 2 percent from $101.8 million in fiscal year 2003 to $103.8 million in fiscal year 2004 primarily due to increases in normal operating expenses such as travel, training and agency fees. In the US, fiscal year 2003 included a charge of an $11.1 million goodwill impairment for international brokerage businesses and fiscal year 2004 included the recognition of a legal contingency of $4.0 million for ongoing litigation. In Canada, fiscal year 2003 included $4.7 million in accruals for legal contingencies, while fiscal year 2004 included a $15.6 million Investment Dealers Association of Canada settlement.

Fiscal Year Ended October 31, 2002 Compared to Fiscal Year Ended October 31, 2003
      Net income after minority interest increased 26 percent from $35.4 million in fiscal year 2002 to $44.8 million in fiscal year 2003 due to improved operating results, as discussed later in this section. Net revenues increased 9 percent from $1.1 billion in fiscal year 2002 to $1.2 billion in fiscal year 2003 mainly due to increased commissions, net interest income and mutual fund revenues. Operating expenses remained unchanged at $1.0 billion. Net loss after tax from discontinued operations increased 362 percent from $11.9 million in fiscal year 2002 to $54.9 million in fiscal year 2003 as we eliminated loss-generating investments in Australia, Europe and Hong Kong. The following subsections explain changes and events that impacted our net revenues, operating expenses and net income for fiscal year 2002 versus fiscal year 2003.

Net Revenues
      Interest revenue depends on interest rates and the average balances of interest-earning assets. During the falling interest rate environment of 2002 and 2003, the increase in interest-earning assets was offset by decreases in interest rates. Our interest revenue increased 3 percent from $372.6 million in fiscal year 2002 to $384.8 million in fiscal year 2003 primarily due to a 3 percent increase in average customer margin balances from $3.5 billion to $3.6 billion and a 19 percent increase in average investment securities balances from $7.5 billion to $8.9 billion primarily due to an increase in customer margin balances in Canada. Average yield on customer margin balances decreased 2 percent from 4.33 percent to 4.24 percent, while the average interest rate earned on investment securities decreased 20 percent from 2.11 percent to 1.68 percent during the falling interest rate environment. In the US, average customer margin balances decreased 4 percent from $2.6 billion in fiscal year 2002 to $2.5 billion in fiscal year 2003, with the average margin yield decreasing 6 percent from 4.06 percent to 3.83 percent. Average investment securities balances in the US increased 8 percent from $5.9 billion in fiscal year 2002 to $6.4 billion in fiscal year 2003, while the average interest rate earned on investment securities decreased 33 percent from 2.05 percent to 1.38 percent during the falling interest rate environment. In Canada, average customer margin balances increased 22 percent from $0.9 billion in fiscal year 2002 to $1.1 billion in fiscal year 2003 primarily because fiscal year 2003 included a full twelve months of margin balances from TD Bank’s full service brokerage division that was merged into TD Waterhouse Canada on July 1, 2002 versus fiscal year 2002 which included only four months of these balances. The average margin yield increased 2 percent from 5.07 percent to 5.18 percent. Average investment securities balances in Canada increased 56 percent from $1.6 billion in fiscal 2002 to $2.5 billion in fiscal 2003, while the average interest rate earned on investment securities increased 6 percent from 2.32 percent to 2.45 percent. Also, fiscal year 2002 included a $12.6 million adjustment to interest income regarding the acquisition of businesses by TD Waterhouse Canada. The following table summarizes the changes in the key components of interest revenue for fiscal year 2002 versus fiscal year 2003:

	Fiscal Year Ended October 31,

	2002	2003	% Change

USA
Average margin loans ($ billions)	2.6	$2.5	-4%
Average margin rate charged	4.06%	3.83%	-6%
Average investment securities ($ billions)	$5.9	$6.4	8%
Average rate earned	2.05%	1.38%	-33%
Canada
Average margin loans ($ billions)	$0.9	$1.1	22%
Average margin rate charged	5.07%	5.18%	2%
Average investment securities ($ billions)	$1.6	$2.5	56%
Average rate earned	2.32%	2.45%	6%
Total (USA & Canada)
Average margin loans ($ billions)	$3.5	$3.6	3%
Average margin rate charged	4.33%	4.24%	-2%
Average investment securities ($ billions)	$7.5	$8.9	19%
Average rate earned	2.11%	1.68%	-20%
      Interest expense increased 7 percent from $96.4 million in fiscal year 2002 to $103.5 million in fiscal year 2003 primarily due to an 11 percent increase in interest-bearing customer deposit balances from $8.9 billion to $9.9 billion, offset by a 20 percent decrease in the average interest rate paid on deposits from 0.85 percent to 0.68 percent due to the falling interest rate environment in the US. In the US, average interest-bearing customer deposits increased 3 percent from $6.7 billion in fiscal year 2002 to $6.9 billion in fiscal year 2003, while the average rate paid decreased 70 percent from 0.70 percent to 0.21 percent in a declining interest rate environment in the US. In Canada, average interest-bearing customer deposits increased 36 percent from $2.2 billion in fiscal year 2002 to $3.0 billion in fiscal year 2003, and the average rate paid increased 34 percent from 1.32 percent to 1.77 percent. The following table summarizes the changes in the key components of interest expense for fiscal year 2002 versus fiscal year 2003:

	Fiscal Year Ended October 31,

	2002	2003	% Change

USA
Average customer deposits	$6.7	$6.9	3%
Average rate paid	0.70%	0.21%	-70%
Canada
Average customer deposits	$2.2	$3.0	36%
Average rate paid	1.32%	1.77%	34%
Total (USA & Canada)
Average customer deposits	$8.9	$9.9	11%
Average rate paid	0.85%	0.68%	-20%
      Commissions and fees increased 14 percent from $573.6 million in fiscal year 2002 to $653.2 million in fiscal year 2003 primarily due to a 6 percent increase in average trades per day from 94,938 to 100,246, which was largely attributable to the increased trading volumes in Canada and a 14 percent increase in the average commission per trade from $21.21 to $24.18, which was driven by changes in trading mix. In the US, average trades per day increased slightly from 70,449 in fiscal year 2002 to 70,627 in fiscal year 2003, and average commission per trade increased 1 percent from $17.65 to $17.90. In Canada, average trades per day increased 21 percent from 24,489 in fiscal year 2002 to 29,619 in fiscal year 2003, while average commission per trade increased 24 percent from $31.46 to $39.15. The increase in trading activity in Canada in fiscal year 2003 was because fiscal year 2003 included a full year of trading activity from TD Bank’s full service brokerage division which was integrated on July 1, 2002 and the expansion of our financial planning services in Canada. For fiscal year 2002, commission and fee revenue relating to the merger of entities under common control is reflected in other revenue as described below. Also, fiscal year 2002 included $23.6 million of commissions and fees for the UK operations that were discontinued in June

2002. The following table summarizes the changes in the key components of commission revenue for fiscal year 2002 versus fiscal year 2003:

	Fiscal Year Ended October 31,

Average trades per day	2002	2003	% Change

USA
Online	61,795	63,361	3%
Touch-tone	1,028	837	-19%
Agent	7,626	6,429	-16%

Total average trades per day	70,449	70,627	0%

Average commission per trade	$17.65	$17.90	1%
Active accounts — ending (millions)	2.2	2.1	-5%
Average trades per account (annualized)	8.0	8.4	5%
Canada
Online	14,589	16,590	14%
Touch-tone	831	711	-14%
Agent	9,069	12,318	36%

Total average trades per day	24,489	29,619	21%

Average commission per trade	$31.46	$39.15	24%
Active accounts — ending (millions)	0.7	0.8	14%
Average trades per account (annualized)	8.7	9.3	7%
Total (USA & Canada)
Online	76,384	79,951	5%
Touch-tone	1,859	1,548	-17%
Agent	16,695	18,747	12%

Total average trades per day	94,938	100,246	6%

Average commission per trade	$21.21	$24.18	14%
Active accounts — ending (millions)	2.9	2.9	0%
Average trades per account (annualized)	8.2	8.6	6%
      Gain on principal transactions was $21.1 million in fiscal year 2003. There was no gain on principal transactions in fiscal year 2002 because the program to internalize order flow began in fiscal year 2003 as part of our strategy to diversify revenue streams to minimize our reliance on trade dependent commission revenues.
      Gain/Loss on sale of available for sale securities decreased slightly from $1.4 million in fiscal year 2002 to $0.8 million in fiscal year 2003. The loss on sale of available for sale securities for fiscal year 2003 included a $3.8 million loss in the US, as described above, which was offset by a gain of $3.2 million on available for sale securities in Canada.
      Mutual fund and related revenue increased 27 percent from $113.7 million in fiscal year 2002 to $144.7 million in fiscal year 2003. In the US, mutual fund and related revenue increased 6 percent from $78.3 million in fiscal year 2002 to $83.0 million in fiscal year 2003, which is in line with a 13 percent increase in average third-party mutual fund assets from $5.2 billion in fiscal year 2002 to $5.9 billion in fiscal year 2003. In Canada, mutual fund and related revenue increased 94 percent from $31.8 million in fiscal year 2002 to $61.7 million in fiscal year 2003 primarily due to the purchase of TD Bank’s full service brokerage division by TD Waterhouse Canada in July 2002. Assets under administration for mutual funds in Canada increased 8 percent from $7.5 billion in fiscal year 2002 to $8.1 billion in fiscal year 2003.

      Fees from affiliates (primarily mutual fund trailer fees earned by TD Waterhouse Canada on mutual fund assets managed by TD Asset Management) increased 56 percent from $19.2 million in fiscal year 2002 to $30.0 million in fiscal year 2003 mainly due to a 14 percent increase in the assets under administration for TD Asset Management from $6.1 billion in fiscal year 2002 to $7.0 billion in fiscal year 2003.
      Other revenues decreased 60 percent from $152.0 million in fiscal year 2002 to $61.0 million in fiscal year 2003 because fiscal year 2002 included $96.6 million of other revenues to account for the merger of TD Bank’s full service brokerage division into TD Waterhouse Canada for the eight months preceding such merger. Such amount principally includes commissions and fee income. Also, other revenues included write downs of investments in joint ventures of $13.6 million in fiscal year 2002 and $15.2 million in fiscal year 2003 due to a TD Bank strategy of eliminating loss generating businesses in their international brokerage operations. This decrease was partially offset by an increase in fees earned on customer foreign exchange transactions.

Operating Expenses
      Employee compensation and benefits expense increased 23 percent from $372.6 million in fiscal year 2002 to $456.6 million in fiscal year 2003 primarily due to the integration of TD Bank’s full service brokerage division on July 1, 2002 (see other expenses below), and partly due to the expansion of our financial planning services in Canada, where we added staff to accommodate increased trading activities. Also, fiscal year 2002 included $20.5 million of employee compensation and benefits expense for the UK operations that were discontinued in June 2002.
      Floor brokerage, exchange and clearing fees expense increased 63 percent from $53.1 million in fiscal year 2002 to $86.5 million in fiscal year 2003 primarily because fiscal year 2003 included a full twelve months of costs from the TD Waterhouse Canada full service brokerage division versus fiscal year 2002 which included only four months of costs from the TD Waterhouse Canada full service brokerage division. All operating expenses associated with this merger of entities, which were under the common control of TD Waterhouse Canada for the first eight months of 2002, were recorded in other expenses. This increase was partially offset by the sale of $3.7 million in aged unsecured receivables in 2003, which were previously fully reserved.
      Occupancy expense increased 8 percent from $66.7 million in fiscal year 2002 to $71.8 million in fiscal year 2003 primarily due to write-downs in fiscal year 2003 for closing a call center in Chicago as part of our long-term strategy to reduce fixed costs in order to be more competitive within our industry and a sub-tenant default at one of our corporate locations.
      Advertising and marketing expense decreased 27 percent from $91.1 million in fiscal year 2002 to $66.8 million in fiscal year 2003 due to management’s determination to decrease discretionary advertising spending during a period of slow market growth.
      Depreciation and amortization expense decreased 3 percent from $57.4 million in fiscal year 2002 to $55.7 million in fiscal year 2003 primarily due to lower capital spending in fiscal year 2003.
      Equipment expense decreased 20 percent from $47.0 million in fiscal year 2002 to $37.8 million in fiscal year 2003 due to lower negotiated equipment rental costs pursued as part of our long-term strategy to reduce fixed costs.
      Communications and data processing expense decreased 6 percent from $82.5 million in fiscal year 2002 to $77.4 million in fiscal year 2003 largely due to decreased news and quotes costs.
      Professional fees expense increased 3 percent from $41.9 million in fiscal year 2002 to $43.0 million in fiscal year 2003 largely due to higher legal and audit fees of TD Waterhouse Canada associated with the acquisition of the full service brokerage business from TD Bank.

      Stationery and postage expense decreased 10 percent from $37.7 million in fiscal year 2002 to $33.8 million in fiscal year 2003 primarily due to fewer customer mailings in conjunction with lower marketing spending during a period of slow market growth.
      Other expenses decreased 46 percent from $190.2 million in fiscal year 2002 to $101.8 million in fiscal year 2003 primarily due to the recording of $109.2 million of other expenses in fiscal year 2002 regarding the merger of entities under common control by TD Waterhouse Canada for the eight months preceding the merger date. In 2003 such expenses are primarily reflected in employee compensation and floor brokerage, exchange and clearing fees. Other expenses include charges for goodwill impairments for international brokerage businesses of $11.1 million in fiscal year 2003. Also, fiscal year 2003 included a $4.7 million provision of legal fees for litigation in Canada, as well as the addition of the full service brokerage and advisory business from TD Bank to TD Waterhouse Canada.
Liquidity and Capital Resources
      Historically, we have financed our customer securities operations primarily through customer credit balances, deposits received for securities loaned, and other short-term borrowings. As of October 31, 2004, 93 percent of our assets consisted of cash and cash equivalents or assets readily convertible into cash (principally receivables from customers, receivables from brokers and dealers, deposits paid for securities borrowed, and securities owned). Receivables from customers consist primarily of margin loans to customers, which are secured by customers’ readily marketable securities. Receivables from brokers and dealers consist of amounts receivable from pending securities transactions. Deposits paid for securities borrowed represent cash deposits placed with brokers securing marketable securities borrowed by us. Securities owned consist primarily of US and Canadian government securities and other securities that trade in highly liquid markets.
      Capital expenditures and investments in new technology, services and advertising have been primarily financed to date through earnings from operations.
      Our broker-dealer subsidiaries are subject to regulatory requirements intended to ensure their general soundness and liquidity, which require that broker-dealers comply with certain minimum capital requirements. These regulations, which differ in each country, generally prohibit our broker-dealer subsidiaries from repaying borrowings from TD, paying cash dividends, making loans to us or to affiliates, or otherwise entering into transactions which would result in significant reductions in their regulatory capital positions without prior notification and/or the approval of the broker-dealers’ principal regulator. Our capital structure is designed to provide each entity and business with capital liquidity consistent with its business and regulatory requirements.
      We believe that our available cash resources and credit will be sufficient to meet our anticipated working capital and capital expenditure requirements for the next twelve months. We have no current plans to expand or raise any additional funds at this time.
      The following table summarizes key aspects of the business that impact its cash flows:

	Nine Months Ended		Fiscal Year Ended

	07/31/05	07/31/04	10/31/04	10/31/03	10/31/02

	(in millions)
Net Income plus
Depreciation and Amortization	$199.0	$175.2	$214.3	$100.5	$92.8
Depreciation and Amortization Exp	$40.1	$41.1	$56.2	$55.7	$57.4
Capital Expenditures (does not include internally developed software)	$35.3	$20.7	$38.1	$31.2	$47.9
Capital Expenditures as % of Net Rev	3%	2%	3%	3%	4%

Contractual Obligations
      The following summarizes our contractual obligations as of October 31, 2004. Amounts are in thousands.

		Less than			More than
		1 Year	1-3 Years	3-5 Years	5 Years

	Total	2005	2006-07	2008-09	After 2009

Operating leases	$190,593	36,737	60,110	40,066	53,680
Off-Balance Sheet Arrangements
      TD Waterhouse, through TD Waterhouse Bank, is a party to financial instruments with off-balance sheet risk to reduce its own exposure to fluctuations in foreign currency rates, interest rates and equity indices. TD Waterhouse itself is a party to financial instruments with off-balance sheet risk to reduce its own exposure to fluctuations in the stock price of TD.
      These financial instruments include forward foreign exchange contracts, cross currency interest rate swaps and equity derivative contracts. These instruments involve elements of credit risk, counter party risk and market risk in excess of the amounts recognized on the consolidated balance sheet. The contract or notional amounts of these instruments reflect the extent of involvement TD Waterhouse has in those classes of financial instruments.
Canadian Dollar Forward Foreign Exchange Contracts

Cross Currency Interest Rate Swaps
      TD Waterhouse, through TD invests a substantial portion of its money market sweep deposit balance in fixed rate Canadian Dollar denominated Canadian mortgage backed securities. The fixed coupon interest rates and currency risks inherent in the mortgage-backed securities have been hedged by forward foreign exchange contracts and cross currency interest rate swap contracts entered into with TD. These forward foreign exchange and cross currency interest rate swap contracts are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), which establishes accounting and reporting standards for all derivative instruments and hedging activities, and SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value, as either assets or liabilities. The Forward Foreign Currency Contracts are only used in months in which there is a purchase of Canadian mortgage backed securities. They are designed to mitigate the currency exposure on the coupon interest purchased and accrued until the end of the month in which Canadian mortgage backed securities are purchased, when the cross currency interest rate swaps become effective. TD Waterhouse, through TD, has designated the cross currency interest rate swap contracts as hedges of the fair value of the underlying Canadian Dollar mortgage-backed securities. Changes in fair value of a derivative that is highly effective, and that is designated and qualifies as a fair value hedge, along with changes in fair value of the hedged asset and liability that are attributable to the hedged risk, are recorded in current period earnings.
      The cross currency interest rate swap contracts are structured such that the terms of the contracts mirror those of the underlying mortgage-backed securities. Market value gains and losses on the swap contracts are expected to offset market value gains and losses on those securities with no net impact on earnings. Market value gains and losses on these contracts and agreements are currently recognized in other revenue. The portion of the change in the hedged securities’ fair value attributable to changes in interest rate and foreign exchange risk are reflected as a basis adjustment of the amortized cost of the securities and also are reported in current earnings, effectively offsetting gains and losses on the contracts and agreements. Other changes in the fair value of the hedged securities are reported through other comprehensive income net of the related tax effects. These agreements and contracts effectively convert the returns on the fixed rate Canadian dollar mortgage-backed securities to U.S. dollar floating rates of return. No forward foreign exchange contracts were due as of October 31, 2004.
      At October 31, 2004, TD Waterhouse, through TD Waterhouse Bank, had 104 cross currency interest rate swap agreements outstanding, having a total notional principal amount of $5.7 million. In addition to hedging foreign currency risk exposure, the swaps provide floating rates of return on its Canadian dollar mortgage-backed securities.
Equity derivative contracts
      TD Waterhouse, through TD Waterhouse Bank, has entered into equity derivative agreements that are designed to provide equity returns on its equity-linked certificates of deposit. Market value gains and losses are recognized currently and the resulting credits and debits offset market value gains and losses on the embedded derivatives in those certificates of deposit. As of October 31, 2004, four equity derivative agreements were outstanding, having total notional principal amounts of $1.1 million. The equity derivative agreements mirror the lives of the underlying equity-linked certificates of deposit.
      TD Waterhouse has restricted share unit plans offered to certain employees. Restricted share units are phantom units of TD stock traded on the Toronto or New York Stock Exchanges, whose value is the average of the high and low prices for the 20 trading days preceding the redemption date. These awards vest and mature on the third anniversary of the award date. The redemption value, after withholdings, is paid in cash. TD Waterhouse has entered into swap contracts with TD Bank to mitigate the impact of changes in TD’s share price on the cost to TD Waterhouse of the restricted share unit plans. The swaps are designated as cash flow hedges and have been determined to be highly effective. Market fluctuations in the price of TD common shares are reflected in compensation expense with the offsetting gain or loss on the swap reported in other revenue, for the pro-rata portion of the awards that has vested. Gain or loss on unvested units is recorded in other comprehensive income. At October 31, 2004, the notional amount of all equity compensation swaps was $11.3 million.
Quantitative And Qualitative Disclosures About Market Risk
      Market risk generally represents the risk of loss that may result from the potential change in the value of a financial instrument as a result of fluctuations in interest rates and market prices. We have established policies, procedures and internal processes governing our management of market risks in the normal course of our business operations.
      As a part of our brokerage business, we hold short-term interest-earning assets (mainly margin loans to customers). These assets totaled $5.1 billion and $4.5 billion at October 31, 2004 and October 31, 2003, respectively, of which $1.6 billion and $1.3 billion, respectively, were denominated in Canadian dollars. These interest earning assets are financed by short-term interest-bearing liabilities in the form of customer balances and deposits received for stock loaned. We earn a net interest spread on the difference between amounts earned on customer margin loans and amounts paid on stock loan and customer credit balances. Since we establish the rate paid on customer cash balances, a substantial portion of our interest rate risk is under our direct management. We generally move rates earned on customer margin loans in lockstep with rates paid on stock loans and customer balances to maintain a consistent net interest spread, and, therefore, do not anticipate that changes in interest rates will have a material adverse effect on our earnings.
      We seek to control the risks associated with our customer activities by requiring customers to maintain margin collateral in compliance with regulatory and internal guidelines. We monitor required margin levels daily and, pursuant to such guidelines, require our customers to deposit additional collateral, or to reduce positions, when necessary. We seek to control risks associated with our securities lending and borrowing activities by requiring credit approvals for counterparties, by monitoring the market value of securities loaned and collateral values for securities borrowed on a daily basis and requiring additional cash as collateral for securities loaned or return of collateral for securities borrowed when necessary.

      We are also exposed to market risk in our trading portfolio where we are active participants as market makers, seeking to realize returns through careful management of our positions and daily inventories. We held short-term securities totaling $1.8 million and $1.3 million at October 31, 2004 and October 31, 2003, respectively. We seek to manage trading risk by enforcing trading limits where our primary measure for setting trading limits is Value at Risk. Value at Risk measures the adverse impact the potential changes in market rates and prices could have on the value of the portfolio in addition to notional limits based on business need. Risk positions and limits are strictly enforced and monitored daily. Trading limits that have been exceeded are reported, escalated, and approved as appropriate.
      Further, in brokerage, we also have market risk exposure due to retention of fixed income securities for the purpose of retail distribution. We held investment grade short-term fixed income securities totaling $2.8 million and $1.8 million at October 31, 2004 and October 31, 2003, respectively. Our primary measure for setting fixed-income trading limits is Value at Risk, which measures the adverse impact the potential changes in market rates and prices could have on the value of the portfolio, in addition to notional limits based on business need. Risk metrics are also employed through the monitoring of interest rate delta limits and notional limits by product categories. Risk positions and limits are strictly enforced and monitored daily.
      As a fundamental part of TD Waterhouse Bank we hold short-term interest earning assets; mainly Canadian Mortgage Backed Securities (MBS) and U.S. Government Sponsored Agency Securities. These assets totaled $11.9 billion and $8.2 billion at October 31, 2004 and October 31, 2003, respectively. This increase relates primarily to the increase in customer balances on deposit. Derivative financial instruments are used to fully mitigate currency (Canadian) and interest rate risk associated with the MBS. In no instance does TD Waterhouse Bank trade derivatives for its own account.
      For TD Waterhouse Bank we regularly perform sensitivity analyses to estimate the impact of changes in interest rates on earnings (Earnings at Risk) and the market value of interest sensitive assets and liabilities (Market Value at Risk). The sensitivity of these results is determined by calculating the impact of alternative interest rate scenarios based on an immediate and sustained increase and decrease in rates in 100 basis-point increments.
      The sensitivity of net interest income and economic value of equity to TD Waterhouse Bank as of October 31, 2004 and October 31, 2003 are listed below:

	Change in Earnings at Risk (EAR) and
	Market Value at Risk (MVR) at
	October 31,

	2004		2003

Change in Interest Rates (bps)	EAR(1)	MVR(2)	EAR(1)	MVR(2)

+300	$11,700	$15,000	$7,000	$14,175
+200	$7,800	$10,000	$4,500	$9,450
+100	$3,900	$5,000	$2,250	$4,725
-100	N/A	$(5,000)	N/A	$(4,725)

(1)	pre-tax
(2)	after-tax

      A portion of our brokerage operations consists of brokerage services in Canada. As a result, our results of operations could be adversely affected by factors, such as changes in foreign currency exchange rates or economic conditions in the Canadian market in which we provide our services. When the US dollar strengthens against these currencies, the US dollar value of non-US dollar based revenues decreases. Accordingly, changes in exchange rates may adversely affect our consolidated operating margins as expressed in US dollars. For the years ended October 31, 2003 and 2004, 43 percent and 45 percent, respectively, of our consolidated revenue and 57 percent and 58 percent, respectively, of our consolidated pre-tax income was derived from our Canadian brokerage operations. We do not hedge our risk to Canadian dollar fluctuations. For the year ended October 31, 2004, a 10 percent strengthening and weakening of the US Dollar against the Canadian dollar would have impacted consolidated revenues and consolidated pre-tax income as follows:

	Revenue	Pre-Tax Income

10% Strengthening of the US Dollar	$(57.4) million	$(13.4) million
10% Weakening of the US Dollar	$63.2 million	$14.7 million

UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL STATEMENTS OF TD AMERITRADE
      The following unaudited pro forma combined condensed financial statements have been prepared to assist you in your analysis of the financial effects of the acquisition of TD Waterhouse by Ameritrade. This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of Ameritrade and TD Waterhouse included in or incorporated into this proxy statement by reference.
      The pro forma financial information is based on the estimates and assumptions set forth in the notes to such information. The pro forma financial information is preliminary and is being furnished solely for information purposes and, therefore, is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future.
      The accompanying unaudited pro forma combined condensed financial statements give effect to the acquisition of TD Waterhouse using the purchase method of accounting. The pro forma adjustments related to the acquisition of TD Waterhouse are preliminary and are based on management’s estimates of the value of the tangible and intangible assets acquired. The actual adjustments may differ materially from those presented in these pro forma financial statements. The final purchase price allocation will be completed after asset and liability valuations are final. The preliminary allocations are based on assumptions that Ameritrade’s management believes are reasonable. Final adjustments may result in a materially different allocation of the purchase price, which would affect the value assigned to the tangible and intangible assets or could result in a change to the statement of operations. The effect of these changes on the statement of operations will depend on the nature and amount of adjustments to the assets and liabilities.
      The unaudited pro forma combined condensed balance sheet assumes that the acquisition of TD Waterhouse took place on June 24, 2005, and combines Ameritrade’s unaudited June 24, 2005 condensed consolidated balance sheet with TD Waterhouse’s unaudited July 31, 2005 condensed consolidated statement of financial condition.
      The unaudited pro forma combined condensed statements of operations for the year ended September 24, 2004 and the nine months ended June 24, 2005 assume the acquisition of TD Waterhouse took place as of September 26, 2003. The unaudited pro forma combined condensed statement of operations for the year ended September 24, 2004 combines Ameritrade’s audited consolidated statement of operations for the year ended September 24, 2004 with TD Waterhouse’s audited consolidated statement of income for the year ended October 31, 2004. The unaudited pro forma combined condensed statement of operations for the nine months ended June 24, 2005 combines Ameritrade’s unaudited condensed consolidated statement of operations for the nine months ended June 24, 2005 with TD Waterhouse’s condensed consolidated statement of income for the nine months ended July 31, 2005.
      The unaudited pro forma combined condensed financial statements assume the Reorganization and the sale of Ameritrade Canada occur concurrently with the acquisition of TD Waterhouse. The actual timing of the completion of the Reorganization and the sale of Ameritrade Canada may differ.
      Reclassifications have been made to TD Waterhouse’s historical financial information to conform it to Ameritrade’s financial statement classifications.
      The pro forma results of operations do not reflect revenue opportunities and cost savings that we expect to realize after the acquisition of TD Waterhouse. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the acquisition of TD Waterhouse. The pro forma financial information does not reflect restructuring or exit costs that may be incurred by Ameritrade or TD Waterhouse in connection with the acquisition of TD Waterhouse.
      We expect to incur approximately $55 million to $65 million of nonrecurring pre-tax charges (approximately $34 million to $39 million net of income taxes) resulting directly from the acquisition, which will be included in income within 12 months following the closing of the acquisition. These charges include re-branding costs, client communications, Ameritrade contract termination costs and Ameritrade employee involuntary termination costs. These charges are not reflected in the pro forma results of operations.

TD AMERITRADE
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
June 24, 2005
(In thousands)

		Sale of
		Ameritrade
	Ameritrade	Canada	Ameritrade
	Historical	Note 2(a)	Adjusted

ASSETS
Cash and cash equivalents	$267,316	$61,793	$329,109
Short-term investments	20,000	—	20,000
Cash and investments segregated in compliance with federal regulations	7,757,897	—	7,757,897
Receivable from brokers, dealers and clearing organizations	3,837,529	—	3,837,529
Receivable from clients and correspondents — net	3,440,170	(639)	3,439,531
Property and equipment — net	28,292	(119)	28,173
Goodwill	769,347	—	769,347
Acquired intangible assets — net	263,426	—	263,426
Other investments	64,583	—	64,583
Other assets	57,311	184	57,495

Total assets	$16,505,871	$61,219	$16,567,090

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Payable to brokers, dealers and clearing organizations	$4,563,519	$—	$4,563,519
Payable to clients and correspondents	10,251,193	—	10,251,193
Accounts payable and accrued liabilities	143,581	23,606	167,187
Prepaid variable forward derivative instrument	16,912	—	16,912
Prepaid variable forward contract obligation	39,058	—	39,058
Deferred income taxes	89,485	1,597	91,082

Total liabilities	15,103,748	25,203	15,128,951

Stockholders’ equity:
Common Stock	4,351	—	4,351
Additional paid-in capital	1,182,943	—	1,182,943
Retained earnings	568,756	36,116	604,872
Treasury stock, Common, at cost	(383,423)	—	(383,423)
Deferred compensation	941	—	941
Accumulated other comprehensive income	28,555	(100)	28,455

Total stockholders’ equity	1,402,123	36,016	1,438,139

Total liabilities and stockholders’ equity	$16,505,871	$61,219	$16,567,090

(Continued on following page)
See notes to unaudited pro forma financial statements.

TD AMERITRADE
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET — (Continued)
June 24, 2005
(In thousands)

			TD
		TD	Waterhouse
		Waterhouse	Closing Capital
	TD Waterhouse	Reorganization	Adjustment	TD Waterhouse
	Historical	Note 2(b)	Note 2(c)	Adjusted

ASSETS
Cash and cash equivalents	$126,855	$1,273,636	$(995,964)	$404,527
Short-term investments	1,017,510	(1,017,510)	—	—
Receivable from brokers, dealers and clearing organizations	245,208	(41,372)	—	203,836
Receivable from clients and correspondents — net	5,598,778	(1,971,502)	—	3,627,276
Property and equipment — net	170,109	(80,854)	—	89,255
Loans, net	27,773	(27,773)	—	—
Goodwill	858,812	(95,358)	—	763,454
Acquired intangible assets — net	8,399	(975)	—	7,424
Investments in debt and equity securities	12,964,297	(12,822,712)	—	141,585
Deferred tax assets	38,512	(7,414)	—	31,098
Other assets	168,868	(75,073)	—	93,795

Total assets	$21,225,121	$(14,866,907)	$(995,964)	$5,362,250

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Payable to brokers, dealers and clearing organizations	$2,120,798	$(679,468)	$297,533	$1,738,863
Payable to clients and correspondents	5,822,194	(4,076,436)	—	1,745,758
Client deposits	9,243,599	(9,243,599)	—	—
Accounts payable and accrued liabilities	966,342	(757,263)	—	209,079
Notes payable to affiliate	—	—	181,785	181,785
Subordinated debt with affiliate	30,000	—	—	30,000
Deferred income taxes	80,802	(40,687)	—	40,115

Total liabilities	18,263,735	(14,797,453)	479,318	3,945,600

Minority interest	69,454	(69,454)	—	—
Stockholders’ equity:
Preferred Stock	11,829	(11,829)	—	—
Common Stock	3,530	—	—	3,530
Additional paid-in capital	1,767,068	—	(355,134)	1,411,934
Retained earnings	1,041,441	78,707	(1,120,148)	—
Accumulated other comprehensive income	68,064	(66,878)	—	1,186

Total stockholders’ equity	2,891,932	—	(1,475,282)	1,416,650

Total liabilities and stockholders’ equity	$21,225,121	$(14,866,907)	$(995,964)	$5,362,250

(Continued on following page)
See notes to unaudited pro forma financial statements.

TD AMERITRADE
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET — (Continued)
June 24, 2005
(In thousands)

					Ameritrade and
	Ameritrade	TD Waterhouse	Pro Forma		TD Waterhouse
	Adjusted	Adjusted	Adjustments	Reference	Combined

ASSETS
Cash and cash equivalents	$329,109	$404,527	$(77,620)	2(d),(e)	$125,084
			(20)	2(e)
			1,876,250	2(g)
			(2,407,162)	2(h)
Short-term investments	20,000	—	(20,000)	2(h)	—
Cash and investments segregated in compliance with federal regulations	7,757,897	—	—		7,757,897
Receivable from brokers, dealers and clearing organizations	3,837,529	203,836	—		4,041,365
Receivable from clients and correspondents — net	3,439,531	3,627,276	—		7,066,807
Property and equipment — net	28,173	89,255	—		117,428
Goodwill	769,347	763,454	390,976	2(e)	1,923,777
Acquired intangible assets — net	263,426	7,424	676,276	2(e)	947,126
Investments in debt and equity securities	64,583	141,585	—		206,168
Deferred tax assets	—	31,098	(31,098)	2(e)	—
Other assets	57,495	93,795	23,750	2(g)	175,040

Total assets	$16,567,090	$5,362,250	$431,352		$22,360,692

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Payable to brokers, dealers and clearing organizations	$4,563,519	$1,738,863	$—		$6,302,382
Payable to clients and correspondents	10,251,193	1,745,758	—		11,996,951
Accounts payable and accrued liabilities	167,187	209,079	20,115	2(e), (f)	396,381
Prepaid variable forward derivative instrument	16,912	—	—		16,912
Prepaid variable forward contract obligation	39,058	—	—		39,058
Notes payable to affiliate	—	181,785	—		181,785
Long-term debt	—	—	1,900,000	2(g)	1,900,000
Subordinated debt with affiliate	—	30,000	—		30,000
Deferred income taxes	91,082	40,115	230,682	2(e)	361,879

Total liabilities	15,128,951	3,945,600	2,150,797		21,225,348

Stockholders’ equity:
Common Stock	4,351	3,530	(1,567)	2(e)	6,314
Additional paid-in capital	1,182,943	1,411,934	709,284	2(e)	1,481,871
			(1,822,290)	2(h)
Retained earnings	604,872	—	(604,872)	2(h)	—
Treasury stock, Common, at cost	(383,423)	—	—		(383,423)
Deferred compensation	941	—	—		941
Accumulated other comprehensive income	28,455	1,186	—		29,641

Total stockholders’ equity	1,438,139	1,416,650	(1,719,445)		1,135,344

Total liabilities and stockholders’ equity	$16,567,090	$5,362,250	$431,352		$22,360,692

See notes to unaudited pro forma financial statements.

TD AMERITRADE
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
For the Year Ended September 24, 2004
(In thousands, except per share amounts)

		Ameritrade		TD	TD Waterhouse	TD			Ameritrade and
	Ameritrade	Canada	Ameritrade	Waterhouse	Reorganization	Waterhouse	Pro Forma		TD Waterhouse
	Historical	Note 2(i)	Adjusted	Historical	Note 2(j)	Adjusted	Adjustments	Reference	Combined

Revenues:
Commissions and clearing fees	$560,052	$(9,553)	$550,499	$681,944	$(351,424)	$330,520	$—		$881,019
Interest revenue	278,550	(905)	277,645	478,122	(334,741)	143,381	—		421,026
Brokerage interest expense	41,861	—	41,861	123,271	(111,053)	12,218	3,868	2(k)	57,947

Net interest revenue	236,689	(905)	235,784	354,851	(223,688)	131,163	(3,868)		363,079
Other	83,372	(63)	83,309	362,027	(87,804)	274,223	954	2(l)	358,486

Net revenues	880,113	(10,521)	869,592	1,398,822	(662,916)	735,906	(2,914)		1,602,584

Expenses:
Employee compensation and benefits	154,792	(1,472)	153,320	527,229	(261,802)	265,427	—		418,747
Clearing and execution costs	30,610	(2,073)	28,537	104,596	(62,546)	42,050	—		70,587
Communications	39,853	(155)	39,698	57,543	(8,053)	49,490	—		89,188
Occupancy and equipment costs	42,353	(246)	42,107	107,460	(35,697)	71,763	—		113,870
Depreciation and amortization	23,224	(9)	23,215	56,231	(15,369)	40,862	34,185	2(m)	98,262
Professional services	27,381	(114)	27,267	58,294	(29,289)	29,005	—		56,272
Interest on borrowings	2,581	(1)	2,580	1,992	—	1,992	138,131	2(n)	145,066
							2,363	2(k)
Loss on disposal of property	1,166	—	1,166	—	—	—	—		1,166
Other	16,632	(113)	16,519	141,169	(66,960)	74,209	—		90,728
Advertising	100,364	(1,483)	98,881	91,293	(15,516)	75,777	—		174,658

Total expenses	438,956	(5,666)	433,290	1,145,807	(495,232)	650,575	174,679		1,258,544

Income before income taxes and minority interest	441,157	(4,855)	436,302	253,015	(167,684)	85,331	(177,593)		344,040
Provision for income taxes	168,810	(1,667)	167,143	85,793	(61,534)	24,259	(69,261)	2(o)	122,141

Income before minority interest	272,347	(3,188)	269,159	167,222	(106,150)	61,072	(108,332)		221,899
Minority interest	—	—	—	9,150	(9,150)	—	—		—

Net income	$272,347	$(3,188)	$269,159	$158,072	$(97,000)	$61,072	$(108,332)		$221,899

Earnings per share — basic	$0.65		$0.64						$0.36
Earnings per share — diluted	$0.64		$0.63						$0.35
Weighted average shares outstanding — basic	417,629		417,629				196,300	2(p)	613,929
Weighted average shares outstanding — diluted	426,972		426,972				196,300	2(p)	629,087
							5,815	2(q)
See notes to unaudited pro forma financial statements.

TD AMERITRADE
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
For the Nine Months Ended June 24, 2005
(In thousands, except per share amounts)

		Ameritrade		TD	TD Waterhouse	TD				Ameritrade and
	Ameritrade	Canada	Ameritrade	Waterhouse	Reorganization	Waterhouse	Pro Forma			TD Waterhouse
	Historical	Note 2(i)	Adjusted	Historical	Note 2(j)	Adjusted	Adjustments	Reference		Combined

Revenues:
Commissions and clearing fees	$394,596	$(7,432)	$387,164	$509,313	$(291,509)	$217,804	$—			$604,968
Interest revenue	366,797	(1,042)	365,755	578,502	(424,374)	154,128	—			519,883
Brokerage interest expense	93,526	—	93,526	199,530	(172,799)	26,731	6,248	2	(k)	126,505

Net interest revenue	273,271	(1,042)	272,229	378,972	(251,575)	127,397	(6,248)			393,378
Other	60,973	(214)	60,759	298,404	(66,238)	232,166	43,233	2	(l)	336,158

Net revenues	728,840	(8,688)	720,152	1,186,689	(609,322)	577,367	36,985			1,334,504

Expenses:
Employee compensation and benefits	130,811	(1,503)	129,308	460,511	(247,392)	213,119	—			342,427
Clearing and execution costs	20,081	(1,700)	18,381	104,145	(72,256)	31,889	—			50,270
Communications	27,203	(138)	27,065	40,886	(6,520)	34,366	—			61,431
Occupancy and equipment costs	33,018	(319)	32,699	89,163	(29,683)	59,480	—			92,179
Depreciation and amortization	17,543	(44)	17,499	40,135	(10,776)	29,359	25,639	2	(m)	72,497
Professional services	26,722	(139)	26,583	43,082	(21,929)	21,153	—			47,736
Interest on borrowings	1,503	(2)	1,501	1,494	—	1,494	103,598	2	(n)	110,411
							3,818	2	(k)
Gain on disposal of property	(220)	—	(220)	—	—	—	—			(220)
Other	13,146	(1,901)	11,245	73,800	(19,885)	53,915	—			65,160
Advertising	72,307	(1,143)	71,164	85,881	(12,736)	73,145	—			144,309

Total expenses	342,114	(6,889)	335,225	939,097	(421,177)	517,920	133,055			986,200

Income before income taxes and minority interest	386,726	(1,799)	384,927	247,592	(188,145)	59,447	(96,070)			348,304
Provision for income taxes	148,489	406	148,895	80,233	(70,513)	9,720	(36,987)	2	(o)	121,628

Income before minority interest	238,237	(2,205)	236,032	167,359	(117,632)	49,727	(59,083)			226,676
Minority interest	—	—	—	8,535	(8,535)	—	—			—

Net income	$238,237	$(2,205)	$236,032	$158,824	$(109,097)	$49,727	$(59,083)			$226,676

Earnings per share — basic	$0.59		$0.58							$0.38
Earnings per share — diluted	$0.58		$0.57							$0.37
Weighted average shares outstanding — basic	403,911		403,911				196,300	2	(p)	600,211
Weighted average shares outstanding — diluted	412,250		412,250				196,300	2	(p)	614,365
							5,815	2	(q)
See notes to unaudited pro forma financial statements.

TD AMERITRADE
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
Columnar amounts in thousands, except percentages and per share amounts
1.     Basis of Presentation
      The unaudited pro forma combined condensed financial statements reflect the recording of entries required under the purchase method of accounting. The total purchase price has been allocated to the tangible and intangible assets and liabilities of TD Waterhouse based on their estimated fair values. The amounts and components of the purchase price, along with the preliminary allocation of the purchase price, are presented below.

Purchase Price

TD Ameritrade common stock issued	$2,123,181
Cash acquired, net of cash paid	(326,887)
Acquisition costs	20,115

Total purchase price	$1,816,409

	Preliminary		Pro Forma
	Allocation	TD Waterhouse*	Adjustment
Preliminary Purchase Price Allocation	(a)	(b)	[(a)-(b)]

Receivable from brokers, dealers, and clearing organizations	$203,836	$203,836	$—
Receivable from clients and correspondents, net	3,627,276	3,627,276	—
Property and equipment, net	89,255	89,255	—
Goodwill	1,154,430	763,454	390,976
Acquired client relationship intangible asset	683,700	7,424	676,276
Investments in debt and equity securities	141,585	141,585	—
Other assets	93,795	124,893	(31,098)

Total assets acquired	5,993,877	4,957,723	1,036,154

Payable to brokers, dealers and clearing organizations	(1,738,863)	(1,738,863)	—
Payable to clients and correspondents	(1,745,758)	(1,745,758)	—
Accounts payable and accrued liabilities	(209,079)	(209,079)	—
Notes payable	(211,785)	(211,785)	—
Deferred income taxes	(270,797)	(40,115)	(230,682)

Total liabilities assumed	(4,176,282)	(3,945,600)	(230,682)

Other comprehensive income	(1,186)	(1,186)	—

Total purchase price allocated	$1,816,409	$1,010,937	$805,472

*	TD Waterhouse balances after giving effect to the Reorganization and closing date capital adjustment. See Notes 2(b) and 2(c).

      The value of the TD Ameritrade common stock to be issued reflects the issuance of 196.3 million shares of common stock to TD, which will equal approximately 32.7 percent of the total shares of TD Ameritrade common stock upon completion of the acquisition of TD Waterhouse. The value of the shares is calculated using the $16.816 average closing market price of Ameritrade common stock for a short period before and after June 22, 2005, the date the proposed acquisition of TD Waterhouse was agreed to and announced, less the proposed $6.00 per share special cash dividend. The special dividend is deducted from the average market price because the shares issued to TD will not include the right to receive the special dividend. The pro forma adjustment to stockholders’ equity is summarized as follows:

Average closing market price for the five trading days ended June 24, 2005	$16.816
Less: Special dividend per share	(6.00)

		$10.816
Times: Number of shares of common stock issued to TD		196,300

Value of common stock issued to TD		2,123,181
Less: TD Waterhouse adjusted common stock and additional paid-in capital		(1,415,464)

Total pro forma adjustment to stockholders’ equity		$707,717

Pro forma adjustment to common stock	$(1,567)
Pro forma adjustment to additional paid-in capital	709,284

Total pro forma adjustment to stockholders’ equity		$707,717

Cash acquired, net of cash paid consists of the following:
Cash and cash equivalents of TD Waterhouse, after giving effect to the Reorganization (see Notes 2(b) and 2(c))	$404,527
Cash consideration paid to TD pursuant to the share purchase agreement	(20)
Cash consideration paid to TD for Ameritrade closing date capital adjustment (see calculation in Note 2(d))	(77,620)

Cash acquired, net of cash paid	$326,887

2.     Pro Forma Adjustments
      The following adjustments have been reflected in the unaudited pro forma combined condensed financial statements:
      (a) Reflects the sale of Ameritrade Canada to TD pursuant to the Canadian Purchase Agreement, net of income tax effects. Under the Canadian Purchase Agreement, the sale price consists of cash equal to the sum of $60 million plus Ameritrade Canada’s net tangible book value, which would total approximately $65.6 million based on the June 24, 2005 Ameritrade Canada balance sheet. The sale of Ameritrade Canada would result in a gain on the sale of approximately $60.0 million and an estimated income tax liability of approximately $24.0 million based the June 24, 2005 Ameritrade Canada balance sheet. The details of the net pro forma adjustment are as follows:

	Deletion of	Deletion of	Proceeds from
	Ameritrade	Related	Sale of	Net
	Canada	Elimination	Ameritrade	Pro Forma
	Balance Sheet	Entries	Canada, net of tax	Adjustment

Assets:
Cash and cash equivalents	$(3,851)	$—	$65,644	$61,793
Receivable from clients and correspondents — net	(639)	—	—	(639)
Property and equipment — net	(119)	—	—	(119)
Investment in subsidiary	—	5,544	(5,544)	—
Other assets	(112)	296	—	184

Total assets	$(4,721)	$5,840	$60,100	$61,219

Liabilities and stockholders’ equity:
Accounts payable and accrued liabilities	$(674)	$296	$23,984	$23,606
Deferred income taxes	1,597	—	—	1,597
Common stock and additional paid-in capital	(186)	186	—	—
Retained earnings	(5,358)	5,358	36,116	36,116
Other comprehensive income	(100)	—	—	(100)

Total liabilities and stockholders’ equity	$(4,721)	$5,840	$60,100	$61,219

      (b) Reflects, pursuant to the Reorganization, the sale of all TD Waterhouse non-U.S. and non-brokerage businesses to TD. The pro forma adjustment assumes that the non-U.S. and non-brokerage businesses are sold for cash at their net book value.
      (c) Reflects, pursuant to the Reorganization, the closing date capital adjustment for TD Waterhouse. The closing date capital adjustment provides for the distribution to TD of excess capital of TD Waterhouse above the sum of 6 percent of aggregate debit items (calculated for each registered broker-dealer as of any given date on the same basis as the amount set forth in Box 4470 of the Form X-17A-5 that is completed by such entity) plus $1.00 per share of Ameritrade common stock. The pro forma calculation of the TD Waterhouse closing date capital adjustment is as follows:

TD Waterhouse total stockholders’ equity, July 31, 2005	$2,891,932
Less: Goodwill and intangible assets (post-Reorganization)	(770,878)

TD Waterhouse pro forma closing date net tangible book value		$2,121,054
Aggregate debit items (per Box 4470 of Form X-17A-5 for registered broker-dealer entities)	4,020,751
Times: Six percent requirement per share purchase agreement	6%

	241,245
Plus: $1.00 per Ameritrade common share	404,527

TD Waterhouse pro forma targeted closing date net tangible book value		645,772

Pro forma excess over targeted closing net tangible book value (Total pro forma excess capital to be distributed to TD)		1,475,282
Less: Amounts borrowed to maintain $1.00 per Ameritrade share of cash
Borrowings on stock lending (Payable to brokers, dealers)	(297,533)
Borrowings from TD (Notes payable to affiliates)	(181,785)

Total borrowings for TD Waterhouse closing capital adjustment		(479,318)

Net cash distributed in TD Waterhouse pro forma capital adjustment		$995,964

      The pro forma adjustment assumes that any borrowings necessary for TD Waterhouse to fund the distribution of excess capital will be made first from stock lending activities, to the extent available under broker-dealer regulatory restrictions. Any remaining borrowings would be made in the form of a note payable to TD.
      (d) Reflects cash paid to TD for Ameritrade’s closing date capital adjustment based on the June 24, 2005 consolidated balance sheet. The actual net tangible book value deficit, if any, will be based on Ameritrade’s consolidated balance sheet as of the closing date of the acquisition of TD Waterhouse. The calculation of Ameritrade’s pro forma closing date capital adjustment is as follows:

Ameritrade total stockholders’ equity, June 24, 2005	$1,402,123
Less: Goodwill and acquired intangible assets	(1,032,773)
Plus:
Deferred income tax liability associated with Datek client relationship acquired intangible asset	78,165
Gain on sale of Ameritrade Canada, net of income taxes	36,016

Ameritrade pro forma closing date net tangible book value		$483,531
Aggregate debit items (per Box 4470 of Form X-17A-5 for registered broker-dealer entities)	$3,979,256
Times: Six percent requirement per share purchase agreement	6%

	238,755
Plus: $1.00 per Ameritrade common share	404,527

Ameritrade pro forma targeted closing date net tangible book value		643,282

Pro forma deficit of closing net tangible book value compared to targeted closing date net tangible book value		(159,751)
Divided by: One minus TD’s ownership percentage (32.7%)		67.3%

Quotient			$(237,371)
Less: Pro forma deficit from above			(159,751)

Ameritrade pro forma closing date capital adjustment			$(77,620)

      (e) Reflects the recording of the acquisition of TD Waterhouse under the purchase method of accounting. The total purchase price has been allocated to the tangible and intangible assets and liabilities of TD Waterhouse based on their estimated fair values. The amounts and components of the purchase price, along with the preliminary allocation of the purchase price, are presented in Note 1. Further adjustments to the purchase price allocation may be made based on final valuations of property and equipment and acquired intangible assets.
      (f) Reflects liabilities recorded for Ameritrade’s estimated acquisition costs of $20.1 million. Estimated acquisition costs consist of the following:

Investment banking fees	$7,500
Legal, accounting and other professional fees	11,470
Printing and filing fees	1,145

Total estimated acquisition costs	$20,115

      (g) Reflects the issuance of $1.9 billion of long-term debt and estimated debt issuance costs of approximately $23.8 million or 1.25 percent of the principal. Ameritrade expects to fund the proposed $6.00 per share special dividend with up to approximately $0.4 billion from cash on hand and short-term investments, approximately $0.4 billion from excess capital in TD Waterhouse at closing and the remaining

$1.6 billion to $2.0 billion by issuing private or public long-term debt. The pro forma effect of the debt issuance on the June 24, 2005 balance sheet is as follows:

Increase in long-term debt	$1,900,000
Less: Debt issuance costs (Increase in Other assets)	(23,750)

Net increase in cash and cash equivalents from debt issuance	$1,876,250

      (h) Reflects the payment of the $6.00 per share special dividend. The pro forma calculation of the dividend is as follows:

Ameritrade common shares outstanding as of June 24, 2005	404,527
Special dividend per share	$6.00

Cash paid for dividend	$2,427,162

      The pro forma effect of the payment of the special dividend on the balance sheet is as follows:

Assets:
Cash and cash equivalents	$(2,407,162)
Short-term investments (sold to raise cash for dividend)	(20,000)

Net decrease in assets due to payment of dividend	$(2,427,162)

Stockholders’ equity:
Retained earnings	$(604,872)
Additional paid-in capital	(1,822,290)

Net decrease in stockholders’ equity due to payment of dividend	$(2,427,162)

      (i) Reflects the deletion of Ameritrade Canada’s results of operations.
      (j) Reflects the deletion of all TD Waterhouse non-U.S. and non-brokerage entities’ results of operations.
      (k) Reflects additional interest expense on borrowings by TD Waterhouse in order to fund the closing date capital adjustment (see Note 2 (c)). Interest expense is calculated based on average 30-day LIBOR interest rates for the respective periods, which is TD Waterhouse’s typical cost for these types of borrowings. Interest expense associated with stock lending activities is classified as brokerage interest expense in the statements of operations because it relates to broker-dealer activities. Interest expense on borrowings from affiliates is classified as interest on borrowings in the statements of operations. The calculation of the pro forma adjustments are as follows:

	Fiscal Year Ended Sept. 24,		Nine Months Ended June 24,
	2004		2005

	Stock	Borrowings	Stock	Borrowings
	Lending	from Affiliate	Lending	from Affiliate

Principal balance	$297,533	$181,785	$297,533	$181,785
Times: Average interest rate assumption	1.3%	1.3%	2.8%	2.8%

Annualized interest expense	3,868	2,363	8,331	5,090
Times: Percentage of full year	100%	100%	75%	75%

Pro forma adjustment	$3,868	$2,363	$6,248	$3,818

      (l) Reflects additional marketing fees that would have been earned by TD Waterhouse’s broker-dealer subsidiaries from TD Waterhouse Bank, had the Money Market Deposit Account agreement among

TD, Ameritrade and certain broker-dealer subsidiaries of TD Waterhouse been in effect during the periods presented. The MMDA agreement will not be executed or become effective until the closing of the acquisition of TD Waterhouse. Under the current MMDA arrangement, the TD Waterhouse broker-dealer subsidiaries earn a flat fee of 90 basis points on client MMDA balances, reduced by a management fee, while TD Waterhouse Bank retains any additional yield in excess of 90 basis points. Under the new MMDA agreement, the TD Waterhouse broker-dealer subsidiaries’ earnings will not be limited to 90 basis points, but will instead be based on the actual net yield earned by TD Waterhouse Bank on the client MMDA assets, less the actual interest cost paid to clients, a flat fee to TD Waterhouse Bank of 20 basis points and certain MMDA direct expenses. The pro forma adjustment is summarized as follows:

	Fiscal Year	Nine Months
	Ended	Ended
MMDA Agreement Marketing Fees:	Sept. 24, 2004	June 24, 2005

Pro forma, as if new MMDA agreement were in effect	$65,594	$103,383
Less: Actual, as originally reported	(64,640)	(60,150)

Pro forma adjustment	$954	$43,233

      (m) Reflects amortization resulting from the portion of the TD Waterhouse purchase price allocated to the estimated fair value of the TD Waterhouse client base. The pro forma adjustment assumes the intangible asset is amortized on a straight-line basis over an estimated life of 20 years. The amount allocated to this intangible asset was based on Ameritrade management’s preliminary estimate of the value of the TD Waterhouse client base. Ameritrade management estimated a fair value of $300 per client account based on 2,279,000 TD Waterhouse client accounts. The actual amount to be allocated to the value of the TD Waterhouse client base will be based on an independent valuation. A hypothetical $100 million change in the amount allocated to this intangible asset would result in a $5.0 million and $3.8 million pre-tax effect on amortization expense for the fiscal year and nine-month periods presented, respectively. The calculation of the pro forma adjustment is as follows:

Pro forma acquired client relationship intangible asset	$683,700
Divided by estimated life (years)	20

Pro forma adjustment — fiscal year ended Sept. 24, 2004	34,185
Times: Partial year percentage for nine months ended June 24, 2005	75%

Pro forma adjustment — nine months ended June 24, 2005	$25,639

      (n) Reflects estimated interest expense and amortization of debt issuance costs associated with the long-term debt to be incurred to fund the special dividend as discussed under pro forma adjustment (g). Pro forma interest expense is based on an estimated annual interest rate of 7.0 percent. Debt issuance costs are assumed to be amortized over an expected term of seven years. The assumed interest rate and term of the long-term debt are based on estimates provided by Ameritrade’s lead debt underwriter and do not represent a firm commitment. Actual results may differ. A hypothetical 1/8 percent change in the annual interest rate would result in a $2.4 million and $1.8 million pre-tax effect on interest expense for the fiscal year and nine-month periods presented, respectively. The calculation of the pro forma adjustment is as follows:

Pro forma principal amount borrowed	$1,900,000
Times: Assumed interest rate	7.0%

Annual interest expense	133,000
First year amortization of $23.8 million of debt issuance costs, using effective interest method and implied rate of 7.4%	5,131

Pro forma adjustment — fiscal year ended Sept. 24, 2004	138,131
Times: Partial year percentage for nine months ended June 24, 2005	75%

Pro forma adjustment — nine months ended June 24, 2005	$103,598

      (o) Reflects the net income tax effect of pro forma adjustments (k), (l), (m) and (n), computed at Ameritrade’s marginal tax rate for the respective periods as follows:

	Fiscal Year	Nine Months
	Ended	Ended
	Sept. 24, 2004	June 24, 2005

Adjustment to brokerage interest expense	$(3,868)	$(6,248)
Adjustment to other income	954	43,233
Adjustment to depreciation and amortization	(34,185)	(25,639)
Adjustments to interest on borrowings	(140,494)	(107,416)

Net effect of adjustments on pre-tax income	(177,593)	(96,070)
Ameritrade marginal income tax rate	39.0%	38.5%

Pro forma adjustment	$(69,261)	$(36,987)

      (p) Reflects the impact of shares of TD Ameritrade common stock issued as consideration in the acquisition of TD Waterhouse as if outstanding from the beginning of the period.
      (q) Reflects additional common stock equivalents resulting from the adjustment of Ameritrade stock options for the special dividend in accordance with the terms of the Ameritrade stock plans. The pro forma adjustment was calculated using the treasury stock method based on 23.6 million pre-adjustment stock options outstanding as of June 24, 2005, with a pre-adjustment weighted average exercise price of $6.53 per share. The option adjustment ratio was calculated assuming a pre-dividend market price of $21 per share for the Ameritrade stock, resulting in an option adjustment ratio of 21/15 and an exercise price adjustment ratio of 15/21. The actual option adjustment ratio will be determined based on the actual market price of Ameritrade stock immediately prior to the payment of the dividend. Assuming a different option adjustment ratio would result in a different amount of incremental common stock equivalents. For example, assuming a pre-dividend market price of $18 would result in 7.3 million incremental common stock equivalents due to a larger option adjustment ratio and smaller exercise price adjustment ratio. Conversely, assuming a pre-dividend market price of $24 would result in 4.8 million incremental common stock equivalents due to a smaller option adjustment ratio and a larger exercise price adjustment ratio.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF AMERITRADE
      As of September 30, 2005, there were 406,058,970 shares of Ameritrade common stock outstanding. The following table sets forth, as of September 30, 2005, the beneficial ownership of the Ameritrade’s common stock by its named executive officers, directors, each person believed by Ameritrade to beneficially own more than 5% of Ameritrade’s common stock, by all current executive officers and directors of Ameritrade as a group, and certain other Ameritrade stockholders. Shares of common stock subject to options that are exercisable within 60 days of September 30, 2005 are deemed beneficially owned by the person holding such options and are treated as outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

	Number of	Percent of
	Shares of	Shares of
Name	Common Stock	Common Stock

Directors and Executive Officers
J. Joe Ricketts(1)	89,318,300	21.9%
Chairman and Founder
Joseph H. Moglia(2)	10,811,702	2.6%
Chief Executive Officer
John R. MacDonald(3)	761,646	*
Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer
J. Peter Ricketts(4)	10,023,067	2.5%
Vice Chairman
Asiff S. Hirji(5)	652,615	*
Executive Vice President and Chief Operating Officer
Michael J. Bingle(6)	11,466,209	2.8%
Director
Dan W. Cook III(7)	2,485	*
Director
Michael D. Fleisher(8)	46,191	*
Director
Glenn H. Hutchins(9)	11,501,728	2.8%
Director
Mark L. Mitchell(10)	217,354	*
Director
Thomas S. Ricketts(11)	8,682,450	2.1%
Director
W. Edmund Clark		*
Director Nominee
Frederic J. Tomczyk		*
Director Nominee
Daniel A. Marinangeli		*
Director Nominee
Marshall A. Cohen		*
Director Nominee
Wilbur J. Prezzano		*
Director Nominee
All Directors, Director Nominees and Executive Officers as a group (23 persons)	125,412,081	29.8%

	Number of	Percent of
	Shares of	Shares of
Name	Common Stock	Common Stock

Other Stockholders
Entities affiliated with T. Rowe Price Associates, Inc.(12)	23,299,155	5.7%
100 East Pratt Street Baltimore, MD 21202
Entities affiliated with Alliance Capital Management L.P.(13)	22,711,454	5.6%
1345 Avenue of the Americas, 38th Floor New York, NY 10105
Atticus Capital, L.L.C.(14)	20,481,700	5.0%
152 West 57th Street, 45th Floor New York, NY 10019
Entities affiliated with Silver Lake Partners, L.P.(15)	11,466,209	2.8%
2725 Sand Hill Road, Building C Suite 150 Menlo Park, CA 94025
Ricketts Grandchildren Trust(16)	19,008,000	4.7%

*	Less than one percent of the issued and outstanding shares.

(1)	Shares of common stock beneficially owned by Mr. Ricketts consist of 67,609,988 shares held jointly with Marlene M. Ricketts, his spouse, in brokerage margin accounts; 8,186,112 shares held by the Marlene M. Ricketts 1994 Dynasty Trust, over which Mr. Ricketts has sole voting and dispositive power; 8,186,688 shares held by the J. Joe Ricketts 1996 Dynasty Trust, over which Mrs. Ricketts has sole voting and dispositive power; 2,475,000 shares owned by Mr. Ricketts individually but pledged as collateral; 332,352 shares held in the J. Ricketts IRA; 332,352 shares held in the M. Ricketts IRA; 5,153 shares held in Mr. Ricketts’ 401(k) account; and 2,190,655 shares issuable upon the exercise of options exercisable within 60 days.

(2)	Consists of 651,400 shares held by Mr. Moglia individually in a brokerage margin account; 140,000 shares held in trust for the benefit of Mr. Moglia’s family; 4,357 shares held in Mr. Moglia’s 401(k) account; and 10,015,945 shares issuable upon the exercise of options exercisable within 60 days.

(3)	Consists of 53,005 shares held by Mr. MacDonald individually in IRA accounts; 7,902 shares held jointly with Mr. MacDonald’s spouse in a brokerage margin account; 3,638 shares held by Mr. MacDonald’s spouse individually in an IRA account; 12,846 shares held in Mr. MacDonald’s 401(k) account; 574,745 shares issuable upon the exercise of options exercisable within 60 days; and 109,510 shares held for the benefit of Mr. MacDonald in a deferred compensation account under Ameritrade’s Executive Deferred Compensation Program.

(4)	Consists of 949,087 shares held by Mr. Ricketts individually in a brokerage margin account; 200,410 shares held jointly with Mr. Ricketts’ spouse in a brokerage margin account; 19,950 shares held in trusts for the benefit of Mr. Ricketts’ children; 15,650 shares in the Ricketts/ Shore 2003 Gift Trust; 70,066 shares in Mr. Ricketts’ 401(k) account; 404,838 shares issuable upon the exercise of options exercisable within 60 days; 464,624 shares in the Marlene Ricketts Trust for the benefit of J. Peter Ricketts over which Mr. Ricketts has sole voting and dispositive power; and 7,898,442 shares in the Marlene Ricketts Annuity Trust 2002 #1, Marlene Ricketts Annuity Trust 2003 #1, Marlene Ricketts Annuity Trust 2004 #1 and Marlene Ricketts Annuity Trust 2004 #2 over which Mr. Ricketts has shared voting and dispositive power.

(5)	Consists of 26,212 shares held for the benefit of Mr. Hirji in a deferred compensation account under Ameritrade’s Executive Deferred Compensation Program; 1,403 shares held in Mr. Hirji’s 401(k) account; and 625,000 shares issuable upon the exercise of options exercisable within 60 days.

(6)	Consists of 11,466,209 shares owned by Silver Lake Partners, L.P. and its affiliated entities (see footnote 16 below). Mr. Bingle is a Managing Director of Silver Lake Technology Associates, L.L.C. and Silver Lake Technology Management, L.L.C. Mr. Bingle disclaims beneficial ownership of all shares owned by Silver Lake Partners, L.P. and its affiliated entities, except to the extent of his pecuniary interest therein.

(7)	Consists of 710 shares held by Mr. Cook individually and 1,775 shares of restricted stock.

(8)	Consists of 4,000 shares held by Mr. Fleisher individually; 2,000 shares of restricted stock; 20,000 shares issuable upon the exercise of options exercisable within 60 days; and 20,191 stock units held in a deferred compensation account for Mr. Fleisher.

(9)	Consists of 13,519 shares held by Mr. Hutchins individually; 2,000 shares of restricted stock; 20,000 shares issuable upon the exercise of options exercisable within 60 days; and 11,466,209 shares owned by Silver Lake Partners, L.P. and its affiliated entities (see footnote 16 below). Mr. Hutchins is a Managing Member and officer of the General Partner of Silver Lake Partners, L.P. The shares held individually, restricted shares and shares issuable upon exercise of stock options were awarded to Mr. Hutchins in his capacity as a Director of Ameritrade. Under Silver Lake Partners’ arrangements with respect to director compensation, any proceeds from these shares are to be assigned to Silver Lake Technology Management, L.L.C. As a result, Mr. Hutchins disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Mr. Hutchins disclaims beneficial ownership of all shares owned by Silver Lake Partners, L.P. and its affiliated entities, except to the extent of his pecuniary interest therein.

(10)	Includes 127,667 shares held by Mr. Mitchell individually in a brokerage margin account; 29,816 shares held by Mr. Mitchell in IRA accounts; 2,000 shares of restricted stock; 45,692 shares issuable upon the exercise of options exercisable within 60 days; and 12,179 shares in the Janet T. Mitchell IRA, over which Mr. Mitchell has shared voting and dispositive power.

(11)	Consists of 270,099 shares held by Mr. Ricketts jointly with his spouse in a brokerage margin account; 2,685 stock units held in a deferred compensation account for Mr. Ricketts; 20,000 shares issuable upon the exercise of options exercisable within 60 days; 26,600 shares held in trusts for the benefit of Mr. Ricketts’ children; 464,624 shares held in the Marlene Ricketts Trust for the benefit of Thomas S. Ricketts over which Mr. Ricketts has sole voting and dispositive power; and 7,898,442 shares in the Marlene Ricketts Annuity Trust 2002 #1, Marlene Ricketts Annuity Trust 2003 #1, Marlene Ricketts Annuity Trust 2004 #1 and Marlene Ricketts Annuity Trust 2004 #2 over which Mr. Ricketts has shared voting and dispositive power.

(12)	Based on Form 13F filed on August 15, 2005 for the quarter ended June 30, 2005 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. claimed sole voting authority with respect to 5,592,655 and no voting authority with respect to 17,706,500 shares.

(13)	Based on Form 13F filed on August 10, 2005 for the quarter ended June 30, 2005 by AXA on behalf of Alliance Capital Management L.P. and affiliated funds. Alliance Capital Management L.P. and affiliated funds claimed sole voting authority with respect to 19,545,041 shares, shared voting authority with respect to 156,960 shares and no voting authority with respect to 3,009,453 shares.

(14)	Based on Schedule 13G filed July 25, 2005 by Atticus Capital, L.L.C. and Timothy R. Barakett. Atticus Capital L.L.C. claimed sole voting authority and Timothy R. Barakett claimed shared voting authority with respect to these shares.

(15)	Represents shares owned by Silver Lake Partners, L.P., Silver Lake Investors, L.P. and Silver Lake Technology Investors, L.L.C.

(16)	The trustee of the Ricketts Grandchildren Trust is First National Bank of Omaha, First National Center, 16th and Dodge Streets, Omaha, Nebraska, 68102.

FUTURE AMERITRADE STOCKHOLDER PROPOSALS
      Whether or not the acquisition of TD Waterhouse is completed, Ameritrade (or TD Ameritrade, in the event the acquisition of TD Waterhouse is completed) will hold its regular annual meeting of stockholders in 2006. Proposals of stockholders intended to be presented at this annual meeting of stockholders in 2006 and included in its proxy statement and proxy for that meeting are required to be received by the Secretary of Ameritrade by September 26, 2005. Pursuant to Ameritrade’s bylaws, stockholders who intend to present an item for business at the next annual meeting (other than a proposal submitted for inclusion in Ameritrade’s proxy materials) must provide notice to the Secretary of Ameritrade no earlier than October 19, 2005 and no later than November 18, 2005. Stockholder proposals must set forth (1) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (2) the name and address of the stockholder proposing such business, (3) the number of shares of Ameritrade common stock beneficially owned by such stockholder and (4) any material interest of such stockholder in such business. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Exchange Act. Stockholder proposals should be sent to Ameritrade’s principal executive offices at 4211 South 102nd Street, Omaha, Nebraska 68127. Ameritrade urges that any stockholder proposals be sent certified mail, return-receipt requested.

WHERE YOU CAN FIND MORE INFORMATION
      Ameritrade files reports, proxy statements and other information with the SEC as required under the Exchange Act. TD is a “foreign private issuer” and, under the rules adopted under the Exchange Act, is exempt from some of the requirements of that act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant stockholders under Section 16 of the Exchange Act. TD Waterhouse is a wholly owned subsidiary of TD and is exempt from the requirements of the Exchange Act.
      You may read and copy any reports, statements or other information filed by Ameritrade at the public reference facilities maintained by the SEC in Room 1590, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for additional information on the operation of the SEC’s public reference facilities. The SEC maintains a website that contains reports, proxy statements and other information, including those filed by Ameritrade, at http://www.sec.gov. You may also access the SEC filings and obtain other information about Ameritrade through the website maintained by Ameritrade, which is http://www.amtd.com. The information contained on the website is not incorporated by reference in, or in any way part of, this proxy statement.
      TD files reports, statements and other information with the Canadian provincial securities administrators, which are available at the Canadian provincial securities administrators’ public reference rooms. TD filings are also electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, the Canadian equivalent of the SEC’s EDGAR system, at http://www.sedar.com.
      This proxy statement does not contain all the required information because the SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference the documents set forth below that Ameritrade has previously filed with the SEC. However, we are not incorporating any information furnished under Item 2.02 or 7.01 (formerly Item 12 or 9) of our Current Reports on Form 8-K filed with the SEC. These documents contain important information about Ameritrade and its financial condition.

Ameritrade Filings With the SEC
(File No. 001-31251)	Filing Date(s)

Annual Report on Form 10-K	December 9, 2004
Quarterly Reports on Form 10-Q	February 8, 2005 May 2, 2005 July 22, 2005
Current Reports on Form 8-K	December 10, 2004
December 16, 2004
December 16, 2004
December 17, 2004
March 4, 2005
May 13, 2005
May 18, 2005
June 22, 2005
June 28, 2005
July 12, 2005
August 4, 2005
August 9, 2005
August 31, 2005
September 2, 2005
September 12, 2005
October 25, 2005
October 28, 2005
      All documents filed by Ameritrade under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date of the Ameritrade special meeting will also be deemed to be incorporated into this proxy statement by reference.
      You may also obtain copies of any document incorporated in this proxy statement, without charge, by requesting them in writing or by telephone at the following address:
Ameritrade Holding Corporation
4211 South 102nd Street
Omaha, Nebraska 68127
Attention: Investor Relations
(800) 237-8692
      None of Ameritrade, TD or TD Waterhouse has authorized any person to give any information or make any representation about the acquisition of TD Waterhouse that is different from, or in addition to, that contained in this proxy statement or in any of the materials that are incorporated by reference in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this document unless the information specifically indicates that another date applies.

Appendix A-1
EXECUTION COPY

AGREEMENT OF SALE AND PURCHASE
between
THE TORONTO-DOMINION BANK
and
AMERITRADE HOLDING CORPORATION
Dated as of June 22, 2005

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Page

Acquisition	A-59
Acquisition Proposal	A-42
Additional Proposals	A-41
Additional Votes	A-41
Advisers Act	A-64
Affected Employees	A-46
Affiliate	A-65
Aggregate Debits	A-65
Agreement	A-1
Ameritrade	A-1
Ameritrade 401k Plan	A-48
Ameritrade Benefit Plans	A-31
Ameritrade Canada	A-1
Ameritrade Canada Purchase Agreement	A-1
Ameritrade Canadian Damages	A-61
Ameritrade Closing Date Balance Sheet	A-3
Ameritrade Disclosure Schedule	A-3
Ameritrade Facilities	A-27
Ameritrade Filings	A-28
Ameritrade International Benefit Plan	A-32
Ameritrade Leases	A-27
Ameritrade Permits	A-28
Ameritrade Pre-Closing Taxes	A-65
Ameritrade Preferred Stock	A-21
Ameritrade Recommendation	A-41
Ameritrade Required Votes	A-34
Ameritrade Restated Bylaws	A-65
Ameritrade Restated Charter	A-65
Ameritrade SEC Documents	A-24
Ameritrade Stock Issuance	A-65
Ameritrade Stock Option Plans	A-21
Ameritrade Stockholders’ Meeting	A-10
Antitrust Laws	A-45
Banking Services	A-54
Benefit Plans	A-16
Business Day	A-65
Business Subsidiaries	A-65
Calculations	A-3
Canadian GAAP	A-65
Capital Markets Financial Statements	A-9
Cash Consideration	A-2
CCC	A-54
CCC Employees	A-54

A-iv

Page

Change in Ameritrade Recommendation	A-41
Claim Notice	A-62
Closing	A-5
Closing Date	A-5
Closing Date Balance Sheets	A-3
Closing Date Net Tangible Book Value	A-65
Code	A-16
Common Stock	A-1
Competition Filings	A-44
Confidentiality Agreement	A-43
control	A-65
CPA Firm	A-3
Damages	A-61
De Minimis Claim	A-61
DGCL	A-23
Divesture	A-45
Encumbrance	A-65
Environmental Laws	A-18
ERISA	A-16
ERISA Affiliate	A-16
Exchange Act	A-65
Exchange Consideration	A-2
Excluded Subsidiaries	A-65
Executive Officers	A-42
Existing Stockholders Agreement	A-23
FDIC	A-65
Fed Funds Rate	A-4
Final Statement	A-4
Focus Report	A-65
GAAP	A-65
Governmental Authority	A-8
Group	A-65
Hazardous Materials	A-19
HSR Act	A-8
Indemnified Ameritrade Entities	A-60
Indemnified Entity	A-62
Indemnified TD Entities	A-61
Indemnifying Party	A-62
Injunction	A-56
Intellectual Property	A-12
Investment Company Act	A-66
knowledge	A-66
Litigation	A-15
Master Services Agreement	A-49

A-v

Page

Material Adverse Effect	A-66
Money Market Deposit Account Agreement	A-1
MZ Agreement	A-21
NASD	A-66
NASDAQ	A-66
Net Capital Rule	A-66
NISC Financial Statements	A-9
NYSE	A-66
Original Services Agreement	A-54
Other Assets	A-51
Ownership Percentage	A-66
Person	A-66
Post Tender Ownership Percentage	A-66
Pre-Closing Tax Period	A-52
R Parties	A-1
Registration Rights Agreement	A-1
Reorganization	A-1
Reorganization Gain Amount	A-51
Reorganization Report	A-51
Reorganization Tax Liability	A-51
Representatives	A-42
Requisite Regulatory Approvals	A-56
Returns	A-15
Sarbanes-Oxley Act	A-66
SEC	A-66
SEC Proxy Statement	A-8
Securities Act	A-66
Services Agreement	A-1
Share Purchase	A-1
Significant Subsidiaries	A-42
SLP Parties	A-1
Special Committee	A-66
Special Dividend	A-38
Special Dividend Indebtedness	A-67
Stockholders Agreement	A-1
Straddle Period	A-52
Subsidiary	A-67
Superior Proposal	A-43
TA Parties	A-1
Targeted Closing Date Net Tangible Book Value	A-67
Targeted Net Capital	A-67
Tax	A-67
Tax Arbitrator	A-53
Tax Notice	A-52

A-vi

Page

Taxing Authority	A-67
TD	A-1
TD Acquisition Proposal	A-53
TD Canadian Damages	A-62
TD Disclosure Schedule	A-2
TD Objection	A-3
Tender Offer	A-2
Termination Payment	A-59
Third Party	A-63
Third Party Approval	A-8
Threshold	A-61
Trademark License Agreement	A-1
Transaction Agreements	A-67
Transaction Expenses	A-59
Transfer Taxes	A-53
Transition Period	A-46
Triggering Event	A-58
Valuation Report	A-51
Violation	A-7
Voting Agreement	A-1
Voting Debt	A-6
WARN	A-48
Waterhouse	A-1
Waterhouse 2003 Financial Statements	A-8
Waterhouse 2004 Financial Statements	A-9
Waterhouse 2005 and 2006 Bonus Program	A-47
Waterhouse 401k Plan	A-47
Waterhouse Benefit Plans	A-16
Waterhouse Business Financial Statements	A-9
Waterhouse Canada	A-1
Waterhouse Closing Date Balance Sheet	A-2
Waterhouse Common Stock	A-67
Waterhouse Facilities	A-12
Waterhouse Filings	A-13
Waterhouse Financial Statements	A-9
Waterhouse International Benefit Plan	A-17
Waterhouse Investor Services Financial Statements	A-9
Waterhouse Leases	A-12
Waterhouse Permits	A-13
Waterhouse Pre-Closing Taxes	A-68
Waterhouse Quarterly Financial Statements	A-9

A-vii

Page

Waterhouse Severance Plan	A-68
Waterhouse Tangible Net Worth	A-68
Exhibits

Exhibit A — Stockholders Agreement
Exhibit B — Amended and Restated Registration Rights Agreement
Exhibit C — Voting Agreement
Exhibit D — Ameritrade Canada Purchase Agreement
Exhibit E — Form of Trademark License Agreement
Exhibit F — Form of Amended and Restated Bylaws of TD Ameritrade Holding Corporation
Exhibit G — Form of Amended and Restated Certificate of Incorporation of Ameritrade Holding Corporation
Exhibit H — Form of Money Market Deposit Account Agreement
Exhibit I — Form of Services Agreement

A-viii

AGREEMENT OF SALE AND PURCHASE
      THIS AGREEMENT OF SALE AND PURCHASE (as amended, supplemented, restated or otherwise modified from time to time, this “Agreement”) is entered into as of June 22, 2005 between The Toronto-Dominion Bank, a Canadian chartered bank (“TD”), and Ameritrade Holding Corporation, a Delaware corporation (“Ameritrade”).
RECITALS
      WHEREAS, as of the date hereof, TD is the beneficial and record owner of all of the issued and outstanding shares of Class A common stock, par value $0.01 per share of TD Waterhouse Group, Inc., a Delaware corporation (“Waterhouse”), which shares may be exchanged for a new class of common stock of Waterhouse and/or transferred to a wholly-owned Subsidiary of TD in connection with the Reorganization described below;
      WHEREAS, the Board of Directors of each of Ameritrade and TD has approved and declared advisable this Agreement and has determined that it is in the best interests of the stockholders of such corporation to consummate the transactions provided for herein in which, among other things, Ameritrade shall purchase from TD all of the capital stock of Waterhouse (the “Share Purchase”) and TD will receive, in consideration for all of the capital stock of Waterhouse, a number of shares of common stock, par value $0.01 per share, of Ameritrade (the “Common Stock”) as specified in this Agreement;
      WHEREAS, prior to or concurrent with the completion of the Share Purchase, Waterhouse will complete the steps set forth in Section 5.14 of the TD Disclosure Schedule (the “Reorganization”);
      WHEREAS, in connection with the transactions contemplated hereby, (i) Ameritrade, TD, J. Joe Ricketts and the related parties whose names are set forth on the signature pages of the Stockholders Agreement referred to below (collectively, together with J. Joe Ricketts, the “R Parties”) are entering into a stockholders agreement in the form attached as Exhibit A hereto (as amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), which, in part, is effective as of the date hereof and, in part, will become effective as of the Closing; (ii) Ameritrade, TD, the R Parties and the stockholders identified therein as the “SLP Parties” and the “TA Parties” are entering into an amended and restated registration rights agreement in the form attached as Exhibit B hereto (as amended, supplemented, restated or otherwise modified from time to time, the “Registration Rights Agreement”), which will become effective as of the Closing; (iii) TD, the R Parties, the SLP Parties and the TA Parties are entering into a voting agreement in the form attached as Exhibit C hereto (as amended, supplemented, restated or otherwise modified from time to time, the “Voting Agreement”) relating to, among other things, the agreement by the R Parties, the SLP Parties and the TA Parties to vote the shares of Common Stock held by them in favor of the approval of the Ameritrade Stock Issuance, the Ameritrade Restated Charter and any Additional Proposals; (iv) Ameritrade, TD, Datek Online Holdings Corp. and TD Waterhouse Canada Inc. (“Waterhouse Canada”) are entering into a stock purchase agreement in the form attached as Exhibit D hereto relating to the purchase by TD of the capital stock of Ameritrade Canada, Inc., an Ontario corporation (“Ameritrade Canada”) (as amended, supplemented, restated or otherwise modified from time to time, the “Ameritrade Canada Purchase Agreement”); (v) Ameritrade and TD are entering into a trademark license agreement in the form attached as Exhibit E hereto (as amended, supplemented, restated or otherwise modified from time to time, the “Trademark License Agreement”) which will become effective as of the Closing, relating to the use by Ameritrade of certain trademarks owned by TD; (vi) TD Waterhouse Bank, N.A., TD Waterhouse Investor Services, Inc., National Investor Services Corp., TD and Ameritrade shall enter into a Money Market Deposit Account Agreement substantially in the form attached as Exhibit H hereto (as amended, supplemented, restated or otherwise modified from time to time, the “Money Market Deposit Account Agreement”) on the Closing Date; and (vii) Ameritrade, TD Asset Management USA Inc., TD Waterhouse Investor Services, Inc. and National Investor Services Corp. shall enter into a mutual fund services agreement substantially in the form attached as Exhibit I hereto (as amended, supplemented, restated or otherwise modified from time to time, the “Services Agreement”) on the Closing Date;

      WHEREAS, it is contemplated that prior to the Closing, Ameritrade will declare and pay, subject to the terms and conditions of this Agreement, a one-time special cash dividend in respect of the Common Stock; and
      WHEREAS, following the Closing, TD (and J. Joe Ricketts, if he elects to participate) will commence a tender offer pursuant to which TD (and J. Joe Ricketts, if he elects to participate) will offer to acquire additional shares of Common Stock, as provided in the Stockholders Agreement (the “Tender Offer”).
      NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
The Purchase and Sale
      Section 1.1. General.     On the terms and subject to the conditions set forth in this Agreement, at the Closing, TD shall sell, assign, transfer, convey and deliver to Ameritrade, and Ameritrade shall purchase from TD, all of the then-outstanding shares of Waterhouse Common Stock, representing all of the capital stock of Waterhouse.
      Section 1.2. Share Exchange.     In exchange for the shares of Waterhouse Common Stock transferred to Ameritrade at the Closing, Ameritrade shall, at the Closing, (i) issue and deliver to TD 193,600,000 validly issued, fully paid and non-assessable shares of Common Stock (the “Exchange Consideration”) and (ii) pay to TD, by bank check or wire transfer to an account designated by TD at least two Business Days prior to the Closing, cash in the amount of $20,000 (the “Cash Consideration”); provided, however, that if at any time between the date of this Agreement and the Closing Ameritrade shall pay a dividend in shares of Common Stock, subdivide, split or combine the then-outstanding shares of Common Stock or issue additional shares of Common Stock by reclassification of its shares of Common Stock, then the number of shares of Common Stock constituting the Exchange Consideration shall be the product of (x) the number of shares of Common Stock constituting the Exchange Consideration immediately prior to the occurrence of such event multiplied by (y) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after, and the denominator of which shall be the number of such shares of Common Stock outstanding immediately before, the occurrence of such event, and the resulting product shall from and after the date of such event be the Exchange Consideration, subject to further adjustment in accordance with this sentence in the event of any subsequent such dividend, subdivision, split, combination or reclassification.
      Section 1.3.     Closing Date Capital Adjustment.
      (a) Within 60 days after the Closing Date, Ameritrade will prepare and deliver to TD the information set forth in clauses (i) and (ii) below:

(i) for Waterhouse and the Business Subsidiaries, a consolidated balance sheet as of the Closing Date (the “Waterhouse Closing Date Balance Sheet”). The Waterhouse Closing Date Balance Sheet shall (A) be prepared in accordance with GAAP (subject to the exceptions described below and in Section 1.3(a)(i)(A) of the disclosure schedule delivered by TD to Ameritrade concurrently with the execution and delivery of this Agreement (the “TD Disclosure Schedule”)), applied on a basis consistent with the preparation of the Waterhouse 2004 Financial Statements, (B) reflect the Reorganization, (C) reflect the accruals set forth in Section 1.3(a)(i)(C) of the TD Disclosure Schedule and (D) be accompanied by a statement showing Waterhouse’s Closing Date Net Tangible Book Value and Targeted Closing Date Net Tangible Book Value, in each case based on the Waterhouse Closing Date Balance Sheet. TD will assist and cooperate with Ameritrade in the preparation of the Waterhouse Closing Date Balance Sheet, including by providing Ameritrade with reasonable access to any relevant personnel, books and records related to Waterhouse and the Business Subsidiaries that are in TD’s possession.

(ii) for Ameritrade and its Subsidiaries, a consolidated balance sheet as of the Closing Date (the “Ameritrade Closing Date Balance Sheet” and, together with the Waterhouse Closing Date Balance Sheet, the “Closing Date Balance Sheets”). The Ameritrade Closing Date Balance Sheet shall (A) be prepared in accordance with GAAP (subject to the exceptions described below and in Section 1.3(a)(ii)(A) of the disclosure schedule delivered by Ameritrade to TD concurrently with the execution and delivery of this Agreement (the “Ameritrade Disclosure Schedule”)), applied on a basis consistent with the preparation of the most recent audited financial statements of Ameritrade included in the Ameritrade SEC Documents filed with the SEC prior to the date of this Agreement, (B) reflect the payment or accrual of any Special Dividend (including any Special Dividend with a record date prior to the Closing that will be paid following the Closing) up to an amount equal to the product of $1.00 and the aggregate number of shares of Common Stock actually outstanding as of the record date of any such Special Dividend (and not reflect the payment of any portion of the Special Dividend in excess of such amount), (C) not reflect any Special Dividend Indebtedness (or any proceeds received therefrom), except to the extent such Special Dividend Indebtedness exceeds an amount equal to the product of $4.00 and the aggregate number of shares of Common Stock actually outstanding as of the record date of the Special Dividend, in which case the amount of such excess shall be reflected (but such amount shall in no event duplicate any accrual already reflected in (B) above), (D) reflect the adjustments set forth on Section 1.3(a)(ii)(D) of the Ameritrade Disclosure Schedule and (E) be accompanied by a statement showing Ameritrade’s Closing Date Net Tangible Book Value and Targeted Closing Date Net Tangible Book Value, in each case based on the Ameritrade Closing Date Balance Sheet. The calculations of Ameritrade’s and Waterhouse’s respective Closing Date Net Tangible Book Values and Targeted Closing Date Net Tangible Book Values which accompany the Closing Date Balance Sheets are referred to collectively herein as the “Calculations.”

      (b) Following the delivery by Ameritrade to TD of the Closing Date Balance Sheets and the Calculations, TD shall have a period of 30 days in which to review the Closing Date Balance Sheets and the Calculations. TD and its accountants shall be provided with reasonable access to the work papers of Ameritrade and its accountants and to the books and records of Ameritrade and its Subsidiaries and Waterhouse and the Business Subsidiaries in connection with such review. In the event that TD determines that either of the Closing Date Balance Sheets and/or any of the Calculations have not been prepared in compliance with the applicable requirements of Section 1.3(a) (taking into account (i) the various enumerated items in Section 1.3(a)(i)(A) through (C), in the case of the Waterhouse Closing Date Balance Sheet, (ii) the various enumerated items in Section 1.3(a)(ii)(A) through (D), in the case of the Ameritrade Closing Date Balance Sheet, and (iii) the defined terms contained therein), TD shall, on or before the last day of such 30-day period, inform Ameritrade in writing of such determination (the “TD Objection”), setting forth in reasonable detail a specific description of the basis of the TD Objection, the adjustments to the applicable Closing Date Balance Sheets which TD believes should be made, and, if different from Ameritrade’s calculation thereof, TD’s calculation of the Calculations, and TD shall be deemed to have accepted any items not specifically disputed in the TD Objection. Failure to so notify Ameritrade shall constitute acceptance and approval of Ameritrade’s preparation of the Closing Date Balance Sheets and the Calculations.
      (c) Ameritrade shall then have 30 days following the date it receives the TD Objection to review and respond to the TD Objection, during which period Ameritrade and TD shall negotiate in good faith to resolve the TD Objection. If Ameritrade and TD are unable to resolve all of their disagreements with respect to the determination of the foregoing items by the 30th day following the date on which Ameritrade receives the TD Objection, after having used their good faith efforts to reach a resolution, then TD and Ameritrade shall each submit the name of an accounting firm that is nationally recognized in the United States (other than the current independent auditors of either TD or Ameritrade), and Ameritrade and TD shall mutually select one firm from these two firms (such selected firm, the “CPA Firm”), who shall, acting as experts in accounting, determine on a basis consistent with the applicable requirements of Section 1.3(a) (taking into account (i) the various enumerated items in Section 1.3(a)(i)(A) through (C), in the case of the Waterhouse Closing Date Balance Sheet, (ii) the various enumerated items in Section 1.3(a)(ii)(A) through (D), in the case of the Ameritrade Closing Date Balance Sheet, and (iii) in each case the applicable defined terms contained in Section 1.3(a)), and only with respect to the specific remaining accounting-related differences so submitted, whether and to what extent either of the Closing Date Balance Sheets and/or any of the Calculations require adjustment. Each of TD and Ameritrade shall, and shall cause their respective Affiliates and representatives to, provide full cooperation to the CPA Firm. Ameritrade and TD shall request the CPA Firm to use all reasonable efforts to render its determination within 45 days following submission of such matters to the CPA Firm. The CPA Firm’s determination shall be conclusive and binding upon Ameritrade and TD and shall be deemed a final arbitration award that is enforceable pursuant to the Federal Arbitration Act, 9 U.S.C. Sec. 1 et seq. Ameritrade and TD shall make reasonably available to the CPA Firm all relevant books and records, any work papers (including those of the parties’ respective accountants, to the extent applicable) and supporting documentation relating to the Closing Date Balance Sheets and the Calculations, and all other items reasonably requested by the CPA Firm. The “Final Statement” of each of Waterhouse and Ameritrade shall mean, with respect to Waterhouse, the Waterhouse Closing Date Balance Sheet and the calculations of Waterhouse’s Closing Date Net Tangible Book Value and Targeted Closing Date Net Tangible Book Value, and with respect to Ameritrade, the Ameritrade Closing Date Balance Sheet and the calculations of Ameritrade’s Closing Date Net Tangible Book Value and Targeted Closing Date Net Tangible Book Value, in each case (i) as submitted by Ameritrade pursuant to Section 1.3(a) in the event that (A) no TD Objection is delivered to Ameritrade during the initial 30-day period specified above or (B) Ameritrade and TD so agree, (ii) as adjusted in accordance with the TD Objection, in the event that (A) Ameritrade does not respond to the TD Objection during the 30-day period specified above following receipt by Ameritrade of the TD Objection or (B) Ameritrade and TD so agree, (iii) as adjusted in accordance with the agreement of Ameritrade and TD, if Ameritrade and TD so agree during the 30-day period following receipt by Ameritrade of the TD Objection, or (iv) as adjusted by the CPA Firm, if it has been submitted to the CPA Firm for review, together with any other modifications to the applicable Closing Date Balance Sheet or Calculations agreed upon by Ameritrade and TD. All fees and expenses of the CPA Firm shall be shared equally by Ameritrade and TD.
      (d) If Waterhouse’s Closing Date Net Tangible Book Value, as set forth in Waterhouse’s Final Statement, is less than its Targeted Closing Date Net Tangible Book Value, TD shall pay to Ameritrade as a contribution to capital an amount in cash equal to the sum of (i) the excess of Waterhouse’s Targeted Closing Date Net Tangible Book Value over its Closing Date Net Tangible Book Value, each as set forth in Waterhouse’s Final Statement, plus (ii) an amount calculated as if interest were payable on the amount paid under clause (i), computed at the daily effective Fed funds rate as published by the Federal Reserve (based on a 365-day year) (the “Fed Funds Rate”) for the period from the Closing Date to but excluding the date of such payment, in immediately available funds no later than the sixtieth (60th) day following the date on which Waterhouse’s Final Statement is determined pursuant to Section 1.3(c) above. If Waterhouse’s Closing Date Net Tangible Book Value, as set forth in Waterhouse’s Final Statement, is greater than its Targeted Closing Date Net Tangible Book Value, Ameritrade shall pay TD an amount in cash as additional consideration equal to the sum of (x) the excess of Waterhouse’s Closing Date Net Tangible Book Value over its Targeted Closing Date Net Tangible Book Value, as set forth in Waterhouse’s Final Statement, plus (y) an amount calculated as if interest were payable on the amount paid under clause (x), computed at the Fed Funds Rate for the period from the Closing Date to but excluding the date of such payment, in immediately available funds no later than the sixtieth (60th) day following the date on which Waterhouse’s Final Statement is determined pursuant to Section 1.3(c) above.
      (e) If Ameritrade’s Closing Date Net Tangible Book Value, as set forth in Ameritrade’s Final Statement, is less than its Targeted Closing Date Net Tangible Book Value, Ameritrade shall pay to TD an amount in cash as additional consideration equal to the sum of (i) (x) the quotient of (A) the excess of Ameritrade’s Targeted Closing Date Net Tangible Book Value over its Closing Date Net Tangible Book

Value, each as set forth in Ameritrade’s Final Statement, divided by (B) 1 minus TD’s Ownership Percentage (expressed as a decimal) minus (y) the excess amount described in clause (A) above plus (ii) an amount calculated as if interest were payable on the amount paid under clause (i), computed at the Fed Funds Rate for the period from the Closing Date to but excluding the date of such payment, in immediately available funds no later than the sixtieth (60th) day following the date on which Ameritrade’s Final Statement is determined pursuant to Section 1.3(c) above. If Ameritrade’s Closing Date Net Tangible Book Value, as set forth in Ameritrade’s Final Statement, is greater than its Targeted Closing Date Net Tangible Book Value, TD shall pay to Ameritrade as a capital contribution an amount in cash equal to the sum of (I)(x) the quotient of (aa) the excess of Ameritrade’s Closing Date Net Tangible Book Value over its Targeted Closing Date Net Tangible Book Value, as set forth in Ameritrade’s Final Statement, divided by (bb) 1 minus the Ownership Percentage (expressed as a decimal) minus (y) the excess amount described in clause (aa) above plus (II) an amount calculated as if interest were payable on the amount paid under clause (I), computed at the Fed Funds Rate for the period from the Closing Date to but excluding the date of such payment, in immediately available funds no later than the sixtieth (60th) day following the date on which Ameritrade’s Final Statement is determined pursuant to Section 1.3(c) above.
      (f) TD shall use commercially reasonable efforts to maintain (i) net capital (which amount is set forth in Box 3750 of the applicable Focus Report) of each of the Business Subsidiaries in excess of each such Business Subsidiary’s respective Targeted Net Capital and (ii) Waterhouse Tangible Net Worth in excess of zero. Ameritrade shall use commercially reasonable efforts to maintain the net capital (which amount is set forth in Box 3750 of the applicable Focus Report) of each Subsidiary that is a registered broker-dealer in excess of its respective Targeted Net Capital.
ARTICLE II
Closing Procedures
      Section 2.1. Closing.     The closing of the Share Purchase (the “Closing”) shall take place on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which by their terms are to be satisfied at Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 12 East 49th Street, New York, New York 10017-8203, or at such other time or place as TD and Ameritrade may mutually agree (the “Closing Date”).
      Section 2.2. Deliverables.
      (a) At the Closing, Ameritrade shall deliver or cause to be delivered to TD the following:

(i) certificates, registered in such name or names as TD may reasonably request, evidencing the shares of Common Stock to be issued to TD at the Closing, free and clear of any Encumbrances;

(ii) the Cash Consideration;

(iii) the certificates contemplated by Section 6.3; and

(iv) all other documents required to be delivered by Ameritrade on or prior to the Closing Date pursuant to this Agreement, including the Money Market Deposit Account Agreement and the Services Agreement.
      (b) At the Closing, TD shall deliver or cause to be delivered to Ameritrade the following:

(i) the stock certificates representing all the issued and outstanding shares of Waterhouse Common Stock, with appropriate stock powers duly endorsed in blank or accompanied by other duly executed instruments of transfer, and with all required stock transfer tax stamps affixed thereto and cancelled, free and clear of all Encumbrances;

(ii) the certificates contemplated by Section 6.2; and

(iii) all other documents required to be delivered by TD on or prior to the Closing Date pursuant to this Agreement, including the Money Market Deposit Account Agreement and the Services Agreement.
ARTICLE III
Representations and Warranties of TD
      TD hereby represents and warrants to Ameritrade as follows:
      Section 3.1.     Organization, Good Standing and Qualification. Waterhouse is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of the Business Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Waterhouse and each of the Business Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Waterhouse. The certificate of incorporation and bylaws of Waterhouse and the Business Subsidiaries, copies of which were previously made available to Ameritrade, are true, complete and correct as in effect on the date of this Agreement.
      Section 3.2.     Capitalization; Voting Rights. (a) As of the date of this Agreement, the authorized capital stock of Waterhouse consists, and as of the Closing Date (except as contemplated by the Reorganization), the authorized capital stock of Waterhouse will consist, of 355,000,000 shares of Waterhouse Common Stock, of which there are 352,944,959.4 shares outstanding, and 18,000,000 shares of Class B Common stock, par value $0.01 per share, of which there are no shares outstanding. All of the outstanding shares of Waterhouse Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. All of the shares of Waterhouse Common Stock issued and outstanding as of the date of this Agreement are owned by TD, free and clear of any Encumbrance.
      (b) Except as set forth in Section 3.2(b) of the TD Disclosure Schedule and except for the exchangeable preference shares of Waterhouse Canada, which, prior to or concurrent with the Closing, TD shall cause to be cancelled or reorganized so as to no longer be exchangeable into shares of capital stock of Waterhouse or any of the Business Subsidiaries, or rights to acquire shares of capital stock of Waterhouse or any of the Business Subsidiaries, (i) there are no options, phantom stock, stock appreciation rights, warrants, calls, rights, commitments or agreements of any character to which Waterhouse or any of the Business Subsidiaries is a party or by which any of the foregoing are bound obligating Waterhouse or any of the Business Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Waterhouse or any of the Business Subsidiaries or obligating Waterhouse or any of the Business Subsidiaries to grant, extend or enter into any such option, phantom stock, stock appreciation rights, warrant, call, right, commitment or agreement, (ii) there are no outstanding contractual obligations of Waterhouse or any of the Business Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Waterhouse or any of the Business Subsidiaries and (iii) there are no outstanding securities of any kind convertible into or exchangeable or exercisable for the capital stock of Waterhouse or any of its Subsidiaries.
      (c) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote (“Voting Debt”) of Waterhouse or any of the Business Subsidiaries are outstanding.
      Section 3.3.     Subsidiaries. Waterhouse owns, directly or indirectly, beneficially and of record 100% of the issued and outstanding shares of capital stock of each Business Subsidiary. All of the shares of capital stock of each of the Business Subsidiaries of Waterhouse have been duly authorized and validly issued and are fully paid and nonassessable and are owned by Waterhouse free and clear of any Encumbrance except as otherwise disclosed in Section 3.3 of the TD Disclosure Schedule. Except for the Business Subsidiaries and, as of the date of this Agreement, the Excluded Subsidiaries, Waterhouse does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person for its own account. After giving effect to the Reorganization, Waterhouse will not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person for its own account other than the Business Subsidiaries.
      Section 3.4.     Authorization; Binding Obligations. (a) TD has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Agreements to which it is or will be a party, and each Subsidiary of TD that is or will be a party to any Transaction Agreement has all requisite corporate power and authority to execute, deliver and perform its obligations under each such Transaction Agreement. The execution, delivery and performance by TD of this Agreement and each of the Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of TD and no other corporate actions by TD are necessary for the execution, delivery and performance by TD of this Agreement and each of the Transaction Agreements to which it is or will be a party and the consummation by TD of the transactions contemplated hereby and thereby. The execution, delivery and performance by each Subsidiary of TD of each of the Transaction Agreements to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of each such Subsidiary and no other corporate actions by such Subsidiary is necessary for the execution, delivery and performance by such Subsidiary of each such Transaction Agreement and the consummation by such Subsidiary of the transactions contemplated thereby.
      (b) The Board of Directors of TD, at a meeting duly called and held, duly adopted resolutions approving this Agreement, each of the Transaction Agreements, the Share Purchase and the other transactions contemplated hereby and thereby.
      (c) This Agreement has been duly executed and delivered by TD and (assuming due authorization, execution and delivery by Ameritrade) constitutes a valid and binding obligation of TD enforceable against TD in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.
      (d) Each of the Transaction Agreements to be entered into on the date hereof has been, and each of the Transaction Agreements to be entered into after the date hereof, upon such entry will be, duly executed and delivered by TD (and/or the applicable Subsidiary or Subsidiaries of TD party thereto) and (assuming due authorization, execution and delivery thereof by the other parties thereto) constitutes a valid and binding obligation of TD (and/or the applicable Subsidiary or Subsidiaries of TD party thereto), enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors’ rights generally and by general equitable principles.
      Section 3.5.     No Conflict. (a) Except as set forth in Section 3.5(a) of the TD Disclosure Schedule, the execution and delivery by TD of this Agreement, the execution and delivery by TD (and/or the applicable Subsidiary of TD party thereto) of each of the Transaction Agreements to which it is or will be a party does not, and the consummation by TD and/or each such Subsidiary of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of any Encumbrance on any assets of Waterhouse or the Business Subsidiaries (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, (i) any provision of the charter, certificate of incorporation or bylaws or comparable organizational documents of TD, Waterhouse or any of the Business Subsidiaries, (ii) except as to which requisite waivers or consents have been obtained, and except for the consents and approvals required under the agreements and instruments listed in Section 3.5(a) of the TD Disclosure Schedule, any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation or instrument to which Waterhouse or any Business Subsidiary is a party or by which any of their respective properties or assets may be bound, or (iii) any law, permit, concession, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation applicable to Waterhouse or any Business Subsidiary or their respective properties or assets, assuming the consents, approvals, authorizations or permits and filings or notifications set forth in Section 3.5(a) of the TD Disclosure Schedule and paragraph (b) below are duly and timely obtained or made; other than a Violation, in the case of clauses (ii) and (iii), which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. Section 3.5(a) of the TD Disclosure Schedule lists all loan or credit agreements, notes, mortgages, indentures, leases or other agreements, obligations or instruments (other than the contracts and other agreements set forth in Section 3.8(a) of the TD Disclosure Schedule) to which Waterhouse or any Business Subsidiary is a party, or by which any of their respective properties or assets may be bound, which require the consent, waiver or approval of a party thereto (other than Waterhouse or a Business Subsidiary) in connection with the execution and delivery by TD of this Agreement or the Transaction Agreements and the consummation by it of the transactions contemplated hereby and thereby (including the Tender Offer), if the failure to obtain such consent, waiver or approval would be material to Waterhouse.
      (b) Except as set forth in Section 3.5(b) of the TD Disclosure Schedule, no consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including any industry self-regulatory organization (a “Governmental Authority”) or with any Person other than a Governmental Authority (a “Third Party Approval”), is required by or with respect to TD, Waterhouse or any Business Subsidiary in connection with the execution and delivery by TD of this Agreement or any of the Transaction Agreements, or the consummation by TD of the transactions contemplated hereby and thereby (including the Tender Offer), except for (i) the filing by Ameritrade with the SEC of a proxy statement in definitive form relating to the meeting of Ameritrade’s stockholders to be held to approve the Ameritrade Stock Issuance, the Ameritrade Restated Charter and any Additional Proposal (the “SEC Proxy Statement”) and the filing with the SEC by TD of a Schedule TO and related documents with respect to the Tender Offer, (ii) notification by Ameritrade to NASDAQ of the proposed issuance of the Common Stock to TD constituting the Exchange Consideration, (iii) notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration of applicable waiting periods thereunder, (iv) an application for an Advance Ruling Certificate or no-action letter to the Commissioner of Competition (Canada) and a pre-merger notification pursuant to the Competition Act (Canada) and the expiration of applicable waiting periods thereunder, (v) approval by the Minister of Finance (Canada) and the Superintendent of Financial Institutions (Canada) under the Bank Act (Canada) of the transactions contemplated by this Agreement and the use by Ameritrade of the “TD” name as contemplated by the Trademark License Agreement, (vi) notices with and approvals from the NASD, NYSE and the Canadian securities regulatory authorities and the other industry self-regulatory agencies listed in Section 3.5(b) of the TD Disclosure Schedule, (vii) the filing of the Ameritrade Restated Charter with the Secretary of State of the State of Delaware by Ameritrade and (viii) such other approvals, consents and orders of, and filings, notices and registrations with, Governmental Authorities and Third Party Approvals the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse.
      Section 3.6.     Financial Statements. (a) TD has delivered to Ameritrade a true, correct and complete copy of each of:

(i) the audited consolidated balance sheet, statement of income, statement of retained earnings and statement of cash flow for Waterhouse as of October 31, 2003 and for the fiscal year then ended (the “Waterhouse 2003 Financial Statements”);

(ii) the unaudited consolidated balance sheet and statement of income for Waterhouse (excluding Waterhouse Canada) as of October 31, 2004 and for the fiscal year then ended (the “Waterhouse 2004 Financial Statements”);

(iii) the audited balance sheets, statements of income, statements of retained earnings and statements of cash flow for National Investor Services Corp. as of October 31, 2003 and October 31, 2004 and for the fiscal years then ended (the “NISC Financial Statements”);

(iv) the audited balance sheets, statements of income, statements of retained earnings and statements of cash flow for TD Waterhouse Investor Services, Inc. as of October 31, 2003 and October 31, 2004 and for the fiscal years then ended (the “Waterhouse Investor Services Financial Statements”);

(v) the audited balance sheets, statements of income, statements of retained earnings and statements of cash flow for TD Waterhouse Capital Markets, Inc. as of October 31, 2003 and October 31, 2004 and for the fiscal years then ended (the “Capital Markets Financial Statements”);

(vi) the unaudited consolidated statements of income for Waterhouse and the Business Subsidiaries (excluding all Excluded Subsidiaries) for each of the six calendar quarters beginning with the calendar quarter ended December 31, 2003 through the calendar quarter ended March 31, 2005 (the “Waterhouse Quarterly Financial Statements”); and

(vii) the unaudited consolidated statement of income for Waterhouse and the Business Subsidiaries (excluding all Excluded Subsidiaries) as of April 30, 2005 and for the 12 months then ended and the unaudited consolidated balance sheet for Waterhouse and the Business Subsidiaries (excluding all Excluded Subsidiaries) as of April 30, 2005 (the “Waterhouse Business Financial Statements” and together with the financial statements described in clauses (i) through (vi) above, the “Waterhouse Financial Statements”).
      (b) (i) The Waterhouse Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or in Section 3.6(b) of the TD Disclosure Schedule).

(ii) The Waterhouse 2003 Financial Statements fairly present in all material respects the consolidated financial condition and the results of operations of Waterhouse and its consolidated Subsidiaries as the dates and for the period presented.

(iii) The Waterhouse 2004 Financial Statements fairly present in all material respects the consolidated financial condition and the results of operations of Waterhouse and its consolidated Subsidiaries (excluding Waterhouse Canada) as of the dates and for the period presented, except that the Waterhouse 2004 Financial Statements do not include a statement of retained earnings or a statement of cash flow.

(iv) The NISC Financial Statements, the Waterhouse Investor Services Financial Statements and the Capital Markets Financial Statements fairly present in all material respects the financial condition and the results of operations of the applicable Business Subsidiary as the dates and for the period presented.

(v) The unaudited statements of income for Waterhouse included in the Waterhouse Quarterly Financial Statements fairly present in all material respects the results of operations of Waterhouse and the Business Subsidiaries (excluding all Excluded Subsidiaries) for the applicable periods presented, except that the Waterhouse Quarterly Financial Statements do not include a statement of retained earnings or a statement of cash flow.

(vi) The Waterhouse Business Financial Statements fairly present in all material respects the consolidated financial condition and the results of operations of Waterhouse and the Business Subsidiaries (excluding all Excluded Subsidiaries) for the applicable periods presented, except that the Waterhouse Business Financial Statements do not include a statement of retained earnings or a statement of cash flow.

      (c) TD has made available to Ameritrade copies of all material documentation relating to the internal controls or other accounting practices of Waterhouse and each of the Business Subsidiaries with respect to their respective businesses.
      Section 3.7.     Information Supplied. None of the information supplied or to be supplied by TD expressly for inclusion in the SEC Proxy Statement will, at the date of mailing to stockholders of Ameritrade and at the time of the meeting of stockholders of Ameritrade (the “Ameritrade Stockholders’ Meeting”) to be held in connection with obtaining the Ameritrade Required Votes (as defined in Section 4.22) and any Additional Votes (as defined in Section 5.3(b)), (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) at the time and in the light of the circumstances under which it is made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Ameritrade Stockholders’ Meeting which has become false or misleading.
      Section 3.8.     Certain Agreements. (a) Section 3.8(a) of the TD Disclosure Schedule sets forth a listing, as of the date hereof, of all of the following contracts and other agreements, oral or written, to which Waterhouse or any of the Business Subsidiaries is a party or by which Waterhouse or any of the Business Subsidiaries or any of their respective assets or properties is bound:

(i) consulting agreements not terminable on notice of three months or less and involving the payment of more than $50,000 per annum;

(ii) agreements with any employee at the level of senior vice president or above of Waterhouse or any of the Business Subsidiaries (A) providing any term of employment, (B) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Waterhouse of the nature contemplated by this Agreement (either alone or in connection with a termination of employment), or (C) providing severance benefits;

(iii) contracts and other agreements for the sale or lease (other than where Waterhouse or any of the Business Subsidiaries is a lessor) of any assets or properties (other than in the ordinary course of business) or for the grant to any Person (other than to Waterhouse or any of the Business Subsidiaries) of any preferential rights to purchase any assets or properties;

(iv) contracts and other agreements relating to the acquisition by Waterhouse or any of the Business Subsidiaries of any operating business or entity or any interest therein (other than acquisitions of securities for the account of or for sale to customers in the ordinary course of business);

(v) material contracts and other agreements evidencing outstanding loans to, or guaranteeing any loans on behalf of, any employee or consultant of Waterhouse or any of the Business Subsidiaries (other than routine expense advances consistent with past practice and other than margin loans extended in the ordinary course of business consistent with past practice);

(vi) contracts or other agreements under which Waterhouse or any of the Business Subsidiaries agrees to indemnify any party, other than in the ordinary course of business consistent with past practice, or to share a Tax liability of any party;

(vii) (A) contracts and other agreements containing covenants restricting Waterhouse or any of the Business Subsidiaries from competing in any line of business or with any Person in any geographic area or requiring Waterhouse or any of the Business Subsidiaries to engage in any line of business or binding Waterhouse or any of the Business Subsidiaries to any exclusive business arrangements or licenses, or which require the referral of any business or business opportunity or require Waterhouse or any of the Business Subsidiaries to make available business opportunities or products or services on a priority, equal or exclusive basis (including any “preferred provider” type contracts or other agreements for products and services offered by Waterhouse and the Business Subsidiaries to their customers) and (B) any agreements of such types that could apply to Ameritrade or any of its Affiliates after the Closing by reason of the Share Purchase and the consummation of the other transactions contemplated hereby and by the Transaction Agreements;

(viii) any material contracts or other agreements under which Waterhouse or any of the Business Subsidiaries have outsourced, or have agreed to outsource, any of their products, services or employees;

(ix) any material Intellectual Property licenses (as defined in Section 3.11(a)) to or from any Third Parties, and any joint development agreements;

(x) any contracts or agreements governing joint ventures between Waterhouse or any Business Subsidiary and a third party;

(xi) contracts or other agreements (other than contracts or other agreements in the ordinary course of business) relating to the borrowing of money by Waterhouse or any of the Business Subsidiaries, or the direct or indirect guaranty by Waterhouse or any of the Business Subsidiaries of any obligation for, or an agreement by Waterhouse or any of the Business Subsidiaries to service, the repayment of borrowed money, or any other contingent obligations of Waterhouse or any of the Business Subsidiaries in respect of indebtedness of any other Person; and

(xii) any other material contract or other agreement whether or not made in the ordinary course of business, including any contract that would be required to be filed by Waterhouse pursuant to Item 601(b)(10) of Regulation S-K of the SEC were it subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

      (b) There have been delivered or made available to Ameritrade true and complete copies of all of the contracts and other agreements set forth in Section 3.8(a) of the TD Disclosure Schedule. Except as set forth in Section 3.8(b) of the TD Disclosure Schedule, each such contract and other agreement is in full force and effect and constitutes a legal, valid, and binding obligation of Waterhouse or the Business Subsidiaries, as the case may be, and to the knowledge of TD, each other party thereto, enforceable in accordance with its terms. Neither Waterhouse nor any Business Subsidiary has received any notice, whether written or oral, of termination or intention to terminate from any other party to such contract or agreement. None of Waterhouse or any of the Business Subsidiaries or (to the knowledge of TD) any other party to any such contract or agreement is in violation or breach of or default under any such contract or agreement (or with notice or lapse of time or both, would be in violation or breach of or default under any such contract or agreement), which violation, breach, or default has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse.
      Section 3.9.     Changes. Except as set forth in Section 3.9 of the TD Disclosure Schedule, since October 31, 2004, there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations of Waterhouse or any of the Business Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. Except as set forth in Section 3.9 of the TD Disclosure Schedule and except for the transactions relating to the Reorganization, since April 30, 2005, Waterhouse and each of the Business Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and neither Waterhouse nor any of the Business Subsidiaries has taken any action or entered into any transaction, and no event has occurred, that would have required Ameritrade’s consent pursuant to Section 5.1 of this Agreement if such action had been taken, transaction entered into or event had occurred, in each case, after the date of this Agreement, nor has Waterhouse or any of the Business Subsidiaries entered into any agreement, plan or arrangement to do any of the foregoing.
      Section 3.10.     Title to Properties and Assets; Liens, Condition, Etc. (a) Except as set forth in Section 3.10(a) of the TD Disclosure Schedule, Waterhouse or one of the Business Subsidiaries has good and marketable title to all the properties and assets reflected in the Waterhouse Financial Statements as being owned by Waterhouse or one of the Business Subsidiaries or acquired after the date thereof which are material to the business of Waterhouse and the Business Subsidiaries on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Encumbrances except (i) statutory Encumbrances for Taxes and other payments not yet due or which are being contested in good faith and for which adequate reserves have been provided, (ii) liens of tradesmen arising or incurred in the ordinary course of business, (iii) zoning, building, occupancy and similar governmental restrictions and (iv) covenants, easements, rights-of-way and other matters shown on public records, and such imperfections or irregularities of title, claims or Encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.
      (b) Neither Waterhouse nor any of the Business Subsidiaries owns any real property. Section 3.10(b) of the TD Disclosure Schedule sets forth a list of all material real property currently leased, subleased or licensed by or from Waterhouse or any of the Business Subsidiaries or otherwise used or occupied by Waterhouse or any of the Business Subsidiaries (the “Waterhouse Facilities”). TD has made available to Ameritrade true, correct and complete copies of all leases, lease guaranties and subleases relating to the Waterhouse Facilities, including all amendments, terminations and modifications thereof (the “Waterhouse Leases”). Each such Waterhouse Lease is in full force and effect and constitutes a legal, valid and binding obligation of Waterhouse or the Business Subsidiaries, as the case may be, and to the knowledge of TD, each other party thereto, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditor’s rights’ generally and by general equitable principles. None of Waterhouse or any of the Business Subsidiaries or (to the knowledge of TD) any other party to such Waterhouse Lease, is in material violation or breach of or default under (or with notice or lapse of time or both, would be in violation or breach of or default under) any such Waterhouse Lease.
      Section 3.11.     Intellectual Property. (a) Waterhouse and the Business Subsidiaries (i) own or have the valid right to use all the material intellectual property rights, including patents, inventions, technology, copyrights, software, know-how, trademarks, service marks, trade dress, trade names, logos, domain names, trade secrets, data and confidential information (the “Intellectual Property”) necessary or used in their businesses as currently conducted, and as currently planned to be conducted, in the case of owned Intellectual Property, free and clear of all Encumbrances (other than pursuant to licenses relating thereto), (ii) have taken reasonable actions to protect and maintain the validity and ownership of such Intellectual Property, and (iii) have not granted to any third party, by license or otherwise, any material right or interest in such Intellectual Property.
      (b) Section 3.11(b) of the TD Disclosure Schedule sets forth a list of all (i) patents, patent applications, registered trademarks or service marks and registered copyrights and domain names, and applications or licenses for registration thereof, that are owned by Waterhouse or the Business Subsidiaries (excluding, in the case of Waterhouse, any such applications, registrations and/or licenses used solely in connection with the business conducted by the Excluded Subsidiaries) and all such registrations are, to the knowledge of TD, valid and subsisting, and (ii) material software and technology owned by Waterhouse or the Business Subsidiaries (excluding, in the case of Waterhouse, any such software and technology used solely in connection with the business conducted by the Excluded Subsidiaries).
      (c) TD has made all reasonable efforts to secure the valid right to use the TD trademark, service mark, trade dress, trade name and logo in all jurisdictions in which TD currently conducts its business or plans to conduct its business. Except as set forth in Section 3.11(c) of the TD Disclosure Schedule, to the knowledge of TD, TD’s use of the TD trademark, service mark, trade dress, trade name and logo has not infringed upon, or otherwise come into conflict with, any Intellectual Property of any other Person. Except as set forth in Section 3.11(c) of the TD Disclosure Schedule, TD has not licensed or granted any third party any rights to the TD or WATERHOUSE trademarks, service marks, trade names or logos other than time-limited rights in the ordinary course of business, the use of which rights is always pursuant to a written license agreement and is strictly monitored and controlled.

      (d) To the knowledge of TD, neither Waterhouse nor any of the Business Subsidiaries, nor the operation of their business, has materially infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property or other proprietary information of any other Person or constituted unfair competition or trade practices of the laws of any jurisdiction except as set forth in Section 3.11(d) of the TD Disclosure Schedule. During the two years preceding the date of this Agreement except as set forth on Section 3.11(d) of the TD Disclosure Schedule, (i) neither Waterhouse nor any of the Business Subsidiaries has received any written material charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict (including any claim that Waterhouse or any Business Subsidiary must license or refrain from using any Intellectual Property or other proprietary information of any other Person), and (ii) neither Waterhouse nor any of the Business Subsidiaries is party to or the subject of any pending or, to the knowledge of TD, threatened, action before or by any Governmental Authority with respect to any such material infringement, misappropriation or conflict. To the knowledge of TD, no other Person has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property owned by, licensed to or otherwise used by Waterhouse or any of the Business Subsidiaries, except for any such infringement, misappropriation or other conflict that, individually or in the aggregate has not had and is not reasonably expected to have, individually or in the aggregate a Material Adverse Effect on Waterhouse.
      (e) Each of Waterhouse and the Business Subsidiaries has taken all reasonable and necessary steps to protect their material Intellectual Property and rights thereunder, and, to the knowledge of TD, no such rights to material Intellectual Property have been lost or are in jeopardy of being lost as a result of any act or omission by Waterhouse or any of the Business Subsidiaries.
      (f) To the knowledge of TD, no material software used in the business of Waterhouse or any of the Business Subsidiaries as currently conducted is, includes or is otherwise derivative of any software (i) for which the source code is in the public domain, or (ii) that includes “open source” code or is licensed pursuant to an “open source” license or under a similar licensing or distribution model.
      Section 3.12.     Compliance with Laws and Other Instruments; Consents and Approvals. (a) Waterhouse and the Business Subsidiaries hold all permits, licenses, variances, exemptions, authorizations, registrations, consents, certificates, orders and approvals of all Governmental Authorities which are material to the operation of the businesses of Waterhouse and the Business Subsidiaries, taken as a whole (the “Waterhouse Permits”). Waterhouse and the Business Subsidiaries are in compliance in all material respects with the terms of the Waterhouse Permits. The businesses of Waterhouse and the Business Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Authority, except for possible violations which do not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. Except as set forth in Section 3.12(a) of the TD Disclosure Schedule and except for routine examinations by federal or state Governmental Authorities charged with the supervision or regulation of securities brokers or investment advisors, to the knowledge of TD, (i) no investigation by any Governmental Authority with respect to Waterhouse or any of the Business Subsidiaries is pending or threatened, other than, in each case, those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse, and (ii) no proceedings by any such Governmental Authority are pending or threatened which seek to revoke or materially limit any of the Waterhouse Permits. Except as set forth in Section 3.12(a) of the TD Disclosure Schedule, there is no material unresolved criticism, violation or exception by any Governmental Authority with respect to any report, registration or other statement filed by, or relating to any examinations by any such Governmental Authority of, Waterhouse or any of the Business Subsidiaries.
      (b) Waterhouse and the Business Subsidiaries have timely filed all registrations, declarations, reports, notices, forms and other filings required to be filed with the SEC, NASD, NASDAQ, NYSE, any clearing agency or any other Governmental Authority, and all amendments or supplements to any of the foregoing (the “Waterhouse Filings”), except where any failure to file would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. The Waterhouse Filings are in

full force and effect and were prepared in all material respects in accordance with applicable law, and all material fees and assessments due and payable in connection therewith have been paid.
      (c) Waterhouse and the Business Subsidiaries and each of their respective officers and employees who are required to be registered, licensed or qualified as (x) a broker-dealer or (y) a registered principal, registered representative, investment adviser representative, futures commission merchant, insurance agent or salesperson with the SEC (or in equivalent capacities with the securities or insurance commission of any other Governmental Authority) are duly registered as such and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable law, except, in the case of clause (y), for such failures to be so registered as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. Waterhouse and the Business Subsidiaries and each of their respective officers and employees are in compliance with all applicable federal, state and foreign laws requiring any such registration, licensing or qualification, have filed all periodic reports required to be filed with respect thereto (and all such reports are accurate and complete in all material respects), and are not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified, except, in the case of such registrations, licensing or qualification, reports, liabilities or disabilities relating to the registrations described in clause (y) of the preceding sentence, for such failures to be so registered, licensed or qualified, failures with respect to such reports and such liabilities or disabilities as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse.
      (d) TD has delivered or made available to Ameritrade a true and complete copy of the currently effective Forms ADV and BD as filed with the SEC by each Business Subsidiary, all state and other federal registration forms, all reports and all material correspondence filed by Waterhouse and each Business Subsidiary with any Governmental Authority under the Exchange Act, the Investment Company Act, the Advisers Act and under similar state statutes within the last three years. TD shall deliver to Ameritrade true and complete copies of any such forms and reports as are filed by Waterhouse and each Business Subsidiary from and after the date hereof until the Closing. The information contained in such forms and reports was (or will be, in the case of any forms and reports filed after the date hereof) complete and accurate in all material respects as of the time of filing thereof.
      (e) Except as disclosed on Forms ADV or BD filed prior to the date of this Agreement, none of Waterhouse, any of the Business Subsidiaries or any of their directors, officers, employees, “associated persons” (as defined in the Exchange Act) or “affiliated persons” (as defined in the Investment Company Act) has been the subject of any disciplinary proceedings or orders of any Governmental Authority arising under applicable laws which would be required to be disclosed on Forms ADV or BD. No such disciplinary proceeding or order is pending or, to the knowledge of TD, threatened. Except as disclosed on such Forms ADV or BD filed prior to the date of this Agreement, none of Waterhouse, any of the Business Subsidiaries or any of their respective directors, officers, employees, associated persons or affiliated persons, has been permanently enjoined by the order of any Governmental Authority from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on such Forms ADV or BD filed prior to the date of this Agreement, none of Waterhouse, any of the Business Subsidiaries or any of their respective directors, officers, employees, associated persons or affiliated persons is or has been ineligible to serve as an investment adviser under the Advisers Act (including pursuant to Section 203(e) or (f) thereof) or as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act or any substantially equivalent foreign expulsion, suspension or disqualification.
      (f) Waterhouse and the Business Subsidiaries have at all times since December 31, 2001 or their respective dates of formation, whichever is later, rendered investment advisory services to investment advisory clients with whom such entity is or was a party to an investment advisory agreement or similar arrangement in material compliance with all applicable requirements as to portfolio composition and portfolio management including, but not limited to, the terms of such investment advisory agreements, written instructions from such investment advisory clients, prospectuses or other offering materials, board of directors or trustee directives and applicable law. Neither Waterhouse nor any of the Business Subsidiaries is, or is required to register as, an “investment company” within the meaning of the Investment Company Act.
      (g) Section 3.12(g) of the TD Disclosure Schedule sets forth a complete list of all securities exchanges, commodities exchanges, boards of trade, clearing organizations, trade associations and similar organizations in which Waterhouse or any of the Business Subsidiaries holds membership or has been granted trading privileges.
      (h) Section 3.12(h) of the TD Disclosure Schedule sets forth with respect to Waterhouse and the Business Subsidiaries a complete list of all (i) broker-dealer licenses or registrations and (ii) all licenses and registrations as an investment adviser under the Advisers Act or any similar state laws. Except as set forth on Section 3.12(h) of the TD Disclosure Schedule, neither Waterhouse nor any of the Business Subsidiaries is, or is required to be, registered as a futures commission merchant, commodities trading adviser, commodity pool operator or introducing broker under the Commodities Futures Trading Act or any similar state laws.
      (i) Neither TD nor Waterhouse has received any objections from the NYSE with respect to the operation of Waterhouse’s FDIC-insured sweep product in its present form.
      Section 3.13.     Litigation. Except as set forth in Section 3.13 of the TD Disclosure Schedule, there is no action, suit, proceeding, or investigation in any court or before any Governmental Authority (“Litigation”) pending, or to TD’s knowledge, currently threatened against Waterhouse or any of the Business Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. Neither Waterhouse nor any of the Business Subsidiaries is subject to any injunction, decree, settlement or other similar equitable relief or judicial judgment or decision which materially affects the conduct of their business or operations or that of any of their Affiliates (including any Person who becomes an Affiliate as a result of the transactions contemplated by this Agreement).
      Section 3.14.     Tax Matters. Except as set forth in Section 3.14 of the TD Disclosure Schedule, (a) (i) all material Tax returns, estimates, statements, reports and forms (collectively, the “Returns”) that are required to be filed with any Taxing Authority on or before the Closing Date with respect to any Pre-Closing Tax Period by, or with respect to, Waterhouse or any of the Business Subsidiaries (which, for purposes of this Section 3.14, shall include the Excluded Subsidiaries, but only to the extent such Excluded Subsidiaries are included in a consolidated, unified or combined Return of Waterhouse or any of the Business Subsidiaries) have been, or will be, timely filed on or before the Closing Date; (ii) the Returns that have been or will be filed are true, correct and complete in all material respects; (iii) Waterhouse and the Business Subsidiaries have timely paid or will timely pay all Taxes shown as due and payable on such Returns; (iv) the charges, accruals or reserves reflected on the balance sheet included in the Waterhouse Business Financial Statements are adequate to cover all unpaid material Tax liabilities of Waterhouse and the Business Subsidiaries accruing through April 30, 2005 and except in connection with the Reorganization, Waterhouse and the Business Subsidiaries have not incurred any material Tax since April 30, 2005, except in the ordinary course of business; and (v) there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to Waterhouse or the Business Subsidiaries in respect of any material Tax.
      (b) All material Taxes which Waterhouse and the Business Subsidiaries are (or were) required by law to withhold or collect (i) in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, or (ii) in connection with any dividends paid in accordance with Section 5.1(a), or the distribution of the Excluded Subsidiaries or other assets of Waterhouse pursuant to the Reorganization, have been duly withheld or collected, and any such Taxes have been timely paid to the appropriate Taxing Authority to the extent due and payable.

      (c) The transactions contemplated by this Agreement will not result in the recognition of a material amount of deferred intercompany gain by Waterhouse or the Business Subsidiaries under the deferred intercompany transaction rules of the Internal Revenue Code of 1986, as amended (the “Code”) and the United States Treasury Regulations.
      (d) None of Waterhouse or any of the Business Subsidiaries (i) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the assessment, payment or collection of material Taxes or is contesting a material Tax liability before a court, tribunal or agency, (ii) has been or will be as of the Closing Date a “United States real property holding corporation” within the meaning of Section 897 of the Code, (iii) is a party to any Tax sharing, allocation, indemnification or similar agreement, nor owes any amount under any such agreement, (iv) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code, or (v) has engaged in a transaction that is a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) or that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulations Section 1.6011-4(b)(2), which is not fully disclosed on a Return.
      Section 3.15.     Benefit Plans. (a) Section 3.15(a) of the TD Disclosure Schedule contains a true and complete list of each material Benefit Plan that is sponsored or is being maintained or contributed to, or required to be contributed to, by Waterhouse or any of its current or former ERISA Affiliates (as defined below) for the benefit of any current, former or retired employee, consultant or director of Waterhouse or the Business Subsidiaries and under which Waterhouse or any of the Business Subsidiaries has any present or future liability (the “Waterhouse Benefit Plans”). For purposes of this Agreement, “Benefit Plans” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including “multiemployer plans” (within the meaning of ERISA Section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, and whether formal or informal, oral or written. For purposes of this Agreement, “ERISA Affiliate” shall mean, with reference to any party to this Agreement, each Subsidiary of such party and any other person or entity under common control with such party or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder. No Waterhouse Benefit Plan is a multiemployer plan or is maintained pursuant to a collective bargaining agreement, and neither Waterhouse nor any of its Business Subsidiaries has any liability under any multiemployer plan that remains unsatisfied. No Waterhouse Benefit Plan is a “multiple employer plan” as defined in ERISA or the Code. No Waterhouse Benefit Plan is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code.
      (b) With respect to each material Waterhouse Benefit Plan, TD has delivered or made available to Ameritrade a current, accurate and complete copy of each material document embodying such Waterhouse Benefit Plan (or, to the extent no written document exists, an accurate description) and, to the extent applicable, (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications from Waterhouse or any of the Business Subsidiaries to any of their respective employees concerning the extent of the benefits provided under any Waterhouse Benefit Plan; and (iv) for the two most recent years (A) the Form 5500 and attached schedules or other annual report, return, securities registration statement or other filing, if any, required to be filed with any Governmental Authority; (B) audited financial statements; (C) actuarial valuation reports, and (D) all material correspondence to or from any Governmental Authority relating to any Waterhouse Benefit Plan and with respect to which Waterhouse has or may have any material liability.
      (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse, (i) each Waterhouse Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) with respect to any Waterhouse Benefit Plan, no audits, actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, and no facts or circumstances exist which could give rise to any such audits, actions, suits or claims; (iii) neither Waterhouse nor any other party has engaged in a prohibited transaction which could subject Waterhouse or any of the Business Subsidiaries to any taxes, penalties or other liabilities under Code section 4975 or ERISA sections 409 or 502(i); (iv) all contributions and other payments required by and due under the terms of each Waterhouse Benefit Plan have been made; (v) each Waterhouse Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (vi) no audits, proceedings or administrative actions have been taken by a Governmental Authority within the past two years with respect to any Waterhouse Benefit Plan; and (vii) neither Waterhouse nor any of the Business Subsidiaries are subject to any material penalty, tax, excise tax, fine or sanction with respect to any Waterhouse Benefit Plan.
      (d) Except as set forth on Section 3.15(d) of the TD Disclosure Schedule, as of the date hereof, neither Waterhouse nor any of the Business Subsidiaries has any plan or commitment to establish any new material Waterhouse Benefit Plan, to modify any material Waterhouse Benefit Plan (except to the extent required by applicable law or to conform any such Waterhouse Benefit Plan to the requirements of any applicable law), or to adopt or enter into any material Waterhouse Benefit Plan. No Waterhouse Benefit Plan is a “funded welfare plan” within the meaning of Section 419 of the Code. Except as set forth on Section 3.15(d) of the TD Disclosure Schedule, no Waterhouse Benefit Plan provides health benefits that are not fully insured through an insurance contract.
      (e) Except as set forth on Section 3.15(e) of the TD Disclosure Schedule, no Waterhouse Benefit Plan provides, or reflects or represents any liability to provide, post-termination or retiree welfare benefit coverage to any Waterhouse employee, contractor or director for any reason, except as may be required by applicable law.
      (f) Waterhouse has made available to Ameritrade, a true, correct and complete list, as of the date hereof, of the position, salary and date of hire (without name) of each employee, consultant and director of Waterhouse and its Business Subsidiaries, as well as the aggregate bonus goals by employee grouping for the current fiscal year.
      (g) With respect to each Waterhouse International Benefit Plan, and the books and records thereof, (i) such plan is in material compliance with all applicable laws of each applicable jurisdiction; and (ii) no such plan is or within the last two calendar years has been the subject of, or has received notice that it is the subject of, an examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program that has had, or would reasonably be expected to have, a Material Adverse Effect on Waterhouse. For purposes of this Agreement, “Waterhouse International Benefit Plan” means each material Waterhouse Benefit Plan that, within six years prior to the date hereof, has been adopted or maintained by Waterhouse or any of its ERISA Affiliates, whether formally or informally, and with respect to which Waterhouse or any of the Business Subsidiaries has any liability, for the benefit of current or former employees, consultants or directors who perform services outside the United States. The present value of the accrued benefit liabilities (whether or not vested) attributable to employees and former employees of Waterhouse or any of the Business Subsidiaries or for which Waterhouse or any of the Business Subsidiaries is liable under each Waterhouse International Benefit Plan required to be funded under applicable law that provides pension, retirement, early retirement, profit sharing, deferred compensation or other similar benefits but excluding welfare benefits, determined as of December 31, 2004 did not exceed, in any material respect, the current value of the assets of such Waterhouse International Benefit Plan allocable to such benefit liabilities. Section 3.15(g) of the TD Disclosure Schedule identifies each Waterhouse International Benefit Plan that is not required to be funded under applicable law and the present value of accrued benefits liabilities as of December 31, 2004 that are not accrued, reflected or reserved for in the Waterhouse Financial Statements or offset by insurance.

      (h) Section 3.15(h) of the TD Disclosure Schedule sets forth a true, correct and complete list of all severance plans, agreements and arrangements to which Waterhouse or any of its Business Subsidiaries is a party or by which any of their assets or properties are bound.
      (i) Except as set forth in Section 3.15(i) of the TD Disclosure Schedule, (i) no Waterhouse Benefit Plan exists which provides for an increase in benefits on or after the Closing Date or could result in the payment to any current or former employee, consultant or director of Waterhouse or any of its Business Subsidiaries of any money or other property or rights or accelerate or Waterhouse provide any other rights or benefits (including forgiveness of indebtedness) to any such current or former employee, consultant or director as a result of the transactions contemplated by this Agreement and (ii) there is no contract, plan or arrangement (written or otherwise) covering any current or former employee, director or consultant of Waterhouse or any of its Business Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code or would be subject to excise tax under Section 4999 of the Code.
      Section 3.16.     Agreements with Regulators. Except as set forth in Section 3.16 of the TD Disclosure Schedule, neither Waterhouse nor any of the Business Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Authority which restricts materially the conduct by Waterhouse and the Business Subsidiaries of their businesses, or in any manner relates to their capital adequacy, credit policies or management, nor has Waterhouse or any such Business Subsidiary been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board resolutions.
      Section 3.17.     Undisclosed Liabilities. Except (i) as set forth in Section 3.17 of the TD Disclosure Schedule, (ii) for those liabilities or obligations that are fully reflected, accrued or reserved against on the unaudited consolidated balance sheet of Waterhouse at April 30, 2005 included in the Waterhouse Business Financial Statements, (iii) for liabilities arising out of or in connection with this Agreement, the Transaction Agreements or any of the transactions contemplated hereby or thereby, (iv) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since April 30, 2005 or (v) for liabilities for which Ameritrade and its Subsidiaries would be indemnified pursuant to clause (i) of Section 8.2(a), neither Waterhouse nor any of the Business Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities or obligations, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. Without limiting the foregoing, from and after the Closing neither Waterhouse nor any of the Business Subsidiaries shall have any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) for or in respect of the Excluded Subsidiaries.
      Section 3.18.     Environmental Liability. Except as set forth in Section 3.18 of the TD Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Waterhouse or any of the Business Subsidiaries of any liability or obligation arising under common law standards relating to environmental protections, human health or safety, or under any local, state or federal environmental statute, regulation, code, treaty or ordinance relating to environmental protection, pollution or exposure of any individual to Hazardous Materials (as defined below), including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of TD, threatened, against Waterhouse or any of the Business Subsidiaries, which liability or obligation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. To the knowledge of TD, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. Except as set forth in Section 3.18 of the TD Disclosure Schedule, to the knowledge of TD, during or prior to the period of (i) the ownership by Waterhouse or any of the Business Subsidiaries of any of their respective current properties, (ii) the participation by Waterhouse or any of the Business Subsidiaries in the management of any property, or (iii) the holding by Waterhouse or any of the Business Subsidiaries of a security interest or other interest in any property, there were no releases or threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws (collectively “Hazardous Materials”) in, on, under or affecting any such property which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. Neither Waterhouse nor any of the Business Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 3.18 shall be deemed the only representations and warranties of TD in this Agreement with respect to matters relating to Environmental Laws or to Hazardous Materials.
      Section 3.19.     Transactions with Affiliates. Immediately following the Closing, neither TD nor any of its Subsidiaries (including the Excluded Subsidiaries but excluding Waterhouse and the Business Subsidiaries) nor, to the knowledge of TD, any officer or director of TD or any of its Subsidiaries, will have any direct or indirect interest in any assets (whether tangible or intangible, including real property and Intellectual Property) used in or necessary for the conduct of the business of Waterhouse and the Business Subsidiaries as conducted by Waterhouse and the Business Subsidiaries immediately prior to the date hereof and immediately prior to the Closing, as reflected in the Waterhouse Business Financial Statements, except (i) as set forth in Section 3.19 of the TD Disclosure Schedule, (ii) as provided in this Agreement and the Transaction Agreements, (iii) by virtue of TD’s ownership interest in Ameritrade and (iv) for any such interest to the extent relating to assets used by Waterhouse in the conduct of the business of the Excluded Subsidiaries. Except (i) as set forth in Section 3.19 of the TD Disclosure Schedule, (ii) for this Agreement and the Transaction Agreements and (iii) for brokerage accounts and margin loans extended in the ordinary course of business consistent with past practice, there are no contracts or other agreements or arrangements (including with respect to the provision of services or facilities), whether or not in writing (including any license, implied license or right to use, easement or like permission with respect to any assets (whether tangible or intangible, including real property and Intellectual Property)) between Waterhouse or any of the Business Subsidiaries, on the one hand, and TD or any of its Subsidiaries (other than Waterhouse and the Business Subsidiaries) or, to the knowledge of TD, any officer or director of TD or any such Subsidiary, on the other hand.
      Section 3.20.     No Broker or Finders. Except for Goldman, Sachs & Co., whose fees and expenses will be paid by TD, neither TD nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.
      Section 3.21.     Insurance. (a) Waterhouse and the Business Subsidiaries maintain insurance policies (or are covered by insurance policies or self-insurance programs maintained by or on their behalf by TD) that are customary in scope and amount of coverage. All of such insurance policies or self-insurance programs are in full force and effect, and neither Waterhouse nor any of the Business Subsidiaries is in default in any material respect with respect to their obligations under any of such insurance policies or self-insurance programs. All premiums or payments payable under all such insurance policies for periods prior to and ending on the date hereof have been duly paid or accrued on the Waterhouse Financial Statements.
      (b) Section 3.21(b) of the TD Disclosure Schedule contains a true and correct list of all insurance policies for Waterhouse and the Business Subsidiaries (excluding, in the case of Waterhouse, any such policies relating solely to the business of the Excluded Subsidiaries) currently in force and sets forth with respect to each such policy: (1) lines of coverage, (2) broker/agent and insurer, (3) policy number, (4) policy period, (5) limits, (6) SIR/deductible, (7) premium (solely with respect to insurance policies not arranged by TD) and (8) material claims reported thereunder.
      (c) TD has provided or made available to Ameritrade copies of the latest application for insurance, including all attachments and exposure data, for the Excess SIPC (aka) Account Protection Coverage line of coverage, to the extent applicable to Waterhouse and the Business Subsidiaries.
      Section 3.22.     Accounting Controls. (a) Waterhouse and the Business Subsidiaries have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions, receipts and expenditures are executed only in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences, except with respect to (i) through (iv) for such failures as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. Neither Waterhouse nor any of the Business Subsidiaries nor, to the knowledge of TD, any director, officer, employee, auditor, accountant or representative of Waterhouse or any of the Business Subsidiaries have identified or been made aware of (x) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Waterhouse’s ability to record, process, summarize and report financial information or (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Waterhouse’s internal controls over financial reporting. Each Business Subsidiary has adopted record keeping systems that comply in all material respects with the requirements of applicable law (including, in the case of U.S. broker-dealer entities, Section 17 of the Exchange Act and the rules and regulations thereunder) and the rules of all self-regulatory organizations having jurisdiction over such Business Subsidiary, and maintains its records in substantial compliance therewith.
      (b) Except as set forth in Section 3.22(b) of the TD Disclosure Schedule, since October 31, 2002, (x) none of TD Waterhouse, nor, to the knowledge of TD, any director, officer, employee, auditor, accountant or representative of TD Waterhouse, or any of the Business Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Waterhouse or any of the Business Subsidiaries, which if true would have a material impact on the Waterhouse Financial Statements, and (y) no attorney representing Waterhouse or any of the Business Subsidiaries, whether or not employed by Waterhouse or any of the Business Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Waterhouse or any of its officers, directors, employees or agents to the Board of Directors of TD or Waterhouse or any committee thereof or to any director or officer of TD, Waterhouse or the Business Subsidiaries pursuant to Section 307 of the Sarbanes-Oxley Act.
      Section 3.23.     Interest Rate Risk Management Instruments. Immediately prior to the Closing, neither Waterhouse nor any of the Business Subsidiaries will be a party to any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Waterhouse or any of the Business Subsidiaries or for the account of a customer of Waterhouse or any of the Business Subsidiaries.
      Section 3.24.     Labor and Employment Matters. There are no collective bargaining or other labor union agreements to which Waterhouse or any of the Business Subsidiaries is a party or by which any of them is bound. To the knowledge of TD, since June 1, 2002, neither Waterhouse nor any of the Business Subsidiaries has encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, other than any such events that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse. Except with respect to instances that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Waterhouse, Waterhouse and each of the Business Subsidiaries (a) is, and since June 1, 2002, has been in, compliance with all applicable laws relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and (b) is not, and since June 1, 2002, has not, engaged in any unfair labor practice. During the two years preceding the date of this Agreement, Waterhouse has not received written notice of any unfair labor practice charge against Waterhouse or any of the Business Subsidiaries which charge remains pending.
ARTICLE IV
Representations and Warranties of Ameritrade
      Ameritrade hereby represents and warrants to TD as follows:
      Section 4.1.     Organization, Good Standing and Qualification. Ameritrade is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and (to the extent the concept of good standing is applicable to such Subsidiary) in good standing under the laws of its jurisdiction of incorporation or organization. Each of Ameritrade and each of its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Ameritrade. The certificate of incorporation and bylaws (or analogous governing documents, as applicable) of Ameritrade and its Subsidiaries, copies of which were previously made available to TD, are true, complete and correct as in effect on the date of this Agreement.
      Section 4.2.     Capitalization; Voting Rights. (a) The authorized capital stock of Ameritrade consists of 650,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (“Ameritrade Preferred Stock”). As of the date of this Agreement, there are 404,258,334 shares of Common Stock outstanding, no shares of Ameritrade Preferred Stock outstanding and 30,823,526 shares of Common Stock held in Ameritrade’s treasury. No other shares of Common Stock or Ameritrade Preferred Stock were issued or outstanding. As of the date of this Agreement, no shares of Common Stock or Ameritrade Preferred Stock were reserved for issuance, except for (i) an aggregate of 52,705,283 shares of Common Stock reserved for issuance upon the exercise of stock options pursuant to the Ameritrade 1996 Long-Term Incentive Plan, the 1996 Directors Incentive Plan, the Ameritrade 1998 Stock Option Plan, the Ameritrade 2001 Stock Incentive Plan and the Ameritrade Executive Deferred Compensation Program (the “Ameritrade Stock Option Plans”) and (ii) 450,000 shares of Common Stock reserved for issuance upon the exercise of stock options by Moishe Zelcer pursuant to the stock option agreement, dated December 30, 1999, entered into between Ameritrade and Moishe Zelcer (the “MZ Agreement”). All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.
      (b) Except as set forth in (a) above and on Section 4.2(b) of the Ameritrade Disclosure Schedule, (i) there are no options, phantom stock, stock appreciation rights, warrants, calls, rights, commitments or agreements of any character to which Ameritrade or any of its Subsidiaries or Affiliates is a party or by which any of the foregoing are bound obligating Ameritrade or any of its Subsidiaries or Affiliates to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Ameritrade or any of its Subsidiaries or obligating Ameritrade or any of its Subsidiaries or Affiliates to grant, extend or enter into any such option, phantom stock, stock appreciation rights, warrant, call, right, commitment or agreement, (ii) there are no outstanding contractual obligations of Ameritrade or any of its Subsidiaries or Affiliates to repurchase, redeem or otherwise acquire any shares of capital stock of Ameritrade or any of its Subsidiaries and (iii) there are no outstanding securities of any kind convertible into or exchangeable or exercisable for the capital stock of Ameritrade or any of its Subsidiaries. Section 4.2(b) of the Ameritrade Disclosure Schedule contains a list setting forth as of the date of this Agreement the aggregate number of shares of Common Stock subject to outstanding stock options pursuant to the Ameritrade Stock Option Plans and the MZ Agreement and the aggregate number of such options that are vested and unvested.
      (c) The shares of Common Stock to be issued to TD at the Closing pursuant to the terms of this Agreement have been duly and validly authorized and when such shares of Common Stock are issued to TD in accordance with the terms of this Agreement, all of such shares will be duly authorized, validly issued, fully paid and nonassessable and will be delivered to TD free and clear of all Encumbrances (other than pursuant to the Stockholders Agreement and those placed thereon by or on behalf of TD) and will have the rights, preferences, privileges and restrictions set forth in the Ameritrade Restated Charter.
      (d) No Voting Debt of Ameritrade or any of its Subsidiaries is outstanding.
      Section 4.3.     Subsidiaries. Section 4.3 of the Ameritrade Disclosure Schedule lists all of the Subsidiaries of Ameritrade. Ameritrade owns, directly or indirectly, beneficially and of record 100% of the issued and outstanding equity interests of each such Subsidiary. All of the shares of capital stock of each of the Subsidiaries of Ameritrade have been duly authorized and validly issued and are fully paid and nonassessable and are owned by Ameritrade or one of its Subsidiaries free and clear of any Encumbrance except as otherwise disclosed in Section 4.3 of the Ameritrade Disclosure Schedule. Except for the Subsidiaries of Ameritrade and except as set forth in Section 4.3 of the Ameritrade Disclosure Schedule, Ameritrade does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person for its own account.
      Section 4.4.     Authorization; Binding Obligations. (a) Ameritrade has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Agreements to which it is or will be a party, and each Subsidiary of Ameritrade that is or will be a party to any Transaction Agreement has all requisite corporate power and authority to execute, deliver and perform its obligations under each such Transaction Agreement. The execution, delivery and performance by Ameritrade of this Agreement and each of the Transaction Agreements to which it is or will be a party and, subject to obtaining the Ameritrade Required Votes (as defined in Section 4.22), the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Ameritrade, and, subject to obtaining the Ameritrade Required Votes, no other corporate actions by Ameritrade are necessary for the execution, delivery and performance by Ameritrade of this Agreement and each of the Transaction Agreements to which it is a party and the consummation by Ameritrade of the transactions contemplated hereby and thereby. The execution, delivery and performance by each Subsidiary of Ameritrade of each of the Transaction Agreements to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of each such Subsidiary and no other corporate actions by such Subsidiary is necessary for the execution, delivery and performance by such Subsidiary of each such Transaction Agreement and the consummation by such Subsidiary of the transactions contemplated thereby.
      (b) The Board of Directors of Ameritrade, at a meeting duly called and held at which all directors were present, duly and unanimously adopted resolutions (i) approving this Agreement, each of the Transaction Agreements, the Share Purchase and the other transactions contemplated hereby and thereby, the Ameritrade Restated Charter and the Ameritrade Restated Bylaws, (ii) determining that this Agreement, the Share Purchase, the Transaction Agreements and the other transactions contemplated hereby and thereby are fair to and in the best interests of Ameritrade and its stockholders, and (iii) recommending that Ameritrade’s stockholders approve the Ameritrade Stock Issuance and the Ameritrade Restated Charter and directing that such matters be submitted for consideration by Ameritrade’s stockholders at the Ameritrade Stockholders’ Meeting.
      (c) This Agreement has been duly executed and delivered by Ameritrade and (assuming due authorization, execution and delivery by TD) constitutes a valid and binding obligation of Ameritrade enforceable against Ameritrade in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.
      (d) Ameritrade has taken all necessary corporate action so that the restrictions on “business combinations” contained in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) do not and will not apply to the execution, delivery and performance of this Agreement or any of the Transaction Agreements, or the consummation of the Share Purchase or any of the other transactions contemplated hereby and thereby. Without limiting the foregoing, the actions by the Board of Directors of Ameritrade referred to in Section 4.4(b) above constitute approval, for purposes of Section 203(a)(1) of the DGCL, of (i) this Agreement and the Transaction Agreements and (ii) the Share Purchase and the other transactions contemplated by this Agreement and the Transaction Agreements (including the voting agreements set forth in the Voting Agreement and the issuance of the Common Stock to TD constituting the Exchange Consideration). The consummation of the Share Purchase (including the Ameritrade Stock Issuance) constitutes a “Qualified M&A Transaction” as such term is defined in that stockholders agreement, dated as of April 6, 2002, by and among Ameritrade and the stockholders listed on the schedules thereto (the “Existing Stockholders Agreement”).
      (e) Each of the Transaction Agreements to be entered into on the date hereof has been, and each of the Transaction Agreements to be entered into after the date hereof, upon such entry will be, duly executed and delivered by Ameritrade (and/or the applicable Subsidiary or Subsidiaries of Ameritrade party thereto) and (assuming due authorization, execution and delivery thereof by the other parties thereto) constitutes a valid and binding obligation of Ameritrade (and/or the applicable Subsidiary or Subsidiaries of Ameritrade party thereto) enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors’ rights generally and by general equitable principles.
      Section 4.5.     No Conflict. (a) Except as set forth in Section 4.5(a) of the Ameritrade Disclosure Schedule, the execution and delivery by Ameritrade of this Agreement, the execution and delivery by Ameritrade (and/or the applicable Subsidiary of Ameritrade party thereto) of each of the Transaction Agreements to which it is or will be a party do not, and the consummation by Ameritrade and/or each such Subsidiary of the transactions contemplated hereby and thereby will not result in any Violation pursuant to (i) any provision of the certificate of incorporation or bylaws or comparable organizational documents of Ameritrade or any of its Subsidiaries, or (ii) except as to which requisite waivers or consents have been obtained, and except for the consents and approvals required under the agreements and instruments listed in Section 4.5(a) of the Ameritrade Disclosure Schedule, any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation or instrument to which Ameritrade or any of its Subsidiaries is a party or by which any of their respective properties or assets may be bound, or (iii) any law, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Ameritrade or any of its Subsidiaries or their respective properties or assets, assuming the consents, approvals, authorizations or permits and filings or notifications set forth in Section 4.5(a) of the Ameritrade Disclosure Schedule and paragraph (b) below are duly and timely obtained or made; other than a Violation, in the case of clauses (ii) and (iii), which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. Section 4.5(a) of the Ameritrade Disclosure Schedule lists all loans or credit agreements, notes, mortgages, indentures, leases or other agreements, obligations or instruments (other than the contracts and other agreements set forth in Section 4.9 of the Ameritrade Disclosure Schedule) to which Ameritrade or any of its Subsidiaries is a party, or by which any of their respective properties or assets may be bound, which require the consent, waiver, or approval of a party thereto (other than Ameritrade or any of its Subsidiaries) in connection with the execution and delivery by Ameritrade of this Agreement or the Transaction Agreements and the consummation by it of the transactions contemplated hereby and thereby (including the Tender Offer), if the failure to obtain such consent, waiver or approval would be material to Ameritrade.
      (b) Except as set forth in Section 4.5(b) of the Ameritrade Disclosure Schedule, no consent, approval, order or authorization of, notice to, or registration, declaration or filing with any Governmental

Authority or any Third Party Approval is required by or with respect to Ameritrade or any of its Subsidiaries in connection with the execution and delivery by Ameritrade of this Agreement or any of the Transaction Agreements or the consummation by Ameritrade of the transactions contemplated hereby and thereby (including the Tender Offer), except for (i) the filing by Ameritrade with the SEC of the SEC Proxy Statement and the filing by Ameritrade with the SEC of a Schedule 14D-9 with respect to the Tender Offer, (ii) notification by Ameritrade to NASDAQ of the proposed issuance of the Common Stock to TD constituting the Exchange Consideration, (iii) notices under the HSR Act and the expiration of applicable waiting periods thereunder, (iv) an application for an Advance Ruling Certificate or no-action letter to the Commissioner of Competition (Canada) and a pre-merger notification pursuant to the Competition Act (Canada) and the expiration of applicable waiting periods thereunder, (v) approval by the Minister of Finance (Canada) and the Superintendent of Financial Institutions (Canada) under the Bank Act (Canada) of the transactions contemplated by this Agreement and the use by Ameritrade of the “TD” name as contemplated by the Trademark License Agreement, (vi) notices with and approvals from the NASD, NYSE and the Canadian securities regulatory authorities and the other industry self-regulatory agencies listed in Section 4.5(b) of the Ameritrade Disclosure Schedule, (vii) the filing of the Ameritrade Restated Charter with the Secretary of State of the State of Delaware by Ameritrade and (viii) such other approvals, consents and orders of, and filings, notices and registrations with, Governmental Authorities and Third Party Approvals the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. Neither Ameritrade nor any of its Affiliates holds control of (as such term is defined in 12 U.S.C. § 1841(a)(2) or any successor provision) any insured depository institution (as such term is defined in 12 U.S.C. § 1813(c)(2) or any successor provision).
      Section 4.6.     Financial Statements. The financial statements of Ameritrade (including any related notes and schedules thereto) included in the Ameritrade SEC Documents complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto, (ii) as may be indicated in Section 4.6 of the Ameritrade Disclosure Schedule, or (iii) in the case of unaudited statements, as permitted by Form 10-Q, 8-K or any successor form under the Exchange Act) and fairly present in all material respects the consolidated financial condition of Ameritrade and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies for the periods presented.
      Section 4.7.     SEC Documents. Ameritrade has made available to TD a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Ameritrade with the SEC (other than reports filed pursuant to Section 13(g) of the Exchange Act), since June 1, 2002 (as such documents have since the time of their filing been amended, the “Ameritrade SEC Documents”), which are all the documents (other than preliminary material and reports required pursuant to Section 13(g) of the Exchange Act) that Ameritrade was required to file with the SEC since such date. As of their respective dates of filing with the SEC (except to the extent amended by an amendment to such Ameritrade SEC Document filed with the SEC prior to the date of this Agreement and except as set forth in Section 4.7 of the Ameritrade Disclosure Schedule), the Ameritrade SEC Documents (a) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Ameritrade has made available to TD true and complete copies of any comment letters received from the SEC with respect to any of the Ameritrade SEC Documents. Except as set forth in Section 4.7 of the Ameritrade Disclosure Schedule, to the knowledge of Ameritrade, there are no material unresolved comments from the SEC, whether oral or written, with respect to any of the Ameritrade SEC Documents. No enforcement action has been initiated, and no formal or, or to the knowledge of Ameritrade, informal investigation commenced, against

Ameritrade by the SEC relating to disclosures contained in any of the Ameritrade SEC Documents. None of Ameritrade’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
      Section 4.8.     Information Supplied. None of the information supplied or to be supplied by Ameritrade expressly for inclusion in the SEC Proxy Statement will, at the date of mailing to stockholders of Ameritrade and at the time of the Ameritrade Stockholders’ Meeting to be held in connection with obtaining the Ameritrade Required Votes (as defined in Section 4.22) and any Additional Votes (as defined in Section 5.3(b)), (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) at the time and in the light of the circumstances under which it is made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Ameritrade Stockholders’ Meeting which has become false or misleading. The SEC Proxy Statement (except for such portions thereof furnished in writing to Ameritrade by TD or Waterhouse expressly for inclusion therein, as to which no warranty is made) will comply as to form in all material respects with the requirements of the Exchange Act.
      Section 4.9.     Certain Agreements. (a) Section 4.9(a) of the Ameritrade Disclosure Schedule sets forth a listing, as of the date hereof, of all of the following contracts and other agreements, oral or written, to which Ameritrade or any of its Subsidiaries is a party or by which Ameritrade or any of its Subsidiaries or any of their respective assets or properties is bound:

(i) consulting agreements not terminable on notice of three months or less and involving the payment of more than $50,000 per annum;

(ii) agreements with any employee at the level of senior vice president or above of Ameritrade or any of its Subsidiaries (A) providing any term of employment, (B) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Ameritrade of the nature contemplated by this Agreement (either alone or in connection with a termination of employment), or (C) providing severance benefits;

(iii) contracts and other agreements for the sale or lease (other than where Ameritrade or any of its Subsidiaries is a lessor) of any assets or properties (other than in the ordinary course of business) or for the grant to any Person (other than to Ameritrade or any of its Subsidiaries) of any preferential rights to purchase any assets or properties;

(iv) contracts and other agreements relating to the acquisition by Ameritrade or any of its Subsidiaries of any operating business or entity or any interest therein (other than acquisitions of securities for the account of or for sale to customers in the ordinary course of business);

(v) material contracts and other agreements evidencing outstanding loans to, or guaranteeing any loans on behalf of, any employee or consultant of Ameritrade or any of its Subsidiaries (other than routine expense advances consistent with past practice and other than margin loans extended in the ordinary course of business consistent with past practice);

(vi) contracts or other agreements under which Ameritrade or any of its Subsidiaries agrees to indemnify any party, other than in the ordinary course of business consistent with past practice, or to share a Tax liability of any party;

(vii) (A) contracts and other agreements containing covenants restricting Ameritrade or any of its Subsidiaries from competing in any line of business or with any Person in any geographic area or requiring Ameritrade or any of its Subsidiaries to engage in any line of business or binding Ameritrade or any of its Subsidiaries to any exclusive business arrangements or licenses, or which require the referral of any business or business opportunity or require Ameritrade or any of its Subsidiaries to make available business opportunities or products or services on a priority, equal or exclusive basis (including any “preferred provider” type contracts or other agreements for products and services offered by Ameritrade and its Subsidiaries to their customers) and (B) any agreements of such types that could apply to TD or any of its Affiliates after the Closing by reason of the Share Purchase and the consummation of the other transactions contemplated hereby and by the Transaction Agreements;

(viii) any material contracts or other agreements under which Ameritrade or any of its Subsidiaries have outsourced, or have agreed to outsource, any of their products, services or employees;

(ix) any material Intellectual Property licenses to or from any third parties, and any joint development agreements;

(x) any contracts or agreements governing joint ventures between Ameritrade or any of its Subsidiaries and a third party;

(xi) contracts or other agreements (other than contracts or other agreements in the ordinary course of business) relating to the borrowing of money by Ameritrade or any of its Subsidiaries, or the direct or indirect guaranty by Ameritrade or any of its Subsidiaries of any obligation for, or an agreement by Ameritrade or any of its Subsidiaries to service, the repayment of borrowed money, or any other contingent obligations of Ameritrade or any of its Subsidiaries in respect of indebtedness of any other Person; and

(xii) any other material contract or other agreement whether or not made in the ordinary course of business, including any contract required to be filed by Ameritrade pursuant to Item 601(b)(10) of Regulation S-K of the SEC.

      (b) There have been delivered or made available to TD true and complete copies of all of the contracts and other agreements set forth in Section 4.9(a) of the Ameritrade Disclosure Schedule. Except as set forth in Section 4.9(b) of the Ameritrade Disclosure Schedule, each such contract and other agreement is in full force and effect and constitutes a legal, valid, and binding obligation of Ameritrade or its Subsidiaries, as the case may be, and to the knowledge of Ameritrade, each other party thereto, enforceable in accordance with its terms. Neither Ameritrade nor any Subsidiary of Ameritrade has received any notice, whether written or oral, of termination or intention to terminate from any other party to such contract or agreement. None of Ameritrade or any of its Subsidiaries or (to the knowledge of Ameritrade) any other party to any such contract or agreement is in violation or breach of or default under any such contract or agreement (or with notice or lapse of time or both, would be in violation or breach of or default under any such contract or agreement), which violation, breach, or default has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade.
      Section 4.10.     Changes. Except as set forth on Section 4.10 of the Ameritrade Disclosure Schedule and except as disclosed in the Ameritrade SEC Documents filed by Ameritrade with the SEC prior to the date of this Agreement, since September 24, 2004, there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations of Ameritrade or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. Except as set forth in Section 4.10 of the Ameritrade Disclosure Schedule and except as disclosed in the Ameritrade SEC Documents filed by Ameritrade with the SEC prior to the date of this Agreement, since March 25, 2005, Ameritrade and each of its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and neither Ameritrade nor any of its Subsidiaries has taken any action or entered into any transaction, and no event has occurred, that would have required TD’s consent pursuant to Section 5.2 of this Agreement if such action had been taken, transaction entered into or event had occurred, in each case, after the date of this Agreement, nor has Ameritrade or any of its Subsidiaries entered into any agreement, plan or arrangement to do any of the foregoing.

      Section 4.11.     Title to Properties and Assets; Liens, Condition, Etc. (a) Except as set forth in Section 4.11 of the Ameritrade Disclosure Schedule, Ameritrade or one of its Subsidiaries has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Ameritrade SEC Documents as being owned by Ameritrade or one of its Subsidiaries or acquired after the date thereof which are material to Ameritrade’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Encumbrances except (i) statutory Encumbrances for Taxes and other payments not yet due or which are being contested in good faith and for which adequate reserves have been provided, (ii) liens of tradesmen arising or incurred in the ordinary course of business, (iii) zoning, building, occupancy and similar governmental restrictions and (iv) covenants, easements, rights-of-way and other matters shown on public records, and such imperfections or irregularities of title, claims or Encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.
      (b) Neither Ameritrade nor any of its Subsidiaries owns any real property. Section 4.11(b) of the Ameritrade Disclosure Schedule sets forth a list of all material real property currently leased, subleased or licensed by or from Ameritrade or any of its Subsidiaries or otherwise used or occupied by Ameritrade or any of its Subsidiaries (the “Ameritrade Facilities”). Ameritrade has made available to TD true, correct and complete copies of all leases, lease guaranties and subleases relating to the Ameritrade Facilities, including all amendments, terminations and modifications thereof (the “Ameritrade Leases”). Each such Ameritrade Lease is in full force and effect and constitutes a legal, valid and binding obligation of Ameritrade or any of its Subsidiaries, as the case may be, and to the knowledge of Ameritrade, each other party thereto, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditor’s rights’ generally and by general equitable principles. None of Ameritrade or any of its Subsidiaries or (to the knowledge of Ameritrade) any other party to such Ameritrade Lease, is in material violation or breach of or default under (or with notice or lapse of time or both, would be in violation or breach of or default under) any such Ameritrade Lease.
      Section 4.12.     Intellectual Property. (a) Ameritrade and its Subsidiaries (i) own or have the valid right to use all material Intellectual Property necessary or used in their businesses as currently conducted, and as currently planned to be conducted, in the case of owned Intellectual Property, free and clear of all Encumbrances (other than pursuant to licenses relating thereto), (ii) have taken reasonable actions to protect and maintain the validity and ownership of such Intellectual Property, and (iii) except as set forth in Section 4.12(a)(iii) of the Ameritrade Disclosure Schedule, have not granted to any third party, by license or otherwise, any material right or interest in such Intellectual Property.
      (b) Section 4.12(b) of the Ameritrade Disclosure Schedule sets forth a list of all (i) patents, patent applications, registered trademarks or service marks and registered copyrights and domain names, and applications or licenses for registration thereof, that are owned by Ameritrade or its Subsidiaries and all such registrations are, to the knowledge of Ameritrade, valid and subsisting, and (ii) material software and technology owned by Ameritrade or its Subsidiaries.
      (c) Ameritrade has made all reasonable efforts to secure the valid right to use the Ameritrade trademark, service mark, trade dress, trade name and logo in all jurisdictions in which Ameritrade currently conducts its business or plans to conduct its business. Except as set forth in Section 4.12(c) of the Ameritrade Disclosure Schedule, to the knowledge of Ameritrade, Ameritrade’s use of the Ameritrade trademark, service mark, trade dress, trade name and logo has not infringed upon, or otherwise come into conflict with, any Intellectual Property of any other Person. Except as set forth in Section 4.12(c) of the Ameritrade Disclosure Schedule, Ameritrade has not licensed or granted any third party any rights to the Ameritrade trademark, service mark, trade name or logo other than time-limited rights in the ordinary course of business, the use of which rights is always pursuant to a written license agreement and is strictly monitored and controlled.

      (d) To the knowledge of Ameritrade, neither Ameritrade nor any of its Subsidiaries, nor the operation of their businesses, has materially infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property or other proprietary information of any other Person or constituted unfair competition or trade practices of the laws of any jurisdiction. During the two years preceding the date of this Agreement, except as set forth in Section 4.12(d) of the Ameritrade Disclosure Schedule, (i) neither Ameritrade nor any of its Subsidiaries has received any written material charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict (including any claim that Ameritrade or any Subsidiary of Ameritrade must license or refrain from using any Intellectual Property or other proprietary information of any other Person), and (ii) neither Ameritrade nor any of its Subsidiaries is party to or the subject of any pending or, to the knowledge of Ameritrade, threatened, action before or by any Governmental Authority with respect to any such material infringement, misappropriation or conflict. Except as set forth in Section 4.12(d) of the Ameritrade Disclosure Schedule, to the knowledge of Ameritrade, no other Person has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property owned by, licensed to or otherwise used by Ameritrade or any of its Subsidiaries, except for any such infringement, misappropriation or other conflict that, individually or in the aggregate, has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade.
      (e) Each of Ameritrade and its Subsidiaries has taken all reasonable and necessary steps to protect their material Intellectual Property and rights thereunder, and, to the knowledge of Ameritrade, no such rights to material Intellectual Property have been lost or are in jeopardy of being lost as a result of any act or omission by Ameritrade or any of its Subsidiaries.
      (f) To the knowledge of Ameritrade, except as set forth in Section 4.12(f) of the Ameritrade Disclosure Schedule, no material software used in the business of Ameritrade or any of its Subsidiaries as currently conducted is, includes or is otherwise derivative of any software (i) for which the source code is in the public domain, or (ii) that includes “open source” code or is licensed pursuant to an “open source” license or under a similar licensing or distribution model.
      Section 4.13.     Compliance with Laws and Other Instruments; Consents and Approvals. (a) Ameritrade and its Subsidiaries hold all permits, licenses, variances, exemptions, authorizations, registrations, consents, certificates, orders and approvals of all Governmental Authorities which are material to the operation of the businesses of Ameritrade and its Subsidiaries, taken as a whole (the “Ameritrade Permits”). Ameritrade and its Subsidiaries are in compliance in all material respects with the terms of the Ameritrade Permits. The businesses of Ameritrade and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Authority, except for possible violations which do not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. Except as set forth in Section 4.13(a) of the Ameritrade Disclosure Schedule and except for routine examinations by federal or state Governmental Authorities charged with the supervision or regulation of securities brokers or investment advisors, to the knowledge of Ameritrade, (i) no investigation by any Governmental Authority with respect to Ameritrade or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade, and (ii) no proceedings by any such Governmental Authority are pending or threatened which seek to revoke or materially limit any of the Ameritrade Permits. Except as set forth in Section 4.13(a) of the Ameritrade Disclosure Schedule, there is no material unresolved criticism, violation or exception by any Governmental Authority with respect to any report, registration or other statement filed by, or relating to any examinations by any such Governmental Authority of, Ameritrade or any of its Subsidiaries.
      (b) Ameritrade and its Subsidiaries have timely filed all registrations, declarations, reports, notices, forms and other filings required to be filed with the SEC, NASD, NASDAQ, NYSE, any clearing agency or any other Governmental Authority, and all amendments or supplements to any of the foregoing (the “Ameritrade Filings”), except where any failure to file would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. The Ameritrade Filings are in

full force and effect and were prepared in all material respects in accordance with applicable law, and all material fees and assessments due and payable in connection therewith have been paid.
      (c) Ameritrade and its Subsidiaries and each of their respective officers and employees who are required to be registered, licensed or qualified as (x) a broker-dealer or (y) a registered principal, registered representative, investment adviser representative, futures commission merchant, insurance agent or salesperson with the SEC (or in equivalent capacities with the securities or insurance commission of any other Governmental Authority) are duly registered as such and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable law, except, in the case of clause (y), for such failures to be so registered as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. Ameritrade and its Subsidiaries and each of their respective officers and employees are in compliance with all applicable federal, state and foreign laws requiring any such registration, licensing or qualification, have filed all periodic reports required to be filed with respect thereto (and all such reports are accurate and complete in all material respects), and are not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified, except, in the case of such registrations, licensing or qualification, reports, liabilities or disabilities relating to the registrations described in clause (y) of the preceding sentence, for such failures to be so registered, licensed or qualified, failures with respect to such reports and such liabilities or disabilities as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade.
      (d) Ameritrade has delivered or made available to TD a true and complete copy of currently effective Forms ADV and BD as filed with the SEC by each applicable Subsidiary of Ameritrade, all state and other federal registration forms, all reports and all material correspondence filed by Ameritrade and each applicable Subsidiary of Ameritrade with any Governmental Authority under the Exchange Act, the Investment Company Act, the Advisers Act and under similar state statutes within the last three years. Ameritrade shall deliver to TD true and complete copies of any such forms and reports as are filed by Ameritrade and each applicable Subsidiary of Ameritrade from and after the date hereof until the Closing. The information contained in such forms and reports was (or will be, in the case of any forms and reports filed after the date hereof) complete and accurate in all material respects as of the time of filing thereof.
      (e) Except as disclosed on Forms ADV or BD filed prior to the date of this Agreement, none of Ameritrade, any of its Subsidiaries or any of their directors, officers, employees, “associated persons” (as defined in the Exchange Act) or “affiliated persons” (as defined in the Investment Company Act) has been the subject of any disciplinary proceedings or orders of any Governmental Authority arising under applicable laws which would be required to be disclosed on Forms ADV or BD. No such disciplinary proceeding or order is pending or, to the knowledge of Ameritrade, threatened. Except as disclosed on such Forms ADV or BD filed prior to the date of this Agreement, none of Ameritrade, any of its Subsidiaries or any of their respective directors, officers, employees, associated persons or affiliated persons, has been permanently enjoined by the order of any Governmental Authority from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on such Forms ADV or BD filed prior to the date of this Agreement, none of Ameritrade, any of its Subsidiaries or any of their respective directors, officers, employees, associated persons or affiliated persons is or has been ineligible to serve as an investment adviser under the Advisers Act (including pursuant to Section 203(e) or (f) thereof) or as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act or any substantially equivalent foreign expulsion, suspension, or disqualification.
      (f) Ameritrade and its Subsidiaries have at all times since December 31, 2001 or their respective dates of formation, whichever is later, rendered investment advisory services to investment advisory clients with whom such entity is or was a party to an investment advisory agreement or similar arrangement in material compliance with all applicable requirements as to portfolio composition and portfolio management including, but not limited to, the terms of such investment advisory agreements, written instructions from such investment advisory clients, prospectuses or other offering materials, board of directors or trustee directives and applicable law. Neither Ameritrade nor any of its Subsidiaries is, or is required to register as, an “investment company” within the meaning of the Investment Company Act.
      (g) Section 4.13(g) of the Ameritrade Disclosure Schedule sets forth a complete list of all securities exchanges, commodities exchanges, boards of trade, clearing organizations, trade associations and similar organizations in which Ameritrade or any of its Subsidiaries holds membership or has been granted trading privileges.
      (h) Section 4.13(h) of the Ameritrade Disclosure Schedule sets forth with respect to Ameritrade and its Subsidiaries a complete list of all (i) broker-dealer licenses or registrations and (ii) all licenses and registrations as an investment adviser under the Advisers Act or any similar state laws. Except as set forth on Section 4.13(h) of the Ameritrade Disclosure Schedule, neither Ameritrade nor any of its Subsidiaries is, or is required to be, registered as a futures commission merchant, commodities trading adviser, commodity pool operator or introducing broker under the Commodities Futures Trading Act or any similar state laws.
      Section 4.14.     Litigation. Except as set forth in Section 4.14 of the Ameritrade Disclosure Schedule, there is no Litigation pending, or to Ameritrade’s knowledge, currently threatened against Ameritrade or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. Neither Ameritrade nor any of its Subsidiaries is subject to any injunction, decree, settlement or other similar equitable relief or judicial judgment or decision which materially affects the conduct of their business or operations or that of any of their Affiliates (including any Person who becomes an Affiliate as a result of the transactions contemplated by this Agreement).
      Section 4.15.     Tax Matters. Except as set forth in Section 4.15 of the Ameritrade Disclosure Schedule, (a) (i) all material Returns that are required to be filed with any Taxing Authority on or before the Closing Date with respect to any Pre-Closing Tax Period by, or with respect to, Ameritrade or any of its Subsidiaries have been, or will be, timely filed on or before the Closing Date; (ii) the Returns that have been or will be filed are true, correct and complete in all material respects; (iii) Ameritrade and its Subsidiaries have timely paid or will timely pay all Taxes shown as due and payable on such Returns; (iv) the charges, accruals or reserves reflected on the financial statements contained in the Ameritrade SEC Documents are adequate to cover all unpaid material Tax liabilities of Ameritrade and its Subsidiaries accruing through the date of such financial statements and Ameritrade and its Subsidiaries have not incurred any material Tax since the date of such financial statements other than in the ordinary course of business; and (v) there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to Ameritrade or its Subsidiaries in respect of any material Tax.
      (b) All material Taxes which Ameritrade and its Subsidiaries are (or were) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and any such Taxes have been timely paid to the appropriate Taxing Authority to the extent due and payable.
      (c) None of Ameritrade or any of its Subsidiaries (i) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the assessment, payment or collection of material Taxes or is contesting a material Tax liability before a court, tribunal or agency, (ii) has been or will be as of the Closing Date a “United States real property holding corporation” within the meaning of Section 897 of the Code, (iii) is a party to any Tax sharing, allocation, indemnification or similar agreement, nor owes any amount under any such agreement, (iv) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code, or (v) has engaged in a transaction that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) or that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulations Section 1.6011-4(b)(2) which is not fully disclosed on a Return.
      Section 4.16.     Benefit Plans. (a) Section 4.16(a) of the Ameritrade Disclosure Schedule contains a true and complete list of the material Benefit Plans that are sponsored or are being maintained or contributed to, or required to be contributed to, by Ameritrade or any of its Subsidiaries or under which Ameritrade or any of its Subsidiaries has any present or future liability (the “Ameritrade Benefit Plans”). No Ameritrade Benefit Plan is a multiemployer plan or is maintained pursuant to a collective bargaining agreement, and neither Ameritrade nor any of its Subsidiaries has any liability under any multiemployer plan that remains unsatisfied. No Ameritrade Benefit Plan is a “multiple employer plan” as defined in ERISA or the Code. No Ameritrade Benefit Plan is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code.
      (b) With respect to each material Ameritrade Benefit Plan, Ameritrade has delivered or made available to TD a current, accurate and complete copy of each material document embodying such Ameritrade Benefit Plan (or, to the extent no such written document exists, an accurate description) and, to the extent applicable, (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications from Ameritrade or any of its Subsidiaries to any of their respective employees concerning the extent of the benefits provided under any Ameritrade Benefit Plan; and (iv) for the two most recent years (A) the Form 5500 and attached schedules or other annual report, return, securities registration statement or other filing, if any, required to be filed with any Governmental Authority; (B) audited financial statements; (C) actuarial valuation reports; and (D) all material correspondence to or from any Governmental Authority relating to any Ameritrade Benefit Plan and with respect to which Ameritrade has or may have any material liability.
      (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade, and except as set forth in Section 4.16(c) of the Ameritrade Disclosure Schedule, (i) each Ameritrade Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) with respect to any Ameritrade Benefit Plan, no audits, actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, and no facts or circumstances exist which could give rise to any such audits, actions, suits or claims; (iii) neither Ameritrade nor any other party has engaged in a prohibited transaction which could subject Ameritrade or any of its Subsidiaries to any taxes, penalties or other liabilities under Code section 4975 or ERISA sections 409 or 502(i); (iv) all contributions and other payments required by and due under the terms of each Ameritrade Benefit Plan have been made; (v) each Ameritrade Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (vi) no audits, proceedings or administrative actions have been taken by a Governmental Authority within the past two years with respect to any Ameritrade Benefit Plan; and (vii) neither Ameritrade nor any of its Subsidiaries are subject to any material penalty, tax, excise tax, fine or sanction with respect to any Ameritrade Benefit Plan.
      (d) Except as set forth on Section 4.16(d) of the Ameritrade Disclosure Schedule, as of the date hereof, neither Ameritrade nor any of its ERISA Affiliates has any plan or commitment to establish any new material Ameritrade Benefit Plan, to modify any material Ameritrade Benefit Plan (except to the extent required by applicable law or to conform any such Ameritrade Benefit Plan to the requirements of any applicable law), or to adopt or enter into any material Ameritrade Benefit Plan. No Ameritrade Benefit Plan is a “funded welfare plan” within the meaning of Section 419 of the Code. Except as set forth on Section 4.16(d) of the Ameritrade Disclosure Schedule, as of the date hereof, no Ameritrade Benefit Plan provides health benefits that are not fully insured through an insurance contract.

      (e) No Ameritrade Benefit Plan provides, or reflects or represents any liability to provide, post-termination or retiree welfare benefit coverage to any Ameritrade employee, contractor or director for any reason, except as may be required by applicable law.
      (f) Ameritrade has made available to TD, a true, correct and complete list, as of the date hereof, of the position, salary and date of hire (without name) of each employee, consultant and director of Ameritrade and its Subsidiaries as well as aggregate bonus goals by employee grouping for the current fiscal year.
      (g) With respect to each Ameritrade International Benefit Plan, and the books and records thereof, (i) such plan is in material compliance with all applicable laws of each applicable jurisdiction; (ii) all material liabilities with respect to such plan are set forth on the Ameritrade financial statements or in the notes thereto in accordance with GAAP; and (iii) no such plan is or within the last two calendar years has been the subject of, or has received notice that it is the subject of, an examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program that has had, or would reasonably be expected to have, a Material Adverse Effect on Ameritrade. For purposes of this Agreement, “Ameritrade International Benefit Plan” means each material Ameritrade Benefit Plan that, within six years prior to the Closing Date, has been adopted or maintained by Ameritrade or any of its ERISA Affiliates, whether formally or informally, and with respect to which the Ameritrade or any of its Subsidiaries will or may have any liability, for the benefit of current or former employees, consultants or directors who perform services outside the United States. The present value of the accrued benefit liabilities (whether or not vested) attributable to employees and former employees of Ameritrade or any of its Subsidiaries or for which Ameritrade or any of its Subsidiaries is or may be liable under each Ameritrade International Benefit Plan required to be funded under applicable law that provides pension, retirement, early retirement, profit sharing, deferred compensation or other similar benefits but excluding welfare benefits, determined as of September 24, 2004 did not exceed, in any material respect, the current value of the assets of such Ameritrade International Benefit Plan allocable to such benefit liabilities. Section 4.16(g) of the Ameritrade Disclosure Schedule identifies each Ameritrade International Benefit Plan that is not required to be funded under applicable law and the present value of accrued benefits liabilities as of September 24, 2004 that are not accrued or reflected in the Ameritrade financial statements or offset by insurance.
      (h) Section 4.16(h) of the Ameritrade Disclosure Schedule sets forth a true, correct and complete list of all severance agreements and arrangements to which the Ameritrade or any of its Subsidiaries is a party or by which any of their assets or properties are bound.
      (i) Except as set forth in Section 4.16(i) of the Ameritrade Disclosure Schedule, no Ameritrade Benefit Plan exists which provides for an increase in benefits on or after the Closing Date or could result in the payment to any current or former employee, consultant or director of Ameritrade or any of its Subsidiaries of any money or other property or rights or accelerate or provide any other rights or benefits (including forgiveness of indebtedness) to any such current or former employee, consultant or director as a result of the transactions contemplated by this Agreement. Except as set forth in Section 4.16(i) of the Ameritrade Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any current or former employee, director or consultant of Ameritrade or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code or would be subject to excise tax under Section 4999 of the Code.
      (j) Ameritrade has properly accrued and reflected in its financial statements the liability associated with the severance arrangement entered into between Ameritrade, or any of its Subsidiaries, and the individual listed in Section 4.16(j) of the Ameritrade Disclosure Schedule.
      Section 4.17.     Agreements with Regulators. Except as set forth in Section 4.17 of the Ameritrade Disclosure Schedule, neither Ameritrade nor any of its Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Authority which restricts materially the conduct by Ameritrade and its Subsidiaries of their businesses, or in any manner relates to their capital adequacy, credit policies or management, nor has Ameritrade or any such Subsidiary been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board resolutions.
      Section 4.18.     Undisclosed Liabilities. Except (i) as set forth in Section 4.18 of the Ameritrade Disclosure Schedule and except for those liabilities or obligations that are fully reflected, accrued or reserved against on the audited consolidated balance sheet of Ameritrade included in its Form 10-K for the fiscal year ended September 24, 2004, (ii) for liabilities arising out of or in connection with this Agreement, the Transaction Agreements or any of the transactions contemplated hereby or thereby, (iii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 24, 2004, or (iv) as disclosed in the Ameritrade SEC Documents filed by Ameritrade with the SEC following the filing of the Ameritrade Form 10-K for the fiscal year ended September 24, 2004 and prior to the date of this Agreement, neither Ameritrade nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities or obligations, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade.
      Section 4.19.     Environmental Liability. Except as set forth in Section 4.19 of the Ameritrade Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Ameritrade or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protections, human health or safety, or under Environmental Laws, pending or, to the knowledge of Ameritrade, threatened, against Ameritrade or any of its Subsidiaries, which liability or obligation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. To the knowledge of Ameritrade, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. Except as set forth in Section 4.19 of the Ameritrade Disclosure Schedule, to the knowledge of Ameritrade, during or prior to the period of (i) the ownership by Ameritrade or any of its Subsidiaries of any of their respective current properties, (ii) the participation by Ameritrade or any of its Subsidiaries in the management of any property, or (iii) the holding by Ameritrade or any of its Subsidiaries of a security interest or other interest in any property, there were no releases or threatened release of Hazardous Materials in, on, under or affecting any such property which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. Neither Ameritrade nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.19 shall be deemed the only representations and warranties of Ameritrade in this Agreement with respect to matters relating to Environmental Laws or to Hazardous Materials.
      Section 4.20.     Transactions with Affiliates. Except (i) as set forth in Section 4.20 of the Ameritrade Disclosure Schedule, (ii) as disclosed in the Ameritrade SEC Documents filed prior to the date hereof, (iii) the Stockholders Agreement, the Registration Rights Agreement and the Voting Agreement, (iv) for brokerage accounts and margin loans extended in the ordinary course of business consistent with past practice and (v) any arrangement, contract, agreement or transaction which involves per annum payments by Ameritrade and its Subsidiaries of less than $60,000, there are no contracts or other agreements between Ameritrade or any of its Subsidiaries, on the one hand, and any of its Affiliates or any officer, director or employee of any such Affiliate, on the other hand.
      Section 4.21.     No Broker or Finders. Except for those Persons identified in Section 4.21 of the Ameritrade Disclosure Schedule, whose fees and expenses will be paid by Ameritrade, neither Ameritrade nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.
      Section 4.22.     Vote Required. No vote or approval of the holders of any securities of Ameritrade is required with respect to the approval of this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby, except for (i) approval of the Ameritrade Restated Charter by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and (ii) the approval of the Ameritrade Stock Issuance by the affirmative vote of the holders of a majority of the shares of Common Stock having voting power present in person or represented by proxy and voting at a meeting at which the holders of a majority of the shares of Common Stock are present in person or represented by proxy (the “Ameritrade Required Votes”).
      Section 4.23.     Insurance. Ameritrade and its Subsidiaries maintain insurance policies that are customary in scope and amount of coverage. All of such insurance policies are in full force and effect, and neither Ameritrade nor any of its Subsidiaries is in default in any material respect with respect to their obligations under any of such insurance policies. All premiums or payments payable under all such insurance policies for periods prior to and ending on the date hereof have been duly paid or accrued on the financial statements of Ameritrade included in the Ameritrade SEC Documents.
      Section 4.24.     Accounting Controls. (a) Ameritrade and its Subsidiaries have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions, receipts and expenditures are executed only in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences, except with respect to (i) through (iv) for such failures as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. Ameritrade (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Ameritrade and its consolidated Subsidiaries is made known to the management of Ameritrade by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Ameritrade SEC Documents, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to Ameritrade’s auditors and the audit committee of Ameritrade’s Board of Directors (1) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect Ameritrade’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Ameritrade’s internal controls over financial reporting. Ameritrade has made available to TD a summary of any such disclosure described in clauses (1) and (2) of the preceding sentence made by management to Ameritrade’s auditors and audit committee since September 27, 2002. Ameritrade has initiated its process of compliance with Section 404 of the Sarbanes-Oxley Act and, as of the date hereof, Ameritrade expects to be in full compliance therewith by the SEC mandated compliance date. Each Subsidiary of Ameritrade that is registered as a broker-dealer has adopted record keeping systems that comply in all material respects with the requirements of applicable law (including, in the case of U.S. broker-dealer entities, Section 17 of the Exchange Act and the rules and regulations thereunder) and the rules of all self-regulatory organizations having jurisdiction over such Ameritrade Subsidiary, and maintains its records in substantial compliance therewith.

      (b) Except as set forth in Section 4.24(b) of the Ameritrade Disclosure Schedule, since September 27, 2002 and except as disclosed in the Ameritrade SEC Documents filed by Ameritrade with the SEC prior to the date of this Agreement, (x) neither Ameritrade nor any of its Subsidiaries nor, to the knowledge of Ameritrade, any director, officer, employee, auditor, accountant or representative of Ameritrade or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Ameritrade or any of its Subsidiaries, which if true would have a material impact on the financial statements of Ameritrade contained in any of the Ameritrade SEC Documents, and (y) no attorney representing Ameritrade or any of its Subsidiaries, whether or not employed by Ameritrade or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Ameritrade or any of its officers, directors, employees or agents to the Board of Directors of Ameritrade or any committee thereof or to any director or officer of Ameritrade pursuant to Section 307 of the Sarbanes-Oxley Act.
      Section 4.25.     Interest Rate Risk Management Instruments. Neither Ameritrade nor any of its Subsidiaries is a party to any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Ameritrade or any of its Subsidiaries or for the account of a customer of Ameritrade or any of its Subsidiaries.
      Section 4.26.     Labor and Employment Matters. There are no collective bargaining or other labor union agreements to which Ameritrade or any of its Subsidiaries is a party or by which any of them is bound. To the knowledge of Ameritrade, since June 1, 2002, neither Ameritrade nor any of its Subsidiaries has encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, other than any such events that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade. Except with respect to instances that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade, Ameritrade and each of its Subsidiaries (a) is, and since June 1, 2002, has been in, compliance with all applicable laws relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and (b) is not, and since June 1, 2002, has not, engaged in any unfair labor practice. During the two years preceding the date of this Agreement, except as set forth in Section 4.26 of the Ameritrade Disclosure Schedule, Ameritrade has not received written notice of any unfair labor practice charge against Ameritrade or any of its Subsidiaries which charge remains pending.
ARTICLE V
Covenants
      Section 5.1.     Conduct of Business of Waterhouse Prior to the Closing. During the period from the date of this Agreement and continuing until the Closing (except as expressly contemplated by the Reorganization or as contemplated or permitted by this Agreement or as set forth in Section 5.1 of the TD Disclosure Schedule or to the extent that Ameritrade shall otherwise consent in writing, such consent not to be unreasonably withheld, conditioned or delayed), TD agrees that it will cause Waterhouse and each Business Subsidiary to (i) carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay its debts and Taxes when due and pay or perform other material obligations when due and (iii) use all reasonable efforts to preserve intact the present business organizations of Waterhouse and the Business Subsidiaries, maintain the rights and franchises of, and preserve the relationships with customers, suppliers and others having business dealings with, Waterhouse and the Business Subsidiaries to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Closing. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, except as expressly contemplated or permitted by this Agreement or as set forth in Section 5.1 of the TD Disclosure Schedule, (x) without the prior written consent of Ameritrade, (A) TD shall not permit Waterhouse or any of the Business Subsidiaries to sell any of its seats on the

New York Stock Exchange if such sale would result in Waterhouse and the Business Subsidiaries, collectively, not owning any seats on the New York Stock Exchange, and (B) if at any time Waterhouse and the Business Subsidiaries, collectively, own only one seat on the New York Stock Exchange, TD shall not permit Waterhouse or any of the Business Subsidiaries to lease such seat and (y) TD shall not permit or any Business Subsidiary to, without the prior written consent of Ameritrade, such consent not to be unreasonably withheld, conditioned or delayed:
      (a) except as contemplated by the Reorganization, (i) set any record or payment dates for the payment of any dividends or distributions on its capital stock, or declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for (A) dividends by a wholly-owned Subsidiary of Waterhouse to Waterhouse; provided that such dividends do not result in a violation of Section 1.3(f)(i) hereof, and (B) dividends paid to TD by Waterhouse to the extent it reasonably estimates that Waterhouse’s Closing Date Net Tangible Book Value will exceed its Targeted Closing Date Net Tangible Book Value (provided that no such dividend shall affect TD’s obligations under Section 1.3), (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock or the capital stock of any Business Subsidiary or any securities convertible into or exchangeable or exercisable for any shares of such capital stock;
      (b) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock, Voting Debt or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) as contemplated by the Reorganization, or (ii) issuances by a wholly-owned Subsidiary of Waterhouse of its capital stock to Waterhouse;
      (c) except as contemplated by the Reorganization, amend or propose to amend its certificate of incorporation or its bylaws or other organizational documents, or enter into a plan of consolidation, merger, share exchange or reorganization with any Person (other than consolidations, mergers or reorganizations solely among wholly-owned Subsidiaries (other than with respect to a Business Subsidiary) of Waterhouse), or a letter of intent or agreement in principle with respect thereto, or adopt a plan of complete or partial liquidation;
      (d) (i) enter into any new line of business, (ii) change any of its brokerage policies or practices in any respect which is material to Waterhouse, except as required by law or by policies imposed by a Governmental Authority, or (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and related obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice;
      (e) except as contemplated by the Reorganization, make any acquisition of or investment in any other Person, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any other individual, corporation, joint venture or other entity other than a wholly-owned Subsidiary (other than a Business Subsidiary) of Waterhouse, except for (i) acquisitions of securities for the account of or for sale to customers in the ordinary course of business or (ii) foreclosures of securities pledged by customers in the ordinary course of business and other similar acquisitions in connection with securing or collecting debts previously contracted in the ordinary course of business;
      (f) sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Waterhouse), which are material, individually or in the aggregate, to Waterhouse, other than (i) internal reorganizations or consolidations involving existing Subsidiaries (other than a Business Subsidiary) of Waterhouse, (ii) as contemplated by the Reorganization, (iii) other activities in the ordinary course of business consistent with past practice or (iv) in connection with indebtedness permitted under Section 5.1(g);
      (g) incur any long-term indebtedness for borrowed money or guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Waterhouse or any of the Business Subsidiaries or guarantee any long-term debt securities of others other than (i) in connection with the payment of dividends permitted by paragraph (a)(i) above, (ii) borrowings of any Business Subsidiary to Waterhouse or another Business Subsidiary, (iii) indebtedness in the ordinary course of business consistent with past practice, or (iv) renewals, replacements or extensions of existing indebtedness;
      (h) intentionally take any action that would, or would reasonably be expected to, result in any of the conditions to the Closing set forth in Article VI not being satisfied;
      (i) make any changes in its accounting methods, practices or policies, except as required under law, rule, regulation or GAAP or Canadian GAAP, in each case as concurred in by TD’s independent auditors;
      (j) (i) enter into, adopt, amend (except for technical amendments and such amendments as may be required by law) or terminate any Waterhouse Benefit Plan or any other Benefit Plan or any agreement, arrangement, plan or policy between Waterhouse or any of the Business Subsidiaries and one or more of its current or former directors or officers or any of their respective immediate family members, affiliates or associates (as such terms are defined under the Exchange Act), (ii) except for normal increases in the ordinary course of business consistent with past practice, increase in any material manner the compensation or fringe benefits of any director, officer or employee of Waterhouse or any of the Business Subsidiaries or pay or grant any benefit not required by any plan and arrangement as in effect as of the date hereof (including severance or termination pay), (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director or officer of Waterhouse or any of the Business Subsidiaries of compensation or benefits contingent upon the occurrence of any of the transactions contemplated by this Agreement, (iv) loan or advance any money or other property to any present or former director or officer of Waterhouse or the Business Subsidiaries other than pursuant to any plan or arrangement as in effect as of the date hereof, or (v) grant any equity-based compensation;
      (k) except as contemplated by the Reorganization, enter into any contract that would be required to be disclosed in Section 3.8(a) of the TD Disclosure Schedule if it were in effect on the date hereof, or renew or terminate any contract listed in Section 3.8(a) of the TD Disclosure Schedule, other than (i) renewals of contracts or leases for a term of one year or less without material changes to the terms thereof and (ii) contracts entered into or amended in connection with indebtedness permitted under Section 5.1(g), provided that TD shall consult with Ameritrade prior to any such renewal of the contracts set forth in Section 5.1(k) of the TD Disclosure Schedule;
      (l) except in connection with the Reorganization, engage or participate in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice;
      (m) except as contemplated by the Reorganization, pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, in each case, (i) relating to this Agreement or the transactions contemplated hereby or (ii) that is otherwise material to Waterhouse and the Business Subsidiaries, other than, in the case of matters covered by clause (ii), the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Waterhouse Financial Statements (or the notes thereto, where applicable), or incurred since April 30, 2005 in the ordinary course of business consistent with past practice;

      (n) make any material changes to its method of Tax accounting (unless required by applicable law), file any material amended Return (other than amended Returns that are to be filed in order to claim deductions for research and development costs for prior years) or settle or compromise any material Tax liability;
      (o) open any new branches, offices or facilities or relocate or close any existing offices or facilities, or file any application with any Governmental Authority to do any of the foregoing, except for openings, closings and relocations in progress on the date of this Agreement or planned on the date hereof and disclosed in Section 5.1 of the TD Disclosure Schedule; or change in any material respect the pricing or terms of its customer services (except in response to changes in competitive conditions or prevailing market practices);
      (p) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.1; or
      (q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property, other than in the ordinary course of business consistent with past practice and other than in connection with any branch, office or facility opening listed in Section 5.1 of the TD Disclosure Schedule or materially alter, amend, modify, violate or terminate any of the terms of any of the Waterhouse Leases.
      None of the foregoing provisions of this Section 5.1 shall prohibit any action by Waterhouse or any of the Business Subsidiaries if and to the extent that such action (i) is reasonably necessary to facilitate an action to be taken by or with respect to an Excluded Subsidiary in connection with the Reorganization and (ii) will not result in any liability or obligation on the part of Waterhouse or any Business Subsidiary following the Closing, other than any such liability or obligation that is reflected, accrued or reserved for on the Final Statement of Waterhouse.
      Section 5.2.     Conduct of Business of Ameritrade Prior to the Closing. During the period from the date of this Agreement and continuing until the Closing, Ameritrade agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as set forth in Section 5.2 of the Ameritrade Disclosure Schedule or to the extent that TD shall otherwise consent in writing, such consent not to be unreasonably withheld, conditioned or delayed), Ameritrade will and will cause each of its Subsidiaries to (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay its debts and Taxes when due, pay or perform other material obligations when due and (iii) use all reasonable efforts to preserve intact its present business organizations, maintain its rights and franchises and preserve its relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Closing. Without limiting the generality of the foregoing, except as expressly contemplated or permitted by this Agreement or as set forth in Section 5.2 of the Ameritrade Disclosure Schedule, during the period from the date of this Agreement to the Closing, Ameritrade shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of TD, such consent not to be unreasonably withheld, conditioned or delayed:
      (a) (i) set any record or payment dates for the payment of any dividends or distributions on its capital stock, or declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for (A) the setting of any record date with respect to, and the declaration and payment of, a one-time special dividend in respect of the Common Stock, in an amount not to exceed the product of $6.00 and the aggregate number of shares of Common Stock actually outstanding on the record date of such dividend (the “Special Dividend”) and (B) dividends by a wholly-owned Subsidiary of Ameritrade (other than Ameritrade Canada or any of its Subsidiaries) to Ameritrade, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire (except for the account of its customers in the ordinary course of its brokerage business), any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, other than pursuant to the exercise of Ameritrade’s repurchase rights or forfeitures, in each case with respect to unvested shares held by individuals terminating employment or service with Ameritrade of any of its Subsidiaries;
      (b) (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock, Voting Debt or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing (including any stockholders’ rights agreement or similar plan), other than (A) the issuance of Ameritrade Common Stock pursuant to the exercise of stock options outstanding as of the date hereof and disclosed in Section 4.2(b) of the Ameritrade Disclosure Schedule, (B) issuances by a wholly-owned Subsidiary of Ameritrade of its capital stock to Ameritrade, and (C) the grant to employees, consultants and directors of Ameritrade, in the ordinary course of business and consistent with past practice, of options to acquire shares of Ameritrade Common Stock not to exceed options to purchase 750,000 shares of Ameritrade Common Stock in the aggregate, or (ii) use its discretion to accelerate the vesting of any stock options outstanding as of the date hereof and disclosed in Section 4.2(b) of the Ameritrade Disclosure Schedule or any other rights, warrants, or other grant of equity under any Ameritrade Benefit Plan;
      (c) amend or propose to amend its certificate of incorporation or its bylaws except for the amendments contemplated by the Ameritrade Restated Charter and the Ameritrade Restated Bylaws, or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly-owned Subsidiaries of Ameritrade), or a letter of intent or agreement in principle with respect thereto;
      (d) (i) enter into any new line of business, (ii) change any of its brokerage policies or practices in any respect which is material to Ameritrade, except as required by law or by policies imposed by a Governmental Authority, or (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and related obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice;
      (e) make any acquisition of or investment in any other Person, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any other individual, corporation, joint venture or other entity other than a wholly-owned Subsidiary of Ameritrade, except for (i) acquisitions of securities for the account of or for sale to customers in the ordinary course of business or (ii) foreclosures of securities pledged by customers in the ordinary course of business and other similar acquisitions in connection with securing or collecting debts previously contracted in the ordinary course of business.
      (f) sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries), which are material, individually or in the aggregate, to Ameritrade other than (i) internal reorganizations, liquidations or consolidations involving existing Subsidiaries of Ameritrade, (ii) other activities in the ordinary course of business consistent with past practice and (iii) in connection with indebtedness permitted under Section 5.2(g);
      (g) incur any long-term indebtedness for borrowed money or guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Ameritrade or any of its Subsidiaries or guarantee any long-term debt securities of others other than (i) indebtedness of any Subsidiary of Ameritrade to Ameritrade or another Subsidiary of Ameritrade, (ii) borrowings in the ordinary course of business consistent with past practice, (iii) renewals, replacements or extensions of existing indebtedness and (iv) Special Dividend Indebtedness;
      (h) intentionally take any action that would, or would reasonably be expected to, result in any of the conditions to the Closing set forth in Article VI not being satisfied;

      (i) make any changes in its accounting methods, practices or policies, except as required under law, rule, regulation or GAAP, in each case as concurred in by Ameritrade’s independent auditors;
      (j) (i) enter into, adopt, amend (except for technical amendments and such amendments as may be required by law) or terminate any Ameritrade Benefit Plan or any other Benefit Plan or any agreement, arrangement, plan or policy between Ameritrade or any of its Subsidiaries and one or more of its current or former directors or officers or any of their respective immediate family members, affiliates or associates (as such terms are defined under the Exchange Act), (ii) except for normal increases in the ordinary course of business consistent with past practice, increase in any material manner the compensation or fringe benefits of any director, officer or employee of Ameritrade or any of its Subsidiaries or pay or grant any benefit not required by any plan and arrangement as in effect as of the date hereof (including severance or termination pay), (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director or officer of Ameritrade or any of its Subsidiaries of compensation or benefits contingent, upon the occurrence of any of the transactions contemplated by this Agreement, (iv) loan or advance any money or other property to any present or former director or officer of Ameritrade or its Subsidiaries other than pursuant to any plan or arrangement as in effect as of the date hereof, or (v) except as permitted by paragraph (b) above, grant any equity-based compensation;
      (k) enter into any contract that would be required to be disclosed in Section 4.9(a) of the Ameritrade Disclosure Schedule if it were in effect on the date hereof or filed as an exhibit to the Ameritrade SEC Documents pursuant to Item 601(b)(10) of Regulation S-K, or renew or terminate any such contract, other than (i) renewals of contracts or leases for a term of one year or less without material changes to the terms thereof and (ii) contracts entered into or amended in connection with indebtedness permitted under Section 5.2(g);
      (l) engage or participate in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice;
      (m) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, in each case, (i) relating to this Agreement or the transactions contemplated hereby or (ii) that is otherwise material to Ameritrade and its Subsidiaries, other than, in the case of matters covered by clause (ii), the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Ameritrade SEC Documents filed prior to the date hereof, or incurred since September 24, 2004 in the ordinary course of business consistent with past practice;
      (n) make any material changes to its method of Tax accounting (unless required by applicable law), file any material amended Return or settle or compromise any material Tax liability;
      (o) open any new branches, offices or facilities or relocate or close any existing offices or facilities, or file any application with any Governmental Authority to do any of the foregoing, except for openings, closings and relocations in progress on the date of this Agreement or planned on the date hereof and disclosed in Section 5.2 of the Ameritrade Disclosure Schedule; or change in any material respect the pricing or terms of its customer services (except in response to changes in competitive conditions or prevailing market practices);
      (p) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2; or
      (q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property, other than in the ordinary course of business consistent with past practice and other than in the ordinary course of business consistent with past practice or materially alter, amend, modify, violate or terminate any of the terms of any of the Ameritrade Leases.

      Section 5.3.     Ameritrade Stockholders’ Meeting. (a) Ameritrade shall duly take all lawful action to call and give notice of, and shall use all reasonable efforts to convene and hold, a meeting of its stockholders as promptly as practicable after the date of this Agreement for the purpose of obtaining the Ameritrade Required Votes and any Additional Votes, and, subject to Section 5.3(c), shall use all reasonable efforts to solicit the approval of the Ameritrade Stock Issuance, the Ameritrade Restated Charter and any Additional Proposals by such stockholders. Ameritrade shall not fix, announce or change the record date for such meeting of its stockholders without TD’s prior written consent, which shall not be unreasonably withheld. The Board of Directors of Ameritrade shall recommend approval by such stockholders of the Ameritrade Stock Issuance, the Ameritrade Restated Charter and any Additional Proposals (the “Ameritrade Recommendation”), shall cause the Ameritrade Recommendation to be included in the Proxy Statement, and shall not (nor shall any committee thereof) publicly withdraw, modify or qualify in any manner adverse to TD such recommendation (any such withdrawal, modification or qualification, a “Change in Ameritrade Recommendation”), except as and to the extent expressly permitted by Section 5.3(c). Notwithstanding any Change in Ameritrade Recommendation, unless this Agreement is terminated pursuant to Article VII, the Ameritrade Stock Issuance, the Ameritrade Restated Charter and any Additional Proposals shall be submitted to the stockholders of Ameritrade at the Ameritrade Stockholders’ Meeting for the purpose of approving the Ameritrade Stock Issuance, the Ameritrade Restated Charter and any Additional Proposals, and nothing contained in this Agreement shall be deemed to relieve Ameritrade of such obligation, unless this Agreement is terminated pursuant to Article VII. Notwithstanding anything to the contrary contained in this Agreement, Ameritrade may adjourn or postpone the Ameritrade Stockholders’ Meeting to the extent necessary to ensure that any supplement or amendment to the SEC Proxy Statement required by law is provided to its stockholders in advance of a vote on the Ameritrade Stock Issuance, the Ameritrade Restated Charter and any Additional Proposals or if as of the time for which the Ameritrade Stockholders’ Meeting is originally scheduled there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Ameritrade Stockholders’ Meeting or there are insufficient affirmative votes to obtain the Ameritrade Required Votes and any Additional Votes. In addition to the foregoing, Ameritrade shall not submit to the vote of its stockholders any Acquisition Proposal other than the transactions contemplated by this Agreement unless this Agreement is terminated pursuant to Article VII.
      (b) In addition to the proposals to approve the Ameritrade Stock Issuance and the Ameritrade Restated Charter, Ameritrade shall submit to its stockholders for a vote at the Ameritrade Stockholders’ Meeting, shall include in the SEC Proxy Statement and, subject to Section 5.3(c), shall use all reasonable efforts in compliance with applicable law to solicit the approval of its stockholders of, such other matters related to this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby as TD may reasonably request, consistent with this Agreement and the Transaction Agreements and subject to the consent of Ameritrade, which shall not be unreasonably withheld, conditioned or delayed (collectively, the “Additional Proposals”). Unless otherwise required by law or the bylaws of Ameritrade or mutually agreed by TD and Ameritrade, the vote required to approve any Additional Proposals shall be the affirmative vote of the holders of a majority of the shares of Common Stock having voting power present in person or represented by proxy and voting at a meeting at which the holders of a majority of the shares of Common Stock are present (in person or represented by proxy) (collectively, the “Additional Votes”).
      (c) Notwithstanding the foregoing, prior to obtaining the Ameritrade Required Votes and any Additional Votes, Ameritrade and its Board of Directors may effect a Change in Ameritrade Recommendation if and only to the extent that:

(i) Ameritrade has not materially breached its obligations under the second sentence of Section 5.4(c);

(ii) Ameritrade’s Board of Directors, after consultation with its outside counsel and acting upon the recommendation of the Special Committee, determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable law; and

(iii) Ameritrade (A) has received, on or after the date of this Agreement, a bona fide written Acquisition Proposal, not solicited in material violation of Section 5.4(a), from a third party which Ameritrade’s Board of Directors (acting upon the recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal (as defined below) after giving effect to all of the adjustments which may be offered by TD pursuant to clause (C) below, (B) has notified TD, at least five Business Days in advance, of its intention to effect a Change in Ameritrade Recommendation, specifying the material terms and conditions of any such Superior Proposal and furnishing to TD a copy of the relevant proposed transaction agreements, if such exist, with the Person making such Superior Proposal and all other material documents relating to such Superior Proposal and (C) during the period of not less than five Business Days following Ameritrade’s delivery of the notice referred to in clause (B) above and prior to effecting such a Change in Ameritrade Recommendation, has negotiated, and has used all reasonable efforts to cause its financial and legal advisors to negotiate, with TD in good faith (to the extent that TD desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.
      Section 5.4.     No Solicitations. (a) Ameritrade agrees that neither it nor any of its Subsidiaries shall, and that it shall use all reasonable efforts to cause its and its Subsidiaries’ directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative or agent (collectively, “Representatives”) retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Ameritrade or any of its Subsidiaries, other than any such merger, share exchange, consolidation or other business combination resulting in or involving (x) the purchase or other acquisition by, or the sale or issuance to, any Person of securities representing (or convertible into or exchangeable for securities that would represent) less than 15% of the total voting power of Ameritrade or any of its Subsidiaries or (y) the purchase or sale of assets representing less than 15% of the aggregate fair market value of the consolidated assets (including stock of Ameritrade’s Subsidiaries) of Ameritrade and its Subsidiaries, taken as a whole or (B) any purchase or sale of assets representing 15% or more of the aggregate fair market value of the consolidated assets (including stock of Ameritrade’s Subsidiaries) of Ameritrade and its Subsidiaries, taken as a whole, or (C) any purchase or sale (by merger or otherwise) of, or tender or exchange offer for, securities of Ameritrade that, if consummated, would result in any Person beneficially owning securities representing 15% or more of the total voting power of Ameritrade or any of its “Significant Subsidiaries” (as defined in Rule 1-02 of Regulation S-X) (any such proposal, offer or transaction (other than a proposal or offer made by TD or an Affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (except as permitted by Section 5.3(c)), (iv) execute or enter into, or (except as permitted by Section 5.3(c)) approve or recommend, or publicly propose to approve or recommend, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal, (v) grant any approval pursuant to Section 203(a)(1) or Section 203(a)(3) of the DGCL or (vi) publicly propose or agree to do any of the foregoing. Ameritrade shall advise its and its Significant Subsidiaries’ directors and executive officers (as such term is defined in Rule 3b-7 under the Exchange Act, “Executive Officers”) and its and their Representatives of the restrictions contained in this Section 5.4 and shall instruct such Persons to comply herewith. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to obtaining the Ameritrade Required Votes and any Additional Votes, Ameritrade receives a bona fide Acquisition Proposal not solicited in material violation of Section 5.4(a) and its Board of Directors (acting upon the recommendation of the Special Committee) concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Ameritrade may, and may permit its Subsidiaries and its and their Representatives to, furnish or cause to be furnished confidential information or data to the Person making such Acquisition Proposal and participate in negotiations or discussions with such Person regarding such Acquisition Proposal if and to the extent that the Ameritrade Board of Directors (acting upon the recommendation of the Special Committee) concludes in good faith, after consultation with its outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law; provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, Ameritrade shall have entered into a confidentiality agreement with such third party on confidentiality terms no less favorable to Ameritrade than the Confidentiality Agreement, dated November 7, 2004, between TD and Ameritrade (the “Confidentiality Agreement”); and provided further, that Ameritrade shall also provide to TD a copy of any such confidential information or data that it is providing to any third party pursuant to this Section 5.4 to the extent not previously provided or made available to TD.
      (b) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal which the Ameritrade Board of Directors (acting upon the recommendation of the Special Committee) concludes in good faith, after consultation with its outside financial and legal advisors, and taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (x) is more favorable to the stockholders of Ameritrade, from a financial point of view, than the transactions contemplated by this Agreement (taking into account the Ameritrade Board of Directors’ good faith assessment of the prospective synergies and cost savings anticipated to be realized from and following the Share Purchase and the other transactions contemplated hereby) and (y) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed; provided that for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that in the definition of “Acquisition Proposal” (i) the reference to “15%” in clauses (A)(y) and (B) shall be deemed to be a reference to “70%”, (ii) the reference to “15%” in clauses (A)(x) and (C) shall be deemed to be a reference to “40%” and (iii) in order to qualify as an “Acquisition Proposal” under clauses (A)(x) or (C) a transaction must involve voting securities only of Ameritrade (and not of its Subsidiaries or Significant Subsidiaries), as the case may be (other than indirectly through the acquisition of voting securities of Ameritrade) (it being understood that an Acquisition Proposal need only meet any of clauses (A), (B) or (C) of the definition thereof (as modified by the foregoing proviso) in order to be eligible to be determined to be a Superior Proposal as provided above).
      (c) (i) Ameritrade will, and will cause its Subsidiaries to, and will use all reasonable efforts to cause its and their respective directors, officers, employees, agents and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than TD with respect to any Acquisition Proposal and (ii) Ameritrade will use all reasonable efforts to enforce (and will not release any third party from its obligations under) any standstill, confidentiality or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by Ameritrade thereunder and by using all reasonable efforts if reasonably requested by TD to seek injunctions or other equitable remedies to prevent or restrain any breaches of such agreements and to enforce specifically the terms and provisions thereof in a court of competent jurisdiction. Ameritrade will (x) promptly (but in no event more than two Business Days) following receipt of any Acquisition Proposal, or of any inquiry which Ameritrade concludes in good faith has a reasonable possibility of leading to an Acquisition Proposal, advise TD of the material terms thereof (including the identity of the Person making such Acquisition Proposal or inquiry in respect thereof), (y) keep TD apprised of any related developments, discussions and negotiations on a current basis (and in any event, within 48 hours of the occurrence of such developments, discussions or negotiations), and (z) furnish TD with a copy of any proposed transaction agreements and related documents with or from the Person making such Acquisition Proposal or inquiry in respect thereof promptly after the receipt by Ameritrade thereof. Without limiting the foregoing, Ameritrade shall provide TD with at least 48 hours prior notice (or such lesser prior notice as is provided to the Ameritrade Board of Directors) of any meeting of the Ameritrade Board of Directors at which meeting the Board of Directors is reasonably expected to consider an Acquisition Proposal.
      (d) Nothing contained in this Agreement shall prevent Ameritrade or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Ameritrade Recommendation unless the Ameritrade Board of Directors expressly reaffirms the Ameritrade Recommendation in such disclosure.
      (e) Ameritrade agrees that any violation of the restrictions set forth in this Section 5.4 by any director, officer, employee, agent or Representative of Ameritrade or its Subsidiaries, at the direction or with the consent of Ameritrade or its Subsidiaries, shall be deemed to be a breach of this Section 5.4 by Ameritrade. For the avoidance of doubt, it is understood and agreed that participation by Ameritrade and its duly authorized directors, officers, employees, agents or Representatives in negotiations and discussions in compliance with the provisions of paragraph (a) of this Section 5.4 with respect to an Acquisition Proposal following the receipt thereof shall not be deemed to constitute the solicitation of an Acquisition Proposal if such initial receipt was not initiated, solicited, encouraged or facilitated in violation of this Section 5.4, and notwithstanding any changes to such Acquisition Proposal that may result from such discussions or negotiations.
      Section 5.5.     Legal Conditions. (a) Subject to the terms and conditions of this Agreement, each of TD and Ameritrade shall, and shall cause its respective Subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the transactions contemplated by this Agreement and to consummate the transactions contemplated by this Agreement as promptly as practicable and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party which is required to be obtained or made by TD, Ameritrade or any of their respective Subsidiaries in connection with the Share Purchase and the other transactions contemplated by this Agreement. Without limiting the generality or effect of the foregoing, Ameritrade and/or TD, as applicable, shall, as soon as practicable, make any initial filings required under the HSR Act and the Competition Act (Canada) (the “Competition Filings”). The parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Competition Filings; provided, that with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals, each of Ameritrade and TD need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Authority applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such information.
      (b) Each party will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Authority in connection with any filings made pursuant hereto, and (ii) any request by any officials of any Governmental Authority for amendments or supplements to, or additional information regarding, any such filings. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 5.5, each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Authority such amendment or supplement. In addition, Ameritrade and TD shall, to the extent permitted by law and the applicable Governmental Authority and except as otherwise provided in the last sentence of Section 5.5(a), permit the other party to review in advance any communication intended to be given by it to, and consult with the other party in advance of any meeting or conference with, a Governmental Authority or any other Person in connection with any proceeding by a private party, and to the extent permitted by such Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.
      (c) Each of Ameritrade and TD shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the Competition Act (Canada), and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). Each of Ameritrade and TD shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act, apply for an Advance Ruling Certificate or no-action letter from the Commissioner of Competition (Canada), and comply with other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as practicable after the execution of this Agreement. Ameritrade and TD shall use all reasonable efforts to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Authority with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: (i) entering into negotiations, (ii) providing information required by law or governmental regulation, and (iii) complying with any “second request” for information pursuant to the Antitrust Laws.
      (d) Notwithstanding anything to the contrary contained in this Agreement (except as expressly provided in this Section 5.5(d)), neither Ameritrade nor TD shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture. “Divestiture” shall mean (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets or categories of assets of Ameritrade or Waterhouse or any of their respective Affiliates, as applicable, (B) the imposition of any material limitation or restriction on the ability of Ameritrade or Waterhouse or any of their respective Affiliates, as applicable, to freely conduct their business or own such assets, or (C) the holding separate of the shares of Waterhouse Common Stock or any limitation or regulation on the ability of Ameritrade or any of its Affiliates to exercise full rights of ownership of the shares of Waterhouse Common Stock. In the event that the Commissioner of Competition applies, threatens in writing to apply, or advises TD or Ameritrade that it proposes to apply to the Competition Tribunal (Canada) for an order (including an injunction) with respect to the transactions contemplated in this Agreement, TD and Ameritrade shall negotiate in good faith with each other, and confer with the Commissioner of Competition, to arrange for the consummation of the transactions contemplated by this Agreement subject to the holding separate of Ameritrade Canada, Inc. by the parties following the Closing (and prior to consummation of the transactions contemplated by the Ameritrade Canada Purchase Agreement). If the parties are unable to reach agreement with the Commissioner of Competition regarding such a hold separate transaction, then Ameritrade shall effect a sale or other disposition of Ameritrade Canada, Inc. prior to the Closing on commercially reasonable terms.
      (e) Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 5.5 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) so long as such party has until such date complied with its obligations under this Section 5.5.
      (f) Notwithstanding anything to the contrary contained in this Section 5.5, TD shall be under no obligation pursuant to this Section 5.5 to provide Ameritrade with any nonpublic information regarding TD or its Affiliates, other than Waterhouse and the Business Subsidiaries.
      (g) Subject to the terms and conditions of this Agreement, each of TD and Ameritrade agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate, as soon as practicable after the date of this Agreement, the transactions contemplated hereby (including the Reorganization, provided that the Reorganization need only be completed prior to or concurrent with the Closing), including using all reasonable efforts to (i) modify or amend any contracts, plans, or arrangements to which Waterhouse or any of the Business Subsidiaries, or Ameritrade or any of its Subsidiaries, as the case may be, is a party (to the extent permitted by the terms hereof) if necessary in order to satisfy the conditions to closing set forth in

Article VI hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (iii) defend any Litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages in connection therewith (in which Litigation Ameritrade shall provide TD the reasonable opportunity to participate).
      Section 5.6.     Employee Benefit Plans.
      (a) Ameritrade and TD agree to cooperate reasonably during the period prior to the Closing Date to ensure the continuity of the workforce of Ameritrade and Waterhouse and to preserve the human resources thereof. Between the date of this Agreement and the Closing Date, TD agrees that Waterhouse shall not terminate any employee of Waterhouse and the Business Subsidiaries for any reason other than unsatisfactory job performance or misconduct. For a transition period beginning on the Closing Date and ending on the later of (i) the first anniversary of the Closing Date or (ii) 30 days following the clearing conversion of all Waterhouse client accounts following the Closing Date, as certified to TD by an Executive Officer of Ameritrade (such period, the “Transition Period”), Ameritrade shall, or shall cause its Subsidiaries to, provide each employee of Waterhouse and the Business Subsidiaries, including any such employee who, on the Closing Date, is absent from work by reason of vacation, injury, sick leave, short-term disability, long-term disability, or due to authorized leave of absence or military service (collectively, the “Affected Employees”), with (x) base salary and/or wage levels and bonus compensation at least equal to that provided to such Affected Employee immediately prior to the Closing Date, and (y) other employee benefits, including defined contribution pension benefits and equity based compensation, that are no less favorable in the aggregate than such employee benefits provided by Ameritrade to similarly situated employees of Ameritrade after the Closing Date. Nothing in this Section 5.6(a) shall obligate Ameritrade or any of its Subsidiaries to continue the employment of any Affected Employee for any period following the Closing Date.
      (b) During the Transition Period, Ameritrade shall, or shall cause its Subsidiaries to maintain a severance pay practice, program or arrangement for the benefit of each Affected Employee, including levels of severance and terms of severance, that is no less favorable than that provided by Waterhouse under such practice, program or arrangement in effect immediately prior to the Closing Date with respect to such Affected Employee, subject to Section 5.6(g) hereof. Notwithstanding the foregoing, in the event that, during the Transition Period:
      (i) Ameritrade determines that it will terminate any Affected Employee to whom TD has a written or legal obligation of repatriation to Canada, Ameritrade agrees to negotiate in good faith with TD regarding the impact of any such termination, provided, however, that (A) (1) Ameritrade shall not be obligated to pay any severance to such Affected Employee who accepts employment in Canada with TD and (2) Ameritrade shall pay one-half of the reasonable costs associated with such repatriation (intended to primarily represent relocation expenses) and (B) (1) Ameritrade shall be obligated to pay any severance to such Affected Employee who will not be employed in Canada with TD and (2) TD shall pay one hundred percent of the reasonable costs associated with such repatriation (intended to primarily represent relocation expenses); and
      (ii) Ameritrade terminates any Affected Employee during a quarterly or annual bonus period, Ameritrade agrees that, subject to Section 5.6(f), such Affected Employee shall be entitled to a pro rata bonus calculated by multiplying (A) the average of his or her bonus for the prior two quarterly or annual bonus periods (as applicable) times (B) a fraction, the numerator of which is the amount of days within the quarterly or annual bonus period, as applicable, that have elapsed prior to such Affected Employee’s date of termination, and the denominator of which is the total number of days in such bonus period.
      (c) Ameritrade shall, or shall cause its Subsidiaries to, give Affected Employees full credit for purposes of eligibility and vesting and benefit accrual (except for benefit accruals under any defined benefit pension plan) under such employee benefit plans or arrangements maintained by Ameritrade or its Subsidiaries in which such Affected Employees participate for such Affected Employees’ service with

Waterhouse or its Business Subsidiaries (or its predecessors) to the same extent recognized by Waterhouse or the Business Subsidiaries immediately prior to the Closing Date. None of the provisions contained in this Section 5.6(c) shall operate to duplicate any benefit provided to any Affected Employee.
      (d) Ameritrade shall, or shall cause its Subsidiaries to, (i) waive all limitations with respect to the Affected Employees as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements under any welfare benefit plan maintained by Ameritrade after the Closing Date, to the extent such Affected Employees were not subject to such preexisting condition, exclusion and waiting period under the comparable Waterhouse Benefit Plan as of the time immediately preceding the Closing, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employees are eligible to participate in after the Closing Date.
      (e) Ameritrade shall, or shall cause its Subsidiaries to, expressly assume or retain, all liabilities and obligations under or relating to the termination protection agreements set forth in Section 5.6(e) of the TD Disclosure Schedule and Ameritrade agrees to honor such termination protection agreements in accordance with their terms, subject to Section 5.6(g) hereof.
      (f) In respect of the quarterly and annual bonuses payable to Affected Employees for service rendered in TD’s fiscal years 2005 and 2006 (the “Waterhouse 2005 and 2006 Bonus Program”), Ameritrade shall, or shall cause its Subsidiaries to, consistent with this Section 5.6(f), continue to honor the terms and conditions of all obligations existing as of the Closing Date. Notwithstanding the foregoing, Ameritrade, or its Subsidiaries, shall only be responsible to pay its proportional share of any quarterly and annual bonuses under the Waterhouse 2005 and 2006 Bonus Program determined following the Closing Date, based on the ratio of the number of days elapsed in the quarterly or annual bonus period, as applicable, after the Closing Date, to the total number of days in such quarterly or annual bonus period, as applicable. TD shall retain responsibility to pay its proportional share of all such quarterly and annual bonuses under the Waterhouse 2005 and 2006 Bonus Program, based on the ratio of the number of days elapsed in the quarterly or annual bonus period, as applicable, prior to and including the Closing Date to the total number of days in such quarterly or annual bonus period, as applicable. Ameritrade and TD shall each pay their respective proportional share of any such bonuses according to Waterhouse’s methodology and timing, upon termination of the Affected Employee’s employment or on the regularly scheduled bonus payment date(s), as applicable. In accordance with the terms of the Waterhouse 2005 and 2006 Bonus Program, any Affected Employee who is terminated for unsatisfactory job performance or misconduct or who voluntarily resigns from employment, whether prior to, upon or following the Closing Date, shall not be eligible to receive payment of his or her quarterly and/or annual bonus, as applicable.
      (g) With respect to Affected Employees and former Waterhouse employees, TD will assume or retain all outstanding costs relating to equity under any TD or Waterhouse Benefit Plan, except for the unvested portion of restricted share unit awards as provided for in this Section 5.6(g). With respect to stock options, TD will retain and continue to expense the vested and currently unvested TD stock options and continue to administer such stock option plans at its expense. With respect to restricted share units (including performance restricted share units), TD will transfer the vested liability and offsetting hedge with respect to all such awards held by Affected Employees to Ameritrade at Closing, so that Ameritrade shall be responsible for the liability pertaining to the unvested portion of the outstanding awards to the extent provided in Section 5.6(g) of the TD Disclosure Schedule. TD will continue to administer the restricted share unit awards (including performance restricted share units) over the life of such awards at its expense. With respect to Waterhouse phantom stock options, (i) TD will assume the liability for payout in accordance with the terms of the relevant TD or Waterhouse Benefit Plan, and (ii) TD will continue to administer all such awards over the life of the awards and pay all associated costs for such administration.
      (h) As of the Closing Date, all Affected Employees shall be fully vested in their account balances in the Waterhouse 401(k) and Profit Sharing Plan (“Waterhouse 401k Plan”). In the event that the

Waterhouse 401k Plan is merged into the Ameritrade 401(k) Profit Sharing Plan (“Ameritrade 401k Plan”), Affected Employees who had not yet satisfied the eligibility requirements for participation in the Waterhouse 401k Plan immediately prior to such merger shall be eligible to participate in the Ameritrade 401k Plan on the first plan entry date following the merger after they have satisfied the eligibility requirements for participation in the Ameritrade 401k Plan.
      (i) To the extent permissible under applicable law, Ameritrade shall take such actions as may be necessary to prevent the transactions contemplated under this Agreement from accelerating or increasing any amounts payable under, or otherwise providing any additional rights, any funding, or any additional benefits under, any Ameritrade Benefit Plan, and to the extent any employment agreement of an Ameritrade employee listed in Section 5.6(i) of the Ameritrade Disclosure Schedule would treat the transactions contemplated hereunder as a change of control, will use best efforts to negotiate and cause to be executed, to the fullest extent possible, individual amendments or waivers, as applicable, to such employment agreements prior to the Closing Date.
      (j) Prior to the Closing Date, Ameritrade, in consultation with TD, may enter into new or amended employment agreements with the individuals listed in Section 5.6(j) of the TD Disclosure Schedule. The new or amended employment agreements shall contain such terms and conditions which are negotiated in good faith between the applicable individual and Ameritrade (in consultation with TD) prior to the Closing Date.
      (k) TD shall not, and shall cause Waterhouse and the Business Subsidiaries not to, at any time within the ninety-day period prior to the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), or any similar state or local statute, rule or regulation, affecting in whole or in part any site of employment, facility, operating unit or employee of Waterhouse or the Business Subsidiaries, without notifying Ameritrade in advance and without complying with the notice requirements and all other provisions of WARN and any similar state or local statute, rule or regulation. Ameritrade shall not, and shall cause its Subsidiaries not to, at any time beginning on the Closing Date and for a period of ninety calendar days thereafter, effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN or any similar state or local statute, rule or regulation, with respect to the Affected Employees, without notifying TD in advance and without complying with the notice requirements and all other provisions of WARN and any similar state or local statute, rule or regulation.
      (l) Ameritrade, in consultation with TD, may establish a special integration bonus program for the benefit of Affected Employees who continue to be employed by Ameritrade or who are employed for a specified employment term by Ameritrade following the Closing Date.
      (m) Ameritrade may take such actions as it deems necessary to adjust all outstanding equity awards held by any Ameritrade employee or director in order to ensure that all such equity awards maintain their intrinsic value, as determined prior to the payment of the Special Dividend, to account for the payment, if any, of any such Special Dividend.
      (n) Except as set forth in Section 5.6(n) of the TD Disclosure Schedule, TD shall retain liabilities and obligations relating to or arising with respect to any Benefit Plan of TD.
      (o) TD shall cause Waterhouse to terminate, immediately prior to the Closing, the Discretionary Severance Pay Plan of Waterhouse and Certain Affiliated Companies. Prior to the Closing, Ameritrade shall receive from TD evidence that such plan has been terminated in accordance with its terms.
      (p) Ameritrade shall pay TD the net present value up to the amount specified in Section 5.6(p) of the TD Disclosure Schedule, with respect to the retiree welfare benefit coverage promised to those individuals listed in Section 5.6(p) of the TD Disclosure Schedule. TD shall retain all other obligations of any kind relating to or arising with respect to any Benefit Plan of TD or Waterhouse Benefit Plan which provides, or reflects or represents any liability to provide, retiree welfare benefit coverage to any Affected Employee, independent contractor or director for any reason, other than with respect to welfare benefit coverage provided in conjunction with severance during any period that severance is being paid and as required by COBRA. TD shall continue to administer all retiree welfare benefit plans at its expense.
      (q) Prior to the Closing Date, Ameritrade shall take all such actions which are necessary to adopt amendments to the Ameritrade health care Benefit Plans and TD shall take all such actions which are necessary to adopt amendments to the Waterhouse health care Benefit Plans to provide that the definition of employee eligible to receive benefits under such plans shall include any employee who has been terminated and is receiving payments under a severance arrangement sponsored either by Ameritrade or Waterhouse, as applicable.
      (r) No provision of this Section 5.6 shall create any third party beneficiary rights in any Affected Employee or in any current or former Waterhouse employee (including any beneficiary or dependent thereof) in respect to continued employment or resumed employment, and no provision of this Section 5.6 shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.
      Section 5.7.     Intercompany Matters. TD shall take such action as is necessary to ensure that, except (i) as set forth in Section 5.7 of the TD Disclosure Schedule, (ii) as otherwise provided in this Agreement or as otherwise agreed by TD and Ameritrade and (iii) for the Transaction Agreements, any arrangements, contracts, agreements or transactions between TD or any of its Subsidiaries (other than Waterhouse and the Business Subsidiaries), on the one hand, including the Master Services Agreement dated June 28, 1999, as amended (the “Master Services Agreement”) may be terminated by Ameritrade upon the Closing on not more than 30 days’ notice and without the payment of any financial penalty or fee or obligation of further reimbursement.
      Section 5.8.     Financing and Other Actions for Special Dividend.
      Promptly following the date of this Agreement, Ameritrade shall use all reasonable efforts to arrange for the Special Dividend Indebtedness pursuant to adequate and appropriate financing facilities and other debt funding sources to provide the cash necessary to pay that portion of the Special Dividend not funded by other Ameritrade available excess cash or the TD capital contribution contemplated by Section 5.23, in each case on terms reasonably acceptable to TD. Ameritrade shall use all reasonable efforts to (i) have such committed financing facilities and other debt funding sources available for drawdown by no later than the Closing Date, (ii) satisfy all conditions to such drawdown on a timely basis, and (iii) take all other corporate actions as may be necessary under applicable law to pay the Special Dividend. Prior to or effective as of the Closing Date (but with a record date prior to the Closing Date), the Board of Directors of Ameritrade shall declare the Special Dividend if sufficient funds are available therefor and such declaration and payment is permitted by applicable law.
      Section 5.9.     Fees and Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
      Section 5.10.     Notification of Certain Matters.
      (a) TD shall give prompt notice to Ameritrade of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of TD to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right.
      (b) Ameritrade shall give prompt notice to TD of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Ameritrade to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right.
      Section 5.11.     Preparation of the SEC Proxy Statement. Promptly following the date of this Agreement (and to the extent reasonably possible in the circumstances, no later than 17 days after the delivery by TD to Ameritrade of the 2004 audited financial statements of Waterhouse contemplated by Section 5.19), Ameritrade shall prepare and file with the SEC the SEC Proxy Statement. TD shall furnish all information concerning TD and Waterhouse as may be reasonably requested in connection with any such action. Ameritrade shall use all reasonable efforts to have the SEC Proxy Statement cleared by the SEC as promptly as practicable and thereafter to cause the SEC Proxy Statement to be mailed to Ameritrade’s stockholders as promptly as practicable. Each of Ameritrade and TD agree to correct any information provided by it or their Affiliates for use in the SEC Proxy Statement which shall have become false or misleading in any material respect. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the SEC Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the SEC Proxy Statement or the transactions contemplated by this Agreement. Notwithstanding the foregoing, prior to filing or mailing the SEC Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Ameritrade and TD, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by such other party and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other party’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.
      Section 5.12.     Access to Information. (a) Upon reasonable notice, TD and Ameritrade shall (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, agents and Representatives of the other, reasonable access, during normal business hours during the period prior to the Closing Date, to all the properties, books, contracts, commitments and records of Waterhouse and the Business Subsidiaries (in the case of TD) and of Ameritrade and its Subsidiaries (in the case of Ameritrade) as TD or Ameritrade, as applicable, shall reasonably request and, during such period, each of TD and Ameritrade shall (and shall cause each of their respective Subsidiaries to) make available to the other (a) a copy of each report, schedule, registration statement and other document filed, provided or received by Waterhouse, Ameritrade or their respective Subsidiaries, as the case may be, during such period pursuant to the requirements of the Federal securities laws or the rules or regulations of any industry self-regulatory organization and (b) all other information concerning the business, properties and personnel of Waterhouse, Ameritrade, as the case may be, and their respective Subsidiaries as such other party may reasonably request. As soon as reasonably practicable after they become available, each of TD and Ameritrade shall furnish to the other (i) consolidated and consolidating financial statements (including balance sheets, statements of operations and stockholders’ equity) of Ameritrade or Waterhouse, as the case may be, and their respective consolidated Subsidiaries as of and for such month then ended which, in the case of Ameritrade, shall be the fiscal period ending on the last Friday of each calendar month, except for December (which shall be December 31), (ii) internal management financial control reports showing actual financial performance against plan and previous period, (iii) any reports provided to the Board of Directors of Ameritrade, TD or Waterhouse, as the case may be, or any committee thereof relating to the financial performance and risk management of Ameritrade or its Subsidiaries or Waterhouse and the Business Subsidiaries, as the case may be, and (iv) any other internal management reports relating to the matters described in clause (i) above. Notwithstanding the foregoing, none of TD, Waterhouse, Ameritrade or any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Person in possession or control of such information or contravene any law, rule or regulation applicable to the Person in possession or control of such information or any contract or agreement to which such Person is a party on the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement. No investigation by either Ameritrade, on the one hand, or TD, on the other hand, shall affect the representations and warranties of the other parties set forth in this Agreement or any of the Transaction Agreements.
      Section 5.13.     Governance of Ameritrade. Subject to the receipt of the Ameritrade Required Votes, Ameritrade shall take all action necessary to (i) cause the Ameritrade Restated Charter to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware effective as of the Closing, (ii) cause the persons designated in accordance with Sections 4.2(a) and 4.7 of the Stockholders Agreement to constitute the full Board of Directors of Ameritrade as of the Closing and to be assigned to the applicable class of directors in the manner provided in the Stockholders Agreement, (iii) cause J. Joe Ricketts to be appointed as Chairman, and W. Edmund Clark to be appointed as Vice Chairman, of the Board of Directors of Ameritrade, provided that such individuals are designated as directors in accordance with clause (ii), (iv) cause Joseph H. Moglia to continue as chief executive officer of Ameritrade, and J. Peter Ricketts to be appointed President and Chief Operating Officer of Ameritrade, provided that such individuals have not previously terminated their employment with Ameritrade and (v) cause the bylaws of Ameritrade as of the Closing to be amended and restated in the form of the Ameritrade Restated Bylaws.
      Section 5.14.     Reorganization. (a) TD shall use all reasonable efforts to complete the Reorganization, in accordance with Section 5.14 of the TD Disclosure Schedule, prior to or concurrent with the effective time of the Closing.
      (b) Within ninety (90) days of the execution of this Agreement, TD shall prepare, and shall deliver to Ameritrade, a written report (the “Reorganization Report”) setting forth TD’s calculation, as of the effective date (or dates) of the Reorganization, of (x) the fair market value of the Excluded Subsidiaries and any other assets transferred to TD (the “Other Assets”), (y) Waterhouse’s basis in the Excluded Subsidiaries and the Other Assets (the excess of (x) over (y), the “Reorganization Gain Amount”), and (z) an estimate of the anticipated Tax liability (including withholding Taxes) attributable to the Reorganization. TD has engaged KPMG LLP to prepare a valuation of the Excluded Subsidiaries and the Other Assets (the “Valuation Report”), and the Tax calculations contained in the Reorganization Report shall be based upon, and consistent with in all respects, the information contained in the Valuation Report. Upon final delivery of the Valuation Report to TD by KPMG LLP, and provided that Ameritrade has properly executed a release letter, in form and substance acceptable to KPMG LLP, TD shall provide Ameritrade with a copy of such report. Prior to the delivery of the Reorganization Report and on an ongoing basis, TD shall provide Ameritrade with all other information regarding the Reorganization as is reasonably requested by Ameritrade. Upon receipt of the Reorganization Report, Ameritrade and its accountants shall be provided with reasonable access to the work papers of TD and its accountants and to the books and records of Waterhouse and its Subsidiaries as reasonably requested in connection with its review of the Reorganization Report. Ameritrade shall have the opportunity to review and consent to the Reorganization Report prior to completion of the Reorganization, which consent shall not be unreasonably withheld, conditioned or delayed.
      (c) Notwithstanding anything to the contrary contained in this Agreement, the provision for any Tax liability (including, without limitation, withholding and transfer Taxes) associated with the Reorganization (the “Reorganization Tax Liability”), (i) as included in the calculation of Waterhouse’s Closing Date Net Tangible Book Value and (ii) as reflected on the Waterhouse Closing Date Balance Sheet and Waterhouse’s Final Statement, as the case may be, shall reflect the Reorganization Gain Amount, but in all other respects, the calculation of the Reorganization Tax Liability for these purposes shall be subject to the procedures set forth in Section 1.3.

      Section 5.15.     Completion of Ameritrade Canada Transaction. In the event the Ameritrade Canada Purchase Agreement is terminated prior to the consummation of the transactions described therein, then within one year of the Closing Date, Ameritrade shall use best efforts to dispose of Ameritrade Canada and its Subsidiaries to a Person that is not an Affiliate of Ameritrade.
      Section 5.16.     Tax Matters. (a) TD and Ameritrade shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents and Representatives reasonably to cooperate, in preparing and filing all Returns of Waterhouse and the Business Subsidiaries for all taxable periods ending on or before, or which include periods prior to, the Closing Date, including maintaining and making available to each other all records necessary in connection with Taxes relating to Waterhouse and the Business Subsidiaries and in resolving all disputes and audits with respect to Taxes relating to Waterhouse and the Business Subsidiaries.
      (b) Ameritrade shall prepare and file any Returns of Waterhouse and any of the Business Subsidiaries which are due after the Closing and such Returns shall (to the extent permitted by applicable law) be prepared and filed in a manner that is consistent with the prior practice of Waterhouse and any of the Business Subsidiaries, provided, however, that to the extent that any such Return includes an Excluded Subsidiary or is for a tax period (or portion thereof) ending on or before the Closing Date (the “Pre-Closing Tax Period”), TD shall prepare, subject to Ameritrade’s review and comment, and file such Return and such Return shall (to the extent permitted by applicable law) be prepared and filed in a manner that is consistent with the prior practice of Waterhouse and any of its Subsidiaries. TD shall pay when due all Waterhouse Pre-Closing Taxes with respect to Returns it files (except for any such Taxes that have been reflected or reserved for on Waterhouse’s Final Statement).
      (c) Unless reflected as an asset on Waterhouse’s Final Statement, the amount or economic benefit of any refunds, credits or offsets of Taxes of any of the Excluded Subsidiaries shall be for the account of TD and the amount or economic benefit of any refunds, credits or offsets of Taxes of Waterhouse and any of the Business Subsidiaries for any Pre-Closing Tax Period shall be for the account of TD. The amount or economic benefit of any other refunds, credits or offsets of Taxes of Waterhouse or any of the Business Subsidiaries shall be for the account of Ameritrade. Unless reflected as an asset on the Waterhouse Final Statement, the amount or economic benefit of any refunds, credits or offsets of Taxes of Waterhouse or any of the Business Subsidiaries for any period beginning before and ending after the Closing Date (a “Straddle Period”) shall be apportioned in accordance with the principles contained in Section 5.16(d) between TD and Ameritrade. Each party shall forward, and shall cause its Affiliates to forward, to the appropriate party the amount of any such refund, or the economic benefit of such credit or offset to Tax, within (10) days after such refund is received or after such credit or offset is applied against another Tax liability, as the case may be.
      (d) In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be: (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes not described in clause (i) of this paragraph (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.
      (e) If Ameritrade receives notice of an audit, claim, dispute or controversy relating to Taxes (a “Tax Notice”) which TD is required to pay pursuant to this Agreement, then Ameritrade shall notify TD in writing of such Tax Notice within twenty (20) days of receiving such notice; provided, however, that Ameritrade’s failure to provide such notice shall not release TD from any indemnification obligation hereunder unless TD’s ability to contest such Tax is materially adversely affected as a result of such failure to notify. TD shall have the right to control the conduct and resolution of any Tax contest; provided, however, that TD may decline to participate in such Tax contest. If TD controls the conduct of such Tax contest, TD regularly shall advise Ameritrade of the status of such Tax contest and shall not resolve such Tax contest without Ameritrade’s written consent, which consent shall not be unreasonably delayed, conditioned or withheld. If TD declines to control such Tax contest, then Ameritrade shall, at TD’s expense, have the right to control the conduct of such Tax contest; provided, however, that Ameritrade shall regularly advise TD of the status of such Tax contest and shall not resolve such Tax contest without TD’s written consent, which consent shall not be unreasonably delayed, conditioned or withheld. In the event of a dispute between TD and Ameritrade regarding the conduct or resolution of any Tax contest, such dispute shall be referred to a nationally recognized accounting or law firm mutually acceptable to TD and Ameritrade (the “Tax Arbitrator”). The decision of the Tax Arbitrator shall be final and binding, and its fees and costs shall be shared equally by the disputing parties. Each party shall bear its own costs for participating in such dispute resolution.
      (f) Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes (i) arising from the Reorganization or (ii) imposed by a taxing authority of Canada in connection with this Agreement and the transactions contemplated hereby (except with respect to the purchase by TD of the capital stock of Ameritrade Canada Inc., which shall be governed by the Ameritrade Canada Purchase Agreement) shall be paid by TD. All other Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid 50% by TD and 50% by Ameritrade. Notwithstanding anything to the contrary in this Section 5.16(f), TD shall not be responsible for any payment with respect to Transfer Taxes if and to the extent an amount has been reflected, accrued or reserved for on Waterhouse’s Final Statement in respect of such Transfer Taxes. TD and Ameritrade shall cooperate in timely making all filings, Returns, reports and forms as may be required to comply with the provisions of such tax laws. For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration and other such taxes (including all applicable real estate transfer taxes).
      (g) TD shall cause the provisions of any agreement, arrangement or practice with respect to Taxes (including any Tax sharing agreements) between TD or any of its Subsidiaries which are not Business Subsidiaries, on the one hand, and Waterhouse or any of the Business Subsidiaries, on the other hand, or between Waterhouse and any of the Business Subsidiaries, to be terminated at Closing. After the Closing, no person shall have any rights or obligations under any such agreement, arrangement or practice with respect to Taxes.
      Section 5.17.     Sweep Account Services. Within 60 days after the date of this Agreement, TD shall submit to the NYSE and the NASD for their review the Money Market Deposit Account Agreement attached hereto as Exhibit H with respect to the Waterhouse FDIC-insured sweep product to be provided following the Closing.
      Section 5.18.     No Solicitations by TD. Provided that Ameritrade has not effected a Change in Ameritrade Recommendation, TD and its Affiliates will not solicit or engage in (other than with Ameritrade) any discussions regarding a possible sale of Waterhouse and the Business Subsidiaries or other type of similar transaction, business combination, recapitalization, liquidation, dissolution or similar transaction involving Waterhouse or any of the Business Subsidiaries (a “TD Acquisition Proposal”). TD will, and will cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Ameritrade with respect to any TD Acquisition Proposal. For the avoidance of doubt, nothing in this Section 5.18 shall apply to the Reorganization.
      Section 5.19.     Waterhouse 2004 Audited Financials. TD shall use all reasonable efforts to cause to be prepared and delivered to Ameritrade, as promptly as practicable after the date hereof and in no event later than the 60th day following the date of this Agreement, the audited consolidated balance sheet, statement of income, statement of retained earnings and statement of cash flows for Waterhouse as of October 31, 2004.

      Section 5.20.     Outsourcing Agreement; Website Matters. (a) TD and Ameritrade agree to commence good faith negotiations, promptly following the date of this Agreement, regarding the terms of a formal outsourcing arrangement to be entered into by TD Waterhouse Investor Services, Inc. and TD Waterhouse Bank, N.A. pursuant to which, as of the Closing Date, or commencing on such later date as the parties may mutually agree, TD Waterhouse Investor Services, Inc. shall agree to outsource, and TD Waterhouse Bank, N.A. shall agree to perform, the various banking services currently provided under the Services Agreement, dated as of April 22, 2002, between TD Waterhouse Bank, N.A. and Waterhouse (such services, the “Banking Services” and such agreement, the “Original Services Agreement”).
      (b) In the event that prior to the Closing Date, TD and Ameritrade are unable to agree to the terms of such outsourcing arrangement, (i) TD Waterhouse Bank, N.A. and Waterhouse shall continue to provide Banking Services to each other in a manner and at service levels consistent with past practice under the Original Services Agreement and shall allocate costs with respect to such Banking Services ratably, based on each party’s respective portion of expenses attributable to the ongoing provision of transaction processing services, personnel and other related support service expenses by such party, and (ii) Waterhouse, Ameritrade, TD Waterhouse Investor Services Inc. and TD Waterhouse Bank, N.A. shall continue to negotiate in good faith with the goal of entering into a formal outsourcing agreement as described in paragraph (a) above, unless such parties otherwise mutually agree or until such time as the Original Services Agreement would have otherwise terminated.
      (c) TD and Ameritrade agree to commence good faith negotiations, promptly following the date of this Agreement, regarding (i) re-direction of Internet traffic from the TD address <tdwaterhouse.com> to either the address <tdameritrade.com> or another Internet address chosen by Ameritrade and (ii) TD’s phase-out of its <tdwaterhouse.com> address, in each case to be effective as of the Closing Date or as promptly thereafter as practicable. In the event that prior to the Closing Date, TD and Ameritrade are unable to agree to the terms of such arrangement, then TD as of the Closing Date shall automatically redirect all Internet traffic from its address <tdwaterhouse.com> to either the address <tdameritrade.com> or another Internet address chosen by Ameritrade for one year, and TD shall cease all use of its <tdwaterhouse.com> address after one year.
      Section 5.21.     Canadian Call Centre.
      (a) During the period from the date of this Agreement and continuing until thirty (30) days after the Closing, TD shall (i) give Ameritrade and Waterhouse access to Waterhouse’s Canadian Call Centre (the “CCC”), including the business, facilities, operations and personnel thereof, as Ameritrade and Waterhouse may reasonably request, and (ii) cause the CCC to carry on its business, and provide services, support and information to Waterhouse and the Business Subsidiaries, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Without limiting the foregoing, during such 30-day period, TD shall continue to provide to Waterhouse and the Business Subsidiaries access to office space, equipment purchase and maintenance services, human resources services, banking services and telecommunications services in connection with the CCC as was provided in the ordinary course of business prior to the Closing. Except as set forth in Section 5.21(b)), TD shall be responsible for all costs and expenses associated with the CCC (including, notwithstanding anything to the contrary in Section 5.6 of the Master Services Agreement, with respect to any employees or contractors associated therewith).
      (b) In consideration for the services set forth in Section 5.21(a), Ameritrade shall pay TD the expenses attributable to provision of such services consistent with the allocation set forth in the Master Services Agreement, but pro-rated solely for the thirty (30) day period after the Closing; provided, however, that such expenses shall not exceed the average monthly expenses allocated by TD for such services during the prior six month period prior to the Closing. In addition, Ameritrade shall reimburse TD for any costs actually incurred by TD resulting from termination and/or severance pay and the applicable employer portion of any payments required for the continuation of benefit coverage during the severance period and required by applicable law in connection with TD’s termination of employees associated with the CCC (“CCC Employees”). TD shall use all reasonable efforts, consistent with the needs of TD and its Subsidiaries, to reduce Ameritrade’s severance exposure with respect to CCC Employees, such as, without limitation, offering such CCC Employees employment in other call centers operated by TD in London, Ontario, Canada or at other suitable positions at TD, if positions are available and suitable for the applicable CCC Employee and by providing as much advance notice of termination to CCC Employees as is practicable and seeking to maintain the services of such CCC Employees during such advance notice period. During the Transition Period, TD shall not without the consent of Ameritrade, with such consent not to be unreasonably withheld, conditioned or delayed, hire additional employees for the CCC, or modify or extend the employment contracts or severance obligations of CCC Employees.
      Section 5.22.     Ameritrade Bank. Ameritrade shall withdraw any applications for permits, licenses, authorizations, registrations, consents, certificates, order or approvals relating to the formation of Ameritrade Bank and shall not take any action to qualify Ameritrade Bank or any other Affiliate of Ameritrade as an insured depository institution (as such term is defined in 12 U.S.C. § 1813(c)(2) or any successor provision). This covenant shall terminate upon the Closing, at which point the provisions of Section 5.4(c) of the Stockholders Agreement shall take effect.
      Section 5.23.     Available Capital. As of the record date with respect to the Special Dividend, provided that Ameritrade has provided TD with at least 10 Business Days prior notice with respect to such declaration, TD shall cause Waterhouse to be capitalized with cash in an amount at least equal to the product of $1.00 and the aggregate number of shares of Common Stock actually outstanding as of a date that is within three Business Days of such record date, based on information provided to TD by Ameritrade, and shall cause Waterhouse to maintain the amount of such contribution in cash until the Closing.
      Section 5.24.     Accounting Adjustment. Prior to Closing, TD shall cause the Business Subsidiaries to correct on their respective books and records the historical FAS 13 accounting with respect to rent holiday and schedule evaluation on operating leases of the Business Subsidiaries.
      Section 5.25.     Indemnification of Directors and Officers. From and after the Closing, TD shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director or employee of Waterhouse or any of the Business Subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts of any nature whatsoever, governmental or non-governmental (including but not limited to reasonable expenses of counsel and investigation) that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation to the extent arising out of the fact that such person is or was a director, officer or employee of Waterhouse or any Business Subsidiary, pertaining to any matter existing or occurring at or prior to the Closing and whether asserted or claimed prior to, or at or after, the Closing, in each case to the full extent that Waterhouse or such Business Subsidiary would have been permitted under applicable law and its constituent documents to indemnify such person (and TD shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law, with no bond or security to be required, upon receipt of any undertaking required by Section 145(e) of the DGCL).
ARTICLE VI
Conditions to Closing
      Section 6.1.     Conditions to Each Party’s Obligations. The respective obligations of each party to consummate the Share Purchase shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:
      (a) Stockholder Approval. The Ameritrade Required Votes and any Additional Votes shall have been obtained.
      (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Authority which are necessary for the Share Purchase or the consummation of the other transactions contemplated by this Agreement, other than those the failure of which to be obtained would not materially impair the Share Purchase or the consummation of the other transactions contemplated by this Agreement or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on either Waterhouse or Ameritrade, shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.
      (c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the Share Purchase or the consummation of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation or order shall have been enacted, entered, promulgated or enforced by any Federal, state or foreign Governmental Authority of competent jurisdiction which prohibits or makes illegal the Share Purchase or the consummation of the other transactions contemplated by this Agreement.
      (d) Completion of Reorganization. The Reorganization shall have been completed.
      (e) Special Dividend. Ameritrade shall have available to it sufficient funds, and shall be permitted under applicable law, to pay the Special Dividend, and shall have duly declared the Special Dividend.
      Section 6.2.     Conditions to Obligation of Ameritrade. The obligation of Ameritrade to consummate the Share Purchase is also subject to the satisfaction on or prior to the Closing Date (or waiver by Ameritrade) of the following conditions:
      (a) Representations and Warranties. The representations and warranties of TD set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in the first sentence of Section 3.9) relating to materiality or a Material Adverse Effect, and provided further, that for purposes of this condition, such representations and warranties (other than those set forth in Section 3.2, which shall be true and correct in all material respects, and the first sentence of Section 3.9, which shall be true and correct in all respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to have a Material Adverse Effect on Waterhouse. Ameritrade shall have received a certificate signed on behalf of TD by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.
      (b) Performance of Obligations. TD shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Ameritrade shall have received a certificate signed on behalf of TD by its Chief Executive Officer and its Chief Financial Officer to such effect.
      (c) Transaction Agreements. Each of the Stockholders Agreement, the Trademark License Agreement, the Services Agreement, and the Money Market Deposit Account Agreement shall be in full force and effect (or will become in full force and effect as of the Closing) and the representations and warranties of TD in each such agreement shall be true and correct in all material respects and TD shall have performed in all material respects all obligations required to be performed by it thereunder, if any, at or prior to the Closing Date.
      (d) Corporate Action. Ameritrade shall have received a copy of the resolution or resolutions duly adopted by the Board of Directors (or a duly authorized committee thereof) of TD authorizing the execution, delivery and performance by TD of this Agreement, and Ameritrade shall have received a certificate signed on behalf of TD by the Secretary or an Assistant Secretary of TD certifying such resolution(s).

      Section 6.3.     Conditions to Obligation of TD. The obligation of TD to consummate the Share Purchase is subject to the satisfaction on or prior to the Closing Date (or waiver by TD) of the following conditions:
      (a) Representations and Warranties. The representations and warranties of Ameritrade set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in the first sentence of Section 4.10) relating to materiality or a Material Adverse Effect, and provided further that, for purposes of this condition, such representations and warranties (other than those set forth in Section 4.2, which shall be true and correct in all material respects, and the first sentence of Section 4.10, which shall be true and correct in all respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to have a Material Adverse Effect on Ameritrade. TD shall have received a certificate signed on behalf of Ameritrade by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.
      (b) Performance of Obligations. Ameritrade shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and TD shall have received a certificate signed on behalf of Ameritrade by its Chief Executive Officer and its Chief Financial Officer to such effect.
      (c) Transaction Agreements. Each of the Stockholders Agreement, the Registration Rights Agreement, the Trademark License Agreement, the Services Agreement, and the Money Market Deposit Account Agreement shall be in full force and effect (or will become in full force and effect as of the Closing), the representations and warranties of Ameritrade in each such agreement shall be true and correct in all material respects and Ameritrade shall have performed in all material respects all obligations required to be performed by it thereunder at or prior to the Closing Date.
      (d) Organizational Documents; Board of Directors. Ameritrade shall have taken all necessary actions, including the execution, acknowledgement and filing of the Ameritrade Restated Charter with the Secretary of State of the State of Delaware, so that, as of the Closing, (i) the Ameritrade Restated Bylaws and the Ameritrade Restated Charter shall be in effect as the duly adopted bylaws and certificate of incorporation of Ameritrade, and (ii) the Board of Directors of Ameritrade shall be constituted in accordance with clause (ii) of Section 5.13.
      (e) Corporate Action. TD shall have received a copy of the resolution or resolutions duly adopted by the Board of Directors of Ameritrade authorizing the execution, delivery and performance by Ameritrade of this Agreement, and TD shall have received a certificate signed on behalf of Ameritrade by the Secretary or an Assistant Secretary of Ameritrade certifying such resolution(s).
ARTICLE VII
Termination; Amendment; Waiver
      Section 7.1.     Termination. This Agreement may be terminated at any time prior to the Closing, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the Ameritrade Stock Issuance, the Ameritrade Restated Charter and any Additional Proposals by the stockholders of Ameritrade:
      (a) by mutual consent of Ameritrade and TD in a written instrument;
      (b) by either Ameritrade or TD if (i) any Governmental Authority which must grant a Requisite Regulatory Approval has denied an approval required to consummate the transactions contemplated by this Agreement and such denial has become final and nonappealable, or (ii) any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;
      (c) by either Ameritrade or TD if the Closing shall not have occurred on or before March 31, 2006, provided that (i) neither TD nor Ameritrade may terminate this Agreement pursuant to this Section 7.1(c) if the failure of the Closing to occur by such date shall be due to the failure of such party to perform or observe the covenants and agreements of such party set forth herein and (ii) TD may not terminate this Agreement pursuant to this Section 7.1(c) if as of March 31, 2006 the Reorganization has not been completed but all of the conditions set forth in Section 6.1 (other than Section 6.1(d)) and Section 6.3 have been satisfied or waived on or prior to such date;
      (d) by Ameritrade (provided that it is not then in material breach of any of its representations, warranties, covenants or other agreement contained herein) in the event of a breach by TD of any of its representations, warranties or covenants contained in this Agreement, which breach (i) either is not cured within 30 days after the giving of written notice to TD specifying in reasonable detail the nature of such breach or is of a nature which cannot be cured prior to the Closing and (ii) would entitle Ameritrade to elect not to consummate the transactions contemplated hereby pursuant to Article VI;
      (e) by TD (provided that it is not then in material breach of any of its representations, warranties, covenants or other agreement contained herein) in the event of a breach by Ameritrade of any of its representations, warranties or covenants contained in this Agreement which breach (i) either is not cured within 30 days after the giving of written notice to Ameritrade specifying in reasonable detail the nature of such breach or is of a nature which cannot be cured prior to the Closing and (ii) would entitle TD to elect not to consummate the transactions contemplated hereby pursuant to Article VI;
      (f) by TD if (i) a Triggering Event shall have occurred; or (ii) Ameritrade shall have breached its obligations under Section 5.3(a) in any material respect with respect to calling and giving notice of, and using all reasonable efforts to convene and hold, the Ameritrade Stockholders Meeting, and shall not have cured such breach within five Business Days following written notice thereof from TD specifying in reasonable detail the nature of such breach; or
      (g) by either Ameritrade or TD if the Ameritrade Required Votes or any of the Additional Votes shall not have been obtained at a duly held meeting of stockholders of Ameritrade held for such purpose or at any adjournment or postponement thereof.
      For purposes of this Agreement a “Triggering Event” shall occur if (i) Ameritrade’s Board of Directors, or any committee thereof, shall for any reason have effected a Change in Ameritrade Recommendation, or shall have duly adopted a resolution to do so; (ii) Ameritrade shall have failed to include in the SEC Proxy Statement the Ameritrade Recommendation; (iii) Ameritrade’s Board of Directors shall have failed to make or reaffirm (publicly, if so requested) the Ameritrade Recommendation within five Business Days after TD requests in writing that such recommendation be made or reaffirmed (unless a third party has made an Acquisition Proposal, in which case such period for making or reaffirming the Ameritrade Recommendation shall end (x) if such Acquisition Proposal involves a tender or exchange offer, on the tenth business day (as calculated pursuant to Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) after the date on which such tender or exchange offer is first so published, sent or given within the meaning of Rule 14e-2 under the Exchange Act or (y) in the case of any other Acquisition Proposal, on the tenth Business Day after the date on which such Acquisition Proposal was publicly announced or otherwise communicated or disclosed to the Board of Directors, or any of the Executive Officers, of Ameritrade); (iv) Ameritrade’s Board of Directors or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) Ameritrade shall have executed any agreement or contract accepting any Acquisition Proposal; or (vi) a tender or exchange offer relating to securities of Ameritrade shall have been commenced by a Person which is not an Affiliate of TD, and Ameritrade shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten business days (as calculated pursuant to Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of Ameritrade unconditionally recommends rejection of such tender or exchange offer.
      Section 7.2.     Effect of Termination. (a) In the event of termination of this Agreement by either TD or Ameritrade as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, and none of Ameritrade, TD or any of their respective officers or directors shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 3.20, 4.21, 5.9, the penultimate sentence of 5.12, this Section 7.2, and Section 9.2 shall survive any such termination, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Ameritrade nor TD shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.
      (b) Ameritrade shall pay TD $97,000,000.00 (the “Termination Payment”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by TD pursuant to Section 7.1(f)(i), then Ameritrade shall pay the entire Termination Payment on the second Business Day following such termination; and

(ii) if this Agreement is terminated (A) by either Ameritrade or TD pursuant to Section 7.1(g), or (B) by TD pursuant to Section 7.1(f)(ii) and in either such case an Acquisition Proposal with respect to Ameritrade shall have been publicly announced or otherwise communicated or disclosed to the Board of Directors or one or more of the Executive Officers of Ameritrade (or any Person shall have publicly announced or otherwise so communicated, disclosed or reiterated an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and on or prior to the date of the Ameritrade Stockholders’ Meeting then (x) Ameritrade shall reimburse TD for its documented out-of-pocket transaction expenses, not to exceed $7,500,000 (“Transaction Expenses”) on or before the second Business Day following such termination, and (y) if within 12 months after such termination Ameritrade or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition, then Ameritrade shall pay the Termination Payment, less the Transaction Expenses previously paid, on the date of such execution or consummation.
      Any Termination Payment or portion thereof that becomes payable pursuant to this Section 7.2(b) shall be paid by wire transfer of immediately available funds to an account designated by TD in writing to Ameritrade.
      (c) For the purposes of Section 7.2(b)(iii) only, the term “Acquisition,”with respect to Ameritrade, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving Ameritrade or any of its Subsidiaries in which the holders of the Common Stock immediately preceding such transaction hold less than 65% of the aggregate outstanding voting power or equity interests in (A) the surviving or resulting entity of such transaction and (B) the ultimate parent thereof (if any), (ii) a sale or other disposition by Ameritrade of assets representing in excess of 35% of the aggregate fair market value of Ameritrade’s consolidated assets (including stock of its Subsidiaries) immediately prior to such sale, or (iii) the acquisition by any Person (including by way of a tender offer or an exchange offer or issuance of securities by Ameritrade to such Person), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of Ameritrade’s securities as a result of which such Person beneficially owns, or has the right to acquire, (x) 35% or more of the total voting power or equity interests of Ameritrade (excluding any such voting power or equity interests which such Person, or any other Person forming a Group with such first Person, beneficially owned as of the date hereof) or (y) 50% or more of the total voting power or equity interests of Ameritrade (without the exclusion referred to in clause (x) above).
      (d) Ameritrade acknowledges that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement by Ameritrade, TD would not have entered into this Agreement, and that such amount does not constitute a penalty. If

Ameritrade fails to pay the amount due under paragraph (b) above within the time period specified in such paragraph (b), Ameritrade shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by TD in connection with any action, including the filing of any lawsuit, taken to collect payment of such amount, together with interest on the amount of any such unpaid amount computed at the Fed Funds Rate, calculated on a daily basis from the date such amount was required to be paid until the date of actual payment.
      Section 7.3.     Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of Ameritrade, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Ameritrade and TD with the approval of each of their respective boards of directors.
      Section 7.4.     Extension; Waiver. At any time prior to the Closing, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE VIII
Indemnification
      Section 8.1.     Survival. Each of the representations and warranties of the parties hereunder shall survive the Closing to and until the date which is one year from the Closing Date, at which date they shall terminate and be of no further force or effect; provided, however, that the representations and warranties of TD and Ameritrade in Sections 3.14 and 4.15, respectively, hereto shall survive until 30 days past the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Article VIII shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if written notice of a good faith claim for indemnification in respect of such representation or warranty shall have been duly given prior to such time, in which event such representation or warranty shall survive solely with respect to such claim until the final resolution thereof. The covenants and agreements in this Agreement shall survive the Closing Date to the extent that they are by their terms to be performed after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, the obligations of a party to indemnify and hold harmless another party pursuant to Sections 8.2(a)(v) and 8.3(a)(iii) shall terminate on the 30th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof). Neither TD nor any of its Affiliates, including the Excluded Subsidiaries, shall have any right of contribution from Waterhouse or the Business Subsidiaries for any indemnification claim made pursuant to this Article VIII.
      Section 8.2.     Indemnification by TD.
      (a) From and after the Closing Date, subject to the other provisions of this Article VIII, TD agrees to indemnify Ameritrade, its Subsidiaries and their respective officers, directors and employees (collectively, the “Indemnified Ameritrade Entities”) and to hold each of them harmless from and defend them against, any and all actions, suits, proceedings, demands, assessments, judgments, claims, liabilities, losses (including, for the avoidance of doubt, loss of value), costs, damages, expenses, Taxes or penalties, and reasonable attorneys’ fees, expenses and disbursements in connection with any action, suit, proceeding, demand, assessment, judgment or claim against such Person (but excluding, in any case, damages not proximately caused by such breach, punitive or other exemplary damages, except to the extent that such damages have been awarded to a Third Party against an Indemnified Party) (collectively, “Damages”), suffered, paid or incurred by such Indemnified Ameritrade Entity arising out of or in connection with, resulting from or caused by (without duplication): (i) the Reorganization; (ii) the Excluded Subsidiaries (including any actions taken by, or the operations of the business of, or Taxes of, any Excluded Subsidiary); (iii) any breach of any of the representations and warranties made by TD to Ameritrade in Article III of this Agreement or in any certificate or other writing delivered by TD to Ameritrade pursuant hereto (reading such representations and warranties without regard to any qualifications or exceptions contained therein relating to materiality or Material Adverse Effect (other than the reference to Material Adverse Effect in Section 3.9)); (iv) any breach by TD of any covenant or agreement of TD contained in this Agreement; (v) any Waterhouse Pre-Closing Taxes; and (vi) the matters set forth in Section 8.2(a) of the Ameritrade Disclosure Schedule. Notwithstanding anything to the contrary contained in this Agreement, no Damages shall be deemed to be incurred by, and no indemnification shall be payable to, any Indemnified Ameritrade Entity if and to the extent an amount has been reflected, accrued or reserved for on Waterhouse’s Final Statement in respect of the item or items that would otherwise be considered Damages.
      (b) Notwithstanding anything to the contrary contained in this Section 8.2, the Indemnified Ameritrade Entities shall be entitled to indemnification pursuant to Section 8.2(a) with respect to any claim for indemnification pursuant to Section 8.2(a)(iii):

(i) only if the amount of Damages with respect to such claim exceeds $100,000 (any claim involving Damages equal to or less than such amount being referred to as a “De Minimis Claim”);

(ii) only if, and then only to the extent that, the aggregate Damages to all Indemnified Ameritrade Entities (without duplication), with respect to all claims for indemnification pursuant to Section 8.2(a)(iii) (other than De Minimis Claims) plus any aggregate Damages to all Indemnified Ameritrade Entities as defined in the Ameritrade Canada Purchase Agreement (without duplication) with respect to all claims by Ameritrade Indemnified Entities claims for indemnification for breaches of representations and warranties of TD (and for TD Waterhouse Canada Inc.) contained in the Ameritrade Canada Purchase Agreement in accordance with the terms of the Ameritrade Canada Purchase Agreement (other than De Minimis Claims as defined in the Ameritrade Canada Purchase Agreement) (“Ameritrade Canadian Damages”), exceed $24,000,000 (the “Threshold”), whereupon TD shall be obligated to pay in full all amounts but only to the extent such aggregate Damages are in excess of $15,000,000; provided that the Indemnified Ameritrade Entities shall not be entitled to indemnification pursuant to Section 8.2(a)(iii) for aggregate Damages (including all Ameritrade Canadian Damages) in excess of $600,000,000; and

(iii) only with respect to Claim Notices received on or before the date that is one year after the Closing Date (or, with respect to any such Claims relating to a breach of Section 3.14, received on or before the date that is 30 days following the expiration of the applicable statute of limitations).
      (c) Notwithstanding anything contained in Article III or any other provision of this Agreement to the contrary, Ameritrade understands and agrees that neither TD nor any Person acting on its behalf has made, and is not making, any representation or warranty whatsoever, express or implied, with respect to TD Waterhouse, the businesses and properties of Waterhouse, the transactions contemplated hereby or any other matter, other than those representations and warranties of TD expressly set forth in this Agreement.
      (d) Notwithstanding anything contained in Article III or any other provision of this Agreement to the contrary, Ameritrade shall not be entitled to indemnification pursuant to this Section 8.2 for any matter to the extent it receives indemnification pursuant to the Ameritrade Canada Purchase Agreement.
      Section 8.3.     Indemnification by Ameritrade.
      (a) From and after the Closing Date, subject to the other provisions of this Article VIII, Ameritrade agrees to indemnify TD, its Subsidiaries and their respective officers, directors and employees (collectively, the “Indemnified TD Entities”) and to hold each of them harmless from and against any and all Damages suffered, paid or incurred by such Indemnified TD Entity arising out of or in connection with, resulting from or caused by (without duplication): (i) any breach of any of the representations and warranties made by Ameritrade to TD in Article IV of this Agreement or in any certificate or other writing delivered by Ameritrade to TD pursuant hereto (reading such representations and warranties without regard to any qualifications or exceptions contained therein relating to materiality or Material Adverse Effect (other than the reference to Material Adverse Effect in Section 4.10)); (ii) any breach by Ameritrade of any covenant or agreement of Ameritrade contained in this Agreement; and (iii) any Ameritrade Pre-Closing Taxes. Notwithstanding anything to the contrary contained in this Agreement, no Damages shall be deemed to be incurred, and no indemnification shall be payable to, any TD Indemnified Entity if and to the extent that an amount has been reflected, accrued or reserved for on the Ameritrade Final Statement in respect of the item or items that would otherwise be considered Damages. For purposes of this Section 8.3, the amount of Damages suffered or incurred by Indemnified TD Entities shall be adjusted to equal the quotient of (x) such Damages, divided by (y) the excess of 1 over the Post Tender Ownership Percentage (expressed as a decimal).
      (b) Notwithstanding anything to the contrary contained in this Section 8.3, the Indemnified TD Entities shall be entitled to indemnification pursuant to Section 8.3(a) with respect to any claim for indemnification pursuant to Section 8.3(a)(i):

(i) only with respect to claims which do not constitute De Minimis Claims;

(ii) only if, and then only to the extent that, the aggregate Damages to all Indemnified TD Entities (without duplication), with respect to all claims for indemnification pursuant to Section 8.3(a)(i) (other than De Minimis Claims) plus any aggregate Damages to all Indemnified TD Entities as defined in the Ameritrade Canada Purchase Agreement (without duplication) with respect to all claims by Indemnified TD Entities for indemnification for breaches of representations and warranties of Ameritrade (and/or Datek Online Holdings Corp.) contained in the Ameritrade Canada Purchase Agreement in accordance with the terms of the Ameritrade Canada Purchase Agreement (other than De Minimis Claims as defined in the Ameritrade Canada Purchase Agreement) (“TD Canadian Damages”) , exceed the Threshold, whereupon Ameritrade shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of $15,000,000; provided that the Indemnified TD Entities shall not be entitled to indemnification pursuant to Section 8.3(a)(i) for aggregate Damages (including all TD Canadian Damages) in excess of $600,000,000; and

(iii) only with respect to Claim Notices received on or before the date that is one year after the Closing Date (or, with respect to any such Claims relating to a breach of Section 4.15, received on or before the date that is 30 days following the expiration of the applicable statute of limitations).
      (c) Notwithstanding anything contained in Article IV or any other provision of this Agreement to the contrary, TD understands and agrees that neither Ameritrade nor any Person acting on Ameritrade’s behalf has made, and is not making, any representation or warranty whatsoever, express or implied, with respect to Ameritrade, its businesses and properties, the transactions contemplated hereby or any other matter, other than those representations and warranties of Ameritrade expressly set forth in this Agreement.
      (d) Notwithstanding anything contained in Article IV or any other provision of this Agreement to the contrary, TD shall not be entitled to indemnification pursuant to this Section 8.3 for any matter to the extent it receives indemnification pursuant to the Ameritrade Canada Purchase Agreement.
      Section 8.4.     Indemnification Procedures.
      (a) If an Indemnified Ameritrade Entity or an Indemnified TD Entity (each, an “Indemnified Entity”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article VIII (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Entity shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the party from which indemnification is sought (the “Indemnifying Party”) (i) if the event or occurrence giving rise to such claim for indemnification is, or relates to, a claim, suit, action or proceeding brought by a Person not a party to this Agreement or affiliated with any such party (a “Third Party”), within ten Business Days following receipt of notice of such claim, suit, action or proceeding by such Indemnified Entity, or (ii) if the event or occurrence giving rise to such claim for indemnification is not, or does not relate to, a claim, suit, action or proceeding brought by a Third Party, within 30 days after the discovery by the Indemnified Entity of the circumstances giving rise to such claim for indemnity. Each Claim Notice shall describe the claim in reasonable detail, including the amount of the Damages relating thereto (if quantifiable), the event or occurrence giving rise thereto and the basis for such claim for indemnification.
      (b) If any claim or demand by an Indemnified Entity under this Article VIII relates to an action or claim filed or made against an Indemnified Entity by a Third Party, the Indemnifying Party may elect at any time to negotiate a settlement or a compromise of such action or claim or to defend such action or claim, in each case at its sole cost and expense (subject to the last sentence of this Section 8.4(b)) and with its own counsel. If, within 30 days of receipt from an Indemnified Entity of any Claim Notice with respect to a Third Party action or claim, the Indemnifying Party (i) advises such Indemnified Entity in writing that the Indemnifying Party will not elect to defend, settle or compromise such action or claim or (ii) fails to make such an election in writing, such Indemnified Entity may (subject to the Indemnifying Party’s continuing right of election in the preceding sentence), at its option, defend, settle or otherwise compromise or pay such action or claim; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned. Unless and until the Indemnifying Party makes an election in accordance with this Section 8.4(b) to defend, settle or compromise such action, all of the Indemnified Entity’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Damages subject to indemnification hereunder to the extent provided herein. Each Indemnified Entity shall make available to the Indemnifying Party all information reasonably available to such Indemnified Entity relating to such action or claim. In addition, the parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action or claim. The party in charge of the defense shall keep the other parties fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Entity shall be entitled to participate in such defense with counsel, at such Indemnified Entity’s sole cost and expense (unless there is, under applicable standards of professional conduct, a conflict between the positions of the Indemnifying Party and the Indemnified Entity that would preclude or render inadvisable joint representation of such parties, in which case the Indemnifying Party shall be liable for the fees and expenses hereunder with respect to one law firm, in addition to local counsel in each applicable jurisdiction, to represent the Indemnified Entity). In the event the Indemnifying Party assumes the defense of (or otherwise elects to negotiate or settle or compromise) any action or claim as described above, the Indemnified Entity shall reimburse the Indemnifying Party for all costs and expenses incurred by the Indemnifying Party in connection with such defense (or negotiation, settlement or compromise) to the extent that such costs and expenses do not exceed the amount of the remaining Threshold (with any such costs and expenses being counted toward the Threshold). In each case in which the Indemnifying Party has elected to assume the defense of any action or claim pursuant to this Section 8.4(b), the Indemnifying Party may not settle or compromise such action or claim without the consent of the Indemnified Entities, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that under no circumstances will an Indemnified Entity be required to consent to any settlement or compromise (i) that does not include as a term thereof the release by the plaintiff or claimant of the Indemnified Entity from all liability with respect to such claim or action, other than amounts paid by the Indemnifying Party; or (ii) that imposes on the Indemnified Entity any equitable remedies or other non-monetary relief that could affect the Indemnified Entity’s business or operations.
      (c) In the event of any conflict between this Section 8.4 and Section 5.16 with respect to claims relating to Taxes, Section 5.16 shall govern.

      Section 8.5.     General.
      (a) Each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article VIII to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Entity with regard to the applicable claims and to recover any amounts to which it may be entitled in respect of the applicable claims pursuant to contractual or other indemnification rights that any of the Indemnified Parties may have against Third Parties. The amount which the Indemnifying Party is or may be required to pay to any Indemnified Entity pursuant to this Article VIII shall be reduced (retroactively, if necessary) by any insurance proceeds, tax benefits actually realized or other amounts actually recovered by or on behalf of such Indemnified Entity in reduction of the related Damages. If an Indemnified Entity shall have received the payment required by this Agreement from the Indemnifying Party in respect of Damages and shall subsequently receive insurance proceeds, tax benefits or other amounts in respect of such Damages, then such Indemnified Entity shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds, tax benefits actually realized or other amounts actually received.
      (b) In addition to the requirements of Section 8.5(a), each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article VIII to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.
      (c) The Indemnifying Party shall be subrogated to any right of action which the Indemnified Entity may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.
      (d) The indemnification provided in this Article VIII shall be the exclusive post-Closing remedy available to any party hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement, except as otherwise expressly provided in this Agreement; provided, however, that this Section 8.5(d) shall not apply or limit the remedy available to either party hereto with respect to any fraudulent act or willful breach of any representation, warranty, covenant or agreement in this Agreement by the other party hereto.
      (e) The parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Exchange Consideration, unless otherwise required by applicable law.
      (f) All indemnity payments under this Agreement shall be payable in United States dollars. If any indemnification claims are incurred in a currency other than United States dollars, then such amount denominated in such foreign currency shall be converted into an amount denominated in United States dollars using the noon buying rate for such foreign currency as certified by the New York Federal Reserve Bank on the Business Day immediately preceding the date on which such payment is paid.
      (g) All claims for indemnification made by any party under this Agreement shall be without duplication of any corresponding claim for indemnification made by such party under the Ameritrade Canada Purchase Agreement, and vice versa.
ARTICLE IX
Miscellaneous
      Section 9.1.     Other Definitions. The following terms as used in this Agreement shall have the following meanings:
      (a) “Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

      (b) “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.
      (c) “Aggregate Debits “ means, for each registered broker-dealer as of any given date, the amount calculated on the same basis as the amount set forth in Box 4470 of its most recent Focus Report.
      (d) “Ameritrade Pre-Closing Taxes” means Taxes of Ameritrade and its Subsidiaries for any Pre-Closing Tax Period.
      (e) “Ameritrade Restated Bylaws” means the amended and restated bylaws of TD Ameritrade Holding Corporation, in the form attached as Exhibit F hereto.
      (f) “Ameritrade Restated Charter” means the amended and restated certificate of incorporation of Ameritrade, in the form attached as Exhibit G hereto.
      (g) “Ameritrade Stock Issuance” means the issuance of Common Stock to TD pursuant to the Share Purchase as contemplated by this Agreement.
      (h) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York, USA or Toronto, Ontario, Canada.
      (i) “Business Subsidiaries” means the following Subsidiaries of Waterhouse: National Investor Services Corp., TD Waterhouse Investor Services, Inc. and TD Waterhouse Capital Markets, Inc.
      (j) “Canadian GAAP” means generally accepted accounting principles in Canada.
      (k) “Closing Date Net Tangible Book Value” means, with respect to Waterhouse or Ameritrade, the amount equal to (i) total stockholders equity minus (ii) the sum of (A) goodwill (net of accumulated amortization) and (B) other intangible assets (net of accumulated amortization and, in the case of Ameritrade, the balance of the related deferred tax liability associated with the Datek client list), in each case of Waterhouse and the Business Subsidiaries (on a consolidated basis) or Ameritrade and its consolidated Subsidiaries (on a consolidated basis), as applicable, as of the Closing Date.
      (l) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.
      (m) “Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).
      (n) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC from time to time thereunder (or under any successor statute).
      (o) “Excluded Subsidiaries” means those entities set forth in Section 9.1(o) of the TD Disclosure Schedule.
      (p) “FDIC” means the Federal Deposit Insurance Corporation.
      (q) “Focus Report “ means, as to any registered broker-dealer, the Form X-17A-5 promulgated by the SEC that is completed by such entity.
      (r) “GAAP” means U.S. generally accepted accounting principles.
      (s) “Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

      (t) “Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the SEC from time to time thereunder (or any successor statute).
      (u) “knowledge” means, (i) with respect to TD, the actual knowledge, after due inquiry, of the individuals set forth in Section 9.1(t) of the TD Disclosure Schedule, and (ii) with respect to Ameritrade, the actual knowledge, after due inquiry, of the individuals set forth in Section 9.1(t) of the Ameritrade Disclosure Schedule.
      (v) “Material Adverse Effect” means, with respect to any entity, a material adverse effect (a) on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole (or, in the case of Waterhouse, of Waterhouse and the Business Subsidiaries taken as a whole, after giving effect to the Reorganization), but does not include any such effect to the extent resulting from or attributable to (i) any change after the date of this Agreement in laws, rules or regulations or interpretations thereof by courts or governmental authorities, or in GAAP (or, in the case of Waterhouse, Canadian GAAP) or regulatory accounting principles, in any such case applicable generally to U.S. self-directed retail discount securities brokers, (ii) any changes after the date of this Agreement in general economic, monetary or securities market conditions (including changes in interest rates and market price and trading volume fluctuations), (iii) the announcement of the transactions contemplated by this Agreement, (iv) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, or (v) any action or omission by TD, Ameritrade or any Subsidiary of any of them taken with the prior written consent of the other parties hereto or as required by the terms hereof, or (b) on the ability of such entity (or, in the case of Waterhouse, on the ability of TD) to perform its obligations hereunder or under the Transaction Agreements, and to consummate the transactions contemplated hereby and thereby on a timely basis.
      (w) “NASD” means the National Association of Securities Dealers, Inc.
      (x) “NASDAQ” means the NASD Automated Quotation System.
      (y) “Net Capital Rule” means Rule 15c3-1 promulgated by the SEC.
      (z) “NYSE” means the New York Stock Exchange, Inc.
      (aa) “Ownership Percentage “ means TD’s Ownership Percentage (as defined in the Stockholders Agreement) giving effect only to the shares issued under this Agreement at the Closing.
      (bb) “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any Group comprised of two or more of the foregoing.
      (cc) “Post Tender Ownership Percentage” “ means TD’s Ownership Percentage (as defined in the Stockholders Agreement) giving effect only to the shares issued under this Agreement and purchased in the Tender Offer.
      (dd) “Sarbanes-Oxley Act” the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated by the SEC from time to time thereunder (or any successor statute).
      (ee) “SEC” means the U.S. Securities and Exchange Commission.
      (ff) “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC from time to time thereunder (or under any successor statute).
      (gg) “Special Committee” means the Special Committee of the Board of Directors of Ameritrade, established prior to the date hereof, consisting of Dan W. Cook III, Michael D. Fleisher and Mark L. Mitchell or such other individuals that replace such committee members as directors of Ameritrade after the date hereof and authorized to consider the transactions contemplated by this Agreement and to make recommendations to the Board of Directors of the Company with respect thereto.

      (hh) “Special Dividend Indebtedness” means indebtedness for borrowed money (other than indebtedness convertible into equity interests of Ameritrade or one of its Subsidiaries) incurred solely for the purpose of funding the payment of the Special Dividend which indebtedness does not, in the aggregate, exceed the product of $5.00 and the aggregate number of shares of Common Stock actually outstanding as of the record date of the Special Dividend.
      (ii) “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
      (jj) “Targeted Closing Date Net Tangible Book Value” means, (i) in the case of Waterhouse, an amount equal to 6% of the Aggregate Debits, as of the Closing Date, of the Business Subsidiaries plus the product of $1.00 and the aggregate number of shares of Common Stock actually outstanding as of the record date of the Special Dividend and (ii) in the case of Ameritrade, an amount equal to 6% of the Aggregate Debits, as of the Closing Date, of each of its Subsidiaries that is a registered broker-dealer.
      (kk) “Targeted Net Capital” means, as of any date, (i) as to National Investor Services Corp., an amount equal to 6% of the Aggregate Debits, (ii) as to each of Waterhouse Investor Services, Inc. and Waterhouse Capital Markets, Inc., an amount equal to 8 1/3% of its Aggregate Indebtedness (which amount is set forth in Box 3750 of its most recent Focus Report) plus $5,000,000, and (iii) in the case of any Subsidiary of Ameritrade that is a registered broker-dealer, an amount equal to 6% of the Aggregate Debits, in each case calculated in accordance with the Net Capital Rule.
      (ll) “Tax” or, collectively, “Taxes” means (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any obligations to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.
      (mm) “Taxing Authority” shall mean any domestic, foreign, federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.
      (nn) “Transaction Agreements” means (i) the Stockholders Agreement; (ii) the Registration Rights Agreement; (iii) the Voting Agreement; (iv) the Ameritrade Canada Purchase Agreement; (v) the Trademark License Agreement; (vi) the Money Market Deposit Account Agreement; and (vii) the Services Agreement.
      (oo) “Waterhouse Common Stock” means the Class A common stock, par value $0.01 per share, of Waterhouse and any securities issued in respect thereof, or in exchange or substitution therefor, in connection with any stock split, dividend or combination, the Reorganization or any other reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization permitted by this Agreement.

      (pp) “Waterhouse Pre-Closing Taxes” means Taxes of Waterhouse and its Subsidiaries for any Pre-Closing Tax Period. For the avoidance of doubt, Waterhouse Pre-Closing Taxes shall include any Reorganization Tax Liability whenever incurred or assessed.
      (qq) “Waterhouse Severance Plan” means the Discretionary Severance Plan.
      (rr) “Waterhouse Tangible Net Worth” means, for Waterhouse on an unconsolidated basis, an amount equal to (i) its total assets minus (ii) the sum of its (A) goodwill (net of accumulated amortization), (B) other intangible assets (net of accumulated amortization) and (C) total liabilities.
      Section 9.2.     Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (except to the extent that mandatory provisions of federal law are applicable) without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over the Litigation lies with the courts of the United States, any court of the United States located in the State of Delaware, for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 9.2, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.
      (b) Each of Ameritrade and TD irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.
      (c) TD and Ameritrade each expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided that consent by Ameritrade and TD to jurisdiction and service contained in this Section 9.2 is solely for the purpose referred to in this Section 9.2 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.
      Section 9.3.     Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto, except that TD may assign any or all of its rights and obligations under this Agreement to one or more of its Subsidiaries (other than Waterhouse and any of the Business Subsidiaries) without the prior consent of Ameritrade, but no such assignment shall relieve TD of any of its obligations under this Agreement. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      Section 9.4.     Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement all references to “dollars” or “$” are to United States dollars. No provision of this Agreement shall be construed to require Ameritrade, TD or any of their respective Subsidiaries or Affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.
      Section 9.5.     Counterparts. This Agreement may be executed by facsimile and in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
      Section 9.6.     Entire Agreement. Except as otherwise expressly set forth herein, this Agreement (including the Exhibits, Schedules and Disclosure Schedules hereto) and the Transaction Agreements, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.
      Section 9.7.     Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
      Section 9.8.     Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
      Section 9.9.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
      If to Ameritrade:

Ameritrade Holding Corporation
6940 Columbia Gateway Drive, Suite 200
Columbia, MD 21046
Attention: General Counsel
Fax: (443) 539-2209
      with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Larry W. Sonsini
Fax: (650) 493-6811
      If to TD:

TD Tower, 66 Wellington Street West
Toronto, Ontario M5K 1AZ
Attention: General Counsel
Fax: (416) 308-1943
      with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Lee Meyerson
Fax: (212) 455-2502
      Section 9.10.     Publicity. Ameritrade and TD shall consult with each other before issuing any press release with respect to the Share Purchase, this Agreement or the Transaction Agreements and the transactions contemplated hereby and thereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that Ameritrade or TD may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the NASDAQ, the NYSE or the Toronto Stock Exchange, as applicable. Without limiting the reach of the preceding sentence, Ameritrade and TD shall (a) cooperate to develop all public announcement materials and (b) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, (i) Ameritrade and TD shall consult with each other regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby, and (ii) in the event of a Change in Ameritrade Recommendation and provided that this Agreement has not been terminated, Ameritrade shall provide TD with stockholder lists and non-objecting beneficial owner lists of Ameritrade from time to time as TD may request (it being understood that Ameritrade shall have no obligation to create any new such lists).
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date set forth in the first paragraph hereof.

The Toronto-Dominion Bank

By:	/s/ David Livingston

_______________________________________ Name: David Livingston Title: Executive Vice President, Corporate Development

Ameritrade Holding Corporation

By:	/s/ Joseph H. Moglia

_______________________________________ Name: Joseph H. Moglia Title: Chief Executive Officer

Appendix A-2
EXECUTION COPY

AMENDMENT NO. 1 TO THE
AGREEMENT OF SALE AND PURCHASE
between
THE TORONTO-DOMINION BANK
and
AMERITRADE HOLDING CORPORATION
Dated as of October 28, 2005

AMENDMENT NO. 1 TO AGREEMENT OF SALE AND PURCHASE
     THIS AMENDMENT NO. 1 TO AGREEMENT OF SALE AND PURCHASE (as amended, supplemented, restated or otherwise modified from time to time, the “Amendment”) is entered into as of October 28, 2005 between The Toronto-Dominion Bank, a Canadian chartered bank (“TD”), and Ameritrade Holding Corporation, a Delaware corporation (“Ameritrade”). All capitalized terms not defined in this Amendment shall have the meanings given them by the Purchase Agreement (as defined below).
RECITALS
     WHEREAS, TD and Ameritrade are parties to that certain Agreement of Sale and Purchase (the “Purchase Agreement”) dated as of June 22, 2005;
     WHEREAS, it was the intent of the parties that as of the signing of the Purchase Agreement the Stock Consideration (as defined below) would represent 32% of the outstanding capital stock of Ameritrade following the closing of the Share Purchase (on a treasury method basis prior to the signing of the Agreement using the methodology agreed between TD and Ameritrade);
     WHEREAS, the Purchase Agreement currently provides that Ameritrade will purchase all of the capital of TD Waterhouse Group, Inc., a Delaware corporation (“Waterhouse”), from TD in exchange for (i) 193,600,000 shares of common stock, par value $0.01 per share, of Ameritrade (the “Stock Consideration”) and (ii) cash in the amount of $20,000;
     WHEREAS, after giving effect to the adjustments to Ameritrade’s outstanding equity awards to preserve the pre-dividend economic value of the awards contemplated by the Purchase Agreement, the Stock Consideration would not, as of the signing of the Purchase Agreement, represent 32% of the diluted shares outstanding of Ameritrade after giving effect to the issuance of the Stock Consideration;
     WHEREAS, the parties desire to amend the Purchase Agreement to increase the number of shares of Common Stock comprising the Stock Consideration by 2,700,000 shares, to 196,300,000 shares, to reflect the intent of the parties that the Stock Consideration represent, as of the signing of the Purchase Agreement and after giving effect to the issuance of the Stock Consideration in the Purchase Agreement, 32% of the diluted shares outstanding of Ameritrade; and
     WHEREAS, the parties desire to amend the Purchase Agreement in accordance with Section 7.3 of the Purchase Agreement as set forth below.
     NOW, THEREFORE, in consideration of the foregoing, and of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

     1. Amendment to Section 1.2 (Share Exchange). Section 1.2 of the Purchase Agreement is hereby amended and restated in its entirety as follows:
     “SECTION 1.2. Share Exchange. In exchange for the shares of Waterhouse Common Stock transferred to Ameritrade at the Closing, Ameritrade shall, at the Closing, (i) issue and deliver to TD 196,300,000 validly issued, fully paid and non-assessable shares of Common Stock (the “Exchange Consideration”) and (ii) pay to TD, by bank check or wire transfer to an account designated by TD at least two Business Days prior to the Closing, cash in the amount of $20,000 (the “Cash Consideration”); provided, however, that if at any time between the date of this Agreement and the Closing Ameritrade shall pay a dividend in shares of Common Stock, subdivide, split or combine the then-outstanding shares of Common Stock or issue additional shares of Common Stock by reclassification of its shares of Common Stock, then the number of shares of Common Stock constituting the Exchange Consideration shall be the product of (x) the number of shares of Common Stock constituting the Exchange Consideration immediately prior to the occurrence of such event multiplied by (y) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after, and the denominator of which shall be the number of such shares of Common Stock outstanding immediately before, the occurrence of such event, and the resulting product shall from and after the date of such event be the Exchange Consideration, subject to further adjustment in accordance with this sentence in the event of any subsequent such dividend, subdivision, split, combination or reclassification.”
     2. Continued Effect. As amended hereby, the Purchase Agreement is hereby ratified and confirmed and agreed to by all of the parties hereto and thereto and continues in full force and effect.
     3. Counterparts. This Amendment may be executed by facsimile and in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
     4. Governing Law; Successors and Assigns. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (except to the extent that mandatory provisions of federal law are applicable) without giving effect to the principles of conflicts of law and shall be binding upon the successors and assigns of the parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers hereunto duly authorized as of the date set forth in the first paragraph hereof.

THE TORONTO-DOMINION BANK
By:	/s/ Barbara Cromb
Name: Barbara Cromb
Title: Senior Vice President

AMERITRADE HOLDING CORPORATION
By:	/s/ John R. MacDonald
Name: John R. MacDonald
Title: Executive Vice President, Chief Financial Officer and Treasurer

Appendix B
Opinion of Citigroup
Global Markets Inc.
June 22, 2005
The Board of Directors
Ameritrade Holding Corporation
4211 South 102nd Street
Omaha, Nebraska 68127
The Special Committee of the Board of Directors
Ameritrade Holding Corporation
4211 South 102nd Street
Omaha, Nebraska 68127
Members of the Board and Special Committee:
You have requested our opinion as to the fairness, from a financial point of view, to Ameritrade Holding Corporation (“Ameritrade”) of the Consideration (defined below) to be paid by Ameritrade pursuant to the terms and subject to the conditions set forth in the Agreement of Sale and Purchase, dated as of June 22, 2005 (the “Purchase Agreement”), between The Toronto-Dominion Bank, a Canadian chartered bank, (“Toronto-Dominion”) and Ameritrade. As more fully described in the Purchase Agreement, Ameritrade will acquire (the “Transaction”) all of the outstanding shares of common stock, par value $0.01 per share, of TD Waterhouse Group, Inc., a wholly-owned subsidiary of Toronto-Dominion (“TD Waterhouse”), in exchange for 193,600,000 newly-issued shares (the “Consideration”) of common stock, par value $0.01 per share, of Ameritrade (“Ameritrade Common Stock”). In accordance with the terms of the Purchase Agreement, and as more fully described therein, (i) prior to the Transaction, TD Waterhouse will complete a Reorganization (as defined in the Purchase Agreement), (ii) prior to the Transaction, Ameritrade will declare a special cash dividend of $6.00 per share of Ameritrade Common Stock with a record date prior to the issuance of shares of Ameritrade Common Stock to Toronto-Dominion pursuant to the Purchase Agreement, a portion of which will be funded through incurrence of indebtedness, (iii) Toronto-Dominion may make a capital contribution to TD Waterhouse, and (iv) Ameritrade will be renamed TD Ameritrade Holding Corporation. We note that, following consummation of the Transaction, Toronto-Dominion may be required to make a capital contribution to Ameritrade and/or Ameritrade may be required to make a cash payment to Toronto-Dominion pursuant to Section 1.3 of the Purchase Agreement. In connection with the execution and delivery of the Purchase Agreement, Ameritrade, Toronto-Dominion, Datek Online Holdings Corp. and TD Waterhouse Canada Inc. entered into an Agreement of Sale and Purchase, dated as of June 22, 2005 (the “Canadian Purchase Agreement”). As more fully described in the Canadian Purchase Agreement, TD Waterhouse Canada Inc. will acquire (the “Canadian Transaction”) all of the outstanding shares of common stock of Ameritrade Canada, Inc. from Datek Online Holdings Corp. for an amount in cash equal to $60,000,000, subject to adjustment as provided in the Canadian Purchase Agreement. As more fully described in the Stockholders Agreement, dated as of June 22, 2005 (the “Stockholders Agreement”), among Ameritrade, J. Joe Ricketts and certain other stockholders of Ameritrade (collectively, the “R Parties”) and Toronto-Dominion, following the Transaction, Toronto-Dominion will commence, and J. Joe Ricketts may participate as a co-bidder in, a tender offer at a purchase price of not less than $16.00 per share, net to the seller in cash, for that number of shares of Ameritrade Common Stock that, in the case of Toronto-Dominion, constitutes the lesser of 8% of the outstanding shares of Ameritrade Common Stock and the number of shares that would result in Toronto-Dominion beneficially owning Voting Securities (as defined in the Stockholders Agreement) representing 39.9% of the outstanding shares of Ameritrade Common Stock, as of the date that is two business days prior to the commencement of the tender offer and, in the

The Board of Directors
The Special Committee of the Board of Directors
Ameritrade Holding Corporation
June 22, 2005

case of J. Joe Ricketts, would result in the R Parties beneficially owning Voting Securities representing up to 29% of the outstanding shares of Ameritrade Common Stock as of the date that is two business days prior to the commencement of the tender offer (the “Tender Offer”).
In arriving at our opinion, we reviewed the Purchase Agreement; the Canadian Purchase Agreement; the Stockholders Agreement; and the Voting Agreement, dated as of June 22, 2005 (the “Voting Agreement”), by and among Toronto-Dominion, the parties listed on Schedule A thereto and, solely for purposes of certain sections thereof, Ameritrade. In arriving at our opinion, we also held discussions with certain senior officers, directors and other representatives and advisors of Ameritrade and certain senior officers and other representatives and advisors of Toronto-Dominion and TD Waterhouse concerning the business, operations and prospects of Ameritrade and TD Waterhouse. We examined certain publicly available business and financial information relating to Ameritrade and TD Waterhouse as well as certain financial forecasts and other information and data relating to Ameritrade and TD Waterhouse which were provided to or discussed with us by the respective managements of Ameritrade, Toronto-Dominion and TD Waterhouse, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the respective managements of Ameritrade, Toronto-Dominion and TD Waterhouse to result from the Transaction including adjustments to the forecasts and other information and data relating to TD Waterhouse discussed with us by the management of Ameritrade. We reviewed the financial terms of the Transaction as set forth in the Purchase Agreement in relation to, among other things, current and historical market prices and trading volumes of Ameritrade Common Stock; the historical and projected earnings and other operating data of Ameritrade and TD Waterhouse; and the capitalization and financial condition of Ameritrade and TD Waterhouse. We considered, based upon publicly available information and information provided by Ameritrade, the financial terms of certain other transactions which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Ameritrade and TD Waterhouse. We also evaluated certain potential pro forma financial effects of the Transaction on Ameritrade. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.
In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Ameritrade, Toronto-Dominion and TD Waterhouse that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us relating to Ameritrade and TD Waterhouse and, in the case of certain potential pro forma financial effects of, and strategic implications and operational benefits resulting from, the Transaction, we have been advised by the respective managements of Ameritrade, Toronto-Dominion and TD Waterhouse that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Ameritrade, Toronto-Dominion and TD Waterhouse as to the future financial performance of Ameritrade and TD Waterhouse, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Transaction) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. We have assumed, with your consent, that the Transaction will be consummated in accordance with the terms of the Purchase Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the

The Board of Directors
The Special Committee of the Board of Directors
Ameritrade Holding Corporation
June 22, 2005

necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Ameritrade, TD Waterhouse or the contemplated benefits of the Transaction. We have further assumed that the Canadian Transaction will be consummated in accordance with the terms of the Canadian Purchase Agreement. Our opinion, as set forth herein, relates to the relative values of Ameritrade and TD Waterhouse (after giving effect to the Reorganization and the transactions described in the preceding sentence). We are not expressing any opinion as to the price at which the Ameritrade Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Ameritrade or TD Waterhouse nor have we made any physical inspection of the properties or assets of Ameritrade or TD Waterhouse. We are familiar with your discussions with E*TRADE Financial Corporation (“E*TRADE”) regarding a possible merger with E*TRADE. We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Ameritrade or the effect of any other transaction in which Ameritrade might engage, including, without limitation, any transaction with E*TRADE. Our opinion relates solely to the fairness, from a financial point of view, of the Consideration to be paid by Ameritrade in the Transaction and does not address any other matter, including the terms of the Canadian Transaction, the Stockholders Agreement or the Tender Offer and we express no view as to the price per share of Ameritrade Common Stock to be paid pursuant to the Tender Offer or whether any stockholder should tender shares of Ameritrade Common Stock in the Tender Offer. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.
Citigroup Global Markets Inc. has acted as financial advisor to the Board of Directors and the Special Committee of the Board of Directors of Ameritrade in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee in connection with the execution of definitive agreements to effect the Transaction and delivery of this opinion. We and our affiliates in the past have provided services to Ameritrade, Toronto-Dominion and their respective affiliates unrelated to the proposed Transaction, for which services we and such affiliates have received compensation, including, without limitation, advising Ameritrade on its acquisition of National Discount Brokers Corporation from Deutsche Bank in 2001 and on its acquisition of Datek in 2002, acting as a Joint Bookrunner on a $543 million secondary offering of Ameritrade stock in 2003, executing secondary market transactions for selling shareholders of Ameritrade in 2004, executing derivative structures in 2002 and 2003 involving Ameritrade’s stock in Knight Trading Group, acting as underwriter in connection with the initial public offering of TD Waterhouse in 1999, and acting as financial advisor to a special committee of the board of directors of TD Waterhouse in connection with the tender offer by Toronto-Dominion and TD Waterhouse Holdings, Inc. for all of the outstanding shares of common stock of TD Waterhouse in 2001. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Ameritrade and Toronto-Dominion for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Ameritrade, Toronto-Dominion and their respective affiliates.
Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors and the Special Committee of the Board of Directors of Ameritrade in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Transaction.

The Board of Directors
The Special Committee of the Board of Directors
Ameritrade Holding Corporation
June 22, 2005

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration to be paid by Ameritrade in the Transaction is fair, from a financial point of view, to Ameritrade.
Very truly yours,
/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

Appendix C
FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AMERITRADE HOLDING CORPORATION
      Ameritrade Holding Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
      The undersigned, J. Peter Ricketts hereby certifies that:
      A. He is the duly elected and acting Secretary of Ameritrade Holding Corporation, a Delaware corporation.
      B. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware on                           ,           .
      C. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends in its entirety the Restated Certificate of Incorporation of the corporation.
      D. The text of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

1. The name of the corporation is TD Ameritrade Holding Corporation (the “Corporation”).

2. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”); provided, however, that prior to the occurrence of a Termination Event (and, following a Specified Termination Event, during any Post-Termination Period or, in the case of the R Parties, the earlier occurrence of the date on which the directors of the Corporation designated by the R Parties pursuant to Section 4.1(b)(i) of the Stockholders Agreement are required to resign as directors pursuant to Section 6.3(a) of the Stockholders Agreement), the Corporation shall not adopt a stockholders’ rights plan or other similar antitakeover measure unless such plan or measure expressly excludes from its operation TD and its Affiliates and the R Parties, to the extent any actions of such Persons (including the acquisition of additional Voting Securities of the Corporation) would be permitted pursuant to the terms of the Stockholders Agreement, and does not impair in any respect the rights of TD or any of its Affiliates or the R Parties under the Stockholders Agreement, including their respective rights under Articles II or III of the Stockholders Agreement.

4.a. The total number of shares of capital stock which the Corporation shall have authority to issue is one billion one hundred million (1,100,000,000) shares, consisting of one billion (1,000,000,000) shares of common stock, at $0.01 par value per share, and one hundred million (100,000,000) shares of preferred stock, at $0.01 par value per share.

b. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of preferred stock and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series the designation of and number of shares comprising such series, the voting powers, full or limited, if any, of the shares of such series and the preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such series.

5.a. Special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only as provided in this Article 5(a). Special meetings of stockholders of the Corporation shall be called by the Secretary of the Corporation at the request in writing delivered to the Chairman of the Board of Directors, the Chief Executive Officer or the Secretary of the Corporation by stockholders owning of record 25% or more of the outstanding shares of common stock of the Corporation. Any special meeting so requested shall be held on such date, at such time and for such purpose or purposes as shall be set forth in the request; provided, that the request shall be delivered not less than sixty and not more than ninety days before the date of the meeting. Special meetings of the stockholders, for any purpose or purposes, also shall be called by the Secretary of the Corporation at the direction of a majority of the directors of the Corporation. Business transacted at special meetings shall be confined to the purpose or purposes stated in the notice of meeting.

b. Any action required or permitted to be taken by the stockholders of the Corporation can only be effected at a duly called annual or special meeting of such holders and may not be effected by written consent in lieu of a meeting.

6.a. Prior to the occurrence of a Termination Event (and following a Specified Termination Event, during any Post-Termination Period), the Board of Directors of the Corporation shall be comprised as follows:

(i) The number of directors which shall constitute the whole Board of Directors of the Corporation shall be twelve (12).

(ii) Whenever the Outside Independent Directors Committee is authorized to nominate or appoint an Outside Independent Director pursuant to Section 4.2 of the Stockholders Agreement, such committee shall prepare, and provide to TD and the R Parties, a list of candidates for such position. Within ten Business Days of their receipt of such list, each of TD and the R Parties may notify the Outside Independent Directors Committee of any candidates included on such list which such party rejects from consideration for such Outside Independent Director position, provided that neither TD nor the R Parties may reject candidates without a reasonable basis for doing so. Failure by either TD or the R Parties to so notify the Outside Independent Directors Committee of rejected candidates within such ten Business Day period shall be deemed to be an approval by such party of all candidates included in the list provided to such Person. The Outside Independent Directors Committee shall then nominate or appoint for each such available Outside Independent Director position a candidate included on the list provided to both TD and the R Parties and not rejected by either TD or the R Parties. In exercising its right to nominate and appoint Outside Independent Directors, the Outside Independent Directors Committee shall take all action available to it to ensure that, at all times, at least three Outside Independent Directors qualify to serve as members of the audit committee of the Board pursuant to Section 4350(d) of the NASDAQ National Marketplace Rules (or any such successor or comparable provision or any comparable rule of any other applicable securities exchange or automated inter-dealer quotation system on which the Common Stock is then listed or quoted). Any action to be taken by the R Parties pursuant to this paragraph shall be taken by the representative of the R Parties specified by them in writing to the Company and TD from time to time pursuant to the Stockholders Agreement, who shall initially be J. Joe Ricketts.

b. Following the occurrence of a Termination Event (or, if such Termination Event is a Specified Termination Event, following the expiration of the Post-Termination Period), the number of directors which shall constitute the whole Board of Directors of the Corporation shall be such number as may be fixed and changed from time to time only by a resolution of the Board of Directors.

c. The directors shall be divided into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors of the Corporation.

d. At the first annual meeting of stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate of Incorporation, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term expiring at the third succeeding annual meeting following such election. At the second annual meeting of stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate of Incorporation, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term expiring at the third succeeding annual meeting following such election. At the third annual meeting of stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate of Incorporation, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term expiring at the third succeeding annual meeting following such election. At each succeeding annual meeting of stockholders, directors shall be elected to succeed the directors of the class whose terms expire at such annual meeting for a full term expiring at the third succeeding annual meeting following such election. Each director shall serve until his successor is duly elected and qualified or until his earlier resignation or removal pursuant to paragraph (e) of this Article 6.

e. The holders of a majority of the outstanding shares of common stock of the Corporation may remove directors of the Corporation at any time:

(i) with cause; and

(ii) prior to the occurrence of a Termination Event (and, following a Specified Termination Event, during any Post-Termination Period), without cause.

f. Notwithstanding any provisions in the Corporation’s By-laws, prior to the occurrence of a Termination Event (and, following a Specified Termination Event, during any Post-Termination Period), any stockholder then entitled to designate or nominate one or more directors of the Corporation under the terms of the Stockholders Agreement may nominate persons for election as directors (to the extent such person is entitled to make such designation or nomination under the terms of the Stockholders Agreement) at any meeting of the stockholders without complying with any advance notice provisions in this Amended and Restated Certificate of Incorporation or the By-laws of the Corporation. Each person so nominated will not be ineligible to be nominated or elected to the Board of Directors by virtue of a failure to comply with any such advance notice provisions.

g. (i) Prior to the occurrence of a Termination Event (and, following a Specified Termination Event, during any Post-Termination Period), the Board of Directors shall maintain a committee of the Board of Directors comprised solely of all of the Outside Independent Directors (the “Outside Independent Directors Committee”). The Outside Independent Directors Committee shall, and shall have the authority pursuant to Section 141(a) of the DGCL to, exercise and perform the powers and duties otherwise conferred or imposed on the Board of Directors of the Corporation under the DGCL to take all actions and make all determinations which the Stockholders Agreement provides shall be taken or made by the Outside Independent Directors Committee, and to enforce the terms of the Stockholders Agreement on behalf of the Corporation, in each case subject to and in accordance with the provisions of the Stockholders Agreement.

(ii) Prior to the occurrence of a Termination Event, the Board of Directors shall maintain a committee of the Board of Directors comprised solely of all of the Directors other than the directors designated by TD pursuant to Section 4.1(b)(ii) of the Stockholders Agreement (the “Non-TD Directors Committee”). The Non-TD Directors Committee shall, and shall have the authority pursuant to Section 141(a) of the DGCL to, exercise and perform the powers and duties otherwise conferred or imposed on the Board of Directors of the Corporation under the DGCL to take all actions and make all determinations which the Stockholders Agreement provides shall be taken or made by the Non-TD Directors Committee, subject to and in accordance with the provisions of the Stockholders Agreement.

7.a. To the fullest extent permitted under the DGCL as it currently exists or as it may hereafter be amended, a director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

b. The Corporation shall indemnify, in accordance with and to the fullest extent now or hereafter permitted by the DGCL, any person who is or was a party, or is or was threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of the fact that he or she is or was a director or officer of the Corporation (and the Corporation, in the sole discretion of the Board of Directors of the Corporation, may so indemnify a person who is or was a party, or is or was threatened to be made a party, to any such action, suit or proceeding by reason of the fact that he or she is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, that the Corporation shall be required to indemnify a director or officer of the Corporation in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the Board of Directors of the Corporation. Such indemnification is not exclusive of any other right to indemnification provided by the DGCL or otherwise. The right to indemnification conferred by this Article 7(b) shall be deemed to be a contract between the Corporation and each person entitled to the benefits referred to herein.

c. No amendment or repeal (including by merger, consolidation or otherwise by operation of law) of this Article 7 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation, or on the rights of any director or officer under this Article 7, for or with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.

8.a. No director or stockholder of the Corporation, in such capacity, shall have any obligation to the Corporation to refrain from competing with the Corporation, making investments in competing businesses or otherwise engaging in any commercial activity that competes with the Corporation. The Corporation shall not have any right, interest or expectancy with respect to any such particular investments or activities undertaken by any of its directors or stockholders, such investments or activities shall not be deemed wrongful or improper, and no such director or stockholder shall be obligated to communicate, offer or present any potential transaction, matter or opportunity to the Corporation even if such potential transaction, matter or opportunity is of a character that, if presented to the Corporation, could be taken by the Corporation, so long as such transaction, matter or opportunity did not arise by virtue of the director being a member of the Board of Directors or an officer or an employee of the Corporation; provided that, in the case of a director or officer covered by paragraph b of this Article 8, such director or officer shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such potential transaction, matter or opportunity if such director or officer acts in a manner consistent with the policy set forth in such paragraph.

b.(i) In the event that a director or officer of the Corporation who is also a director or officer of TD acquires knowledge of a potential transaction, matter or opportunity which may be a corporate opportunity for both the Corporation and TD, such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity if such director or officer acts in a manner consistent with the following policy:

(A) A corporate opportunity offered to any person who is an officer of the Corporation, and who is also a director but not an officer of TD, shall belong to the Corporation;

(B) A corporate opportunity offered to any person who is a director but not an officer of the Corporation, and who is also a director or officer of TD, shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director of the Corporation, and otherwise shall belong to TD; and

(C) A corporate opportunity offered to any person who is an officer of both the Corporation and TD shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as an officer of the Corporation, and otherwise shall belong to TD.

(ii) For purposes of this Article 8(b) only:

(A) A director of the Corporation who is Chairman or Vice Chairman of the Board of Directors of the Corporation or of a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an office of the Corporation under the By-laws of the Corporation), unless such Person is an employee of the Corporation; and

(B) (x) The term “Corporation” shall mean the Corporation and its Subsidiaries, and (y) the term “TD” shall mean TD and its Subsidiaries (other than the Corporation and its Subsidiaries if at any time the Corporation would otherwise qualify as a Subsidiary of TD pursuant to the definition thereof).

(iii) In furtherance of the foregoing, the Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity covered by, but not allocated to it pursuant to, this Article 8(b) to the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision).

(iv) In the event that TD acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both TD and the Corporation, TD shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that TD pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation hereby renounces, to the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision), any interest or expectancy in such corporate opportunity.

(v) The provisions of this Article 8(b) shall terminate upon the first date that TD no longer Beneficially Owns Voting Securities representing at least 4.17% of the Total Voting Power.

c. The provisions of this Article 8 shall in no way limit or eliminate a director’s, officer’s or stockholder’s duties, responsibilities and obligations with respect to any proprietary information of the Corporation, including the duty to not disclose or use such proprietary information improperly or to obtain therefrom an improper personal benefit. Except as otherwise set forth in this Article 8, this Article 8 shall not limit or eliminate the fiduciary duties of any director or officer or otherwise be deemed to exculpate any director or officer from any breach of his or her fiduciary duties to the Corporation.

d. For the avoidance of doubt, nothing contained in this Article 8 amends or modifies, or will amend or modify, in any respect any written contractual arrangement between any stockholders of the Corporation or any of their respective Affiliates, on the one hand, and the Corporation and any of its Affiliates, on the other hand.

e. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, this Article 8 may only be amended (including by merger, consolidation or otherwise by operation of law) by the affirmative vote of the holders of at least 80% in voting power of the shares of capital stock of the Corporation issued and outstanding and entitled to vote thereon.

f. Neither the termination, alteration, amendment or repeal (including by merger, consolidation or otherwise by operation of law) of this Article 8 nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article 8 shall eliminate or reduce the effect of this Article 8 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 8, would accrue or arise, prior to such termination, alteration, amendment, repeal or adoption.

9. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under §291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

10. For purposes of this Amended and Restated Certificate of Incorporation:

a. “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Amended and Restated Certificate of Incorporation, notwithstanding anything to the contrary set forth herein, (A) neither the Corporation nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of any R Party or TD and (B) no R Party or TD shall be deemed to be an Affiliate of each other or of the Corporation solely by virtue of (i) such party’s ownership of common stock of the Corporation or its being a party to the Stockholders Agreement, (ii) the election of directors designated by such party or nominated by such party for election to the Board of Directors or (iii) any other action taken by such party’s or its respective Affiliates which is expressly required or contemplated under the Stockholders Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, the Stockholders Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles).

b. “Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the U.S. Securities and Exchange Commission under the Exchange Act; provided that (x) for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), except that in no event will TD be deemed to Beneficially Own any securities which it has the right to acquire pursuant to Section 2.2 of the Stockholders Agreement unless, and then only to the extent that,

TD shall have actually exercised such right and (y) solely for purposes of this Amended and Restated Certificate of Incorporation, notwithstanding anything to the contrary set forth herein, TD shall not be deemed to have Beneficial Ownership of securities owned by another party to the Stockholders Agreement, solely by virtue of (A) TD’s or such other party’s status as a party to the Stockholders Agreement, (B) the voting agreements contained and proxies contained in the Stockholders Agreement or (C) any other action taken by TD, such other party or any of their respective Affiliates which is expressly required or contemplated under the Stockholders Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, the Stockholders Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles). For purposes of this Amended and Restated Certificate of Incorporation, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates or any Group of which such Person or any such Affiliate is or becomes a member; provided, however, that shares of common stock of the Corporation subject to options granted under Corporation benefit plans or shares of common stock of the Corporation (including derivative interests therein) otherwise issued under benefit plans of the Corporation to any Person who, at the time of the grant or issuance, was an officer or director of the Corporation or any of its Subsidiaries shall not be deemed to be Beneficially Owned by TD or any of its Affiliates. The terms “Beneficially Own” and “Beneficially Owned” shall have correlative meanings.

c. “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York, USA or Toronto, Ontario, Canada.

d. “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

e. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (or under any successor statute).

f. “Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act; provided, however, that solely for purposes of this Amended and Restated Certificate of Incorporation, notwithstanding anything to the contrary set forth herein, none of TD or any R Party or any of their respective Affiliates shall be deemed to be a member of a Group with each other or each others’ Affiliates, in each case solely by virtue of the existence of the Stockholders Agreement or any action taken by a party thereto or any of its Affiliates which is expressly required or contemplated under the Stockholders Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, the Stockholders Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles).

g. “Outside Independent Directors” means the individuals designated as such pursuant to Sections 4.1 and 4.2 of the Stockholders Agreement and then serving as directors of the Corporation.

h. “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity or any Group comprised of two or more of the foregoing.

i. “Post-Termination Period” means, following the date of a Specified Termination Event, the period of the shortest of (A) the period from the date of such Specified Termination Event until the first anniversary thereof, (B) the period from the date of such Specified Termination

Event to the occurrence of a Termination Event of the type described in clauses (i), (ii) or (iii) of Section 6.3(c) of the Stockholders Agreement and (C) the period from the date of such Specified Termination Event until the consummation of a transaction by TD or its Affiliates or the R Parties meeting the requirements of clause (i) of Section 6.3(d) of the Stockholders Agreement. The Corporation shall make a public announcement promptly following the expiration of any Post-Termination Period.

j. “R Party” means each of the Persons listed on Schedule A to the Stockholders Agreement under the heading “R Parties” and any other Person who subsequently becomes bound by the Stockholders Agreement as an R Party as permitted by the terms of the Stockholders Agreement, in each case for so long as such Person remains a party to the Stockholders Agreement.

k. “Specified Termination Event” means a Termination Event of the type described in clauses (iv), (v) or (vi) of Section 6.3(c) of the Stockholders Agreement. The Corporation shall make a public announcement promptly following the occurrence of a Specified Termination Event.

l. “Stockholders Agreement” means the Stockholders Agreement, dated as of June 22, 2005, by and among the Corporation, TD and the R Parties, as such agreement may be amended, supplemented or modified from time to time.

m. “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

n. “Termination Event” means the first to occur of any of the events listed in clauses (i)-(vi) of Section 6.3(c) of the Stockholders Agreement. The Corporation shall make a public announcement promptly following the occurrence of a Termination Event.

o. “TD” means The Toronto-Dominion Bank, a Canadian chartered bank, and any successor thereto (whether by operation of law in a merger, amalgamation, plan of arrangement or consolidation or otherwise).

p. “Total Voting Power” means the total number of votes entitled to be cast by the holders of the outstanding common stock of the Corporation and any other securities entitled, in the ordinary course, to vote generally in the election of directors of the Corporation and not solely upon the occurrence and during the continuation of certain specified events.

q. “Voting Securities” means, at any time, shares of any class of capital stock or other securities of the Corporation, including the common stock of the Corporation, which are then entitled to vote generally in the election of directors and not solely upon the occurrence and during the continuation of certain specified events, and any securities convertible into or exercisable or exchangeable for such shares of capital stock (whether or not currently so convertible, exercisable or exchangeable or only upon the passage of time, the occurrence of certain events or otherwise).

11. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the By-laws of the Corporation; provided that the Board of Directors may only alter, amend or repeal (including in connection with a merger, consolidation or otherwise by operation of law) Section 4(b) of Article IV of the By-Laws by unanimous vote of all directors then serving.

12. The Corporation reserves the right to amend, alter, change, add to or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the DGCL, and all rights conferred herein upon stockholders of the Corporation are granted subject to this reservation.

      The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the applicable provision of Sections 242 and 245 of the General Corporation Law of the State of Delaware.
Executed in                     ,                      on                     ,                     .

_______________________________________
J. Peter Ricketts, Secretary

Appendix D
FORM OF
AMENDED AND RESTATED
BY-LAWS
OF
TD AMERITRADE HOLDING CORPORATION
ARTICLE I
Offices
      Section 1.     Registered Office and Agent. The registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.
ARTICLE II
Stockholders
      Section 1.     Time and Place of Meetings. All meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place (if any), within or without the State of Delaware, as shall be designated by the Board of Directors. In the absence of a designation of a place for any such meeting by the Board of Directors, each such meeting shall be held at the principal office of the Corporation. In lieu of holding a meeting of stockholders at a designated place, the Board of Directors, may, in its sole discretion, determine that any meeting of stockholders may be held solely by means of remote communication.
      Section 2.     Annual Meetings. An annual meeting of stockholders shall be held for the purpose of electing directors and transacting such other business as may properly be brought before the meeting. The date of the annual meeting shall be determined by the Board of Directors.
      Section 3.     Special Meetings. Special meetings of the stockholders of the Corporation or of the holders of any one or more classes of the capital stock of the Corporation entitled to vote as a class or classes with respect to any matter may be called only in accordance with Article 5(a) of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”).
      Section 4.     Notice of Meetings. Except as otherwise required or permitted by applicable law, notice of each meeting of the stockholders stating the place, date and time of the meeting shall be given, not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting. The notice of any special meeting of stockholders shall state the purpose or purposes for which the meeting is called. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. Neither the business to be transacted at, nor the purpose of, an annual or special meeting of stockholders need be specified in any waiver of notice.
      Section 5.     List of Stockholders. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder of record, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting as required by applicable law. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of record who is present.
      Section 6.     Quorum; Adjournments. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise required by these By-Laws, the Certificate of Incorporation, or the Delaware General Corporation Law as from time to time in effect (the “Delaware Law”). If a quorum is not represented, the holders of the stock present in person or represented by proxy at the meeting and entitled to vote thereat shall have power, by the affirmative vote of the holders of a majority in voting power of such stock, to adjourn the meeting to another time and/or place, without notice other than announcement at the meeting, except as hereinafter provided, until a quorum shall be present or represented. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. Withdrawal of stockholders from any meeting shall not cause the failure of a duly constituted quorum at such meeting.
      Section 7.     Organization. At each meeting of stockholders, the Chairman of the Board of Directors or, in his absence, the Vice Chairman of the Board of Directors, or in his absence, the Chief Executive Officer shall act as chairman of the meeting. The Secretary or, in his absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof.
      Section 8.     Order of Business. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting.
      Section 9.     Voting.
      (a) At all meetings of the stockholders, each stockholder shall be entitled to vote, in person, or by proxy appointed in an instrument in writing subscribed by the stockholder or otherwise appointed in accordance with Section 212 of the Delaware Law, each share of voting stock owned by such stockholder of record on the record date for the meeting. Each stockholder shall be entitled to one vote for each share of voting stock held by such stockholder, unless otherwise provided in the Delaware Law or the Certificate of Incorporation.
      (b) When a quorum is present at any meeting, the affirmative vote of the holders of a majority in voting power of the stock having voting power present in person or represented by proxy and voting shall decide any question brought before such meeting, unless the question is one upon which, by express provision of law, of the rules or regulations of any securities exchange applicable to the Corporation or its securities, of these By-Laws or of the Certificate of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question. Any stockholder who is in attendance at a meeting of stockholders either in person or by proxy, but who abstains from the vote on any matter, shall not be deemed present or represented and voting at such meeting for purposes of the preceding sentence with respect to such vote, but shall be deemed present or represented at such meeting for all other purposes. Notwithstanding the foregoing, at all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect any director.
      Section 10.     Inspectors. The Board of Directors may, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof. If any of the inspectors so appointed shall fail to appear or act, the chairman of the meeting shall, or if inspectors shall not have been appointed, the chairman of the meeting shall (to the extent required by applicable law), appoint one or more inspectors. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors shall determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of an election of directors. Inspectors need not be stockholders.
ARTICLE III
Directors
      Section 1.     General Powers. Subject to the Certificate of Incorporation, the business and affairs of the Corporation shall be managed and controlled by or under the direction of its Board of Directors, which may exercise all such powers of, and do all such acts and things as may be done by, the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.
      Section 2.     Qualification and Tenure. The members of the Board of Directors shall be elected at the annual meeting of the stockholders, except as provided in the Certificate of Incorporation or Section 3 of this Article III, and each director elected shall hold office until his or her successor is elected and qualified or until his or her earlier death, termination, resignation or removal from office. Directors need not be stockholders.
      Section 3.     Vacancies and Newly-Created Directorships. Subject to the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, or by the stockholders, and each director so chosen shall hold office until his or her successor is elected and qualified or until his or her earlier death, termination, resignation, retirement, disqualification or removal from office. If there are no directors in office, then an election of directors may be held in the manner provided by the Delaware Law.
      Section 4.     Place of Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware.
      Section 5.     Meetings. The Board of Directors shall hold a regular meeting, to be known as the annual meeting, immediately following each annual meeting of the stockholders. Other regular meetings of the Board of Directors shall be held at such time and place as shall from time to time be determined by the Board of Directors. No notice of regular meetings need be given, other than by announcement at the immediately preceding regular meeting. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors or the Chief Executive Officer or by the Secretary on the written request of a majority of the Board of Directors. Notice of any special meeting of the Board of Directors shall be given at least one day prior thereto, either in writing or by electronic transmission, or telephonically if confirmed promptly in writing or by electronic transmission, to each director at the address shown for such director on the records of the Corporation.
      Section 6.     Waiver of Notice; Business and Purpose. Notice of any meeting of the Board of Directors may be waived in writing signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person entitled to notice, either before or after the time of the meeting. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened and at the beginning of the meeting records such objection with the person acting as secretary of the meeting and does not thereafter vote on any action taken at the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting, or any waiver by electronic transmission, unless specifically required by the Delaware Law.
      Section 7.     Quorum and Manner of Acting. At all meetings of the Board of Directors a majority of the total number of directors shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Delaware Law or by the Certificate of Incorporation or these By-Laws.
      Section 8.     Organization. The Chairman of the Board of Directors shall act as chairman at all meetings of the Board of Directors. If the Chairman of the Board of Directors is not present, the Vice Chairman of the Board of Directors, shall act as chairman of such meeting of the Board of Directors, and if the Chairman of the Board of Directors and the Vice Chairman of the Board of Directors, are not present, a director chosen by a majority of the directors present shall act as chairman at such meeting of the Board of Directors.
      Section 9.     Removal of Directors. Unless otherwise prescribed by the Certificate of Incorporation, any director may be removed, either with or without cause, at any time, by stockholders owning a majority in voting power of the stock of the Corporation issued and outstanding and entitled to vote.
      Section 10.     Committees.
      (a) The Board of Directors, by resolution adopted by the Board of Directors, may create one or more committees and appoint two or more directors to serve on such committee or committees. Each director appointed to serve on any such committee shall serve, unless the resolution designating the respective committee is sooner amended or rescinded by the Board of Directors, until the next annual meeting of the Board of Directors or until their respective successors are designated. The Board of Directors, by resolution adopted by a majority of the whole Board, may also designate additional directors as alternate members of any committee to serve as members of such committee in the place and stead of any regular member or members thereof who may be unable to attend a meeting or otherwise unavailable to act as a member of such committee. In the absence or disqualification of a member and all alternate members designated to serve in the place and stead of such member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place and stead of such absent or disqualified member.
      (b) There shall be appointed an Outside Independent Directors Committee consisting of such number of members as may be required by the Stockholders Agreement dated as of June 22, 2005 by and among the Corporation, The Toronto-Dominion Bank and the other stockholders of the Corporation party thereto (the “Stockholders Agreement”), as such agreement may be amended or supplemented from time to time, having such power and authority as may be set forth or contemplated in the Certificate of Incorporation. Notwithstanding anything to the contrary contained in these By-laws, the Board may amend this Section 10(b) of this Article III (including in connection with a merger or consolidation or otherwise by operation of law) only with the approval of the Outside Independent Directors Committee.
      (c) There shall be appointed a Non-TD Directors Committee consisting of such number of members as may be required by the Stockholders Agreement, as such agreement may be amended or supplemented from time to time, having such power and authority as may be set forth or contemplated in the Certificate of Incorporation. Notwithstanding anything to the contrary contained in these By-laws, the Board may amend this Section 10(c) of this Article III (including in connection with a merger or consolidation or otherwise by operation of law) only with the approval of the Non-TD Directors Committee.
      (d) No committee may take any action that is expressly required by the Delaware Law or the Certificate of Incorporation or these By-Laws to be taken by the Board of Directors and not by a committee thereof. Each committee shall keep a record of its acts and proceedings, which shall form a part of the records of the Corporation in the custody of the Secretary, and all actions of each committee, shall be reported to the Board of Directors at the next meeting of the Board of Directors.
      (e) Meetings of committees may be called at any time by the chairman of the respective committee or by the Secretary on the written request of a majority of the Board of Directors. A majority of the members of the committee shall constitute a quorum for the transaction of business and, except as expressly limited by this section, the act of a majority of the members present at any meeting at which there is a quorum shall be the act of such committee. Except as expressly provided in this section or in the resolution designating the committee, a majority of the members of any such committee may select its chairman, fix its rules of procedure, fix the time and place of its meetings and specify what notice of meetings, if any, shall be given.
      Section 11.     Action without Meeting. Unless otherwise specifically prohibited by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or such committee, as the case may be, execute a consent thereto in writing or by electronic transmission setting forth the action so taken, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee.
      Section 12.     Attendance by Telephone. Members of the Board of Directors, or any committee thereof, may participate in and act at any meeting of the Board of Directors, or such committee, as the case may be, through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such meeting shall constitute attendance and presence in person at the meeting of the person or persons so participating.
      Section 13.     Compensation. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. These payments shall not preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.
ARTICLE IV
Officers
      Section 1.     Enumeration. The officers of the Corporation shall be chosen by the Board of Directors and shall include a Chairman of the Board of Directors, a Chief Executive Officer, a President, a Secretary and a Treasurer. The Board of Directors may also elect a Chief Financial Officer, a Chief Operating Officer, one or more Divisional Presidents, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents as it may deem appropriate. Any number of offices may be held by the same person. No officer need be a stockholder. The Corporation shall also have a Vice Chairman of the Board of Directors, who shall be considered an officer of the Corporation only if he holds another position at the Corporation that is an officer position.
      Section 2.     Term of Office. Subject to the Certificate of Incorporation, the officers of the Corporation shall be elected at the annual meeting of the Board of Directors and shall hold office until their successors are elected and qualified, or until their earlier death, termination, resignation or removal from office, and any officer or agent of the Corporation may be removed at any time by the Board of Directors, with or without cause. Any vacancy in any office because of death, resignation, termination, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.
      Section 3.     Chairman and Vice Chairman of the Board of Directors. The Chairman of the Board of Directors shall be a member of the Board of Directors of the Corporation. The Chairman of the Board of Directors shall oversee the overall strategic business management of the Corporation and shall have such other functions, authority and duties as customarily appertain to the office of the chairman of a business corporation or as may be prescribed by the Board of Directors. The Vice Chairman of the Board of Directors, in the absence of the Chairman of the Board of Directors or in the event of the Chairman’s inability or refusal to act, shall have the authority to perform the duties of the Chairman of the Board of Directors and such other duties as may from time to time be prescribed by the Board of Directors.

      Section 4.     Chief Executive Officer.
      (a) The Chief Executive Officer shall be the chief executive officer of the Corporation and, as such, shall have general supervision, direction and control of the business and affairs of the Corporation, subject to the control of the Board of Directors, and shall have such other functions, authority and duties as customarily appertain to the office of the chief executive of a business corporation or as may be prescribed by the Board of Directors.
      (b) Prior to the occurrence of a Termination Event (and, following a Specified Termination Event, during any Post-Termination Period) (as such terms are defined in the Certificate of Incorporation), any Chief Executive Officer (other than the Chief Executive Officer in office as of the date of the effectiveness of this Section 4(b) of this Article IV) may be appointed only with the approval of at least two-thirds of all of the directors then serving on the Board of Directors. Notwithstanding anything to the contrary contained in these By-laws, this Section 4(b) of this Article IV may only be amended (including by merger, consolidation or otherwise) by (i) unanimous vote of the Board of Directors or (ii) the affirmative vote of the holders of at least 80% in voting power of the shares of capital stock of the Corporation issued and outstanding and entitled to vote thereon.
      Section 5.     President. The President shall perform such duties and shall have such powers as are prescribed by these By-laws and as the Board of Directors may from time to time prescribe. The Chief Executive Officer of the Corporation shall serve as President, unless the Board of Directors appoints another individual to serve as President.
      Section 6.     Chief Operating Officer. When and if elected, the Chief Operating Officer shall be the chief operating officer of the Corporation and shall have such functions, authority and duties as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer.
      Section 7.     Divisional President. When and if elected, each Divisional President shall be the chief operating officer of the designated division of the Corporation and shall have such functions, authority and duties as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer or the Chief Operating Officer.
      Section 8.     Vice President. Each Vice President, whether designated as Executive or Senior or without such additional title, shall perform such duties and have such other powers as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer.
      Section 9.     Secretary. The Secretary shall: (a) keep a record of all proceedings of the stockholders, the Board of Directors and any committees thereof in one of more books provided for that purpose; (b) give, or cause to be given, all notices that are required by law or these By-Laws to be given by the Secretary; (c) be custodian of the corporate records and, if the Corporation has a corporate seal, of the seal of the Corporation; (d) have authority to affix the seal of the Corporation to all instruments the execution of which requires such seal and to attest such affixing of the seal; (e) keep a register of the post office address of each stockholder which shall be furnished to the Secretary by such stockholder; (f) sign, with the Chairman of the Board of Directors, the President or any Vice President, or any other officer thereunto authorized by the Board of Directors (to the extent permitted by the Delaware Law), any certificates for shares of the Corporation, or any deeds, mortgages, bonds, contracts or other instruments which the Board of Directors has authorized to be executed by the signature of more than one officer; (g) have general charge of the stock transfer books of the Corporation; (h) have authority to certify as true and correct, copies of the By-Laws, or resolutions of the stockholders, the Board of Directors and committees thereof, and of other documents of the Corporation; and (i) in general, perform the duties incident to the office of secretary and such other duties as from time to time may be prescribed by the Board of Directors or the Chairman of the Board of Directors. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest such affixing of the seal.
      Section 10.     Assistant Secretary. The Assistant Secretary, if any, or if there shall be more than one, each Assistant Secretary, in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, shall have the authority to perform the duties of the Secretary, subject to such limitations thereon as may be imposed by the Board of Directors, and such other duties as may from time to time be prescribed by the Board of Directors, the Chief Executive Officer or the Secretary.
      Section 11.     Treasurer. The Treasurer shall be the principal accounting and financial officer of the Corporation. The Treasurer shall: (a) have charge of and be responsible for the maintenance of adequate books of account for the Corporation; (b) have charge and custody of all funds and securities of the Corporation, and be responsible therefor and for the receipt and disbursement thereof; and (c) perform the duties incident to the office of treasurer and such other duties as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer. The Treasurer may sign, with the Chairman of the Board of Directors, the President or any Vice President, or any other officer thereunto authorized by the Board of Directors (to the extent permitted by the Delaware Law), certificates for shares of the Corporation. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board of Directors may determine.
      Section 12.     Assistant Treasurer. The Assistant Treasurer, if any, or if there shall be more than one, each Assistant Treasurer, in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, shall have the authority to perform the duties of the Treasurer, subject to such limitations thereon as may be imposed by the Board of Directors, and such other duties as may from time to time be prescribed by the Board of Directors, the Chief Executive Officer or the Treasurer.
      Section 13.     Other Officers and Agents. Any officer or agent who is elected or appointed from time to time by the Board of Directors and whose duties are not specified in these By-Laws shall perform such duties and have such powers as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer.
ARTICLE V
Certificates of Stock and Their Transfer
      Section 1.     Form. The shares of the Corporation shall be represented by certificates in such form as the Board of Directors may approve; provided, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Each certificate for shares shall be consecutively numbered or otherwise identified. Certificates of stock in the Corporation, shall be signed by or in the name of the Corporation by the Chairman of the Board, the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation. Where a certificate is countersigned by a transfer agent, other than the Corporation or an employee of the Corporation, or by a registrar, the signatures of one or more officers of the Corporation may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were such officer, transfer agent or registrar at the date of its issue.
      Section 2.     Transfer. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation, subject to any applicable restrictions on transfer, to issue a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by the Corporation to the person entitled thereto, cancel the old certificate and record the transaction in its stock transfer books.
      Section 3.     Replacement. In case of the loss, destruction, mutilation or theft of a certificate for any stock of the Corporation, a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by the Corporation may be issued upon the surrender of the mutilated certificate or, in the case of loss, destruction or theft of a certificate, upon satisfactory proof of such loss, destruction or theft and upon such terms as the Board of Directors may prescribe. The Board of Directors may in its discretion require the owner of the lost, destroyed or stolen certificate, or his legal representative, to give the Corporation a bond, in such sum and in such form and with such surety or sureties as it may direct, to indemnify the Corporation against any claim that may be made against it with respect to the certificate alleged to have been lost, destroyed or stolen.
      Section 4.     Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments a person registered on its records as the owner of shares of stock, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Law.
ARTICLE VI
Indemnification of Directors, Officers, Employees and Agents
      Section 1.     Third Party Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, including all appeals (other than an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee, or member of any committee of the Board of Directors of the Corporation, or is or was serving at the request of the Corporation as a director, manager, officer or employee of another corporation, limited liability company or other enterprise (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation), to the fullest extent permitted by law, including indemnifying such person against expenses (including attorneys’ fees), judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, the Corporation shall be required to indemnify such officer, director, employee or member of any committee of the Board of Directors, or such person serving at the request of the Corporation as a director, manager, officer or employee of another corporation, limited liability company or other enterprise, in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the Board of Directors. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
      Section 2.     Actions By or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit, including all appeals, by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or member of any committee of the Board of Directors of the Corporation, or is or was serving at the request of the Corporation as a director, manager, officer or employee of another corporation, limited liability company or other enterprise (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation), to the fullest extent permitted by law, including indemnifying such person against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. Notwithstanding the foregoing, the Corporation shall be required to indemnify such officer, director, employee or member of any committee of the Board of Directors, or such person who is or was serving at the request of the Corporation as a director, manager, officer or employee of another corporation, limited liability company or other enterprise in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the Board of Directors.
      Section 3.     Indemnity if Successful. To the extent that a present or former director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding pursuant to which he is entitled to indemnification in Section 1 or 2 of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
      Section 4.     Standard of Conduct. Except in a situation governed by Section 3 of this Article VI, any indemnification under Section 1 or 2 of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent of the Corporation is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 or 2, as applicable, of this Article VI. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination: (a) by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum; (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (d) by the stockholders. The determination to be made that indemnification is proper with respect to a person who is a former director or officer, or an employee or agent of the Corporation, shall be made by a majority of the Board of Directors.
      Section 5.     Expenses. Expenses (including attorneys’ fees) of each present or former officer, director, employee, or member of any committee of the Board of Directors of the Corporation, or a person who is or was serving at the request of the Corporation as a director, manager, officer or employee of another corporation, limited liability company or other enterprise hereunder indemnified, actually and reasonably incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding or threat thereof shall be paid by the Corporation (and such expenses of any present or former agent of the Corporation or a person who is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation may, at the discretion of the Board of Directors, be so paid) in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VI and, in the case of any present or former agent of the Corporation or a person who is or was serving at the request of the Corporation in a capacity (other than as a director, manager, officer or employee) for another corporation, limited liability company or other enterprise, shall be so paid by the Corporation upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the Board of Directors deems appropriate.
      Section 6.     Nonexclusivity. The indemnification and advancement of expenses provided by, or granted pursuant to, other Sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may now or hereafter be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
      Section 7.     Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the Delaware Law.
      Section 8.     Definitions. For purposes of this Article, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify any or all of its directors, officers, employees and agents, so that any person who was a director, officer, employee or agent of such constituent corporation, or was serving at the request of such constituent corporation in any other capacity, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as such person would have had with respect to such constituent corporation if its separate existence had continued as such corporation was constituted immediately prior to such merger.
      For purposes of this Article, references to “other capacities” shall include serving as a trustee or agent for any employee benefit plan; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include (1) any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries, or (2) any service as a director, manager, officer, or employee of another corporation, limited liability company, or other enterprise of which a majority of the equity interests entitled to vote in the election of directors or managers is held directly or indirectly by the Corporation. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article.
      For purposes of this Article, references to “committees” include committees, some or all members of which are not directors, that the Corporation may establish from time to time.
      Section 9.     Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction, and the remaining provisions hereof shall be liberally construed to effectuate the provisions hereof, and the invalidity of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.
      Section 10.     Amendment. The right to indemnification conferred by this Article VI shall be deemed to be a contract between the Corporation and each person entitled to the benefits referred to therein until amended or repealed (including by merger, consolidation or otherwise by operation of law), but no amendment to or repeal of these provisions shall apply to or have any effect on the right to indemnification of any person with respect to any liability or alleged liability of such person for or with respect to any act or omission of such person occurring prior to such amendment or repeal.
ARTICLE VII
Nomination of Directors and Presentation of Business at Stockholder Meetings
      Section 1.     General. (a) Except as provided below, only such persons who are nominated in accordance with the procedures set forth in this Article VII shall be eligible to serve as directors and only such business as shall have been brought before the meeting in accordance with the procedures set forth in this Article VII shall be conducted at a meeting of stockholders.
      (b) Notwithstanding anything herein to the contrary, prior to the occurrence of a Termination Event (and, following a Specified Termination Event, during any Post-Termination Period), any stockholder then entitled to designate or nominate one or more directors of the Corporation under the terms of the Stockholders Agreement (as defined in the Certificate of Incorporation) may nominate persons for election as directors at any meeting of the stockholders without complying with the advance notice provisions of this Article VII. Each person so nominated will not be ineligible to be nominated or elected to the Board of Directors by virtue of a failure to comply with any such advance notice provisions.
      Section 2.     Nominations of Directors and Proposals at Stockholder Meetings. Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at a meeting of stockholders (a) by or at the direction of the Board of Directors or (b) by any stockholder who is a stockholder of record at the time of the giving of notice provided for in this Article VII, who is entitled to vote at the meeting of stockholders and who complies with the notice procedures set forth in Section 3. In addition, a stockholder may nominate a person to be a director only if such stockholder would be entitled to vote for such person in the election for such director.
      Section 3.     Notice Procedures.
      (a) For nominations or other business to be properly brought by a stockholder before an annual meeting of stockholders pursuant to subsection (b) of Section 2 of this Article VII, the stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the anniversary of the Corporation’s annual meeting of the preceding year; provided, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the date of the preceding year’s annual meeting, notice by the stockholder must be so delivered not less than 90 days nor more than 120 days prior to the date of the current year’s annual meeting.
      (b) For nominations or other business to be properly brought by a stockholder before a special meeting of stockholders pursuant to subsection (b) of Section 2 of this Article VII, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the 90th day prior to such special meeting and not later than the close of business on the 60th day prior to such special meeting.
      (c) Each stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder as they appear on the Corporation’s books, and of such beneficial owner, and (B) the class and number of shares of stock of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner.
      Section 4.     Determination of Compliance. The chairman of the meeting of stockholders shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Article VII and, if any proposed nomination or business is not in compliance with this Article VII, to declare that such defective nomination or proposal shall be disregarded.
ARTICLE VIII
General Provisions
      Section 1.     Fiscal Year. The fiscal year of the Corporation shall be fixed from time to time by resolution of the Board of Directors.

      Section 2.     Corporation Seal. The corporate seal, if any, of the Corporation shall be in such form as may be approved from time to time by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
      Section 3.     Notices and Mailing. Except as otherwise provided in the Act, the Certificate of Incorporation or these By-Laws, all notices required to be given by any provision of these By-Laws shall be deemed to have been given (a) when received, if given in person, (b) when transmitted, if sent by telex, facsimile or other electronic transmission, (c) one day after delivery, properly addressed, to a reputable courier for same day or overnight delivery or (d) three days after being deposited, properly addressed, in the U.S. Mail, certified or registered mail, postage prepaid.
      Section 4.     Waiver of Notice. Whenever any notice is required to be given under the Delaware Law or the provisions of the Certificate of Incorporation or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice.
      Section 5.     Construction & Interpretation. In these By-laws, unless a clear contrary intention appears, the singular number includes the plural number and vice versa, and reference to either gender includes the other gender.
ARTICLE IX
Amendments
      These By-Laws may be altered, amended or repealed, or new By-Laws may be adopted, by the Board of Directors (subject, in the case of any amendment to Sections 10(b) and 10(c) of Article III and Section 4(b) of Article IV, to the respective express requirements set forth therein). The fact that the power to amend, alter, repeal or adopt the By-Laws has been conferred upon the Board of Directors shall not divest the stockholders of the same powers.

Appendix E

VOTING AGREEMENT
by and among
THE TORONTO-DOMINION BANK,
THE PARTIES LISTED
ON SCHEDULE A HERETO
and
(SOLELY FOR PURPOSES OF SECTIONS 4.5 AND 5.2 HEREOF)
AMERITRADE HOLDING CORPORATION
Dated as of June 22, 2005

Appendix E

E-i

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	E-2
Additional Proposal	E-2
Affiliate	E-2
Agreement	E-1
Ameritrade	E-1
Ameritrade Restated Bylaws	E-2
Ameritrade Restated Charter	E-2
Ameritrade Stock Issuance	E-2
Ameritrade Stockholders’ Meeting	E-2
Beneficial Ownership	E-2
Beneficially Own	E-2
Beneficially Owned	E-2
Closing	E-3
Closing Date	E-3
Common Stock	E-1
Control	E-3
Covered Shares	E-3
Encumbrance	E-3
Existing Shares	E-3
Existing Stockholders Agreement	E-3
Family Member	E-3
Governmental Authority	E-3
Joinder Agreement	E-3
Litigation	E-14
Permitted Hedge	E-3
Permitted Pledge	E-4
Permitted Transfer	E-4
Person	E-4
Private Equity Investors	E-1
R Parties	E-1
Record Date	E-4
Representatives	E-4
Share Purchase	E-4
Share Purchase Agreement	E-1
SLP Investors	E-1
Stockholder	E-1
Stockholders	E-1
Subsidiary	E-4
TA Investors	E-1
TD	E-1
Transaction Agreements	E-4
Transfer	E-4
Waterhouse	E-1

E-ii

VOTING AGREEMENT
      VOTING AGREEMENT, dated as of June 22, 2005 (this “Agreement”), by and among The Toronto-Dominion Bank, a Canadian chartered bank (“TD”), the individuals and entities set forth on Schedule A hereto under the heading “R Parties” (collectively, the “R Parties”), the entities set forth on Schedule A hereto under the heading “TA Entities” (collectively, the “TA Investors”), the entities set forth on Schedule A hereto under the heading “SLP Entities” (collectively, the “SLP Investors” and, together with the TA Investors, the “Private Equity Investors”) (each of the R Parties, each of the TA Investors, and each of the SLP Investors, a “Stockholder”, and collectively, the “Stockholders”), and, solely for the purposes of Sections 4.5 and 5.2 hereof, Ameritrade Holding Corporation, a Delaware corporation (“Ameritrade”).
W I T N E S S E T H:
      WHEREAS, concurrently with the execution of this Agreement, Ameritrade and TD are entering into an Agreement of Sale and Purchase, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Share Purchase Agreement”) pursuant to which, among other things, Ameritrade shall purchase from TD all of the capital stock of TD Waterhouse Group, Inc., a Delaware corporation and a wholly-owned subsidiary of TD (“Waterhouse”), and TD will receive, in consideration for its shares of Waterhouse capital stock, shares of the common stock, par value $0.01 per share, of Ameritrade (the “Common Stock”).
      WHEREAS, as of the date hereof, (i) the R Parties are the record and beneficial owners, in the aggregate, of 105,718,442 shares of Common Stock, (ii) the TA Investors are the record and beneficial owners, in the aggregate, of 18,967,767 shares of Common Stock, and (iii) the SLP Investors are the record and beneficial owners, in the aggregate, of 11,466,209 shares of Common Stock.
      WHEREAS, as a condition and inducement to TD entering into the Share Purchase Agreement, TD has required that the Stockholders agree, and the Stockholders have agreed, to enter into this agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.
      NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
General
      1.1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Share Purchase Agreement.

“Acquisition Proposal” has the meaning set forth in the Share Purchase Agreement.

“Additional Proposal” has the meaning set forth in the Share Purchase Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither Ameritrade nor any of its Subsidiaries shall be deemed to be an Affiliate of any Stockholder, nor shall any Stockholder be deemed to be an Affiliate of Ameritrade.

“Ameritrade Restated Bylaws” has the meaning set forth in the Share Purchase Agreement.

“Ameritrade Restated Charter” has the meaning set forth in the Share Purchase Agreement.

“Ameritrade Stock Issuance” has the meaning set forth in the Share Purchase Agreement.

“Ameritrade Stockholders’ Meeting” has the meaning set forth in the Share Purchase Agreement.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Closing” has the meaning set forth in the Share Purchase Agreement.

“Closing Date” has the meaning set forth in the Share Purchase Agreement.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Covered Shares” means, with respect to each Stockholder, such Stockholder’s Existing Shares, together with any shares of Common Stock or other voting capital stock of Ameritrade and any securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock of Ameritrade, in each case that such Stockholder acquires Beneficial Ownership of on or after the date hereof and prior to the Record Date.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).

“Existing Shares” means, with respect to each Stockholder, the number of shares of Common Stock Beneficially Owned (and except as may be set forth on Schedule A hereto, owned of record) by such Stockholder, as set forth opposite such Stockholder’s name on Schedule A hereto.

“Existing Stockholders Agreement” means the Stockholders Agreement, dated as of April 6, 2002, by and among Ameritrade, the Ricketts Holders and the Datek Holders (as such terms are defined therein).

“Family Member” means, with respect to any natural Person, (i) a spouse, descendent, or any other person related by blood, adoption or marriage to such Person or such Person’s spouse, (ii) any trust, family partnership or limited liability company whose beneficiaries consist of such Person and/or such Person’s spouse and/or any Person related by blood, marriage or adoption to such Person or such Person’s spouse, and (iii) the estate or heirs of such Person.

“Governmental Authority” has the meaning set forth in the Share Purchase Agreement.

“Joinder Agreement” means an agreement in the form set forth in Exhibit A.

“Permitted Hedge” means an equity derivative contract, including a prepaid or other forward sale of securities, or other agreement to transfer an interest in Covered Shares, between a Stockholder and a counterparty, provided that such counterparty executes and delivers to TD a Joinder Agreement with respect to the securities which are the subject of such equity derivative contract or other agreement; provided, further, in the case of any Permitted Hedge involving a Transfer to the Ricketts Grandchildren Trust, that such Transfer is not part of a plan to avoid the provisions of Section 2.3 with respect to the Transferring party.

“Permitted Pledge” means a bona fide pledge of securities, provided that the Stockholder pledging such securities retains sole voting power with respect to the securities subject to such pledge, and provided, further, that the pledgee of any such securities executes and delivers to TD a Joinder Agreement with respect to the securities which are the subject of such pledge.

“Permitted Transfer” means (i) a Transfer by a Stockholder who is a natural Person to a Family Member of such Stockholder, provided that such transferee executes and delivers to TD a Joinder Agreement with respect to the securities subject to such Transfer, provided, further, in the case of a Transfer to the Ricketts Grandchildren Trust, that such Transfer is not part of a plan to avoid the provisions of Section 2.3 with respect to the Transferring party; (ii) a Permitted Pledge or (iii) a Permitted Hedge.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any Group comprised of two or more of the foregoing.

“Record Date” means the date fixed as the record date for the Ameritrade Stockholders’ Meeting and used for the purpose of mailing the SEC Proxy Statement, whether or not a subsequent record date is established for such meeting.

“Representatives” means the officers, directors, employees, agents, advisors and Affiliates of a Person.

“Share Purchase” means the purchase by Ameritrade of all of the outstanding capital stock of Waterhouse pursuant to the Share Purchase Agreement.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Transaction Agreements” has the meaning set forth in the Share Purchase Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by testamentary disposition, by operation of law or otherwise).

ARTICLE II
Voting
      2.1. Agreement to Vote. Each Stockholder hereby agrees that during the term of this Agreement, at the Ameritrade Stockholders Meeting or any other meeting of the stockholders of Ameritrade, however called, including any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Ameritrade, such Stockholder shall, in each case to the fullest extent that such Stockholder’s Covered Shares are entitled to vote thereon or consent thereto, provided that a Change in Ameritrade Recommendation has not been effected:

(a) appear at each such meeting or otherwise cause such Stockholder’s Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of such Stockholder’s Covered Shares (i) in favor of the approval of the Ameritrade Stock Issuance, the Ameritrade Restated Charter and any Additional Proposals and if applicable, the election of directors designated in accordance with Section 5.13 of the Share Purchase Agreement; (ii) against any action or agreement that such Stockholder believes would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Ameritrade contained in the Share Purchase Agreement or any Transaction Agreement, or of any Stockholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or that such Stockholder believes is reasonably likely, to materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the transactions contemplated by the Share Purchase Agreement, the Transaction Agreements or this Agreement or the performance by such Stockholder of its obligations under this Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Ameritrade or its Subsidiaries (other than the Share Purchase); (B) a sale, lease or transfer of a material amount of assets of Ameritrade or any of its Subsidiaries or a reorganization, recapitalization or liquidation of Ameritrade or any of its Subsidiaries; (C) an election of new members to the board of directors of Ameritrade, except as provided in Section 5.13 of the Share Purchase Agreement or as required or permitted by the Existing Stockholders Agreement; or (D) any material change in the present capitalization or dividend policy of Ameritrade or any amendment or other change to Ameritrade’s certificate of incorporation or bylaws other than those changes or amendments contemplated by the Share Purchase Agreement, the Ameritrade Restated Charter and the Ameritrade Restated Bylaws.
      2.2. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except for this Agreement and, in the case of clause (a) only, the Existing Stockholders Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to such Stockholder’s Covered Shares that is inconsistent with the terms hereof and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, any proxy, or any consent or power of attorney that is inconsistent with the terms hereof, in each case with respect to such Stockholder’s Covered Shares.
      2.3.     Proxy. Each Stockholder (other than the Ricketts Grandchildren Trust) hereby irrevocably appoints as its proxy and attorney-in-fact, W. Edmund Clark, J. David Livingston and Christopher A. Montague, in their respective capacities as officers of TD, and any individual who shall hereafter succeed to any such officer of TD, and any other Person designated in writing by TD, each of them individually, with full power of substitution, to vote or execute written consents with respect to such Stockholder’s Covered Shares in accordance with Section 2.1 hereof during the term of this Agreement, provided that such proxy may only be exercised if such Stockholder fails to comply with the terms of Section 2.1 and if no Change in Ameritrade Recommendation has occurred. This proxy is coupled with an interest and shall be irrevocable during the term of this Agreement (except upon the earlier occurrence of a Change in Ameritrade Recommendation, in which case it shall be automatically revoked), and each Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to such Stockholder’s Covered Shares. The foregoing proxy is subject to, and shall only become effective upon, TD having received all necessary regulatory approvals and consents, if any, required under applicable law to exercise the voting powers granted by such proxy, as shall be determined in good faith by TD. TD may terminate this proxy with respect to any Stockholder at any time at its sole election by written notice provided to such Stockholder.
ARTICLE III
Representations and Warranties
      3.1. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to TD as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Such Stockholder, if it is a legal entity, is duly organized under the laws of its respective jurisdiction of organization and is validly existing and in good standing under the laws of such jurisdiction. Such Stockholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder, if it is a legal entity, of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder or any general or limited partner or stockholder thereof are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has the legal capacity and all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Stockholder and, assuming this Agreement constitutes a valid and binding obligation of TD, constitutes a valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Ownership. Such Stockholder’s Existing Shares are, and all of such Stockholder’s Covered Shares owned from the date hereof through and on the Record Date will be, Beneficially Owned and owned of record by such Stockholder, except to the extent such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer. Such Stockholder has good and marketable title to such Stockholder’s Existing Shares, free and clear of any Encumbrances (other than any Permitted Pledges and except as described in Schedule A hereto). As of the date hereof, such Stockholder’s Existing Shares constitute all of the shares of Common Stock Beneficially Owned or owned of record by such Stockholder. Such Stockholder has and will have at all times, through the date on which the Ameritrade Required Votes and any Additional Votes (each as defined in the Share Purchase Agreement) are received (or, solely in the case of clause (ii), through the Record Date) (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Article II hereof (in each case, if and to the extent the Record Date is the record date for the Ameritrade Stockholders’ Meeting and such Existing Shares or Covered Shares are entitled to vote), (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by such Stockholder at all times through the Record Date, except to the extent such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer.

(c) No Violation. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement, trust declaration or similar instrument or other comparable governing documents, as applicable, of such Stockholder, (ii) conflict with or violate any law, ordinance or regulation of any Governmental Authority applicable to such Stockholder or by which any of its assets or properties is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the properties or assets of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(e) Absence of Litigation. Except for the litigation described on Schedule 3.1(e) hereto, there is no suit, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder or any of its Affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Absence of Agreements with Ameritrade. Except for (i) the Existing Stockholders Agreement, (ii) the Registration Rights Agreement dated July 26, 2002, (iii) in the case of J. Joe Ricketts, the Employment Agreement, dated October 1, 2001 between J. Joe Ricketts and Ameritrade, as amended by the Amendment to Employment Agreement, dated August 5, 2004, between such parties, (iv) in the case of the SLP Investors, nondisclosure agreement(s) between Ameritrade, on the one hand, and one or more SLP Investors or one or more Affiliates of an SLP Investor, on the other hand, (v) securities brokerage agreements entered into with Ameritrade and its Subsidiaries in the ordinary course of their brokerage business, (vi) indemnification agreements between Ameritrade, on the one hand, and persons who have served as designees of the SLP Investors or TA Investors on the board of directors of Ameritrade, on the other hand, (vii) agreements between Ameritrade, on the one hand, and one or more portfolio companies of the SLP Investors or the TA Investors, on the other hand and (viii) information rights agreements between Ameritrade, on the one hand, and one or more of the SLP Investors or the TA Investors, on the other hand, there are no existing agreements or arrangements between such Stockholder or any of its Affiliates, on one hand, and Ameritrade or any of its Subsidiaries, on the other hand.

      3.2.     Representations and Warranties of TD. TD hereby represents and warrants to each of the Stockholders as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. TD is duly organized and validly existing as a bank under the laws of Canada. TD has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by TD of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by TD and no other corporate actions or proceedings on the part of TD are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by TD and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders, constitutes a valid and binding obligation of TD, enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) No Violation. The execution and delivery of this Agreement by TD does not, and the performance by TD of its obligations under this Agreement will not, (i) conflict with or violate the charter or bylaws of TD, (ii) conflict with or violate any law, ordinance or regulation of any Governmental Authority applicable to TD or by which any of its assets or properties is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the properties or assets of TD pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which TD is a party or by which TD or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of TD to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(c) Consents and Approvals. The execution and delivery of this Agreement by TD does not, and the performance by TD of its obligations under this Agreement will not, require TD to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority except as may be contemplated by the Share Purchase Agreement.

(d) Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of TD, threatened against or affecting TD or any of its Affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of TD to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE IV
Other Covenants
      4.1. Prohibition on Transfers, Other Actions(a). Each Stockholder hereby agrees not to (i) Transfer any of such Stockholder’s Covered Shares or any interest therein prior to the Record Date, unless such Transfer is a Permitted Transfer; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) take any action that would have a reasonable possibility of restricting or otherwise adversely affecting, in any material respect, such Stockholder’s legal power, authority and right to comply with and perform such Stockholder’s covenants and obligations under this Agreement.
      4.2. Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
      4.3. No Solicitation. Each Stockholder hereby agrees that during the term of this Agreement it shall not, and shall not permit any of its Representatives to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 5.4(a) of the Share Purchase Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to Ameritrade, or (c) except following a Change in Ameritrade Recommendation, participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the U.S. Securities and

Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that stockholders of Ameritrade vote in favor of the Ameritrade Stock Issuance, the Ameritrade Restated Charter and any Additional Proposal and as otherwise expressly provided in this Agreement. Each Stockholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations with any parties conducted before the date of this Agreement with any Persons other than TD with respect to any possible Acquisition Proposal and will take the necessary steps to inform its Representatives of the obligations undertaken by such Stockholder pursuant to Section 4.1 and this Section 4.3. Nothing contained in this Section 4.3 shall prevent a Stockholder or any Representative of a Stockholder who is a member of the board of directors of Ameritrade from discharging his or her fiduciary duties solely in his or her capacity as a director of Ameritrade, nor shall anything contained in this Section 4.3 prevent a Stockholder or its Representatives from negotiating the terms of a stockholders agreement or similar agreement, or otherwise participating in negotiations together with Ameritrade, in connection with an Acquisition Proposal as to which Ameritrade’s board of directors has made the determination contemplated by the final sentence of Section 5.4(a) of the Share Purchase Agreement and is then pursuing negotiations or discussions with the Person making such Acquisition Proposal.
      4.4. Notice of Acquisitions, Proposals Regarding Prohibited Transactions. Each Stockholder hereby agrees to notify TD promptly in writing of (i) the number of any additional shares of Common Stock or other securities of Ameritrade of which such Stockholder acquires Beneficial Ownership on or after the date hereof, and (ii) any Permitted Transfers of such Stockholder’s Covered Shares or any interest therein. Each Stockholder will comply with the provisions of the second sentence of Section 5.4(c) of the Share Purchase Agreement as if it were Ameritrade.
      4.5. Waiver of Conflicts, Rights Under Existing Stockholders Agreement; Termination of Existing Stockholders Agreement. To the extent that any provision of this Agreement, the Share Purchase Agreement or the other Transaction Agreements (as defined in the Share Purchase Agreement) could be deemed to conflict or be inconsistent with the Existing Stockholders Agreement, Ameritrade and each Stockholder hereby waive any such conflict and any claim for breach resulting therefrom and consent to the entering into of this Agreement by each other party to this Agreement who is a party to the Existing Stockholders Agreement. Ameritrade and each Stockholder hereby waive any rights it may have as a result of the entering into of this Agreement by Ameritrade and each other party to this Agreement that is a party to the Existing Stockholders Agreement. Ameritrade and each Stockholder agree that, immediately prior to the Closing, the Existing Stockholders Agreement shall terminate and be of no further force or effect. None of Ameritrade or any Stockholder shall, prior to the Closing, agree to any amendment, modification or termination of the Existing Stockholders Agreement or any waiver of any provision thereof or rights thereunder, except in any such case as expressly provided in this Agreement, or as otherwise consented to in writing by TD (such consent not to be unreasonably withheld or delayed).
      4.6. Waiver of Right to Consent to Director Indemnification Agreements and Investor Information Rights Agreements. TD hereby waives its right under the Share Purchase Agreement to consent to agreements that may be entered into between (a) Ameritrade and one or more directors designated by the SLP Investors or the TA Investors with respect to indemnification and insurance matters that will be on customary terms and include mandatory indemnification and a six-year D&O insurance tail and (b) Ameritrade and one or more SLP Investors or TA Investors with respect to venture capital operating company information rights that will be on customary terms.
ARTICLE V
Miscellaneous
      5.1. Termination. Except as otherwise expressly provided herein, this Agreement shall terminate and be of no further force or effect upon the earlier to occur of (i) the Closing and (ii) the date of termination of the Share Purchase Agreement, except that Section 4.5 hereof shall survive any such termination that occurs as a result of the Closing having occurred. Nothing in this Section 5.1 shall relieve or otherwise limit any party of liability for willful breach of this Agreement.
      5.2. Legends; Stop Transfer Order.
      (a) In furtherance of this Agreement, each Stockholder hereby authorizes and instructs Ameritrade to instruct its transfer agent to enter a stop transfer order with respect to all of such Stockholder’s Covered Shares for the period from the date hereof through the earlier of the Record Date or the date this Agreement is terminated in accordance with Section 5.1. Ameritrade agrees that as promptly as practicable after the date of this Agreement it shall give such stop transfer instructions to the transfer agent for the Common Stock.
      (b) In the event that a Stockholder intends to undertake a Permitted Transfer of such Stockholder’s Covered Shares prior to the Record Date, such Stockholder shall provide notice thereof to Ameritrade and shall authorize and instruct Ameritrade to instruct its transfer agent to (i) lift the stop transfer order in order to effect such Permitted Transfer and (ii) re-enter the stop transfer order upon completion of the Permitted Transfer. Ameritrade agrees that as promptly as practical after the receipt of such notice of a contemplated Permitted Transfer together with a duly executed copy of the applicable Joinder Agreement, it shall instruct the transfer agent for the Common Stock to (x) lift such stop transfer order with respect to such Stockholder’s Covered Shares in order to effect such Permitted Transfer and (y) re-enter the stop transfer order upon completion of the Permitted Transfer; provided that Ameritrade shall not permit such Transfer to be registered by the transfer agent or such stop transfer restrictions to be lifted if TD has not received such duly executed copy of the applicable Joinder Agreement (to the extent one is required by this Agreement) or if Ameritrade or TD otherwise determines that the Transfer to be effected by such Stockholder is not a Permitted Transfer.
      (c) Each certificate representing Covered Shares issued after the date of this Agreement and prior to the earlier of the Record Date or termination of this Agreement shall bear the following legend on the face thereof:
      “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN VOTING AGREEMENT DATED AS OF JUNE 22, 2005, AMONG THE TORONTO-DOMINION BANK, THE STOCKHOLDERS LISTED ON SCHEDULE A THERETO, AND, SOLELY FOR THE PURPOSES OF SECTIONS 4.5 AND 5.2 THEREOF, AMERITRADE HOLDING CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “AGREEMENT”), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF AMERITRADE HOLDING CORPORATION.”
      (d) Upon the request of a Stockholder, Ameritrade shall promptly (and in any event within three business days) remove all legends related to the Existing Stockholders Agreement on any certificate representing shares of Voting Securities Beneficially Owned by such Stockholder if (i) such Voting Securities have been Transferred or (ii) the Closing Date has occurred. Upon the request of an SLP Investor or TA Investor, Ameritrade shall promptly (and in any event within three business days) remove all legends related to compliance with securities laws on any certificate representing shares of Voting Securities Beneficially Owned by such SLP Investor or TA Investor if (i) in the opinion of counsel reasonably acceptable to Ameritrade (which may be Ropes & Gray, LLP), such shares are eligible for sale pursuant to Rule 144(k) under the Securities Act of 1933, as amended, or (ii) such shares have been effectively registered under the Securities Act of 1933, as amended, or transferred pursuant to Rule 144 thereunder. Ameritrade will use commercially reasonable efforts to cooperate with any request from an SLP Investor or TA Investor that it confirm in advance of a proposed Transfer its willingness to remove applicable legends.
      5.3.     No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in TD any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Stockholder, and TD shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Ameritrade or exercise any power or authority to direct any Stockholder in the voting of any of the Covered Shares, except as otherwise provided herein.
      5.4.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, post prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
      (a) if to TD to:

TD Tower, 66 Wellington Street West
Toronto, Ontario M5K 1A2
Attention: General Counsel
Fax: (416) 308-1943
      with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Fax: (212) 455-2502
Attention: Lee Meyerson
      (b) if to Ameritrade (for purposes of Section 4.5 and 5.2) to:

4211 South 102nd Street
Omaha, Nebraska 68127
Attention: Chief Executive Officer
Fax: (402) 827-8806

and

6940 Columbia Gateway Drive, Suite 200
Columbia, Maryland 21046
Attention: General Counsel
Fax:
      with a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304
Attention: Larry W. Sonsini
Fax: (650) 493-6811
      (c) if to (i) any R Party, (ii) any TA Investor or (iii) any SLP Investor, to the R Party Representative, the TA Representative or the SLP Representative, respectively, identified on Schedule A hereto at the address set forth below its name on Schedule A hereto.
      5.5.     Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      5.6.     Counterparts. This Agreement may be executed by facsimile, and in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
      5.7.     Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and, to the extent a Stockholder is a party thereto, the other Transaction Agreements (and, to the extent referenced herein, the Share Purchase Agreement), together with the several agreements and other documents and instruments to the extent referred to herein or therein, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.
      5.8.     Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
      (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over the Litigation (as defined below) lies with the courts of the United States, any court of the United States located in the State of Delaware, for any action, suit, proceeding or investigation in any court or before any Governmental Authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 5.8, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.
      (b) Each of the parties hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.
      (c) Each of the parties hereto expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided that consent by the parties to jurisdiction and service contained in this Section 5.8 is solely for the purpose referred to in this Section 5.8 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.
      5.9.     Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by each of (i) TD and (ii) on the other hand, (x) with respect to an amendment affecting the R Parties, R Parties holding at least a majority of the Covered Shares then owned of record by the R Parties, in the aggregate, (y) with respect to an amendment affecting the SLP Investors, SLP Investors holding at least a majority of the Covered Shares then owned of record by the SLP Investors, in the aggregate and (z) with respect to an amendment affecting the TA Investors, holding at least a majority of the Covered Shares then owned of record by the TA Investors, in the aggregate. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to TD, the R Party Representative, the TA Representative and the SLP Representative.
      5.10.     Remedies. (a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.
      (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
      5.11.     Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
      5.12.     Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
      5.13.     Obligations Several. The representations, warranties and covenants of each of the R Parties (collectively), the SLP Investors (collectively) and the TA Investors (collectively) are several and not joint. None of the R Parties, the SLP Investors or the TA Investors shall be responsible for breaches of this Agreement by Stockholders who are members of such other groups.
[Remainder of this page intentionally left blank]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

The Toronto-Dominion Bank

By:	/s/ David Livingston ______________________________________ Name: David Livingston Title: Executive Vice President, Corporate Development

Ameritrade Holding Corporation
(solely for purposes of Section 4.6 and 5.2)

By:	/s/ Joseph H. Moglia ______________________________________ Name: Joseph H. Moglia Title: Chief Executive Officer
[Voting Agreement Signature Page]

R Parties:

/s/ J. Joe Ricketts _______________________________________ J. Joe Ricketts

/s/ Marlene M. Ricketts _______________________________________ Marlene M. Ricketts

Marlene M. Ricketts 1994 Dynasty Trust

By:	/s/ J. Joe Ricketts ______________________________________ J. Joe Ricketts, Trustee

J. Joe Ricketts 1994 Dynasty Trust

By:	/s/ Marlene M. Ricketts ______________________________________ Marlene M. Ricketts, Trustee

Ricketts Grandchildren Trust

By:	/s/ Craig V. McGarry ______________________________________ First National Bank of Omaha, Trustee

Name: Craig V. McGarry Title: Senior Vice President
[Voting Agreement Signature Page]

TA Investors:

TA/Advent VIII, L.P.

By:	TA Associates VIII, LLC,

its General Partner

By:	TA Associates, Inc.,

its Manager

By:	/s/ Thomas P. Alber ________________________________ Name: Thomas P. Alber Title: Chief Financial Officer

TA Executives Fund, LLC

By:	TA Associates, Inc.,

its Manager

By:	/s/ Thomas P. Alber ______________________________________ Name: Thomas P. Alber Title: Chief Financial Officer

TA Investors, LLC

By:	TA Associates, Inc.,

its Manager

By:	/s/ Thomas P. Alber ______________________________________ Name: Thomas P. Alber Title: Chief Financial Officer
[Voting Agreement Signature Page]

TA Atlantic & Pacific IV, L.P.

By:	TA Associates AP IV Partners, L.P.,

its General Partner

By:	TA Associates, Inc.,

its Manager

By:	/s/ Thomas P. Alber ________________________________ Name: Thomas P. Alber Title: Chief Financial Officer

TA IX, L.P.

By:	TA Associates IX, LLC,

its General Partner

By:	TA Associates, Inc.,

its Manager

By:	/s/ Thomas P. Alber ________________________________ Name: Thomas P. Alber Title: Chief Financial Officer

ADVENT ATLANTIC & PACIFIC III, L.P.

By:	TA Associates AAP III Partners, L.P.,

its General Partner

By:	TA Associates, Inc., its General Partner

By:	/s/ Thomas P. Alber ________________________________ Name: Thomas P. Alber Title: Chief Financial Officer
[Voting Agreement Signature Page]

SLP Investors:

Silver Lake Partners, L.P.

By:	Silver Lake Technology Associates, L.L.C., its General Partner

By:	/s/ Alan K. Austin ______________________________________ Name: Alan K. Austin Title: Managing Director and Chief Operating Officer

Silver Lake Investors, L.P.

By:	Silver Lake Technology Associates, L.L.C., its General Partner

By:	/s/ Alan K. Austin _____________________________________ Name: Alan K. Austin Title: Managing Director and Chief Operating Officer

Silver Lake Technology Investors, L.L.C.

By:	Silver Lake Technology Management, L.L.C., its Managing Member

By:	/s/ Alan K. Austin _____________________________________ Name: Alan K. Austin Title: Managing Director and Chief Operating Officer
[Voting Agreement Signature Page]

Schedule A
STOCKHOLDERS
R Parties

Number of Shares of
Common Stock
Name	Beneficially Owned

J. Joe Ricketts(1)	73,195,853
Marlene M. Ricketts(2)	332,352
J. Joe Ricketts 1994 Dynasty Trust	8,186,688
Marlene M. Ricketts 1994 Dynasty Trust	8,186,112
Ricketts Grandchildren Trust	19,008,000
TA Entities

Number of Shares of
Common Stock
Name	Beneficially Owned

TA/ Atlantic & Pacific IV, L.P.	1,637,297
TA/ Advent VIII, L.P.	4,408,658
TA Investors, LLC	360,354
TA Executives Fund, LLC	91,521
TA IX, L.P.	12,019,137
Advent Atlantic & Pacific III, L.P.	450,800
SLP Entities

Number of Shares of
Common Stock
Name	Beneficially Owned(3)

Silver Lake Partners, L.P.	10,910,179
Silver Lake Investors, L.P.	314,648
Silver Lake Technology Investors, L.L.C	241,382

(1)	Shares beneficially owned by Mr. Ricketts consist of 67,609,988 shares held by Mr. Ricketts jointly with Mrs. Ricketts in brokerage margin accounts; 332,352 shares held in the J. Ricketts IRA; 5,153 shares held by Mr. Ricketts in a 401(k) account; 2,475,000 shares owned by Mr. Ricketts but pledged as collateral; and 2,773,360 shares issuable upon the exercise of options. Shares beneficially owned by Mr. Ricketts do not include shares held by Mrs. Ricketts individually and disclosed in Note (2) below. Shares held by Mr. and Mrs. Ricketts jointly in brokerage margin accounts include 417,203 shares deposited in such accounts on or about June 27, 2005.

(2)	Shares beneficially owned by Mrs. Ricketts consist of 332,352 shares held in the M. Ricketts IRA. Shares beneficially owned by Mrs. Ricketts do not include shares held by Mr. Ricketts individually or with Mr. Ricketts jointly and, in either case, disclosed in Note (1) above.

(3)	Excludes shares owned by the other affiliated Silver Lake entities listed in the chart.

Exhibit A
Form of Joinder Agreement
      The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Voting Agreement, dated as of June 22, 2005, by and among The Toronto-Dominion Bank, a Canadian chartered bank, the parties listed on Schedule A thereto and, solely for purposes of Sections 4.5 and 5.2 thereof, Ameritrade Holding Corporation (“Ameritrade”) (the “Voting Agreement”). By executing this Joinder Agreement, the undersigned hereby agrees to be, and shall be, deemed a “Stockholder” for all purposes of the Voting Agreement, entitled to the rights and subject to the obligations thereunder with respect to the Covered Shares acquired from                     but not with respect to any other shares of Common Stock or other voting capital stock of Ameritrade or securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock of Ameritrade that may be owned by the undersigned (including without limitation the voting obligations set forth in Article II thereof and the restrictions on transfer set forth in Article IV thereof with respect to such Covered Shares), and hereby makes those representations and warranties of a Stockholder as set forth in Section 3.1 of the Voting Agreement (other than 3.1(f)), in each case with respect to the Covered Shares of the undersigned.
      The address and facsimile number to which notices may be sent to the undersigned is as follows:

Facsimile No.:
No. of Covered Shares
Beneficially Owned:

Name:

Date:

Appendix F

STOCKHOLDERS AGREEMENT
among
AMERITRADE HOLDING CORPORATION,
THE STOCKHOLDERS LISTED ON
SCHEDULE A HERETO
and
THE TORONTO-DOMINION BANK
Dated as of June 22, 2005

Appendix F
Schedule A R Parties

F-i

DEFINED TERMS INDEX

Page

Affiliate	F-1
Agreement	F-1
Appraised Value	F-2
Appraiser	F-2
Audit Qualified Director	F-2
Beneficial Ownership	F-2
Board	F-3
Business	F-3
Business Day	F-3
Bylaws	F-3
Capital Stock	F-3
Change of Control	F-3
Closing	F-1
Closing Date	F-3
Commission	F-3
Common Stock	F-3
Company	F-1
Competing Entity	F-3
control	F-4
DGCL	F-4
Director	F-4
Excess Shares
Exchange Act	F-4
Existing Stockholders Agreement	F-4
Fair Market Value	F-4
Family Member	F-4
GAAP	F-4
Governmental Authority	F-4
Group	F-4
Incidental Acquisition	F-5
Independent Investment Banking Firm	F-5
Initial Designees
In-the-Money	F-4
JR	F-1
Legends
Litigation
Measurement Date	F-5
Non-Audit Services	F-5
Non-TD Directors Committee	F-5
Ordinary Course Securities	F-5
Outside Independent Directors	F-5
Outside Independent Directors Committee	F-5

F-ii

Page

Ownership Date	F-5
Ownership Percentage	F-5
Permitted Pledge	F-6
Person	F-6
Post-Termination Period
Qualifying Transaction	F-6
R Directors	F-6
R Parties	F-1
R Party	F-1
R Party Ownership Levels
R Party Ownership Limitation Percentage	F-6
R Party Tender Amount
R Party Termination Event	F-6
Restated Charter	F-6
Securities Act	F-6
Share Purchase Agreement	F-1
Shortfall Amount	F-6
Specified Termination Event
Subsidiary	F-6
Takeover Proposal	F-7
TD	F-1
TD Directors	F-7
TD Ownership Levels
TD Ownership Limitation Percentage	F-7
TD Tender Amount
Tender Offer	F-1
Termination Event
Third Party	F-7
Total Voting Power	F-7
Trademark License Agreement	F-7
Transfer	F-7
Unaffiliated Stockholder Approval	F-8
Voting Securities	F-8
Waterhouse	F-1

F-iii

STOCKHOLDERS AGREEMENT
      STOCKHOLDERS AGREEMENT, dated as of June 22, 2005, among Ameritrade Holding Corporation, a Delaware corporation (the “Company”), the stockholders of the Company listed on Schedule A hereto under the heading “R Parties” (each, an “R Party” and collectively, the “R Parties”) and The Toronto-Dominion Bank, a Canadian chartered bank (“TD”).
      WHEREAS, concurrently with the execution of this Agreement, the Company and TD have entered into an Agreement of Sale and Purchase, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Share Purchase Agreement”), pursuant to which and subject to the terms and conditions thereof, among other things, the Company will purchase from TD all of the outstanding capital stock of TD Waterhouse Group, Inc., a Delaware corporation and a wholly-owned subsidiary of TD (“Waterhouse”), and TD will receive, in exchange for its shares of capital stock of Waterhouse, shares of Common Stock;
      WHEREAS, following the closing under the Share Purchase Agreement (the “Closing”), TD (and J. Joe Ricketts (“JR”), if he elects to participate as a co-bidder) will commence or cause to be commenced a tender offer (the “Tender Offer”) pursuant to which (i) TD or its permitted designee would offer to purchase the TD Tender Amount and (ii) JR (if he elects to participate as a co-bidder) or his permitted designee would offer to purchase up to the R Party Tender Amount;
      WHEREAS, the parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the shares of Common Stock to be Beneficially Owned by the parties following the Closing, as well as restrictions on certain activities in respect of the Common Stock, corporate governance and other related corporate matters; and
      WHEREAS, the Share Purchase Agreement contemplates that this Agreement will be executed concurrently with the execution of the Share Purchase Agreement and, except as specified in Section 6.14, will become effective upon the Closing.
      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:
ARTICLE I
Definitions
      Section 1.1.     Certain Defined Terms.
      As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, (A) neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of any R Party or TD and (B) no R Party or TD shall be deemed to be an Affiliate of each other or of the Company solely by virtue of (i) such party’s ownership of Common Stock or its being a party to this Agreement, (ii) the election of Directors designated by such party or nominated by such party for election to the Board or (iii) any other action taken by such party’s or its respective Affiliates which is expressly required or contemplated under this Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles).

“Agreement” means this Stockholders Agreement as it may be amended, supplemented, restated or modified from time to time.

“Appraised Value” means, with respect to a Competing Entity, the value that a Person (such Person, an “Appraiser”) valuing the common equity of the Competing Entity (or if the Competing Entity is a division or other unincorporated unit of another company, the net value of the assets and liabilities of such division or other unit) pursuant to this Agreement has determined such Competing Entity would have in a privately negotiated, arm’s-length sale context for which purpose the Appraiser:

(i) shall assume that the valuation is based on the Competing Entity and its Subsidiaries (to the extent acquired in the applicable acquisition) taken as a whole and as a stand-alone business, apart from its parent and Affiliates, if any; and

(ii) shall take into account other factors relevant to such valuation, including (A) the prospects of the Competing Entity and its Subsidiaries (to the extent acquired in the applicable acquisition), (B) the value of the estimated future earnings of the Competing Entity and its Subsidiaries (to the extent acquired in the applicable acquisition), (C) the equity and tangible equity of the Competing Entity and its Subsidiaries (to the extent acquired in the applicable acquisition) as disclosed in its most recent consolidated financial statements, (D) the public market trading values of comparable companies, (E) the business mix of the Competing Entity and its Subsidiaries (to the extent acquired in the applicable acquisition) relative to comparable companies, (F) comparable valuation multiples to such factors, as applicable, (G) an appropriate control premium of no more than 15%, to the extent a premium was paid in connection with the applicable Incidental Acquisition, and (H) such other factors as the Appraiser deems relevant.

“Audit Qualified Director” means an individual who qualifies to serve as a member of the audit committee of the Board pursuant to Section 4350(d) of the Nasdaq National Marketplace Rules (or any such successor or comparable provision or any comparable rule of any other applicable securities exchange or automated inter-dealer quotation system on which the Common Stock is then listed or quoted).

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Commission under the Exchange Act; provided that (x) for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), except that in no event will TD or any R Party be deemed to Beneficially Own any securities which it has the right to acquire pursuant to Section 2.2 unless, and then only to the extent that, TD or such R Party shall have actually exercised such right and (y) solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither TD nor any R Party shall be deemed to have Beneficial Ownership of securities owned by another party hereto, solely by virtue of (A) such party’s status as a party to this Agreement, (B) the voting agreements and proxies contained herein or (C) any other action taken by such party or any of its Affiliates which is expressly required or contemplated by the terms of this Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles). For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates or (except with respect to calculating Beneficial Ownership for purposes of Section 4.1) any Group of which such Person or any such Affiliate is or becomes a member; provided, however, that shares of Common Stock subject to options granted under Company benefit plans or shares of Common Stock (including derivative interests therein) otherwise issued under Company benefit plans to any Person who, at the time of the grant or issuance, was an officer or director of the Company or any of its Subsidiaries shall not be deemed to be Beneficially Owned (i) by TD or any of its Affiliates or (ii) by any R Party in the case of any such options, shares or derivative interests therein Beneficially Owned only by a Person who is not an R Party. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficially Owning” shall have correlative meanings.

“Board” means the Board of Directors of the Company.

“Business” means the business of providing securities brokerage services to retail traders, individual investors and registered investment advisors.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York, USA or Toronto, Ontario, Canada.

“Bylaws” means the bylaws of the Company as in effect immediately following the Closing, the form of which is attached as Exhibit F to the Share Purchase Agreement, as amended, supplemented, restated or otherwise modified from time to time thereafter.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

“Change of Control” means (i) during any period of two consecutive years, individuals who at the beginning of such period constituted the Directors (together with any new Directors whose appointment to office or whose nomination for election by the stockholders of the Company was (x) approved by a vote of a majority of the Directors then still in office who were either Directors at the beginning of such period or whose appointment or nomination for election was previously so approved (including pursuant to any merger or other transaction approved by such a majority) or (y) otherwise effected pursuant to the terms of Article IV) cease for any reason to constitute a majority of the Directors then in office, (ii) a merger or consolidation of the Company with or into another Person, or the merger or consolidation of another Person with or into the Company, as a result of which transaction or series of related transactions the holders of the Common Stock outstanding immediately prior to such transaction or transactions would not Beneficially Own a majority of the Total Voting Power (or, if the Company is not the surviving Person of such transaction or transactions, of the voting power of all shares of Capital Stock or other securities of the surviving Person (or, if such surviving Person is a Subsidiary of another Person, of such other Person constituting the ultimate parent thereof) which are then entitled to vote generally in the election of directors and not solely upon the occurrence and during the continuation of certain specified events) outstanding immediately after such transaction or transactions, (iii) the sale or other transfer or disposition of all or substantially all of the Company’s consolidated assets (including Capital Stock of its Subsidiaries) to another Person, or (iv) the approval by the stockholders of the Company of a plan of liquidation or dissolution of the Company.

“Closing Date” has the meaning set forth in the Share Purchase Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Competing Entity” means any Person that is engaged in the Business in the United States either through facilities and operations in the United States or by other channels or media directed toward

U.S. residents (and not as an incident to the conduct of business outside the U.S. and/or with non-U.S. residents).

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director” means any member of the Board (other than any advisory, honorary or other non-voting member of the Board).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

“Existing Stockholders Agreement” has the meaning set forth in the Share Purchase Agreement.

“Fair Market Value” means, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm’s-length negotiated transaction without time constraints. With respect to any securities that are traded on a national securities exchange in the United States or Canada or quoted on the Nasdaq National Market or the Nasdaq Small Cap Market, Fair Market Value shall mean the arithmetic average of the closing prices of such securities on their principal market for the ten consecutive trading days immediately preceding the applicable date of determination. The Fair Market Value of any property or assets, other than securities described in the preceding sentence, with an estimated value of less than $25 million shall be determined by the Outside Independent Directors Committee in its good faith judgment. The Fair Market Value of all other property or assets shall be determined by an Independent Investment Banking Firm, selected by the Outside Independent Directors Committee, whose determination shall be final and binding on the parties hereto. The fees and expenses of such investment bank shall be paid by the Company.

“Family Member” means with respect to any individual, the spouse, descendants or any other individual related by blood, adoption or marriage to such individual or such individual’s spouse.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” has the meaning set forth in the Share Purchase Agreement.

“Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, none of TD, any R Party or any of their respective Affiliates shall be deemed to be a member of a Group with each other or each others’ Affiliates, in each case solely by virtue of the existence of this Agreement or any action taken by a party hereto or any of its Affiliates which is expressly required or contemplated by the terms of this Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles).

“In-the-Money,” with respect to an option to acquire securities that are traded on a national securities exchange in the United States or quoted on the Nasdaq National Market or the Nasdaq Small Cap Market, means, as of any measurement date, that the exercise price for such option is less than the average of the closing prices for such securities on their principal market for the five trading days ending on the trading day immediately preceding the applicable date of determination. The determination of whether any outstanding options relating to Voting Securities of the Company are In-the-Money shall be made on the 15th and the last calendar day of each month.

“Incidental Acquisition” means an acquisition, directly or indirectly, of more than 50% of the outstanding voting securities or more than 50% of the voting power of all shares of Capital Stock or other securities, or substantially all the assets, of a Competing Entity as a result of any business combination involving any Person, the principal purpose of which is to acquire a business or entity that is not primarily engaged in the Business.

“Independent Investment Banking Firm” means an investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Person or Persons engaging such firm, independent of such Person or Persons and of the parties to this Agreement at the time of such engagement and qualified to perform the task for which it has been engaged.

A “Measurement Date” means (i) with respect to the R Parties, (x) any date on which the Ownership Percentage of the R Parties decreases from one R Party Ownership Level (as set forth in Section 4.1(f)) to another since the immediately preceding Measurement Date (or if no Measurement Date has yet occurred, since the Closing Date) and (y) thereafter, any subsequent date on which another event occurs (other than any Transfer of Voting Securities by the R Parties or any of their respective Affiliates) that further decreases such Ownership Percentage by at least 2% of the Total Voting Power since the immediately preceding Measurement Date and (ii) with respect to TD, (x) any date on which the Ownership Percentage of TD decreases from one TD Ownership Level (as set forth in Section 4.1(g)) to another since the immediately preceding Measurement Date (or if no Measurement Date has yet occurred, since the Closing Date) and (y) thereafter, any subsequent date on which another event occurs (other than any Transfer of Voting Securities by TD or any of its Affiliates) that further decreases such Ownership Percentage by at least 2% of the Total Voting Power since the immediately preceding Measurement Date.

“Non-Audit Services” means the services described in Rule 2-01(c)(4) (or any successor rule) of Regulation S-X.

“Non-TD Directors Committee” has the meaning set forth in the Restated Charter.

“Ordinary Course Securities” means any Voting Securities or other securities held by TD and its Affiliates in trust, managed, brokerage, custodial, nominee or other customer accounts; in mutual funds, open or closed end investment funds or other pooled investment vehicles (including limited partnerships and limited liability companies) sponsored, managed and/or advised or subadvised by TD or its Affiliates; or by Affiliates of TD (or any division thereof) which are broker-dealers or otherwise engaged in the securities business; in each case, acquired and held in the ordinary course of their securities or banking businesses, in accordance with applicable law and internal TD policies, and not as part of a plan to avoid the TD Ownership Limitation Percentage. For the avoidance of doubt, “Ordinary Course Securities” shall not include Voting Securities or other securities held for the direct pecuniary investment benefit of TD and its Affiliates.

“Outside Independent Directors” means the individuals designated as such by the Company pursuant to Sections 4.1 and 4.2 and then serving as Directors, provided, in order to qualify for designation and service as an Outside Independent Director pursuant to such section, each such individual must qualify as an “independent director” with respect to the Company pursuant to Section 4200(a)(15) of the Nasdaq National Market Marketplace Rules and Section 10A of the Exchange Act (or any successor provisions or any comparable rules of any other applicable securities exchange or automated inter-dealer quotation system on which the Common Stock is then listed or quoted).

“Outside Independent Directors Committee” has the meaning set forth in the Restated Charter.

“Ownership Date” means the date that is 12 months after the Closing Date.

“Ownership Percentage” means, with respect to any party hereto at any time, the quotient, expressed as a percentage, of (i) the total voting power of all Voting Securities Beneficially Owned by such party (assuming the exercise, conversion or exchange of all outstanding In-the-Money options and other convertible, exercisable or exchangeable Voting Securities Beneficially Owned by such party but not by any other Person), divided by (ii) the Total Voting Power (assuming the exercise, conversion or exchange of all outstanding In-the-Money options and other convertible, exercisable or exchangeable Voting Securities Beneficially Owned by such party but not by any other Person).

“Permitted Pledge” means a bona fide pledge of Voting Securities, provided that the R Party pledging such Voting Securities retains sole voting power with respect to the Voting Securities subject to such pledge prior to any sale pursuant to a margin call, foreclosure or similar action disposition thereof by the pledgee.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity or any Group comprised of two or more of the foregoing.

“Qualifying Transaction” means a tender offer, exchange offer, merger or other business combination transaction involving the acquisition of or offer to acquire 100% of the Common Stock not owned by TD and its Affiliates which (i) has been approved by the Outside Independent Directors Committee, (ii) is conditioned upon the receipt of Unaffiliated Stockholder Approval and (iii) in the case of a Qualifying Transaction to be effected by means of a tender or exchange offer, includes a commitment by TD or such Affiliate to promptly consummate a merger (which may be a short-form merger) to acquire any remaining shares of Common Stock at the same price in the event it obtains, pursuant to such tender or exchange offer, such level of ownership of such classes of Capital Stock that would be sufficient to effect a merger pursuant to Section 251 or Section 253 of the DGCL or any successor provision.

“R Directors” means the individuals nominated or designated by the R Parties or the R Directors pursuant to Sections 4.1 or 4.3 and then serving as Directors.

“R Party Ownership Limitation Percentage” means 29% of the Total Voting Power (assuming the exercise, conversion or exchange of all outstanding In-the-Money options and other convertible, exercisable or exchangeable Voting Securities Beneficially Owned by the R Parties but not by any other Person).

“R Party Termination Event” means the date on which the R Parties, collectively, Beneficially Own Voting Securities representing 4.17% or less of the Total Voting Power.

“Restated Charter” means the Certificate of Incorporation of the Company immediately following the Closing, the form of which is set forth in Exhibit G to the Share Purchase Agreement, as amended, supplemented, restated or otherwise modified from time to time thereafter.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

“Shortfall Amount” means, as of any Measurement Date, the difference between (i) (x) in the case of TD, the applicable TD Ownership Level required in order to avoid a reduction in the number of TD Directors and (y) in the case of the R Parties, the applicable R Party Ownership Level required in order to avoid a reduction in the number of R Directors and (ii) the Ownership Percentage of TD or the R Parties, as applicable, as of such Measurement Date.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Takeover Proposal” means any proposal with respect to a sale, merger, consolidation, acquisition (including by way of tender offer or exchange offer or share exchange), recapitalization or other business combination involving the Company or any of its Subsidiaries pursuant to which more than 25% of the Voting Securities or the consolidated total assets of the Company (including stock of its Subsidiaries) would be acquired or received by any Third Party in one or a series of related transactions or which would otherwise constitute or result in a Change of Control.

“Third Party” means any Person (other than TD or any of its Subsidiaries) or any Group (other than a Group which includes TD or any of its Subsidiaries as a member).

“TD Directors” means the individuals nominated or designated by TD or the TD Directors pursuant to Sections 4.1 or 4.3 and then serving as Directors.

“TD Ownership Limitation Percentage” means (i) prior to the third anniversary of the Closing, 39.9% of the Total Voting Power and (ii) from and after the third anniversary of the Closing, 45% of the Total Voting Power (in each case assuming the exercise, conversion or exchange of all outstanding In-the-Money options and other convertible, exercisable or exchangeable Voting Securities Beneficially Owned by TD but not by any other Person); provided that in calculating the number of Voting Securities Beneficially Owned by TD for purposes of this definition, all Ordinary Course Securities shall be excluded, to the extent such Ordinary Course Securities do not exceed 1% of all Voting Securities then outstanding.

“Total Voting Power” means, at any time, the total number of votes then entitled to be cast by the holders of the outstanding Common Stock and any other securities entitled, in the ordinary course, to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events.

“Trademark License Agreement” means the trademark license agreement between the Company and TD in the form attached as Exhibit E to the Share Purchase Agreement, as amended, supplemented, restated or otherwise modified from time to time.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, testamentary disposition, operation of law or otherwise), any Voting Securities or any interest in any Voting Securities, provided, however, that (i) with respect to any R Party, a Permitted Pledge shall not be deemed to be a Transfer of the Voting Securities subject to such pledge until such time as such Voting Securities are subject to a margin call, foreclosure or similar action or otherwise Transferred; provided, further, however, that in the event that the R Parties subject to one or more Permitted Pledges more than 35% of the Voting Securities Beneficially Owned, in the aggregate, by the R Parties immediately following the Closing, the pledgee of any Voting Securities pledged in excess of such 35% limit (such shares, the “Excess Shares”) must agree (at the time such pledge is made) to become subject to, and bound by, the terms of this Agreement with respect to such Excess Shares to the extent that such pledgee subsequently acquires Beneficial Ownership of such Excess Shares (except that such pledgee shall have no right to designate or nominate for election any individual to serve as a Director or have other rights with respect to board representation), and if such pledgee does not so agree, the pledge of such Excess Shares shall be deemed to be a Transfer thereof, (ii) a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which TD is a constituent corporation shall not be deemed to be the Transfer of any Voting Securities Beneficially Owned by TD or any of its wholly-owned Subsidiaries so long as the surviving or resulting entity of such transaction remains subject to, and bound by, the obligations of TD hereunder, and (iii) a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which the Company is a constituent corporation and the holders of the Common Stock immediately prior to such transaction would Beneficially Own a majority of all shares of Capital Stock or other securities of the surviving Person (or, if such surviving Person is a Subsidiary of another Person, of such other Person constituting the ultimate parent thereof) which are then entitled to vote generally in the election of directors and not solely upon the occurrence and during the continuation of certain specified events shall not be deemed to be the Transfer of any Voting Securities Beneficially Owned by TD or any of its wholly-owned Subsidiaries or any R Party. For purposes of this Agreement, the sale of the interest of a party to this Agreement in an Affiliate of such party which Beneficially Owns Voting Securities shall be deemed a Transfer by such party of such Voting Securities unless (i) such party retains Beneficial Ownership of such Voting Securities following such transaction or (ii) in the case or TD or any of its Affiliates, such Transfer is in connection with a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction referred to in clause (ii) of the proviso of the previous sentence.

“Unaffiliated Stockholder Approval” means (i) in the case of a tender or exchange offer, that a majority of the outstanding shares of Common Stock not Beneficially Owned by TD and its Affiliates shall have been tendered and not duly withdrawn at the expiration time of such tender or exchange offer, as it may have been theretofore extended, and (ii) in the case of a merger or consolidation, that the holders of a majority of the outstanding shares of Common Stock not Beneficially Owned by TD and its Affiliates shall have executed written consents in favor of the applicable transaction or that the holders of a majority of the outstanding shares of Common Stock not Beneficially Owned by TD and its Affiliates shall have duly voted such shares in favor of the applicable transaction at a meeting of stockholders duly called and held.

“Voting Securities” means, at any time, shares of any class of Capital Stock or other securities of the Company, including the Common Stock, which are then entitled to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events, and any securities convertible into or exercisable or exchangeable for such shares of Capital Stock (whether or not currently so convertible, exercisable or exchangeable or only upon the passage of time, the occurrence of certain events or otherwise).

      Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Share Purchase Agreement.
      Section 1.2.     Methodology for Calculations. (a) For purposes of calculating the number of outstanding shares of Common Stock or Voting Securities and the number of shares of Common Stock or Voting Securities Beneficially Owned by an R Party or TD as of any date, any shares of Common Stock or Voting Securities held in the Company’s treasury or belonging to any Subsidiaries of the Company which are not entitled to be voted or counted for purposes of determining the presence of a quorum pursuant to Section 160(c) of the DGCL (or any successor statute) shall be disregarded.
      (b) For purposes of this Agreement, all determinations of the amount of outstanding Voting Securities shall be based on information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by the Company with the Commission, unless the Company shall have updated such information by delivery of written notice to TD and each R Party specifying such actual number of Voting Securities outstanding; provided, however, that prior to the Closing, solely for purposes of determining compliance by the R Parties with Section 2.1 hereof, such number of outstanding Voting Securities shall be deemed to be the actual number of Voting Securities (as determined pursuant to such report or updated notification) plus 193,600,000.
      (c) Whenever this Agreement references a specific number of Voting Securities or shares of any class thereof (including with respect to the obligations of the Company pursuant to Section 5.3), then if at any time or from time to time following the date hereof the Company shall pay a dividend in the form of additional shares of such class of Voting Securities, or shall subdivide, split or combine the then-outstanding number of such Voting Securities or issue an additional number of such Voting Securities by reclassification of such Voting Securities, then all references to such specific number of Voting Securities shall be deemed, for all purposes of this Agreement, to refer to the number of Voting Securities equal to the product of the number of Voting Securities so specified multiplied by a fraction, the numerator of which shall be the number of Voting Securities (or applicable class thereof) outstanding immediately after, and the denominator of which shall be the number of Voting Securities (or applicable class thereof) outstanding immediately before, the occurrence of such event, subject to further adjustment in accordance with this sentence upon any subsequent such dividend, subdivision, split, combination or reclassification.
ARTICLE II
Share Ownership
      Section 2.1.     General Limitation on Acquisition of Additional Voting Securities. (a) (i) Except as provided in this Article II and except pursuant to a Qualifying Transaction, TD shall not, nor shall it permit any of its Affiliates to:

(A) directly or indirectly, acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (including by way of merger or consolidation), by joining a partnership, syndicate or other Group (including a Group comprised of other parties to this Agreement), through the use of a derivative instrument or voting agreement, or otherwise, Beneficial Ownership of Voting Securities representing more than the TD Ownership Limitation Percentage;

(B) make, or in any way participate, directly or indirectly, in, any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Commission) or seek to advise or influence any Person with respect to the voting of, any Voting Securities, provided that the restrictions contained in this paragraph (B) shall not apply (1) with respect to the election, appointment or removal of Directors in accordance with this Agreement, (2) with respect to any other matter if a Person who Beneficially Owns Voting Securities representing 5% or more of the Total Voting Power has made, or in any way participated, directly or indirectly, in, any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Commission) or sought to advise or influence any Person with respect to the voting of, any Voting Securities with respect to such matter in opposition to the recommendation of the Board with respect to such matter or (3) to any action taken by a TD Director in his or her capacity as a Director in a manner consistent with his or her fiduciary duties;

(C) make any public announcement of, or submit to the Company or its Board, a proposal or offer (with or without conditions) with respect to any acquisition by TD or its Affiliates of Beneficial Ownership of Voting Securities representing more than the TD Ownership Limitation Percentage (including any extraordinary transaction involving TD or its Affiliates, on the one hand, and the Company, on the other hand); or

(D) take any action that would have a reasonable possibility of requiring either the Company or TD under applicable law or the rules of the principal exchange on which the Common Stock or the common shares of TD, as applicable, is then listed or traded to make a public announcement regarding the possibility of any of the events described in clauses (A), (B) or (C) above.
      (ii) Except as provided in this Article II, none of the R Parties shall, nor shall they permit any of their respective Affiliates to:

(A) directly or indirectly, acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (including by way of merger or consolidation), by joining a partnership, syndicate or other Group (including a Group comprised of other parties to this Agreement), through the use of a derivative instrument or voting agreement, or otherwise, Beneficial Ownership of Voting Securities if such acquisition would result in the R Parties (collectively) Beneficially Owning, in the aggregate, Voting Securities representing more than the R Party Ownership Limitation Percentage;

(B) make any public announcement of or submit to the Company or its Board, a proposal or offer (with or without conditions) with respect to any acquisition by any of the R Parties of Beneficial Ownership of Voting Securities that would result in the R Parties (collectively) Beneficially Owning, in the aggregate, Voting Securities representing more than the R Party Ownership Limitation Percentage (including any extraordinary transaction involving any R Party, on the one hand, and the Company, on the other hand); or

(C) take any action that would have a reasonable possibility of requiring the Company under applicable law or the rules of the principal exchange on which the Common Stock is then listed or traded to make a public announcement regarding the possibility of any of the events described in clauses (A) or (B) above.
      (b) Notwithstanding the foregoing, the acquisition (whether by merger, consolidation, amalgamation, plan of arrangement or otherwise) by any R Party or by TD or any of their respective Affiliates of any entity that Beneficially Owns Voting Securities, or (in the case of TD or one of its Affiliates) the acquisition of Voting Securities in connection with securing or collecting a debt previously contracted in good faith in the ordinary course of TD or such Affiliate’s banking or securities business, shall not constitute a violation of the restrictions set forth in Section 2.1(a); provided that (i) the primary purpose of any such transaction is not to avoid the provisions of this Agreement and (ii) such R Party or TD, as applicable, complies with Section 2.1(c).
      (c) If at any time any R Party or any of its Affiliates becomes aware that the R Parties (collectively) Beneficially Own, in the aggregate, Voting Securities representing more than the R Party Ownership Limitation Percentage, or TD or any of its Affiliates becomes aware that TD Beneficially Owns, in the aggregate, Voting Securities representing more than the TD Ownership Limitation Percentage (including, in each case, as a result of repurchases of Common Stock from time to time by the Company or, in the case of TD, as a result of the acquisition of shares of Common Stock pursuant to Section 5.4(b)), then the R Parties and/or TD, as applicable, shall, as soon as is reasonably practicable (but in no manner that would require such Person or any of its Affiliates to (i) incur liability under Section 16(b) of the Exchange Act or (ii) Transfer Voting Securities during a period in which (x) the Company has imposed trading restrictions on Directors or other Affiliates of the Company or (y) the general counsel of the Company has determined that the Company or such R Party or TD, as applicable, is in possession of material nonpublic information relating to the Company) take all action reasonably necessary to reduce the number of Voting Securities Beneficially Owned by them to a number that results in the R Parties (collectively) being in compliance with Section 2.1(a)(ii)(A) or TD being in compliance with Section 2.1(a)(i)(A), as applicable, provided, however, that any Transfer of Voting Securities by an R Party or TD in order to comply with this Section 2.1(c) shall be effected in accordance with the applicable Transfer restrictions set forth in Article III. Notwithstanding any other provision of this Agreement, each R Party and TD agree that they shall not, and shall cause their respective Affiliates not to, exercise any voting rights in respect of any Voting Securities Beneficially Owned by such Person to the extent such Voting Securities exceed the R Party Ownership Limitation Percentage, in the case of the R Parties, or the TD Ownership Limitation Percentage, in the case of TD, or alternatively, upon the request of the Company, shall cause such shares in excess of the applicable ownership limitation percentage to be voted, on any matter submitted to the holders of the Common Stock for a vote, in the same proportions as the votes cast by all holders of Common Stock other than TD, the R Parties and their respective Affiliates.
      (d) None of the restrictions in this Agreement shall limit TD or any of its Affiliates from initiating and holding discussions regarding a Qualifying Transaction with the Board on a confidential basis and in a manner that would not have a reasonable possibility of requiring either the Company or TD to make any public disclosure thereof in order to comply with their respective disclosure obligations under the U.S. federal securities laws, Canadian securities laws or the rules of any applicable securities exchange or automated inter-dealer quotation system on which the securities of the Company or TD, as applicable, are then listed or quoted.

      Section 2.2.     Stock Purchase Rights. (a) (i) Except to the extent expressly prohibited by law or the rules of the principal securities exchange on which the Common Stock is then listed or traded, if the Company at any time shall propose to issue any shares of Common Stock, whether for financings (including financings the proceeds of which are intended to be used to fund acquisitions) or otherwise (other than issuances for acquisitions covered by paragraph (b) below), the R Parties (collectively) and TD shall each have the right to purchase for cash directly from the Company up to their respective Ownership Percentages of such Common Stock to be issued at the same purchase price (including any assumed indebtedness and valuing any non-cash consideration at its Fair Market Value) as the price for the additional shares of Common Stock to be issued (in the case of an underwritten public offering, net of any underwriting discount paid in connection with such offering), subject in all cases to the restrictions contained in Section 2.1(a)(i)(A) or Section 2.1(a)(ii)(A), as applicable. The Company shall provide such information, to the extent reasonably available, relating to any non-cash consideration as any R Party or TD may reasonably request in order to evaluate any such non-cash consideration.
      (ii) Except to the extent expressly prohibited by law or the rules of the principal securities exchange on which the Common Stock is then listed or traded, in the event that the Company shall propose to issue options (other than employee stock options, stock appreciation rights or similar instruments of the type covered by Section 5.3) or warrants that are exercisable for, or debt or equity securities that are convertible into or exchangeable for, shares of Common Stock, the Company shall offer the R Parties (collectively) and TD the opportunity to purchase for cash up to their respective Ownership Percentages of such options, warrants or convertible debt or equity securities at the same purchase price as is offered to the other purchasers thereof, subject in all cases to the restrictions contained in Section 2.1(a)(i)(A) or Section 2.1(a)(ii)(A), as applicable. To the extent that the Company complies with its obligations to offer such options, warrants or convertible debt or equity securities to the R Parties and TD, the R Parties and TD shall not have the right to purchase pursuant to subparagraph (i) above the corresponding number of shares of Common Stock underlying such options, warrants or convertible debt or equity securities in connection with the issuance of such underlying shares of Common Stock (whether or not the R Parties or TD, as applicable, exercised their right to purchase such options, warrants or convertible debt or equity securities).
      (b) In the event that the Company intends to issue shares of Capital Stock to the securityholders of another Person as acquisition consideration paid to such securityholders pursuant to the acquisition by the Company of such Person (or a business or assets of such Person), then, if requested by TD or the R Parties, and consistent with the purposes and terms of such transaction, the Company shall discuss in good faith with TD and/or the R Parties, as applicable, alternative structures for such transaction to provide for the acquisition by TD and/or the R Parties of Capital Stock up to their respective Ownership Percentages of the shares of Capital Stock that would otherwise be issued as consideration in such transaction, subject in all cases to the restrictions contained in Section 2.1(a)(i)(A) or Section 2.1(a)(ii)(A), as applicable, and to replace the portion of such potential stock consideration that would otherwise be issued to the securityholders of the other Person, but is instead purchased by TD and/or the R Parties, as applicable, with the cash consideration received by the Company from TD and/or the R Parties in connection with such purchase. Any shares of Capital Stock issued to TD or the R Parties pursuant to this Section 2.2(b) shall be issued at the same purchase price (including any assumed indebtedness and valuing any non-cash consideration at its Fair Market Value) as the price for the shares of Common Stock to be issued as consideration in the transaction, subject in all cases to the restrictions contained in Section 2.1(a)(i)(A) or Section 2.1(a)(ii)(A), as applicable. For the avoidance of doubt, TD and the R Parties shall have no right to purchase shares pursuant to paragraph (a)(i) of this Section 2.2 as a result of the issuance by the Company of shares of Capital Stock to the securityholders of another Person as acquisition consideration paid to such securityholders pursuant to the acquisition by the Company of such Person (or a business or assets of such Person).
      (c) The Company shall provide each R Party and TD 20 Business Days prior written notice (or, if such notice period is not practicable under the circumstances, such reasonable prior written notice as is practicable) of any proposed issuance subject to this Section 2.2, unless such prior notice, including all relevant information regarding the timing of such issuance, shall have been given, at least 20 Business Days prior to such issuance, at a meeting of the Board at which, in the case of such required notice to the R Parties, any R Director is in attendance and, in the case of such required notice to TD, a TD Director who is also an officer of TD is in attendance, and such notice is expressly given to such directors in their capacity as stockholders of the Company (or representatives thereof). The R Parties shall be entitled to allocate, as among the R Parties, the number of Voting Securities, options, warrants, convertible debt or equity securities, or shares of Capital Stock entitled to be purchased by the R Parties (collectively) pursuant to this Section 2.2. In the event that any of the R Parties elects to exercise their purchase rights pursuant to this Section 2.2, the R Parties shall provide to the Company and TD written notice of such election to purchase such securities hereunder and such allocation prior to the proposed date of issuance to the R Parties of such securities. TD shall likewise provide, or cause to be provided, to the Company and the R Parties written notice of its election to purchase securities pursuant to this Section 2.2 prior to the proposed date of issuance. Each of the R Parties and TD shall purchase the securities that such party has elected to purchase concurrently with the related issuance of such securities by the Company (or, if such party was given less than five Business Days’ prior written notice of such issuance, then within 10 Business Days following such issuance).
      (d) In the event that the proposed issuance by the Company of shares of Common Stock (or options, warrants, convertible securities or similar securities) which gave rise to the exercise by the R Parties and/or TD of their purchase rights pursuant to this Section 2.2 shall be terminated or abandoned by the Company without the issuance of any securities, then the purchase rights of the R Parties and TD pursuant to paragraph (a)-(c) above shall also terminate as to such proposed issuance by the Company (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company by the R Parties or TD shall be refunded in full.
      (e) In addition to the acquisitions of securities of the Company permitted by this Section 2.2, subject to the restrictions of Section 2.1(a)(i)(A) or Section 2.1(a)(ii)(A), as applicable, TD or the R Parties may acquire additional Voting Securities, at any time or from time to time, on the open market, in privately negotiated transactions, by tender or exchange offer or otherwise.
      Section 2.3.     Application of Agreement to Additional Voting Securities. Any additional Voting Securities of which TD or any R Party acquires Beneficial Ownership following the Closing shall be subject to the restrictions and commitments contained in this Agreement as fully as if such Voting Securities were Beneficially Owned by such Person as of the Closing (it being understood that, in the case of TD, Ordinary Course Securities shall be subject to this Agreement solely to the extent provided in Section 6.2).
ARTICLE III
Transfer Restrictions
      Section 3.1.     General Transfer Restrictions. The right of TD, any R Party or any of their respective Affiliates to Transfer any Voting Securities Beneficially Owned by such Person is subject to the restrictions set forth in this Article III, and no Transfer by TD, any R Party or any of their respective Affiliates of Voting Securities Beneficially Owned by such Person may be effected except in compliance with this Article III. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company. No Transfer by TD or an R Party shall be effective unless and until the Company shall have been furnished with information reasonably satisfactory to it demonstrating that such Transfer is (x) in compliance with this Article III and (y) registered under, exempt from or not subject to the provisions of Section 5 of the Securities Act and any other applicable securities laws.
      Section 3.2.     Specific Transfer Restrictions. Without the prior approval of the Outside Independent Directors Committee, neither TD nor any R Party shall, nor shall they permit any of their respective

Affiliates to, Transfer any Voting Securities Beneficially Owned by such Person; provided that the foregoing restriction shall not be applicable to Transfers:

(a) effected in order to comply with the requirements of Section 2.1(c), provided that, without the prior approval of the Outside Independent Directors Committee, no Transferring party nor any of its Affiliates shall knowingly Transfer Voting Securities pursuant to this paragraph (a) to any Person who, after consummation of such Transfer, would have Beneficial Ownership of Voting Securities representing in the aggregate 5% or more of the Total Voting Power;

(b) pursuant to a firm commitment, underwritten distribution of Voting Securities to the public, registered under the Securities Act, in which the Transferring party or parties (and/or such party’s Affiliates, if applicable) instruct the underwriters to use their reasonable best efforts to (i) effect as wide a distribution of such Voting Securities as is reasonably practicable, and (ii) not sell Voting Securities to any Person who after consummation of such offering would have Beneficial Ownership of Voting Securities representing in the aggregate 5% or more of the Total Voting Power;

(c) pursuant to the restrictions of Rule 144 under the Securities Act applicable to sales of securities by Affiliates of an issuer (regardless of whether such Transferring party or its applicable Affiliate is deemed at such time to be an Affiliate of the Company for purposes of Rule 144);

(d) pursuant to any sale, merger, consolidation, acquisition (including by way of tender offer or exchange offer or share exchange), recapitalization or other business combination involving the Company or any of its Subsidiaries pursuant to which more than 25% of the Voting Securities or the consolidated total assets of the Company would be acquired or received by any Person (other than the Company or its Subsidiaries) in one or a series of related transactions, provided that the Board has approved such transaction or proposed transaction and recommended it to the stockholders of the Company (and has not withdrawn such recommendation);

(e) to any Person who, after consummation of such Transfer, would have Beneficial Ownership of Voting Securities representing in the aggregate less than 5% of the Total Voting Power;

(f) in the case of a Transfer by TD, to a Subsidiary of TD which executes and delivers to the other parties hereto an agreement to be subject to, and bound by, the terms of this Agreement to the same extent as TD (provided that TD shall remain a party to this Agreement and shall be responsible for any breach of this Agreement by such Subsidiary); or

(g) in the case of a Transfer by an R Party, (i) to another R Party, provided that the Voting Securities so Transferred become fully subject to this Agreement and provided, further, in the case of a Transfer to the Ricketts Grandchildren Trust, that such Transfer is not part of a plan to avoid the provisions of Section 4.6 with respect to the Transferring party; (ii) to a trust, family partnership or limited liability company (x) whose beneficiaries or equity owners, as applicable, consist of such R Party and/or such R Party’s spouse and/or any Person related by blood, marriage or adoption to such R Party or such R Party’s spouse and (y) that executes and delivers to the other parties hereto an agreement to be subject to, and bound by, the terms of this Agreement to the same extent as the Transferring R Party; (iii) as a bona fide gift to a child or grandchild of such R Party, provided that no Transfer may be made pursuant to this paragraph (g)(iii) to any such individual if, after giving effect to such Transfer, the aggregate number of Voting Securities Transferred to such individual in any calendar year pursuant to this paragraph (g)(iii) exceeds $11,000 of Fair Market Value; (iv) to any Family Member of such R Party, so long as such Family Member executes and delivers to the other parties hereto an agreement to be subject to, and bound by, the terms of this Agreement to the same extent as the Transferring R Party; or (v) subject to Section 5.8(c), to TD in the Tender Offer.
      Section 3.3.     Legend on Securities. (a) Each certificate representing shares of Voting Securities Beneficially Owned by TD, any R Party, or any of their respective Affiliates and subject to the terms of this Agreement shall bear the following legends (the “Legends”) on the face thereof, to the extent applicable:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN STOCKHOLDERS AGREEMENT DATED AS OF JUNE 22, 2005, AMONG TD AMERITRADE HOLDING CORPORATION, THE STOCKHOLDERS LISTED ON SCHEDULE A THERETO, AND THE TORONTO-DOMINION BANK, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “AGREEMENT”), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF TD AMERITRADE HOLDING CORPORATION.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”
      (b) Upon any acquisition by TD or any R Party of Beneficial Ownership of additional Voting Securities, such party shall, or shall cause its applicable Affiliate who is the record owner of such Voting Securities to, as applicable, submit the certificates representing such Voting Securities to the Company so that the Legends (to the extent required by this Section 3.3) may be placed thereon (if not so endorsed upon issuance).
      (c) The Company shall make a notation on its records and/or give instructions to any transfer agents or registrars for the Common Stock in order to implement the restrictions on Transfer set forth in this Agreement.
ARTICLE IV
Corporate Governance
      Section 4.1.     Composition of the Board. (a) The authorized number of Directors comprising the Board shall be twelve, divided into three classes as provided in the Restated Charter.
      (b) The persons to be nominated for election as Directors shall be designated as follows:

(i) the R Parties shall initially have the right to designate three R Directors to be nominated for election (each of whom shall be assigned to a different class of directors, as designated by the R Parties), and the total number of R Directors that the R Parties are entitled to so designate shall be subsequently adjusted from time to time pursuant to paragraphs (c) and (f) below;

(ii) TD shall initially have the right to designate five TD Directors to be nominated for election (one of whom shall be a Class I Director, two of whom shall be Class II Directors and two of whom shall be Class III Directors, as designated by TD), and the total number of TD Directors that TD is entitled to so designate shall be subsequently adjusted from time to time pursuant to paragraphs (d) and (g) below;

(iii) the individual then serving as chief executive officer of the Company, for so long as such individual holds such position (who shall be a Class I Director); and

(iv) initially, three Outside Independent Directors designated in accordance with Section 4.2(a) and thereafter, a number of Outside Independent Directors equal to three plus such number of additional Outside Independent Directors, if any, entitled to be designated from time to time pursuant to paragraphs (f) and (g) below (after giving effect to any reductions in such number of additional Outside Independent Directors required by paragraphs (f)(iv) or (g)(iv) below), in each case designated or appointed as provided in Section 4.2.

      (c) If, as of the Ownership Date, the R Parties’ Ownership Percentage is not at least 20.83%, and the number of R Directors has not already been adjusted, as of the Ownership Date, to a number less than three pursuant to paragraph (f), then one R Director (as selected by the R Parties) shall resign from the Board, and the resulting vacancy shall be filled by an Outside Independent Director in accordance with Section 4.2(c), in each case effective as of immediately prior to the following annual meeting of stockholders of the Company. In the event that such R Director fails to deliver his or her resignation as required pursuant to this Section 4.1(c), the parties hereto shall take all necessary action to cause such Director to be removed from the Board.
      (d) If, as of the Ownership Date, TD’s Ownership Percentage is not at least 37.5%, and the number of TD Directors has not already been adjusted, as of the Ownership Date, to a number less than five pursuant to paragraph (g), then one of the TD Directors (as selected by TD) shall resign from the Board, and the resulting vacancy shall be filled by an Outside Independent Director in accordance with Section 4.2(c), in each case effective as of immediately prior to the following annual meeting of stockholders of the Company. In the event that such TD Director fails to deliver his or her resignation as required pursuant to this Section 4.1(d), the parties hereto shall take all necessary action to cause such Director to be removed from the Board.
      (e) Following the Ownership Date the number of R Directors shall be reduced only in accordance with paragraph (f) below, and the number of TD Directors shall be reduced only in accordance with paragraph (g) below.
      (f) (i) If from time to time following the Closing, the R Parties’ Ownership Percentage decreases from one R Party Ownership Level (as specified below) to another as a result of Transfers of Voting Securities by the R Parties or any of their respective Affiliates, and the R Parties’ Ownership Percentage remains, for at least 30 consecutive days, at an R Party Ownership Level such that the number of R Directors then serving on the Board exceeds the number of R Directors set forth opposite the R Party Ownership Level which represents the R Parties’ Ownership Percentage at the end of such 30-day period, then the number of R Directors shall be reduced to the total number set forth opposite the R Party Ownership Level which represents the R Parties’ Ownership Percentage at the end of such 30-day period.
      (ii) If from time to time after the Closing, the R Parties’ Ownership Percentage decreases from one R Party Ownership Level to another as a result of share issuances by the Company or other actions or events other than Transfers of Voting Securities by the R Parties or any of their respective Affiliates and the R Parties do not comply with paragraph (h) below, then if at the applicable anniversary date as of which the R Parties failed to be in compliance with the requirements of paragraph (h) the number of R Directors then serving on the Board exceeds the number of R Directors set forth opposite the R Party Ownership Level which represents the R Parties’ Ownership Percentage as of such anniversary date, then the number of R Directors shall be reduced to the total number shown below opposite the R Party Ownership Level which represents the R Parties’ Ownership Percentage as of such anniversary date.
      (iii) Any reduction in the number of R Directors required by paragraphs (i) or (ii) above will be accomplished by the resignation or removal of one or more of the R Directors (as designated by the R Parties), effective (except as provided in Section 6.3(a)) as of immediately prior to the following annual meeting of stockholders of the Company (unless and to the extent that, prior to the date of such annual meeting, the number of R Directors entitled to be designated is increased pursuant to paragraph (iv) below). Any vacancy resulting from such reduction in the number of R Directors shall be filled by an Outside Independent Director in accordance with Section 4.2(c).
      (iv) If from time to time following the Closing and one or more reductions in the number of R Directors pursuant to paragraphs (c), (f)(i) or (f)(ii) above, the R Parties’ Ownership Percentage increases from one R Party Ownership Level to another and the R Parties’ Ownership Percentage remains, for at least 30 consecutive days, at an R Party Ownership Level such that the number of R Directors then serving on the Board is less than the number of R Directors set forth opposite the R Party Ownership Level which represents the R Parties’ Ownership Percentage at the end of such 30-day period, the number of R Directors shall be increased to the total number shown below opposite the R Party Ownership Level which represents the R Parties’ Ownership Percentage at the end of such 30-day period. This increase will be accomplished by the resignation or removal of one or more of the Outside Independent Directors (as selected by the Outside Independent Directors Committee), and the resulting vacancy shall be filled by an R Director designated by a majority of the remaining R Directors or the sole remaining R Director (or, if there are no remaining R Directors, by the R Parties), in each case effective as of immediately prior to the following annual meeting of stockholders of the Company.
      (v) For purposes of this Agreement, the “R Party Ownership Levels” shall be as follows:

Total Number of
R Party Ownership Level	R Directors

Greater than 20.83%	3
Greater than 12.50% to 20.83%	2
Greater than 4.17% to 12.50%	1
4.17% or less	0
      (g) (i) If from time to time following the Closing, TD’s Ownership Percentage decreases from one TD Ownership Level (as specified below) to another as a result of Transfers of Voting Securities by TD or any of its Affiliates, and TD’s Ownership Percentage remains, for at least 30 consecutive days, at a TD Ownership Level such that the number of TD Directors then serving on the Board exceeds the number of TD Directors set forth opposite the TD Ownership Level which represents TD’s Ownership Percentage at the end of such 30-day period, then the number of TD Directors shall be reduced to the total number set forth opposite the TD Ownership Level which represents TD’s Ownership Percentage at the end of such 30-day period.
      (ii) If from time to time after the Closing, TD’s Ownership Percentage decreases from one TD Ownership Level to another as a result of share issuances by the Company or other actions or events other than Transfers of Voting Securities by TD or any of its Affiliates and TD does not comply with paragraph (h) below, then if at the applicable anniversary date as of which TD failed to be in compliance with the requirements of paragraph (h) the number of TD Directors then serving on the Board exceeds the number of TD Directors set forth opposite the TD Ownership Level which represents TD’s Ownership Percentage as of such anniversary date, then the number of TD Directors shall be reduced to the total number shown below opposite the TD Ownership Level which represents TD’s Ownership Percentage as of such anniversary date.
      (iii) Any reduction in the number of TD Directors required by paragraphs (i) or (ii) above will be accomplished by the resignation or removal of one or more of the TD Directors (as designated by TD), effective (except as provided in Section 6.3(c)) as of immediately prior to the following annual meeting of stockholders of the Company (unless and to the extent that, prior to the date of such annual meeting, the number of TD Directors entitled to be designated is increased pursuant to paragraph (iv) below). Any vacancy resulting from such reduction in the number of TD Directors shall be filled by an Outside Independent Director in accordance with Section 4.2(c).
      (iv) If from time to time following the Closing and one or more reductions in the number of TD Directors pursuant to paragraphs (d), (g)(i) or (g)(ii) above, TD’s Ownership Percentage increases from one TD Ownership Level to another and TD’s Ownership Percentage remains, for at least 30 consecutive days, at a TD Ownership Level such that the number of TD Directors then serving on the Board is less than the number of TD Directors set forth opposite the TD Ownership Level which represents TD’s Ownership Percentage at the end of such 30-day period, the number of TD Directors shall be increased to the total number shown below opposite the TD Ownership Level which represents TD’s Ownership Percentage at the end of such 30-day period. This increase will be accomplished by the resignation or removal of one or more of the Outside Independent Directors (as selected by the Outside Independent Directors Committee), and the resulting vacancy shall be filled by a TD Director designated by a majority of the remaining TD Directors or the sole remaining TD Director (or, if there are no remaining TD Directors, by TD), in each case effective as of immediately prior to the following annual meeting of stockholders of the Company.
      (v) For purposes of this Agreement, the “TD Ownership Levels” shall be as follows:

Total Number of
TD Ownership Level	TD Directors

Greater than 37.5%	5
Greater than 29.17% to 37.5%	4
Greater than 20.83% to 29.17%	3
Greater than 12.50% to 20.83%	2
Greater than 4.17% to 12.50%	1
4.17% or less	0
      (h) In order to avoid a reduction in the number of R Directors pursuant to paragraph (f)(ii) above or the number of TD Directors pursuant to paragraph (g)(ii) above, following a reduction from one R Party Ownership Level or TD Ownership Level, as applicable, to another, the R Parties or TD must comply with the following requirements:

(i) prior to the first anniversary of the most recent Measurement Date, such party must attain an Ownership Percentage representing an increase in such party’s Ownership Percentage of at least 33.3% of the Shortfall Amount as of such Measurement Date;

(ii) prior to the second anniversary of the most recent Measurement Date, such party must attain an Ownership Percentage representing an increase in such party’s Ownership Percentage of at least 66.7% of the Shortfall Amount as of such Measurement Date; and

(iii) prior to the third anniversary of the most recent Measurement Date, such party must reacquire Beneficial Ownership of Voting Securities representing at least 100% of the Shortfall Amount as of such Measurement Date.

(i) No party shall designate a director who (i) has been removed for cause from the Board, or (ii) has ever been convicted of a felony, or (iii) is or, within ten years prior to the date of designation, has been subject to any permanent injunction for violation of any federal or state securities law.
      Section 4.2. “Selection of Outside Independent Directors.” (a) The initial Outside Independent Directors shall be selected, prior to the filing date of the SEC Proxy Statement (as defined in the Share Purchase Agreement), by Dan W. Cook III, Michael D. Fleisher, Glenn H. Hutchins, C. Kevin Landry and Mark L. Mitchell, from among their number (or, if fewer than three of such five eligible Directors are willing to be designated as Outside Independent Directors, then such five eligible Directors shall select, subject to the consent of each of TD and JR, such consent not to be unreasonably withheld, another individual (an “Alternate Designee”), who must qualify both as an Outside Independent Director and as an Audit Qualified Director to be designated as an Outside Independent Director (the Directors and/or Alternate Designees so selected, the “Initial Designees”) (each of whom shall be assigned to a different class of Directors, as they shall mutually agree among themselves prior to the Closing Date); provided, however, that if prior to the Closing, any Initial Designee ceases to be a Director (or, in the case of an Alternate Designee, elects not to serve as an Outside Independent Director), then the remaining Initial Designees shall select another qualifying Director (or, if no other qualifying Director is willing to serve, an Alternate Designee) to serve as an initial Outside Independent Director, subject to the consent of each of TD and JR, such consent not to be unreasonably withheld. Following any such selection of and consent to a replacement designee in accordance with the preceding sentence, such individual shall thereafter be deemed to be an Initial Designee. If any replacement of an Initial Designee is required pursuant to this Section 4.2(a), any replacement designee must qualify both as an Outside Independent Director and as an Audit Qualified Director.

      (b) With respect to each annual or special meeting of the stockholders of the Company at which one or more Outside Independent Directors are to be elected, the Outside Independent Directors Committee shall have sole authority on behalf of the Board to nominate, in accordance with the requirements of paragraph (d) below, candidates for election to such office as Outside Independent Directors by the stockholders of the Company.
      (c) (i) Any vacancy, whether resulting from the resignation, retirement, removal from office or other cause, of an Outside Independent Director, (ii) any vacancy resulting from the resignation or removal of an R Director pursuant to Sections 4.1(c), 4.1(f) or 6.3(a) and (iii) any vacancy resulting from the resignation or removal of a TD Director pursuant to Sections 4.1(d) or 4.1(g), shall in each such case be filled by the Outside Independent Directors Committee, in accordance with the requirements of paragraph (d) below and subject to Sections 4.1(f)(iv) and 4.1(g)(iv).
      (d) Whenever the Outside Independent Directors Committee is authorized to nominate or appoint an Outside Independent Director pursuant to this Section 4.2, such committee shall prepare, and provide to TD and the R Parties, a list of candidates for such position. Within ten Business Days of their receipt of such list, each of TD and the R Parties shall notify the Outside Independent Directors Committee of any candidates included on such list which such party rejects from consideration for such Outside Independent Director position, provided that neither TD nor the R Parties may reject candidates without a reasonable basis for doing so. Failure by either TD or the R Parties to so notify the Outside Independent Directors Committee of rejected candidates within such ten Business Day period shall be deemed to be an approval by such party of all candidates included in the list provided to such party. The Outside Independent Directors Committee shall then nominate or appoint for each such available Outside Independent Director position a candidate included on the list provided to TD and the R Parties and not rejected by either TD or the R Parties. In exercising its right to nominate and appoint Outside Independent Directors, the Outside Independent Directors Committee shall take all action available to it to ensure that, at all times, at least three Outside Independent Directors qualify as Audit Qualified Directors.
      Section 4.3.     Vacancies Among R Directors and TD Directors. (a) Any vacancy, whether resulting from the resignation, retirement, removal from office or other cause, of an R Director (other than pursuant to Sections 4.1(f) or 6.3(a)) shall be filled with a replacement R Director designated by a majority of the remaining R Directors or the sole remaining R Director (or, if there are no remaining R Directors, by the R Parties).
      (b) Any vacancy, whether resulting from the resignation, retirement, removal from office or other cause, of a TD Director (other than pursuant to Section 4.1(g)) shall be filled with a replacement TD Director designated by a majority of the remaining TD Directors or the sole remaining TD Director (or, if there are no remaining TD Directors, by TD).
      Section 4.4.     Committees. (a) The Company shall, to the extent permitted by applicable laws, rules and regulations (including any requirements under the Exchange Act or the rules of the Nasdaq National Marketplace or any other applicable securities exchange or automated inter-dealer quotation system on which the Common Stock is then listed or quoted), cause each committee of the Board (other than the Outside Independent Directors Committee and the Non-TD Directors Committee) to initially consist of two TD Directors, one R Director and two Outside Independent Directors. If from time to time following the Closing, TD’s Ownership Percentage decreases to, and remains for at least 30 consecutive days, less than thirty percent (30%), then the number of TD Directors on each such committee of the Board shall decrease to one (1). If from time to time following the Closing, TD’s or the R Parties’ Ownership Percentage decreases to, and remains for at least 30 consecutive days, less than ten percent (10%), then the number of TD Directors or R Directors, as the case may be, on each such committee of the Board shall decrease to zero (0). Any reduction in the number of TD Directors or R Directors on any committee pursuant to this paragraph will be accomplished by the immediate resignation or removal of one or more of the TD Directors or R Directors, as the case may be, from such committee. Any vacancy resulting from such reduction shall be filled by an Outside Independent Director designated by the Board. If from time to time following the Closing and one or more reductions in the number of TD Directors or

R Directors on any committee pursuant to this paragraph, TD’s or the R Parties’ Ownership Percentage, as the case may be, remains, for at least 30 consecutive days, at an Ownership Percentage such that such reduction would not have taken place, then at the end of such thirty-day period an Outside Independent Director shall immediately resign or be removed from such committee (as selected by the Outside Independent Directors Committee) and the resulting vacancy shall be filled by a TD Director (designated by the TD Directors) or a R Director (designated by the R directors), as the case may be.
      (b) Notwithstanding the provisions of paragraph (a), no TD Director or R Director, as applicable, shall be entitled to serve on any ad hoc, special or similar committee established by the Board to consider a matter with respect to which the Outside Independent Directors Committee has determined, following consultation with counsel to the Company, that TD or the R Parties (or such particular TD Director or R Director), as applicable, has an interest such that the participation by any TD Director or R Director (or such particular TD Director or R Director), as applicable, on such committee would compromise the independence of such committee or otherwise materially impair the functioning of such committee.
      Section 4.5.     Agreement to Vote. (a) Each of the R Parties and TD shall vote, or cause to be voted, or execute written consents with respect to, all the shares of Common Stock that it Beneficially Owns (and which are entitled to vote on such matter) in favor of the election or removal of each candidate designated or nominated for election pursuant to this Article IV or designated for removal pursuant to this Article IV or Section 6.3(a);
      (b) None of the R Parties or TD shall (i) nominate or designate, (ii) vote for, or (iii) make, or in any way participate, directly or indirectly, in, any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Commission) or seek to advise or influence any Person with respect to the voting of, any Voting Securities in respect of the election of, any candidate for election or appointment as a Director except as provided in Sections 4.1 or 4.3;
      (c) Each of the R Parties and TD shall vote, or cause to be voted, or execute written consents with respect to, all the shares of Common Stock that it Beneficially Owns (and which are entitled to vote on such matter), and shall take all other necessary or desirable actions within its control (including calling a meeting of stockholders of the Company, attending all meetings in person or by proxy for purposes of obtaining a quorum, voting to remove Directors not designated in accordance with the provisions of this Agreement and executing all written consents in lieu of meetings, as applicable), to effectuate the provisions of this Article IV and Section 6.3(a);
      (d) None of the R Parties or TD shall vote, or permit the voting of, or execute written consents with respect to, shares of Common Stock Beneficially Owned by such Person in favor of the removal of a Director nominated or designated in accordance with this Article IV, in each case other than for cause or if such Director is designated for removal pursuant to this Article IV or Section 6.3(a);
      (e) If, for any reason, any Director nominee nominated or designated in accordance with this Article IV is not elected to the Board, the R Parties and TD will call a special meeting or act by written consent to vote for the removal of the Director not so nominated or designated in accordance with this Article IV and to vote for the election to the Board of the nominee so nominated or designated; and
      (f) The Company, subject to the Board’s fiduciary duties, shall take all necessary and desirable actions within its control (including calling special meetings of the Board and stockholders) to effectuate the provisions of this Article IV. Without limiting the foregoing, the Company shall use its reasonable best efforts, in connection with each annual or special meeting of stockholders held to elect Directors and with respect to any action by written consent to elect Directors, to solicit from its stockholders eligible to vote for the election of Directors proxies or consents in favor of the election of each candidate nominated for election as a Director in accordance with this Article IV, and against the election of any candidate not so nominated in accordance with this Article IV.
      Section 4.6.     Proxies. (a) Each R Party (other than the Ricketts Grandchildren Trust) hereby irrevocably appoints as its proxy and attorney-in-fact, Ellen Koplow, in her capacity as the General Counsel of the Company, and any individual who shall hereafter succeed to such office at the Company, with full power of substitution, to vote or execute written consents with respect to all Voting Securities Beneficially Owned by such R Party in accordance with Sections 4.5, 5.7 and 6.3(a), provided that such proxy may only be exercised if such R Party fails to comply with the terms of Sections 4.5, 5.7 or 6.3(a). This proxy is coupled with an interest and shall be irrevocable prior to the termination of this Agreement with respect to such R Party, and each R Party will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such R Party with respect to any Voting Securities Beneficially Owned by such R Party.
      (b) TD hereby irrevocably appoints as its proxy and attorney-in-fact, Ellen Koplow, in her capacity as the General Counsel of the Company, and any individual who shall hereafter succeed to such office of the Company, with full power of substitution, to vote or execute written consents with respect to all Voting Securities Beneficially Owned by TD in accordance with Sections 4.5, 5.7 and 6.3(a), provided that such proxy may only be exercised if TD fails to comply with the terms of Sections 4.5, 5.7 or 6.3(a). This proxy is coupled with an interest and shall be irrevocable prior to the earlier to occur of an R Party Termination Event and termination of this Agreement with respect to TD, and TD will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by TD with respect to any Voting Securities Beneficially Owned by it.
      Section 4.7.     Notice of Initial R Directors and TD Directors. The R Parties and TD shall each provide written notice to the other and to the Company, not less than 5 days prior to the expected filing date of the SEC Proxy Statement (as defined in the Share Purchase Agreement) of the individuals who shall be designated as the initial three R Directors and five TD Directors pursuant to Section 5.13 of the Share Purchase Agreement) of the individuals who shall be designated as the initial three R Directors and five TD Directors pursuant to Section 5.13 of the Share Purchase Agreement; provided, however, that if either the R Parties or TD have not selected their respective nominees by such date, then notwithstanding the foregoing, the R Parties or TD, as the case may be, shall instead provide such notice at least 5 days prior to the expected date of the Closing (or, if such period of notice is not practicable under the circumstances because an individual who has been so designated is no longer available for such service, such prior notice as is practicable).
ARTICLE V
Other Covenants
      Section 5.1.     Information Rights. (a) The Company shall provide TD, on an ongoing and confidential basis, such access to and information with respect to the Company’s and its Subsidiaries’ businesses, operations, plans and prospects as TD may from time to time reasonably determine it requires in order to appropriately manage and evaluate its investment in the Company and to comply with its obligations under United States and Canadian securities and tax laws, including, to the extent applicable, Rule 13a-15 under the Exchange Act.
      (b) Without limiting the generality of the foregoing, following the end of each fiscal quarter and fiscal year of the Company, the Company shall furnish to TD the consolidated and consolidating financial statements of the Company promptly after such statements are prepared (including providing draft statements as such statements become available and, with respect to fiscal years, audit reports as such reports become available), together with such supporting detailed information as TD may reasonably request to enable it to prepare its own consolidated financial statements. In addition, the Company shall furnish to TD, promptly after the end of each calendar month, copies of such internal management financial reports regarding the Company’s financial results and operations as are regularly prepared by the Company. The Company shall also furnish to TD any other information reasonably requested by TD in respect of the Company and its Subsidiaries that, in TD’s reasonable opinion, is required to enable TD or any of its Subsidiaries to (i) compute any tax surplus account, (ii) determine the status of the Company or its Subsidiaries as “foreign investment entities” for purposes of Canadian taxation or any other determination affecting the taxation of TD’s investment in the Company, or (iii) complete and file on a timely basis any tax return, including any return, report, declaration, election, notice, filing, information return or statement, with any Governmental Authority.
      (c) The Company will, and will cause each of its Subsidiaries to, make available to representatives of the Office of the Superintendent of Financial Institutions (Canada) and any other regulatory agencies with authority over TD or any of its Subsidiaries, such of its books, records and personnel, and provide access to such of its offices and other facilities, as such representatives may from time to time request, and will comply promptly and fully with any request for information that such representatives may make from time to time.
      (d) TD shall keep all non-public information obtained under this Section 5.1 confidential and shall not disclose any of such information in any manner whatsoever other than as may be required by applicable law, including the rules of any securities exchange on which TD’s securities may be listed and as may be necessary in connection with the public disclosure of TD’s consolidated financial statements and operating results.
      (e) TD shall promptly provide to the Company any information regarding TD and its Subsidiaries that is reasonably required for the Company to comply with applicable laws, including the rules of any national securities exchange or inter-dealer quotation system by which the Company’s securities may be listed or quoted.
      (f) This Section 5.1 shall terminate upon the first date that TD no longer Beneficially Owns Voting Securities representing at least 15% of the Total Voting Power.
      Section 5.2.     Trade Name. The Company and its Subsidiaries shall use the trade name “TD Ameritrade” as their brand and marketing name pursuant to the terms of the Trademark License Agreement.
      Section 5.3.     Obligation of the Company to Repurchase Shares. If, at any time after the Closing, the Company shall issue shares of Common Stock (i) upon exercise of any option, warrant, stock appreciation right or other similar instrument granted to its Directors, officers, employees, consultants or others, or (ii) in the form of restricted shares or similar instruments, in either case pursuant to any compensation, retention, incentive or similar program or arrangement in effect from time to time, then the Company shall, unless prohibited by law, and subject to the receipt of any required regulatory approval, use all reasonable efforts to repurchase a corresponding number of shares of Common Stock in the open market within 120 days after any such issuance so that the net total number of outstanding shares of Common Stock is not increased by such issuance, provided that the Company shall have no repurchase obligation under this Section 5.3 in the event that the aggregate number of shares of Common Stock subject hereto, together with any prior issuances contemplated by this Section 5.3 with respect to which the Company has not yet effected repurchases hereunder, do not exceed 2,000,000. The Company shall also be permitted to meet its obligations hereunder by means of an ongoing regular stock repurchase plan (including a plan implemented under Rule 10b-18 or Rule 10b5-1 under the Exchange Act), in which case offsetting repurchases may occur prior to or following the related issuance of Common Stock hereunder.
      Section 5.4.     Non-Competition. (a) Neither JR (for so long as he is serving as a Director) nor TD, nor any of their respective Affiliates, shall directly or indirectly engage in, affirmatively assist or induce any other Person to engage in, acquire Beneficial Ownership of any equity interest in any Person engaged in, or serve (or designate any individual to serve) as a director or executive officer of any Person engaged in, the Business in (x) the United States (either through facilities and operations in the United States or by other channels or media directed toward U.S. residents (and not as an incident to the conduct of business outside the U.S. and/or with non-U.S. residents)) or (y) solely in the case of JR or any of his Affiliates, Canada (either through facilities and operations in Canada or by other channels or media directed toward Canadian residents (and not as an incident to the conduct of business outside Canada and/or with non-Canadian residents)), except in each case (i) through their respective ownership of

Capital Stock of, or service as an officer, director or employee of, the Company or its Subsidiaries, or (ii) solely in the case of TD or its Affiliates, pursuant to an Incidental Acquisition in connection with which TD or such Affiliate complies with this Section 5.4. Notwithstanding the foregoing, nothing in this Section 5.4 shall prevent JR, TD or any of their respective Affiliates from Beneficially Owning a passive investment representing less than 2% of any class of equity securities of any Person that is engaged in the Business in (x) the United States or (y) solely in the case of JR or any of his Affiliates, Canada, provided, in each case, that such class of equity securities is traded on a national securities exchange in the United States or the Toronto Stock Exchange or quoted on the Nasdaq National Market. In addition, nothing in this Section 5.4 shall prohibit or restrict TD or its Affiliates from engaging in the following activities in the ordinary course of their banking and securities businesses, as now or hereafter conducted, whether or not the relevant issuer, borrower, counterparty, lessee, trustee or other Person engages in the Business in the United States:

(i) securities underwriting, placement, dealing, investment banking, financial structuring, securitization or syndication;

(ii) acquiring Beneficial Ownership of any equity interest in any Person pursuant to normal course broker/ dealer activity;

(iii) originating, arranging, purchasing, selling or dealing in secured or unsecured loans, conditional sales agreements, capital and other leases, debt instruments, or any participation interests in any of the foregoing and any liquidity, credit enhancement or hedging facilities related to any of the foregoing or to any of the activities covered in paragraph (i) above;

(iv) investments made by hedge funds, investment funds and similar pooled investment vehicles in which TD or its Affiliates participate as a limited partner or as a member of a limited liability company and in any such case do not control the management of such entity;

(v) actions taken to secure or collect debts or other obligations previously contracted by TD or its Affiliates in the ordinary course of their business (including any foreclosure, realization, repossession, liquidation or management of any securities or other collateral pursuant thereto);

(vi) full-service brokerage operations conducted by Toronto-Dominion Holdings (USA) Inc. and its Subsidiaries, to the extent that such services are provided solely in support of and as a complement to (and not operated separately from) Toronto-Dominion Holdings (USA) Inc.’s and its Subsidiaries’ other investment banking and broker-dealer businesses, but in all cases excluding the provision of securities brokerage services to retail investors and investment advisors which services are offered primarily through the internet or other on-line media;

(vii) securities brokerage activities, including offering and selling shares of open and closed end mutual funds (including exchange traded funds, but in all cases excluding the provision of securities brokerage services to retail investors and investment advisors which services are offered primarily through the internet or other on-line media), conducted or carried on by (x) TD Banknorth Inc., (y) any insured depository institution (as such term is defined in 12 U.S.C. § 1813(c)(2) or any successor provision) or holding company thereof of which TD Banknorth Inc. or TD acquires control (as such term is defined in 12 U.S.C. § 1841(a)(2) or any successor provision) or (z) any of the respective Subsidiaries of the entities described in the preceding clauses (x) and (y); and

(viii) purchasing, holding, selling or otherwise dealing in securities of other Persons in the various capacities listed in the definition of “Ordinary Course Securities” set forth in this Agreement (other than the brokerage capacities listed in such definition, to the extent any such activity would constitute engaging in the Business).
      (b) If TD or any of its Affiliates completes an Incidental Acquisition, the following procedures shall apply:

(i) TD or its applicable Affiliate shall, as promptly as practicable but in any event within three months of the date of completion of such Incidental Acquisition, offer to contribute the acquired

Competing Entity to the Company in exchange for an aggregate number of shares of Common Stock and/or an amount in cash equal to the Appraised Value, determined as of the date of consummation of such Incidental Acquisition. The determination of the form of consideration payable to TD in connection with any such contribution shall be made by the Non-TD Directors Committee, provided that such consideration must be paid in cash to the extent that payment in Common Stock would result in TD Beneficially Owning Voting Securities representing more than the TD Ownership Limitation Percentage. Within one month after receipt of TD’s offer to contribute the acquired Competing Entity, an Appraiser or Appraisers shall be selected in accordance with the procedures set forth in paragraph (v) below.

(ii) During the three-month period following the determination of the Appraised Value of the acquired Competing Entity, the Non-TD Directors Committee shall determine whether or not to cause the Company to purchase the acquired Competing Entity for the consideration set forth above. If the Non-TD Directors Committee determines that the Company shall purchase the acquired Competing Entity, the Company and TD shall cooperate and use their reasonable best efforts to cause the purchase to be consummated as promptly as practicable thereafter. In the event that the Non-TD Directors Committee determines that the Company shall not purchase the acquired Competing Entity, or in the event that the purchase of the acquired Competing Entity is not consummated by the Company for any reason within one year after the date on which the Non-TD Directors Committee determined that the Company shall purchase the acquired Competing Entity (including failure to obtain the necessary regulatory approvals), then TD shall use its commercially reasonable efforts to dispose of the acquired Competing Entity, or of such assets (including stock of Subsidiaries) of such Competing Entity as would cause it to cease to constitute a Competing Entity, within two years of the date on which the Non-TD Directors Committee determined that the Company shall not purchase the acquired Competing Entity or the date on which the proposed purchase of the acquired Competing Entity by the Company was terminated or abandoned, as applicable. During such two-year period, TD may hold and operate the acquired Competing Entity either separately or combined with other TD operations.

(iii) If during the two-year period referred to in paragraph (ii) above TD is not able to dispose of, or enter into a binding definitive agreement to dispose of, such acquired Competing Entity for a purchase price equal to 90% or more of its Appraised Value determined pursuant to paragraph (v) below despite TD’s exercise of commercially reasonable efforts to effect such a disposition, then TD or such Affiliate may thereafter elect to either dispose of such Competing Entity or operate such Competing Entity independently of the Company and without restriction on its business or operations, except TD shall again comply with this Section 5.4 with respect to any subsequent Incidental Acquisition effected by TD or its Affiliates either directly or through such previously acquired Competing Entity.

(iv) The number of shares of Common Stock issuable to TD or its Affiliates in exchange for any contribution of a Competing Entity pursuant to this Section 5.4 shall be determined based on the Fair Market Value of the Common Stock using the date of completion of such contribution as the determination date therefor.

(v) All determinations of the Appraised Value of a Competing Entity shall be determined as follows:

(A) The Non-TD Directors Committee shall select an Independent Investment Banking Firm to act as the Appraiser, subject to TD’s approval, which shall not be unreasonably withheld or delayed. The fees and expenses of such Independent Investment Banking Firm shall be shared equally by TD and the Company. The Company will instruct the Appraiser to complete the valuation as quickly as possible, but in any event within 20 Business Days of its engagement, to conform its valuation to the definition of “Appraised Value” set forth in this Agreement, and to state the Appraised Value as a number and not a range. The valuation of such Independent Investment Banking Firm shall be binding upon TD and the Company.

(B) If TD and the Non-TD Directors Committee do not mutually agree upon an Independent Investment Banking Firm within 10 Business Days after receipt of TD’s offer to contribute the acquired Competing Entity, then within 5 Business Days of such 10th Business Day, each of TD and the Company shall engage its own Independent Investment Banking Firm to perform a valuation as an Appraiser. Each of TD and the Company will instruct its Appraiser to complete the valuation as quickly as possible, but in any event within 20 Business Days of its engagement, to conform its valuation to the definition of “Appraised Value” set forth in this Agreement, and to state the Appraised Value as a number and not a range. Each of TD and the Company will, after receipt of TD’s offer to contribute the acquired Competing Entity, pay the fees and expenses of the Appraiser engaged by such party. If the lower Appraised Value determined by one of such Independent Investment Banking Firms is no more than 15% lower than the Appraised Value determined by the other Independent Investment Banking Firm, then the Appraised Value shall be deemed to be the average of the two Appraised Values. If the lower Appraised Value is more than 15% lower than the higher Appraised Value, then within 5 Business Days of the date that the second of the two Appraised Values was determined, the two Independent Investment Banking Firms will select, and TD and the Company will jointly engage, a third Independent Investment Banking Firm. The third Independent Investment Banking Firm will be instructed by TD and the Company to complete its valuation within 15 Business Days of the date of its engagement, to determine the valuation in accordance with the definition of “Appraised Value” set forth in this Agreement, and to state the Appraised Value as a number and not a range. The Appraised Value will then be the average of the two Appraised Values that are closest together, with the third Appraised Value being disregarded. The fees and expenses of any Independent Investment Banking Firm engaged jointly by TD and the Company shall be shared by TD and the Company equally. The Appraised Value as determined pursuant to the foregoing procedures shall be binding on TD and the Company for all purposes of this Agreement.

(vi) Any action required to be taken by the Company pursuant to this Section 5.4(b) shall be taken by the Non-TD Directors Committee.
      (c) Neither the Company nor any of its Affiliates shall, directly or indirectly, engage in, affirmatively assist or induce any other Person to engage in, acquire Beneficial Ownership of any equity interest (except for securities held for the account of or for sale to customers of the Company or any of its Affiliates in the ordinary course of business) in any Person engaged in, or serve (or designate any individual to serve) as a director or executive officer of any Person engaged in, the Business in Canada (either through facilities and operations in Canada or by other channels or media directed toward Canadian residents (and not as an incident to the conduct of business outside Canada and/or with non-Canadian residents)); provided that the foregoing shall not prevent the Company or any of its Affiliates from holding a passive investment representing less than 2% of any class of equity securities of any Person that is engaged in the Business in Canada, provided that such class of equity securities is traded on a national securities exchange in the United States or the Toronto Stock Exchange or quoted on the Nasdaq National Market. Neither the Company nor any of its Affiliates shall, directly or indirectly, hold or acquire control of (as such term is defined in 12 U.S.C. § 1841(a)(2) or any successor provision) any insured depository institution (as such term is defined in 12 U.S.C. § 1813(c)(2) or any successor provision), except (i) as a result of a business combination transaction approved by the Board and involving a Person not more than 75% of whose consolidated revenues for its most recently completed fiscal year were generated by one or more insured depository institutions or (ii) in the event that TD does not hold control of (as such term is defined in 12 U.S.C. § 1841(a)(2) or any successor provision) any insured depository institution (as such term is defined in 12 U.S.C. § 1813(c)(2) or any successor provision) which is able to offer money market deposit accounts to customers of the Company’s principal broker-dealer Subsidiaries as a designated sweep vehicle, or TD has indicated that it is not willing to offer such accounts to such customers through one or more of such controlled insured depository institutions.

      Section 5.5.     Non-Audit Services. For so long as TD and the Company constitute the same “audit client” under Rule 2-01(f)(6) (or any successor rule) of Regulation S-X (as concurred in by the auditors of both TD and the Company), (i) TD shall not engage the auditor of the Company to provide any Non-Audit Services to TD or any Person that would be treated as the same “audit client” as the Company and (ii) the Company shall not engage the auditor or auditors of TD to provide any Non-Audit Services to the Company or any Person that would be treated as the same “audit client” as TD.
      Section 5.6.     Parallel Discussions. If the Company receives a bona fide inquiry or proposal from a Third Party (whether written or oral) that constitutes or could reasonably be expected to result in a Takeover Proposal, the Company shall promptly, and in any event within two Business Days, deliver written notice to TD to such effect, which notice shall, to the extent known by the Company, set forth the percentage of Total Voting Power or assets that the Third Party is seeking to acquire as well as the material terms of such proposal and the identity of the Third Party making such inquiry or proposal, and the Company shall thereafter use all reasonable efforts to keep TD apprised of any related developments, discussions and negotiations (including the terms and conditions of any agreements being negotiated with such Third Party) on a current basis (but in no event more than 48 hours after the occurrence of such developments, discussions or negotiations). In addition to the foregoing obligations of the Company, if the Company or any of its representatives engage in, or the Board authorizes the Company or any of its representatives to engage in, discussions or negotiations with a Third Party regarding, or that are intended to or could reasonably be expected to result in, a Takeover Proposal, the Company must offer to participate in, and if requested by TD participate in, parallel discussions with TD, and consider proposals from TD with respect to a transaction of the same type, which discussions shall be held and which proposals shall be considered on terms, and subject to procedures, no more restrictive toward TD than those imposed on such Third Party.
      Section 5.7.     Restated Charter and Bylaws to be Consistent; Defensive Measures. The Company shall take or cause to be taken all lawful action necessary or appropriate to ensure that at all times the Restated Charter and the Bylaws and the corresponding constituent documents of the Company’s Subsidiaries contain provisions consistent with the terms of this Agreement and do not contain any provisions inconsistent therewith or which would in any way nullify or impair the terms of this Agreement or the rights provided hereunder to any of the parties hereto, and the parties hereto agree to vote (or refrain from voting), or execute (or refrain from executing) written consents with respect to, all Voting Securities Beneficially Owned by them in such manner as to effectuate the foregoing. None of the Company, the Board, any committee thereof, TD or any of the R Parties shall take or cause to be taken any action inconsistent with the terms of this Agreement or the rights provided hereunder to any of the parties hereto.
      Section 5.8.     Tender Offer (a) TD (and JR, if he participates as a co-bidder) shall commence or cause to be commenced the Tender Offer promptly following the Closing Date. Pursuant to the Tender Offer, TD (and JR, if he participates as a co-bidder) will offer cash consideration of not less than $16.00 per share of Common Stock (subject to adjustment from time to time for any stock dividend paid in respect of, or any subdivision, split, combination or reclassification effected with respect to, the Common Stock after the date hereof). Each of TD or JR, at their respective election, may make the Tender Offer through a wholly-owned Subsidiary of such Person. Subject to paragraph (d) below, the Tender Offer shall be made at a price (subject to the minimum per share price specified above), and subject to such conditions and other terms, as TD (and JR, if he participates as a co-bidder) shall determine, but shall not be subject to any minimum number of shares which must be tendered as a condition to completion of the Tender Offer. In connection with the Tender Offer, (x) TD or its permitted designee shall offer to acquire the number of shares constituting the lesser of (A) 8% of the outstanding shares of Common Stock and (B) the number of shares that would result in TD Beneficially Owning Voting Securities representing 39.9% of the outstanding shares of Common Stock, in each case measured as of the date that is two Business Days prior to the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of the Tender Offer (the lesser of (A) and (B), the “TD Tender Amount”) and (ii) JR (if he participates as a co-bidder) or his permitted designee may offer to acquire up to the number of shares that would result in the R Parties Beneficially Owning Voting Securities representing 29% of the outstanding shares of Common Stock, measured as of the date that is two Business Days prior to the commencement of the Tender Offer (the “R Party Tender Amount”), subject in all cases to the restrictions contained in Section 2.1(a)(i)(A) and Section 2.1(a)(ii)(A), as applicable. The calculation of both the TD Tender Amount and the R Party Tender Amount shall be based on a certificate of the Company’s transfer agent and registrar and on a certificate, signed by an executive officer of TD, in the case of the TD Tender Amount, or by JR, in the case of the R Party Tender Amount, provided to each other party hereto prior to the commencement of the Tender Offer.
      (b) The required documentation with respect to the Tender Offer shall be prepared by TD (and JR, if he participates as a co-bidder) in consultation with the Company. The Company and TD (and JR, if he participates as a co-bidder) will cooperate with each other with respect to the preparation and distribution of such documentation, including by furnishing to TD (and JR, if he participates as a co-bidder) all information concerning themselves (and, to the extent applicable, their respective Affiliates, Subsidiaries, directors, officers and stockholders) and such other matters as may be reasonably necessary or advisable in connection with the preparation of such documentation and the Tender Offer, all of which information shall be correct and complete in all material respects. TD (and JR, if he participates as a co-bidder) shall be responsible for all costs and expenses associated with the Tender Offer (including the printing and mailing of tender offer materials; dealer-manager, depositary and information agent/solicitor fees; brokerage commissions (unless paid by the tendering stockholder); and other fees and expenses associated with the Tender Offer); provided, however, that the Company shall be responsible for all costs associated with any filing or mailing made by the Company pursuant Rule 14e-2 or Rule 14d-9 under the Exchange Act.
      (c) If JR participates as a co-bidder in the Tender Offer, (i) all tendered shares shall be allocated equally between TD and JR and (ii) no R Party (other than the Ricketts Grandchildren Trust) shall tender any shares of Common Stock into the Tender Offer.
      (d) If JR elects to participate as a co-bidder in the Tender Offer, TD and JR shall negotiate in good faith prior to (and, if necessary, following) the Closing to determine the price and terms on which the Tender Offer shall be made; provided, however, that if, by the 10th day following the Closing, TD and JR are unable to agree on such price and terms, (i) TD shall comply with its obligations under this Section 5.8 to commence (or cause to be commenced) a tender offer for the TD Tender Amount at a price and subject to such terms and conditions as TD may determine (subject to the minimum per share price specified above and provided that such tender offer shall not be subject to any minimum number of shares which must be tendered as a condition to completion of such tender offer) and (ii) JR may commence (or cause to be commenced) a tender offer for the R Party Tender Amount at a price and subject to such terms and conditions as JR may determine (subject to the minimum per share price specified above and provided that such tender offer shall not be subject to any minimum number of shares which must be tendered as a condition to completion of such tender offer). The required documentation with respect to any such tender offer shall be prepared by the party making such offer, the parties hereto will cooperate with each other with respect to the preparation and distribution of such documentation, including by furnishing to the other parties all information concerning themselves (and, to the extent applicable, their respective Affiliates, Subsidiaries, directors, officers and stockholders) and such other matters as may be reasonably necessary or advisable in connection with the preparation of such documentation and such tender offers, all of which information shall be correct and complete in all material respects, and the party making such tender offer shall be responsible for all costs and expenses associated with such tender offer (including the printing and mailing of tender offer materials; dealer-manager, depositary and information agent/solicitor fees; brokerage commissions (unless paid by the tendering stockholder); and other fees and expenses associated with such tender offer); provided, however, that the Company shall be responsible for all costs associated with any filing or mailing made by the Company pursuant Rule 14e-2 or Rule 14d-9 under the Exchange Act.

ARTICLE VI
Miscellaneous
      Section 6.1.     Conflicting Agreements. Each party represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement. Notwithstanding the foregoing, TD acknowledges the existence of the Existing Stockholders Agreement to which the Company and the R Parties are bound prior to the Closing Date.
      Section 6.2.     Inapplicability to Certain Shares. Notwithstanding anything to the contrary contained in this Agreement, (i) the provisions of this Agreement, other than the TD Ownership Limitation Percentage, shall not apply to any Ordinary Course Securities and (ii) the provisions of this Agreement shall not apply to any Voting Securities which are Beneficially Owned by Thomas S. Ricketts or J. Peter Ricketts (or their respective Affiliates) provided that Thomas S. Ricketts, J. Peter Ricketts or such Affiliate is not an R Party and that such Voting Securities are not also Beneficially Owned by any R Party.
      Section 6.3.     Termination. (a) Upon the occurrence of an R Party Termination Event, the R Parties shall cause each of the R Directors to immediately resign as Directors and except for this Section 6.3 and Sections 6.7 and 6.12, which shall survive in accordance with their terms, this Agreement shall terminate in its entirety solely with respect to each R Party. In the event that any R Director fails to deliver his or her resignation as required pursuant to this Section 6.3(a), the parties hereto shall take all necessary action to cause such Director to be removed from the Board. Any vacancy resulting from the resignation or removal of any R Director pursuant to this Section 6.3(a) shall be filled with an Outside Independent Director designated in accordance with Section 4.2.
      (b) Except for the obligation described in the succeeding sentence, this Agreement shall terminate with respect to any R Party, and such Person shall no longer constitute an R Party hereunder, upon the Transfer in accordance with this Agreement of all shares of Common Stock Beneficially Owned by such R Party Each Person who, prior to a Transfer described in the preceding sentence, constituted an R Party shall notify the Company and TD in writing within two Business Days of the occurrence of any such Transfer and the fact that such Person no longer constitutes an R Party.
      (c) Except for this Section 6.3 and Sections 5.1, 6.7 and 6.12, which shall survive in accordance with their terms, this Agreement shall terminate in its entirety (except as provided in paragraph (d) below) upon the earliest to occur of (i) the consummation of a Qualifying Transaction, (ii) the tenth anniversary of the Closing Date, (iii) the date on which TD Beneficially Owns Voting Securities representing 4.17% or less of the Total Voting Power, (iv) the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) by a Third Party of a bona fide tender or exchange offer for not less than 25% of the outstanding shares of Common Stock, unless the Board both (A) recommends against such tender or exchange offer within ten Business Days after the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) thereof and (B) takes and continues to actively pursue all reasonable actions to actively oppose such Third Party tender or exchange offer (as reasonably determined by TD in its good faith judgment) (provided that, if the Board grants any approval with respect to such Third Party or any of its Affiliates pursuant to Section 203(a)(1) or Section 203(a)(3) of the DGCL, then a Termination Event as described in this clause (iv) shall immediately occur); (v) the acceptance by the Board of a Takeover Proposal from a Third Party (which for purposes of this Agreement shall mean that the Board (or any duly authorized committee thereof) shall have approved or recommended, or resolved to approve or recommend, or shall have authorized the Company or any such Subsidiary to execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement relating to, a Takeover Proposal), or (vi) the acquisition by a Third Party of Beneficial Ownership of Voting Securities representing more than 20% of the Total Voting Power, other than pursuant to the consummation of a sale, merger, consolidation, acquisition (including by way of tender offer or exchange offer or share exchange), recapitalization or other business combination involving the Company or any of its Subsidiaries that had been approved by the Board pursuant to the preceding clause (v) (any of the events described in the preceding clauses (i)-(vi), a “Termination Event”). In the event of a Termination Event of the type described in clause (iii) above, TD shall cause each of the TD Directors to immediately resign as Directors. In the event that any TD Director fails to deliver his or her resignation as required pursuant to this Section 6.3(c), the parties hereto shall take all necessary action to cause such Director to be removed from the Board.
      (d) Notwithstanding the provisions of paragraph (c) above, in the event that the first Termination Event to occur is a Termination Event of a type specified in clauses (iv), (v) or (vi) of such paragraph (c) (a “Specified Termination Event”), then for a period equal to the shortest of (A) the period from the date of such Specified Termination Event until the first anniversary thereof, (B) the period from the date of such Specified Termination Event to the occurrence of a Termination Event of the type described in clauses (i), (ii) or (iii) of such paragraph (c) and (C) the period from the date of such Specified Termination Event until the consummation of a transaction by TD or its Affiliates or by the R Parties, in each case meeting the requirements of clause (i) below (the shortest of the periods described in the preceding clauses (A), (B) and (C), the “Post-Termination Period”), and except to the extent otherwise terminated in accordance with paragraphs (a) or (b) above:

(i) the provisions of Section 2.1 shall terminate with respect to TD and the R Parties, but TD and its Affiliates may acquire Beneficial Ownership of Voting Securities representing more than the TD Ownership Limitation Percentage, and the R Parties may acquire Beneficial Ownership of Voting Securities representing more than the R Party Ownership Limitation Percentage, in each case only pursuant to a tender offer, exchange offer, merger or other business combination involving the acquisition or offer to acquire 100% of the Common Stock not owned by TD and its Affiliates or the R Parties, as applicable, which (A) is conditioned upon the receipt of Unaffiliated Stockholder Approval (provided that, for purposes of this Section 6.3(d)(i) only, for purposes of determining whether Unaffiliated Stockholder Approval has been received, shares of Common Stock Beneficially Owned by any R Party (in addition to TD and its Affiliates) shall be excluded from such calculation entirely) and (B) in the case of any such transaction to be effected by means of a tender or exchange offer, includes a commitment by TD or such Affiliate or the R Parties, as applicable, to promptly consummate a merger (which may be a short-form merger) to acquire any remaining shares of Common Stock at the same price in the event it obtains, pursuant to such tender or exchange offer, such level of ownership of such classes of Capital Stock that would be sufficient to effect a merger pursuant to Section 251 or Section 253 of the DGCL or any successor provision;

(ii) the provisions of Sections 2.3, 5.1, 5.2, 5.5, 5.7, and Articles I, III, IV and VI shall continue in effect in accordance with their terms; and

(iii) Following the expiration of such Post-Termination Period, all such provisions that survived during such Post-Termination Period shall terminate in their entirety, except for this Section 6.3 and Sections 5.1, 6.7 and 6.12, which shall survive in accordance with their terms.
      (e) Nothing in this Section 6.3 shall be deemed to release any party from any liability for any breach of this Agreement occurring prior to the termination hereof or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.
      (f) Within one Business Day after the occurrence of an event that would result in the termination of this Agreement pursuant to paragraph (c)(iii) of this Section 6.3, TD shall provide written notice of such occurrence to the Company and each other party to this Agreement. Within one Business Day after the occurrence of an R Party Termination Event, JR shall provide written notice after such occurrence to the Company and each other party to this Agreement. Within one Business Day after the occurrence of an event that would result in the termination of this Agreement pursuant to paragraphs (c)(v) or (c)(vi) of this Section 6.3, the Company shall provide written notice of such occurrence to each other party to this Agreement. If TD determines in its good faith judgment that an event that would result in a Termination Event of the type described in paragraph (c)(iv) of this Section 6.3 has occurred, TD shall provide written notice of such occurrence to the Company and each other party to this Agreement within one Business Day after such determination. Promptly following the occurrence of any Termination Event, any

Specified Termination Event and the expiration of any Post-Termination Period, the Company shall make a public announcement thereof.
      Section 6.4.     Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of (i) TD, (ii) the R Parties and (iii) the Company (prior to the Closing Date, by or upon the authority of the Board of Directors, and from and after the Closing Date, with the approval of a majority of the Outside Independent Directors Committee). Each amendment effected pursuant to the preceding sentence shall be binding upon each party hereto. In addition, each party hereto may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the Company. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
      Section 6.5.     Certain Actions. Unless otherwise expressly provided herein, whenever any action or consent is required to be taken under this Agreement by the R Parties (as a group, as opposed to the exercise or performance by an R Party of its individual rights or obligations hereunder), it shall be by the representative of the R Parties specified in writing by the holders of a majority of the Voting Securities Beneficially Owned, in the aggregate, by the R Parties to the Company and TD from time to time, who shall initially be J. Joe Ricketts. By executing and delivering this Agreement, each R Party irrevocably agrees that each other party hereto may act and rely upon any notice or instruction given in accordance with the preceding sentence, and each R Party agrees that it shall be bound thereby.
      Section 6.6.     Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
      Section 6.7.     Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, the Share Purchase Agreement and the Registration Rights Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of any R Party or TD under any other agreement with the Company, the terms of this Agreement shall govern.
      Section 6.8.     Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise, except that, in the case of TD or the Company, any transfer by operation of law in connection with a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction shall not be deemed to be such an assignment), by (i) any R Party without the prior written consent of TD, (ii) by TD without the prior written consent of the R Parties or (iii) by the Company without the prior written consent of (x) TD and (y) the R Parties; provided that TD and the R Parties may assign their respective rights and obligations hereunder (in whole or in part) in connection with, in the case of TD, a Transfer permitted by paragraph (f) of Section 3.2, and in the case of an R Party, a Transfer permitted by clauses (g)(ii)-(iv) of Section 3.2 in connection with which the applicable Transferee executes and delivers to the other parties hereto an agreement to be subject to, and bound by, the terms of this Agreement to the same extent as the Transferring R Party; provided that no such assignment shall relieve TD or such R Party, as the case may be, of any of its obligations hereunder, and any such transferee may thereafter make corresponding assignments in accordance with this proviso. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. The provisions of this Agreement shall apply, mutatis mutandis, to any holding company set up to hold the Company or a majority of its assets (including the capital stock of its Subsidiaries). Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
      Section 6.9.     Counterparts. This Agreement may be executed by facsimile in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
      Section 6.10.     Remedies. (a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.
      (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
      Section 6.11.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
      If to the Company, to it at:

4211 South 102nd Street
Omaha, Nebraska 68127
Attention: Chief Executive Officer
Fax: (402) 827-8806
      And

6940 Columbia Gateway Drive, Suite 200
Columbia, Maryland 21046
Attention: General Counsel
Fax:
      With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Larry W. Sonsini
Fax: (650) 493-6811

      If to any R Party, to such Party at the address set forth under its name on Schedule A hereto, with a copy (which shall not constitute notice) to:

Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Joseph P. Collins
Fax: (312) 706-9191
      If to TD, to it at:

TD Tower, 66 Wellington Street West
Toronto, Ontario M5K 1A2
Attention: General Counsel
Fax: (416) 308-1943
      With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Lee Meyerson
Fax: (212) 455-2502
      Section 6.12.     Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (except to the extent that mandatory provisions of federal law are applicable), without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over the Litigation lies with the courts of the United States, any court of the United States located in the State of Delaware, for any action, suit, proceeding or investigation in any court or before any Governmental Authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 6.12, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.
      (b) Each of the parties hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Each of the parties hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States; provided that consent by a party to jurisdiction and service contained in this Section 6.12 is solely for the purpose referred to in this Section 6.12 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

      Section 6.13.     Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement all references to “dollars” or “$” are to United States dollars.
      Section 6.14.     Effectiveness. Except for Articles I and VI and Sections 2.1 (except paragraph (a)(i)(B) thereof and, to the extent it refers to paragraph (a)(i)(B), paragraph (a)(i)(D) thereof), 3.1, 3.2, 4.2(a) and 4.7, which shall become effective as of the execution and delivery of the Share Purchase Agreement by the parties thereto, this Agreement shall become effective upon the Closing and prior thereto shall be of no force or effect; provided that, prior to the Closing Date, (i) any consent of the Outside Independent Directors Committee contemplated by Section 3.2 shall instead by given (x) by TD, in the case of a Transfer by an R Party and (y) the R Parties, in the case of a Transfer by TD, and (ii) the restrictions of Sections 3.1 and 3.2 shall not apply following a Change in Ameritrade Recommendation (as defined in the Share Purchase Agreement), except that the requirements with respect to pledges of Voting Securities contained in the definitions of “Permitted Pledge” and “Transfer” shall remain in effect. If the Share Purchase Agreement shall be terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and be of no force or effect.

      IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first written above.

Ameritrade Holding Corporation

By:	/s/ Joseph H. Moglia _______________________________________ Name: Joseph H. Moglia Title: Chief Executive Officer

The Toronto-Dominion Bank

By:	/s/ David Livingston _______________________________________ Name: David Livingston Title: Executive Vice President, Corporate Development

J. Joe Ricketts

/s/ J. Joe Ricketts

Marlene M. Ricketts

/s/ Marlene M. Ricketts

Marlene M. Ricketts 1994 Dynasty Trust

By:	/s/ J. Joe Ricketts

Name: J. Joe Ricketts
Title: Trustee

J. Joe Ricketts 1994 Dynasty Trust

By:	/s/ Marlene M. Ricketts _______________________________________ Name: Marlene M. Ricketts Title: Trustee

Ricketts Grandchildren Trust

By:	/s/ Craig V. McGarry

_______________________________________ Name: Craig V. McGarry Title: Senior Vice President

Schedule A
R PARTIES

Number of Shares of
Common Stock
Name and Address	Beneficially Owned

J. Joe Ricketts(1)	73,195,853
c/o Ameritrade Holding Corporation 4211 South 102nd Street Omaha, Nebraska 68127 Fax: (402) 827-8806
Marlene M. Ricketts(2)	332,352
c/o Ameritrade Holding Corporation 4211 South 102nd Street Omaha, Nebraska 68127 Fax: (402) 827-8806
J. Joe Ricketts 1994 Dynasty Trust	8,186,688
c/o Ameritrade Holding Corporation 4211 South 102nd Street Omaha, Nebraska 68127 Fax: (402) 827-8806
Marlene M. Ricketts 1994 Dynasty Trust	8,186,112
c/o Ameritrade Holding Corporation 4211 South 102nd Street Omaha, Nebraska 68127 Fax: (402) 827-8806
Ricketts Grandchildren Trust	19,008,000
c/o First National Bank of Omaha, Head of Trust 1620 Dodge Street Omaha, Nebraska 68102 Fax: (402) 633-3316

(1)	Shares beneficially owned by Mr. Ricketts consist of 67,609,988 shares held by Mr. Ricketts jointly with Mrs. Ricketts in brokerage margin accounts; 332,352 shares held in the J. Ricketts IRA; 5,153 shares held by Mr. Ricketts in a 401(k) account; 2,475,000 shares owned by Mr. Ricketts but pledged as collateral; and 2,773,360 shares issuable upon the exercise of options. Shares beneficially owned by Mr. Ricketts do not include shares held by Mrs. Ricketts individually and disclosed in Note (2) below. Shares held by Mr. and Mrs. Ricketts jointly in brokerage margin accounts include 417,203 shares deposited in such accounts on or about June 27, 2005.

(2)	Shares beneficially owned by Mrs. Ricketts consist of 332,352 shares held in the M. Ricketts IRA. Shares beneficially owned by Mrs. Ricketts do not include shares held by Mr. Ricketts individually or with Mr. Ricketts jointly and, in either case, disclosed in Note (1) above.

Appendix G
AMERITRADE HOLDING CORPORATION
1996 LONG-TERM INCENTIVE PLAN
(As Proposed to be Amended and Restated at the 2005 Special Meeting of Stockholders)
      1. History and Purpose. The Ameritrade Holding Corporation 1996 Long-Term Incentive Plan (the “Plan”) was originally adopted by Ameritrade Holding Corporation for the purpose of increasing shareholder value and to advance the interests of Ameritrade Holding Corporation (“Old Ameritrade”) and its subsidiaries by awarding equity and performance based incentives designed to attract, retain and motivate employees. As used in the Plan, the term “subsidiary” means any business, whether or not incorporated, in which Ameritrade has an ownership interest. Pursuant to an agreement and plan of merger (the “Merger Agreement”), Old Ameritrade became a subsidiary of a newly formed corporation, Ameritrade Holding Corporation (“Ameritrade” or the “Company”) effective as of September 9, 2002 (the “Assumption Date”) and as of the Assumption Date Ameritrade assumed the Plan, and all outstanding obligations under the Plan. The Board of Directors of Ameritrade (the “Board”) approved this amendment and restatement, subject to stockholder approval, as of September      , 2005 (the “Restatement Date”). The following provisions constitute an amendment, restatement and continuation of the Plan as of the Restatement Date.
      2. Administration.
      2.1. Administration by Board or Committee. The Plan shall be administered by the entire Board or a Committee of the Board (the “Committee”) consisting of two or more non-employee directors within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and “outside directors” within the meaning of Treas. Reg. § 1.162-27(e)(3). Notwithstanding the foregoing, the Board or the Committee, as applicable and subject to the terms and conditions of the Plan, may delegate to any individual (or individuals) who are then serving as a member(s) of the Board (the “Committee Designate”) the authority to act as a subcommittee of the Board or Committee, as applicable, for purposes of making grants or awards under the Plan to such employees of the Company and its subsidiaries who are not subject to section 16(a) of the Exchange Act as the Committee Designate shall determine in his or her sole discretion and the Committee Designate shall have the authority and duties of the Committee with respect to such grants or awards.
      2.2. Authority. Subject to the provisions of the Plan, the Board or the Committee shall have the authority to (a) manage and control the operation of the Plan, (b) interpret and construe the provisions of the Plan, and prescribe, amend and rescind rules and regulations relating to the Plan, (c) make Awards under the Plan, in such forms and amounts and subject to such restrictions, limitations and conditions as it deems appropriate, including, without limitation, Awards which are made in combination with or in tandem with other Awards (whether or not contemporaneously granted) or compensation or in lieu of current or deferred compensation, (d) modify the terms of, cancel and reissue, or repurchase outstanding Awards, (e) prescribe the form of agreement, certificate or other instrument evidencing any Award under the Plan, (f) correct any defect or omission and reconcile any inconsistency in the Plan or in any Award hereunder, and (g) make all other determinations and take all other actions as it deems necessary or desirable for the implementation and administration of the Plan; provided, however, that in no event shall the Board or the Committee cancel or modify any outstanding Option for the purpose of reissuing an additional option to the option holder at a lower exercise price. The determination of the Board or the Committee on matters within its authority shall be conclusive and binding on the Company and all other persons.
      3. Participation. Subject to the terms and conditions of the Plan, the Board or the Committee shall determine and designate, from time to time, from among the employees of the Company and its subsidiaries those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan. In the discretion of the Board or the Committee, and subject to the terms of the Plan, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Except as otherwise agreed by the Board or the Committee and the Participant, or except as otherwise provided in the Plan, an Award under the Plan shall not affect any previous Award under the Plan or an award under any other plan maintained by the Company. For purposes of the Plan, the term “Award” shall mean any award or benefit granted to any Participant under the Plan.
      4. Definition of Fair Market Value. For purposes of the Plan, the “Fair Market Value” of a share of common stock of Ameritrade (“Stock”) as of any date shall be the closing market composite price for such Stock as reported on NASDAQ on that date or, if Stock is not traded on that date, on the next preceding date on which Stock was traded.
      5. Shares Subject to the Plan.
      5.1. Number of Shares Reserved. The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by Ameritrade as treasury shares, including shares purchased in the open market or in private transactions. Subject to the provisions of subsection 5.4, the number of shares of Stock which may be issued with respect to Awards under the Plan shall not exceed 39,000,000 shares in the aggregate.
      5.2. Individual Limits on Awards. Notwithstanding any other provision of the Plan to the contrary, the maximum aggregate number of shares of Stock that may be granted or awarded to any Participant under the Plan for any calendar year shall be 6,000,000 and the maximum aggregate cash payout with respect to grants or awards under the Plan in any calendar year to any Covered Employee shall be $2,500,000. The determination made under the foregoing provisions of this subsection 5.2 shall be based on the shares subject to the Awards at the time of grant, regardless of when the Awards become exercisable.
      5.3. Reusage of Shares.
      (a) In the event of the exercise or termination (by reason of forfeiture, expiration, cancellation, surrender or otherwise) of any Award under the Plan, that number of shares of Stock that was subject to the Award but not delivered shall again be available for Awards under the Plan.
      (b) In the event that shares of Stock are delivered under the Plan as a Stock Award (as defined in Section 8) and are thereafter forfeited or reacquired by the Company pursuant to rights reserved upon the award thereof, such forfeited or reacquired shares shall again be available for awards under the Plan.
      (c) Notwithstanding the provisions of paragraphs (a) or (b), the following shares shall not be available for reissuance under the Plan: (i) shares with respect to which the Participant has received the benefits of ownership (other than voting rights), either in the form of dividends or otherwise; (ii) shares which are withheld from any award or payment under the Plan to satisfy tax withholding obligations (as described in subsection 12.4) (iii) shares which are surrendered to fulfill tax obligations (as described in subsection 12.4); and (iv) shares which are surrendered in payment of the Option Price (as defined in subsection 6.3) upon the exercise of an Option.
      5.4. Adjustments to Shares Reserved. In the event of any merger, consolidation, reorganization, recapitalization, spinoff, stock dividend, stock split, reverse stock split, exchange or other distribution with respect to shares of Stock or other change in the corporate structure or capitalization affecting the Stock, the type and number of shares of stock which are or may be subject to awards under the Plan and the terms of any outstanding awards (including the price at which shares of stock may be issued pursuant to an outstanding award) shall be equitably adjusted by the Board or the Committee, in its sole discretion, to preserve the value of benefits awarded or to be awarded to Participants under the Plan.
      6. Options.
      6.1. Definitions. The grant of an “Option” under this Section 6 entitles the Participant to purchase shares of Stock at the Option Price (determined under subsection 6.3), subject to the terms of this Section 6. Options granted under this Section 6 may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Board or the Committee. An “Incentive Stock Option” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option”

described in section 422(b) of the Code. A “Non-Qualified Option” is an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code.
      6.2. Restrictions Relating to Incentive Stock Options. To the extent that the aggregate fair market value of Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such options shall be treated as Non-Qualified Stock Options, to the extent required by section 422 of the Code.
      6.3. Option Price. The price at which shares of Stock may be purchased upon the exercise of an Option (the “Option Price”) shall be established by the Board or the Committee or shall be determined by a method established by the Board or the Committee at the time the Option is granted; provided, however, that in no event shall such price be less than the greater of: (i) 100% of the Fair Market Value (as defined in Section 4) of a share of Stock as of the date on which the Option is granted; or (ii) the par value of a share of Stock on such date. Notwithstanding the foregoing, any Option granted on or after the Effective Date may have an Option Price which is less than Fair Market Value (but in no event less than 75% of Fair Market Value) provided such Option is granted by the Committee (and not any person acting in the capacity of the Committee hereunder).
      6.4. Exercise. Except as otherwise expressly provided in the Plan, an Option may be exercised, in whole or in part, in accordance with terms and conditions established by the Board or the Committee at the time of grant; provided, however, that no Option shall be exercisable after the Expiration Date (as defined in Section 11) applicable to that Option and no Option or any portion thereof will first become exercisable after the Participant’s termination of employment with the Company. The full Option Price of each share of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of a cashless exercise arrangement approved by the Committee, payment may be made as soon as practicable after the exercise) and, as soon as practicable thereafter, a certificate representing the shares so purchased shall be delivered to the person entitled thereto. The Option Price shall be payable in cash or in shares of Stock (valued at Fair Market Value as of the day of exercise), or in any combination thereof, as determined by the Board or the Committee and, to the extent provided by the Committee, a Participant may elect to pay the Option Price upon the exercise of an Option through a cashless exercise arrangement. The exercise of an Option will result in the surrender of the corresponding rights under a tandem Stock Appreciation Right, if any.
      6.5. Post-Exercise Limitations. The Board or the Committee, in its discretion, may impose such restrictions on shares of Stock acquired pursuant to the exercise of an Option (including stock acquired pursuant to the exercise of a tandem Stock Appreciation Right) as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, Stock ownership by the Participant, and such other factors as the Board or the Committee determines to be appropriate.
      6.6. Reload Provision. In the event the Participant exercises an Option and pays all or a portion of the Option Price in Stock, in the manner permitted by subsection 6.4, such Participant (either pursuant to the terms of the Option Award, or pursuant to the exercise of Committee discretion at the time the Option is exercised) may be issued a new Option to purchase additional shares of Stock equal to the number of shares of Stock surrendered to the Company in such payment. Such new Option shall have an exercise price equal to the Fair Market Value per share on the date such new Option is granted, shall first be exercisable six months from the date of grant of the new Option and shall have an Expiration Date on the same date as the Expiration Date of the original Option so exercised by payment of the Option Price in shares of Stock.
      7. Stock Appreciation Rights.
      7.1. Definition. Subject to the terms of this Section 7, a “Stock Appreciation Right” granted under the Plan entitles the Participant to receive, in cash or Stock, value equal to all or a portion of the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) a specified price which shall not be less than 100% of the Fair Market Value of the Stock at the time the

Stock Appreciation Right is granted, or, if granted in tandem with an Option, the exercise price with respect to shares under the tandem Option.
      7.2. Exercise. If a Stock Appreciation Right is not in tandem with an Option, then the Stock Appreciation Right shall be exercisable in accordance with the terms established by the Board or the Committee at the time of grant; provided, however, that no Stock Appreciation Right shall be exercisable after the Expiration Date applicable to that Stock Appreciation Right and no Stock Appreciation Right or any portion thereof will first become exercisable after the Participant’s termination of employment with the Company. If a Stock Appreciation Right is in tandem with an Option, then the Stock Appreciation Right shall be exercisable at the time the tandem Option is exercisable. The exercise of a Stock Appreciation Right will result in the surrender of the corresponding rights under the tandem Option.
      7.3. Settlement of Award. Upon the exercise of a Stock Appreciation Right, the value to be distributed to the Participant, in accordance with subsection 7.1, shall be distributed in shares of Stock (valued at their Fair Market Value at the time of exercise), in cash, or in a combination thereof, in the discretion of the Board or the Committee.
      7.4. Post-Exercise Limitations. The Board or the Committee, in its discretion, may impose such restrictions on shares of Stock acquired pursuant to the exercise of a Stock Appreciation Right as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, ownership of Stock by the Participant, and such other factors as the Board or the Committee determines to be appropriate.
      8. Stock Awards.
      8.1. Definition. Subject to the terms of this Section 4, a “Stock Award” under the Plan is a grant of shares of Stock to a Participant, the earning, vesting or distribution of which is subject to one or more conditions established by the Board or the Committee. Such conditions may relate to events (such as performance or continued employment) occurring before or after the date the Stock Award is granted, or the date the Stock is earned by, vested in or delivered to the Participant. If the vesting of Stock Awards is subject to conditions occurring after the date of grant, the period beginning on the date of grant of a Stock Award and ending on the vesting or forfeiture of such Stock (as applicable) is referred to as the “Restricted Period”. Stock Awards may provide for delivery of the shares of Stock at the time of grant, or may provide for a deferred delivery date.
      8.2. Terms and Conditions of Awards. Beginning on the date of grant (or, if later, the date of distribution) of shares of Stock comprising a Stock Award, and including any applicable Restricted Period, the Participant, as owner of such shares, shall have the right to vote such shares; provided, however, that payment of dividends with respect to Stock Awards shall be subject to the following:

(a) On and after date that a Participant has a fully earned and vested right to the shares comprising a Stock Award, and the shares have been distributed to the Participant, the Participant shall have all dividend rights (and other rights) of a stockholder with respect to such shares.

(b) Prior to the date that a Participant has a fully earned and vested right to the shares comprising a Stock Award, the Board or the Committee, in its sole discretion, may award Dividend Rights (as defined below) with respect to such shares.

(c) On and after the date that a Participant has a fully earned and vested right to the shares comprising a Stock Award, but before the shares have been distributed to the Participant, the Participant shall be entitled to Dividend Rights with respect to such shares, at the time and in the form determined by the Board or the Committee.
A “Dividend Right” with respect to shares comprising a Stock Award shall entitle the Participant, as of each dividend payment date, to an amount equal to the dividends payable with respect to a share of Stock multiplied by the number of such shares. Dividend Rights shall be settled in cash or in shares of Stock, as determined by the Board or the Committee, shall be payable at the time and in the form determined by the Board or the Committee, and shall be subject to such other terms and conditions as the Board or the Committee may determine.
      9. Performance Units.
      9.1.     Definition. Subject to the terms of this Section 9, the Award of “Performance Units” under the Plan entitles the Participant to receive value for the units at the end of a Performance Period to the extent provided under the Award. The number of units earned, and the value received for them, will be contingent on the degree to which the performance measures established at the time of grant of the Award are met. For purposes of the Plan, the “Performance Period” with respect to the award of any Performance Units shall be the period over which the applicable performance is to be measured.
      9.2.     Terms and Conditions of Awards. For each Participant, the Board or the Committee will determine the value of units, which may be stated either in cash or in units representing shares of Stock; the performance measures used for determining whether the Performance Units are earned; the Performance Period during which the performance measures will apply; the relationship between the level of achievement of the performance measures and the degree to which Performance Units are earned; whether, during or after the Performance Period, any revision to the performance measures or Performance Period should be made to reflect significant events or changes that occur during the Performance Period; and the number of earned Performance Units that will be paid in cash and the number of earned Performance Units to be paid in shares of Stock.
      9.3.     Settlement. Settlement of Performance Units shall be subject to the following:

(a) The Board or the Committee will compare the actual performance to the performance measures established for the Performance Period and determine the number of units as to which settlement is to be made, and the value of such units.

(b) Settlement of units earned shall be wholly in cash, wholly in Stock or in a combination of the two, to be distributed in a lump sum or installments, as determined by the Board or the Committee.

(i) For Performance Units stated in units representing shares of Stock when granted, one share of Stock will be distributed for each unit earned, or cash will be distributed for each unit earned equal to either (A) the Fair Market Value of a share of Stock at the end of the Performance Period or (B) the average Stock value over a period determined by the Board or the Committee.

(ii) For Performance Units stated in cash when granted, the value of each unit earned will be distributed in its initial cash value, or shares of Stock will be distributed based on the cash value of the units earned divided by (A) the Fair Market Value of a share of Stock at the end of the Performance Period or (B) the average Stock value over a period determined by the Board or the Committee.

(c) Shares of Stock distributed in settlement of the units shall be subject to such vesting requirements and other conditions, if any, as the Board or the Committee shall determine.
      9.4. Termination During Performance Period. If a Participant’s termination of employment with the Company occurs during a Performance Period with respect to any Performance Units granted to him, the Board or the Committee may determine that the Participant will be entitled to settlement of all or any portion of the Performance Units as to which he would otherwise be eligible, and may accelerate the determination of the value and settlement of such Performance Units or make such other adjustments as the Board or the Committee, in its sole discretion, deems desirable.
      10. Replacement Awards. Each holder of an Award related to the common stock of Old Ameritrade which was granted pursuant to the Plan prior to the Assumption Date and which was outstanding as of the Assumption Date after giving effect to the transactions contemplated by the Merger Agreement (the “Existing Awards”), will, as of the Assumption Date, be automatically granted a “Replacement Award”

under the Plan and the Existing Awards shall be cancelled in exchange for the Replacement Awards. The number of shares of Stock and, if applicable, the Option Price per share of Stock, subject to a Replacement Award shall be equal to the same number of shares of common stock of Old Ameritrade and, if applicable, the same Option Price per share, subject to corresponding Existing Award. Except as provided in the preceding sentence, the Replacement Awards granted pursuant to this Section 10 shall be subject to the same terms and conditions as the corresponding Existing Awards.
      11. Expiration of Awards. The “Expiration Date” with respect to an Award under the Plan means the date established as the Expiration Date by the Board or the Committee; provided, however, that, except as otherwise specifically provided by the Committee, the Expiration Date with respect to any Award under the Plan shall not be later than the earliest to occur of:

(a) the ten-year anniversary of the date on which the Award is granted;

(b) if the Participant’s termination of employment with the Company occurs on account of disability (as defined below), the one-year anniversary of such termination of employment;

(c) if the Participant’s termination of employment with the Company occurs by reason of retirement (as defined below), the one-year anniversary of such termination of employment;

(d) the one-year anniversary of the Participant’s death;

(e) if the Participant’s termination of employment with the Company occurs for reasons other than retirement, death or disability, the three-month anniversary of such termination of employment; or

(f) in the case of any Option which is intended to constitute an Incentive Stock Option, the last day on which such Option may be exercised in accordance with the provisions of section 422 of the Code.
If a Stock Appreciation Right is in tandem with an Option, then the “Expiration Date” for the Stock Appreciation Right shall be the Expiration Date for the related Option. In no event shall the Expiration Date for any Award be later than the ten-year anniversary of the date on which the Award is granted. For purposes of the Plan, a Participant’s employment with the Company shall be considered to have terminated on account of disability if, at the time of termination, the Participant is eligible for benefits under the applicable Company’s long-term disability plan and a Participant’s employment with the Company shall be considered to have terminated on account of retirement if his employment terminates after the Participant has attained age 55 and completed at least 10 years of continuous service with the Company.
      12. Miscellaneous.
      12.1. Duration. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Incentive Stock Options may be granted under the Plan on a date that is more than ten years from the date the Plan is adopted or, if earlier, the date the Plan is initially approved by shareholders.
      12.2. Limit on Distribution. Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, Ameritrade shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b) In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Board or the Committee may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Board or the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

(c) To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Stock, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

      12.3. Performance-Based Compensation. To the extent that the Board or the Committee determines that it is necessary or desirable to conform any Awards under the Plan with the requirements applicable to “Performance-Based Compensation”, as that term is used in section 162(m)(4)(C) of the Code, it may, at or prior to the time an Award is granted, take such steps and impose such restrictions with respect to such Award as it determines to be necessary or desirable.
      12.4. Withholding. All Awards and other payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Board or the Committee, through the surrender of shares of Stock which the Participant already owns, or to which a Participant is otherwise entitled under the Plan; provided, however, that in no event shall the Fair Market Value of the number of shares withheld from any Award to satisfy tax withholding obligations exceed the amount necessary to meet the required Federal, state and local withholding tax rates then in effect that are applicable to the participant and to the particular transaction.
      12.5. Transferability. Awards under the Plan are not transferable except as designated by a Participant by will or by the laws of descent and distribution. To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant.
      12.6. Notices. Any notice or document required to be filed with the Board or the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Board or the Committee, in care of Ameritrade, at its principal executive offices. The Board or the Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.
      12.7. Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the Board or the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Board or the Committee shall require.
      12.8. Agreement With Ameritrade. At the time of an Award to a Participant under the Plan, the Board or the Committee may require a Participant to enter into an agreement with Ameritrade (the “Agreement”) in a form specified by the Board or the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Board or the Committee may, in its sole discretion, prescribe.
      12.9. Limitation of Implied Rights.
      (a) Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan shall constitute a guarantee by the Company that the assets of such companies shall be sufficient to pay any benefits to any person.
      (b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of Ameritrade prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights.
      12.10. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.
      12.11. Gender and Number. Where the context admits, words in one gender shall include the other gender, words in the singular shall include the plural and the plural shall include the singular.
      13. Amendment and Termination. The Board may, at any time, amend or terminate the Plan, provided that, subject to subsection 5.4 (relating to certain adjustments to shares), no amendment or termination may materially adversely affect the rights of any Participant or beneficiary under any Award made under the Plan prior to the date such amendment is adopted by the Board.

Appendix H
AMERITRADE HOLDING CORPORATION
1996 DIRECTORS INCENTIVE PLAN
(As Proposed to be Amended and Restated at the 2005 Special Meeting of Stockholders)
      1. History and Purpose. Ameritrade Online Holdings Corp. (“Old Ameritrade”) established the Ameritrade Holding Corporation 1996 Directors Incentive Plan (the “Plan”) to attract and retain as non-employee directors persons whose abilities, experience and judgment can contribute to the continued progress of the company and its subsidiaries and to facilitate the directors’ ability to acquire a proprietary interest in the company. Old Ameritrade was formerly known as Ameritrade Holding Corporation. prior to the closing of the merger involving Old Ameritrade and Datek Online Holdings Corp. on September 9, 2002 (the “Merger”). As a result of the Merger, Old Ameritrade became a subsidiary of a newly formed corporation, Ameritrade Holding Corporation (“Ameritrade” or the “Company”) effective as of September 9, 2002 (the “Merger Closing Date”) and as of the Merger Closing Date Ameritrade assumed the Plan, and all outstanding obligations under the Plan. The Board of Directors of Ameritrade (the “Board”) approved this amendment and restatement, subject to stockholder approval, as of September      , 2005 (the “Restatement Date”). The following provisions constitute an amendment, restatement and continuation of the Plan as of the Restatement Date.
      2. Administration.
      2.1 Administration By Committee. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board. Notwithstanding the foregoing, no member of the Committee shall act with respect to the administration of the Plan except to the extent consistent with the exempt status of the Plan under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”).
      2.2 Authority. Subject to the provisions of the Plan, the Committee shall have the authority to (a) interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (b) correct any defect or omission and to reconcile any inconsistency in the Plan or in any payment made hereunder, and (c) make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. The determination of the Committee on matters within its authority shall be conclusive and binding on the Company and all other persons.
      3. Participation. Only Non-Employee Directors shall be eligible to participate in the Plan. As of any applicable date, a “Non-Employee Director” is a person who is serving as a director of the Company and who is not an employee of the Company or any subsidiary of the Company as of that date.
      4. Definition of Fair Market Value. For purposes of the Plan, the “Fair Market Value” of a share of common stock of the Company (“Stock”) as of any date shall be the closing market composite price for such Stock as reported on NASDAQ on that date or, if Stock is not traded on that date, on the next preceding date on which Stock was traded.
      5. Shares Subject to the Plan.
      5.1 Number of Shares Reserved. The shares of Stock with respect to which awards may be made under the Plan or which may be distributed pursuant to elections under Sections 9 or 10 of the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. Subject to the provisions of subsection 5.3, the number of shares of Stock which may be issued with respect to awards under the Plan or distributed pursuant to elections made in accordance with Section 9 or 10 of the Plan shall not exceed 2,460,000 shares in the aggregate.

      5.2 Reusage of Shares.
      (a) In the event of the exercise or termination (by reason of forfeiture, expiration, cancellation, surrender or otherwise) of any award under the Plan, that number of shares of Stock that was subject to the award but not delivered shall again be available for awards under the Plan.
      (b) In the event that shares of Stock are delivered under the Plan as a Stock Award (as defined in Section 7) and are thereafter forfeited or reacquired by the Company pursuant to rights reserved upon the award thereof, such forfeited or reacquired shares shall again be available for awards under the Plan.
      (c) Notwithstanding the provisions of paragraphs (a) or (b), the following shares shall not be available for reissuance under the Plan: (i) shares with respect to which the Non-Employee Director has received the benefits of ownership (other than voting rights), either in the form of dividends or otherwise, and (ii) shares which are surrendered in payment of the Option Price (as defined in subsection 6.3) upon the exercise of an Option.
      5.3 Adjustments to Shares Reserved. In the event of any merger, consolidation, reorganization, recapitalization, spinoff, stock dividend, stock split, reverse stock split, exchange or other distribution with respect to shares of Stock or other change in the corporate structure or capitalization affecting the Stock, the type and number of shares of stock which are or may be subject to awards under the Plan and the terms of any outstanding awards (including the price at which shares of stock may be issued pursuant to an outstanding award) shall be equitably adjusted by the Committee, in its sole discretion, to preserve the value of benefits awarded or to be awarded to Non-Employee Directors under the Plan. In determining what adjustment, if any, is appropriate pursuant to the preceding sentence, the Committee may rely on the advice of such experts as they deem appropriate, including counsel, investment bankers and the accountants of the Company.
      6. Options.
      6.1 Definitions. The grant of an “Option” under this Section 6 entitles the Non-Employee Director to purchase shares of Stock at the Option Price, subject to the terms of this Section 6. Options granted under this Section 6 shall be non-qualified stock options which are not intended to be “incentive stock options” as that term is described in section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”).
      6.2 Awards of Options. Each Non-Employee Director shall be awarded Options under this Section 6 in accordance with the following:

(a) Upon his election to the Board for his first term, each Non-Employee Director shall be awarded an Option to purchase such number of shares of Stock as determined by the Chairman of the Board; provided, however, that such award shall be approved by the Board.

(b) At such times as the Board shall determine, each Non-Employee Director shall be awarded an Option to purchase that number of shares of Stock determined by the Board and approved by the members of the Board other than those receiving the grant of an Option pursuant to this paragraph (b). In determining the number of shares of Stock subject to an Option under this paragraph (b), the Board may take into account such objective or subjective factors as it determines appropriate.
      6.3 Option Price. The price at which shares of Stock may be purchased upon the exercise of an Option (the “Option Price”) shall be not less than the greater of (i) the Fair Market Value of a share of Stock as of the date on which the Option is granted, or (ii) the par value of a share of Stock on such date.
      6.4 Exercise. Except as otherwise provided in the Plan, each Option granted to a Non-Employee Director under this Section 6 shall become exercisable in substantially equal annual installments over a period of three years, beginning with the first anniversary of the date of grant and no Option shall be exercisable after the Expiration Date (as defined in Section 8). Notwithstanding a Non-Employee

Director’s termination of service as a director, Options shall continue to vest over a period of three years unless the Non-Employee Director terminates for cause. If a Non-Employee Director’s service as a director terminates for Cause, Options shall continue to vest over a period of one year following such termination of service. The full Option Price of each share of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise and, as soon as practicable thereafter, a certificate representing the shares so purchased shall be delivered to the person entitled thereto. The Option Price shall be payable in cash or in shares of Stock (valued at Fair Market Value as of the day of exercise), or in any combination thereof.
      7. Stock Awards.
      7.1 Definition. Subject to the terms of this Section 7, a “Stock Award” under the Plan is a grant of shares of Stock to a Non-Employee Director, the vesting of which is subject to the conditions described in subsection 7.3. The period beginning on the date of the grant of a Stock Award and ending on the vesting or forfeiture of such Stock (as applicable) is referred to as the “Restricted Period”.
      7.2 Non-Discretionary Awards. Upon his election to the Board for his first term, each Non-Employee Director shall be awarded such number of shares of Stock pursuant to this Section 7 as determined by the Chairman of the Board; provided, however, that such award shall be approved by the Board; and provided further that, the Fair Market Value of the Stock awarded to a Non-Employee Director pursuant to this subsection 7.2 shall be approximately $20,000 or such other amount determined by the Board from time to time.
      7.3 Vesting. Except as otherwise provided in the Plan, the shares of Stock subject to an award under this Section 7 shall become vested in substantially equal annual installments over a period of three years, beginning with the first anniversary of the date of grant and all shares of Stock awarded pursuant to this Section 7 which are not vested on the Expiration Date shall be forfeited
      7.4 Rights with Respect to Stock. Beginning on the date of the grant of shares of Stock comprising a Stock Award, and including any applicable Restricted Period, the Non-Employee Director, as owner of such shares, shall have the right to vote such shares; provided, however, that payment of dividends with respect to Stock Awards shall be subject to the following:

(a) On and after date that a Non-Employee Director has a fully earned and vested right to the shares comprising a Stock Award, and the shares have been distributed to the Non-Employee Director, the Non-Employee Director shall have all dividend rights (and other rights) of a stockholder with respect to such shares.

(b) Prior to the date that a Non-Employee Director has a fully earned and vested right to the shares comprising a Stock Award, the Committee, in its sole discretion, may award Dividend Rights (as defined below) with respect to such shares.

(c) On and after the date that a Non-Employee Director has a fully earned and vested right to the shares comprising a Stock Award, but before the shares have been distributed to the Non-Employee Director, the Non-Employee Director shall be entitled to Dividend Rights with respect to such shares, at the time and in the form determined by the Committee.
A “Dividend Right” with respect to shares comprising a Stock Award shall entitle the Non-Employee Director, as of each dividend payment date, to an amount equal to the dividends payable with respect to a share of Stock multiplied by the number of such shares. Dividend Rights shall be settled in the same form (either cash or in shares of Stock) as dividends paid to shareholders of the Company.
      8. Expiration of Awards. The “Expiration Date” with respect to an award under the Plan means the earlier of the following dates:

(a) the ten-year anniversary of the date on which the award is granted; or

(b) the one-year anniversary of the date on which the Non-Employee Director’s service as a director of the Company terminates for cause.

      9. Payment of Retainers; Elections.
      9.1 Payment of Retainer. Subject to the terms and conditions of the Plan, for each fiscal year of the Company (the “Award Year”), each individual who is a Non-Employee Director shall be paid a retainer in an amount determined from time to time by the Board (the “Retainer”) in accordance with and subject to the following:

(a) For each Award Year, a “Cash Retainer” shall be payable to each individual who is a Non-Employee Director as of the first day of the Award Year in an amount equal to one-half of the Retainer for the Award Year; and

(b) For each Award Year, a “Stock Retainer” shall be payable to each individual who is a Non-Employee Director as of the first day of the Award Year in an amount equal to one-half of the Retainer for the Award Year, which Stock Retainer shall be payable in shares of Stock having a Fair Market Value equal to the Stock Retainer, with the Fair Market Value of any fractional share payable in cash.

(c) Notwithstanding the foregoing, if a Non-Employee Director has met the specified requirements of the Ameritrade Holding Corporation Equity Ownership and Disposition Guidelines, the Non-Employee Director may elect to receive all or any portion of the Stock Retainer in cash. The portion of a Non-Employee Director’s retainer which is paid in cash pursuant to this paragraph (c) shall be treated as part of the Cash Retainer.
Notwithstanding the foregoing, (i) the Board, in its sole discretion, may determine that an Award Year of less than 12 months is appropriate, in which case, the amount of the Retainer and any other amounts payable to a Non-Employee Director for such Award Year to which any provision of the Plan applies shall be calculated and shall be payable as determined by the Board in its sole discretion, and (ii) in no event shall the Retainer for the Award Year commencing on September 28, 2002 (the “2003 Award Year”) be payable prior to October 11, 2002.
      9.2 Elections to Receive Stock. Subject to the terms and conditions of the Plan, each Non-Employee Director may elect to forego receipt of all or any portion of the Eligible Cash Payments (as defined below) payable to him in any Award Year beginning after the date of his election and instead to receive whole shares of Stock of equivalent value to the Eligible Cash Payments so foregone (determined in accordance with subsection 9.4). An election under this subsection 9.2 to have Eligible Cash Payments paid in shares of Stock shall be valid only if it is in writing, signed by the Non-Employee Director, and filed with the Committee in accordance with uniform and nondiscriminatory rules adopted by the Committee, including, but not limited to, rules required to cause the receipt of Stock pursuant to any such election to be exempt under Rule 16b-3. For purposes of the Plan, the term “Eligible Cash Payments” means the Cash Retainer and meeting fees and committee fees that would otherwise be payable to the Non-Employee Director by the Company in cash as established, from time to time, by the Board or any committee thereof. Notwithstanding the foregoing, in no event shall any Eligible Cash Payments for the 2003 Award Year be payable prior to October 11, 2002
      9.3 Revocation of Election to Receive Stock. Once effective, an election pursuant to subsection 9.2 to receive Stock shall remain in effect for successive Award Years until it is revised or revoked. Any such revision or revocation shall be in writing, signed by the Non-Employee Director, shall be effective for the Award Year next following the date on which it is received by the Committee, or such later date specified in such notice, and shall be filed with the Committee in accordance with uniform and nondiscriminatory rules established by the Committee, including, but not limited to, rules required to cause the receipt of Stock (or the receipt of cash in lieu of Stock as previously elected) to be exempt under Rule 16b-3.

      9.4 Equivalent Amount of Stock. The number of whole shares of Stock to be distributed to any Non-Employee Director by reason of his election pursuant to subsection 9.2 to receive Stock in lieu of Eligible Cash Payments shall be equal to (rounded to the nearest whole number of shares):

(a) the amount of the Eligible Cash Payments which the Non-Employee Director has elected to have paid to him in shares of Stock;

DIVIDED BY

(b) the Fair Market Value of a share of Stock as of the date on which such Eligible Cash Payments would otherwise have been payable to the Non-Employee Director; provided, however, that in the case of Eligible Cash Payments which were payable (i) for the 2003 Award Year to individuals who were Non-Employee Directors as of the first day of the 2003 Award Year and (ii) on or prior to October 11, 2002, Fair Market Value under this paragraph (b) shall be determined as of October 1, 2002.
      10. Deferred Compensation.
      10.1 Deferral of Compensation. Subject to the terms and conditions of the Plan, each Non-Employee Director, by filing a written ‘Deferral Election’ with the Committee in accordance with uniform and nondiscriminatory rules adopted by the Committee, may elect to defer the receipt of all or any portion of the Eligible Deferral Amounts (as defined below) otherwise payable to him on or after the Effective Date until a future date (the ‘Distribution Date’) specified by the Non-Employee Director in his Deferral Election as of which payment of his Deferred Compensation Account (as defined in subsection 10.2) shall commence in accordance with subsection 10.3. If no Distribution Date is specified in a Non-Employee Director’s Deferral Election, the Distribution Date shall be deemed to be the first business day in January of the year following the date on which the Non-Employee Director ceases to be a director of the Company for any reason. A Non-Employee Director’s Deferral Election shall be effective with respect to Eligible Deferral Amounts otherwise payable to him for services rendered after the last day of the fiscal year in which such election is filed with the Committee; provided, however, that:

(a) a Deferral Election which is filed within 30 days of the date on which a director first becomes a Non-Employee Director shall be effective with respect to all Eligible Deferral Amounts otherwise payable to him for periods after the date on which the Deferral Election is filed; and

(b) by notice filed with the Committee in accordance with uniform and nondiscriminatory rules established by it, a director may terminate or modify any Deferral Election as to Eligible Deferral Amounts payable for services rendered after the last day of the fiscal year in which such notice is filed with the Committee; provided, however, that no modification may be made to the Distribution Date unless the Non-Employee Director shall file such notice with the Committee at least six months prior thereto.
Notwithstanding the provisions of paragraph (b) next above, the Committee may, in its sole discretion, after considering all of the pertinent facts and circumstances, approve a change to the Distribution Date which is requested by a Non-Employee Director less than six months prior thereto. For purposes of the Plan, the term ‘Eligible Deferral Amounts’ shall mean the Retainer (including both the Cash Retainer and the Stock Retainer) and meeting fees and committee fees that would otherwise be payable to the Non-Employee Director by the Company, all as established from time to time by the Board or any committee thereof.
      10.2 Crediting and Adjustment of Deferred Amounts. The amount of any Eligible Deferral Amounts deferred pursuant to a Non-Employee Director’s Deferral Election in accordance with subsection 10.1 (“Deferred Compensation”) shall be credited to a bookkeeping account maintained by the Company in the name of the Non-Employee Director (the “Deferred Compensation Account”), which account shall consist of two subaccounts, one known as the “Cash Subaccount” and the other as the “Company Stock Subaccount.” Any portion of the Stock Retainer and any Eligible Cash Payments that the Non-Employee Director has elected to receive in Stock pursuant to subsection 9.2 and, in each case, with respect to which the Non-Employee Director has made a Deferral Election pursuant to subsection 10.1 shall be credited to his Company Stock Subaccount. Any other Deferred Compensation shall be credited to his Cash Subaccount. A Non-Employee Director’s Deferred Compensation Account shall be adjusted as follows:

(a) As of the first day of each fiscal quarter occurring after the Effective Date (which dates are referred to herein as “Accounting Dates”), the Non-Employee Director’s Cash Subaccount shall be adjusted as follows:

(i) first, the amount of any distributions from the Cash Subaccount made since the last preceding Accounting Date shall be charged to the Cash Subaccount;

(ii) next, the balance of the Cash Subaccount after adjustment in accordance with subparagraph (i) above shall be credited with interest since the last preceding Accounting Date computed at the prime rate as reported by The Wall Street Journal for such date, or if such date is not a business day, for the next preceding business day; and

(iii) finally, after adjustment in accordance with the foregoing provisions of this subsection 10.2, the Cash Subaccount shall be credited with the Deferred Compensation otherwise payable to the Non-Employee Director since the last preceding Accounting Date which is to be credited to the Cash Subaccount.

(b) The Non-Employee Director’s Company Stock Subaccount shall be adjusted as follows:

(i) as of any date on or after the Effective Date on which Eligible Deferral Amounts would have been payable to the Non-Employee Director in Stock but for his or her Deferral Election, the Non-Employee Director’s Company Stock Subaccount shall be credited with that number of stock units (“Stock Units”) equal to the number of shares of Stock to which he would have been entitled as of the applicable date;

(ii) as of the date on which shares of Stock are distributed to the Non-Employee Director in accordance with subsection 10.3 below, the Company Stock Subaccount shall be charged with an equal number of Stock Units; and

(iii) as of the record date for any dividend paid on Stock, the Company Stock Subaccount shall be credited with that number of additional Stock Units which is equal to the number obtained by multiplying the number of Stock Units then credited to the Company Stock Subaccount by the amount of the cash dividend or the fair market value (as determined by the Board of Directors) of any dividend in kind payable on a share of Stock, and dividing that product by the then Fair Market Value of a share of Stock.

In the event of any merger, consolidation, reorganization, recapitalization, spinoff, stock split, reverse stock split, rights offering, exchange or other change in the corporate structure or capitalization of the Company affecting the Stock, each Non-Employee Director’s Company Stock Subaccount shall be equitably adjusted in such manner consistent with subsection 5.3
      10.3 Payment of Deferred Compensation Account. Except as otherwise provided in this subsection 10.3 or subsection 10.4, the balances credited to a Non-Employee Director’s Deferred Compensation Account shall each be payable to the Non-Employee Director in 10 annual installments commencing as of the Distribution Date and continuing on each annual anniversary thereof. Notwithstanding the foregoing, a Non-Employee Director may elect, by filing a notice with the Committee at least six months prior to the Distribution Date, to change the number of payments to a single payment or to any number of annual payments not in excess of ten. Each such payment shall include a cash portion, if applicable, and a Stock portion, if applicable, as follows:

(a) The cash portion to be paid as of the Distribution Date or any anniversary thereof and charged to the Cash Subaccount shall be equal to the balance of the Cash Subaccount multiplied by a fraction, the numerator of which is one and the denominator of which is the number of remaining payments to be made, including such payment.

(b) The Stock portion to be paid as of the Distribution Date or any anniversary thereof and charged to the Company Stock Subaccount shall be distributed in whole shares of Stock, the number of shares of which shall be determined by rounding to the next highest integer the product obtained by multiplying the number of Stock Units then credited to the Non-Employee Director’s Company Stock Subaccount by a fraction, the numerator of which is one and the denominator of which is the number of remaining payments to be made, including such payment.
Notwithstanding the foregoing, the Committee, in its sole discretion, may distribute all balances in any Deferred Compensation Account to a Non-Employee Director (or former Non-Employee Director) in a lump sum as of any date.
      10.4 Payments in the Event of Death. If a Non-Employee Director dies before payment of his Deferred Compensation Account commences, all amounts then credited to his Deferred Compensation Account shall be distributed to his Beneficiary (as described below), as soon as practicable after his death, in a lump sum. If a Non-Employee Director dies after payment of his Deferred Compensation Account has commenced but before the entire balance of such account has been distributed, the remaining balance thereof shall be distributed to his Beneficiary, as soon as practicable after his death, in a lump sum. Any amounts in the Cash Subaccount shall be distributed in cash and any amounts in the Stock Subaccount shall be distributed in whole shares of Stock determined in accordance with paragraph 10.3(b). For purposes of the Plan, the Non-Employee Director’s “Beneficiary” is the person or persons the Non-Employee Director designates, which designation shall be in writing, signed by the Non-Employee Director and filed with the Committee prior to the Non-Employee Director’s death. A Beneficiary designation shall be effective when filed with the Committee in accordance with the preceding sentence. If more than one Beneficiary has been designated, the balance in the Non-Employee Director’s Deferred Compensation Account shall be distributed to each such Beneficiary per capita. In the absence of a Beneficiary designation or if no Beneficiary survives the Non-Employee Director, the Beneficiary shall be the Non-Employee Director’s estate.
      11. Replacement Awards. Each holder of an award related to the common stock of Old Ameritrade which was granted pursuant to the Plan prior to the Merger Closing Date and which was outstanding as of the Merger Closing Date after giving effect to the transactions contemplated by the Merger (the “Existing Awards”), will, as of the Merger Closing Date, be automatically granted a “Replacement Award” under the Plan and the Existing Awards shall be cancelled in exchange for the Replacement Awards. The number of shares of Stock and, if applicable, the Option Price per share of Stock, subject to a Replacement Award shall be equal to the same number of shares of common stock of Old Ameritrade and, if applicable, the same Option Price per share, subject to corresponding Existing Award. Except as provided in the preceding sentence, the Replacement Awards granted pursuant to this Section 11 shall be subject to the same terms and conditions as the corresponding Existing Awards.
      12. Miscellaneous.
      12.1 Duration. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any awards under it are outstanding.
      12.2 Withholding Payments. To the extent that any Non-Employee Director would incur an obligation for Nebraska state income taxes on account of an award or payment to him under the Plan or the exercise of any award under the Plan (referred to as the “Withholding Obligation”), the Company, in its sole discretion, may make a cash payment to such Non-Employee Director in an amount such that, after payment of all federal, state or local taxes on such cash payment, the Non-Employee Director retains a cash payment equal to the Withholding Obligation.
      12.3 Limit on Distribution. Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b) To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Stock, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

      12.4 Transferability. Awards under the Plan are not transferable except as designated by a Non-Employee Director by will or by the laws of descent and distribution. To the extent that the Non-Employee Director who receives an award under the Plan has the right to exercise such award, the award may be exercised during the lifetime of the Non-Employee Director only by the Non-Employee Director.
      12.5 Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company, at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.
      12.6 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Non-Employee Director or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require. Any notice required under the Plan may be waived by the person entitled thereto.
      12.7 Agreement With the Company. At the time of an award to a Non-Employee Director under the Plan, the Committee may require a Non-Employee Director to enter into an agreement with the Company in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.
      12.8 Limitation of Implied Rights.
      (a) Neither a Non-Employee Director nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Non-Employee Director shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan shall constitute a guarantee by the Company that the assets of such companies shall be sufficient to pay any benefits to any person.
      (b) The Plan does not constitute a contract of continued service, and participation in the Plan shall not give any Non-Employee Director the right to be retained as a director of the Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights.
      12.9 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.
      12.10 Gender and Number. Where the context admits, words in one gender shall include the other gender, words in the singular shall include the plural and the plural shall include the singular.
      12.11 Source of Payments. The provisions of Sections 9 and 10 constitute only unfunded, unsecured promises of the Company to make payments to directors (or other persons) in the future in accordance with the terms of the Plan.

      12.12 Nonassignment. Neither a director’s nor any other person’s rights to payments under the Plan are subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the director.
      13. Amendment and Termination. The Board may, at any time, amend or terminate the Plan, provided that, subject to subsection 5.3 (relating to certain adjustments to shares) and subsection 10.3 (relating to lump sum payments of amounts held in a Non-Employee Director’s Deferred Compensation Account), no amendment or termination may, without the consent of the Non-Employee Director or beneficiary, if applicable, materially adversely affect the rights of any Non-Employee Director or beneficiary under any award made under the Plan or rights already accrued hereunder prior to the date such amendment is adopted by the Board.
      14. Change in Control. Notwithstanding any provision in the Plan to the contrary, upon a Change in Control, all outstanding Options will become fully exercisable and all outstanding Stock Awards shall become fully vested. For purposes of the Plan, the term “Change in Control” means a change the beneficial ownership of the Company’s voting stock or a change in the composition of the Board which occurs as follows:

(a) Any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes a beneficial owner, directly or indirectly, of stock of the Company representing 30 percent or more of the total voting power of the Company’s then outstanding stock.

(b) A tender offer (for which a filing has been made with the Securities Exchange Commission (“SEC”) which purports to comply with the requirements of Section 14(d) of the Exchange Act and the corresponding SEC rules) is made for the stock of the Company, which has not been negotiated and approved by the Board. In case of a tender offer described in this paragraph (b), the Change in Control will be deemed to have occurred upon the first to occur of (i) any time during the offer when the person (using the definition in (a) above) making the offer owns or has accepted for payment stock of the Company with 25 percent or more of the total voting power of the Company’s stock, or (ii) three business days before the offer is to terminate unless the offer is withdrawn first, if the person making the offer could own, by the terms of the offer plus any shares owned by this person, stock with 50 percent or more of the total voting power of the Company’s stock when the offer terminates.

(c) Individuals who were the Board’s nominees for election as directors of the Company immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following the election.”

AMERITRADE HOLDING CORPORATION
PROXY
FOR SPECIAL MEETING OF STOCKHOLDERS OF AMERITRADE HOLDING CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints       and      , and each of them, with full power of substitution, as proxies to represent and to vote as designated on the reverse of this card all of the shares of common stock of Ameritrade Holding Corporation which the undersigned is entitled to vote at the special meeting of stockholders to be held at      , on      , at      , local time, or at any adjournment or postponement thereof.
     This proxy may be revoked at any time before it is exercised.
     Shares of common stock of Ameritrade Holding Corporation will be voted as specified. Unless otherwise specified, this Proxy will be voted “FOR” the proposal to approve the issuance of 196,300,000 shares of Ameritrade common stock to The Toronto-Dominion Bank, referred to herein as TD, and/or one or more of TD’s affiliates, in accordance with the terms of the agreement of sale and purchase, referred to herein as the share purchase agreement, “FOR” the proposal to approve the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals, “FOR” the proposal to approve the amendment and restatement of the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan, “FOR” the proposal to approve the amendment and restatement of the Ameritrade Holding Corporation 1996 Directors Incentive Plan and “FOR” the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies on all matters if there are not sufficient votes at the time of the special meeting to approve the proposals relating to the issuance of Ameritrade common stock to TD, and/or one or more of its affiliates, in accordance with the terms of the share purchase agreement or the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals. If any other matter is properly presented at the special meeting of stockholders, this proxy will be voted in accordance with the judgment of the persons appointed as proxies.
IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE.
SEE REVERSE SIDE

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Proposal No. 1. If you wish to vote FOR or AGAINST, or to ABSTAIN with respect to, the proposal to approve the issuance of 196,300,000 shares of common stock of Ameritrade Holding Corporation (subject to adjustment for any stock dividends, stock splits or reclassifications) to TD, and/or one or more of TD’s affiliates, in accordance with the terms of the share purchase agreement and in connection with the acquisition by Ameritrade of all of the capital stock of TD Waterhouse Group, Inc., a wholly owned subsidiary of The Toronto-Dominion Bank, please do so by marking the appropriate box below.

FOR	AGAINST	ABSTAIN
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PLEASE COMPLETE 2 OR 2A-2F, BUT NOT BOTH.
2.	Proposal No. 2. If you wish to vote FOR or AGAINST, or to ABSTAIN with respect to, the proposal to approve the proposed amendment and restatement of the certificate of incorporation of Ameritrade Holding Corporation, in the form attached to the proxy statement as Appendix C, in its entirety (including ALL proposed amendments to the certificate of incorporation listed in sub-proposals 2A-2F below and as described in the proxy statement), please do so by marking the appropriate box below and skip 2A-2F below:

FOR	AGAINST	ABSTAIN
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IF YOU MARK BOTH 2 AND ANY SUB-PROPOSAL UNDER 2A-2F BELOW, ONLY YOUR VOTE ON 2 WILL COUNT AS A VOTE ON PROPOSAL NO. 2 AND ON ALL SUB-PROPOSALS.

2A-2F.	Sub-Proposals to Proposal No. 2. Alternatively, if you wish to vote separately FOR or AGAINST, or to ABSTAIN with respect to, each amendment listed in sub-proposals 2A-2F below and as described in the proxy statement and reflected in the amended and restated certificate of incorporation of Ameritrade Holding Corporation attached to the proxy statement as Appendix C, please do so by marking the appropriate box for each sub-proposal below:
2A – to approve provisions restricting the authority of TD Ameritrade to implement anti-takeover measures that would potentially conflict with the terms of the stockholders agreement entered into in connection with the acquisition of TD Waterhouse;

FOR	AGAINST	ABSTAIN
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2B – to approve the increase of the authorized number of shares of common stock, $0.01 par value per share, of TD Ameritrade from 650,000,000 to 1,000,000,000;

FOR	AGAINST	ABSTAIN
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2C – to approve a provision which prohibits action by written consent of stockholders of TD Ameritrade;

FOR	AGAINST	ABSTAIN
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2D – to approve a provision increasing the size of the TD Ameritrade board of directors from nine members to twelve members for so long as the corporate governance provisions of the stockholders agreement entered into in connection with the proposed acquisition of TD Waterhouse remain in effect, and thereafter to allow the size of the TD Ameritrade board of directors to be determined by the board of directors;

FOR	AGAINST	ABSTAIN
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2E – to approve a provision setting forth procedures for the nomination or appointment of outside independent directors to the TD Ameritrade board of directors and the maintenance of an outside independent directors committee and a non-TD directors committee;

FOR	AGAINST	ABSTAIN
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2F – to approve a provision which allocates corporate opportunities between TD Ameritrade and TD and which otherwise modifies the existing corporate opportunities provision of the certificate of incorporation.

FOR	AGAINST	ABSTAIN
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A vote FOR all items 2A-2F above constitutes a vote in favor of the amendment and restatement of the certificate of incorporation of Ameritrade Holding Corporation, in the form attached to the proxy statement as Appendix C. A vote AGAINST any of the items 2A-2F above, or an ABSTAIN vote on any of the sub-proposals 2A-2F above, will have the same effect as a vote against the acquisition of TD Waterhouse.
THE APPROVAL OF EACH OF PROPOSAL NO. 1 RELATING TO THE ISSUANCE OF AMERITRADE COMMON STOCK AND PROPOSAL NO. 2 RELATING TO THE AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION, AND EACH OF THE RELATED SUB-PROPOSALS INCLUDED IN PROPOSAL NO. 2, IS A CONDITION TO THE COMPLETION OF THE PROPOSED ACQUISITION OF TD WATERHOUSE. IF YOU WISH TO APPROVE THE ACQUISITION OF TD WATERHOUSE, YOU MUST APPROVE EACH OF PROPOSAL NO. 1 AND PROPOSAL NO. 2, OR EACH OF THE RELATED SUB-PROPOSALS INCLUDED IN PROPOSAL NO. 2.
3.	Proposal No. 3. If you wish to vote FOR or AGAINST, or to ABSTAIN with respect to the proposal to approve the amendment and restatement of the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan to reserve an additional 19 million shares of Ameritrade common stock for future issuance under the 1996 Long-Term Incentive Plan, please do so by marking the appropriate box below.

FOR	AGAINST	ABSTAIN
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4.	Proposal No. 4. If you wish to vote FOR or AGAINST, or to ABSTAIN with respect to the proposal to approve the amendment and restatement of the Ameritrade Holding Corporation 1996 Directors Incentive Plan to reserve an additional one million shares of Ameritrade common stock for future issuance under the 1996 Directors Incentive Plan, please do so by marking the appropriate box below.

FOR	AGAINST	ABSTAIN
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5.	Proposal No. 5. If you wish to vote FOR or AGAINST, or to ABSTAIN with respect to the proposal to adjourn the special meeting of stockholders to a later date or dates with respect to all matters to be voted on at the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve Proposal No. 1 relating to the issuance of Ameritrade common stock to TD, and/or one of TD’s affiliates, in accordance with the terms of the share purchase agreement and Proposal No. 2 relating to the amendment and restatement of our certificate of incorporation, including each related sub-proposal included in Proposal No. 2, please do so by marking the appropriate box below.

FOR	AGAINST	ABSTAIN
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6.	In their discretion, upon any other matter that may properly come before the special meeting of stockholders or any adjournment thereof.
The Board of Directors of Ameritrade recommends a vote “FOR” the proposal to approve the issuance of Ameritrade common stock to TD, and/or one or more of TD’s affiliates, in accordance with the terms of the share purchase agreement, “FOR” the proposal to approve the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals, “FOR” the proposal to approve the amendment and restatement of the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan, “FOR” the proposal to approve the amendment and restatement of the Ameritrade Holding Corporation 1996 Directors Incentive Plan and “FOR” the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies on all matters if there are not sufficient votes to approve the proposals relating to the issuance of Ameritrade common stock to TD, and/or one or more of TD’s affiliates, in accordance with the terms of the share purchase agreement and the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals. Such votes are hereby solicited by the Board of Directors.
The approval of each of Proposal No. 1 relating to the issuance of Ameritrade common stock and Proposal No. 2 relating to the amendment and restatement of our certificate of incorporation, including each related sub-proposal 2A-2F, is a condition to completion of the proposed acquisition of TD Waterhouse, and thus a vote against any such proposal effectively will be a vote against the transaction.

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Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, either holder may sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full titles as such. If signer is a partnership, please sign in partnership name by authorized person.
Note: If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.
To change the address on your account, please check the box at the right and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

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